As filed with the U.S. Securities and Exchange Commission on August 28, 2008

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MEDICAL SOLUTIONS MANAGEMENT INC.

(Exact Name of Registrant as Specified in Its Charter)

Nevada	3842	86-0214815
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

237 Cedar Hill Street

Marlboro, MA 01752

(508) 597-6300

(Address, Including Zip Code, and Telephone Number, Including

Area Code, of Registrant’s Principal Executive Offices)

Marshall Sterman

Chairman of the Board of Directors

237 Cedar Hill Street

Marlboro, MA 01752

(508) 597-6300

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

copies to:

Andrew B. White, Esq. Bingham McCutchen LLP 150 Federal Street Boston, Massachusetts 02110 (617) 951-8000 (telephone) (617) 951-8736 (facsimile)	John N. Giordano, Esq. Bush Ross, P.A. 1801 North Highland Avenue Tampa, Florida 33602 (813) 224-9255 (telephone) (813) 223-9620 (facsimile)	Elliot H. Lutzker, Esq. Phillips Nizer LLP 666 Fifth Avenue New York, NY 10103-0084 (212) 977-9700 (telephone) (212) 262-5152 (facsimile)

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of this Registration Statement and all conditions precedent to the acquisition of the assets of Andover Medical, Inc. and Certified Diabetic Services, Inc. by the registrant have been satisfied or waived as described in the Asset Purchase Agreement and Plan of Reorganization dated July 25, 2008.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of each class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.0001 per share	349,959,739(1)	$0.35(2)	122,485,909(2)	$4,814
Common Stock, par value $0.0001 per share	700,380,410(3)	(4)	49,772,358	1,957
Common Stock, par value $0.0001 per share	395,086,199(5)	—	—	—(6)
Series A Voting Convertible Preferred Stock, par value $0.0001 per share	5,065,800	$1.00	$5,065,800	$200(7)
Series B Voting Convertible Preferred Stock, par value $0.0001 per share	466,000	$1.00	$466,000	$19(7)
Series C Voting Convertible Preferred Stock, par value $0.0001 per share	13,950,000	$1.00	$13,950,000	549(7)

(1)

The number of shares of common stock of Medical Solutions Management Inc. to be registered has been determined based on the sum of (i) the 170,786,934 shares of Medical Solutions Management Inc.’s common stock to be issued to Andover Medical, Inc., (ii) the 111,441,356 shares of Medical Solutions Management Inc.’s common stock to be issued to Certified Diabetic Services, Inc. and (iii) the 67,731,449 shares of Medical Solutions Management Inc.’s common stock to be issued into escrow to be distributed to the common and preferred stockholders of Andover Medical, Inc. and Certified Diabetic Services, Inc. in accordance with the Escrow Agreement.

(2)

The estimate price of $0.35 per share, which is the average of the high and low prices of the common stock as reported on the Over-the-Counter Bulletin Board on August 25, 2008, is set forth solely for the purpose of calculating the fee pursuant to Rule 457(c), and has been used only for those shares without a fixed exercise price. None of such shares have been issued or are subject to outstanding warrants.

(3)

The number of shares of common stock of Medical Solutions Management Inc. to be registered has been determined based on the sum of (i) the 408,058,439 shares of Medical Solutions Management Inc.’s common stock underlying the warrants to be issued to the stockholders of Andover Medical, Inc. and (ii) the 292,321,971 shares of Medical Solutions Management Inc.’s common stock underlying the warrants to be issued to the stockholders of Certified Diabetic Services, Inc.

(4)

Pursuant to Rule 457(g), the aggregate offering price and fee have been computed upon the basis of the price at which the warrants granted may be exercised. The offering price per share set forth for such shares is the weighted average exercise price at which the warrants are exercisable.

(5)

The number of shares of common stock of Medical Solutions Management Inc. to be registered has been determined based on the sum of (i) the 125,538,155 shares of Medical Solutions Management Inc.’s common stock underlying the Medical Solutions Management Inc. preferred stock to be issued to Andover Medical, Inc. and (ii) the 269,548,044 shares of Medical Solutions Management Inc.’s common stock underlying the Medical Solutions Management Inc. preferred stock to be issued to Certified Diabetic Services, Inc.

(6)	No fee pursuant to Rule 457(i).

(7)	Pursuant to Rule 457(i), the aggregate offering price and fee have been computed upon the basis of the price on the basis of the proposed offering price of the preferred stock, of $1.00 per share.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

MEDICAL SOLUTIONS MANAGEMENT INC.

237 Cedar Hill Street, Marlboro, MA 01752

NOTICE OF STOCKHOLDER ACTION

To the Stockholders of Medical Solutions Management Inc.:

Notice is hereby given that the following actions were authorized by the board of directors of Medical Solutions Management Inc. on July 25, 2008 and approved on             by the written consent of the stockholders of Medical Solutions Management Inc. holding a majority of the shares of our outstanding voting capital stock:

(1) Approval and adoption of the Second Amended and Restated Articles of Incorporation to increase the number of authorized shares of common stock from 200,000,000 to 2,175,000,000 and the number of shares of preferred stock from 5,000,000 to 25,000,000, and to fix the designations of the preferred stock.

(2) Approval and adoption of the certain Asset Purchase Agreement and Plan of Reorganization dated July 25, 2008 by and among Medical Solutions Management Inc., Andover Medical, Inc. and Certified Diabetic Services, Inc.

(3) Approval and adoption of an Amendment to Medical Solutions Management Inc.’s 2006 Equity Incentive Plan to increase the number of shares of common stock reserved for issuance from 3,000,000 to 75,000,000.

The foregoing actions will be taken on or about             , or approximately twenty (20) days after the mailing of this notice and the enclosed joint information statement/prospectus. Only stockholders of record at the close of business on             are entitled to notice of the actions described above.

This notice and the attached joint information statement/prospectus are being circulated to advise our stockholders of certain actions already approved by written consent of the stockholders who collectively hold a majority of the outstanding shares of our voting capital stock. Pursuant to Rule 14c-2 under the Securities Exchange Act of 1934, as amended, the proposals will not be effective until approximately twenty (20) days after the date this joint information statement/prospectus is mailed to our stockholders. Therefore, this notice and the enclosed joint information statement/prospectus are being sent to you for informational purposes only.

WE ARE NOT ASKING YOU FOR A PROXY AND

YOU ARE REQUESTED NOT TO SEND US A PROXY

By Order of the Board of Directors

/s/ MARSHALL STERMAN
Marshall Sterman Chairman of the Board of Directors

Marlboro, Massachusetts

                    , 2008

ADDITIONAL INFORMATION

This joint information statement/prospectus incorporates important business and financial information about Medical Solutions Management Inc. that is not included in or delivered with this document. Medical Solutions Management Inc. is subject to the information reporting requirements of the Securities Exchange Act of 1934, as amended. As a result, Medical Solutions Management Inc. files annual, quarterly and special reports and other documents with the SEC. These reports, proxy statements and other documents may be inspected and copied at the pubic reference facilities maintained by the SEC at 100 F Street NE, Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on their public reference facilities. In addition, the SEC maintains a web site that contains reports, proxy and informational statements and other information regarding companies that file electronically with the SEC, including Medical Solutions Management Inc. The address of the SEC’s web site is http://www.sec.gov. This information is also available to you without charge upon your written or oral request to:

Medical Solutions Management Inc.

c/o Corporate Secretary

237 Cedar Hill Street

Marlboro, MA 01752

(508) 597-6300 (telephone)

(508) 481-2174 (facsimile)

Multiple Copies of Information Statements to Stockholders

Only one copy of this joint information statement/prospectus is being delivered to multiple security holders sharing one address, unless we have received contrary instructions. Upon request, we will promptly deliver a separate copy of the joint information statement/prospectus to a stockholder at a shared address to which one copy was delivered. To make such a request, please contact in writing or by phone, our Corporate Secretary, c/o Medical Solutions Management Inc., 237 Cedar Hill Street, Marlboro, Massachusetts, 01752, telephone number (508) 597-6300. If you received more than one copy of this joint information statement/prospectus and wish to reduce the number of reports you receive in the future, we will discontinue the mailing of reports on the accounts you select upon your request to the Corporate Secretary at the foregoing address.

Cost of Information Statement Solicitation

Medical Solutions Management Inc. will pay the cost of the distribution of this joint information statement/prospectus. As required by the SEC, we also will reimburse brokerage firms and other custodians, nominees and fiduciaries for their expenses incurred in sending this joint information statement/prospectus to beneficial owners of our common stock.

Stockholder Account Maintenance

Our transfer agent is Action Stock Transfer Corp. All communications concerning accounts of stockholders of record, including address changes, name changes, inquiries as to requirements to transfer Medical Solutions Management Inc.’s stock and similar issues, can be handled by Action Stock Transfer Corp., telephone number (801) 274-1088.

For other information regarding Medical Solutions Management Inc., you can visit our web site at www.medsmi.com. We make our web site content available for information purposes only. It should not be relied upon for investment purposes, nor is it incorporated by reference into this joint information statement/prospectus.

The information contained in this joint information statement/prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is declared effective. This joint information statement/prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED AUGUST 28, 2008.

MEDICAL SOLUTIONS MANAGEMENT INC.

1,445,426,348 shares of common stock of Medical Solutions Management Inc.

5,065,800 shares of Series A Voting Convertible Preferred Stock of Medical Solutions Management Inc.

466,000 shares of Series B Voting Convertible Preferred Stock of Medical Solutions Management Inc.

13,950,000 shares of Series C Voting Convertible Preferred Stock of Medical Solutions Management Inc.

We are pleased to report that the boards of directors of each of Medical Solutions Management Inc., which we refer to as MSMT, Certified Diabetic Services, Inc., which we refer to as CDIP, and Andover Medical, Inc., which we refer to as Andover, have unanimously approved a transaction for the acquisition of substantially all of the assets, and assumption of substantially all of the liabilities, of Andover and CDIP by MSMT pursuant to the terms of an Asset Purchase Agreement and Plan of Reorganization, dated July 25, 2008, which we refer to as the Reorganization Agreement. Pursuant to the Reorganization Agreement, MSMT will issue, in exchange for substantially all of the assets of Andover and CDIP, shares of MSMT common stock and preferred stock to Andover and CDIP, which shares will be subsequently distributed to the stockholders of Andover and CDIP. Each of MSMT, Andover and CDIP will survive the transaction.

Upon completion of the transaction, MSMT stockholders will continue to own their existing shares of MSMT common stock and preferred stock.

MSMT common stock trades on the Over-the-Counter Bulletin Board, under the symbol MSMT:OB. On August 20, 2008, the closing price of MSMT common stock was $0.35.

We encourage you to read this joint information statement/prospectus, including the section entitled “Risk Factors” beginning on page 16.

The stockholders of MSMT holding a majority of our outstanding stock have approved the transactions contemplated in this joint information statement/prospectus with the respective votes required. This information is being provided to you for informational purposes only.

Sincerely,

/s/ MARSHALL STERMAN
Marshall Sterman
Chairman of the Board of Directors
Medical Solutions Management Inc.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this joint information statement/prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This joint information statement/prospectus is dated                     , 2008, and is first being mailed to MSMT stockholders on or about                     , 2008.

i

TABLE OF CONTENTS—(continued)

TABLE OF CONTENTS—(continued)

TABLE OF CONTENTS—(continued)

QUESTIONS AND ANSWERS ABOUT THE PROPOSALS

The following are some questions that you, as a stockholder of MSMT, Andover or CDIP, may have regarding the proposals. These questions and answers, as well as the following summary, are not meant to be a substitute for the information contained in the remainder of this joint information statement/prospectus, and this joint information statement/prospectus is qualified in its entirety by the more detailed description and explanations contained elsewhere in this document. We urge you to read this document in its entirety.

Q:	Why am I receiving this joint information statement/prospectus?

A:	This document is being provided to you as a stockholder of MSMT by the board of directors of MSMT in connection with MSMT’s proposed acquisition of substantially all of the assets, and assumption of substantially all of the liabilities, of Certified Diabetic Services, Inc., which we refer to as CDIP, and Andover Medical, Inc., which we refer to as Andover, pursuant to the terms of the Asset Purchase Agreement and Plan of Reorganization, dated July 25, 2008. This agreement is referred to as the Reorganization Agreement and the transaction contemplated thereby as the Reorganization, which are more fully described in this joint information statement/prospectus. A copy of the Reorganization Agreement is attached to this joint information statement/prospectus as Appendix A, which we encourage you to review.

In order to consummate the Reorganization Agreement, MSMT’s stockholders holding a majority of MSMT’s outstanding voting capital stock have approved (a) a proposal to approve the Reorganization Agreement, (b) a proposal to amend and restate MSMT’s charter to increase its authorized capital stock, and (c) a proposal to amend MSMT’s equity incentive plan to increase the number of shares authorized for issuance pursuant to such plan.

In lieu of holding a stockholder meeting with respect to the foregoing, stockholder action has been taken by written consent of the stockholders of MSMT. Stockholders holding the requisite vote of MSMT’s outstanding voting capital stock necessary to approve the proposals voted in favor of all the proposals on                     . As a result, your proxy is not being solicited.

This joint information statement/prospectus contains important information about the proposals and the Reorganization. You should read it carefully to understand how the Reorganization will affect you.

Q:	What is the transaction?

A:	Andover is a supplier of durable medical equipment, or DME, and orthopedic supplies. CDIP is a direct-to-consumer mail-order distributor of diabetic testing and medical supplies. MSMT has agreed to purchase substantially all of the assets, and assume substantially all of the liabilities, of Andover and CDIP, pursuant to the terms of the Reorganization Agreement. In acquiring the assets of Andover and CDIP, MSMT will acquire Andover’s two wholly-owned subsidiaries, Rainer Surgical Incorporated and Ortho-Medical Products, Inc., and will acquire CDIP’s five wholly-owned subsidiaries, CDS Pharmacies, Inc., CDS Health Management, Inc., Certified Diabetic Supplies Inc., CDS Medical Supplies, Inc. and Diabetic Plus, Inc.

MSMT will acquire substantially all of the assets of Andover in exchange for 170,786,934 shares of MSMT common stock and preferred stock convertible into 125,538,155 shares of MSMT common stock to be issued to Andover, which shares will be subsequently distributed to the stockholders of Andover. In addition, all warrants and options outstanding immediately prior to the Reorganization exercisable for common stock of Andover, will become, pursuant to the terms of such warrants and options, exercisable for, in the aggregate, 437,526,729 shares of common stock of MSMT after the consummation of the Reorganization Agreement.

MSMT will acquire substantially all of the assets of CDIP in exchange for 111,441,356 shares of MSMT common stock and preferred stock convertible into 269,548,044 shares of MSMT common stock to be issued to CDIP, which shares will be subsequently distributed to the stockholders of CDIP. In addition, all warrants and options outstanding immediately prior to the Reorganization exercisable for common stock of CDIP, will become, pursuant to the terms of such warrants and options, exercisable for, in the aggregate, 315,641,609 shares of common stock of MSMT after the consummation of the Reorganization Agreement.

Upon the closing of the Reorganization Agreement, MSMT will place 67,731,449 shares of MSMT common stock in escrow, to be subsequently distributed to the preferred and common stockholders of Andover and CDIP upon satisfaction of certain conditions described in the Reorganization Agreement.

No cash will be paid by MSMT to Andover or CDIP, or to the stockholders of Andover or CDIP, for the purchase of their assets.

Q:	Why are MSMT, Andover and CDIP approving the Reorganization Agreement?

A:	MSMT, Andover and CDIP are each approving the Reorganization Agreement because they believe the resulting combination will create a stronger, more competitive company capable of achieving greater financial strength, administrative efficiencies, growth potential and stockholder value than each company would have on its own.

Q:	What is being approved?

A.	There are three proposals which the MSMT stockholders holding a majority of the outstanding MSMT voting capital stock have approved and adopted. The first proposal is to approve and authorize the Reorganization Agreement and the transactions contemplated thereby. We refer to this proposal as the Reorganization Agreement Proposal. See the section entitled “Proposal 1: The Reorganization Agreement” beginning on page 30 of this joint information statement/prospectus.

The second proposal is to approve and authorize the amending and restating of MSMT’s charter to increase its authorized capital stock and fix the designation, rights and preferences of its preferred stock. In order to consummate the transactions contemplated by the Reorganization Agreement, the authorized capital stock of MSMT must be increased so MSMT will have sufficient authorized capital stock to issue the required securities to Andover and CDIP in connection with the Reorganization. We refer to this proposal as the Amended and Restated Charter Proposal. See the section entitled “Proposal 2: Approval and Adoption of the Second Amended and Restated Articles of Incorporation” beginning on page 30 of this joint information statement/prospectus.

The third proposal is to approve and authorize an amendment to MSMT’s equity incentive plan to increase the number of shares available for issuance. As a condition to completion of the Reorganization, directors, officers, employees and consultants of Andover and CDIP holding options issued pursuant to Andover’s and CDIP’s long-term incentive plans will be exchanged for options issued under MSMT’s equity incentive plan. We refer to this proposal as the EIP Amendment Proposal. See the section entitled “Proposal 3: Amendment to Medical Solutions Management Inc.’s 2006 Equity Incentive Plan” beginning on page 31 of this joint information statement/prospectus.

Q:	What vote is required to approve the Reorganization Agreement Proposal, the Amended and Restated Charter Proposal, and the EIP Amendment Proposal?

A:	The affirmative vote of holders of at least a majority of outstanding shares of MSMT’s capital stock entitled to vote is required to approve and authorize the Reorganization Agreement Proposal, the Amended and Restated Charter Proposal and the EIP Amendment Proposal.

In lieu of holding a stockholder meeting with respect to the foregoing, stockholder action has been taken by written consent. Stockholders who collectively held in excess of 50% of MSMT’s issued and outstanding shares of capital stock on             and entitled to vote on the proposals have voted in favor of the Reorganization Agreement Proposal, the Amended and Restated Charter Proposal and the EIP Amendment Proposal. Therefore, we are not asking for your proxy and you are requested not to send a proxy.

Q.	What will I receive as a consequence of the proposed Reorganization?

A.	MSMT’s stockholders will not receive any cash or securities as a consequence of the Reorganization. MSMT’s stockholders will continue to hold the shares of MSMT common stock and preferred stock that they owned prior to the consummation of the Reorganization Agreement and, as a consequence of the Reorganization Agreement, MSMT will own substantially all of the assets and assume substantially all of the liabilities of Andover and CDIP.

At the closing of the Reorganization Agreement, MSMT will issue and place in escrow 67,731,449 shares of MSMT common stock, to be subsequently distributed to the preferred and common stockholders of Andover and CDIP based upon the respective performance of each of Andover and CDIP in achieving revenue and earnings targets during the fiscal year ending December 31, 2008. It is anticipated that the shares placed in escrow will be distributed during the second quarter of 2009.

Q:	How will the Reorganization affect my holdings, as a stockholder of MSMT?

A:	In connection with the Reorganization, MSMT will issue to CDIP 111,441,356 shares of MSMT common stock, and preferred stock convertible into 269,548,044 shares of MSMT common stock. In addition, MSMT will issue to Andover 170,786,934 shares of MSMT common stock, and preferred stock convertible into 125,538,155 shares of MSMT common stock. As soon as practicable after the Reorganization, Andover and CDIP will distribute such MSMT common stock and preferred stock to their respective stockholders.

The holders of capital stock of MSMT prior to the Reorganization will be significantly diluted. As of July 31, 2008, prior to the Reorganization, MSMT had 58,218,007 shares of common stock outstanding. Immediately after the Reorganization, the former stockholders of CDIP will own approximately forty-five percent (45.0%) of the outstanding capital stock of MSMT, the former stockholders of Andover will own approximately thirty-five percent (35.0%) of the outstanding capital stock of MSMT, and the existing stockholders of MSMT will own approximately twenty percent (20.0%) of MSMT’s outstanding capital stock (in each case, calculated immediately following the closing of the Reorganization Agreement and after giving effect to the conversion or exercise of all outstanding shares of MSMT preferred stock and all convertible debentures of MSMT which are convertible into shares of MSMT common stock, but excluding any shares of MSMT common stock issuable upon exercise of warrants or options of MSMT).

The percentages referred to in the preceding paragraph do not include 67,731,449 shares of MSMT common stock to be placed in escrow and subsequently distributed to the preferred and common stockholders of Andover and CDIP based upon the respective performance of each of Andover and CDIP in achieving revenue and earnings targets during the fiscal year ending December 31, 2008.

Q.	How will the Reorganization affect holders of warrants and stock options?

A.	As of July 31, 2008, MSMT had warrants issued and outstanding exercisable for 9,254,736 shares of common stock, debentures issued and outstanding exercisable for 31,220,000 shares of its common stock and options issued and outstanding exercisable for 955,000 shares of common stock. In addition, MSMT has agreed to issued warrants exercisable for an aggregate of 249,271,846 shares of its common stock upon the filing and effectiveness of the Amended and Restated Charter. The shares issuable upon exercise of such outstanding warrants and options will not be affected by the Reorganization.

All warrants issued by Andover or CDIP and outstanding immediately prior to the Reorganization (such outstanding warrants being currently exercisable for 242,755,972 shares of common stock of Andover and CDIP, in the aggregate) will become, pursuant to the terms of such warrants, exercisable for 700,380,410 shares of common stock of MSMT, in the aggregate. In addition, all options outstanding immediately prior to the Reorganization (such outstanding options currently being exercisable for 18,645,000 shares of common stock of Andover and CDIP, in the aggregate) will be exchanged for options pursuant to MSMT’s equity incentive plan and will become exercisable for 52,787,928 shares of common stock of MSMT, in the aggregate.

Q.	Who will manage MSMT after the consummation of the Reorganization?

A.	Lowell M. Fisher, Jr., who is currently Interim Chief Executive Officer of MSMT, and Chief Executive Officer of the five subsidiaries being acquired from CDIP, will, after the Reorganization, become Chief Executive Officer of MSMT, and will continue to serve as Chief Executive Officer of each of the subsidiaries formerly owned by CDIP. Edwin A. Reilly, who is currently Chief Executive Officer of the two subsidiaries being acquired from Andover, will, after the Reorganization, continue to be Chief Executive Officer of the former Andover subsidiaries. James Shanahan, who is currently Chief Financial Officer of Andover, will become Chief Financial Officer of MSMT. See the section entitled “Management of MSMT Following the Reorganization” beginning on page 139.

Q.	What will be the make-up of the Board of Directors following the Reorganization?

A:	Pursuant to the Reorganization Agreement, the parties have agreed that the MSMT board of directors shall take such actions necessary, upon the closing of the Reorganization, to increase the size of the board of directors to nine members, and to elect Lowell M. Fisher, Shad Stastney, Christopher D. Phillips, Edwin A. Reilly, one designee of Frank Magliochetti, two designees of Vicis and two additional independent directors. As the holder of a majority of the outstanding Series D Preferred Stock, Vicis is separately entitled to elect four members to the board of directors. The parties anticipate electing Lowell M. Fisher, Shad Stastney, Christopher D. Phillips, Edwin A. Reilly, Harry McCoy, Ph.D., and four other directors upon the closing of the Reorganization, although such elections cannot be assured until the appropriate corporate actions are taken. Robert G. Coffill, Jr., Marshall Sterman and David M. Barnes, each of whom is currently a member of MSMT’s board of directors, will resign effective immediately upon consummation of the Reorganization. The only current member of MSMT’s board of directors that we anticipate serving on the board of directors of MSMT after the Reorganization is Shad Stastney. See the section entitled “Management of MSMT Following the Reorganization” beginning on page 139.

Q:	Do persons involved in the Reorganization have interests that may conflict with mine?

A:	Yes. When considering the recommendations of the board of directors of each of MSMT, Andover and CDIP, you should be aware that certain directors and officers have interests in the Reorganization that are different from, or are in addition to, your interests as a stockholder of MSMT. These interests may include rights under employment agreements, stock option plans or other interests that are triggered by the transaction as well as indemnification and liability insurance benefits. See “Material Contracts with Andover and CDIP” on page 136 for additional information.

Q:	What are the federal income tax consequences of the Reorganization to MSMT stockholders?

A:	As structured, the Reorganization should not create any tax consequences for any MSMT stockholder, as the MSMT stockholders are not receiving any consideration in the transaction.

Q:	Am I entitled to dissenters’ rights?

A:	Under Nevada law, you are not entitled to dissenters’ rights in connection with the Reorganization Agreement.

Q:	Are there any risks I should consider in evaluating the Reorganization Agreement?

A:	Yes. In evaluating the Reorganization, you should carefully consider the factors discussed in the section of this joint information statement/prospectus titled “Risk Factors” beginning on page 16.

Q:	When is the Reorganization expected to be completed?

A:

We expect to complete the Reorganization approximately twenty (20) days after the mailing of this joint information statement/prospectus and after we receive all necessary regulatory approvals and the requisite stockholder approval of Andover and CDIP. We currently expect this to occur during the fourth quarter of

2008. Satisfying some of the conditions to closing the Reorganization Agreement, such as receiving certain governmental clearances or approvals, are not entirely within our control. If all the conditions to completion of the Reorganization Agreement are not satisfied during the fourth quarter of 2008, we expect to complete the Reorganization as soon as practicable once the conditions are satisfied. However, if the Reorganization Agreement has not closed by December 31, 2008, the parties may choose to terminate the Reorganization Agreement.

Q:	What do I need to do now?

A:	MSMT urges you to read carefully and consider the information contained in this joint information statement/prospectus, including the appendices, and to understand how the Reorganization will affect you as a stockholder of MSMT. Because stockholder action with respect to the foregoing has been taken by written consent of the stockholders of MSMT, we are not soliciting your proxy and you do not need to vote.

Q.	Do I need to send in my stock certificates?

A.	No. MSMT stockholders do not need to submit their stock certificates now or after the Reorganization because their shares will not be converted or exchanged in connection with consummation of the Reorganization Agreement.

Q:	Are there any conditions that must be satisfied prior to the completion of the Reorganization?

A:	Yes. There are a number of conditions that must be satisfied before the completion of the Reorganization, some of which are outside the parties’ control, including conditions with respect to the approval by Andover’s and CDIP’s stockholders and other regulatory matters. See “The Reorganization Agreement—Conditions to Completion of the Reorganization” beginning on page 36.

Q:	Who should I call if I have questions?

A:	If you have any questions about the Reorganization, or need additional copies of this joint information statement/prospectus, you should contact the following persons: Edwin A. Reilly, Chief Executive Officer at (978) 557-1001 if you are a stockholder of Andover; Lowell M. Fisher, Jr., Chief Executive Officer at (239) 430-5000 if you are a stockholder of CDIP; and Marshall Sterman, Chairman of the Board of Directors at (508) 597-6300 if you are a stockholder of MSMT.

SUMMARY OF JOINT INFORMATION STATEMENT/PROSPECTUS

The following is a summary that highlights certain information contained in this joint information statement/prospectus. This summary may not contain all of the information that may be important to you. For a more complete description of the Reorganization, we encourage you to read carefully this entire joint information statement/prospectus, including the attached appendices.

Cautionary Statement About Forward-Looking Statements:

This joint information statement/prospectus, including information included with, or incorporated by reference into, this joint information statement/prospectus, contains forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward looking statements include, but are not limited to, statements about (a) the financial condition, results of operations and business operations of MSMT and the subsidiaries of Andover and CDIP; (b) the benefits of the Reorganization to MSMT, Andover and CDIP, including future financial and operating results, costs savings and increases in reported earnings that may be realized by the Reorganization; (c) the expected tax consequences of the Reorganization; (d) the plans, objections, expectations, intentions and other statements contained in this filing that are not historical facts; and (e) other statements identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” and similar expressions may identify forward-looking statements. These forward looking statements are based on current beliefs and expectations of each company and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from the anticipated results discussed in these forward looking statements. Factors that could cause actual results to differ materially from those expressed in such forward looking statements are discussed in the “Risk Factors” section beginning on page 16. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. You are cautioned not to place undue reliance on these statements, which speak only as to the date of this joint information statement/prospectus or, in the case of documents incorporated by reference, the date of such documents.

The Companies

Medical Solutions Management Inc.

237 Cedar Hill Street

Marlboro, Massachusetts 01752

(508) 597-6300

Medical Solutions Management Inc., a Nevada corporation, is a provider of orthopedic and podiatric durable medical equipment, specializing in the provision of services and products using a turnkey program. Through that program, MSMT enables orthopedic and podiatric practices to dispense an array of orthotics and limited durable medical equipment directly to their patients during office visits. The system, which is transportable to other types of medical practices, also provides billing services, inventory management and insurance verifications. MSMT’s mission is to use the turnkey program to improve the quality of care and compliance for all orthopedic and podiatric patients.

MSMT has no operations and acts solely as the holding company of its operating company, OrthoSupply Management, Inc., a wholly owned subsidiary of MSMT. OrthoSupply Management, Inc., which we refer to as OrthoSupply, was incorporated in August 2005. Prior to February 2005, OrthoSupply had no operations, but the management team was in the research and development phase of determining a market need for the services intended to be offered by OrthoSupply. In February 2005, OrthoSupply began to market and sell its turnkey program. On December 30, 2005, OrthoSupply merged with one of our former subsidiaries and as a result became our wholly-owned subsidiary.

Andover Medical, Inc.

510 Turnpike Street, Suite 204

North Andover, MA 01845

(978) 557-1001

Andover Medical, Inc., a Delaware corporation, is a publicly traded company and was incorporated in Delaware on September 9, 2005 under the name Snow & Sail Sports, Inc. Traded on the Over-the-Counter Bulletin Board under the symbol ADOV, it was formed to engage in the business of distributing procedure specific durable medical equipment, which we refer to as DME, and service segments of the orthopedic and podiatric physician care markets in the United States. DME is a specific type of medical equipment prescribed by physicians for home use that provides therapeutic benefits or helps patients perform physical tasks they would otherwise not be able to accomplish. Andover intends to establish a nationwide distribution network and plans to offer physicians the largest selection of competitively priced brand-name DME and treatment products.

On August 31, 2006, Andover entered into a reorganization agreement pursuant to which Andover sold its then-existing business (including all of its assets and liabilities), which involved providing one-day ski trips within the New England area, to former management and changed its corporate name and business to Andover, the name under which the corporation currently operates.

Certified Diabetic Services, Inc.

3030 Horseshoe Drive South, Suite 200

Naples, Florida 34104

(239) 439-5000

Certified Diabetic Services, Inc., a Delaware corporation, was incorporated in Florida on September 28, 1995 and subsequently re-domiciled in Delaware in 1997. CDIP is a national direct-to-consumer mail-order distributor of diabetic testing and medical supplies to over 12,000 diabetic customers in the United States. These products include home blood glucose monitors, test strips, control solution, lancets and lancing devices used for testing the blood sugar levels of diabetics, as well as insulin and syringes. CDIP’s sales revenues are primarily generated from reimbursements by Medicare and private insurance carriers. CDIP has increased its customers through contracts with preferred provider organizations, third-party health plan administrators, self-insured plans, managed care programs and other similar groups. Pursuant to these contracts, CDIP provides diabetes test products to participants in, or members of, these groups at a specified price or reimbursement formula.

The Reorganization

The board of directors of each of MSMT, Andover and CDIP unanimously approved and recommended for stockholder approval a proposal to consummate the Asset Purchase Agreement and Plan of Reorganization, dated July 25, 2008, by and among Certified Diabetic Services, Inc., Andover Medical Inc., and Medical Solutions Management Inc. In the Reorganization, MSMT will acquire substantially all of the assets and assume substantially all of the liabilities of Andover and CDIP, in exchange for MSMT’s issuance of (a) 282,228,290 shares of MSMT common stock, (b) 5,065,800 shares of MSMT’s Series A Preferred Stock, which, in the aggregate, will be convertible into 61,948,527 shares of common stock of MSMT, (c) 466,000 shares of MSMT’s Series B Preferred Stock, which, in the aggregate, will be convertible into 1,848,121 shares of common stock of MSMT, and (d) 13,950,000 shares of MSMT’s Series C Preferred Stock, which, in the aggregate, will be convertible into 331,289,552 shares of common stock of MSMT. Additionally, all options and warrants outstanding immediately prior to the Reorganization exercisable for common stock of Andover and CDIP, will become, pursuant to the terms of such warrants and options, exercisable for, in the aggregate, 753,168,338 shares of common stock of MSMT after the Reorganization. Moreover, MSMT will issue 67,731,449 shares of common stock to be placed in escrow, and subsequently distributed to the common and preferred stockholders of Andover and CDIP based upon the respective performance of each of Andover and CDIP in achieving revenue and earnings targets during the fiscal year ending December 31, 2008.

The companies are reorganizing because they believe the resulting combination will create a stronger, more competitive company capable of achieving greater financial strength, administrative efficiencies, growth potential and stockholder value than any of the individual companies would have on their own.

What You Will Receive In the Reorganization; Acquisition Consideration; Fractional Shares

Pursuant to the terms of the Reorganization Agreement, MSMT will issue 369,441,539 shares of its capital stock to Andover and CDIP in exchange for substantially all of the assets of Andover and CDIP.

As soon as practicable after this registration statement is declared effective, (a) CDIP will distribute (i) the MSMT common stock it receives pursuant to the Reorganization to CDIP common stockholders on a pro-rata basis; (ii) the MSMT Series B Preferred Stock it receives pursuant to the Reorganization to holders of CDIP Series B Preferred Stock on a pro-rata basis; and (iii) the MSMT Series C Preferred Stock it receives pursuant to the Reorganization to holders of CDIP Series C Preferred Stock and Series D Preferred Stock, on a pro-rata basis; and (b) Andover will distribute (i) the MSMT common stock it receives pursuant to the Reorganization to Andover common stockholders on a pro-rata basis; (ii) the MSMT Series A Preferred Stock it receives pursuant to the Reorganization to holders of Andover Series A Preferred Stock on a pro-rata basis; and (iii) the MSMT Series C Preferred Stock it receives pursuant to the Reorganization to holders of Andover Series B Preferred Stock, Series D Preferred Stock and Series E Preferred Stock, on a pro-rata basis. There will not be any fractional shares of MSMT capital stock distributed in connection with the Reorganization Agreement. Any fractional shares will be rounded down to the next whole share.

Additionally, upon closing of the Reorganization Agreement, all issued and outstanding options and warrants to purchase shares of Andover and CDIP common stock will become exercisable for shares of common stock of MSMT and will continue to be governed by substantially similar terms and conditions as were applicable to the securities prior to the effective date of the Reorganization Agreement. For each one share of CDIP common stock issuable upon exercise of an outstanding option or warrant issued by CDIP, such warrant or option holder shall be entitled to receive approximately 1.98 shares of MSMT common stock upon exercise of such warrant or option after the Reorganization. For each one share of Andover common stock issuable upon exercise of an outstanding option or warrant issued by Andover, such warrant or option holder shall be entitled to receive approximately 4.28 shares of MSMT common stock upon exercise of such warrant or option after the Reorganization.

MSMT’s stockholders will not receive any cash or securities as a consequence of the Reorganization. MSMT’s stockholders will continue to hold the shares of MSMT common stock and preferred stock that they owned prior to the consummation of the Reorganization and, as a consequence of the Reorganization, MSMT will own substantially all of the assets and assume substantially all of the liabilities of Andover and CDIP, including the wholly-owned subsidiaries of each.

MSMT’s Board of Directors after the Reorganization

Pursuant to the Reorganization Agreement, the parties have agreed that the MSMT board of directors shall take such actions necessary, upon the closing of the Reorganization, to increase the size of the board of directors to nine members, and to elect Lowell M. Fisher, Shad Stastney, Christopher D. Phillips, Edwin A. Reilly, one designee of Frank Magliochetti, two designees of Vicis and two additional independent directors. As the holder of a majority of the outstanding Series D Preferred Stock, Vicis is separately entitled to elect four members to the board of directors. The parties anticipate electing Lowell M. Fisher, Shad Stastney, Christopher D. Phillips, Edwin A. Reilly, Harry McCoy, Ph.D., and four other directors upon the closing of the Reorganization, although such elections cannot be assured until the appropriate corporate actions are taken. Robert G. Coffill, Jr., Marshall Sterman and David M. Barnes, each of whom is currently a member of MSMT’s board of directors, will resign effective immediately upon consummation of the Reorganization. The only current member of MSMT’s board of directors that we anticipate serving on the board of directors of MSMT after the Reorganization is Shad Stastney. See the section entitled “Management of MSMT Following the Reorganization” beginning on page 139.

MSMT’s Approval of the Reorganization; MSMT’s Reasons for the Reorganization; Recommendation of MSMT’s Board of Directors

MSMT’s board of directors approved the Reorganization Agreement by unanimous written consent on July 25, 2008 and recommended that the Reorganization Agreement and the transactions contemplated thereby be approved and adopted by its stockholders holding a majority of the outstanding voting capital stock. MSMT’s board of directors believes that the Reorganization Agreement and related proposals are advisable, fair to, and in the best interest of the stockholders of MSMT. In reaching its decision, MSMT’s board of directors considered a number of factors, which are described in more detail in the section of this joint information statement/prospectus entitled “MSMT’s Reasons for the Reorganization.” MSMT’s board of directors did not assign relative weights to the factors described in that section or the other factors considered by it. In addition, MSMT’s board of directors did not reach any specific conclusion on each factor considered, but conducted an overall analysis of these factors.

Andover’s Approval of the Reorganization; Andover’s Reasons for the Reorganization; Recommendation of Andover’s Board of Directors

Andover’s board of directors approved the Reorganization Agreement at a meeting held on July 15, 2008, after Andover’s senior management discussed with them the business, assets, liabilities, actual and projected results of operations and financial performance of MSMT, the complementary nature of certain of MSMT’s products, services and capabilities and the products and services of Andover and CDIP, the expectation that Andover and CDIP could be readily integrated with MSMT, and the potential benefits that could be realized as a result of such integration.

CDIP’s Approval of the Reorganization; CDIP’s Reasons for the Reorganization; Recommendation of CDIP’s Board of Directors

CDIP’s board of directors approved the Reorganization by unanimous written consent on July 25, 2008, after CDIP’s senior management discussed with them the business, assets, liabilities, actual and projected results of operations and financial performance of MSMT, the complementary nature of certain of MSMT’s products, services and capabilities and the products and services of Andover and CDIP, the expectation that Andover and CDIP could be readily integrated with MSMT, and the potential benefits that could be realized as a result of such integration.

Conditions to the Reorganization

The obligations of the companies to consummate the Reorganization are conditioned upon each company’s representations and warranties being true and correct as of the date of closing, and the other parties having complied in all material respects with such party’s covenants in the Reorganization Agreement. In addition, the parties’ obligations to consummate the Reorganization are further conditioned on:

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the absence of any statute, rule, order, decree, regulation or injunction of any United States court, or governmental authority that precludes, prohibits, restrains or enjoins the consummation of the Reorganization or makes the consummation of the Reorganization illegal;

•	the filing and effectiveness of the Amended and Restated Charter with the Nevada Secretary of State;

•	the stockholders of each of Andover, CDIP and MSMT having adopted and approved the Reorganization Agreement in accordance with applicable state law;

•

the companies having obtained from any governmental authority or any other third party any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by the companies or their respective subsidiaries;

•

the continuing effectiveness of the registration statement of which this joint information statement/prospectus forms a part, and the material compliance with all other applicable state securities laws;

•	the continued listing of MSMT common stock on the Over-the-Counter Bulletin Board maintained by the Financial Industry Regulatory Authority; and

•	the termination of certain existing registration rights agreements identified in the Reorganization Agreement.

Termination

The Reorganization Agreement may be terminated by any party if (a) the Reorganization is not consummated by December 31, 2008; (b) any order permanently enjoining, restraining or otherwise prohibiting the Reorganization exists; (c) any constituent company’s stockholders fail to adopt and approve the Reorganization Agreement at the special meeting of each company called for the purpose of considering and voting on the approval and adoption of the Reorganization Agreement and the transactions contemplated thereby (or, if applicable, such approval has not been obtained by written consent); (d) the board of directors of a constituent company withdraws, amends or modifies its recommendation in favor of the approval and adoption of the Reorganization Agreement; (e) the board of directors of any constituent company fails to reject or approves or recommends any Superior Offer (as such term is defined in the Reorganization Agreement) to its stockholders; (f) any constituent company enters into any letter of intent or any agreement, contract or commitment accepting any Superior Offer; (g) a tender or exchange offer relating to a constituent company’s securities has been commenced by a person unaffiliated with the other constituent companies; or (h) any other party breaches or fails to perform, in any material respect, any of its representations, warranties, covenants or other agreements contained in the Reorganization Agreement; or if any event or events have occurred which, individually or in the aggregate, have had or may be expected to have a material adverse effect on either or both of the other constituent companies.

Fees

Except for certain limited circumstances, each constituent company will bear its own fees in connection with the proposed Reorganization Agreement.

Material Federal Income Tax Consequences

IF THE REORGANIZATION IS COMPLETED AS CURRENTLY CONTEMPLATED, THEN, IN GENERAL, THE REORGANIZATION WILL BE TAX FREE TO HOLDERS OF ANDOVER AND CDIP COMMON STOCK, PREFERRED STOCK, WARRANTS AND OPTIONS.

Certain exceptions and/or other considerations may apply to the foregoing statement. See the section of this joint information statement/prospectus entitled “The Reorganization Agreement-Material United States Federal Income Tax Consequences of the Reorganization” beginning on page 39.

Comparison of Rights of MSMT Stockholders and Andover and CDIP Stockholders

After the Reorganization, each of Andover and CDIP will distribute the MSMT common stock and preferred stock it receives pursuant to the Reorganization Agreement to its respective stockholders. Andover and CDIP stockholders who receive MSMT common stock and/or preferred stock pursuant to the Reorganization

Agreement will become MSMT stockholders and their rights as stockholders will be governed by the Amended and Restated Charter, as amended, and Bylaws of MSMT and the Nevada Business Corporation Act, or the NBCA. There are a number of differences between the Amended and Restated Charter, as amended, and Bylaws of MSMT and the NBCA, and the Certificate of Incorporation and Bylaws of Andover and CDIP and the Delaware General Corporation Law by which Andover and CDIP are currently governed. The differences are summarized under the section of this joint information statement/prospectus entitled “Material Differences Between Rights of Holders of MSMT Common Stock Compared to Rights of Holders of Andover and CDIP Common Stock.”

Comparative Market Price Information

Shares of MSMT common stock are quoted under the symbol “MSMT:OB” on the Over-the-Counter Bulletin Board. Andover common stock is also quoted on the Over-the-Counter Bulletin Board under the symbol “ADOV.” The common stock of CDIP is traded on the Pink Sheets under the symbol “CDIP.” On May 27, 2008, the last full trading day prior to the public announcement of the Reorganization Agreement, the last sales price of MSMT common stock was $1.01 per share. The last sales price of Andover common stock prior to the public announcement of the Reorganization Agreement was $0.15 per share. On July 31, 2008, the most recent practicable date prior to the printing of this joint information statement/prospectus, the last sales price of CDIP common stock was $0.14 per share.

	MSMT		Andover		CDIP
	High	Low	High	Low	High	Low
July 31, 2008	$1.01	$1.01	$0.22	$0.22	$0.15	$0.13

Selected Financial and Comparative Per Share Data

The following table presents historical financial and per share data of MSMT and Andover and CDIP. As it pertains to MSMT and Andover, this information is presented for the year ended December 31, 2007 and the interim period ended June 30, 2008, respectively. CDIP’s information is presented for the year ended October 31, 2007 and the interim period ended April 30, 2008. The data represented below should be read in conjunction with the historical financial statements of each of MSMT, Andover and CDIP.

	Year Ended December 31, 2007	Six Months Ended June 28, 2008
MSMT
Operating Revenue	$3,749,042	$2,407,863
Income (loss) from Operations	$(3,844,003)	$(2,381,769)
Earnings (Loss) Per Share	$(3.87)	$(0.05)
Total Assets	$6,375,354	$7,207,543
Long Term Obligations	$949,939	$0
Book Value Per Share	$(0.07)	$(0.10)
Dividends per Common Share	$0.00	$0.00

Andover
Operating Revenue	$6,199,539	$4,299,076
Income (loss) from Operations	$(2,825,638)	$(1,394,364)
Earnings (Loss) Per Share	$(0.20)	$(0.11)
Total Assets	$10,694,844	$10,051,266
Long Term Obligations	$127,933	$358,044
Book Value Per Share	$0.25	$0.15
Dividends per Common Share	$0.00	$0.00

	Year Ended October 31, 2007	Six Months Ended April 30, 2008
CDIP
Operating Revenue	$6,690,814	$3,425,228
Income (loss) from Operations	$(765,281)	$(827,139)
Earnings (Loss) Per Share	$(0.07)	$(0.06)
Total Assets	$1,260,547	$5,029,771
Long Term Obligations	$143,033	$146,594
Book Value Per Share	$(0.01)	$0.05
Dividends per Common Share	$0.00	$0.00

	Year Ended December 31, 2007	Six Months Ended June 30, 2008
Pro Forma
Operating Revenue	$20,751,549	$11,667,186
Income (loss) from Operations	$(9,598,729)	$(4,702,576)
Earnings (Loss) Per Share	$(0.46)	$(0.02)
Total Assets	$18,948,676	$22,094,762
Long Term Obligations	$1,224,466	$1,265,096
Book Value Per Share	$0.01	$0.01
Dividends per Common Share	$0.00	$0.00

Listing and Trading of MSMT common stock

Shares of MSMT common stock received by each of Andover and CDIP, and ultimately distributed to their respective stockholders pursuant to the Reorganization Agreement, will be quoted on the Over-the-Counter Bulletin Board. After completion of the Reorganization, shares of MSMT common stock will continue to be quoted on the Over-the-Counter Bulletin Board.

Interest of Directors and Officers of MSMT in the Reorganization

As of July 31, 2008, the directors and officers of MSMT, in the aggregate, owned less than 1% of the outstanding common stock of MSMT. Vicis Capital Master Fund, MSMT’s largest stockholder, whom we refer to as Vicis, owns approximately 90% of the outstanding common stock and preferred stock of MSMT. The affirmative vote of the holders of at least a majority of the outstanding shares of MSMT common stock and preferred stock (voting on an as-converted basis) is required to adopt the Reorganization Agreement.

Interest of Directors and Officers of Andover in the Reorganization

As of July 31, 2008, the directors and officers of Andover, in the aggregate, own approximately 11.1% of the outstanding common stock of Andover. The affirmative vote of the holders of at least a majority of the 36,277,095 outstanding shares of Andover common stock and 9,341 outstanding shares of Andover’s preferred stock (voting on an as-converted basis) is required to adopt the Reorganization Agreement.

Interest of Directors and Officers of CDIP in the Reorganization

As of July 31, 2008, the directors and officers of CDIP, in the aggregate, own approximately 12% of the outstanding common stock of CDIP. The affirmative vote of the holders of at least a majority of the 56,199,430 outstanding shares of CDIP common stock and 8,750,000 shares of voting preferred stock (consisting of Series C and Series D Convertible Preferred Stock) voting on an as-converted basis is required to adopt the Reorganization Agreement.

Federal or State Regulatory Requirements and Approvals

MSMT has consulted with its legal counsel and believes that it is not required to obtain the consent of, or furnish prior notice to, any federal or state governmental authority, in connection with the consummation of the Reorganization, other than to have this registration statement declared effective by the SEC.

Risks Related to the Reorganization

You should refer to the section of this joint information statement/prospectus entitled “Risk Factors” beginning on page 16 for a detailed discussion of the risks associated with the Reorganization, and the businesses of MSMT, Andover and CDIP.

Tax Consequences

You should refer to the section of the joint information statement/prospectus entitled “The Reorganization Agreement—Material United States Federal Income Tax Consequences of the Reorganization” beginning on page 39 for detailed discussion of the tax consequences to you as an MSMT stockholder.

Dissenters’ Rights

Under Nevada and Delaware law, the Reorganization Agreement will not cause the stockholders of MSMT, Andover or CDIP common stock to have the right to exercise dissenters’ or appraisal rights. For more information on dissenters rights, see section titled “Dissenters’ Rights” beginning on page 13.

SUMMARY OF THE REORGANIZATION

The parties to the Reorganization Agreement are Certified Diabetic Services, Inc., which we refer to as CDIP, Andover Medical, Inc., which we refer to as Andover, and Medical Solutions Management Inc., which we refer to as MSMT.

Summary of CDIP Asset Acquisition

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Pursuant to the Reorganization Agreement, MSMT will acquire substantially all of the assets and assume substantially all of the liabilities of CDIP. In acquiring substantially all of the assets of CDIP, MSMT will acquire all of the issued capital stock of CDIP’s five wholly-owned subsidiaries, Certified Diabetic Supplies Inc., a Delaware corporation, CDS Health Management, Inc., a Delaware corporation, Certified Pharmacies, Inc., a Florida corporation, CDS Medical Supplies, Inc., a Delaware corporation, and Diabetic Plus, Inc. (f/k/a CDS DP Acquisition, Inc.), a Florida corporation.

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MSMT will issue the following securities in connection with the acquisition of assets from CDIP: (a) 111,441,356 shares of MSMT common stock, (b) 466,000 shares of MSMT’s Series B Preferred Stock, which, in the aggregate, will be convertible into 1,848,121 shares of common stock of MSMT, and (c) 11,272,356 shares of MSMT’s Series C Preferred Stock, which, in the aggregate, will be convertible into 267,699,923 shares of common stock of MSMT. In addition, all warrants and options outstanding immediately prior to the Reorganization (such outstanding warrants and options being currently exercisable for 159,176,800 shares of common stock of CDIP, in the aggregate) will be, pursuant to the terms of such warrants and options, exercisable for 315,641,609 shares of common stock of MSMT after the Reorganization, in the aggregate.

•	MSMT will not pay any cash to CDIP in connection with the acquisition of CDIP’s assets.

•	MSMT will assume substantially all of the liabilities of CDIP.

•	CDIP will distribute to its stockholders the MSMT common and preferred stock received from MSMT in the Reorganization.

Summary of Andover Asset Acquisition

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Pursuant to the Reorganization Agreement, MSMT will acquire substantially all of the assets and assume substantially all of the liabilities of Andover. In acquiring substantially all of the assets of Andover, MSMT will acquire all of the issued capital stock of Andover’s two wholly-owned subsidiaries, Rainer Surgical Incorporated, a Washington corporation and Ortho-Medical Products, Inc., a New York corporation.

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MSMT will issue the following securities in connection with the acquisition of assets from Andover: (a) 170,786,934 shares of MSMT common stock, (b) 5,065,800 shares of MSMT’s Series A Preferred Stock, which, in the aggregate, will be convertible into 61,948,527 shares of common stock of MSMT, and (c) 2,677,644 shares of MSMT’s Series C Preferred Stock, which, in the aggregate, will be convertible into 63,589,628 shares of common stock of MSMT. In addition, all warrants and options outstanding immediately prior to the Reorganization (such outstanding warrants and options being currently exercisable for 102,224,172 shares of common stock of Andover, in the aggregate) will be, pursuant to the terms of such warrants and options, exercisable for 437,526,729 shares of common stock of MSMT after the Reorganization, in the aggregate.

•	MSMT will not pay any cash in connection with the acquisition of Andover’s assets.

•	MSMT will assume substantially all of the liabilities of Andover.

•	Andover will distribute to its stockholders the MSMT common and preferred stock received from MSMT in the Reorganization.

General

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Immediately after the consummation of the Reorganization Agreement, the former stockholders of CDIP will own approximately forty-five percent (45.0%) of the outstanding capital stock of MSMT, the former stockholders of Andover will own approximately thirty-five percent (35.0%) of the outstanding capital stock of MSMT, and the existing stockholders of MSMT will own approximately twenty percent (20.0%) of MSMT’s outstanding capital stock (in each case calculated immediately following the consummation of the Reorganization Agreement and after giving effect to the conversion or exercise of all outstanding shares of MSMT preferred stock and all convertible debentures of MSMT which are convertible into shares of MSMT common stock, but excluding any shares of MSMT common stock issuable upon the exercise of warrants or options of MSMT, including new warrants and options to purchase shares of MSMT common stock to be issued to former CDIP and Andover warrant and option holders).

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Upon the consummation of the Reorganization Agreement, MSMT will place in escrow 67,731,449 shares of MSMT common stock, to be distributed to the common and preferred stockholders of Andover and CDIP based upon the respective performance of each of Andover and CDIP in achieving certain revenue and earnings targets during the fiscal year ending December 31, 2008.

RISK FACTORS

In addition to the other information included in this joint information statement/prospectus, including the matters addressed in the section titled “Cautionary Statement Concerning Forward-Looking Statements,” you should carefully consider the following risks when considering the proposed business combination set forth herein. In addition, you should carefully read and consider the risks associated with the business of Andover and CDIP, as each of these risks will also affect MSMT.

Risks Related to the Reorganization

MSMT common stock may be volatile and you may lose all or part of your investment.

MSMT common stock has experienced volatility in the past, and may experience significant volatility in the future, which substantially increases the risk of loss to persons holding MSMT common stock. MSMT cannot predict the extent to which there will be a trading market for MSMT common stock or how liquid the market might become. In addition, the market price of MSMT common stock is likely to continue to be highly volatile and could be subject to wide fluctuations in response to factors such as the following, some of which are beyond MSMT’s control:

•	MSMT’s ability to implement the Reorganization Agreement and continue the operation of the subsidiaries of Andover and CDIP;

•	quarterly variations in MSMT’s operating results;

•	changes in MSMT’s relationship with its suppliers or customers;

•	changes in law and regulation;

•	announcements by third parties of significant claims or proceedings against MSMT;

•	announcements by MSMT or its competitors of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

•	additions or departures of key personnel; and

•	stock market prices and volume fluctuations.

MSMT may fail to realize the anticipated benefits of the Reorganization.

The success of the Reorganization will depend, in part, on MSMT’s ability to realize the anticipated growth opportunities, economics of scale and other benefits from combining the businesses of MSMT, Andover and CDIP. To realize the anticipated benefits of this Reorganization, MSMT’s management team must develop strategies and implement a business plan that will:

•	effectively integrate the operating assets of MSMT, Andover and CDIP while providing uninterrupted service to the customers of the existing entities;

•	effectively market MSMT to retain the existing customer base of MSMT, Andover and CDIP while building a new corporate image and customer base for the combined entities;

•	successfully retain and attract key employees of the combined companies, including a strong management team, during the transition period; and

•	maintain the existing businesses and operations while working to unify the operations of all its acquired subsidiaries into a single, seamless entity.

If the conditions to the Reorganization Agreement are not satisfied or waived, the Reorganization will not occur.

A number of conditions must be either satisfied or waived before the Reorganization can be completed. Most of these conditions relate to actions that must be taken by the stockholders of Andover and CDIP. A number of these conditions, including obtaining government approvals, are not within the control of MSMT. MSMT, Andover and CDIP cannot assure you that each of the conditions will be satisfied or waived. If the conditions are not satisfied or waived, the Reorganization will not occur. These conditions are described under the section entitled “The Reorganization Agreement—Conditions to Completion of the Reorganization” beginning on page 36.

Combining the operations of multiple existing companies is a complex process and will present many challenges.

The Reorganization involves the integration of the operating subsidiaries of three companies that have previously operated independently. Combining the operations of MSMT’s subsidiary with the operating subsidiaries of Andover and CDIP will be a complex process that will require, among other things, integration of various functional areas, such as finance, human resources and sales and marketing groups, and coordination of development efforts. MSMT cannot be certain that the integration will be completed in a timely manner, if at all, or that it will be able to achieve the anticipated benefits of the Reorganization. For example, MSMT may experience difficulties in harmonizing employee benefit policies, the relocation of certain job functions may result in the loss of personnel with critical corporate knowledge, and upgrading financial reporting systems to operate as a single system may lead to interruptions in tracking financial or sales information. Failure to adequately manage the integration process and to coordinate the joint efforts of the acquired subsidiaries may have a material adverse effect on the business of MSMT. There can be no assurance that the employees of MSMT, Andover or CDIP will be willing to continue their employment with MSMT after the Reorganization. There is no assurance that after the Reorganization, MSMT will be able to maintain all of the existing commercial relationships of Andover and CDIP or its own commercial relationships.

Following the Reorganization, directors and executive officers of MSMT and stockholders affiliated with them may be able to control the outcome of significant matters presented to MSMT stockholders.

Upon completion of the Reorganization, the proposed executive officers and directors of MSMT will own or have effective voting control over approximately 8.8% of the shares of MSMT common stock. In addition, Vicis will own or have effective voting control over approximately 82.5% of the shares of MSMT common stock. Consequently, those persons, to the extent their interest are aligned, may be able to control the outcome of matters submitted for stockholder action, including the election of MSMT’s board of directors and the approval of significant transactions. In addition, Vicis, as the sole holder of shares of MSMT’s Series D Preferred Stock, has the right to appoint four (4) members of MSMT’s board of directors.

Failure to proceed with the Reorganization will result in negative consequences for MSMT, Andover and CDIP.

If the Reorganization is not completed for any reason, the parties will be subject to a number of material risks, including:

•	the market price of the common stock of Andover and CDIP may decline to the extent that the current market price of such shares reflects a market assumption that the Reorganization will be completed;

•	costs related to the Reorganization, such as legal and accounting fees, must be paid even if the Reorganization is not completed;

•	the diversion of management attention from the day-to-day business of MSMT, Andover and CDIP and the unavoidable disruption to their employees during the period before the completion of the

Reorganization may make it difficult for Andover’s and CDIP’s subsidiaries and MSMT to regain their financial position if the Reorganization does not occur; and

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customers of Andover and CDIP may, in response to the announcement of the pendency of the Reorganization, delay or defer purchasing decisions, which would negatively impact the business of Andover and CDIP.

MSMT, Andover and CDIP expect to incur significant costs associated with the Reorganization.

Each of MSMT, Andover and CDIP will incur significant transaction costs in connection with the Reorganization. MSMT, Andover and CDIP have agreed that, except in certain limited circumstances, each company will bear its own expenses in connection with the Reorganization. Further, MSMT, Andover and CDIP believe the combined entity may incur charges to operations, which currently are not reasonably estimable, in the quarter in which the Reorganization is completed or the following quarters, to reflect costs associated with integrating the subsidiaries of the three companies. There can be no assurance that the combined company will not incur additional material charges in subsequent quarters to reflect additional costs associated with the Reorganization.

Even if the stockholders of Andover and CDIP approve the sale, the Reorganization may not be completed.

The consummation of the Reorganization Agreement is contingent on numerous closing conditions, some of which are beyond the control of the parties. There can be no guarantee that the parties will be able to satisfy all of the closing conditions set forth in the Reorganization Agreement. As a result, even if the Reorganization Agreement is approved by the required percentage of stockholders of Andover and CDIP, MSMT cannot guarantee that the Reorganization will be completed.

Each of MSMT, Andover and CDIP may be exposed to a number of tax consequences as a result of the Reorganization.

Although the parties intended to structure the transaction as a reorganization under Section 368(a) of the Internal Revenue Code for United States federal income tax purposes, there is no guarantee that the Internal Revenue Service will agree with its assessment. Instead, the asset sale may be treated as a taxable sale of assets by Andover and CDIP such that each may be required to report taxable gains. In that situation, the proceeds of the assets sale will include both the fair market value of the shares of MSMT common stock and preferred stock delivered to each of Andover and CDIP as consideration for the asset sale and the liabilities of Andover and CDIP assumed by MSMT. If the gains recognized by each of Andover and CDIP as a result of the asset sale exceed the loss carry-forwards currently available for purposes of either the regular income tax or the alternative minimum tax, Andover and CDIP may be exposed to a tax obligation.

Andover and CDIP stockholders may also be impacted if the transaction is treated as a taxable sale instead of a reorganization under Section 368(a) of the Internal Revenue Code. For example, these shareholders may incur a taxable gain or be deemed to have received a distribution up to the value of the MSMT securities received, exposing the shareholders to a tax obligation.

Certain directors and executive officers of MSMT, Andover and CDIP may have interests in the Reorganization that may be different from, or in addition to, the interests of the stockholders of Andover and CDIP.

When considering that the boards of directors of MSMT, Andover and CDIP recommended to their stockholders to vote in favor of the Reorganization Agreement, stockholders should be aware that some directors and executive officers of MSMT, Andover and CDIP may have interests in the Reorganization that may be different from, or in addition to, the interests of the stockholders. For a full description of each director and officer’s interests in the Reorganization see “Material Contracts with Andover and CDIP” beginning on page 136.

To be successful, the combined company must retain and motivate key employees. Any failure to do so could seriously harm the combined company.

To be successful, the combined company must retain and motivate key employees. The loss of any of these key employees could have a significant impact on the combined company’s operations. Employee retention may be a particularly challenging issue in connection with the Reorganization. In particular, employees of Andover and CDIP may experience uncertainty about their future role with the combined company until or after strategies with regard to the combined company are announced or executed. The combined company also must continue to motivate these employees and keep them focused on the strategies and goals of the combined company, which may be particularly difficult due to the potential distractions of the Reorganization.

Whether or not the Reorganization is completed, the announcement and pendency of the proposed Reorganization may cause disruptions in the business of MSMT or disruptions in the businesses of Andover and CDIP, which could have material adverse effects on each company’s or the combined company’s business and operations.

Whether or not the Reorganization is completed, MSMT, Andover and CDIP’s customers, in response to the announcement and pendency of the Reorganization, may delay or defer purchase decisions, which could have a material adverse effect on the business of each company or the combined company. The extent of this adverse effect could depend on the length of time prior to completion of the Reorganization or termination of the Reorganization Agreement.

Risks Related to MSMT’s Business

Without obtaining adequate capital funding, MSMT may not be able to continue as a going concern. The failure to secure the necessary additional capital funding would require MSMT to limit operations, which could have an adverse impact on its ability to develop its business as currently planned.

MSMT will require additional financing in 2008 to fund its operations. MSMT cannot assure you that it will be successful in obtaining additional required capital. The report of MSMT’s independent registered public accounting firm, Wolf & Company, P.C., for the year ended December 31, 2007, expressed substantial doubt about its ability to continue as a going concern as a result of its limited financial resources and its need to obtain adequate capital funding. If MSMT is unable to obtain adequate capital funding in the future, MSMT may not be able to continue as a going concern, which would have an adverse effect on its business and operations, and the value of an investors’ investment in MSMT may decline.

MSMT depends on a limited number of customers for a substantial portion of its revenue in any fiscal period, and the loss of, or a significant shortfall in orders from, key customers could significantly reduce its revenue.

MSMT derives a substantial portion of its total revenue in any fiscal period from a limited number of customers as a result of the nature of its target market and the relatively early stage of its development. During any given fiscal quarter, a small number of customers may account for a significant percentage of its revenue. For the six months ended June 30, 2008, MSMT’s largest 5 customers accounted for 39.1% of its revenue, for the year ended December 31, 2007, MSMT’s largest 5 customers accounted for 42.0% of its total revenue, and for the year ended December 31, 2006, MSMT’s largest 5 customers accounted for 56.8% of its total revenue. During the six months ended June 30, 2008, MSMT’s largest customer accounted for 8.9% of its revenue, during 2007, MSMT’s largest customer accounted for 16.7% of its revenue, and during 2006, its largest customer accounted for 17.9% of its revenue. MSMT’s inability to generate anticipated revenue from its key existing or targeted customers, or a significant shortfall in sales to any of them, may significantly reduce its revenue and adversely affect its business. MSMT’s operating results in the foreseeable future will continue to depend on its ability to effect sales to new customers and to continue its sales to its existing customers.

MSMT has identified material weaknesses in its internal control over financial reporting.

In its Annual Report on Form 10-KSB for the year ended December 31, 2007, MSMT reported material weaknesses in its internal control over financial reporting. Although MSMT has taken measures to improve its financial reporting process, there are still material weaknesses in its internal control over financial reporting. These measures and the material weaknesses are more fully described the Annual Report on Form 10-KSB filed with the SEC on April 15, 2008, including under the caption “Item 8A(T)—Controls and Procedures.”

Despite its substantial efforts to ensure the integrity of its financial reporting process, MSMT cannot guarantee that it will not identify additional material weaknesses as it continues to work with the new systems that it has implemented over the past year. Any continuing material weaknesses in its internal control over financial reporting could result in errors in its financial statements. Such errors could cause MSMT’s internal planning and assessment of its business to be based on false information and could cause its published financial statements to fail to fairly present its financial condition and results of operations, which could erode market confidence in MSMT, cause the price of MSMT’s stock to be based on false or misleading information and result in litigation based on such false or misleading information.

MSMT relies heavily on its relationships with orthopedic professionals and agents for marketing its services and provision of products and its failure to maintain these relationships could adversely affect its business.

The sales of MSMT’s services and provision of products depend significantly on the prescription or recommendation of the services by orthopedic and other healthcare professionals.

MSMT’s success also depends upon arrangements with independent agents and their relationships with the customers in the marketplace. MSMT enters into contracts with its independent agents, and its arrangements are not exclusive. Accordingly, important aspects of these relationships depend on the continued collaboration between MSMT and each particular independent agent. Some of MSMT’s agents may develop competitive products in the future or may already have other product offerings that they may choose to offer and support in lieu of its products. Divergence in strategy, change in focus, competitive product offerings, potential contract defaults, and changes in ownership or management of an independent agent may interfere with its ability to market, implement or support its services with that party, which in turn could harm its business. Some of its competitors may have stronger relationships with its independent agents or with competitive distributors than MSMT does, and MSMT has limited control, if any, as to whether those agents or distributors implement its services rather than its competitors’ services. MSMT’s failure to maintain relationships with agents for marketing its services and the sale of products could have an adverse effect on its business.

MSMT operates in a very competitive business environment.

The non-operative orthopedic and podiatry markets are highly competitive and fragmented. MSMT’s competitors include several large, diversified general orthopedic products companies and numerous smaller niche companies. Some of its competitors are included in its vendor base. MSMT may not be able to offer products or services similar to or more desirable than its competitors, or at a price comparable to that of its competitors. Many of its competitors have greater financial resources, more widely accepted products, stronger name recognition and larger sales and/or distribution networks than MSMT does.

MSMT’s quarterly operating results are subject to substantial fluctuations and you should not rely on them as an indication of its future results.

MSMT’s quarterly operating results may vary significantly due to a combination of factors, many of which are beyond its control. These factors include:

•	the number of business days in each quarter;

•	MSMT’s ability to meet the demand for its services;

•	the number, timing and significance of new products and product introductions and enhancements by MSMT and its competitors;

•	MSMT’s ability to develop, introduce and market new and enhanced versions of its services on a timely basis;

•	the impact of any acquisitions that occur in a quarter;

•	changes in pricing policies by MSMT and its competitors and reimbursement rates by third-party payors, including government healthcare agencies and private insurers;

•	changes in the treatment practices of orthopedic and podiatry clinics and their allied healthcare professionals; and

•	the timing of significant orders and shipments.

Accordingly, MSMT’s quarterly sales and operating results may vary significantly in the future and period-to-period comparisons of its results of operations may not be meaningful and should not be relied upon as indications of future performance. MSMT cannot assure you that its sales will increase or be sustained in future periods or that MSMT will be profitable in any future period.

MSMT’s business plan relies on certain assumptions for the market of its services and provision of products, which, if incorrect, may adversely affect its profitability.

MSMT believes that various demographics and industry specific trends will help drive growth in the rehabilitation markets, including:

•	a growing elderly population with broad medical coverage, increased disposable income and longer life expectancy;

•	a growing emphasis on physical fitness, leisure sports and conditioning, which has led to increased injuries, especially among women; and

•	the increasing awareness and use of non-invasive devices for prevention, treatment and rehabilitation purposes.

These demographics and trends are beyond MSMT’s control. The projected demand for its services and provision of durable medical equipment and related products could materially differ from actual demand if its assumptions regarding these factors prove to be incorrect or do not materialize or if alternative treatments to those offered by its services gain widespread acceptance.

MSMT has issued warrants and debentures for a significant number of shares of its common stock, which if exercised or converted, may adversely affect the market price of its common stock.

As of July 31, 2008, there were outstanding warrants to purchase 9,254,736 shares of MSMT common stock at exercise prices ranging from $0.01 to $0.55 per share and outstanding debentures which may be converted into approximately 31,220,000 shares its common stock. MSMT also has an equity incentive plan pursuant to which MSMT may grant options to purchase up to 3,000,000 shares of its common stock, of which there are options to purchase 955,000 shares of its common stock outstanding. In addition, MSMT has agreed to issue warrants exercisable for an aggregate of 249,271,846 shares of its common stock upon the filing and effective of the Amended and Restated Charter. The exercise of outstanding warrants or options issued in the future and the conversion of the debentures, and the resulting sale in the public market of the shares acquired, may have a dilutive effect on its common stock and may result in a decrease in the market price of its common stock.

MSMT’s outstanding warrants and debentures could adversely affect its ability to obtain future financing or engage in certain mergers or other transactions, because the holders of warrants and debentures may exercise or convert them at a time when MSMT may be able to obtain additional capital through a new offering of securities on terms more favorable to MSMT than the terms of outstanding warrants and debentures. The warrants and debentures also contain anti-dilution provisions that are triggered upon any issuance of securities by MSMT below a certain price for its common stock. In the event that these anti-dilution provisions are triggered by MSMT in the future, MSMT would be required to reduce the exercise price, and increase the number of shares underlying, those warrants, which would have a dilutive effect on its stockholders.

MSMT is able to issue shares of preferred stock with rights superior to those of holders of its common stock. Such issuances can dilute the tangible net book value of shares of its common stock.

MSMT’s amended and restated articles of incorporation authorize the issuance of 5,000,000 shares of “blank check” preferred stock. As of July 31, 2008, MSMT had authorized, issued and outstanding an aggregate of 798,906 shares of its Series D Convertible Preferred Stock, which is convertible into 79,890,600 shares of MSMT common stock. Pursuant to its amended and restated articles of incorporation, the MSMT board of directors is authorized to issue, without stockholder approval, its “blank check” preferred stock with dividend, liquidation, redemption, voting and other rights that may be superior to the rights of holders of its common stock, at a purchase price then approved by its board of directors, which purchase price may be substantially lower than the market price of shares of its common stock.

MSMT has limited suppliers for some of its products, which makes MSMT susceptible to supply shortages and could disrupt its operations.

MSMT does not manufacture the products that MSMT provides to its customers. Instead, MSMT relies on manufacturers and other suppliers for these products. MSMT does not have written agreements with any of its manufacturers or suppliers and MSMT does not manufacture any of the products MSMT offers. As MSMT receives orders from customers, MSMT submits purchase orders for the products to one of its manufacturers or suppliers. MSMT’s manufacturers and suppliers have no written contractual obligation to accept any purchase order that MSMT submits for customer product orders. If any of these parties are unable or unwilling to supply these products to MSMT, MSMT would be unable to distribute its products until a replacement supplier could be found. MSMT cannot guarantee that a replacement supplier could be found on reasonable terms or in a timely manner. The use of new manufacturers and suppliers may cause significant interruptions in supply if the new parties have difficulty meeting its specifications of products to be delivered to its customers. Any interruption in MSMT’s ability to distribute its products could cause its business to be unsuccessful and the value of investors’ investment in MSMT may decline.

MSMT may be adversely affected if it loses the services of any member of its senior management team.

MSMT is dependent on the continued services of its senior management team, who have made significant contributions to its growth and success. The loss of any one or more members of its management team could have a material adverse effect on MSMT.

MSMT is controlled by a limited number of stockholders.

As of July 31, 2008, MSMT’s principal stockholder, Vicis, beneficially owned approximately 90% of the issued and outstanding shares of MSMT’s voting capital stock, including the right to acquire an additional 119,455,336 shares pursuant to the exercise of outstanding warrants and debentures. In addition, MSMT has agreed to issue to Vicis warrants for an aggregate of 239,671,846 shares of its common stock upon the filing and effective of the Amended and Restated Charter. As a result, this stockholder has the ability to exercise substantial control over MSMT’s affairs and corporate actions requiring stockholder approval, including electing directors, selling all or substantially all of its assets, merging with another entity or amending its charter documents. In addition, Vicis, as the sole holder of MSMT’s Series D Preferred Stock, has the ability to elect four (4) members of MSMT’s board of directors. This de facto control could delay, deter or prevent a change in control and could adversely affect the price that investors might be willing to pay in the future for its securities.

MSMT has been unable to ascertain the validity of certain corporate actions taken by its management team prior to December 31, 2005, which may unduly increase MSMT’s operational costs and adversely effect stockholders’ holdings in MSMT.

Prior to December 31, 2005, Mark L. Baum was MSMT’s director, principal executive officer and principal financial officer. While in these positions, Mr. Baum effected numerous amendments to MSMT’s corporate charter, namely to effect name changes and stock splits. In addition, MSMT may have issued securities without registration under the Securities Act. On November 16, 2004, MSMT’s predecessor filed a Schedule 14C Information Statement with the SEC providing for an amendment to MSMT’s charter to allow for a reverse stock split ranging from one newly issued share for each twenty shares of common stock (1:20) to one newly issued share for two-hundred outstanding shares of common stock (1:200) and for reincorporation of MSMT from a Delaware to a Nevada corporation. On December 8, 2004, MSMT’s predecessor filed with the Nevada Secretary of State an amendment to MSMT’s charter providing for the merger of a Delaware corporation into a Nevada corporation, its predecessor entity, and to provide for the reverse stock split. MSMT’s financial statements filed with the SEC reflect the following stock splits: on January 18, 2005, MSMT approved a 1:25 reverse stock split and on March 2, 2005, MSMT approved a 1:200 reverse stock split.

As a result, MSMT believes that, and its financial statement’s reflect, the equivalent total of a 1 for 5,000 reverse stock split occurred, whereby one new share was issued to each outstanding 5,000 shares of common stock. Although MSMT has access to public filings prior to December 31, 2005, it has been unable to ascertain if proper corporate authority existed or required corporate actions occurred in order to effectuate these actions, and whether MSMT complied with federal and state securities laws. A finding that corporate authority did not exist, or that federal and or state securities laws were not complied with, may result in rescission rights being accorded to the stockholders who purchased the securities and a finding that MSMT was in violation of the federal and state securities laws for issuing securities in violation of the Securities Act. If these findings were to occur, MSMT might incur costs with respect to the rescission rights and any other penalties sought by the SEC or state securities agencies.

For example, if MSMT did not properly solicit shareholder notice and otherwise comply with applicable corporate matters with respect to reverse stock splits and charter amendments that are discussed in the preceding paragraphs, dissenting shareholders might be able to exercise dissenter rights under Nevada state law. As of December 30, 2005, MSMT had 960 stockholders of record holding the Company’s 44,527 shares of issued and outstanding common stock, each of which may be entitled to such rights. As of July 31, 2008, MSMT had issued and outstanding 58,218,007 shares of its common stock. As a result, MSMT may incur cost to comply with shareholder dissenters’ rights under Nevada state law for holders of the shares outstanding as of December 30, 2005, such as paying dissenting shareholders the fair market value of the shares at the time of the reverse stock splits. In addition, if MSMT were required to solicit an information statement or proxy statement with respect to certain stockholder actions required to correct previous actions taken, such an event could increase our operational costs and distract management from other operational activities.

Recent changes in coverage and reimbursement policies for MSMT’s products by Medicare and third-party payors or reductions in reimbursement rates for MSMT’s products could adversely affect its business and results of operations.

MSMT’s products are sold to clinics and physicians who may receive reimbursement for the cost of its products from private third-party payors, Medicare, Medicaid and other governmental programs. MSMT’s ability to sell its products successfully will depend in part on the purchasing and practice patterns of clinics and physicians, who are influenced by cost containment measures taken by third-party payors. Limitations or reductions in third-party reimbursement for the products MSMT distributes can have a material adverse effect on its sales and profitability.

Congress and state legislatures consider reforms in the healthcare industry that may modify reimbursement methodologies and practices, including controls on healthcare spending of the Medicare and Medicaid programs. It is not clear at this time what proposals, if any, will be adopted or, if adopted, what effect the proposals would have on MSMT’s business. Many private health insurance plans model their coverage and reimbursement policies after Medicare policies. Congressional or regulatory measures that reduce Medicare reimbursement rates could cause private health insurance plans to reduce their reimbursement rates for its products, which could have an adverse effect on MSMT’s ability to sell its products or cause its orthopedic professional customers to prescribe less expensive products introduced by MSMT and its competitors.

The Medicare Prescription Drug, Improvement, and Modernization Act of 2003 (the “Medicare Modernization Act”) mandated a number of changes in the Medicare payment methodology and conditions for coverage of orthotic devices and durable medical equipment. These changes include a freeze in payments for durable medical equipment from 2004 through 2008, a payment freeze for orthotic devices from 2004 through 2006, competitive bidding requirements, new clinical conditions for payment and quality standards. The changes affect its products generally, although specific products may be affected by some but not all of the Medicare Modernization Act’s provisions.

Under competitive bidding, which was phased in beginning in 2007, Medicare will change its approach to reimbursing certain items and services covered by Medicare from the current fee schedule amount to an amount established through a bidding process between the government and suppliers. Competitive bidding may reduce the number of suppliers providing certain items and services to Medicare beneficiaries and the amounts paid for these items and services.

Also, Medicare payments in regions not subject to competitive bidding may be reduced using payment information from regions subject to competitive bidding. Any payment reductions or the inclusion of certain of its orthotic devices in competitive bidding, in addition to the other changes to Medicare reimbursement and standards contained in the Medicare Modernization Act, could have a material adverse effect on its results of operations.

In addition, on February 11, 2003, the Centers for Medicare and Medicaid Services (“CMS”), the agency responsible for implementing the Medicare program, made effective an interim final regulation implementing “inherent reasonableness” authority, which allows adjustments to payment amounts for certain items and services covered by Medicare when the existing payment amount is determined to be grossly excessive or grossly deficient. The regulation lists factors that may be used to determine whether an existing reimbursement rate is grossly excessive or grossly deficient and to determine what is a realistic and equitable payment amount.

Also, under the regulation, a payment amount will not be considered grossly excessive or grossly deficient if an overall payment adjustment of less than 15% would be necessary to produce a realistic and equitable payment amount. The regulation remains in effect after the Medicare Modernization Act, although the new legislation precludes the use of inherent reasonableness authority for devices subject to competitive bidding. When using the inherent reasonableness authority, CMS may reduce reimbursement levels for certain items and services, which could have a material adverse effect on its results of operations.

MSMT cannot assure you that third-party reimbursement for its products will continue to be available or at what rate these products will be reimbursed. Failure by users of its products to obtain sufficient reimbursement from third-party payors for its products or adverse changes in governmental and private payors’ policies toward reimbursement for its products could have a material adverse effect on its results of operations.

Healthcare reform, managed care and buying groups have put downward pressure on MSMT’s prices.

A further result of managed care and the related pressure on costs has been the advent of buying groups in the United States. These buying groups enter into preferred supplier arrangements with one or more manufacturers of orthopedic or other medical products in return for price discounts. The extent to which these buying groups are able to obtain compliance by their members with these preferred supplier agreements varies considerably depending on the particular buying groups. MSMT believes that its ability to maintain its existing arrangements will be important to its future success and the growth of its revenues.

In addition, MSMT may not be able to obtain supplier commitments from major vendors, in which case MSMT could lose significant potential sales. On the other hand, if MSMT receives preferred supplier commitments from particular vendors which do not deliver high levels of compliance, MSMT may not be able to offset the negative impact of lower per unit prices or lower margins with any increases in unit sales or in market share.

Proposed laws that would limit the types of orthopedic professionals who can fit, sell or seek reimbursement for MSMT’s products could, if adopted, adversely affect its business.

In response to pressure from orthopedic practitioners, Congress and state legislatures have from time to time considered proposals that limit the types of orthopedic professionals who can fit and/or sell orthotic device products or who can seek reimbursement for fitting and/or selling them. Several states have adopted legislation which imposes certification or licensing requirements on the measuring, fitting and adjusting of certain orthotic devices. Some of these laws have exemptions for manufacturers’ representatives. Other laws apply to the activities of these representatives. Other states may be considering similar legislation. These laws could limit its potential customers in those jurisdictions in which this legislation or regulations are enacted by limiting the measuring and fitting of these devices to certain licensed individuals. MSMT may not be successful in opposing their adoption and, therefore, these laws could have a material adverse effect on its business.

In addition, efforts have been made to establish requirements at the federal level for the Medicare program. In 2000 Congress passed the Medicare, Medicaid, and SCHIP Benefits Improvement and Protection Act of 2000 (“BIPA”). BIPA contained a provision requiring as a condition for payment by the Medicare program that certain certification or licensing requirements be met for individuals and suppliers furnishing certain, but not all, custom-fabricated orthotic devices. CMS is in the process of implementing this requirement, and MSMT cannot predict the effect its implementation or implementation of other similar laws will have on its business. At the present time, CMS requires new and existing suppliers of custom-fabricated orthotic devices to obtain accreditation from an approved national organization, but this requirement does not currently apply to distributors like MSMT, or the individuals who fit, but do not supply, the devices.

Durable Medical Equipment, Prosthetics, Orthotics, and Supplies (“DMEPOS”) suppliers submitting an enrollment application to the National Supplier Clearinghouse (“NSC”) on or after March 1, 2008 must be accredited prior to submitting the application. The NSC shall not approve any DMEPOS supplier’s enrollment application if the enrollment package does not contain an approved accreditation upon receipt or in response to a developmental request. The NSC shall reject the enrollment application unless the DMEPOS supplier provides supporting documentation that demonstrates that the supplier has an approved accreditation.

DMEPOS suppliers who are enrolled for the first time with the NSC between January 1, 2008 and February 29, 2008 must obtain and submit an approved accreditation to the NSC by January 1, 2009. The NSC shall revoke a DMEPOS supplier’s billing privileges if the DMEPOS supplier fails to obtain and submit supporting documentation that the DMEPOS supplier has been accredited.

Existing DMEPOS suppliers enrolled in the Medicare program (prior to January 1, 2008) are required to obtain and submit an approved accreditation to the NSC by September 30, 2009. The NSC shall revoke a DMEPOS supplier’s billing privileges if the DMEPOS supplier fails to obtain and submit supporting documentation that the DMEPOS supplier has been accredited.

MSMT is subject to various federal and state health care fraud and abuse laws, and could face substantial penalties if MSMT is unable to fully comply with such laws.

Healthcare fraud and abuse regulation by federal and state governments impact its business. Health care fraud and abuse laws potentially applicable to its operations include:

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Federal Anti-Kickback Statute, which governs its marketing practices and pricing policies, and relationships with health care practitioners and providers, by prohibiting, among other things, soliciting, receiving, offering or paying remuneration, in exchange for or to induce the purchase or recommendation of an item or service reimbursable under a federal health care program (such as the edicater or Medicaid programs);

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Federal Physician Self-Referral or “Stark” prohibitions which constrain the types of equipment MSMT can sell to physicians and physician owned clinics who then bill those items to Medicare or Medicaid and constrain the types of compensation relationships MSMT can enter into with physicians; and

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State laws analogous to each of the above federal laws, such as anti-kickback, baby “Stark” and false claims laws that may apply to items or services reimbursed by non-governmental third-party payors, including commercial insurers.

MSMT believes that its contracts and arrangements with providers, practitioners, and suppliers are in compliance with these laws; however, MSMT cannot provide you assurances that these laws will ultimately be interpreted in a manner consistent with its practices. If federal or state authorities were to successfully challenge its business practices, MSMT could be subject to penalties, including civil and criminal penalties, damages, fines and the curtailment or restructuring of its operations. Any penalties could adversely affect its ability to operate its business and its financial results. Any action against MSMT for violation of these laws, even if MSMT successfully defended against the challenges, could cause MSMT to incur significant legal expenses and divert its management’s attention from the operation of its business.

Audits or denials of claims by government agencies could reduce MSMT revenue or profits.

As part of MSMT’s business structure, MSMT submit claims on behalf of its customers and they receive payments directly from Medicare, Medicaid programs and private payors. Therefore, MSMT is subject to extensive government regulation, including requirements for maintaining certain documentation to support its customers’ claims. Medicare contractors and Medicaid agencies periodically conduct pre- and post-payment review and other audits of claims, and are under increasing pressure to scrutinize more closely healthcare claims and supporting documentation generally. MSMT periodically could receive requests for documentation during the governmental audits of individual claims. MSMT’s customers periodically receive requests for documentation during the governmental audits of individual claims either on a pre-payment or post-payment basis. MSMT cannot provide you assurance you that a review and/or other audits of these claims will not result in material delays in payment for its services, which could reduce its revenue and profits. MSMT also cannot provide any assurance to you that these reviews and audits will not result in its exclusion from participation in the Medicare and Medicaid programs or from participation on the provider panel of a private payor. Private payors from time to time also conduct similar reviews and audits, which also could result in material delays in payment for its services, which could reduce its revenue and profits.

Risks Related to MSMT common stock

MSMT common stock has experienced volatility in the past, and may experience significant volatility in the future, which substantially increases the risk of loss to persons holding MSMT common stock.

Because of the limited trading market for MSMT common stock, and because of the significant price volatility, holders of its common stock may not be able to sell their shares of common stock when they desire to do so. In 2006, MSMT’s stock price ranged from a high of $10.00 to a low of $1.25, in 2007, its stock price ranged from a high of $4.75 to a low of $0.55 and in the first six months of 2008, its stock price ranged from

$1.45 to $0.55. The inability to sell shares in a rapidly declining market may substantially increase the risk of loss as a result of illiquidity. In addition, the price for MSMT common stock may suffer greater declines due to its price volatility.

MSMT common stock is traded on the OTC Bulletin Board, which may be detrimental to investors.

MSMT common stock is currently traded on the OTC Bulletin Board. Stocks traded on the OTC Bulletin Board generally have limited trading volume and exhibit a wide spread between the bid/ask quotations. MSMT cannot predict whether a more active market for its common stock will develop in the future. In the absence of an active trading market:

•	investors may have difficulty buying and selling MSMT common stock or obtaining market quotations;

•	market visibility for MSMT common stock may be limited; and

•	a lack of visibility for MSMT common stock may have a depressive effect on the market price for its common stock.

Following the Reorganization, there will be a large number of common shares underlying MSMT’s stock options, debentures, convertible preferred stock, and warrants which, if exercised or converted, may adversely affect the market price of MSMT common stock.

As of July 31, 2008, MSMT had issued and outstanding warrants exercisable for 9,254,736 shares of its common stock, issued and outstanding debentures which may be converted into 31,220,000 shares of its common stock, and issued and outstanding shares of Series D preferred stock which may be converted into 79,890,600 shares of MSMT common stock. In addition, MSMT has agreed to issue warrants exercisable for an aggregate of 249,271,846 shares of its common stock upon the filing and effectiveness of the Amended and Restated Charter. MSMT has issued options for 955,000 shares of its common stock. In connection with the Reorganization, MSMT will issue to CDIP preferred stock convertible into 269,548,044 shares of MSMT common stock. In addition, MSMT will issue to Andover preferred stock convertible into 125,538,155 shares of MSMT common stock. As soon as practicable after the Reorganization, Andover and CDIP will distribute such MSMT preferred stock to their respective stockholders.

As a condition of the Reorganization, all outstanding warrants and stock options of Andover and CDIP will be assumed and new MSMT warrants or options, as applicable, to acquire shares of MSMT common stock, will be issued. The effect of this is that all warrants issued by Andover or CDIP and outstanding immediately prior to the Reorganization (such outstanding warrants being currently exercisable for 242,755,972 shares of common stock of Andover and CDIP, in the aggregate) will become, pursuant to the terms of such warrants, exercisable for 700,380,410 shares of common stock of MSMT, in the aggregate. In addition, all options outstanding immediately prior to the Reorganization (such outstanding options currently being exercisable for 18,645,000 shares of common stock of Andover and CDIP, in the aggregate) will be exchanged for options pursuant to MSMT’s equity incentive plan and will become exercisable for 52,787,928 shares of common stock of MSMT, in the aggregate.

After consummation of the Reorganization, MSMT will have 408,177,746 shares of common stock and common stock equivalents outstanding. Because a significant portion of MSMT’s capital stock is comprised of common stock or common stock equivalents, and because MSMT common stock is sporadically or “thinly” traded, any conversion or exercise of a substantial amount of common stock equivalents may negatively impact the trading price of MSMT common stock and your investment.

MSMT has been subject to the penny stock regulations and will continue to be unless and until its common stock is listed on a national securities exchange.

SEC regulations require additional disclosure relating to the market for penny stocks in connection with trades in any stock defined as a penny stock. These regulations generally define a penny stock to be an equity security not listed on a national securities exchange that has a market price of less than $5.00 per share, subject to certain exceptions. Accordingly, MSMT has been subject to the penny stock regulations, including those regulations that require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated therewith and which impose various sales practice requirements on broker-dealers who sell penny stocks to persons other than institutional accredited investors, transaction not recommended by a broker/dealer and involving any director, officer, general partner, or beneficial owner of more than 5% of its common stock. In addition, under penny stock regulations, the broker-dealer must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer’s account. Moreover, broker-dealers who recommend “penny stocks” to persons other institutional accredited investors must make a special written suitability determination for the purchaser and receive the purchaser’s written agreement to a transaction prior to sale. These regulations tend to limit the ability of broker-dealers to sell MSMT common stock and thus the ability of purchasers of its common stock to sell their shares in the secondary market. Unless and until its common stock is listed on a national securities exchange, such as the American Stock Exchange or the NASDAQ Stock Market, and trades consistently above $5.00 per share, MSMT common stock will be defined as a penny stock and be subject to these disclosure and trading restrictions.

MSMT does not intend to pay dividends on its common stock in the foreseeable future. As a result, capital appreciation, if any, of MSMT common stock will be your sole source of potential gain for the foreseeable future.

MSMT does not intend to pay dividends on its common stock in the foreseeable future. MSMT currently intends to retain all available funds and any future earnings for use in the operation and expansion of its business and does not anticipate paying any dividends in the foreseeable future. In addition, the terms of any future financing agreements may preclude MSMT from paying any dividends. As a result, capital appreciation, if any, of MSMT common stock will be your sole source of potential gain for the foreseeable future.

A significant portion of MSMT’s capital stock is convertible preferred stock, warrants, options or other common stock equivalents. As a result, as such common-stock equivalents are converted into common stock, there will be significant downward pressure on MSMT common stock.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This joint information statement/prospectus contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements are subject to risks and uncertainties, including those described under the section of this joint information statement/prospectus entitled “Risk Factors,” many of which are beyond MSMT’s control. Accordingly, actual results may differ materially from those expressed or implied in any such forward-looking statements. Words such as “estimate,” “project,” “plan,” “believe,” “expect,” “anticipate,” “intend” and similar expressions may identify forward-looking statements.

All forward-looking statements are qualified by the risks described under the section of this joint information statement/prospectus entitled “Risk Factors” which, if they develop into actual events, could have a material adverse effect on the Reorganization or on MSMT’s business, financial condition or results of operations. In addition, investors should consider the other information contained in this joint information statement/prospectus.

These forward-looking statements are subject to numerous assumptions, risks and uncertainties. Factors that may cause actual results to differ from those contemplated by the forward-looking statements include, among others, the following possibilities:

•	significant increase in competitive pressures in the industries in which MSMT, Andover and CDIP compete;

•	less favorable than expected general economic or business conditions, resulting in, among other things, lower than expected revenues;

•	greater than expected costs or difficulties related to the integration of the businesses of MSMT, Andover and CDIP;

•	the impact of competitive products and pricing;

•	the success of operating initiatives;

•	availability of qualified personnel;

•	changes in, or the failure to comply with, government regulations; and

•	adverse changes in the securities markets.

Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by forward-looking statements. You are cautioned not to place undue reliance on these statements, which speak only as of the date of this joint information statement/prospectus.

MSMT undertakes no obligation and does not intend to make publicly available any update or other revisions to any of the forward-looking statements contained in this joint information statement/prospectus to reflect circumstances existing after the date of this joint information statement/prospectus or to reflect the occurrence of future events even if experience or future events make it clear that any expected results expressed or implied by those forward-looking statements will not be realized, except as may be required by securities law.

THE MSMT STOCKHOLDER PROPOSALS

We are mailing this joint information statement/prospectus on our about             to our stockholders of record as of the close of business on                     , pursuant to Rule 14c-2 promulgated under the Securities Exchange Act of 1934, as amended. As of                     , there were 58,218,007 shares of our common stock outstanding and 798,906 shares of Series D Preferred Stock outstanding. In accordance with our amended and restated articles of incorporation, as amended, each share of our common stock and preferred stock is entitled to one vote.

This joint information statement/prospectus provides information with respect to certain actions taken by our board of directors on July 25, 2008 and our stockholders on                     , the record date. These actions are described in the three proposals below. We expect the proposals to take effect on approximately             , or approximately twenty days after mailing this joint information statement/prospectus.

WE ARE NOT ASKING YOU FOR A PROXY AND

YOU ARE REQUESTED NOT TO SEND US A PROXY

PROPOSAL 1: APPROVAL AND ADOPTION OF AGREEMENT AND PLAN OF REORGANIZATION

The MSMT board of directors unanimously approved and recommended for stockholder approval a proposal to enter into the Asset Purchase Agreement and Plan of Reorganization, dated July 25, 2008, by and among Certified Diabetic Services, Inc., which we refer to as CDIP, Andover Medical, Inc., which we refer to as Andover, and Medical Solutions Management Inc., which we refer to as MSMT, in the form attached hereto as Appendix A (the “Reorganization Agreement”). We refer to the transactions contemplated by the Reorganization Agreement as the Reorganization. To approve Proposal 1, the affirmative vote of the holders of a majority of outstanding shares of our voting capital stock is required. The requisite affirmative vote of the stockholders of MSMT to approve Proposal 1 was obtained on                     , 2008.

Pursuant to the Reorganization Agreement, MSMT will acquire substantially all of the assets and assume substantially all of the liabilities of Andover and CDIP in exchange for MSMT’s issuance of (a) 282,228,290 shares of MSMT common stock, (b) 5,065,800 shares of MSMT’s Series A Preferred Stock, which, in the aggregate, will be convertible into 61,948,527 shares of common stock of MSMT, (c) 466,000 shares of MSMT’s Series B Preferred Stock, which, in the aggregate, will be convertible into 1,848,121 shares of common stock of MSMT, and (d) 13,950,000 shares of MSMT’s Series C Preferred Stock, which, in the aggregate, will be convertible into 331,289,552 shares of common stock of MSMT. In addition, all warrants and options outstanding immediately prior to the Reorganization exercisable for common stock of Andover and CDIP, will become, pursuant to the terms of such warrants and options, exercisable for, in the aggregate, 753,168,338 shares of common stock of MSMT after consummation of the Reorganization Agreement. In addition, MSMT will issue 67,731,449 shares of MSMT common stock to be placed in escrow, and subsequently distributed to Andover and CDIP’s common and preferred stockholders based upon the respective performance of each of Andover and CDIP in achieving revenue and earnings targets during the fiscal year ending December 31, 2008.

PROPOSAL 2: APPROVAL AND ADOPTION OF THE SECOND AMENDED AND RESTATED ARTICLES OF INCORPORATION

The MSMT board of directors unanimously approved and recommended for stockholder approval a proposal to amend and restate its amended and restated articles of incorporation, as amended, which we refer to as the Amended and Restated Charter, in the form attached hereto as Appendix B. To approve Proposal 2, the affirmative vote of the holders of a majority of outstanding shares of our voting capital stock is required. The requisite affirmative vote of the stockholders of MSMT to approve Proposal 2 was obtained on                     , 2008.

One of the primary reasons for the Amended and Restated Charter is to increase the authorized number of shares of common stock of MSMT from 200,000,000 to 2,175,000,000 and preferred stock from 5,000,000 to 25,000,0000 and to establish and designate the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock. The increase in the authorized number of shares of common stock and preferred stock will enable us to have sufficient authorized but unissued capital stock to consummate the Reorganization Agreement (see Proposal 1 discussed above), to increase the number of shares authorized for issuance pursuant to MSMT’s 2006 Equity Incentive Plan (see Proposal 3 discussed below), and to provide enough authorized capital stock for future equity financings and other potential transactions.

PROPOSAL 3: AMENDMENT TO MEDICAL SOLUTIONS MANAGEMENT INC.’S 2006 EQUITY INCENTIVE PLAN

The board of directors of MSMT unanimously approved and recommended for stockholder approval, and the stockholders holding the majority of MSMT outstanding voting capital stock approved and adopted, the Amendment No. 1 to Medical Solutions Management Inc. 2006 Equity Incentive Plan, which we refer to as the Amended Plan, in the form attached as Appendix C. The Amended Plan provides for an increase in the number of shares of common stock of MSMT authorized for issuance under the Amended Plan from 3,000,000 to 75,000,000. The increase in the number of shares authorized for issuance under the Amended Plan will enable us to issue (a) options exercisable for 23,319,638 shares of our common stock to persons that hold options issued by CDIP pursuant to its 1997 Incentive Program and 2007 Long Term Incentive Plan, and (b) options exercisable for 29,468,290 shares of our common stock to persons that hold options issued by Andover pursuant to its 2006 Employee Stock Incentive Plan. Pursuant to the terms of the Reorganization Agreement, MSMT will assume all the options of Andover and CDIP outstanding as of the closing date of the Reorganization Agreement.

To approve Proposal 3, the affirmative vote of the holders of a majority of outstanding shares of our voting capital stock is required. The requisite affirmative vote of the stockholders of MSMT to approve Proposal 3 was obtained on                     , 2008.

WE ARE NOT ASKING YOU FOR A PROXY AND

YOU ARE REQUESTED NOT TO SEND US A PROXY

THE REORGANIZATION AGREEMENT

This section of the joint information statement/prospectus describes the Reorganization Agreement. While MSMT believes that the description covers the material terms of the Reorganization Agreement, this summary may not contain all of the information that is important to you. The Reorganization Agreement is attached to this joint information statement/prospectus as Appendix A. This document is incorporated herein by reference and you are urged to read it carefully.

General; Structure of the Transaction

On July 25, 2008, MSMT entered into an Asset Purchase Agreement and Plan of Reorganization with Andover and CDIP. Following satisfaction or waiver of all of the conditions to closing the Reorganization Agreement, MSMT will acquire substantially all of the assets and assume substantially all of the liabilities of Andover and CDIP, including, without limitation, one hundred percent of the outstanding capital stock of the following subsidiaries of Andover and CDIP:

Andover Subsidiaries Being Acquired

Rainer Surgical Incorporated

Ortho-Medical Products, Inc.

CDIP Subsidiaries Being Acquired

Certified Diabetic Supplies Inc.

CDS Health Management, Inc.

CDS Pharmacies, Inc.

CDS Medical Supplies, Inc.

Diabetic Plus, Inc.

MSMT, as the acquirer, will survive the Reorganization Agreement. Andover and CDIP, as the sellers, also will survive the Reorganization Agreement, although Andover and CDIP will have no assets after the completion of the Reorganization Agreement. As part of the transaction, MSMT is assuming substantially all of the liabilities of Andover and CDIP.

Asset Acquisition Consideration to CDIP; Distribution of Common Stock and Preferred Stock

MSMT will issue the following securities in connection with the acquisition of assets from CDIP: (a) 111,441,356 shares of MSMT common stock; (b) 466,000 shares of MSMT’s Series B Preferred Stock, which, in the aggregate, will be convertible into 1,848,121 shares of common stock of MSMT; and (c) 11,272,356 shares of MSMT’s Series C Preferred Stock, which, in the aggregate, will be convertible into 267,699,923 shares of common stock of MSMT. In addition, all warrants and options outstanding immediately prior to the Reorganization (such outstanding warrants and options being currently exercisable for 159,176,800 shares of common stock of CDIP, in the aggregate) will become, pursuant to the terms of such warrants and options, exercisable for 315,641,609 shares of common stock of MSMT after the Reorganization, in the aggregate.

Pursuant to the Reorganization Agreement, CDIP will distribute (x) the MSMT common stock it receives pursuant to the Reorganization to CDIP common stockholders on a pro-rata basis; (y) the MSMT Series B Preferred Stock it receives pursuant to the Reorganization to holders of CDIP Series B Preferred Stock on a pro-rata basis; and (z) the MSMT Series C Preferred Stock it receives pursuant to the Reorganization to holders of CDIP Series C Preferred Stock and Series D Preferred Stock, on a pro-rata basis. There will not be any fractional shares of MSMT capital stock distributed in connection with the Reorganization Agreement. Any fractional shares will be rounded down to the next whole share.

Asset Acquisition Consideration to Andover; Distribution of Common Stock and Preferred Stock

MSMT will issue the following securities in connection with the acquisition of assets from Andover: (a) 170,786,934 shares of MSMT common stock; (b) 5,065,800 shares of MSMT’s Series A Preferred Stock, which, in the aggregate, will be convertible into 61,948,527 shares of common stock of MSMT; and (c) 2,677,644 shares of MSMT’s Series C Preferred Stock, which, in the aggregate, will be convertible into 63,589,628 shares of common stock of MSMT. In addition, all warrants and options outstanding immediately prior to the Reorganization (such outstanding warrants and options being currently exercisable for 102,224,172 shares of common stock of Andover, in the aggregate) will become, pursuant to the terms of such warrants and options, exercisable for 437,526,729 shares of common stock of MSMT after the Reorganization, in the aggregate.

Pursuant to the Reorganization Agreement, Andover will distribute (x) the MSMT common stock it receives pursuant to the Reorganization to Andover common stockholders on a pro-rata basis; (y) the MSMT Series A Preferred Stock it receives pursuant to the Reorganization to holders of Andover Series A Preferred Stock on a pro-rata basis; and (z) the MSMT Series C Preferred Stock it receives pursuant to the Reorganization to holders of Andover Series B Preferred Stock, Series D Preferred Stock and Series E Preferred Stock, on a pro-rata basis. There will not be any fractional shares of MSMT capital stock distributed in connection with the Reorganization Agreement. Any fractional shares will be rounded down to the next whole share.

Escrow Shares

Upon the consummation of the Reorganization Agreement, MSMT will place in escrow 67,731,449 shares of MSMT common stock, to be distributed to the common and preferred stockholders of Andover and CDIP based upon the respective performance of Andover and CDIP upon achievement of certain revenue and earnings targets during the fiscal year ending December 31, 2008. It is anticipated that such escrowed shares will be distributed during the second fiscal quarter of 2009.

Consummation of the Reorganization

The Reorganization will become effective twenty (20) days after the date this joint information statement/prospectus is declared effective by the SEC and mailed to the stockholders of MSMT, and after all other conditions precedent to closing are satisfied or otherwise waived, unless MSMT, Andover and CDIP otherwise agree in writing. The Reorganization is expected to be consummated in the fourth quarter of 2008.

Representations and Warranties

MSMT, Andover and CDIP each made a number of representations and warranties in the Reorganization Agreement regarding aspects of their respective businesses, financial condition, structure and other facts pertinent to the Reorganization.

The representations and warranties of each of MSMT, Andover and CDIP include representations as to:

•	Subsidiaries;

•	Organization, Power, Standing and Qualification;

•	Authorization and Enforceability;

•	Conflicts, Consents and Approvals;

•	Capitalization of MSMT, Andover or CDIP, as applicable;

•	Accuracy of SEC Reports (as to MSMT and Andover) and Financial Statements;

•	Material Changes;

•	Litigation;

•	Labor Relations, Compliance with Laws, Regulatory Permits;

•	Title to Assets;

•	Patents and Trademarks;

•	Transaction with Affiliates;

•	Sarbanes-Oxley; Internal Accounting Controls;

•	Registration Obligations;

•	Tax Status;

•	Disclosure;

•	Material Contracts; and

•	Absence of Undisclosed Liabilities.

The representations and warranties in the Reorganization Agreement are complicated and not easily summarized. You are urged to carefully read the portions of the Reorganization Agreement entitled “Representations and Warranties of Andover” relating to Andover, “Representations and Warranties of CDIP” relating to CDIP, and “Representations and Warranties of MSMT” relating to MSMT.

Conduct of Business Prior to the Effective Time of the Reorganization

Andover, MSMT and CDIP each have agreed that, until the earlier of the completion of the Reorganization or termination of the Reorganization Agreement, except as contemplated by the Reorganization Agreement or agreed to in writing, they will, and will cause their respective subsidiaries to, operate their respective businesses in the ordinary course of business and in accordance with past practice.

Andover, MSMT and CDIP also have agreed that until the earlier of the completion of the Reorganization or termination of the Reorganization Agreement, neither Andover, MSMT nor CDIP will take specific corporate actions identified in the Reorganization Agreement without the other parties’ prior written consent, including the following:

•	declare, set aside, or pay any dividends on its capital stock, split, combine or reclassify its capital stock, or purchase, redeem or otherwise acquire any shares of its capital stock;

•	issue or commit to issue any shares of its capital stock or any other securities or any securities convertible into shares of its capital stock or any other securities;

•	amend its corporate governance documents or change its authorized capital stock;

•	other than with respect to capitalized leases, incur any indebtedness, other than in the ordinary course of business;

•

prepay any loans from its stockholders, officers or directors or any person affiliated with any of the foregoing, or amend its borrowing arrangements or waive, release or assign any material rights or claims, in each case, other than in the ordinary course of business consistent with past practice;

•	materially change or implement accounting policies, methods or procedures, except as required by GAAP or applicable law;

•

increase the annual or discretionary amounts of base salary, bonus compensation or any other form of compensation payable or to become payable to any officer, employee, agent or consultant, except in the ordinary course of business consistent with past practice;

•	hire any employee or consultant with an annual salary in excess of $75,000 except in the ordinary course of business consistent with past practice;

•

make any material acquisition or capital expenditure in excess of $100,000 in the aggregate for such constituent company and its subsidiaries, taken as a whole, other than in the ordinary course of business consistent with past practice;

•	sell, lease, license, pledge or otherwise dispose of, distribute or encumber any properties or assets, other than in the ordinary course of business consistent with past practice;

•

acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof;

•	enter into, modify, amend, violate or terminate any material contract, other than in the ordinary course of business consistent with past practice;

•	acquire or dispose of any real property or materially modify or terminate any real property lease;

•	settle or compromise any pending or threatened action (whether or not commenced prior to the date of the Reorganization Agreement) for an amount in excess of $100,000; and

•

fail to use its commercially reasonable efforts to maintain existing relationships with material suppliers and customers, and otherwise preserve the goodwill of its business so that such relationships and goodwill will be preserved on and after the closing date.

The agreements related to the conduct of business in the Reorganization Agreement are complicated and not easily summarized. You are urged to carefully read the section of the Reorganization Agreement entitled “Conduct of the Constituent Companies’ Business Pending the Closing Date.”

MSMT, Andover and CDIP have further agreed to:

•	take, or cause to be taken, all actions necessary, proper, or advisable to consummate and make effective the transactions contemplated by the Reorganization Agreement;

•

duly call, give notice of, convene and hold a special meeting of each company’s stockholders for the purpose of considering and voting on the approval and adoption of the Reorganization Agreement and the transactions contemplated thereby (or, if permissible, to obtain the written consent of the requisite holders of a majority of the issued and outstanding shares of voting capital stock);

•

not (a) solicit any acquisition proposal; (b) participate or engage in any discussions or negotiations regarding any acquisition proposal; (c) approve, endorse, recommend or make or authorize any public statement in support of any acquisition proposal; or (d) execute or enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any acquisition proposal unless the board of directors of the constituent company determines, in good faith, that such acquisition proposal constitutes a Superior Offer (as such term is defined in the Reorganization Agreement) to the Reorganization Agreement;

•

afford the other parties access, during regular business hours, to personnel, properties, books and records and other documents and data and otherwise cooperate and assist, to the extent reasonably requested, with each party’s investigation of the properties, assets and financial condition of the other parties; and

•

notify one another of (i) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the Reorganization; (ii) any notice or other communication from any governmental authority in connection with the Reorganization or any of the other transactions contemplated by the Reorganization Agreement; or (iii) any litigation relating to, involving or otherwise affecting the parties that relates to the Reorganization or any of the other transactions contemplated by the Reorganization Agreement.

In addition, MSMT has agreed to:

•

prepare and file with the SEC an information statement relating to the vote of the requisite MSMT stockholders to consider the adoption and approval of the Reorganization Agreement and the Amended and Restated Charter, and to prepare and file with the SEC a Registration Statement on Form S-4 registering the securities to be issued to Andover and CDIP in connection with the Reorganization;

•

increase the size of the board of directors of MSMT to nine directors and elect Lowell M. Fisher, Jr. (Chairman of the Board), Shad Stastney, Christopher D. Phillips, Edwin A. Reilly, one designee of Frank Magliochetti, two designees of Vicis and two additional members who qualify as independent directors;

•	appoint and elect the corporate officers identified in the Reorganization Agreement to serve MSMT immediately following the Reorganization; and

•	apply to have MSMT common stock listed or quoted on the New York Stock Exchange, the American Stock Exchange, the NASDAQ Global Select Market, the NASDAQ Global Market or the NASDAQ Capital Market.

The additional agreements set forth above are complicated and not easily summarized. You are urged to carefully read the section of the Reorganization Agreement entitled “Additional Agreements.”

Conditions to Completion of the Reorganization

The obligations of MSMT, Andover and CDIP to consummate the Reorganization Agreement and the transactions contemplated thereby are subject to the satisfaction or waiver, to the extent legally permissible, of each of the following conditions:

•

there shall be no statute, rule, order, decree, regulation or injunction of any United States court, or any governmental authority that precludes, prohibits, restrains or enjoins the consummation of the Reorganization or makes the consummation of the Reorganization illegal;

•

the registration statement on Form S-4 of which this joint information statement/prospectus forms a part shall have been declared effective by the SEC and no stop order suspending the effectiveness of this registration statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC or any other governmental authority and no similar proceeding in respect of this joint information statement/prospectus shall have been initiated or threatened by the SEC or any governmental authority;

•	the Amended and Restated Charter shall have been filed with and accepted by the Secretary of State of the State of Nevada;

•

the Reorganization Agreement and the transactions contemplated thereby shall have been adopted and approved by the requisite stockholders of each company at each company’s stockholder meeting (or by written consent) in accordance with each company’s charter documents, bylaws and applicable law;

•

all consents, authorizations, orders and approvals of any governmental authority or third party required to be obtained by any party in connection with the execution, delivery and performance of the Reorganization Agreement shall have been obtained;

•	MSMT common stock shall continue to be quoted on the Over-the-Counter Bulletin Board maintained by the Financial Industry Regulatory Authority;

•	the termination of certain existing registration rights agreements identified in the Reorganization Agreement;

•

the representations and warranties of each party contained in the Reorganization Agreement shall have been accurate in all respects as of the date of the Reorganization Agreement and shall be accurate in all respects as of the closing date as if made on and as of the closing date;

•

each party shall have performed and complied with all covenants and obligations required by the Reorganization Agreement to be so performed or complied with by such party at or before the closing date; and

•

each party shall have received an unaudited balance sheet dated no more than forty-five (45) days prior to the date of closing and the related unaudited statements of income, changes in stockholders’ equity and cash flows for the period from January 1, 2008 to the date of the balance sheet (or, in the case of CDIP for the period from November 1, 2007 to the date of the balance sheet).

The conditions to closing the Reorganization Agreement are complicated and not easily summarized. You are urged to carefully read the section of the Reorganization Agreement entitled “Conditions Precedent to Closing.”

Termination of the Reorganization Agreement

The Reorganization Agreement may be terminated and the Reorganization may be abandoned any time prior to the closing date:

•	by mutual consent of MSMT, Andover and CDIP;

•

by any company if (i) the Reorganization is not consummated by December 31, 2008; (ii) any order permanently enjoining, restraining or otherwise prohibiting the Reorganization exists; or (iii) any company’s stockholders fail to adopt and approve the Reorganization Agreement at the special meeting of each company called for the purpose of considering and voting on the approval and adoption of the Reorganization Agreement and the transactions contemplated thereby (or, if applicable, such approval has not been obtained by written consent);

•

by any company if: (i) the board of directors of a constituent company withdraws, amends or modifies its recommendation in favor of the approval and adoption of the Reorganization Agreement and the transactions contemplated thereby; (ii) the board of directors of any constituent company fails to reject or approves or recommends any Superior Offer (as such term is defined in the Reorganization Agreement) to its stockholders; (iii) any constituent company enters into any letter of intent or any agreement, contract or commitment accepting any Superior Offer; or (iv) a tender or exchange offer relating to a constituent company’s securities has been commenced by a person unaffiliated with the other constituent companies;

•

by any company if any other constituent company breaches or fails to perform, in any material respect, any of its representations, warranties, covenants or other agreements contained in the Reorganization Agreement; or

•

by any company if any event or events have occurred which, individually or in the aggregate, have had or may be expected to have a material adverse effect on either or both of the other constituent companies.

The circumstances under which a party to the Reorganization Agreement may terminate the agreement are complicated and not easily summarized. You are urged to carefully read the section of the Reorganization Agreement entitled “Termination.”

Expenses and Termination Fees

Except for certain limited circumstances, each constituent company will bear its own fees in connection with the proposed Reorganization Agreement.

MSMT’s Reasons for the Reorganization

On July 25, 2008, the board of directors of MSMT approved by unanimous written consent the Reorganization Agreement, which provides for the acquisition by MSMT of substantially all of the assets and the assumption of substantially all of the liabilities of Andover and CDIP.

In reaching its decision to approve the Reorganization and the other transactions contemplated thereby, the board of directors of MSMT consulted with MSMT’s management and its legal and financial advisors. The board of directors of MSMT considered a number of factors and potential benefits of the Reorganization including, without limitation, the following:

•	the enhanced potential for earnings and revenue growth that could be attained through a combination of the management and industry expertise of MSMT, Andover and CDIP;

•

the complementary nature of certain of MSMT, Andover and CDIP’s products, services and capabilities, the expectation that Andover and CDIP could be integrated with MSMT, and the potential benefits that could be realized as a result of such integration;

•

the enhanced potential for earnings and revenue growth that could be attained through the combination of Andover and MSMT’s durable medical equipment and orthopedic supplies businesses with CDIP’s direct-to-consumer diabetic testing and medical supplies mail order business;

•	the potential cost savings that may be attained through the elimination of overlap of legal, accounting and administrative expenses;

•	MSMT’s current liquidity, MSMT’s need to raise additional capital and MSMT’s ability to obtain additional capital conditioned upon MSMT’s efforts to complete the Reorganization;

•	the results of the business and accounting due diligence review conducted by MSMT’s management and directors;

•	the existence of common control and management between MSMT and CDIP;

•

MSMT’s business, current financial condition and results of operation and future prospects and the belief of the board of directors based on its familiarity with these matters that the consideration to be received by Andover and CDIP’s stockholders in the transaction fairly reflects Andover and CDIP’s intrinsic value, including its prospects for future growth in line with historical growth rates; and

•

the recent evaluation by the management of MSMT of Andover and CDIP’s strategic plan and projections and the risks related to achieving those projections and the goals of that plan, compared to the risks and benefits of the Reorganization.

The board of directors of MSMT also considered and balanced against the potential benefits of the Reorganization a number of potentially adverse factors concerning the Reorganization including, without limitation, the following:

•

the opportunities for growth and the potential for increased stockholder value if MSMT were to stay independent and realize its strategic plan, financial projections and expected technological advances over the next five years;

•	the risk that Andover or CDIP will not be able to implement its strategic plan or achieve it projections and the goals of that plan;

•	the risk that the Reorganization might not be completed in a timely manner or at all;

•	the risk of diverting management focus and resources from other strategic opportunities and from operational matters while working to implement the Reorganization; and

•	the possibility of management and employee disruption associated with the Reorganization.

After taking into account all of the factors set forth above, as well as others, the board of directors of MSMT agreed that the benefits of the Reorganization outweigh the risks and that the Reorganization Agreement and the Reorganization are advisable and fair and in the best interests of MSMT’s stockholders.

The board of directors of MSMT did not assign relative weights to the above factors or the other factors considered by it. In addition, the board of directors did not reach any specific conclusion on each factor considered, but conducted an overall analysis of these factors. Individual members of the board of directors may have given different weight to different factors.

Andover’s Reasons for the Reorganization

The board of directors of Andover approved the Reorganization Agreement at a meeting held on July 15, 2008 after Andover’s senior management discussed with its board of directors the business, assets, liabilities, results of operations and financial performance of MSMT and CDIP, the complementary nature of certain of MSMT and CDIP’s products, services and capabilities and the products and services of Andover, the expectation that Andover could be integrated with MSMT and CDIP, and the potential benefits that could be realized as a result of such integration.

CDIP’s Reasons for the Reorganization

The board of directors of CDIP approved the Reorganization Agreement by unanimous written consent on July 25, 2008 after CDIP’s senior management discussed with its board of directors the business, assets, liabilities, results of operations and financial performance of MSMT and Andover, the complementary nature of certain of MSMT and Andover’s products, services and capabilities and the products and services of CDIP, the expectation that CDIP could be integrated with MSMT and Andover, and the potential benefits that could be realized as a result of such integration.

Anticipated Accounting Treatment

The Reorganization will be accounted for under the provisions governing transactions between entities under common control as outlined in SFAS 141 “Business Combinations,” Appendix D, EITF 02-5 “Definition of ‘Common Control’ in Relation to FASB Statement No. 141,” EITF 90-5 “Exchanges of Ownership Interests between Entities under Common Control” and EITF 96-16 “Investor’s Accounting for an Investee When the Investor Has a Majority of the Voting Interest but the Minority Shareholder or Shareholders Have Certain Approval or Veto Rights.” As such, MSMT will record the assets or equity interests received from Andover or CDIP, as applicable, at the amounts such assets or equity interests were carried on the books of Andover or CDIP, as applicable, on the date of closing.

Material United States Federal Income Tax Consequences of the Reorganization

The following is a discussion of the material United States federal income tax consequences of the Reorganization. The following discussion is based on the United States Internal Revenue Code of 1986, as amended, which we refer to as the Code, and related regulations, existing administrative interpretations and court decisions and any related laws, all of which could change, possibly with retroactive effect. This discussion does not address all aspects of United States federal income taxation that may be important to you in light of your particular circumstances or special rules that may apply to you, such as rules relating to:

•	stockholders who are not citizens or residents of the United States;

•	financial institutions;

•	tax exempt organizations;

•	insurance companies; or

•	dealers in securities.

It is expected that the Reorganization will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and that MSMT, Andover and CDIP will each be a party to that reorganization within the meaning of Section 368(b) of the Code. Accordingly, none of the parties, including Andover’s and CDIP’s stockholders, should recognize any gain or loss for United States federal income tax purposes.

This foregoing discussion is not intended to be a complete analysis or description of all potential United States federal income tax consequences or any other consequences of the Reorganization. In addition, this discussion does not address tax consequences which may vary with, or are contingent on, your individual circumstances. Moreover, this discussion does not address any non-income tax or any foreign, state or local tax consequences of the Reorganization. Accordingly, you are strongly urged to consult with your tax advisor to determine the particular United States federal, state, local or foreign income or other tax consequences to you of the Reorganization.

Federal or State Regulatory Requirements and Approvals

MSMT has consulted with its legal counsel and believes that it is not required to obtain the consent of, or furnish prior notice to, any federal or state governmental authority in connection with the consummation of the Reorganization, other than to have this registration statement declared effective by the SEC.

Description of MSMT’s Capital Stock

The following description includes the material terms of our common stock and preferred stock. However, it is a summary and is qualified in its entirety by the provisions of our charter documents, all of which have been filed as exhibits to our registration statement of which this joint information statement/prospectus is a part.

Our authorized capital stock consists of 205,000,000 shares, consisting of 5,000,000 shares of preferred stock, par value $0.0001 per share, and 200,000,000 shares of common stock, par value $0.0001 per share. As of July 31, 2008, we had 58,218,007 outstanding shares of our common stock and 798,906 outstanding shares of our Series D Preferred Stock, which was designated by our Board of Directors on July 29, 2008. We have reserved 31,220,000 shares of our common stock for issuance pursuant to the conversion of our outstanding debentures, 9,254,736 shares of our common stock for issuance pursuant to the exercise of outstanding warrants, 79,890,600 shares of our common stock for issuance pursuant to the conversion of our Series D Preferred Stock and 2,975,000 shares of our common stock for issuance pursuant to our Equity Incentive Plan. Each issued and outstanding share of our common stock is fully paid and non-assessable.

Common Stock

Holders of shares of our common stock are entitled to one vote for each share on all matters to be voted on by the shareholders. Holders of shares of our preferred stock are and will be entitled to one vote for each share on all matters to be voted on by the shareholders. Holders of shares of our common stock have no cumulative voting rights and will vote together with any future holders of shares of our preferred stock on all matters except as set forth in our charter documents or as otherwise provided by law. Holders of shares of our preferred stock have no cumulative voting rights, but will vote together with holders of shares of our common stock on all matters except as set forth in our charter documents or as otherwise provided by law.

Subject to the prior rights of any preferred stock outstanding, holders of our common stock are entitled to receive ratably, dividends when, as, and if declared by the board of directors out of funds legally available for that purpose and, upon our liquidation, dissolution, or winding up, are entitled to share ratably in all assets remaining after payment of liabilities and payment of accrued dividends and liquidation preferences on the preferred stock, if any preferred stock is then outstanding. Holders of common stock have no preemptive rights and have no rights to convert their common stock into any other securities.

Preferred Stock

Our board of directors has the authority to designate one or more series or classes of preferred stock. Such authority is often referred to as “blank check” authority, as it provides the board of directors the flexibility, from time to time, without further stockholder approval, to create a new series or class of preferred stock and to determine the descriptions, preferences and limitations of each series or class, including, but not limited to, (a) the number of shares, (b) dividend rights, (c) conversion privileges, (d) voting rights, (e) redemption provisions, (f) sinking fund provisions, (g) rights upon liquidation, dissolution or winding up of the company, and (h) other relative rights, preferences and limitations of such series or class.

If any series or class of preferred stock authorized by the board of directors provides for dividends, such dividends, when and as declared by the board of directors out of any funds legally available therefore, may be cumulative and may have a preference over the common stock as to the payment of such dividends. Upon our liquidation, dissolution or winding up, the holders of our preferred stock may be entitled to receive preferential cash distributions fixed by the board of directors when creating the particular series of preferred stock before the holders of our common stock are entitled to receive anything. Therefore, the issuance of preferred stock could result in a reduction in the assets available for distribution to the holders of our common stock in the event of a liquidation, dissolution or winding up. Preferred stock authorized by the board of directors may be redeemable or convertible into shares of any other class or series of our capital stock.

Establishment of New Preferred Stock

Upon consummation of the Reorganization, and upon filing of the Amended and Restated Charter, the following series of preferred stock will be created: 5,065,800 shares of Series A Voting Convertible Preferred Stock, $0.0001 par value per share, which we refer to as our Series A Preferred Stock, 466,000 shares Series B Voting Convertible Preferred Stock, $0.0001 par value per share, which we refer to as our Series B Preferred Stock and 13,950,000 shares of the Series C Voting Convertible Preferred Stock, $0.0001 par value per share, which we refer to as our Series C Preferred Stock. On July 29, 2008, our board of directors designated 798,906 shares of our preferred stock as Series D Convertible Preferred Stock, $0.0001 par value per share, which we refer to as our Series D Preferred Stock. The Amended and Restated Charter retains this same number of authorized shares of Series D Preferred Stock. In addition, after the consummation of the Reorganization, 4,719,294 shares of our preferred stock will remain as “blank-check” preferred stock.

Series A Preferred Stock

Our Series A Preferred Stock will have the following rights, preferences, privileges, powers and restrictions:

•	Stated Value—$1.00 per share of Series A Preferred Stock.

•

Dividends—A holder of Series A Preferred Stock is entitled to receive a dividend at a rate per annum equal to six percent (6%) of the stated value (initially $1.00 per share), payable semi-annually, at the option of the company in cash, to the extent funds are legally available, or in shares of common stock at the market price (as such price is determined pursuant to the designations for the Series A Preferred Stock). As to payment of dividends, the holders of shares of Series A Preferred Stock shall rank pari passu with the holders of shares of the company’s Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock and senior to our common stock and any other series of preferred stock.

•

Voting Rights—The holders of Series A Preferred stock have the right to vote on an as-converted basis with our common stockholders on all matters submitted to a vote of our common stockholders. In addition, as long as twenty percent (20%) of the shares of Series A Preferred Stock issued and outstanding on the original issue date remain issued and outstanding, we cannot, without the prior approval of at least a majority of the then issued and outstanding shares of Series A Preferred Stock, voting as a separate class, take the following actions:

•	amend or otherwise restate our articles of incorporation in any manner that adversely affects the rights of the holders of Series A Preferred Stock;

•	alter or change adversely the voting or other powers, preferences, rights, privileges or restrictions of the Series A Preferred Stock;

•	increase the authorized number of shares of preferred stock or the Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock;

•	redeem, purchase or otherwise acquire directly or indirectly any shares junior or pari passu with the Series A Preferred Stock;

•

directly or indirectly pay or declare any dividend or make any distribution in respect of any junior stock, or set aside any monies for the purchase or redemption (through a sinking fund or otherwise) of any junior stock or any shares pari passu with the Series A Preferred Stock; and

•	authorize or create any class of stock ranking as to dividends, redemption or distribution of assets upon a liquidation senior to or otherwise pari passu with the Series A Preferred Stock.

•

Liquidation Rights—In the event of any voluntary or involuntary liquidation, dissolution or winding up of the company, the holders of shares of Series A Preferred Stock are entitled to be paid out of the assets available for distribution, before any payment shall be made to the holders of common stock or any other class or series of stock ranking on liquidation junior to the Series A Preferred Stock, an amount equal to the stated value of the Series A Preferred Stock (initially $1.00 per share), plus accrued, unpaid dividends. As to liquidation rights, the holders of shares of Series A Preferred Stock shall rank pari passu with the holders of shares of the company’s Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock and senior to our common stock and any other series of preferred stock.

•

Redemption—Upon the occurrence of any of the following events, the holders of not less than a majority of the then issued and outstanding shares of Series A Preferred Stock, Series C Preferred Stock and Series D Preferred Stock, voting as a single class, may require the company to redeem the Series A Preferred Stock at an amount equal to the stated value of the Series A Preferred Stock (initially $1.00 per share), plus accrued, unpaid dividends:

•

a transaction in which (a) the company merges or consolidates with or into another entity and, after giving effect to such transaction, the stockholders of the company own less than sixty-six percent (66%) of the aggregate voting power of the company or the successor entity of such transaction; (b) the company sells all or substantially all of its assets in one transaction or a series of related transactions, and the stockholders of the company own less than sixty-six percent (66%) of the aggregate voting power of the acquiring entity immediately after the transaction; (c) any tender offer or exchange offer is completed pursuant to which holders of our common stock are permitted to tender or exchange their shares for other securities, cash or property; or (d) the company reclassifies its common stock or effects any compulsory share exchange pursuant to which the common stock is effectively converted into or exchanged for other securities, cash or property;

•

the company fails to have available a sufficient number of authorized and unreserved shares of common stock to issue to the holders of the Series A Preferred Stock upon a conversion of the Series A Preferred Stock;

•

the company fails to observe or perform any other covenant, agreement or warranty contained in its charter (as amended by the Series A designation), and such failure or breach, if subject to the possibility of a cure by the company, is not cured within twenty (20) calendar days after the date on which written notice of such failure or breach is delivered;

•	the company files bankruptcy; or

•	any monetary judgment shall be entered or filed against the company or its assets for greater than $250,000.

For any payment made pursuant to a redemption event, the holders of shares of Series A Preferred Stock shall rank pari passu with the holders of shares of the company’s Series C Preferred Stock and Series D Preferred Stock.

•

Conversion—Each share of Series A Preferred Stock, at its stated value of $1.00 per share, together with any accrued and unpaid dividends, is convertible at the option of the holder at any time into common stock at a price of $0.08177 per share of common stock; provided, however, the holder is not entitled to convert any Series A Preferred Stock to the extent that, after such conversion, the sum of the number of shares of common stock beneficially owned by such holder and its affiliates, will result in beneficial ownership of more than 4.99% of the outstanding shares of our common stock.

Series B Preferred Stock

Our Series B Preferred Stock will have the following rights, preferences, privileges, powers and restrictions:

•	Stated Value—$1.00 per share of Series B Preferred Stock.

•

Dividends—A holder of Series B Preferred Stock is entitled to receive a dividend at a rate per annum equal to eight percent (8%) of the stated value (initially $1.00 per share), payable semi-annually, at the option of the company in cash, to the extent funds are legally available, or in shares of common stock at the market price (as such price is determined pursuant to the designations for the Series B Preferred Stock). As to payment of dividends, the holders of shares of Series B Preferred Stock shall rank pari passu with the holders of shares of the company’s Series A Preferred Stock, Series C Preferred Stock and Series D Preferred Stock and senior to our common stock and any other series of preferred stock.

•

Voting Rights—The holders of Series B Preferred stock have the right to vote on an as-converted basis with our common stockholders on all matters submitted to a vote of our common stockholders. In addition, as long as twenty percent (20%) of the shares of Series B Preferred Stock issued and outstanding on the original issue date remain issued and outstanding, we cannot, without the prior approval of at least a majority of the then issued and outstanding shares of Series B Preferred Stock, voting as a separate class, take the following actions:

•	amend or otherwise restate our articles of incorporation in any manner that adversely affects the rights of the holders of Series B Preferred Stock; or

•	alter or change adversely the voting or other powers, preferences, rights, privileges or restrictions of the Series B Preferred Stock.

•

Liquidation Rights—In the event of any voluntary or involuntary liquidation, dissolution or winding up of the company, the holders of shares of Series B Preferred Stock are entitled to be paid out of the assets available for distribution, before any payment shall be made to the holders of common stock or any other class or series of stock ranking on liquidation junior to the Series B Preferred Stock, an amount equal to the stated value of the Series B Preferred Stock (initially $1.00 per share), plus accrued, unpaid dividends. As to liquidation rights, the holders of shares of Series B Preferred Stock shall rank pari passu with the holders of shares of the company’s Series A Preferred Stock, Series C Preferred Stock and Series D Preferred Stock and senior to our common stock and any other series of preferred stock.

•

Conversion—Each share of Series B Preferred Stock, at its stated value of $1.00 per share, together with any accrued and unpaid dividends, is convertible at the option of the holder at any time into common stock at a price of $0.2521 per share of common stock.

Series C Preferred Stock

Our Series C Preferred Stock will have the following rights, preferences, privileges, powers and restrictions:

•	Stated Value—$1.00 per share of Series C Preferred Stock.

•

Dividends—A holder of Series C Preferred Stock is entitled to receive a dividend at a rate per annum equal to ten percent (10%) of the stated value (initially $1.00 per share), payable semi-annually, at the option of the company in cash, to the extent funds are legally available, or in shares of common stock at a ten percent (10%) discount to the market price (as such price is determined pursuant to the designations for the Series C Preferred Stock). As to payment of dividends, the holders of shares of Series C Preferred Stock shall rank pari passu with the holders of shares of the company’s Series A Preferred Stock, Series B Preferred Stock and Series D Preferred Stock and senior to our common stock and any other series of preferred stock.

•

Voting Rights—The holders of Series C Preferred stock have the right to vote on an as-converted basis with our common stockholders on all matters submitted to a vote of our common stockholders. In addition, as long as twenty percent (20%) of the shares of Series C Preferred Stock issued and outstanding on the original issue date remain issued and outstanding, we cannot, without the prior approval of at least a majority of the then issued and outstanding shares of Series C Preferred Stock, voting as a separate class, take the following actions:

•	amend or otherwise restate our articles of incorporation in any manner that adversely affects the rights of the holders of Series C Preferred Stock;

•	alter or change adversely the voting or other powers, preferences, rights, privileges or restrictions of the Series C Preferred Stock;

•	increase the authorized number of shares of preferred stock or the Series A Preferred Stock, Series B Preferred Stock or Series D Preferred Stock;

•	redeem, purchase or otherwise acquire directly or indirectly any shares junior or pari passu with the Series C Preferred Stock;

•

directly or indirectly pay or declare any dividend or make any distribution in respect of any junior stock, or set aside any monies for the purchase or redemption (through a sinking fund or otherwise) of any junior stock or any shares pari passu with the Series C Preferred Stock; and

•	authorize or create any class of stock ranking as to dividends, redemption or distribution of assets upon a liquidation senior to or otherwise pari passu with the Series C Preferred Stock.

•

Liquidation Rights—In the event of any voluntary or involuntary liquidation, dissolution or winding up of the company, the holders of shares of Series C Preferred Stock are entitled to be paid out of the assets available for distribution, before any payment shall be made to the holders of common stock or any other class or series of stock ranking on liquidation junior to the Series C Preferred Stock, an amount equal to the stated value of the Series C Preferred Stock (initially $1.00 per share), plus accrued, unpaid dividends. As to liquidation rights, the holders of shares of Series C Preferred Stock shall rank pari passu with the holders of shares of the company’s Series A Preferred Stock, Series B Preferred Stock and Series D Preferred Stock and senior to our common stock and any other series of preferred stock.

•

Redemption—Upon the occurrence of any of the following events, the holders of not less than a majority of the then issued and outstanding shares of Series C Preferred Stock, Series A Preferred Stock and Series D Preferred Stock, voting as a single class, may require the company to redeem the Series C Preferred Stock at an amount equal to the stated value of the Series C Preferred Stock (initially $1.00 per share), plus accrued, unpaid dividends:

•

a transaction in which (a) the company merges or consolidates with or into another entity and, after giving effect to such transaction, the stockholders of the company own less than sixty-six percent (66%) of the aggregate voting power of the company or the successor entity of such transaction; (b) the company sells all or substantially all of its assets in one transaction or a series of related transactions, and the stockholders of the company own less than sixty-six percent (66%) of the aggregate voting power of the acquiring entity immediately after the transaction; (c) any tender offer or exchange offer is completed pursuant to which holders of our common stock are permitted to tender or exchange their shares for other securities, cash or property; or (d) the company reclassifies its common stock or effects any compulsory share exchange pursuant to which the common stock is effectively converted into or exchanged for other securities, cash or property;

•

the company fails to have available a sufficient number of authorized and unreserved shares of common stock to issue to the holders of the Series C Preferred Stock upon a conversion of the Series C Preferred Stock;

•

the company fails to observe or perform any other covenant, agreement or warranty contained in its charter (as amended by the Series C designation), and such failure or breach, if subject to the possibility of a cure by the company, is not cured within twenty (20) calendar days after the date on which written notice of such failure or breach is delivered;

•	the company files bankruptcy; or

•	any monetary judgment shall be entered or filed against the company or its assets for greater than $250,000.

For any payment made pursuant to a redemption event, the holders of shares of Series C Preferred Stock shall rank pari passu with the holders of shares of the company’s Series A Preferred Stock and Series D Preferred Stock.

•

Conversion—Each share of Series C Preferred Stock, at its stated value of $1.00 per share, together with any accrued and unpaid dividends, is convertible at the option of the holder at any time into common stock at a price of $0.0421 per share of common stock; provided, however, the holder is not entitled to convert any Series C Preferred Stock to the extent that, after such conversion, the sum of the number of shares of common stock beneficially owned by such holder and its affiliates, will result in beneficial ownership of more than 4.99% of the outstanding shares of our common stock.

Series D Preferred Stock

Our Series D Preferred Stock has the following rights, preferences, privileges and restrictions:

•	Stated Value—$10.00 per share of Series D Preferred Stock.

•

Dividends—A holder of Series D Preferred Stock is entitled to receive a dividend at a rate per annum equal to ten percent (10%) of the stated value (initially $10.00 per share), payable semi-annually, at the option of MSMT in cash, to the extent funds are legally available, or in shares of common stock at a ten percent (10%) discount to the market price (as such price is determined pursuant to the designations for the Series D Preferred Stock).

•

Voting Rights—The holders of Series D Preferred stock have the right to vote on an as-converted basis with our common stockholders on all matters submitted to a vote of our common stockholders. In addition, as long as twenty percent (20%) of the shares of Series D Preferred Stock issued and outstanding on the original issue date remain issued and outstanding, we cannot, without the prior approval of at least a majority of the then issued and outstanding shares of Series D Preferred Stock, voting as a separate class, take the following actions:

•	amend or otherwise restate our articles of incorporation in any manner that adversely affects the rights of the holders of Series D Preferred Stock;

•	alter or change adversely the voting or other powers, preferences, rights, privileges or restrictions of the Series D Preferred Stock;

•	increase the authorized number of shares of preferred stock;

•	redeem, purchase or otherwise acquire directly or indirectly any shares junior or pari passu with the Series D Preferred Stock;

•

directly or indirectly pay or declare any dividend or make any distribution in respect of any junior stock, or set aside any monies for the purchase or redemption (through a sinking fund or otherwise) of any junior stock or any shares pari passu with the Series D Preferred Stock;

•	authorize or create any class of stock ranking as to dividends, redemption or distribution of assets upon a liquidation senior to or otherwise pari passu with the Series D Preferred Stock; and

•	enter into any agreement with respect to the foregoing.

•

Election of Directors—As long as fifty percent (50%) of the shares of Series D Preferred Stock issued and outstanding on the original issue date remain issued and outstanding, the holders of a majority of the shares of Series D Preferred Stock are entitled to nominate and elect four (4) members to our board of directors.

•

Liquidation Rights—In the event of any voluntary or involuntary liquidation, dissolution or winding up of the company, the holders of shares of Series D Preferred Stock are entitled to be paid out of the assets available for distribution, before any payment shall be made to the holders of common stock or any other class or series of stock ranking on liquidation junior to the Series D Preferred Stock, an amount equal to the stated value of the Series D Preferred Stock (initially $10.00 per share), plus accrued, unpaid dividends.

•

Redemption—Upon the occurrence of any of the following events, the holders of not less than a majority of the then issued and outstanding shares of Series D Preferred Stock may require the company to redeem the Series D Preferred Stock at an amount equal to the stated value of the Series D Preferred Stock (initially $10.00 per share), plus accrued, unpaid dividends:

•

a transaction in which (a) the company merges or consolidates with or into another entity and, after giving effect to such transaction, the stockholders of the company own less than sixty-six percent (66%) of the aggregate voting power of the company or the successor entity of such transaction; (b) the company sells all or substantially all of its assets in one transaction or a series of related transactions, and the stockholders of the company own less than sixty-six percent (66%) of the aggregate voting power of the acquiring entity immediately after the transaction; or the execution of an agreement to provide for the events in (a) through (c);

•

the company fails to have available a sufficient number of authorized and unreserved shares of common stock to issue to the holders of the Series D Preferred Stock upon a conversion of the Series D Preferred Stock;

•

the company fails to observe or perform any other covenant, agreement or warranty contained in its charter (as amended by the Series D designation), and such failure or breach, if subject to the possibility of a cure by the company, is not cured within twenty (20) calendar days after the date on which written notice of such failure or breach is delivered;

•	the company files bankruptcy; or

•	any monetary judgment shall be entered or filed against the company or its assets for greater than $100,000.

•

Conversion—Each share of Series D Preferred Stock, at its stated value of $10.00 per share, together with any accrued and unpaid dividends, is convertible at the option of the holder at any time into common stock at a price of $0.10 per share of common stock; provided, however, the holder is not entitled to convert any Series D Preferred Stock to the extent that, after such conversion, the sum of the number of shares of common stock beneficially owned by such holder and its affiliates, will result in beneficial ownership of more than 4.99% of the outstanding shares of our common stock.

Warrants and Options to be issued to Andover and CDIP

Upon the consummation of the Reorganization Agreement, the following options, unit purchase options and warrants will be assumed by MSMT and will become options, unit purchase options and warrants exercisable for MSMT common stock.

Andover Warrants and Unit Purchase Options

Andover issued and outstanding warrants will be assumed by MSMT and the holder will be entitled to be issued a new MSMT warrant to purchase the number of shares of MSMT common stock equal to the product of the number of shares of Andover common stock subject to the warrant immediately prior to the Closing and the Andover Pricing Ratio, which is approximately 4.280071141. The exercise price of each warrant also will be equitably adjusted to reflect the Andover Pricing Ratio. As of July 31, 2008, Andover has the following outstanding warrants: (a) Class A Common Stock Purchase Warrants, which, pursuant to the terms of the Reorganization Agreement, will become exercisable for 68,634,236 shares of MSMT common stock; (b) Class B Common Stock Purchase Warrants, which, pursuant to the terms of the Reorganization Agreement, will become exercisable for 68,634,236 shares of MSMT common stock; (c) Class C Common Stock Purchase Warrants, which, pursuant to the terms of the Reorganization Agreement, will become exercisable for 53,806,606 shares of MSMT common stock; (d) Class D Common Stock Purchase Warrants, which, pursuant to the terms of the Reorganization Agreement, will become exercisable for 53,806,606 shares of MSMT common stock; (e) Class E Common Stock Purchase Warrants, which, pursuant to the terms of the Reorganization Agreement, will become exercisable for 73,372,648 shares of MSMT common stock; (f) Class F Common Stock Purchase Warrants, which, pursuant to the terms of the Reorganization Agreement, will become exercisable for 36,686,327 shares of MSMT common stock; (g) Class G Common Stock Purchase Warrants, which, pursuant to the terms of the Reorganization Agreement, will become exercisable for 12,228,775 shares of MSMT common stock; and (h) Class H Common Stock Purchase Warrants, which, pursuant to the terms of the Reorganization Agreement, will become exercisable for 12,228,775 shares of MSMT common stock. The terms of the new MSMT warrants issued to Andover warrant holders will be substantially similar to those contained in the existing Andover warrants.

As of July 31, 2008, Andover also had 15.625 unit purchase options issued and outstanding Andover unit purchase options will be assumed by MSMT and the holder will be entitled to be issued a new MSMT unit purchase option. The MSMT unit purchase options will be exercisable for (a) shares of MSMT Series A Preferred Stock, which will be convertible into approximately 611,408 shares of MSMT common stock; (b) a common stock purchase warrant exercisable for approximately 611,408 shares of MSMT common stock; and (c) a common stock purchase warrant exercisable for approximately 611,408 shares of MSMT common stock. The exercise price of each unit purchase option, which is currently $50,000, also will be equitably adjusted to reflect the Andover Pricing Ratio.

Andover Employee Stock Incentive Plan

As of July 31, 2008, the maximum number of shares of Andover common stock which may be issued or made subject to awards under the Andover Plan is 15,000,000, of which 6,885,000 awards have been issued at exercise prices ranging from $0.06 to $0.67 per share. Upon the consummation of the Reorganization, MSMT will assume the issued and outstanding options Andover. As a result, an additional 29,468,290 options for MSMT common stock will be issued and outstanding. The exercise prices of each option also will be equitably adjusted at Closing to reflect the Andover Pricing Ratio.

CDIP Warrants

CDIP issued and outstanding warrants will be assumed by MSMT and the holder will be entitled to be issued a new MSMT warrant to purchase the number of shares of MSMT common stock equal to the product of the number of shares of CDIP common stock subject to the warrant immediately prior to the Closing and the CDIP Pricing Ratio, which is approximately 1.98296239. The exercise price of each warrant also will be equitably adjusted to reflect the CDIP Pricing Ratio. As of July 31, 2008, CDIP has the following outstanding warrants: (a) a common stock purchase warrant, which, pursuant to the terms of the Reorganization Agreement, will become exercisable for 231,610 shares of MSMT common stock; (b) a common stock purchase warrant, which, pursuant to the terms of the Reorganization Agreement, will become exercisable for 2,974,444 shares of MSMT common stock; (c) a Series 1 Common Stock Purchase Warrant, which, pursuant to the terms of the Reorganization Agreement, will become exercisable for 49,574,060 shares of MSMT common stock; (d) a Series 2 Common Stock Purchase Warrant, which, pursuant to the terms of the Reorganization Agreement, will become exercisable for 49,574,060 shares of MSMT common stock; (e) Series 3 Common Stock Purchase Warrants, which, pursuant to the terms of the Reorganization Agreement, will become exercisable for 74,361,090 shares of MSMT common stock; (f) Series 4 Common Stock Purchase Warrants, which, pursuant to the terms of the Reorganization Agreement, will become exercisable for 5,948,887 shares of MSMT common stock; (g) BD Common Stock Purchase Warrants, which, pursuant to the terms of the Reorganization Agreement, will become exercisable for 5,498,887 shares of MSMT common stock; (h) BD Series 1 Common Stock Purchase Warrants, which, pursuant to the terms of the Reorganization Agreement, will become exercisable for 12,690,958 shares of MSMT common stock; (i) BD Series 2 Common Stock Purchase Warrants, which, pursuant to the terms of the Reorganization Agreement, will become exercisable for 3,965,925 shares of MSMT common stock; (j) BD Series 3 Common Stock Purchase Warrants, which, pursuant to the terms of the Reorganization Agreement, will become exercisable for 3,965,925 shares of MSMT common stock; (k) BD Series 4 Common Stock Purchase Warrants, which, pursuant to the terms of the Reorganization Agreement, will become exercisable for 8,725,035 shares of MSMT common stock; and (l) BD Series 5 Common Stock Purchase Warrants, which, pursuant to the terms of the Reorganization Agreement, will become exercisable for 74,361,090 shares of MSMT common stock. The terms of the new MSMT warrants issued a CDIP warrant holders will be substantially similar to those contained in the existing CDIP warrants.

CDIP Employee Stock Incentive Plans

As of July 31, 2008 CDIP has granted a total of 11,760,000 shares of common stock under the CDIP 1997 Incentive Plan and the 2007 Long Term Incentive Plan out of a total of 15,500,000 shares available for issuance under the two plans. The exercise prices of the CDIP options range from $0.10 to $0.30. The CDIP options vest immediately upon issuance. Upon the consummation of the Reorganization, MSMT will assume the issued and outstanding options CDIP. As a result, an additional 23,319,638 options for MSMT common stock will be issued and outstanding. The exercise prices of each option also will be equitably adjusted at Closing to reflect the CDIP Pricing Ratio.

Transfer Agent

MSMT’s stock transfer agent is Action Stock Transfer, Inc., 7069 South Highland Drive, suite 300, Salt Lake City, Utah 84121. Island Capital Management, LLC, 100 2nd Avenue South, Suite 300N, St. Petersburg, Florida 33701, will be the stock transfer agent of MSMT following the Reorganization.

Material Differences Between Rights of Holders of MSMT common stock Compared to Rights of Holders of Andover and CDIP Common Stock

MSMT is incorporated under the laws of the State of Nevada and its shareholders’ rights are currently governed by the Nevada Business Corporation Act (“NBCA”), and the Articles of Incorporation and Amended and Restated Bylaws of MSMT. In comparison, the rights of Andover’s and CDIP’s shareholders are currently governed by the Delaware General Corporation Law (“DGCL”), and the Certificate of Incorporation and

Amended and Restated Bylaws of each of Andover and CDIP. However, if the Reorganization is completed, the shareholders of Andover and CDIP will receive shares of MSMT in the Reorganization and will become shareholders of MSMT. Then, their rights as such will be governed by MSMT’s Articles of Incorporation and Bylaws. The material differences between the rights of shareholders of Andover and CDIP common stock and the rights of shareholders of MSMT common stock, resulting from the differences in their governing documents, are summarized below.

The following summary does not purport to be a complete statement of the rights of shareholders of MSMT common stock or the rights of the shareholders of Andover or CDIP common stock. This summary contains a list of the material differences but is not meant to be relied upon as an exhaustive list or a detailed description of the provisions discussed and is qualified in its entirety by reference to the NBCA and DGCL, and the governing corporate documents of MSMT, Andover and CDIP, to which the shareholders of each company are referred. Copies of such governing corporate documents of MSMT, Andover and CDIP are available, without charge, to any person, including any beneficial owner to whom this joint information statement/prospectus is delivered, by following the instructions listed under “Where You Can Find More Information.” The information provided in the table with regard to MSMT refers to MSMT’s capital structure and formation immediately following the Reorganization and assumes that Proposals 1 through 3 presented in this joint information statement/prospectus will be approved.

	MSMT	Andover	CDIP
Authorized Capital Stock	MSMT’s authorized capital stock consists of 25,000,000 shares of Preferred Stock, par value $0.0001 per share, and 2,175,000,000 shares of common stock, $0.0001 par value per share.	Andover’s authorized capital stock consists of 1,000,000 shares of Preferred Stock, $.001 par value per share, and 300,000,000 shares of common stock, $.001 par value per share.	CDIP’s authorized capital stock consists of 10,000,000 shares of Preferred Stock, $.01 par value per share, and 490,000,000 shares of common stock, $.001 par value per share.

Payment of Dividends	Dividends on MSMT common stock may be paid when declared by the board of directors, out of funds legally available therefor, provided, however, that no dividends shall be paid to common stock holders until any preferred dividends required to be paid or set aside have been so paid or set aside. MSMT has never paid a cash dividend.	Andover’s Amended and Restated By-Laws provide that dividends on capital stock of Andover may be declared by the board at any regular or special meeting, pursuant to law. Dividends may be paid in cash, in property, or in shares of Andover’s capital stock at such rate as may be fixed by the board consistent with any limitations found in the certificate of incorporation or bylaws. Andover has never paid a cash dividend.	Under the DGCL, CDIP may declare and pay cash dividends out of its surplus or, if it has no surplus, out of any net profits for the current or preceding fiscal year, provided that the payment will not reduce the capital of the corporation below the aggregate liquidation preference of the corporation’s stock having a preference upon the distribution of assets. CDIP has never paid a cash dividend on its common stock.

	MSMT	Andover	CDIP
Election and size of board of Directors	The number of directors which shall constitute the entire board shall not be less than one nor more than thirteen. Within these limits the actual number constituting the entire board shall be fixed from time to time by board resolution. MSMT currently has 4 directors.	The number of directors shall be fixed from time to time by resolution of the board. On March 26, 2008, the board of directors passed a resolution setting the number of possible directors of Andover at 7. Andover currently has 4 directors who are elected annually.	Pursuant to CDIP’s Amended and Restated By-Laws, CDIP shall have not less than 3 nor more than 12 board members, with the exact number to be fixed from time to time by resolution adopted by a majority of the board of directors. CDIP has a staggered board with three classes of directors. Each director is elected to a three year term.

Removal of directors	A director may resign at anytime upon written notice to the president or secretary of MSMT. Under Nevada law, a director may be removed, with or without cause, by a vote of the stockholders representing not less than two-thirds of the voting power of the issued and outstanding stock entitled to vote.	A director may be removed at any time: (a) with or without cause by the affirmative vote of stockholders holding a majority of shares entitled to vote for the election of directors; or (b) with cause by the affirmative vote of a majority of the entire board of directors (and not merely a majority of the directors present at a meeting at which a quorum is present). “Cause”, for purposes of the removal of a director, means the breach by the directors of a fiduciary duty or a conviction of the director for any felony.	A director may only be removed for cause by the affirmative vote of the holders of shares of stock having a majority of the votes which could be cast by the holders of all outstanding shares entitled to vote thereon at a meeting called for the purpose at which a quorum is present.

Vacancies on the Board	Any vacancy occurring in the board of directors caused by the resignation of a current director may be filled by the affirmative vote of a majority of the remaining directors though less than a quorum of the board of directors. A vacancy created by reason of an	Vacancies on the board resulting from death, resignation, removal or an increase in the members of the board or otherwise may be filled by the affirmative vote of a majority of the remaining members of the board, even if such majority is less than a	The board shall hold a meeting to fill vacancies and newly created directorships in the board.

	MSMT	Andover	CDIP
	increase in the number of directors shall be filled by the affirmative vote of a majority of the directors then in office or by an election at a meeting of the shareholders called for that purpose.	quorum. Each director so elected shall hold office until the expiration of the term of the director whom he or she has replaced or until her successor is duly elected and qualified.

Special Meetings of Shareholders and Directors

Shareholders: Special meetings of the shareholders may be held for any purpose and may be called by the President or the board of directors and shall be called by the President at the request of the holders of not less than twenty percent (20%) of all outstanding shares of the corporation entitled to vote at the meeting.

Directors: Special meetings of the board of directors may be called by the President or a majority of the directors then in office.

The authority of the board of directors may be exercised without a meeting if consent in writing, setting forth the action taken, is signed by all of the directors entitled to vote.

Shareholders: Special meetings of the shareholders may be called at any time by the Chairman or Vice Chairman of the board, if any, or by the President or, in his or her absence, any Vice President, or by a majority of the board, or at the request in writing of the holders of record of a majority of the capital stock outstanding and entitled to vote.

Directors: Upon a day’s notice, special meetings of the directors may be called by the Chairman or Vice Chairman of the board, if any, or by the President, or in his or her absence any Vice President or a majority of the directors then in office.

The authority of the board of directors may be exercised without a meeting if consent in writing, setting forth the action taken, is signed by all of the directors entitled to vote and filed with the minutes of proceeding of the board.

Shareholders: Special meetings of the stockholders may be called for any purpose at any time (i) by the board of directors; (ii) by any officer instructed by the board to call the meeting; or (iii) upon the request of the board of directors in writing of stockholders of record holding at least twenty percent (20%) of all votes which could be cast by the holders of all issued and outstanding shares having the right to vote at such meeting.

Directors: Special meetings of the directors may be called with proper notice by the Chairman of the board or by a majority of the directors then in office.

The authority of the board of directors may be exercised without a meeting if consent in writing, setting forth the action taken, is signed by all of the directors entitled to vote and filed with the minutes of proceedings of the board of directors.

	MSMT	Andover	CDIP
Amendment of Certificate of Articles of Incorporation	MSMT reserves the right to amend, alter, change or repeal any provision contained in its Articles of Incorporation, in the manner now or hereafter prescribed by the laws of Nevada.	Andover reserves the right to amend, alter, or repeal any provision contained in its Certificate of Incorporation, in the manner now or hereafter prescribed by the laws of Delaware and all rights and powers conferred upon Andover shareholders are granted subject to this restriction.	CDIP reserves the right to amend, alter, or repeal any provision contained in its Certificate of Incorporation, in the manner now or hereafter prescribed by the laws of Delaware and all rights and powers conferred upon CDIP shareholders are granted subject to this restriction.

Amendment of bylaws	Bylaws may be altered, amended or repealed and new bylaws may be adopted by the board of directors.	The Amended and Restated By-Laws may be amended, repealed or replaced by the shareholders entitled to vote in the election of directors. Except as otherwise required by law or by Amended and Restated By-Laws, the board may also amend, repeal or replace the Amended and Restated By-Laws.	The Amended and Restated Bylaws may be altered, amended, modified or restated by the board of directors.

Indemnification

The Registrant’s Amended and Restated Bylaws provide for indemnification of the Registrant’s directors, officers, employees and agents for liabilities and expenses that they may incur in such capacities, to the fullest extent permitted by The Nevada Revised Statutes. In general, such persons must exercise their powers in good faith and reasonably believe their actions are in, or not opposed to, the Registrant’s best interests and, with respect to any criminal action or proceeding, have no reasonable cause to believe their conduct was unlawful.

		Andover’s Certificate of Incorporation and Amended and Restated By-Laws limit and eliminate the liability of directors to the fullest extent permitted by Delaware law and require indemnification to the maximum extent permitted by Delaware law.	CDIP’s Certificate of Incorporation limits or eliminates the liability of directors to the fullest extent permitted by Delaware law and requires indemnification to the maximum extent permitted by Delaware law.

	MSMT	Andover	CDIP
Appraisal rights

In Nevada, if (i) the securities of the class entitled to vote are listed on a national securities exchange or are included in the NASDAQ Capital Market or (ii) if there are more than 2,000 stockholders of record, there is not an appraisal right if the merger is (x) with another company listed on a national securities exchange or the NASDAQ Capital Market or (y) where such company has 2,000 stockholders and nothing other than cash or stock or a combination is being tendered in the merger.

In Delaware, no appraisal rights are available for the shares of any class or series of stock in connection with a merger or consolidation if (i) the securities of the class entitled to vote are listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 stockholders. Furthermore, no appraisal rights are available for any shares of stock of a constituent corporation surviving a merger if the merger did not require for its approval the votes of the stockholders of the surviving corporation.

In Delaware, no appraisal rights are available for the shares of any class or series of stock in connection with a merger or consolidation if (i) the securities of the class entitled to vote are listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 stockholders. Furthermore, no appraisal rights are available for any shares of stock of a constituent corporation surviving a merger if the merger did not require for its approval the votes of the stockholders of the surviving corporation.

Preemptive rights	Under Nevada law, the shareholders of a corporation do not have a preemptive right to acquire the corporation’s unissued shares or the corporation’s treasury shares, except in each case to the extent that the corporation’s Articles of Incorporation so provide. Medical Solution’s Articles of Incorporation do not provide its shareholders to have any preemptive rights with respect to any of its capital stock.	Under Delaware law, absent an express provision in a corporation’s Certificate of Incorporation, a shareholder does not, by operation of law, possess preemptive rights to subscribe to additional issuances of the corporation’s stock. Andover’s Certificate of Incorporation specifically provides that Andover shareholders do not have preemptive rights.	Under Delaware law, absent an express provision in a corporation’s Certificate of Incorporation, a shareholder does not, by operation of law, possess preemptive rights to subscribe to additional issuances of the corporation’s stock. CDIP’s Certificate of Incorporation does not provide its stockholders with preemptive rights with respect to any of its capital stock.

Annual Meetings of shareholders	Annual meetings of shareholders shall be held at such time, date and place as the board of directors determines.	Annual meetings of shareholders for election of directors and for such other business stated in the notice of the meeting,	The annual meeting of the stockholders shall be held on the first Tuesday of the fourth month following the close of CDIP’s fiscal

	MSMT	Andover	CDIP
		shall be held at such time, date and place as the board of directors sets forth by resolution and stated in the notice of the meeting.	year or on such other date as the board of directors shall establish. The annual meeting shall be held at CDIP’s principal place of business or any other place designated.

Consent of shareholders in lieu of meeting	Any action required or permitted to be taken at a meeting of the shareholders, may be taken without a meeting and without notice if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize such action at a meeting.

Shareholders may take action by written consent if holders of a majority of the outstanding stock who would have been entitled to vote upon the action if a meeting were held consent in writing to such corporate action being taken.

Under Delaware law, prompt notice of the taking of corporate action without a meeting by less than unanimous written consent shall be given to those shareholders who have not consented in writing.

Any action required to be taken by vote of the shareholders, may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting called for such purpose.

Under Delaware law, prompt notice of the taking of corporate action without a meeting by less than unanimous written consent shall be given to those shareholders who have not consented in writing.

UNAUDITED PRO FORMA CONDENSED COMBINED

BALANCE SHEET AND STATEMENTS OF OPERATIONS

1. Basis of Presentation

The Unaudited Pro Forma Condensed Combined Financial Statements presented on pages 56 through 63 of this joint information statement/prospectus are derived from the historical financial statements of MSMT and pro forma condensed, combined financial statements of Andover and CDIP reflecting each company’s acquisitions since January 1, 2007. The Unaudited Pro Forma Condensed Combined Financial Statements for the Reorganization are prepared using the provisions of Transactions Between Entities under Common Control, as prescribed by Statement on Financial Accounting Standards No. 141, Business Combinations, Appendix D, and other applicable guidance, after giving effect to the pro forma adjustments described in the notes which accompany the Unaudited Pro Forma Condensed Combined Financial Statements. As such, MSMT will record the assets or equity interests received from Andover or CDIP, as applicable, at the amounts such assets or equity interests were carried on the books of Andover and CDIP, as applicable, on the date of closing. For a summary of the business combination, see “The Reorganization Agreement” beginning on page 32 and specifically, “The Reorganization Agreement-Anticipated Accounting Treatment” on page 39.

The Unaudited Pro Forma Condensed Combined Statements of Operations are presented as if the Reorganization had occurred on January 1, 2007. The Unaudited Pro Forma Condensed Combined Statement of Operations for the twelve months ended December 31, 2007 combines the historical consolidated statements of operations of MSMT and the pro forma condensed, combined statement of operations of Andover for the twelve-month period ended December 31, 2007 with the pro forma condensed combined statement of operations of CDIP for the twelve-month period ended October 31, 2007. The Unaudited Pro Forma Condensed Combined Statements of Operations for the six months ended June 30, 2008 combine the historical consolidated statements of operations of MSMT and Andover with the pro forma condensed combined statement of operations of CDIP for the six-month period ended April 30, 2008. The Unaudited Pro Forma Condensed Combined Balance Sheet gives effect to the Reorganization as if it had occurred on June 30, 2008 and combines the historical unaudited balance sheets of MSMT and Andover as of June 30, 2008 with the unaudited consolidated balance sheet of CDIP as of April 30, 2008.

The Unaudited Pro Forma Condensed Combined Financial Statements are provided for illustrative purposes only and do not purport to represent what the actual consolidated results of operations or the consolidated financial position of MSMT would have been had the Reorganization occurred on the dates assumed, nor are they necessarily indicative of future consolidated results of operations or consolidated financial position.

The Unaudited Pro Forma Condensed Combined Financial Statements do not include the realization of cost savings from operating efficiencies, revenue synergies or other restructuring costs expected to result from the Reorganization.

The Unaudited Pro Forma Condensed Combined Financial Statements should be read in conjunction with the separate historical consolidated financial statements and accompanying notes of MSMT, which may be found on pages F-3 through F-53 of this document, and Andover and CDIP, which may be found on pages F-54 through F-93 and pages F-94 through F-134, respectively, of this document.

Medical Solutions Management Inc. & Subsidiaries

Proforma Condensed Combined Statement of Operations

For the interim period ended June 30, 2008 (Unaudited)

	Medical Solutions Management Solutions Inc. 1/1-6/28/08	Proforma Adjustments		Andover Medical, Inc. 1/1-6/30/08	Proforma Adjustments		Certified Diabetic Services, Inc. Combined 11/1/07-4/30/08	Proforma Adjustments		Medical Solutions Management Inc. Combined
Revenue	2,407,863			4,299,076			4,960,247			11,667,186
Cost of revenue	1,957,683			2,250,571			2,400,168			6,608,422

Gross profit	450,180	0		2,048,505	0		2,560,079	0		5,058,764

Costs and Expenses:
Selling, General & administrative	2,530,306			2,937,056			3,420,270			8,887,632
Stock Compensation expense	266,304			241,982	(121,346)	F		18,614	F	405,554
Depreciation & Amortization	35,339			263,831			168,984			468,154

Total Operating expenses	2,831,949	0		3,442,869	(121,346)		3,589,254	18,614		9,761,340
Operating income (loss)	(2,381,769)	0		(1,394,364)	121,346		(1,029,175)	(18,614)		(4,702,576)

Total Other income (expense)	(734,835)	0		(2,554,103)	2,475,763	E	45,241	0		(767,934)
Pretax Book Income (Loss) Before	(3,116,604)	0		(3,948,467)	2,597,109		(983,934)	(18,614)		(5,470,510)
Income Taxes
Federal & State income tax expense	4,641			12,270	0		0			16,911

Net Income (loss)	(3,121,245)	0		(3,960,737)	2,597,109		(983,934)	(18,614)		(5,487,421)

Less Preferred Stock Dividend	0	868,114	B	28,834	(28,834)	E	2,746,499	(2,746,499)	E	868,114

Net Income (loss) attributed to common shareholders	(3,121,245)	(868,114)		(3,989,571)	2,625,943		(3,730,433)	2,727,885		(6,355,535)

Basic and diluted loss per share	$(0.05)	$0.00		$(0.11)	$0.07		$(0.02)	$0.00		$(0.02)
Basic and diluted loss per share attributed to common shareholders	$(0.05)	$(0.02)		$(0.11)	$0.07		$(0.08)	$0.06		$(0.02)

Weighted average number of common shares outstanding	58,218,007	58,218,007		35,797,453	35,797,453		48,990,597	48,990,597		336,543,943

Medical Solutions Management Inc. & Subsidiaries

Proforma Condensed Combined Statement of Operations

For the fiscal year ended December 31, 2007

	Medical Solutions Management Inc.	Andover Medical, Inc. Combined	Proforma Adjustments		Certified Diabetic Services, Inc. Combined 10/31/07	Proforma Adjustments		Medical Solutions Management Inc. Combined
Revenue	3,749,042	9,536,005			10,682,808			23,967,855
Cost of revenue	2,810,866	3,947,969			5,558,142			12,316,977

Gross profit	938,176	5,588,036	0		5,124,666	0		11,650,878

Costs and Expenses:
Selling, General & administrative	4,782,179	6,448,445			6,563,092			17,793,716
Stock Compensation expense		1,217,404	168,923	F	0	866,847	F	2,253,174
Depreciation & Amortization		601,043			322,616			923,659

Total Operating expenses	4,782,179	8,266,892	168,923		6,885,708	866,847		20,970,549
Operating income (loss)	(3,844,003)	(2,678,856)	(168,923)		(1,761,042)	(866,847)		(9,319,671)
Total Other income (expense)	(144,880,801)	(2,700,790)	2,574,816	E	(427,802)	0		(145,434,577)
Federal & State income tax expense	5,132	52,990			0			58,122

Net Income (loss)	(148,729,936)	(5,432,636)	2,405,893		(2,188,844)	(866,847)		(154,812,370)
Less Preferred Stock Dividend	0	4,437,825	(4,437,825)	E	4,382,704	(4,382,704)	E	0

Net Income (loss) attributed to common shareholders	(148,729,936)	(9,870,461)	6,843,718		(6,571,548)	3,515,817		(154,812,370)

Basic and diluted loss per share	$(3.87)	$(0.17)	$0.07		$(0.05)	$0.02		$(0.46)
Basic and diluted loss per share attributed to common shareholders	$(3.87)	$(0.30)	$0.21		$(0.14)	$0.07		$(0.46)

Weighted average number of common shares outstanding	38,453,735	32,649,248	32,649,248		47,215,224	47,215,224		336,543,943

Medical Solutions Management Inc.

Proforma Condensed Combined Balance Sheet as of June 30, 2008 (Unaudited)

	Medical Solutions Management Inc.	Proforma Adjustments		Andover Medical, Inc.	Proforma Adjustments		Certified Diabetic Services, Inc. April 30, 2008	Proforma Adjustments		Proforma Adjustments		Proforma Consolidated
ASSETS
Current Assets:
Cash	$36,462			$322,248	$(75,000)	A	$515,587	$0				$799,297
Accounts Receivable, net of allowance	1,188,041			2,501,177	0		980,346	0				4,669,564
Inventory	206,756			947,343	0		160,400	0				1,314,499
Prepaid expenses	50,405			100,717	0		167,538	0				318,660
Other Current Assets	5,574,586			0	0		119,822	0				5,694,408

Total Current Assets	7,056,250	0		3,871,485	(75,000)		1,943,693	0		0		12,796,428
Property and equipment, less accumulated depreciation and amortization	87,547			642,556	0		522,649	0				1,252,752

Other Assets:
Goodwill				3,756,858	0			0				3,756,858
Intangible Assets, net of amortization				1,639,470	0		2,497,611	0				4,137,081
Deposits		28,220	C	140,897	(118,818)	A	65,818	0				87,897
Other assets	63,746	19,481,800	B	0				0		(19,510,020)	D	63,746

Total Other Assets	63,746	19,510,020		5,537,225	(118,818)		2,563,429	0		(19,510,020)		8,045,582

Total Assets	7,207,543	19,510,020		10,051,266	(193,818)		5,029,771	0		(19,510,020)		22,094,762

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	3,728,324			786,156	0		982,448	0				5,496,928
Accrued liabilities	867,738			3,516,747	(2,792,288)	A	269,634	0				1,861,831
Preferred stock dividend					0		373,355	(373,355)	A			0
Current portion, LTD	4,231,220				0		875,916	0				5,107,136
Capital Leases				57,393	0		70,639	0				128,032
Bank Loan				0				0				0
Notes payable	3,000,000			0				0				3,000,000

Total Current Liabilities	11,827,282	0		4,360,296	(2,792,288)		2,571,992	(373,355)		0		15,593,927

Long Term Liabilities:
Deferred Item				58,462	0			0				58,462
LTD, net of current portion	1,021,554			0	0			0				1,021,554
Redeemable convertible preferred stock	0			257,535	(257,535)	A		0				0
Capital Leases				42,047	0		143,033	0				185,080

Total Long Term Liabilities	1,021,554	0		358,044	(257,535)		143,033	0		0		1,265,096
Total Liabilities	12,848,836	0		4,718,340	(3,049,823)		2,715,025	(373,355)		0		16,859,023

Stockholders’ Equity:
Preferred stock at $0.001 par value		1,948	B	7	(7)	A	67,505	(67,505)	A			1,948
Common stock at $0.001 par value	5,822	28,220	C	36,277	(36,277)	A	498,555	(498,555)	A			34,042
Additional paid-in capital	150,940,385	19,479,852	B	22,378,307	(7,381,616)	A, D	11,162,855	(6,883,482)	A	(19,510,020)	D	170,186,281
Stock subscription	0			0			112,546	(112,546)	A			0
Accumulated Deficit/Retained Earnings	(156,587,500)			(17,081,665)	10,273,905	A, D	(9,526,715)	7,935,443	A			(164,986,532)

Stockholders’ Equity	(5,641,293)	19,510,020		5,332,926	2,856,005		2,314,746	373,355		(19,510,020)		5,235,739
Total Liabilities and Stockholders’ Equity	7,207,543	19,510,020		10,051,266	(193,818)		5,029,771	0		(19,510,020)		22,094,762

Notes to Pro Forma Combined Condensed Financial Statements

2. Proforma Adjustments

The following are brief descriptions of each of the pro forma adjustments included in the unaudited pro forma combined condensed financial statements:

Balance Sheet Adjustments

(A)—To reflect the elimination of assets and liabilities not sold by Andover and CDIP to MSMT under the reorganization. These consist primarily of cash, deposits, common stock, preferred stock, accrued dividends on preferred stock and accrued registration penalties.

(B)—To reflect the issuance of MSMT Preferred Stock associated with the reorganization. The estimated value of Preferred Stock issued to Andover and CDIP is calculated as follows:

Preferred Stock	Coupon Rate	Value
Series A	6%	$5,065,800
Series B	8%	$466,000
Series C	10%	$13,950,000

Total		$19,481,800

(C)—To reflect the issuance of MSMT Common Stock associated with the reorganization.

(D)—To reflect the consolidation adjustment reducing MSMT’s investment in subsidiary account and related equity balances.

Statement of Operations Adjustments

(E)—To reflect the elimination of expenses and preferred stock dividends related to assets and liabilities not sold by Andover and CDIP to MSMT under the reorganization. These consist primarily of registration penalty expenses calculated under the Black-Scholes valuation model and deemed dividends arising from beneficial conversion features arising from the issuance of convertible preferred stock.

(F)—To reflect the increase (decrease) in stock compensation expense resulting from the reorganization. Under the Andover Plan and the CDIP Plan, stock option recipients receive accelerated vesting on stock options issued if a change of control occurs. Accordingly, stock compensation expense recorded in the pro forma periods is adjusted to reflect accelerated vesting for stock options outstanding as of January 1, 2007.

Andover Medical Inc. Pro Forma Combined Condensed Statement of Operations for the year ended December 31, 2007

1. Description of Transaction and Basis of Presentation

On May 4, 2007, Andover completed the acquisition of 100% of the outstanding capital stock of Ortho Medical Products, Inc. (“OMI”) through the merger of Andover’s wholly-owned subsidiary with and into OMI, with OMI as the surviving entity. The aggregate purchase price paid was $2,666,000, consisting of $200,000 in cash, an unsecured promissory note to the sellers for $100,000 due one year from closing and 3,300,000 shares of Andover common stock valued at $2,145,000 and acquisition costs of approximately $221,000.

On May 11, 2007, Rainier Acquisition Corp., a wholly-owned subsidiary of Andover, completed the acquisition of all of the issued and outstanding capital stock of Rainier Surgical Incorporated (“RSI”). The acquisition was pursuant to a Stock Purchase Agreement entered into on May 11, 2007, by and among the Rainier Acquisition Corp., RSI and Garth Luke. The aggregate purchase price paid was $3,826,000, consisting of $2,675,000 in cash, and 1,472,995 shares of Andover common stock valued at $900,000 and acquisition costs of approximately $251,000.

The Unaudited Pro Forma Condensed Combined Statement of Operations for the year ended December 31, 2007 gives effect to the OMI and RSI transactions as if they had occurred on January 1, 2007.

The Unaudited Pro Forma Condensed Combined Statements of Operations are for illustrative purposes only and should be read in conjunction with the separate historical financial statements of Andover, OMI and RSI, and the notes thereto and with the accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Statements. The Unaudited Pro Forma Condensed Combined Financial Statements are not intended to project the results of operations for any future period. The pro forma adjustments are based upon currently available information and upon certain assumptions Andover believes are reasonable under the circumstances.

The Unaudited Pro Forma Condensed Combined Statement of Operations presents the acquisitions of RSI and OMI under the purchase method of accounting.

Andover Medical, Inc. & Subsidiaries

Proforma Condensed Combined Statement of Operations

For the fiscal year ended December 31, 2007

	Andover Medical, Inc.	Rainier Surgical Inc.	Proforma Adjustments		Ortho Medical Products, Inc.	Proforma Adjustments		Andover Medical Inc. Combined
Revenue	6,199,539	2,086,483	0		1,249,983	0		9,536,005
Cost of revenue	2,588,993	1,081,898	0		277,078	0		3,947,969

Gross profit	3,610,546	1,004,585	0		972,905	0		5,588,036

Costs and Expenses:
Selling, General & administrative (including $1,217,404 in stock based compensation expense)	6,065,294	703,807	7,119	G	881,163	8,466	H	7,665,849
Depreciation & Amortization	370,890	46,113	87,390	K	(13,153)	109,803	I, K	601,043

Total Operating expenses	6,436,184	749,920	94,509		868,010	118,269		8,266,892
Operating income (loss)	(2,825,638)	254,665	(94,509)		104,895	(118,269)		(2,687,856)
Interest (expense)	(169,301)	(49,534)	19,016	J	(8,714)	0		(208,533)
Other income (expense)	(2,493,836)	(277)	0		1,856	0		(2,492,257)

Total Other income (expense)	(2,663,137)	(49,811)	19,016		(6,858)	0		(2,700,790)
Pretax Book Income (Loss) Before Income Taxes	(5,488,775)	204,854	(75,493)		98,037	(118,269)		(5,379,646)
Federal & State income tax expense	46,664	0	0		6,326	0		52,990

Net Income (loss)	(5,535,439)	204,854	(75,493)		91,711	(118,269)		(5,432,636)

Less Preferred Stock Dividend	4,437,825							4,437,825
Net Income (loss) attributed to common shareholders	(9,973,264)	204,854	(75,493)		91,711	(118,269)		(9,870,461)

Basic and diluted loss per share	$(0.20)	$0.14			$0.03			$(0.17)
Basic and diluted loss per share attributed to common shareholders	$(0.36)	$0.14			$0.03			$(0.30)

Weighted average number of common shares outstanding	27,876,253	1,472,995	0		3,300,000	0		32,649,248

Notes to Unaudited Pro Forma Condensed Combined Statement of Operations for the year ended December 31, 2007

2. Proforma Adjustments

The following are brief descriptions of each of the pro forma adjustments included in the unaudited proforma combined condensed statements of operations:

(G)—To reflect the impact of RSI’s officers’ new compensation arrangements. Coincident with the acquisition of RSI, AMI offered a total of 120,000 stock options to three RSI executives. If the contracts were effective January 1, 2007 stock based compensation recorded in general and administrative expense would have increased $7,119.

(H)—To reflect the impact of OMI’s officers’ new compensation arrangements. Coincident with the acquisition of OMI, AMI offered employment contracts with increased base salaries and a total of 95,000 stock options to three OMI executives. If the contracts were effective January 1, 2007 stock based compensation recorded in general and administrative expense would have increased $4,198 and compensation expense would have increased $4,268.

(I)—To reflect the impact of eliminating $2,480 in amortization of debt issue costs resulting from AMI’s payment of OMI’s outstanding debt facilities coincident with the acquisition and reducing depreciation expense $5,284 to conform OMI’s depreciation policies with AMI.

(J)—To reflect the reduction in interest expense due to the replacement of RSI’s debt facility with an average outstanding balance of $1,604,500 at an average interest rate of 10% with AMI’s debt facility with an average interest rate of 8.42%.

(K)—To reflect the impact of amortization of RSI’s and OMI’s contractual intangible assets, consisting of health care contracts and non compete agreements arising from the acquisitions.

Certified Diabetic Services Inc. Pro Forma Combined Condensed Statements of Operations for the fiscal year ended October 31, 2007 and six months ended April 30, 2008

1. Description of Transaction and Basis of Presentation

On February 5, 2008, CDIP completed the acquisition of substantially all the assets of Diabetics Plus, Inc. (“DPI”) a direct-to-consumer diabetes-testing supplier, primarily to Medicare-eligible seniors located in Florida. The aggregate purchase price paid was $2,593,487, consisting of $1,680,000 in cash, an unsecured promissory note to the sellers for $744,512 in a note payable, which is payable over the next twelve months based upon shipments from the acquired patient list and transaction costs of $168,975.

The unaudited pro forma combined condensed statements of operations for the fiscal year ended October 31, 2007 and six month interim period ended April 30, 2008 gives effect to the DPI transaction as if it had occurred on November 1, 2006.

The unaudited pro forma combined condensed statements of operations are for illustrative purposes only and should be read in conjunction with the separate historical financial statements of CDIP and DPI, and the notes thereto and with the accompanying notes to the pro forma statements. The unaudited pro forma combined condensed financial information is not intended to project the results of operations for any future period. The pro forma adjustments are based upon currently available information and upon certain assumptions CDIP believes are reasonable under the circumstances.

The unaudited pro forma combined condensed statement of operations presents the acquisition of DPI under the purchase method of accounting.

Certified Diabetics Inc. & Subsidiaries

Proforma Combined Condensed Statement of Operations

FYE 10/31/07

	Certified Diabetic Services, Inc.	Diabetics Plus, Inc.	Pro forma Adjustments		Certified Diabetic Services, Inc. Combined
Revenue	6,090,814	4,591,994	0		10,682,808
Cost of revenue	3,245,508	2,312,634	0		5,558,142

Gross profit	2,845,306	2,279,360	0		5,124,666

Costs and Expenses:
Selling, General & administrative	3,553,938	3,009,154	0		6,563,092
Depreciation & Amortization	56,649	11,853	254,114	L	322,616

Total Operating expenses	3,610,587	3,021,007	254,114		6,885,708
Operating income (loss)	(765,281)	(741,647)	(254,114)		(1,761,042)

Other income (expense)	(219,670)	(208,132)	0		(427,802)
Federal & State income tax expense	0	0	0		0

Net Income (loss)	(984,951)	(949,779)	(254,114)		(2,188,844)

Less: Preferred Stock Dividend	1,695,589	0	2,687,115		4,382,704

Net Income (loss) available to common shareholders	(2,680,540)	(949,779)	(2,914,229)	M	(6,571,548)

Basic and diluted loss per share	$(0.02)	$(189.96)	$(0.01)		$(0.05)

Basic and diluted loss per share attributed to common shareholders	$(0.06)	$(189.96)	$(0.06)		$(0.14)

Weighted average number of common shares outstanding	47,215,224	5,000	47,215,224		47,215,224

Certified Diabetics Inc. & Subsidiaries

Proforma Combined Condensed Statement of Operations

Six Months ended 4/30/08

	Certified Diabetic Services, Inc.	Diabetics Plus, Inc.	Pro forma Adjustments		Certified Diabetic Services, Inc. Combined
Revenue	3,425,228	1,535,019	0		4,960,247
Cost of revenue	1,818,209	581,959	0		2,400,168

Gross profit	1,607,019	953,060	0		2,560,079

Costs and Expenses:
Selling, General & administrative	2,322,839	1,087,431	0		3,420,270
Stock Based Compensation Expense
Depreciation & Amortization	101,319	4,136	63,529	L	168,984

Total Operating expenses	2,434,158	1,091,567	63,529		3,589,254
Operating income (loss)	(827,139)	(138,507)	(63,529)		(1,029,175)

Other income (expense)	78,305	(33,064)	0		45,241
Federal & State income tax expense	0	0			0

Net Income (loss)	(748,834)	(171,571)	0		(983,934)

Less: Preferred Stock Dividend	2,546,499	0	200,000	M	2,746,499

Net Income (loss) available to common shareholders	(3,295,333)	(171,571)	(263,529)		(3,730,433)

Basic and diluted loss per share	$(0.02)	$(34.31)	$(0.00)		$(0.02)

Basic and diluted loss per share attributed to common shareholders	$(0.07)	$(34.31)	$(0.01)		$(0.08)

Weighted average number of common shares outstanding	48,990,597	5,000	48,990,557		48,990,597

Notes to Pro Forma Combined Condensed Statement of Operations for the fiscal year ended 10/31/07 and six months ended 4/30/08

2. Proforma Adjustments

The following are brief descriptions of each of the pro forma adjustments included in the unaudited pro forma combined condensed statements of operations:

(L) To record amortization of intangible asset (Patient List) arising from the acquisition. The asset was valued based upon expected future cash flows from patients acquired from DPI. The asset was calculated as the excess purchase price over net assets acquired as follows:

Purchase price—DPI	2,593,487
Net assets acquired	(52,347)

Patient list	2,541,140

This asset is being amortized over a 10-year life.

(M) To record the preferred stock dividend associated with the $4,000,000 in 10% convertible preferred stock issued to CDIP in connection with its acquisition of the DPI business.

INFORMATION ABOUT THE REGISTRANT

Our Business

We are a provider of orthopedic and podiatric durable medical equipment, specializing in the provision of services and products using our turnkey program. Through our turnkey program, we enable orthopedic and podiatric practices to dispense an array of orthotics and limited durable medical equipment directly to their patients during office visits. The system, which is transportable to other types of medical practices, also provides billing services, inventory management and insurance verifications.

Our Mission

Our mission is to use our turnkey program to improve the quality of care and compliance for all orthopedic and podiatric patients. Our goal is to become the dominant provider in the orthopedic and podiatric marketplaces of a comprehensive program to dispense orthotics and limited durable medical equipment directly to patients.

Company History

OrthoSupply Management, Inc., which we refer to as OrthoSupply, was incorporated in August 2005, and is the operating company and wholly-owned subsidiary of Medical Solutions Management Inc. Prior to February 2005, OrthoSupply had no operations, but the management team was in the research and development phase of determining a market need for the services intended to be offered by OrthoSupply. In February 2005, OrthoSupply began to market and sell the turnkey program. On December 30, 2005, OrthoSupply merged with one of our subsidiaries and as a result became our wholly-owned subsidiary. Medical Solutions Management Inc. has no operations and acts solely as OrthoSupply’s holding company. We changed our name from “China Media Networks International, Inc.” to “Medical Solutions Management Inc.” in July 2006. Throughout this joint information statement/prospectus, the terms the “Company,” “we,” “us” or “our” refer to Medical Solutions Management Inc. and OrthoSupply Management, Inc. collectively.

Medical Solutions Management Inc. was originally incorporated in 1967 as a Delaware corporation under the name National Industrial Security Corporation. On July 31, 2006, we changed our name to Medical Solutions Management Inc. Prior to July 31, 2006, we operated under the name China Media Network International, Inc. From December 8, 2004 through August 2005, we operated under the name Metaphor Corp., and prior to that time, we operated under the name ABCI Holdings Inc. Effective January 14, 2003, Medical Solutions Management Inc. had ceased all existing operations, and from January 15, 2003 to December 30, 2005, held no assets, generated no revenue and existed solely as a shell corporation.

On December 30, 2005, we consummated a merger transaction with our then wholly-owned subsidiary, CMNW Acquisition Corporation, and OrthoSupply, Thunderbird Global Corporation and Mark L. Baum. Pursuant to the merger, CMNW Acquisition Corporation merged with and into OrthoSupply, CMNW Acquisition Corporation ceased to exist and OrthoSupply continued as the surviving corporation and our wholly-owned subsidiary. As a result of the merger transaction, the former equity holders of OrthoSupply became equity holders of Medical Solutions Management Inc. The outstanding shares of common stock and preferred stock of OrthoSupply were converted on a one for one basis for shares of common stock and preferred stock, respectively, of China Media Networks International, Inc. Prior to the merger transaction, Medical Solutions Management Inc.’s majority stockholder was Thunderbird Global Corporation.

Mark L. Baum was our sole director and Chief Executive Officer. Thunderbird Global Corporation received a warrant for 450,000 shares of common stock, at an exercise price of $1.25, and Firle Trading SA received a warrant for 150,000 shares of common stock for $1.25 in connection with the December 2005 merger, both of which were subsequently acquired by Vicis. In July 2007, the exercise price for both warrants was amended to $0.20. As a result of the merger transaction, Patricia Jenkins became our majority stockholder, and Brian Lesperance was appointed to our board of directors and named as our President, Secretary and Treasurer.

Effective upon the merger, Mr. Baum resigned as our Chief Executive Officer, and effective as of January 13, 2006, resigned as a member of our board of directors. In January 2008, Mr. Lesperance departed as our President, Secretary, and Treasurer and as a director. At the same time, Lowell Fisher was appointed as our Interim Chief Executive Officer.

We file annual reports on Form 10-KSB, as well as quarterly reports on Form 10-QSB and current reports on Form 8-K with the SEC, all of which are available at the SEC’s website at www.sec.gov.

The OrthoSupply Turnkey Program

Our turnkey program enables physicians to write and fill prescriptions for orthotics and limited durable medical equipment items from their own clinics in compliance with federal anti-kickback and physician self-referral legislation, also commonly known as the “Stark” laws. Our turnkey program provides patients with the option of filling their prescriptions for orthotics and limited durable medical equipment items at clinics, rather than at a pharmacy or other third-party supplier. The turnkey program also provides clinics with a broader array of medical products and devices than the traditional stock and bill companies serving the clinics. Stock and bill companies are normally associated with only one or a few manufacturers. We practice vendor neutrality and have relationships with over thirty vendors, enabling us to offer a greater variety of lines of products. As a result, we offer our customers a greater choice from the many product lines available in the market.

The turnkey program is designed to allow clinics and physicians to generate revenue by dispensing and billing for orthotics and limited durable medical equipment items from their own clinic, and receiving the reimbursement payment from third-party payors directly as further discussed below. When a clinic uses a stock and bill program or refers their patients to a pharmacy for completion of their order, the clinic is unable to participate in the revenue stream.

Currently, most orthopedic and podiatric surgical practices utilize pharmacies or traditional stock and bill companies. We believe the following are a few limitations of the current service models:

“Pharmacy” programs: Patients fill their prescriptions for orthotics and limited durable medical equipment items outside of the physician’s office. As a result, patients may not follow through with the prescribed orthotics and limited durable medical equipment items, patients experience delay in receiving the products, and the physician does not participate in the durable medical equipment revenue stream.

Traditional stock and bill programs: Durable medical equipment is stocked by the stock and bill company on-site at the clinic. All third-party reimbursement payments for the orthotics and limited durable medical equipment items are forwarded directly to the stock and bill company, and as a result, all revenue generated by the sale of orthotics and limited durable medical equipment items flows to the stock and bill company, not to the clinic. Although these programs help to resolve patient service and compliance issues to a degree, physicians incur direct labor associated with managing the program and are unable to capture revenue from the prescribed orthotics and limited durable medical equipment.

Some physicians attempt to manage their own stock and bill programs. However, some physicians may lack the significant cash outlay to purchase initial inventory, and may lack the orthotics and limited durable medical equipment credentials and expertise required to work with third-party payors relative to reimbursement, negotiate with multiple durable medical equipment vendors, manage inventory and manage their billing and collection systems.

Under our turnkey program, we supply orthotics and limited durable medical equipment items from our vendors to the clinics. The physicians prescribe the appropriate device and dispense it to their patients at the clinic. Then, using our web-based billing system, we provide the third-party reimbursement billing and collection service for the clinic’s account, such that all reimbursements for orthotics and limited durable medical equipment are items paid directly to the clinic. Inventory is typically maintained on site at the clinic so that it may be dispensed on the same day as the patient visit. Additional inventory is maintained at our corporate headquarters.

In contrast to the “pharmacy” program and traditional stock and bill program, we provide clinics with “one-stop shopping” for the handling of all their orthotics and limited durable medical equipment needs. We act as the primary obligor to supply the orthotics and limited durable medical equipment items to the clinics and physicians dispensing the orthotics and limited durable medical equipment items. Pursuant to the written contracts that we enter into with our customers, we provide the personal and management services identified by the customer in order to facilitate the customer’s on-site provision of orthotics and limited durable medical equipment items and related services to its patient. Our marketing materials used during the process of enlisting new clinics explain to potential new clients how we will assume responsibility for fulfilling all of their orthotics and limited durable medical equipment item needs. We successfully provide orthotics and limited durable medical equipment items to the clinic regardless of its source and we fulfill our obligations to provide services relating to the provision of orthotics and limited durable medical equipment items. We believe that this unique orthotics and limited durable medical equipment items fulfillment and service approach sets us apart from our competitors and constitutes one of the primary reasons the clinics enter into the arrangement with us. We believe that the assurances, both in our contractual agreements and our marketing materials, that we are responsible for fulfilling the orthotics and limited durable medical equipment items products to the clinics, make us the primary obligor for the orthotics and limited durable medical equipment items to the clinics, including the acceptability of the product ordered by the clinics.

We also provide in-house support services through the provision of in-house physician extenders and additional support to assist, insurance verification, web-based billing and collection system, charge entry and posting. Physician extenders are the in-house technicians we offer as part of our services. The physician extenders are employees of MSMT, and generally assigned to a clinic for a flat monthly fee. Examples of the services physician extenders provide include the following:

•	Verifying insurance;

•	Maintaining the adequate level of inventories needed to provide proper patient care utilizing the inventory control system and processes provided by us;

•	Assisting in the fitting of products;

•	Providing patient education in use of the products prescribed for every day use to regain mobility and rehabilitation from surgery/injury to ensure proper compliance;

•	Providing choices for orthotics and limited durable medical equipment items for patients that do not have full insurance benefits;

•	Maintaining an effective network of communications with clinic administrator to ensure their operation of our program meets the appropriate and accurate guidelines of the clinic;

•	Evaluating and preventing injuries; and

•	Rehabilitating and managing injuries.

Our physician extenders are certified athletic trainers who are healthcare professionals specializing in prevention, recognition, management and rehabilitation of injuries that result from physical activity. As part of a complete health care team, the certified athletic trainer works under the direction of a licensed physician and in cooperation with other health care professionals. Certified athletic trainers must earn a degree from an accredited athletic training curriculum. Accredited programs include formal instruction in areas such as injury/illness prevention, first aid and emergency care, assessment of injury/illness, human anatomy and physiology, therapeutic modalities, and nutrition. More than seventy percent (70%) of certified athletic trainers hold at least a master’s degree. To become a certified athletic trainer, one must pass a comprehensive test administered by the Board of Certification. Once certified, one must meet ongoing continuing education requirements in order to remain certified.

The Company requires the following specific qualifications for its physician extenders: NATA/BOC certification; State Practice Acts; First Aid, CPR, AED certification; and a national provider identifier number; masters degree, membership in the American Society of Orthopedic Professionals, and certification as a Orthotic Fitter are desired.

We are vendor neutral, which means we will source any product line from any vendor at the physician’s or clinic’s request. To date, we have focused primarily on medical equipment for the orthopedic and podiatric markets, but as opportunities have arisen we have expanded into surgical and urgent care supplies as well. We also provide clinics with comprehensive web-based billing and collection systems. We bill and collect revenue electronically for the clinics and all money collected is deposited directly into the clinics’ lockboxes. As a result, patients are more likely to comply with their prescriptions for orthotics and limited durable medical equipment items.

Our Strategy

Our strategy is to expand our operations in strategic regions across the United States in order to increase revenue, enhance cash flow and attain a profitability level in the most expeditious manner.

According to the Frost and Sullivan Market Research Report (2004), currently there are stock and bill programs in about 500 to 1,000 clinics nationwide. A stock and bill program allows a third party to provide inventory to a clinic and assume the billing responsibilities for the clinic. These types of programs reduce the need for administrative staff in outpatient clinics. However, the revenue stream generated by the dispensed durable medical equipment flows to the benefit of the stock and bill company and not to the clinic. Our turnkey program allows the clinics to receive third-party reimbursement payments directly, thereby providing physicians the ability to participate in the revenue stream without significantly changing their current business practices. We believe that this benefit along with the reduced need for administrative staffing, and changes in the reimbursement practices of third-party payors to physicians, create a growing market for the services we provide.

As we continue to grow our business, expanding into new regions across the United States and adding infrastructure, we will continue to operate at a deficit. As we gain market share and increase our volume, we expect to gain the ability to leverage our current vendor relationships to keep costs below or at current levels. We believe that by growing our business organically, applying our service expertise to new markets and pursuing strategic acquisitions that will allow us to expand our product offerings, penetrate new attractive markets and increase revenue, we can achieve our goals and reach profitability.

Our Market

Our market is focused upon durable medical equipment dispensed by orthopedic physicians and podiatrists. As of June 30, 2008 approximately 76 clinics across the United States have implemented and are using our turnkey program.

Stock and Bill Opportunities

There are an estimated 500—1,000 stock and bill programs in clinics nationwide (Frost and Sullivan, Market Research Report, January 2004). In recent years, stock and bill programs have gained in popularity since they reduce the need for administrative staff in outpatient clinics. We offer clinics the convenience of stock and bill companies with the added benefits of increased product selection, off-site claim processing and revenue participation.

Podiatric Market Channel

One in every six people in the United States (43.1 million people) has foot problems at any given time. It is estimated that more than 75% of Americans will experience foot problems of varying degrees of seriousness at one time in their lives. Those who finally seek help will turn to a doctor of podiatric medicine, of which there are about 14,000 practicing in the United States. Currently, there is one podiatrist for every 20,000 people in the United States. (Georgia Podiatric Medical Association, “Foot Facts”, American Orthopaedic Foot & Ankle Society, “Footwear Guide”)

A study conducted by the American Orthopedic Foot and Ankle Society found that:

•	Nine out of 10 women are wearing shoes that are too small for their feet;

•	Eight out of 10 women have foot problems;

•

Women have about 90% of surgeries for common foot problems such as bunions, bunionettes, hammertoes and neuromas. These surgeries cost the American public $3.5 billion for surgery and 15 million lost work days annually; and

•	Women are likely to develop a foot problem because of improperly fitting shoes.

Podiatric Outpatient Surgical Opportunities

About 5 percent of the United States population sees a podiatric physician each year. About 81 percent of all hospitals in the United States have podiatric physicians on staff. There were 304,000 surgical procedures for bunionectomies or other toe deformities in 1996. (Georgia Podiatric Medical Association, “Foot Facts”, National Center for Health Statistics, “Ambulatory and Inpatient Procedures in the United States, 1996”).

Out of the 304,000 outpatient surgical procedures in 1996, we estimate that at least 25% of these procedures involved the prescription of durable medical equipment, including at least two or all of the following: walker boot, splints, crutches, cryotherapy (a device that can produce both heat and cold therapy) and/or continuous passive motion device.

Other Podiatric Durable Medical Equipment Opportunities

Currently, most businesses in the footcare field target individuals at least 50 years old. As the baby boom generation continues to age, the market for products and services aimed at older people is expected to grow. The U.S. Administration on Aging reports that in 2004, people 65 years or older numbered 36.3 million, or 12.4 percent of the population. By 2030, there will be about 71.5 million Americans age 65 or older, more than twice their number in 2000, and that age group will make up 20 percent of the population. (America on Aging Website “Statistics on Aging Population”).

Diabetic Opportunity

There are 20.8 million diabetics in the United States, representing 7% of the population. 1.5 million new cases of diabetes were diagnosed in people aged 20 years or older in 2005. (American Diabetes Association, “National Diabetes Fact Sheet, 2005”). Diabetics often have major problems with their feet that can be prevented with proper foot care, orthotics and/or shoes. The total annual cost for treatment of diabetes is more than $132 billion (American Diabetes Association, “National Diabetes Fact Sheet, 2005”). This cost does not include physicians’ fees, rehabilitation costs, prostheses, time lost from work, and disability payments. Foot disease is one of the most common complications of diabetes leading to hospitalization. Medicare and most third-party payors provide coverage for walker boots and therapeutic footwear such as depth inlay shoes, custom-molded shoes, and shoe inserts for people with diabetes who qualify under Medicare.

The expanding requirements for podiatric related durable medical equipment to meet these needs present a growth opportunity for us to utilize our turnkey program to service this segment of the market.

Competition

The non-operative orthopedic and podiatry markets are highly competitive and fragmented. Our competitors include several large, diversified orthopedic companies and numerous smaller niche companies. Some of our competitors are part of corporate groups that have significantly greater financial, marketing and other resources than we do. Many of our vendors and competitors are manufacturers and suppliers of orthopedic products, such as DJO Incorporated, formerly known as DJ Orthopedics, Inc., Biomet, Inc., DeRoyal Industries and Royce Medical Co.

Our Customers

Our business was founded in the Northeast region of the United States and currently about 41% of our business is located in this region. However, we have recently expanded operations in the Mid-Atlantic Coast, Southeast, Midwest and West Coast regions of the United States. We are pursuing business opportunities across the entire United States and hope to have business in all regions across the United States.

As we are in the early stages of our development, we have a limited number of customers. For example, 5 customers accounted for 57% of our total revenue in 2006 and our largest 5 customers accounted for 42% of our total revenue for the year ended December 31, 2007. For fiscal year 2007, our largest customer was Commonwealth Orthopedics, which accounted for approximately 16.7% of our revenue, or $626,013. Our five largest customers in 2007 were Commonwealth Orthopedics, Nassau Orthopedics, Lighthouse Orthopaedics, Coastal Orthopaedics, and East Boston Neighborhood HealthCare. Our customers are comprised of orthopedic and podiatric clinics with anywhere from 1 to 18 physicians on staff.

We do not have and we do not enter into long-term purchase contracts with our customers and have no contractual arrangements to ensure future sales of our products to our existing customers. We enter into negotiated agreements with each of our customers. Generally, our customer contracts provide that we shall provide the clinic with personnel and management services, as well as billing and collection services, while the clinic maintains necessary licenses, permits and certifications to prescribe and dispense the durable medical equipment. The customer contracts also provide that we bill the clinic at a flat rate of the collected revenues from all payors per month for the billing and collection services we provide and that the clinic shall pay us the cost of the durable medical equipment ordered as negotiated with each individual clinic. Most contracts have one-year terms, and may be terminated for insolvency by either party, for breach, without cause with ninety days notice and as required by applicable law.

Employees

As of June 30, 2008, MSMT had 36 employees. MSMT’s anticipates hiring additional field operations personnel as necessary to support its continued growth.

Governmental Regulation

Third-Party Reimbursement

Our products generally are prescribed by physicians and are eligible for third-party reimbursement. We believe that third-party payors will continue to focus on measures to contain or reduce their costs through managed care and other efforts. Medicare policies are important to our business because third-party payors often model their policies after the Medicare program’s coverage and reimbursement policies.

Healthcare reform legislation in the Medicare area has focused on containing healthcare spending. On December 8, 2003, the Medicare Prescription Drug, Improvement and Modernization Act of 2003, which we refer to as the Medicare Modernization Act, was enacted, which provides for revisions to payment methodologies and other standards for items of durable medical equipment and orthotic devices under the Medicare program. As a result, effective in 2004, the reimbursement amounts for orthotic devices and durable medical equipment are no longer increased on an annual basis. In 2007, a competitive bidding program began to be phased in to replace the existing fee schedule payment methodology. Supplier quality standards are to be established which will be applied by independent accreditation organizations and clinical conditions for payment will be established for certain products.

In recent years, efforts to control Medicare costs have included the heightened scrutiny of reimbursement codes and payment methodologies. Under Medicare, certain devices used by outpatients are classified using reimbursement codes, which in turn form the basis for each device’s Medicare payment levels. Changes to the reimbursement codes describing our products can result in reduced payment levels or a reduction in the breadth of products for which reimbursement can be sought under recognized codes.

On February 11, 2003, the Center for Medicare and Medicaid Services made effective an interim final regulation implementing “inherent reasonableness” authority, which allows the agency and contractors to adjust payment amounts by up to 15% per year for certain items and services when the existing payment amount is determined to be grossly excessive or grossly deficient. The Center for Medicare and Medicaid Services may make a larger adjustment each year if it undertakes proscribed procedures. The regulation remains in effect after the Medicare Modernization Act, although the use of inherent reasonableness authority is precluded for devices provided under competitive bidding. We do not know what impact inherent reasonableness and competitive bidding would have on us or the reimbursement for our product sales.

Durable Medical Equipment, Prosthetics, Orthotics, and Supplies (DMEPOS) suppliers submitting an enrollment application to the National Supplier Clearinghouse, or the NSC, on or after March 1, 2008 must be accredited prior to submitting the application. The NSC shall not approve any DMEPOS supplier’s enrollment application if the enrollment package does not contain an approved accreditation upon receipt or in response to a developmental request. The NSC shall reject the enrollment application unless the DMEPOS supplier provides supporting documentation that demonstrates that the supplier has an approved accreditation.

DMEPOS suppliers who are enrolled for the first time with the NSC between January 1, 2008 and February 29, 2008 must obtain and submit an approved accreditation to the NSC by January 1, 2009. The NSC shall revoke a DMEPOS supplier’s billing privileges if the DMEPOS supplier fails to obtain and submit supporting documentation that the DMEPOS supplier has been accredited.

Existing DMEPOS suppliers enrolled in the Medicare program (prior to January 1, 2008) are required to obtain and submit an approved accreditation to the NSC by September 30, 2009. The NSC shall revoke a DMEPOS supplier’s billing privileges if the DMEPOS supplier fails to obtain and submit supporting documentation that the DMEPOS supplier has been accredited.

In addition to changes in reimbursement codes and payment methodologies, the movement toward healthcare reform and managed care may continue to result in downward pressure on product pricing.

Fraud and Abuse

We are subject to various federal and state laws and regulations pertaining to healthcare fraud and abuse, including anti-kickback laws and physician self-referral laws commonly known as “Stark” laws. Violations of these laws are punishable by criminal and civil sanctions, including, in some instances, exclusion from participation in federal and state healthcare programs, including Medicare, Medicaid, Veterans Administration health programs and TRICARE, the U.S. Military Health System. We believe that our operations are in material compliance with these laws. Compliance with these laws and regulations, however, may be subject to further review and interpretation by the government and we cannot offer assurance that we would not be required to alter one or more of our practices to maintain compliance with these laws. In addition, there can be no assurance that the occurrence of one or more violations of these laws or regulations would not result in a material adverse effect on our financial condition and results of operations. As a general matter, we endeavor to negotiate customer agreements that are structured to fit within an applicable statutory or regulatory safe harbor (e.g., personal and management services safe harbor or discount safe harbor). We cannot represent, however, that every agreement has complied or will comply with the terms of a safe harbor. As a result, some of our contracts could be subjected to regulatory scrutiny in the event that the parties’ intent came into question

Anti-Kickback Laws. The Federal Anti-Kickback Statute prohibits entities from knowingly and willfully soliciting, receiving, offering or providing remuneration, directly or indirectly, to induce either the referral of an individual, or the furnishing, recommending, or arranging for a good or service, for which payment may be made under a federal healthcare program such as Medicare and Medicaid. The definition of “remuneration” under the Statute has been broadly interpreted to include anything of value, including items as gifts, discounts, waiver of payments, and providing anything at less than its fair market value. The U.S. Department of Health and Human Services has issued regulations, commonly known as “safe harbors,” that set forth certain provisions which, if fully met, will assure healthcare providers and other parties that they will not be in violation of the Federal Anti-Kickback Statute. For example, there are safe harbors which protect various bona fide employment relationships, contracts or space or equipment rentals, and personal service and management agreements. The safe harbor regulations, however, do not comprehensively describe all lawful relationships between healthcare providers and referral sources. Therefore, the failure of an arrangement to satisfy all of the requirements of a particular safe harbor does not mean that the arrangement is unlawful. Rather, it indicates that the arrangement may be subject to scrutiny by the Office of the Inspector General or other agencies. It is possible for the Company to request an advisory opinion from the Office of the Inspector General regarding existing or proposed business arrangements and potential kickback concerns that may be raised by those arrangements. The penalties for violating the Federal Anti-Kickback Statute may include criminal fines of up to $25,000 per violation, civil monetary penalties of up to $50,000 per violation, additional damages of up to three times the amounts claimed or remuneration offered or paid, and possible exclusion from federal healthcare programs, such as Medicare and Medicaid. Many states have adopted prohibitions similar to the Federal Anti-Kickback Statute, some of which apply to the referral of patients for healthcare services reimbursed by any source, and not only Federal health care programs such as Medicare and Medicaid. Some of these state laws lack explicit “safe harbors” that may be available under federal laws. Sanctions under state anti-kickback laws may include civil money penalties, license suspension or revocation, exclusion from participation in state health care programs, criminal fines, or imprisonment. Limited precedent exists regarding the interpretation or enforcement of such statutes. We believe that our contracts and arrangements with providers, practitioners, and suppliers are not in violation of applicable anti-kickback laws. We cannot assure you, however, that these laws will ultimately be interpreted in a manner consistent with our practices.

Physician Self-Referral Prohibitions. Federal physician self-referral legislation (the “Stark” law) prohibits, subject to certain exceptions, physician referrals of Medicare and Medicaid patients to an entity providing certain “designated health services” if the physician or an immediate family member has any financial relationship with the entity. These laws also prohibit the entity from receiving the referral from billing for any good or service furnished pursuant to an unlawful referral, and any entity collecting any amounts in connection with an unlawful referral is obligated to refund these amounts. Durable medical equipment and orthotics are both considered “designated health services” under the Stark law. An entity that engages in a scheme to circumvent these laws’ referral prohibition may be fined up to $100,000 for each arrangement or scheme. The penalties for violating these laws also include civil monetary penalties of up to $15,000 per referral and possible exclusion from federal healthcare programs such as Medicare and Medicaid. Various states have corollary laws, including laws that require physicians to disclose any financial interest they may have with a healthcare provider to their patients when referring patients to that provider. Both the scope and exceptions for these laws vary from state to state.

We believe our operations are presently in material compliance with these laws. We cannot assure you that future regulatory changes will not result in the services we provide becoming subject to additional or ownership, investment, or compensation prohibitions in the future.

False Claims Statutes. Under federal and state statutes, the submission of claims or aiding or abetting the submission of claims for payment that are “not provided as claimed” may lead to civil money penalties, criminal fines and imprisonment, and/or exclusion from participation in Medicare, Medicaid and other federally funded state health programs. These false claims statutes include the Federal Civil False Claims Act, which prohibits the knowing filing of a false claim or the knowing use of false statements to obtain payment from the federal government. When an entity is determined to have violated the False Claims Act, it may be required to pay three times the actual damages sustained by the government, plus mandatory civil penalties of between $5,500 and $11,000 for each separate false claim. Suits filed under the False Claims Act can be brought by any individual on behalf of the government and such individuals, known as “relators” or, more commonly, as “whistleblowers” may share in any amounts paid by the entity to the government in fines or settlement. In addition, most states have enacted laws modeled after the federal False Claims Act and actions under these laws have increased significantly in recent years.

HIPAA Anti-Fraud Provisions. The Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) includes several revisions to existing health care fraud laws by permitting the imposition of civil monetary penalties in cases of violations of the anti-kickback statute or prohibitions on contracting with excluded providers. In addition, HIPAA created new statutes making it a federal felony to engage in fraud, theft, embezzlement, or the making of false statements with respect to healthcare benefit programs, which include private, as well as government programs. In addition, federal enforcement officials have the ability to exclude from the Medicare and Medicaid programs any investors, officers and managing employees associated with business entities that have committed healthcare fraud, even if the investor, officer or employee had no actual knowledge of the fraud. In addition, the act makes it a crime to pay or otherwise compensate a Medicare or Medicaid beneficiary to influence such beneficiary to order or receive services from a particular provider or practitioner.

Federal Privacy and Transaction Law and Regulations

The Health Insurance Portability and Accountability Act of 1996, commonly known as HIPAA, mandates, among other things, the adoption of standards for the electronic exchange of health information that may require significant and costly changes to current practices. Sanctions for failure to comply with HIPAA include civil and criminal penalties. HHS has released three rules to date mandating the use of new standards with respect to certain healthcare transactions and health information. The first rule requires the use of uniform standards for common healthcare transactions, including healthcare claims information, plan eligibility, referral certification and authorization, claims status, plan enrollment and disenrollment, payment and remittance advice, plan premium payments, and coordination of benefits. The second rule imposes new standards relating to the privacy of individually identifiable health information. These standards not only require our compliance with rules governing the use and disclosure of protected health information, but they also require us to obtain satisfactory assurances that any employee, consultant, advisor or other third-party of ours to whom this information is disclosed will safeguard the information. The third rule establishes minimum standards for the security of electronic health information. In some instances, our relationship with our customers is that of a “business associate.” Our failure to satisfy certain minimum data exchange, privacy and security standards in our role as a business associate may require our customers to terminate their relationship with us. The termination of material relationships could have a negative and material effect on our business.

Governmental Audits

Because we participate in governmental programs as a supplier of medical devices, our operations are subject to periodic surveys and audits by governmental entities or contractors to assure compliance with Medicare and Medicaid standards and requirements. To maintain our billing privileges, we are required to comply with certain supplier standards, including, by way of example, documentation requirements for our claims submissions. From time to time in the ordinary course of business, we, like other healthcare companies, are audited by, or receive claims documentation requests from, governmental entities, which may identify certain deficiencies based on our alleged failure to comply with applicable supplier standards or other requirements. We review and assess these audits or reports and attempt to take appropriate corrective action. We also are subject to surveys of our physical location for compliance with supplier standards. The failure to effect corrective action to address identified deficiencies, or to obtain, renew or maintain any of the required regulatory approvals, certifications or licenses could adversely affect our business, results of operations or financial condition and could result in our inability to offer our products and services to patients insured by the programs.

U.S. Food and Drug Administration

The U.S. Food and Drug Administration regulates certain activities, including the sale of products, such as orthotics and certain items of durable medical equipment, or DME, the provision of advice regarding effectiveness based on customers’ experience or information provided by the manufacturer, or the presentation of cost-benefit analyses based on various purchasing options. The products that we distribute are not products which require us to comply with device tracking regulations, such as implantable devices, life sustaining/supporting devices used outside of an institutional setting. We act as a wholesale distributor of orthotics and certain DME and as such, is not subject to FDA site registration or adverse event reporting requirements which apply to manufacturers and certain end users. In addition, we are not paid by nor do we serve as the marketing agent for any manufacturer or distributor of products. Therefore, we are not subject to certain laws and regulations that might otherwise regulate what our personnel say to customers about particular products.

The Company does not believe its activities constitute the marketing or promotion of any vendor’s products; however, if the FDA were to determine that the Company’s activities did constitute the marketing or promotion of regulated products, MSMT could be subject to penalties if it were to make false, misleading, or off-label statements about those products. Corporate penalties for making such statements can range from administrative sanctions (including debarment from participation in federal programs) to civil monetary penalties or significant criminal fines.

As a distributor, we are required to, and do, maintain complaint records which reflect written, electronic or oral complaints made to us about product deficiencies including those relating to quality, durability, effectiveness, and performance. In the event that a medical device distributor fails to establish or maintain any record, refuses to permit inspection, or submits a false or misleading report as required by the Food Drug and Cosmetic Act and the accompanying regulations, the federal government may impose civil or criminal penalties. Any distributor who violates the Food Drug and Cosmetic Act may be imprisoned for up to one year and/or fined up to $1,000 for the first violation, or up to three years and/or fined up to $10,000, for any following violations. Substantial noncompliance with the Food Drug and Cosmetic Act provisions may also result in a civil penalty of up to $15,000 for each violation or $1,000,000 for all violations adjudicated in one proceeding. In addition, the federal government may seize any adulterated or misbranded devices.

Description of Properties

Our principal executive offices are located at 237 Cedar Hill Street, Marlboro, Massachusetts, 01752, where we lease and occupy approximately 10,870 square feet of office space. We have two leases which expire in October 2008 and February 2009.

Legal Proceedings

We are not involved in nor a party to any material legal proceedings.

Market For Registrant’s Common Equity and Related Stockholder Matters and Small Business Issuer Purchases of Equity Securities

Market Information

Our common stock presently trades on the OTC Bulletin Board under the symbol “MSMT:OB”.

As of July 31, 2008, we had outstanding 58,218,007 shares of common stock. As of July 31, 2008, MSMT had warrants issued and outstanding exercisable for 9,254,736 shares of common stock, debentures issued and outstanding exercisable for 31,220,000 shares of common stock and options issued and outstanding exercisable for 955,000 shares of common stock. In addition, MSMT has agreed to issue warrants for an aggregate of 249,271,846 shares of its common stock upon the filing and effectiveness of the Amended and Restated Charter.

The following table sets forth certain information with respect to the high and low market bid prices of our common stock for the fiscal years ended December 31, 2006 and December 31, 2007:

Fiscal Year	Period	High	Low
Fiscal Year 2006	First Quarter	$8.00	$2.00
	Second Quarter	10.00	2.00
	Third Quarter	3.75	1.75
	Fourth Quarter	5.99	1.25
Fiscal Year 2007	First Quarter	$4.75	2.25
	Second Quarter	3.50	2.70
	Third Quarter	4.50	1.45
	Fourth Quarter	1.90	0.55
Fiscal Year 2008	First Quarter	$0.90	0.51
	Second Quarter	1.45	1.01

The closing price of our common stock on July 31, 2008 was $0.51.

The high and low bid prices are based on the average bid and ask prices for our common stock, as reported by the OTC Bulletin Board. Such prices are inter-dealer prices without retail mark-ups, mark-downs or commissions and may not represent actual transactions in our common stock.

Stockholders

Records of our stock transfer agent indicate that as of July 31, 2008, we had approximately 951 record holders of our common stock. Since a certain portion of our shares are held by financial institutions in “street name,” it is likely that we have significantly more stockholders than indicated above.

Dividend Policy

Our board of directors determines any payment of dividends. We have never declared or paid any cash dividends on our common stock, and we do not anticipate or contemplate paying cash dividends in the foreseeable future. We intend to utilize all available funds for working capital purposes. In addition, the terms of our Series A Preferred Stock prohibit the payment of a dividend on any shares of our capital stock, including our common stock, without paying a dividend on our shares of Series A Preferred Stock as set forth in our charter documents. We do not have any shares of Series A Preferred Stock outstanding.

Equity Compensation Plan Information

The table below sets forth information about the Medical Solutions Management Inc. 2006 Equity Incentive Plan as of July 31, 2008.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(a)	Weighted-average exercise price of outstanding options, warrants and rights(b)	Number of securities remaining available for future issuance(c)
Equity compensation plans approved by security holders	955,000	$0.01	2,020,000
Equity compensation plans not approved by security holders	0	0	0
Total	955,000	$0.01	2,020,000

In June 2006, our board of directors and stockholders approved and adopted the Medical Solutions Management Inc. 2006 Equity Incentive Plan, referred to herein as the 2006 Plan. Following is a description of the material terms of the 2006 Plan. A copy of the 2006 Plan was filed as an exhibit to our Annual Report for the year ended December 31, 2006 filed with the SEC on April 16, 2007. On July 25, 2008, our board of directors approved an Amendment to the 2006 Plan, which provides an increase in the number of shares reserved under the 2006 Plan from 3,000,000 to 75,000,000. On                     , our stockholders approved and adopted the Proposal 3, the Amended Plan. A copy of the Amended Plan in included in this joint information statement/prospectus as Appendix C.

Purpose. The 2006 Plan is intended to retain and reward highly qualified employees, including contract employees, consultants, and directors, and encourage their ownership of our common stock.

Administration. The 2006 Plan is administered by a committee delegated by the board of directors, or by the board of directors itself, referred to as the Committee. Subject to the provisions of the 2006 Plan, the Committee has discretion to determine the employee, consultant or director to receive an award, the form of award and any acceleration or extension of an award. Further, the Committee has complete authority to interpret the 2006 Plan, to prescribe, amend and rescind rules and regulations relating to it, to determine the terms and provisions of the respective award agreements (which need not be identical), and to make all other determinations necessary or advisable for the administration of the 2006 Plan.

Eligibility. Awards may be granted to any employee of or consultant to Medical Solutions Management and its affiliates or to non-employee members of our board of directors or of any board of directors (or similar governing authority) of any affiliate of Medical Solutions Management.

Shares Subject to the 2006 Plan. The shares issued or to be issued under the 2006 Plan are authorized but unissued shares of our common stock. The maximum number of shares of our common stock which may be issued or made subject to awards under the 2006 Plan is 3,000,000. The 2006 Plan contains the following further limitations on certain types of awards:

•	No more than fifty percent (50%) of the available 2006 Plan shares of common stock may be covered by awards issued to any one person in any one calendar year.

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Only employees of MSMT and of any parent or subsidiary corporations, as defined in Sections 424(e) and (f), respectively, of the Internal Revenue Code of 1986, shall be eligible for the grant of an incentive option.

Types of Awards. Awards under the 2006 Plan may include incentive stock options, nonstatutory stock options, restricted stock and stock grants. Each award will be evidenced by an instrument in such form as the Committee may prescribe, setting forth applicable terms such as the exercise price and term of any option or applicable forfeiture conditions or performance requirements for any restricted stock grant. Except as noted below, all relevant terms of any award will be set by the Committee in its discretion.

Nonstatutory stock options and incentive stock options are rights to purchase our common stock. A stock option may be immediately exercisable or become exercisable in such installments, cumulative or non-cumulative, as the Committee may determine. A stock option may be exercised by the recipient giving written notice to MSMT specifying the number of shares with respect to which the stock option is then being exercised, and accompanied by payment of an amount equal to the exercise price of the shares to be purchased. The purchase price may be paid by cash or check, or subject to approval by the Committee, by delivery to us of shares of our common stock having a market value of the shares being purchased or pursuant to a promissory note in the principal amount to the exercise price of the shares to be purchased.

Incentive stock options may be granted only to eligible employees of Medical Solutions Management or any parent or subsidiary corporation and must have an exercise price of not less than one hundred percent (100%) of the fair market value of our common stock on the date of grant (one hundred ten percent (110%) for incentive stock options granted to any ten-percent (10%) stockholder). In addition, the term of an incentive stock option may not exceed ten (10) years. Nonstatutory stock options must have an exercise price of not less than one hundred percent (100%) of the fair market value of our common stock on the date of grant and the term of any nonstatutory stock option may not exceed ten (10) years. In the case of an incentive stock option, the amount of the aggregate fair market value of our common stock (determined at the time of grant) with respect to which incentive stock options are exercisable for the first time by an employee during any calendar year (under all such plans of his or her employer corporation and its parent and subsidiary corporations) may not exceed $100,000.

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Awards of restricted stock are grants or sales of our common stock which are subject to a risk of forfeiture, such as a requirement of the continued performance of services for stated term or the achievement of individual or our company-wide performance goals.

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A stock grant is a grant of shares of our common stock not subject to restrictions or other forfeiture conditions. Stock grants may be awarded only in recognition of significant contributions to the success of MSMT, in lieu of compensation otherwise already due, or in other limited circumstances which the Committee deems appropriate.

Effect of Termination of Employment or Association. Unless the Committee determines otherwise in connection with any particular award under the 2006 Plan, stock options will generally terminate ninety (90) days following the recipient’s termination of employment or other association for cause. Military and sick leave or other bona fide leave shall not be deemed a termination of employment, provided that it does not exceed ninety (90) days or the period during which the optionee’s reemployment rights, if any, are guaranteed by statute or contract.

Transferability. In general, no award under the 2006 Plan may be transferred by the recipient and during the life of the recipient all rights under an award may be exercised only by the recipient or his or her legal representative. However, the Committee may approve the transfer, without consideration, of an award of a nonstatutory stock option or restricted stock to a family member.

Effect of Significant Corporate Event. In the event of any change in the outstanding shares of our common stock through merger, consolidation, sale of all or substantially all the property of MSMT, reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other distribution with respect to such shares of our common stock, an appropriate and proportionate adjustment will be made in (i) the maximum numbers and kinds of shares subject to the 2006 Plan and the 2006 Plan limits, (ii) the numbers and kinds of shares or other securities subject to the then outstanding awards, (iii) the exercise or hurdle price for each share or other unit of any other securities subject to then outstanding stock options (without change in the aggregate purchase or hurdle price as to which Stock Options remain exercisable), and (iv) the repurchase price of each share of restricted stock then subject to a risk of forfeiture in the form of a repurchase right. In the event of a change in control, the Committee shall have the discretion to provide for any or all of the following: (i) the acceleration, in whole or in part, of outstanding stock options, (ii) the termination of repurchase rights with respect to an award of restricted stock, (iii) the assumption of outstanding stock options, or substitution thereof, by the acquiring entity and (iv) the termination of all stock options that remain outstanding at the time of the change of control. Upon our dissolution or liquidation, other than as part of an acquisition or similar transaction, each outstanding stock option shall terminate, but the participant shall have the right, immediately prior to the dissolution or liquidation, to exercise the stock option to the extent exercisable on the date of dissolution or liquidation.

Amendments to the 2006 Plan. Our board of directors may amend or modify the 2006 Plan at any time subject to the rights of holders of outstanding awards on the date of amendment or modification; provided, however, that our board may not, without the consent of the participant, reduce the number of shares subject to the award, reprice outstanding awards or adversely effect the provisions relating to an award’s vesting and exercisability.

Summary of Tax Consequences. The following is a brief and general discussion of the U.S. federal income tax consequences to recipients of awards granted under the 2006 Plan. This summary is not comprehensive and is based upon laws and regulations in effect on January 1, 2006. Such laws and regulations are subject to change. This summary is intended for the information of stockholders only and not as tax guidance to participants in the 2006 Plan. Participants in the 2006 Plan should consult their own tax advisors as to the tax consequences of participation.

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Nonstatutory Stock Options. Generally, there are no federal income tax consequences to the participants upon grant of nonstatutory stock options. Upon the exercise of such an option, the participant will recognize ordinary income in an amount equal to the amount by which the fair market value of our common stock acquired upon the exercise of such option exceeds the exercise price, if any. A sale of common stock so acquired will give rise to a capital gain or loss equal to the difference between the fair market value of the common stock on the exercise and sale dates.

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Incentive Stock Options. Except as noted at the end of this paragraph, there are no federal income tax consequences to the participant upon grant or exercise of an incentive stock option. If the participant holds shares of our common stock purchased pursuant to the exercise of an incentive stock option for at least two years after the date the option was granted and at least one year after the exercise of the option, the subsequent sale of our common stock will give rise to a long-term capital gain or loss to the participant and no deduction will be available to us. If the participant sells the shares of our common stock within two years after the date an incentive stock option is granted or within one year after the exercise of an option, the participant will recognize ordinary income in an amount equal to the difference between the fair market value at the exercise date and the option exercise price, and any additional gain or loss will be a capital gain or loss. Some participants may have to pay alternative minimum tax in connection with exercise of an incentive stock option.

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Restricted Stock. A participant will generally recognize ordinary income on receipt of an award of restricted stock when such participant’s rights in that award become substantially vested, in an amount equal to the amount by which the then fair market value of our common stock acquired exceeds the price such participant has paid for it, if any. Recipients of restricted stock may, however, within thirty (30) days of receiving an award of restricted stock, choose to have any applicable risk of forfeiture disregarded for tax purposes by making an “83(b) election.” If the participant makes an 83(b) election, such participant will have to report compensation income equal to the difference between the value of the shares and the price paid for the shares, if any, at the time of the transfer of the restricted stock.

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Potential Deferred Compensation. For purposes of the foregoing summary of federal income tax consequences, we assumed that no award under the 2006 Plan will be considered “deferred compensation” as that term is defined for purposes of recent federal tax legislation governing nonqualified deferred compensation arrangements, Section 409A of the Internal Revenue Code of

1986, as amended, or, if any award were considered to any extent to constitute deferred compensation, its terms would comply with the requirements of that legislation (in general, by limiting any flexibility in the time of payment). If an award includes deferred compensation, and its terms do not comply with the requirements of the legislation, then any deferred compensation component of an award under the 2006 Plan will be taxable when it is earned and vested (even if not then payable) and the recipient will be subject to a 20% additional tax.

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Section 162(m) Limitations on the Company’s Tax Deduction. In general, whenever a recipient is required to recognize ordinary income in connection with an award, we will be entitled to a corresponding tax deduction. However, we will not be entitled to deductions in connection with awards under the 2006 Plan to certain senior executive officers to the extent that the amount of deductible income in a year to any such officer, together with his or her other compensation from MSMT, exceeds the $1 million dollar limitation of Section 162(m) of the Internal Revenue Code of 1986, as amended. Compensation which qualifies as “performance-based” is not subject to this limitation, however.

MSMT Management’s Discussion and Analysis and Results of Operations for the Fiscal Year Ended December 31, 2007

The following discussion and analysis of our financial condition and results of operations for the fiscal year ended December 31, 2007 should be read in conjunction with the financial statements and the related notes contained elsewhere in this joint information statement/prospectus. This discussion contains forward-looking statements based upon current expectations that involve risks and uncertainties, such as our plans, objectives, expectations and intentions. Our actual results and the timing of certain events could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under “Risks Factors” beginning on page 16 of this joint information statement/prospectus.

Results of Operations

Revenue. Set forth below are revenues.

	December 31, 2007	December 31, 2006	Increase	% Increase
Medical Products Revenue	$2,333,095	$861,987	$1,471,108	170.7%
Service Revenue	1,415,947	151,513	1,264,434	834.5%

Total Revenue	$3,749,042	$1,013,500	$2,735,542	269.9%

Expansion into new regions of the United States and an overall increase in operating clinics to 66 from 39 in the comparative period in 2006 is the driving factor in the increase in our revenue. A total of 35 new clinics were added during the fiscal year ended December 31, 2007, providing a more diversified revenue base. Five of our clinics, which were not fully operational, were added late in the fourth quarter of 2007. As a result, the full revenue impact for these new clinics will not be realized until the fiscal year 2008. New revenue streams that began in the fourth quarter of 2006 from occupational pharmacy claims purchased generated additional service revenue of $980,709 in 2007.

Cost of Revenue. Set forth below are the cost of revenue.

	December 31, 2007	% of Revenue	December 31, 2006	% of Revenue	Increase	% Increase
Cost of Medical Products	$1,604,600	68.8%	$635,342	73.7%	$969,258	152.6%
Cost of Services	1,206,266	85.2%	148,486	98.0%	1,057,780	712.4%

Costs of Revenue	$2,810,866	75.0%	$783,828	77.3%	$2,027,038	258.6%

Cost of revenue in 2007 increased primarily due to higher sales from the increase in operating clinics over the comparative period in 2006. Cost of revenue as a percentage of revenue during 2007 was lower due to more favorable pricing received from vendors as a result of increased purchasing volumes. Cost of services increased in 2007 due to an increase in our Physician Extenders in 2007 from three to eight, or $506,739 in 2007 compared to $147,886 in 2006. Additional outsourcing services required to handle the occupational pharmacy claims business which began in the fourth quarter of 2006 also contributed to the increase in cost of services, at $314,314 in 2007 compared to none in 2006. An increase in staff to perform the billing and collection services accounted for the balance of the increase in cost of services, or an additional $384,613 of expense in 2007.

Selling, General and Administrative Expenses. Set forth below are the selling, general and administrative expenses.

	December 31 2007	% of Revenue	December 31, 2006	% of Revenue	Increase	% Increase
Salaries and benefits	$1,608,098	42.9%	$1,086,193	107.2%	$521,905	48.0%
Legal, consulting, insurance	1,084,234	28.9	980,380	96.7	103,854	10.6
All Other	2,089,847	55.7	1,072,913	105.9	1,016,934	94.8

Total Selling, General and Administrative Expenses	$4,782,179	127.5%	$3,139,486	309.8%	$1,642,693	52.3%

Salaries and Benefits Expense

Salaries and benefits expense increased due to an increase in sales, administrative and service staff as we continue to grow our operations. Total employees for the comparative period in 2006 were 24, compared to 39 at the end of 2007. We expect to continue to add additional service support staff as we expand our business during 2008.

Legal, Consulting and Insurance Expenses

Legal expense decreased to $493,127 for the year ended December 31, 2007 compared to $618,635 for the comparative period in 2006. These expenses are primarily related to services rendered surrounding our capital and debt financings of $150,606, associated review of our periodic filings with the SEC of $139,978, and general counsel for operations of approximately $239,460. Consulting expense has also increased by $246,180 due to various independent contractor arrangements. Such arrangements include $70,000 for FP Associates in connection with the services rendered for financing arrangements and potential acquisitions, $125,000 for Benu Capital for additional investment banking services and $60,000 for Archer Capital for a marketing study. The balance of the expenses were for services directly related to operations, ranging from contract employees providing on-site support for our customers to assistance with customizations to in-house systems. Insurance expenses have also increased to $140,674 in 2007 compared to $69,915 in 2006, to support the growth of the business in 2007.

All Other Expenses

All Other Expenses for 2007 include personnel fees of $143,464, accounting fees of $176,268, printing expense of $120,797, recruitment fees of $153,931, compliance expense of $75,300, travel expenses of $203,668, telephone, data and information technology support of $199,617, office supplies and postage of $130,071, marketing and commissions of $223,855, depreciation of $59,260, and other general expenses of approximately $283,000 to support a growing operation. While most of these expenses represent increases over the comparative period in 2006, our operating expenses as a percentage of revenue decreased from 105.9% to 55.7% in 2007, as a result of the increase in our revenue in 2007. In 2007, our operating expenses also included fees associated with our Letter of Credit Agreement of $45,000 and SEC related filing expenses of $32,048. Billing service fees have also increased from $52,593 in 2006 to $243,661 for the year ended December 31, 2007, again resulting from the increase in operating clinics for the comparative periods.

Other Income (Expense)

Our most significant expenses for the year ended December 31, 2007 were in relation to a debt extinguishment loss of $112,513,239 as a result of our entry into a Warrant and Debenture Amendment Agreement on July 10, 2007. In exchange for $2,100,000 in cash from Vicis, we agreed to reduce the warrant exercise price of the outstanding warrants issued to Vicis from $0.345 and $2.00 per share down to $0.01 per share and to reduce the conversion price of the outstanding debentures issued to Vicis (with a face value of $3,050,000) that ranged from $0.207016 to $0.30 down to $0.10, as well as to eliminate certain exercise limitations provisions. The reduction in the conversion price had the effect of increasing the number of common shares into which the Vicis debentures can be converted from 13,161,088 to 30,500,000 shares. The Warrant and Debenture Amendment Agreement also provides for the reduction of the warrant exercise price of the outstanding warrants held by certain other holders that ranged from $0.345 to $1.00 down to $0.20 per share. Interest expense in relation to the discount on the convertible notes and amortization of the debt issuance costs was $550,193 for the year ended December 31, 2007. Additionally, we recorded expense for the estimated fair value, $22,830,568, of warrants to purchase an aggregate of 9,486,000 shares of our common stock at exercise prices between $0.50 and $1.00 per share. The warrants were issued pursuant to a Guarantee Fee, Reimbursement and Indemnification Agreement, as amended, related to our Revolving Line of Credit Agreement with Sovereign Bank. We also recorded expense for the estimate fair vale, $8,676,888, of warrants to purchase 4,000,001 shares of our common stock at $2.00 per share, related to the extension of the maturity and repayment of Vicis promissory notes and accrued interest thereon. The aggregate expense charge of $31,507,456 resulting from the warrants and $112,513,239 for the debt extinguishment loss had no cash impact on our operations.

Net Loss. Set forth below is the net loss.

	December 31, 2007	% of Revenue	December 31, 2006	% of Revenue	Increase	% Increase
Net Loss	$(148,729,936)	(3,967.1)	$(3,957,845)	(390.5)	$(144,772,091)	(3,657.9)

The net loss for the year ended December, 2007 was primarily attributable to non-cash charges described in Other Income (Expense) above totaling approximately $144,020,695. We continue to invest in maintaining a national sales force and additional service support personnel to drive additional revenue growth in the future. The current gross profit is not sufficient to support selling, general and administrative expenses and we will continue to grow its top line revenue through organic growth and strategic acquisitions and mergers.

Liquidity and Capital Resources

Cash used in operations during the year ended December 31, 2007 was $7,821,884, compared to $2,920,159 in the comparative period in 2006. Our financing activities in 2007, including the issuance of $650,000 for two promissory notes in the first quarter of 2007, a revolving line of credit totaling $3,000,000 on March 16, 2007, a warrant and debenture amendment agreement and exercise of warrants totaling $2,477,447 in July 2007 and additional debt financings of $2,500,000 in the fourth quarter of 2007, provided proceeds of $8,627,447. Comparatively, MSMT received proceeds of $2,600,000 from a senior convertible note and additional debt financings in the comparative period in 2006. Investment in the purchase of equipment was $66,682 and $39,745 during the periods ended 2007 and 2006, respectively. Overall, cash increased by $738,881 in 2007 compared to a decrease of $346,682 in 2006.

As of December 31, 2007 we had $6,375,354 in total assets, compared to $1,222,799 in 2006, of which $1,091,939 was in cash and cash equivalents, compared to $353,058 in 2006. Our total liabilities in 2007 were $9,161,707, of which $8,211,768 were current, compared to $2,388,345 in total liabilities, of which $1,389,668 were current in 2006.

Results of Operations

The accompanying financial statements have been prepared assuming that MSMT will continue as a going concern. As discussed in the notes to the audited financial statements, MSMT’s losses have resulted in an accumulated deficit of $153,466,255 as of December 31, 2007, and operating activities consumed $7,821,884 in cash. These conditions raise substantial doubt about our ability to continue as a going concern. Management’s plans in regard to these matters are described further below. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Our main objectives for the next year are to continue our ability to finance MSMT and to focus on expanding revenue in key locations across the country. We are currently pursuing additional follow-on financing to support current working capital needs and potential acquisitions. We are managing our expenses in order to minimize our cash burn rate and to achieve cash flow positive operations. However, we expect to require new financings in 2008. Through these financings, we hope to expand the business organically and through acquisitions.

Our plan for organic growth for fiscal year 2008 includes increasing our sales with existing customers through on-site assessments of their operations along with expanding our client base in the markets we currently operate. The plan includes support programs for the sales efforts including marketing, communications and program literature. We plan to maintain our current sales force of five regional sales people and maximizing growth in their respective regions.

We plan to hire additional field support resources to enhance the effectiveness of our services and support the growth in new clinics during 2008. From time to time, we also engage outside consultants to assist us with marketing, advertising and web development. We expect these additional resources to drive the continuous improvement of the billing and inventory processes that support the clinics. We also plan to increase our resources in accounting and administration, including hiring additional employees to assist with transaction processing and internal control.

We do not anticipate devoting our resources to research and development in fiscal year 2008. We intend to continue adding to our product and service offerings that will generate new revenue opportunities, including but not limited to strategic acquisitions and mergers. Our plan for organic growth for fiscal year 2008 includes increasing our sales with existing customers through on-site assessments of their operations along with expanding our client base in the markets in which we currently.

MSMT Management’s Discussion and Analysis Of Financial Condition and Results of Operations for the

Quarterly Period Ended June 28, 2008

The following discussion and analysis of our financial condition and plan of operation should be read in conjunction with the financial statements and the related notes contained in this joint information statement/prospectus. This discussion contains forward-looking statements based upon current expectations that involve risks and uncertainties, such as our plans, objectives, expectations and intentions. Our actual results and the timing of certain events could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including set forth under the headings “Risk Factors” beginning on page 16 of this joint information statement/prospectus.

The discussion below focuses upon Medical Solutions Management Inc.’s and Ortho Supply Management, Inc.’s financial condition, results of operations and liquidity and capital resources for the three and six months ended June 28, 2008 and June 30, 2007.

Results of Operations

We operate our business on a calendar year basis, consisting of four thirteen week quarters with the last month in each quarter being five weeks and with our fiscal year ending on December 31.

Three Months Ended June 28, 2008 Compared to Three Months Ended June 30, 2007

Revenue. Set forth below are our net revenues.

	Three Months Ended		Increase	% Increase
	June 28, 2008	June 30, 2007
Sales of Medical Products	$734,026	$454,786	$279,240	61.4
Service Revenue	367,177	329,399	37,778	11.5

Total Revenue	$1,101,203	$784,185	$317,018	40.4

Revenue increased in the three months ended June 28, 2008 primarily due to the increase in the number of clinics under agreement from approximately 46 in the second quarter of 2007 to approximately 71 in the second quarter of 2008. An increase in market share throughout our operating regions in the United States has been the driving factor for the increase in clinics as we continue to grow our operations. Four clinics were added during the three months ended June 28, 2008. Service revenue increased from $329,399 in the second quarter of 2007 to $367,177 in the second quarter of 2008 mainly due to the increase in clinics driving billing and collection revenue from $32,452 in the second quarter of 2007 to $59,442 in the second quarter of 2008. The remaining increase relates to additional service revenue of $117,420 in the second quarter of 2008 compared to $92,057 in the second quarter of 2007 due to new clinics requiring on-site personnel.

Cost of Revenue. Set forth below are our cost of revenue.

	Three Months Ended				Increase	% Increase
	June 28, 2008	% of Revenue	June 30, 2007	% of Revenue
Cost of Medical Products	$507,356	69.1	$313,231	68.9	$194,125	62.0
Cost of Services	400,009	108.9	267,763	81.3	132,246	49.4

Costs of Revenue	$907,365	82.4	$580,994	74.1	$326,371	56.2

Cost of revenue increased in the second quarter 2008 primarily due to higher revenue from the increase in operating clinics over the comparative period in 2007. Cost of medical products as a percentage of revenue was slightly higher over the comparative period in 2007 due to product mix within the expansion into new regions. Cost of services increased as a percentage of service revenue due to an increase in personnel expenses of $308,338 for the second quarter of 2008 compared to $234,235 for the second quarter of 2007.

Selling, General and Administrative Expenses. Set forth below are the selling, general and administrative expenses.

	Three Months Ended				Increase (Decrease)	% Increase (Decrease)
	June 28, 2008	% of Revenue	June 30, 2007	% of Revenue
Salaries and benefits	$317,685	28.8	$438,325	55.9	$(120,640)	(27.5)
Legal, consulting and insurance	246,983	22.4	289,453	36.9	(42,470)	(14.7)
All other	746,428	67.7	483,840	61.7	262,060	54.2

Selling, General and Administrative Expenses	$1,311,096	119.0	$1,211,618	154.5	$98,950	8.2

Salaries and Benefits Expense.

Salaries and benefits expense decreased during the second quarter 2008 due to a decrease in sales and administrative staff. Total employees for these two departments for the three months ended June 28, 2008 were 8 compared to 16 in the comparative period in 2007. We expect to add additional sales, administrative and service support staff as we expand our operation.

Legal, Consulting and Insurance Expenses

Legal expenses were $147,651 for the three months ended June 28, 2008, compared to $118,985 for the comparative period in 2007. The legal expenses incurred in the three months ended June 28, 2008 are primarily related to review of our periodic filings, general counsel services, as well as future financings. This compares to costs incurred in 2007 relating to securing new financing, review of our periodic filings, and general counsel expenses. Consulting expenses were $67,585 for the three months ended June 28, 2008 which consists of $40,000 for settlement on investment consulting services from the Gagnon Group and the balance related to independent contractors performing on-site customer service and support. This compares to $103,087 in the three month period ended June 30, 2007, which included services to obtain financing, marketing, and strategic services related to potential acquisitions and partnerships. Insurance costs were $31,747 for the three months ended June 28, 2008, compared to $67,381 in the comparative period in 2007 primarily due to the allocation of costs over an extended period of time in 2008 compared to that in 2007.

All Other Expenses

Other significant operating expenses that comprise the increase in Other Expenses include printing and postage expenses of $43,790 for the three months ended June 28, 2008, or an increase of $3,405 compared to the three months ended June 30, 2007; billing services charges of $71,803 or an increase of $8,051 compared to the three months ended June 30, 2007; personnel fees related to temporary staffing of $111,317 or an increase of $111,l49 compared to the three months ended June 30, 2007; marketing program expenses of $24,138 or an increase of $9,947; recruitment expense of $1,500 or a decrease of $51,625; telephone and data expense of $14,671 or a decrease of $6,716; and bad debt expense related to uncollectible pharmaceutical claims of $100,595 compared to none for the same period in 2007. The increase in operating expenses in 2008 over the comparable period in 2007 are mainly driven by higher sales volume, additional personnel support costs and other costs required to support a growing operation.

Other Income (Expense)

For the three months ended June 28, 2008, interest expense was $375,721 compared to $259,777 for the same period in 2007. The increased expense is a direct result of additional debt instruments in place as of the period ended June 28, 2008 compared to the same period in 2008. In the three months ended June 30, 2007, the Company recognized revolving line of credit financing expense of approximately $10,000,000.

Net Loss. Set forth below is our net loss.

	Three Months Ended
	June 28, 2008	% of Revenue	June 30, 2007	% of Revenue	Decrease	% Decrease
Net Loss	$(1,492,708)	(135.6)	$(11,290,553)	(1,439.9)	$9,797,844	86.8

The net loss for the three months ended June 28, 2008 was primarily attributable to interest expense and the bad debt expense related to the uncollectible pharmaceutical claims. Operationally, our loss was driven mainly from selling, general and administrative costs incurred to continue to grow revenue and support our operations. We continue to invest in additional service support personnel to drive additional revenue growth in the future.

Six Months Ended June 28, 2008 Compared to Six Months Ended June 30, 2007

Revenue. Set forth below are our net revenues.

	Six Months Ended		Increase	% Increase
	June 28, 2008	June 30, 2007
Sales of Medical Products	$1,456,589	$1,104,721	$351,868	31.9
Service Revenue	951,274	411,298	539,976	131.3

Total Revenue	$2,407,863	$1,516,019	$891,844	58.8

Revenue from medical products increased in the six months ended June 28, 2008 primarily due to the increase in the number of clinics under agreement from approximately 46 in the six months ended June 30, 2007 to approximately 71 in the six months ended June 28, 2008. Expansion into new regions throughout the United States has been the driving factor for the increase in clinics as we continue to grow our operations. A total of twelve clinics were added during the six months ended June 28, 2008. Service revenue increased mainly due to the increase in pharmaceutical claims acquisition, and processing the claims from $231,979 in the six months ended June 30, 2007 to approximately $600,000 in the six months ended June 28, 2008. Additionally, service revenue increased due to the increase in the number of clinics resulting in the increase of billing and collection revenue to $105,792 in the six months ended June 28, 2008 from $53,204 in the six months ended June 30, 2007, plus additional revenue from physician extenders of $227,987, an increase of $101,873 over the comparable period in 2007.

Cost of Revenue. Set forth below are the cost of revenue.

	Six Months Ended				Increase	% Increase
	June 28, 2008	% of Revenue	June 30, 2007	% of Revenue
Cost of Medical Products	$987,873	67.8	$716,526	64.9	$271,347	37.9
Cost of services	969,810	101.9	414,506	100.8	555,304	134.0

Costs of Products and Services	$1,957,683	81.3	$1,131,032	74.6	$826,651	73.1

Cost of revenue increased primarily due to higher revenue from the increase in the number of operating clinics over the comparative period in 2007. Cost of medical products sales increased as a percentage of revenue over the comparative period in 2007 due to product mix within the expansion into new regions. Cost of services revenue increased slightly as a percentage of revenue over the comparative period in 2007 mainly due to the additional revenue recognized for the pharmaceutical claims processed, which was 40% of the current revenue of $600,084 for the comparative period in 2007. As discussed more fully in the notes to our financial statements, pharmaceutical claim revenue is recognized on a net basis and as collected.

Selling, General and Administrative Expenses. Set forth below are our selling, general and administrative expenses.

	Six Months Ended				Increase (Decrease)	% Increase (Decrease)
	June 28, 2008	% of Revenue	June 30, 2007	% of Revenue
Salaries and benefits	$890,951	37.0	$852,786	56.3	$38,165	4.5
Legal, consulting and insurance	387,661	16.1	498,507	32.9	(110,846)	(22.2)
All other	1,553,337	64.5	939,748	61.9	613,061	65.2

Selling, General and Administrative Expenses	$2,831,949	117.6	$2,291,041	151.1	$540,380	23.6

Salaries and Benefits Expense

Salaries and benefits expense increased primarily due to the severance agreement related to the departure of our President and Chief Executive Officer, Brian Lesperance, during the first quarter of 2008. Total employees for the six months ended June 28, 2008 were 36, the same for the comparative period in 2007. We expect to continue to add additional sales and service support staff as we expand our operations.

Legal, Consulting and Insurance Expenses

Legal expense was $224,429 and consulting expense was $108,761 for the six months ended June 28, 2008 compared to $237,899 and $175,647 respectively for the comparative period in the six months ended June 30, 2007. The expenses incurred in the six months ended June 28, 2008, as well as the six months ended June 30, 2007, are primarily related to services rendered to secure additional financing, review of our periodic and other filings, as well as general counsel services. Consulting expenses are lower for the six months ended June 28, 2008 due to the absence of specific independent contractor arrangements compared to the six months ended June 30, 2007. Insurance costs were $54,471 for the six months ended June 28, 2008 compared to $84,961 in the comparative period in 2007 due to the allocation of costs over an extended period of time in 2008 compared to that in 2007.

All Other Expenses

Expense of $266,304 was recognized related to the fair value of warrants issued to Brian Lesperance as part of the separation agreement between Mr. Lesperance and the Company. Other expenses for the six months ended June 28, 2008 include office supplies, printing and postage expenses of $111,063, or an increase of $13,445 from the six months ended June 30, 2007; software and IT support of $33,363 or a decrease of $21,715; accounting and audit fees of $104,371 or an increase of $49,312; recruitment expenses of $2,000 or a decrease of $53,223; billing service charges of $159,597 or an increase of $58,420; travel of $117,670 or a decrease of $46,990; personnel services of $188,159 or an increase of $186,791 due to an increase of our temporary personnel compared to direct labor; telephone and data communications expense of $33,542 or a decrease of $12,367; bad debt expense of $120,984 compared to none in the comparative period in 2007 for uncollectible pharmaceutical claims; doubtful allowance reserve expense of $108,075 or an increase of $57,232; rent expense of $40,008 or an increase of $16,822 due to additional office space leased beginning in the fourth quarter of 2007; and bank charges of $16,904 or an increase of $14,512 due to increased usage of lockbox accounts. The increase in expenses over the comparable six month period reflects the increase in personnel support costs, higher sales volume and other expenses required to support a growing operation.

Other Income (Expense)

For the six months ended June 28, 2008, interest expense was $738,102 compared to $429,631 for the same period in 2007. The increased expense is a direct result of additional debt instruments in place as of the period ended June 28, 2008 compared to the same period in 2007. In the three months ended June 30, 2007, we recognized revolving line of credit financing expense of approximately $21,500,000 and approximately $8,700,000 of note extension expense.

Net Loss. Set forth below is our net loss.

	Six Months Ended
	June 28, 2008	% of Revenue	June 30, 2007	% of Revenue	Decrease	% Decrease
Net Loss	$(3,121,245)	(129.6)	$(32,508,221)	(2,144.3)	$29,386,975	90.4

Approximately one-third of the net loss for the six months ended June 28, 2008 was attributable to interest expense and the cash and non-cash charges in relation to the separation agreement with Brian Lesperance. Operationally, our loss was driven mainly from selling, general and administrative costs incurred to continue to grow revenue and support our operations. We continue to invest in additional service support personnel to drive additional revenue growth in the future.

Liquidity and Capital Resources

During the six months ended June 28, 2008, cash used in operating activities was $3,303,216, compared to $3,633,166 in the comparative period in 2007. Financing activities including advances from Vicis totaling $2,260,205 offset the overall net decrease in cash to $1,055,477. As of June 28, 2008, we had $7,207,543 in total assets, compared to $6,375,354 as of December 31, 2007. Total liabilities at the end of the period were $12,848,837 compared to $ 9,161,107 as of December 31, 2007.

Off Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that have or are reasonably likely to have a material impact of our financial condition or results of operations.

Executive Compensation

Our compensation and benefits program is designed to attract, retain and motivate employees to operate and manage our business for the best interests of our stockholders. Executive compensation is designed to provide incentives for those senior members of management who bear responsibility for our goals and achievements. The compensation philosophy is based on a base salary, with opportunity for bonuses to reward superior performance, and an equity incentive program.

The Summary Compensation Table shows certain compensation information for services rendered in all capacities for the fiscal year ended December 2007 and 2006. Other than as set forth herein, no executive officer’s salary and bonus exceeded $100,000 for 2007. The following information includes the dollar value of base salaries, bonus awards, the number of stock options granted and certain other compensation, if any, whether paid or deferred.

Summary Compensation Table

The following table sets forth information concerning the annual and long-term compensation for services in all capacities to Medical Solutions Management Inc. for the years ended December 31, 2007, and 2006 of those persons who served as our principal executive officer during the year ended December 31, 2007, and our other two most highly compensated executive officers for the year ended December 31, 2007. We refer to our principal executive officers and the other two highly compensated executive officers throughout this joint information statement/prospectus collectively as our “named executive officers.”

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Brian Lesperance	2007	150,020					6,500	156,520
President, Treasurer and Director	2006	150,020					6,500	156,520
Robert G. Coffill, Jr.	2007	125,000						125,000
Senior Vice President of Field Operation and Secretary and Director	2006	110,808					2,500	113,308
Ross Fine	2007	138,517					6,500	145,017
Vice President of Sales and Marketing	2006	63,673					1,750	65,423

Outstanding Equity Awards at Fiscal Year-End

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date(1)	Number of Shares or Units That Have Not Vested (#)	Market Value of Shares or Units of Stock That have Not Vested (#)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (#)
Brian Lesperance President, Treasurer and Director	0	0	0	N/A	N/A	0	0	0	0
Robert G. Coffill, Jr.(1) Senior Vice President of Field Operation and Secretary and Director	250,000	250,000	0	$0.01	11/30/2015	0	0	0	0
Ross Fine Vice President of Sale and Marketing	0	0	0	N/A	N/A	0	0	0	0

(1)

In connection with the consummation of the merger on December 30, 2005, we assumed the outstanding option agreements of our wholly-owned subsidiary, OrthoSupply. We assumed the presently outstanding option agreement of OrthoSupply issued to Mr. Coffill for 500,000 shares of our common stock.

Employment Contracts

We had an employment agreement with Mr. Lesperance, pursuant to which we agreed to pay him between $150,000 and $225,000 per year, depending upon our yearly gross revenues, plus a $500 per month car allowance. In addition, the employment agreement provides that Mr. Lesperance shall be eligible for an annual bonus targeted at forty percent of his base salary, which shall be paid at the discretion of the board. The agreement provides for the issuance of five percent of MSMT’s stock vested monthly over a two year period. Mr. Lesperance agreed not to disclose any of our confidential information, and for a period of one year after the termination of his employment agreed not to compete with our business and not to solicit our customers. Mr. Lesperance also agreed to assign to us any inventions developed by him during the course of his employment. In the event Mr. Lesperance’s employment is involuntarily terminated, Mr. Lesperance shall receive a lump sum payment equal to twelve months of his then current base salary and continuation of medical and dental benefits for a twelve month period.

Mr. Lesperance’s employment agreement was terminated on January 24, 2008 as part of his departure from MSMT. In connection with his termination, we entered into a Separation Agreement. Pursuant to the Separation Agreement, Mr. Lesperance shall be entitled to receive a payment equal to $175,000 representing an amount equal to twelve (12) months of Mr. Lesperance’s base salary in effect on January 24, 2008 and $20,192 representing Mr. Lesperance’s unpaid and accrued vacation and sick pay which is due and owing to Mr. Lesperance through January 24, 2008, for an aggregate gross payment to Mr. Lesperance of $195,192. All payments shall be made net of any and all applicable taxes and other withholdings and shall be paid within thirty (30) days of January 24, 2008. In addition, we agreed to provide Mr. Lesperance with medical and dental coverage until the first anniversary of the Separation Date.

On May 1, 2006, we entered into an employment agreement with Mr. Coffill, pursuant to which Mr. Coffill receives $125,000 per year as base salary, subject to increases dependent upon MSMT’s gross revenues, plus a $500 per month travel allowance. In addition, the employment agreement provides that Mr. Coffill shall be eligible for an annual bonus targeted at twenty-five percent of his base salary, which shall be paid at the discretion of the board. The agreement has a term of three years. Mr. Coffill is also eligible to receive an option award for shares of our common stock depending upon our yearly revenue. Mr. Coffill has agreed not disclose any of our confidential information, and for a period of two years after the termination of his employment, not to compete with our business or solicit any of our customers. Pursuant to the employment agreement, we have agreed to issue to Mr. Coffill an option to purchase up to 200,000 shares of our common stock, twenty-five percent (25%) of such shares vesting on the first anniversary date of the grant and twenty-five vesting every year thereafter until all shares have vested and in the event of a change of control of the Company, all unvested shares shall immediately vest. In the event that Mr. Coffill’s employment is involuntarily terminated, other than under a change of control or the declaration of insolvency by the Company, Mr. Coffill shall receive a payment equal to the greater of his base salary for the remainder of the term of the contract or one year and continuation of medical coverage for a period of twelve months.

On June 12, 2006, we entered into an employment agreement with Mr. Fine, pursuant to which we have agreed to pay him an annual salary of $115,000 per year, a three percent (3%) commission on accounts identified, approved and closed and a $500 per month car allowance. Mr. Fine agreed not to disclose any of our confidential information, and for a period of one year after the termination of his employment, not to compete with our business and not to solicit our customers. Mr. Fine also agreed to assign to us any inventions developed by him during the course of his employment. Pursuant to the employment agreement, we have agreed to issue to Mr. Fine an option to purchase up to 200,000 shares of our common stock, twenty-five percent (25%) of such shares vesting on the first anniversary date of the grant and twenty-five vesting every year thereafter until all shares have vested and in the event of a change of control of the Company, all unvested shares shall immediately vest. In the event that Mr. Fine’s employment is involuntarily terminated, Mr. Fine shall receive an amount equal to four months of his then base salary, and continuation of his medical benefits for four months.

Director Compensation

The following table sets forth the cash, equity awards and other compensation earned, paid or awarded, as the case may be, to each of our non-employee directors during the year ended December 31, 2007.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Marshall Sterman	$18,200						$18,200
Shadron Stastney	2,800						2,800
David Barnes	3,800						3,800

We do not compensate employee directors for their services as a director. Each non-employee director of the Company receives an annual service fee of $10,000, to be paid in equal quarterly installments throughout the year. Each chair of the Audit Committee and Compensation Committee shall receive $4,000 per year, to be paid in equal quarterly installments. Each non-employee director shall receive $1,000 for attending a Board meeting in person, and $300 for participating in a Board meeting telephonically.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth, as of July 31, 2008, information with respect to the securities holdings of our executive officers, directors and all persons which we, pursuant to filings with the SEC, have reason to believe may be deemed the beneficial owners of more than 5% of our outstanding common stock. The following table indicates the beneficial ownership of such individuals numerically calculated based upon 58,218,007 shares of common stock and 798,906 shares of Series D Preferred Stock outstanding as of July 31, 2008. Also set forth in the table is the beneficial ownership of all shares of our outstanding common stock, as of such date, of all officers and directors, individually and as a group.

	Shares of Common Stock Beneficially Owned
Name and Address of Owner	Number		Percent (%)
Patricia Jenkins	11,328,800	(1)	19.46%
c/o Medical Solutions Management Inc.
237 Cedar Hill Street, Suite 4, Marlboro, MA 01752
Vicis Capital, LLC	160,375,849	(2)	90.25%
Tower 56, Suite 700
126 East 56th Street
New York, NY 10022
Lowell Fisher	0		* %
c/o Medical Solutions Management Inc.
237 Cedar Hill Street, Suite 4, Marlboro, MA 01752
EJ McLean	25,000		*
c/o Medical Solutions Management Inc.
237 Cedar Hill Street, Suite 4, Marlboro, MA 01752
John Hallal(3)	3,724,800		6.39%
c/o Medical Solutions Management Inc.
237 Cedar Hill Street, Suite 4, Marlboro, MA 01752
Robert G. Coffill, Jr.	469,000	(4)	*
c/o Medical Solutions Management Inc.
237 Cedar Hill Street, Suite 4, Marlboro, MA 01752
Ross Fine	0		*
c/o Medical Solutions Management Inc.
237 Cedar Hill Street, Suite 4, Marlboro, MA 01752
Marshall Sterman	40,000	(5)	*
c/o Medical Solutions Management Inc.
237 Cedar Hill, Street, Suite 4, Marlboro, MA 01752
David Barnes	0		*
c/o Medical Solutions Management Inc.
237 Cedar Hill, Street, Suite 4, Marlboro, MA 01752
Shadron Stastney	0		*
c/o Medical Solutions Management Inc.
237 Cedar Hill, Street, Suite 4, Marlboro, MA 01752
All Directors and Officers as a Group (6 persons)	534,000		*

*	less than one percent

(1)	Based on information set forth in a Schedule 13D filed with the SEC on February 8, 2006.

(2)

Based on information set forth in a Schedule 13D filed with the SEC on December 19, 2007, a Form 4 filed on July 23, 2008, reporting transactions that occurred on February 12, 2008 and the Form 8-K filed on July 31, 2008. The investment advisor to Vicis is Vicis Capital, LLC and therefore has voting and dispositive power over all the foregoing shares. For the purposes of Rule 13d-3 under the Securities Exchange Act of 1934, as amended, Vicis Capital, LLC may be deemed to be the beneficial owner of, but hereby disclaims such beneficial ownership of, the foregoing shares. The managing members of Vicis Capital, LLC are Shad Stastney, John Succo and Sky Lucus. Mr. Stastney is one of our directors.

(3)	Based on information set forth in a Schedule 13D filed with the SEC on February 7, 2006.

(4)

Includes 250,000 shares pursuant to an option agreement exercisable within 60 days of June 30, 2008. In connection with the consummation of the merger on December 30, 2005, we assumed the outstanding option agreements of our wholly owned subsidiary, Ortho Supply. We have adopted a new option plan, and assumed the option agreements of Ortho Supply issued to Mr. Coffill for 500,000 shares of common stock.

(5)	Includes 40,000 shares of common stock issuable upon the conversion of a warrant.

Audit Committee

Our board of directors has elected David Barnes and Marshall Sterman as the members of our Audit Committee. The Board determined that Mr. Barnes meets the definition of an “audit committee financial expert” as defined in Item 407(d) of Regulation S-B. We are evaluating our needs for additional members to our board of directors and the Audit Committee. The Audit Committee does not have an Audit Committee Charter.

Nominating Committee

We do not have a standing nominating committee, and as a result, do not have a nominating committee charter. The independent director of the Company, as determined by the board of directors pursuant to the rules of the NASDAQ Stock Market, performing the nominating function for the Company, is Marshall Sterman. The independent director participates in the consideration of director nominees, and then recommends the nominees to the Board. The Board views the addition of a standing nominating committee as an unnecessary additional expense and process to the Company, given the stage of the Company’s development. The general criteria that the independent director and the Board use to select nominees is: an individual’s reputation for integrity, honesty and adherence to high ethical standards; their demonstrated business acumen, experience and ability to exercise sound judgments in matters that relate to the current and long-term objectives of the Company; their willingness and ability to contribute positively to the decision-making process of the Company; their commitment to understand the Company and its industry and to regularly attend and participate in meetings of the Board and its committees; their interest and ability to understand the sometimes conflicting interests of the various constituencies of the Company, which include stockholders, employees, customers, governmental units, creditors and the general public; their ability to act in the interests of all stakeholders; and no nominee should have, or appear to have, a conflict of interest that would impair the nominee’s ability to represent the interests of all the Company’s stockholders and to fulfill the responsibilities of a director. The board of directors will consider candidates recommended by stockholders using the same procedures and criteria it uses in evaluating its own candidates. The board of directors believes that the independent director can recommend nominees.

INFORMATION ABOUT ANDOVER MEDICAL, INC.

Description of Business

Andover is a publicly traded company (OTCBB: ADOV) that was formed to engage in the business of distributing procedure specific durable medical equipment (“DME”) and services segments of the orthopedic and podiatric physician care markets in the United States. DME is a specific type of medical equipment prescribed by physicians for home use that provides therapeutic benefits or helps patients perform physical tasks they would otherwise not be able to accomplish. Andover intends to establish a nationwide distribution network and plans to offer physicians the largest selection of competitively priced brand-name DME and treatment products.

Orthopedics and podiatry are among the fastest growing segments in healthcare that utilize DME products and services. The “graying” of the population and the increase in the active physical lifestyle of seniors, among other factors, play key roles in this growth. These DME products are most often used by baby boomers and seniors age 65 and over. According to the U.S. Department of Health and Human Services this senior demographic, which is expanding rapidly both in size and in its need for services, has been increasing from approximately 35 million people in 2000, to an estimated 40.2 million people by 2010, and eventually to an estimated 71 million people by 2030, representing approximately 20% of the U.S. population.

Prior to August 31, 2006, Andover was known as Snow & Sail Sports, Inc., a company that provided one-day ski trips within the New England area. On August 31, 2006, Snow & Sail Sports, Inc. entered into a reorganization agreement pursuant to which it spun off its existing business (including all of its assets and liabilities), to the company’s former management and changed its corporate name to Andover Medical, Inc. and business to that in which Andover is currently engaged. Pursuant to the reorganization agreement, Andover issued an aggregate of 10 million restricted shares of its common stock in connection with the transaction to management and certain affiliates in connection with the transaction.

All of the former officers and directors of Andover prior to the transaction, resigned and were replaced by Edwin A. Reilly and Robert G. Coffill, Jr.; at that time, Mr. Reilly was appointed the President, Chief Operating Officer, acting Chief Financial Officer, and Secretary of Andover, and Mr. Coffill was elected to serve as its sole director. Mr. Reilly was elected Chairman of the Board and Chief Executive Officer on March 9, 2007.

Business Strategy

The business strategy of Andover revolves around acquiring local DME companies with net revenues of between $1 million and $10 million per annum in the markets of orthopedics and podiatry. Andover will then consolidate them and become a single source provider of DME products. On May 4, 2007, Andover completed the acquisition of Ortho-Medical Products, Inc., a New York based full-service company specializing in procedure specific orthopedic DME, respiratory equipment, and orthotics and prosthetics. On May 11, 2007, Andover completed the acquisition of Rainier Surgical Incorporated, headquartered in Auburn, Washington, which specializes in the sales, service, distribution and marketing of orthopedic DME. To date, Andover has been unable to complete several subsequent acquisitions for various reasons, including an inability to negotiate definitive terms of acquisitions, complete due diligence to its satisfaction, or otherwise complete the acquisition of any other entities.

Successful growth of Andover is predicated on its ability to acquire these already existing companies in a “roll-up” and take advantage of Andover’s larger scale to:

a) add on new acquisitions;

b) secure purchasing efficiencies;

c) contract for innovative new products; and

d) implement management and operational efficiencies.

Andover believes the distribution channel for these healthcare segments is currently fragmented and inefficient, and that operating as a local independent distributor is difficult today for various reasons, including the following:

a) small independent operations have a difficult time trying to gain access to innovative (high margin) products for distribution;

b) negotiations for products to reduce the cost of goods sold are very limited; therefore, margin enhancement is difficult;

c) back office expenses are spread over a very limited revenue base; and

d) little opportunity exists for a viable exit strategy.

Andover offers extensive product offerings, including postoperative pain management products, orthopedic devices, a full range of soft goods and functional knee braces, and disposables. Andover’s products and services are expected to offer solutions to create overall practice management efficiencies for health care providers.

Andover has identified companies that target certain procedures such as post-surgical care for Anterior Cruciate Ligament (“ACL”) Surgery, and knee/hip replacement. These companies offer a comprehensive array of products to aid in the recovery for a particular procedure. This provides the physician with a single-source solution to his/her postoperative needs.

Andover intends to establish a unified nationwide distribution network by acquiring and consolidating in a roll-up, healthcare companies that offer physicians both a convenient and administratively efficient way to offer patients a large selection of competitively priced, brand-name, DMEs and treatment products. Andover intends to provide an attractive option for the physician customer base. These products, delivered at point of service outlets such as physicians’ offices, clinics/hospitals, nursing facilities, patients’ homes, and retail outlets, are often prescribed by physicians and physical therapists and qualify for third-party reimbursement from insurance companies, Medicare, and Medicaid.

Andover’s medical products and services consolidation model mirrors trends already taking place in many industries. Currently there are several public companies that have concentrated on consolidating different segments of the DME market:

•	Respiratory care—Lincare and Apria;

•	Orthotics and Prosthetics (O&P)—Hanger Orthopedic Group; and

•	Manufacturing of bracing and orthopedic soft goods—DJ Orthopedics, OSSUR and Orthofix.

One of the services Andover currently provides for physicians is the stock and bill method of inventory control and payment, eliminating the need to have patients referred to a separate orthopedics and prosthetics facility to purchase DME products prescribed by the physician. Under such an arrangement, Andover handles inventory control and billing, while the physicians’ practices derive the benefits of having products available on site with little administrative involvement. In addition, Andover will offer products directly to the physicians and patients.

Please see the “Risk Factors” section commencing on page 16 for more information concerning the risks of investing in Andover.

Completed Acquisitions

Rainier Surgical, Incorporated

On May 11, 2007, Andover completed the acquisition of all the issued and outstanding capital stock of Rainer Surgical Incorporated (“Rainer Surgical”). The acquisition was pursuant to a Stock Purchase Agreement entered into on May 11, 2007, by and among a wholly-owned subsidiary of Andover, Rainer Surgical and Garth Luke, as Seller.

The aggregate purchase price paid was approximately $3,535,000, as adjusted for post-closing adjustments consisting of $2,375,000 in cash, an aggregate of 1,472,995 shares of Andover common stock valued at $900,000, based on a price per share of $.63 which was the 10-day average prior to closing and acquisition costs of approximately $260,000.

Rainier Surgical Incorporated, headquartered in Auburn, Washington, specializes in the sales, service, distribution, and marketing of orthopedic DME. Established in 1991, Rainier Surgical is the largest stock and bill provider of orthopedic DME in the State of Washington. Currently, Rainier Surgical has more than 45 trained and experienced staff members and approximately $5.2 million in revenues for 2006. Through its stock and bill program, Rainier Surgical successfully minimizes the overhead cost and expense physicians, clinics, hospitals, and surgery centers incur when prescribing and distributing orthopedic DME products to their patients.

Rainier Surgical’s stock and bill program provides physician clinics with a simple and cost-effective method to providing patients with the finest and largest selection of orthopedic DME. The stock and bill program allows Rainier Surgical to act as a liaison between physician clinics and multiple orthopedic DME manufacturers. Working directly with physician clinics, Rainier Surgical’s relationship with multiple orthopedic DME manufactures enables Rainier Surgical to provide a large vendor neutral selection of orthopedic DME to clinics and patients. By ordering and stocking DME equipment at the clinic’s request, Rainier Surgical eliminates the clinic’s DME product expense. Rainier works with all major insurance carriers and HMO organizations to provide third-party billing services for contracted physician clinics.

Successful third-party billing is vital in executing stock and bill programs. Rainier Surgical’s long-standing relationship with insurance carriers and HMO organizations facilitates smooth and effective billing services for prescribed orthopedic DME. Rainier has over 50 contracts with all the major insurance companies in Washington. After ordering and stocking prescribed orthopedic DME for contracted clinics, Rainier Surgical’s billing department files HCFA 1500 claim forms to appropriate insurance companies. Payment on the filed claim is then sent to Rainier Surgical. If a co-payment is necessary, Rainier Surgical bills patients for the determined co-payment amount. In order to offer the best service and coverage to patients, Rainier Surgical focuses on providing the lowest out-of-pocket expense to patients and the most competitive pricing to insurance carriers.

Rainier Surgical’s stock and bill program shifts the expense and overhead costs of billing, claim management, and accounts receivables away from the medical practitioner while providing the patient and the physician with superior orthopedic DME product offerings. The total revenue from insurance payors is 70% private, 25% Medicare and Medicaid, and 5% to other payors. Currently, Rainier Surgical has secured over 120 stock and bill accounts in the Pacific Northwest. Through their extensive distribution network, diverse product offering, expertise in products, insurance billing and inventory management, Rainier Surgical services more than 300 health care providers in acute-care hospitals, clinics, and physicians’ offices in Washington, Oregon, and Northern Idaho.

Ortho-Medical Products, Inc.

On May 4, 2007, Andover completed the acquisition of 100% of the outstanding capital stock of Ortho-Medical Products, Inc. (“Ortho-Medical Products”), a full-service company specializing in procedure specific orthopedic durable medical equipment (“DME”), respiratory equipment, and orthotics and prosthetics (“O&P”). Founded in 1982, Ortho-Medical Products focuses on servicing the needs of patients in the Tri-State Region; specifically the five boroughs of New York City, Nassau, Suffolk, and Westchester Counties, Northern New Jersey, Upper New York State, and the State of Connecticut. With three locations in New York, Ortho-Medical Products has approximately 30 employees who work to make this network available to Case Managers, Preferred Provider Organizations and Health Maintenance Organizations. Ortho-Medical Products has contracted with approximately 50 health-insurance payors, plus Medicare and Medicaid. Ortho-Medical Products reported revenues of $3.2 million in 2006. Of Ortho-Medical Products’ total revenue, private insurance accounts for 69%, Medicare & Medicaid account for 23%, and other payors account for 8%. Focusing on quality care and service, Ortho-Medical Products has secured over 800 accounts that service more than 5,000 Tri-State Region patients.

Within Ortho-Medical Products, the custom orthotics and prosthetics product line has seen substantial growth. Ortho-Medical Products distributes customized and prefabricated O&P products. Presently, O&P sales are split, 50% prefabricated and 50% sophisticated custom orthotics. When compared to prefabricated O&P devices, Ortho-Medical Products’ customized orthotics provides greater support for patients’ compromised joints, weak muscles and other medical conditions. Presently, Ortho-Medical’s O&P product line generates the greatest portion of sales revenue for Andover—60%. Of Ortho-Medical’s additional product lines, general DME comprises 22% respiratory equipment comprises 10%, and rehabilitation equipment (primarily cold therapy products to expedite post surgery recovery) comprises the remaining 8% of total sales revenue.

The aggregate purchase price paid was approximately $2,579,000, subject to post-closing adjustments and an escrow, consisting of $134,000 in cash; an unsecured promissory note to the sellers in the amount of $100,000 with simple interest at 6% per annum which was paid in May 2008; and 3,300,000 shares of Andover common stock (valued at $2,145,000, based on a per share price of $.65 which was the 10-day average prior to closing), and acquisition costs of approximately $200,000. Existing Ortho-Medical Products’ management continued post-closing in accordance with certain employment or consulting agreements executed at closing.

Strategic Stages of Andover’s Development

The following represents the likely stages of Andover’s development over the next 12 to 24 months based on current conditions and assumptions:

Strategic Vision for Building Enterprise Value

Phase 1: Initial Acquisition. Acquire platform to support initial acquisitions and begin to acquire small local DME companies or suppliers to create foothold in different geographic markets with an increasing variety of product offerings.

Phase 2: Expansion with Acquisitions. Additional acquisitions that enhance revenue stream and are strategic in nature. Concentrate on synergies between acquired businesses, such as obtaining exclusive product rights that can be channeled into expanding distribution network and demonstrate increased economies of scale.

Phase 3: National Brand Recognition. Roll-out strategy that transforms local market companies in combination with unique products into a nationally recognized and identified DME brand. This, in turn, is expected to trigger: a size premium, recurring diversified revenue premium, strong organic growth, and a premium, high quality, high margin customer base.

An integration strategy that mirrors activities in physician practices

The increasing evolution of managed care has forced economic efficiencies on physician practices, while attempting to limit reimbursement for services. There is a nationwide trend toward practice consolidation with out-sourcing of costly and unnecessary administrative support. The broader the range of products supplied by DME companies, the more attractive they are to physician practices seeking to deal with a limited number of suppliers. The stock and bill option advocated by Andover supplies practices with needed orthopedics and podiatry products, while eliminating the need for patient referrals to DME vendor facilities. In the end, physician practice customers benefit from out-sourced billing and inventory control management functions.

The Medicare Prescription Drug, Improvement, and Modernization Act of 2003, or Medicare Modernization Act, mandated a number of changes in the Medicare payment methodology and conditions for coverage of orthotic devices and DME. These changes include a freeze in payments for DME from 2004 through 2008, a payment freeze for orthotic devices from 2004 through 2006, competitive bidding requirements and new clinical conditions for payment and quality standards. The changes affect Andover’s products generally, although specific products may be affected by some but not all of the Medicare Modernization Act’s provisions.

Under competitive bidding, which began in certain regions in 2007, Medicare will change its approach to reimbursing certain items and services covered by Medicare from the current fee schedule amount to an amount established through a bidding process between the government and suppliers. Competitive bidding may reduce the number of suppliers providing certain items and services to Medicare beneficiaries and the amounts paid for such items and services.

Growth of targeted markets served by physician specialties

The orthopedics and podiatry specialties—unlike family practice, pediatrics, internal medicine, and primary care, are growing because of the expanding need for services by the baby boomer population. As patients live longer, they require increased prescription of DME devices for treating injuries and medical conditions. These factors account for the anticipated growth in the size of the patient market for DME products and the need for their increased frequency of prescription for them.

According to Frost and Sullivan, the U.S. DME orthopedic product market is estimated to be a $1.02 billion dollar industry. The American Academy of Orthopedic Surgeons (“AAOS”) estimates that it is probable that 10% of all patients seen by the 2,700 orthopedic clinics require the prescription of DME products. Approximately one-third of these clinics utilize the stock and bill model for DME products, which offers the potential for excellent market expansion into these clinics by Andover.

The Foot and Health Foundation of America states that foot disease is the most common complication of diabetes leading to hospitalization. Podiatry DME products have high usage among diabetics, which now account for about 15.7 million people nationwide. According to the World Health Organization, in 2005 there was an estimated 20.8 million people in the United States with diabetes. The Center for Disease Control (“CDC”) predicts that one in three Americans born in 2000 will develop diabetes during his or her lifetime.

The AAOS estimates that one in six Americans experience foot problems at any one time and 36% seek medical attention. According to the American Podiatric Medical Association, podiatry is a $16 billion industry and is served by 14,000 podiatrists, whose numbers are increasing at a rate in excess of 10% per year.

Andover’s financial positioning offers an excellent exit opportunity for emergent DME companies and product companies.

While consolidation in a market such as DME provides opportunities for acquisition, it also reduces the attractiveness of the value proposition for DME distributors and suppliers. Many emergent DME companies do not have the available capital sufficient to promote their products, nor the distribution channel to sell them. As a public company, Andover expects to be able to negotiate innovative arrangements with companies that require Andover’s expertise and market leverage for survival.

Determinants of Business Success for Andover

Management believes that its ability to execute the following tasks as Andover matures is probably the most significant determinant in Andover’s ability to grow and prosper:

•	acquire companies in numbers that reach critical mass to achieve economies of scale and branding opportunities;

•	develop scalable physician customer base in the orthopedic and podiatric specialties based on achievement of a competitive value proposition in the marketplace for DME products;

•	negotiate exclusivity with respect to innovative or already branded products that distinguishes Andover from its competitors;

•	enjoy price advantages over competitors based on either Andover’s size or its competitive position in particular markets;

•

maintain stable pricing and margins for DME products during the next several years with the ability to compete if restrictive pricing and limited source contracts become prevalent for DME under Medicare;

•

have sufficient market share or unique products to enable negotiation with managed health insurers as they, following Medicare’s lead, consolidate the number of DME suppliers with whom they will do business; and

•	obtain sufficient working capital to avoid the cyclical fluctuations in the volume of DME business.

Andover’s Market

Andover’s market is focused upon durable medical equipment, or DME, prescribed by orthopedic physicians and podiatrists. In 2002, there were almost 1,000 stock and bill programs established nationwide. According to Frost and Sullivan, over the past few years these stock and bill programs have had an increase in popularity given a few of the following developments:

•	more outpatient arthroscopic and other orthopedic surgeries performed in facilities which traditionally did not carry significant brace and soft goods inventories;

•	clinics are able to support a wider range of products from multiple manufacturers without additional effort; and

•	tighter reimbursement under managed care for services rendered at orthopedic clinics encourages physicians and administrators to look to other possible sources of revenue

Orthopedic Market Channel

According to the AAOS, there are over 2,700 orthopedic clinics in the United States, and on average each of these clinics has seven doctors practicing in it. According to Frost and Sullivan, approximately one in every seven Americans has a musculoskeletal impairment of some kind, which translates to nearly 28.6 million Americans that sustain musculoskeletal injuries annually. These injuries are estimated to cost the United States $215 billion each year.

Based on research from Frost and Sullivan, in 2002 the orthopedic braces and supports market generated approximately $1.02 billion dollars in revenue, and it is forecasted to grow to $1.18 billion dollars by 2009.

The AAOS’s February 2003 Bulletin suggests that the distribution of orthopedic surgeons across the U.S. can be broken down into nine major census divisions. Four regions, each of which includes a very populous state or states (California, Florida, Texas, New York, Colorado), dominate the total share of orthopedic surgeons.

Podiatric Market

The AAOS suggests that one in every six people in the U.S. have foot problems at any given time and 36% of these people regard their foot problems as serious enough to warrant medical attention The American Podiatrist Medical Association (the “APMA”) estimates that more than 75% of Americans will experience foot problems of varying degrees of seriousness at one time in their lives. Those who finally seek help will turn to a doctor of podiatric medicine, of which there are about 14,000 practicing in the U.S. From a current podiatric medicine study done by Oglethorpe University in Atlanta, there is one podiatrist for every 23,000 people in the U.S.

At present, the APMA estimates that 19% of the U.S. population experiences more than one foot problem a year. This translates into an approximate $16 billion industry. According to the AAOS, the cost of foot surgery to correct foot problems from tight-fitting shoes alone is $2 billion a year. If time off from work for the surgery and recovery is included, the cost is $3.5 billion.

A study conducted by the AAOS found that:

•	nine out of 10 women are wearing shoes that are too small for their feet;

•	eight out of 10 women say their shoes are painful;

•	more than 7 out of 10 women have developed a bunion, hammertoe, or other painful foot deformity, which will eventually require a surgical procedure;

•	women are 9 times more likely to develop a foot problem because of improper fitting shoes than a man; and

•	nine out of 10 women’s foot deformities can be attributed to tight shoes.

Podiatric surgical procedures often involve DME including at least two or all of the following: walker boot, pain pump, splints, crutches, cryotherapy (a device that can produce both heat and cold therapy) and/or continuous passive motion device.

Other Podiatric DME Opportunities

Andover believes that the market opportunity relating to non-surgical podiatric patients will be just as large, if not larger than the outpatient surgical opportunity. Currently, most businesses in the foot care field target individuals 50 years and older. This is an important and rapidly growing demographic group. As the Baby Boom generation continues to age, the market for products and services aimed at older people will explode. According to the U.S. Department of Health and Human Services in 2002, people 65 years or older numbered 35.6 million, or 12% of the population. By 2010, that total will reach an estimated 40.2 million, an increase of almost 13%. By 2030, there will be about 71.5 million Americans age 65 or older, more than twice their number in 2000, and that age group will make up 20% of the population. Andover’s products also benefit individuals beyond the older market segment, including children, young adults and diabetics.

Diabetic Opportunity

According to the Foot and Health Foundation of America there are 15.7 million diabetics in the U.S., representing 5.9% of the population. There are 798,000 new cases of diabetes diagnosed each year. Each day, approximately 2,200 people are diagnosed with diabetes. Diabetics often have major problems with their feet that can be prevented with proper foot care, orthotics and/or shoes. The total annual cost for treatment of diabetes is more than $1.1 billion dollars. This cost does not include surgeons’ fees, rehabilitation costs, prostheses, time lost from work, and disability payments. Diabetes contributes to many health-related complications such as: ulcers, amputation, heart disease, stroke, kidney disease, blindness, and foot disease. Foot disease is the most common complication of diabetes leading to hospitalization. Medicare and most third-party payors provide coverage for walker boots and therapeutic footwear such as depth inlay shoes, custom-molded shoes, and shoe inserts for people with diabetes who qualify under Medicare.

Competition

The non-operative orthopedic and podiatry markets are highly competitive and fragmented. Andover’s competitors include several large, diversified orthopedic companies and numerous smaller niche companies in the orthopedic and podiatry markets. Some of Andover’s competitors are part of corporate groups that have significantly greater financial, marketing and other resources than Andover does. Many of Andover’s vendors and competitors are manufacturers and suppliers of orthopedic products, such as Breg Incorporated, DJO Incorporated (formerly known as DJ Orthopedics, Inc.), Bledsoe Medical Technology, Inc., Innovation Sports Incorporated, Biomet, Inc., DeRoyal Industries, EPI Medical Systems, Inc. (a subsidiary of BioMet, Inc.) and Royce Medical Co.

Governmental Regulation

Third-Party Reimbursement

Andover’s products generally are prescribed by physicians and are eligible for third-party reimbursement. An important consideration for Andover’s business is whether third-party payment amounts will be adequate, as this is a factor in Andover’s customers’ selection of Andover’s products. Andover believes that third-party payors will continue to focus on measures to contain or reduce their costs through managed care and other efforts. Medicare policies are important to Andover’s business because third-party payors often model their policies after the Medicare program’s coverage and reimbursement policies.

Healthcare reform legislation in the Medicare area has focused on containing healthcare spending. On December 8, 2003, the Medicare Prescription Drug, Improvement and Modernization Act of 2003, or the Medicare Modernization Act, was enacted, which provides for revisions to payment methodologies and other standards for items of DME and orthotic devices under the Medicare program. As a result, beginning in 2004 and continuing through 2008, the reimbursement amounts for orthotic devices will increase on an annual basis. In 2007, a competitive bidding program was phased in to replace the existing fee schedule payment methodology. Supplier quality standards are to be established which will be applied by independent accreditation organizations and clinical conditions for payment will be established for certain products.

In recent years, efforts to control Medicare costs have included the heightened scrutiny of reimbursement codes and payment methodologies. Under Medicare, certain devices used by outpatients are classified using reimbursement codes, which in turn form the basis for each device’s Medicare payment levels. Changes to the reimbursement codes describing Andover’s products can result in reduced payment levels or a reduction in the breadth of products for which reimbursement can be sought under recognized codes.

On February 11, 2003, the Centers for Medicare and Medicaid Services, or CMS, made effective an interim final regulation implementing “inherent reasonableness” authority, which allows the agency and contractors to adjust payment amounts by up to 15% per year for certain items and services when the existing payment amount is determined to be grossly excessive or grossly deficient. CMS may make a larger adjustment each year if it undertakes proscribed procedures. The regulation remains in effect after the Medicare Modernization Act, although the use of inherent reasonableness authority is precluded for devices provided under competitive bidding. Andover does not know what impact inherent reasonableness and competitive bidding would have on it or the reimbursement for Andover’s product sales.

In addition to changes in reimbursement codes and payment methodologies, the movement toward healthcare reform and managed care may continue to result in downward pressure on product pricing.

Fraud and Abuse

Andover is subject to various federal and state laws pertaining to healthcare fraud and abuse, including anti-kickback laws and physician self-referral laws (commonly known as “Stark” laws). Violations of these laws are punishable by criminal and civil sanctions, including, in some instances, exclusion from participation in federal and state healthcare programs, including Medicare, Medicaid, Veterans Administration health programs and TRICARE (the U.S. Military Health System). Andover believes that its operations are, and those of its proposed acquisitions will need to be in material compliance with these laws. However, because of the breadth of these laws, there can be no assurance that Andover would not be required to alter one or more of Andover’s practices to be in compliance with these laws. In addition, there can be no assurance that the occurrence of one or more violations of these laws or regulations would not result in a material adverse effect on Andover’s financial condition and results of operations.

Certain provisions of the Social Security Act, which are commonly known collectively as the Medicare Fraud and Abuse Statute, prohibit entities from knowingly and willfully soliciting, receiving, offering or providing remuneration, directly or indirectly, to induce either the referral of an individual, or the furnishing, recommending, or arranging for a good or service, for which payment may be made under a federal healthcare program such as Medicare and Medicaid. The definition of “remuneration” has been broadly interpreted to include anything of value, including such items as gifts, discounts, waiver of payments, and providing anything at less than its fair market value. The U.S. Department of Health and Human Services, or HHS, has issued regulations, commonly known as “safe harbors,” that set forth certain provisions which, if fully met, will assure healthcare providers and other parties that they will not be in violation of the Medicare Fraud and Abuse Statute. The penalties for violating the Medicare Fraud and Abuse Statute include fines of up to $25,000 per violation and possible exclusion from federal healthcare programs such as Medicare and Medicaid. Many states have adopted prohibitions similar to the Medicare Fraud and Abuse Statute, some of which apply to the referral of patients for healthcare services reimbursed by any source, not only by the Medicare and Medicaid programs.

Federal physician self-referral legislation prohibits, subject to certain exceptions, physician referrals of Medicare and Medicaid patients to an entity providing certain “designated health services” if the physician or an immediate family member has any financial relationship with the entity. These laws also prohibit the entity from receiving the referral from billing any good or service furnished pursuant to an unlawful referral, and any entity collecting any amounts in connection with an unlawful referral is obligated to refund such amounts. An entity that engages in a scheme to circumvent these laws may be fined up to $100,000 for each such arrangement or scheme. The penalties for violating these laws also include civil monetary penalties of up to $15,000 per referral and possible exclusion from federal healthcare programs such as Medicare and Medicaid. Various states have corollary laws, including laws that require physicians to disclose any financial interest they may have with a healthcare provider to their patients when referring patients to that provider. Both the scope and exceptions for such laws vary from state to state.

Under federal and state statutes, submission of claims for payment that are “not provided as claimed” may lead to civil monetary penalties, criminal fines and imprisonment, and/or exclusion from participation in Medicare, Medicaid and other federally funded state health programs. These false claims statutes include the Federal False Claims Act, which prohibits the knowing filing of a false claim or the knowing use of false statements to obtain payment from the federal government. When an entity is determined to have violated the False Claims Act, it must pay three times the actual damages sustained by the government, plus mandatory civil penalties of between $5,500 and $11,000 for each separate false claim. Suits filed under the False Claims Act can be brought by any individual on behalf of the government and such individuals (known as “realtors” or, more commonly, as “whistleblowers”) may share in any amounts paid by the entity to the government in fines or settlement. In addition, certain states have enacted laws modeled after the federal False Claims Act. Actions under these laws have increased significantly in recent years.

Federal Privacy and Transaction Law and Regulations

The Health Insurance Portability and Accountability Act of 1996, or HIPAA, mandates, among other things, the adoption of standards for the electronic exchange of health information that may require significant and costly changes to current practices. Sanctions for failure to comply with HIPAA include civil and criminal penalties. HHS has released three rules to date mandating the use of new standards with respect to certain healthcare transactions and health information. The first rule requires the use of uniform standards for common healthcare transactions, including healthcare claims information, plan eligibility, referral certification and authorization, claims status, plan enrollment and disenrollment, payment and remittance advice, plan premium payments, and coordination of benefits. The second rule imposes new standards relating to the privacy of individually identifiable health information. These standards not only require Andover’s compliance with rules governing the use and disclosure of protected health information, but they also require it to obtain satisfactory assurances that any employee, consultant, advisor or other third-party of ours to whom such information is disclosed will safeguard the information. The third rule establishes minimum standards for the security of electronic health information.

Governmental Audits

As part of Andover’s business structure, Andover’s pending acquisitions submit claims and receive payments directly from Medicare, Medicaid programs and private payors. Thus, as a supplier of medical devices, Andover’s operations will be subject to periodic surveys and audits by governmental entities or contractors to assure compliance with Medicare and Medicaid standards and requirements. To maintain Andover’s billing privileges, Andover will be required to comply with certain supplier standards, including, by way of example, licensure and documentation requirements for Andover’s claims submissions. From time to time in the ordinary course of business, we, like other healthcare companies, will be audited by, or receive claims documentation requests from, governmental entities, which may identify certain deficiencies based on Andover’s alleged failure to comply with applicable supplier standards or other requirements. Andover will review and assess such audits or reports and attempt to take appropriate corrective action. Andover also is subject to surveys of Andover’s physical location for compliance with supplier standards. The failure to effect corrective action to address identified deficiencies, or to obtain, renew or maintain any of the required regulatory approvals, certifications or licenses could adversely affect Andover’s business, results of operations or financial condition and could result in Andover’s inability to offer its products and services to patients insured by the programs.

Employees

Andover and its subsidiaries employed approximately 60 persons as of July 31, 2008. At Andover’s headquarters, there are five employees: Edwin A. Reilly, Chief Executive Officer, James A. Shanahan, Chief Financial Officer, an assistant controller and other staff. Andover is in the process of hiring additional sales, marketing, financial and operating personnel, most of whom Andover expects will be employed by Andover’s recent acquisitions. As of July 31, 2008, Andover’s Ortho-Medical Products Inc. subsidiary employed approximately 21 persons. Andover’s Rainier Surgical Incorporated subsidiary employed approximately 34 persons.

Properties

Andover leases its corporate headquarters at 510 Turnpike Street, Suite #204, North Andover, Massachusetts, 01845; Tel: 978-557-1001. The facility encompasses approximately 3,014 square feet of office space.

Ortho-Medical Products, Inc. maintains three leased store-front offices in New York State.

Rainier Surgical Incorporated maintains its administrative offices and warehouse at 1144 29th St., NW, Auburn, Washington, 98001.

Legal Proceedings

Other than as set forth below, the Company is not a party to any legal proceedings other than in the ordinary course of business which are not material to its operations. A complaint was filed on October 29, 2007, with the U.S. Department of Labor (OSHA Complaint Number 2-2600-08-003), by a former employee of Ortho Medical Products Inc. who alleged his employment was terminated because he filed a safety complaint with OSHA in October 2007. The Company submitted a statement of position to the Department of Labor on December 5, 2007 denying the material allegations of the complaint. The Department of Labor has not issued a determination.

Market Price of and Dividends on Andover’s Common Equity and Related Stockholder Matters

Andover began trading on the over-the-counter bulletin board (“OTCBB”) governed by the FINRA under the symbol “ADOV” on September 15, 2006 and was previously available under the symbol “SSSP” since February 16, 2006, with the first transaction on June 9, 2006. The quotations listed below reflect interim dealer prices without retail mark-up, mark-down or commission and may not represent actual transactions. The following table sets forth the high and low bid quotations per share of Andover’s registered securities for each quarter during the last fiscal year, as reported by OTCBB.

	Common Stock
	High	Low
Year Ending December 31, 2008:
Quarter Ended June 30, 2008	$0.41	$0.11
Quarter Ended March 31, 2008	$0.45	$0.16

Year Ended December 31, 2007:
Quarter Ended December 31, 2007	$0.45	$0.20
Quarter Ended September 30, 2007	$0.75	$0.31
Quarter Ended June 30, 2007	$0.75	$0.51
Quarter Ended March 31, 2007	$0.90	$0.50

Year Ended December 31, 2006:
Quarter Ended December 31, 2006	$1.365	$0.38
Quarter Ended September 30, 2006	$1.20	$0.84218
Quarter Ended June 30, 2006 (from June 9, 2006)	$0.0337	$0.008

As of July 31, 2008 there were 45 holders of record of Andover common stock. On July 31, 2008, the closing price of Andover common stock as reported on the OTCBB was $0.18 per share.

Dividends

In the fiscal year ended December 31, 2007, Andover did not pay any cash dividends on its common stock. Andover does not intend on paying any dividends on Andover common stock in the foreseeable future. The decision to pay dividends on Andover common stock will depend on Andover’s situation with regard to profitability, cash availability and credit line restrictions. Each share of Andover’s existing preferred stock issued in connection with the Series A Preferred Stock and Series B Preferred Stock will accrue an annual dividend of 6%, or $60 per share, payable annually in cash or shares of common stock at the option of Andover, unless earlier converted or redeemed. Each share of Andover’s existing Series D Preferred Stock will accrue an annual dividend of 8%, or $80 per share due and payable quarterly in cash.

Equity Compensation Plan

The following table provides information as of June 30, 2008 about Andover common stock that may be issued to employees or directors under Andover’s equity compensation plans.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	6,885,000	$0.23	8,115,000
Equity compensation plans not approved by security holders	—	—	—

Total	6,885,000	$0.23	8,115,000

On August 31, 2006, the Andover Medical, Inc. 2006 Employee Stock Incentive Plan (the “Andover Plan”) was approved and adopted by the board of directors and the holders of a majority of the Company’s issued and outstanding common stock. On December 27, 2006, the board of directors and holders of a majority of Andover’s issued and outstanding common stock amended the Andover Plan to increase the maximum number of shares that may be issued upon exercise of stock options, stock appreciation rights or restricted stock grants from 5,000,000 shares of common stock to 15,000,000 shares of common stock. The following is a description of the material terms of the Andover Plan.

Purpose. The Andover Plan is intended to afford an incentive to employees, corporate officers, directors, consultants and other key person employed or retained by Andover and its subsidiaries and affiliates to acquire a proprietary interest in Andover and to enable Andover and its subsidiaries and affiliates to attract and retain such persons.

Administration. The Andover Plan may be administered by the full board of directors of Andover or by a committee delegated by the board of directors of Andover (the “Andover Plan Committee”). Subject to the provision of the Andover Plan, the Andover Plan Committee has discretion to determine who shall receive the award and the timing, vesting and amount of any award. Further, the Andover Plan Committee has complete authority to interpret the Andover Plan, to prescribe, amend and rescind rules and regulations relating to it, to determine the terms and provisions of the respective award agreements (which need not be identical) and to make all other determinations necessary or advisable for the administration of the Andover Plan.

Eligibility. Awards may be granted only to employees, salaried officers and other key persons employed or retained by Andover or its subsidiaries, and any non-employee director, consultant, vendor or other individual having a business relationship with the Company or its Subsidiaries.

Shares subject to the Andover Plan. The shares issued or to be issued under the Andover Plan are either authorized but unissued shares or treasury shares of Andover common stock. The maximum number of shares of Andover common stock which may be issued or made subject to awards under the Andover Plan is 15,000,000.

Types of Awards. Awards under the Andover Plan may include incentive stock options, non-qualified stock options, stock appreciation rights or restricted stock. An award of a stock option grant shall be evidenced by an option agreement clearly identifying whether the stock options granted are incentive stock options or non-qualified stock options. Awards of restricted stock shall be evidenced in such manner as the Andover Plan Committee deems appropriate. Except as noted below, all relevant terms of any award will be set by the Andover Plan Committee in its discretion.

Non-qualified stock options and incentive stock options are rights to purchase Andover common stock. Non-qualified stock options and incentive stock options shall be granted at the exercise price selected by the Andover Plan Committee provided that the exercise price shall not be less than 100% of the Fair Market Value per share of the common stock on the date such option is granted, or in the case of a grant made to 10% shareholder, 110% of the fair market value. Stock Options intended to be incentive stock options may not be granted to any participant such that the stock options granted to that participant that become exercisable for the first time in any calendar year exceed $100,000. The number of shares for which any participant, in any calendar year, may be granted stock options under the Andover Plan not treated as incentive stock options shall be limited to not more than 1,250,000.

Other than in the event of death or disability, non-qualified stock options and incentive stock options (or in the event of a change in control, as that term is defined in the Andover Plan’s statement of purpose, if the option agreement so provides) may not be exercised prior to the expiration of at least one year from the date of the grant. Stock options granted under the Andover Plan shall expire no later than 10 years from the date of the grant, or 5 years for a 10% holder. A stock option may be exercised by the recipient giving written notice to Andover, specifying that the shares of Andover common stock are being acquired solely for investment purpose and the number of shares with respect to which the stock option is being exercised. The exercise price shall be payable in cash or by certified or bank check. In lieu of cash payment, the participant may, with the approval of the board of directors upon the recommendation of the Andover Plan Committee, tender shares of Andover common stock having a market value of the shares being purchased or complying with a cashless exercise program, if one has been so established with a broker dealer.

Stock appreciation rights may be granted in conjunction with all or part of any stock option granted under the Andover Plan. In the case of a non-qualified stock option, such rights may be granted whether at or after the time of the grant. In the case of incentive stock option grants, such rights may be granted only at the time of grant of such stock option. Stock appreciation rights shall be exercisable only at such time or times and to the extent that the stock options to which they relate are exercisable. Upon the exercise of a stock appreciation right, a participant shall be entitled to receive an amount in cash, shares of common stock or both, in value equal to the excess of the fair market value of one share of common stock over the option price per share specified in the related stock option multiplied by the number of shares in respect to which the stock appreciation right shall have been exercised. The Andover Plan Committee shall have the right to determine the form of payment.

The Andover Plan Committee may condition the granting or vesting of awards of restrictive stock upon the attainment of performance goals or upon the continued service of the participant. The conditions for granting or vesting and the other provisions of the Restricted Stock Awards need not be the same with respect to each participant. The Andover Plan Committee may, at its sole discretion, waive or accelerate any of the restrictions subject to the terms of the Andover Plan. Each award shall be confirmed by, and be subject to, the terms of the Restricted Stock Agreement.

Effect of Significant Corporate Event. In the event of a reorganization, merger or consolidation in which Andover is not the surviving company, or a sale or all or substantially all of the assets of Andover to another person or entity, unless otherwise provided in the Andover Option Agreement, the Andover Plan Committee shall (i) provide for the assumption of outstanding Awards, or the substitution of outstanding Awards for new Awards of the surviving company with appropriate adjustments to the number, kind, vesting and prices of shares subject to the awards or (ii) provide that the vesting of each outstanding stock option and stock appreciation right shall automatically accelerate and (iii) provide notice to participants or (iv) terminate the award in exchange for cash, securities or property equal to the fair market value of the common stock the award would have converted, less the exercise price of such award. Upon Andover’s dissolution or liquidation, other than as part of an acquisition or similar transaction, each outstanding stock option shall terminate, but the participant shall have the right, in the 90-day period prior to the dissolution or liquidation, to exercise the stock options.

Effect of Termination of Employment or Association. Unless the Andover Plan Committee determines otherwise in connection with any particular award under the Andover Plan, stock options will generally terminate ninety (90) days following the recipient’s termination of employment or other association. However, no option granted under the Andover Plan may be exercised by a participant following termination of such participant’s employment for cause. A participant employed by a subsidiary shall be deemed to have undergone a termination of employment if the subsidiary ceases to be a subsidiary of Andover, and the participant does not immediately become an employee of Andover or another subsidiary. Temporary absences from employment because of illness, vacation or leave of absence and transfers among Andover and its subsidiaries are not considered terminations of employment.

Termination. The Andover Plan shall terminate on, and no award shall be granted after, the tenth anniversary of its adoption by the board of directors, provided that the board of directors may terminate the Andover Plan prior thereto upon the adoption of a resolution of the board.

Amendments to the Andover Plan. Andover’s board of directors may amend or modify the Andover Plan at any time provided, however, that Andover’s board of directors may not, without the approval of the shareholders holding a majority of the issued and outstanding common stock (i) increase the number so shares available for grant of awards, (ii) extend the term of the Andover Plan or the period during which awards may be granted or exercised, (iii) reduce the stock option price below the fair market value of the shares issuable upon exercise of stock options at the time of the grant, (iv) alter the maximum number of shares available for grant of wards in the form of incentive stock options and restricted stock, (v) materially increase the benefits accruing to participants under the Andover Plan, (vi) modify the requirements as to eligibility for participation in the Andover Plan, (vii) modify the nature of awards which may be granted under the Andover Plan, (viii) with respect to incentive stock options, amend the Andover Plan in any respect which would cause such stock options to no longer qualify for incentive stock option treatment under the Internal Revenue Code, or (ix) alter the minimum vesting schedules relating to awards in the form of restricted stock. No termination or amendment of the Andover Plan shall, without the consent of the individual participants, adversely affect the rights of such participant under an award already granted to such participant.

Transferability. In general, no award under the Andover Plan may be transferred by the recipient and during the life of the recipient all rights under an award may be exercised only by the recipient or his or her legal representative or guardian. However, the Andover Plan Committee has discretionary authority to stock options which will be transferable to members of a participant’s immediate family, including trusts for the benefit of such family members and partnerships in which such family members are the only partners.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion should be read in conjunction with the financial statements and notes thereto included in this joint information statement/prospectus. Except for the historical information contained herein, the discussion in this joint information statement/prospectus contains certain forward-looking statements that involve risk and uncertainties, such as statements of Andover’s plans, objectives, expectations and intentions as of the date of this filing. The cautionary statements made in this document should be read as being applicable to all related forward-looking statements wherever they appear in this document. Andover’s actual results could differ materially from those discussed here. Factors that could cause differences include those discussed in the “Risk Factors” section as well as discussed elsewhere herein.

Critical Accounting Policies

Andover has identified the policies outlined below as critical to its business operations and an understanding of its results of operations. The list is not intended to be a comprehensive list of all of Andover’s accounting policies. In many cases, the accounting treatment of a particular transaction is specifically dictated by accounting principles generally accepted in the United States, with no need for management’s judgment in their application. The impact and any associated risks related to these policies on Andover’s business operations is discussed throughout Management’s Discussion and Analysis and Results of Operation where such policies affect Andover’s reported and expected financial results. Note that Andover’s preparation of the financial statements requires it to make estimates and assumptions that affect the reported amount of assets and liabilities, disclosure of contingent assets and liabilities at the date of its financial statements, and the reported amounts of revenue and expenses during the reporting period. There can be no assurance that actual results will not differ from those estimates.

Results of Operation

Andover intends to establish a nationwide subsidiary network and plans to offer physicians the largest selection of competitively priced brand-name durable medical equipment (“DME”) and treatment products. Andover is seeking to take advantage of projected growth and evolving economies of scale arising from consolidation in the procedure specific DME and services segments of the orthopedic and podiatric physician care markets in the United States.

Andover intends to offer extensive product offerings, including postoperative pain management products, orthopedic devices, a full range of soft goods and functional knee braces. Andover’s products and services are expected to offer solutions to create overall practice management efficiencies for health care providers.

Andover’s business strategy revolves around acquiring local DME companies with sales of between $1 million and $10 million per annum in the markets of orthopedics and podiatry. Andover will then consolidate them and build a single source provider of DME and pain management products. Andover’s successful growth is predicated on Andover’s ability to acquire these existing companies in a “roll-up” and take advantage of economies of scale, resulting from Andover’s increase in size, to:

•	add on new acquisitions,

•	secure purchasing efficiencies,

•	contract for innovative new products, and

•	implement management and operational efficiencies.

Andover has identified the policies outlined below as critical to its business operations and an understanding of its results of operations. The list is not intended to be a comprehensive list of all of Andover’s accounting policies. In many cases, the accounting treatment of a particular transaction is specifically dictated by accounting principles generally accepted in the United States, with no need for management’s judgment in their application. The impact and any associated risks related to these policies on Andover’s business operations is discussed throughout Management’s Discussion and Analysis and Results of Operation where such policies affect Andover’s reported and expected financial results. Note that Andover’s preparation of the financial statements requires it to make estimates and assumptions that affect the reported amount of assets and liabilities, disclosure of contingent assets and liabilities at the date of Andover’s financial statements, and the reported amounts of revenue and expenses during the reporting period. There can be no assurance that actual results will not differ from those estimates.

Revenue Recognition

Revenues are recognized on an accrual basis at the time services and related products are provided to patients and collections are reasonably assured, and revenues are recorded at amounts estimated to be received under healthcare contracts with third-party payors, including private insurers, prepaid health plans, and Medicare. Insurance benefits are assigned to Andover by patients receiving medical treatment and related products and, accordingly, Andover bills on behalf of its patients/customers. Under these contracts, Andover provides healthcare services, medical equipment and supplies to patients pursuant to a physician’s prescription. The insurance company reimburses Andover for these services and products at agreed upon rates. The balance remaining for product or service costs becomes the responsibility of the patient. A systematic process is employed to ensure that sales are recorded at net realizable value and that any required adjustments are recorded on a timely basis. This process involves reviewing existing healthcare provider contracts and reimbursement amounts for products and services (by Health Care Provider Code, or “HCPC” code), reviewing historic services provided and revenues generated by Andover from existing contracts and reviewing billing amounts for services and products. The resulting data is used to determine the average contractual adjustment for Andover’s estimates to date. Andover has established an allowance to account for contractual sales adjustments that result from differences between the amount remitted for reimbursement and the expected realizable amount for all payor contracts. Due to the nature of the industry and the reimbursement environment in which Andover operates, certain estimates are required to record net revenue and accounts receivable at their net realizable values at the time products and/or services are provided. Inherent in these estimates is the risk that they will have to be revised or updated as additional information becomes available. Specifically, the complexity of many third-party billing arrangements and the uncertainty of reimbursement amounts for certain services from certain payors may result in adjustments to amounts originally recorded. Such adjustments are typically identified and recorded at the point of cash application, claim denial or account review.

Andover performs analyses to evaluate the net realizable value of accounts receivable. Specifically, Andover considers historical realization data, accounts receivable aging trends, other operating trends and relevant business conditions. Because of continuing changes in the healthcare industry and third-party reimbursement, it is possible that Andover’s estimates could change, which could have a material impact on its operations and cash flows.

Certain durable medical equipment items provided by Andover are reimbursed under rental arrangements that generally provide for fixed payments established by fee schedules for as long as the patient is using the equipment and medical necessity continues (subject to capped rental arrangements which limit the rental payment periods in some instances and which may result in a transfer of title to the equipment at the end of the rental payment period). Once initial delivery of rental equipment is made to the patient, a billing cycle is established based on the initial date of delivery. Andover recognizes rental arrangement revenues ratably over the service period and defers revenue for the portion of the monthly bill which is unearned during a reporting period. No separate payment is earned from the initial equipment delivery and setup process. During the rental period Andover is responsible for servicing the equipment and providing routine maintenance, if necessary.

Andover’s revenue recognition policy is consistent with the criteria set forth in Staff Accounting Bulletin 104—Revenue Recognition (“SAB 104”) for determining when revenue is realized or realizable and earned. Andover recognizes revenue in accordance with the requirements of SAB 104 that:

•	persuasive evidence of an arrangement exists;

•	delivery has occurred;

•	the seller’s price to the buyer is fixed or determinable; and

•	collectibility is reasonably assured.

Andover also derives commission revenue from contracts it maintains with orthopedic product and supply manufacturers. Commission revenues are recognized upon the shipment of products to customers in accordance with the terms of Andover’s distribution agreements.

Included in accounts receivable are earned but unbilled receivables. Unbilled accounts receivable represent charges for equipment and supplies delivered to customers for which invoices have not yet been generated by the billing system. Prior to the delivery of equipment and supplies to customers, Andover conducts certain certification and approval procedures to ensure collection is reasonably assured and that unbilled accounts receivable are recorded at net amounts expected to be paid by customers and third-party payors. Billing delays, ranging from several weeks to several months, can occur due to delays in obtaining certain required payor-specific documentation from internal and external sources, interim transactions occurring between cycle billing dates established for each customer within the billing system and business acquisitions awaiting assignment of new provider enrollment identification numbers. In the event that a third-party payor does not accept the claim for payment, the customer is ultimately responsible.

Accounts Receivable Contractual Sales Adjustments and Related Allowances for Uncollectible Accounts Receivable

Accounts receivable are reported net of allowances for sales adjustments and uncollectible accounts. The majority of Andover’s accounts receivable are due from Medicare, Medicaid and private insurance carriers, as well as from customers under co-insurance provisions. Third-party reimbursement is a complicated process that involves submission of claims to multiple payors, each having its own claims requirements. In some cases, the ultimate collection of accounts receivable subsequent to the service dates may not be known for several months. Andover has established an allowance to account for sales adjustments that result from differences between the payment amounts received from customers and third-party payors and the expected realizable amounts. Andover reports revenues in its financial statements net of such adjustments. Bad debt expense is recorded as an operating expense and consists of billed charges that are ultimately deemed uncollectible due to the patient’s or third-party payor’s inability or refusal to pay. The percentage and amounts used to record bad debt expense and the allowance for doubtful accounts are supported by various methods including current and historical cash collections, bad debt write-offs, and aging of accounts receivable. Andover’s management information systems are utilized to provide this data in order to assess bad debts. In the event that collection results of existing accounts receivable are not consistent with historical experience, there may be a need to establish an additional allowance for doubtful accounts, which may materially impact Andover’s financial position or results of operations.

Stock Based Compensation Expense

Under the requirements of SFAS No. 123R, share-based compensation cost is estimated at the grant date based on the fair value of the award and is recognized as an expense over the requisite service period of the award. Andover recognizes stock option expense using the straight-line attribution method under SFAS No. 123R. Andover uses the Black-Scholes option-pricing model to estimate the fair value of stock options. Option valuation models require the input of assumptions, including the expected life of stock options, the expected stock price volatility, the risk-free interest rate, and the expected dividend yield. The expected volatility and expected life are based on Andover’s limited operating experience. The risk-free interest rate is based on U.S. Treasury interest rates whose term is consistent with the expected life of the stock options. Expected dividend yield was not considered in the option pricing formula as Andover does not pay dividends and has no current plans to do so in the future. Andover will update these assumptions if changes are warranted.

Results of Operations

Material Changes in Results of Operations for the Three Months Ended June 30, 2008 Compared to the Three Months Ended June 30, 2007

Net revenues. As noted previously, Andover completed the acquisition of its first two operating companies in May 2007. Revenues for the quarter ended June 30, 2008 were $2,160,028 compared with $1,605,365 in the period from May 4, 2007 to June 30, 2007. The increase is primarily due to the inclusion of acquired companies for the entire quarter ended June 30, 2008.

Cost of revenues. The cost of revenues for the three months ended June 30, 2008 were $1,014,305, compared with $658,794 for the three months ended June 30, 2007. These costs consist of product purchases and other direct costs such as salaries, commissions and distribution charges. Andover’s gross profit margin was 53% for the quarter ended June 30, 2008, and 59% for the period from May 4, 2007 to June 30, 2007.

General and administrative salaries and wages. During the three months ended June 30, 2008, Andover incurred general and administrative salaries and wages expenses of $591,016 (27% of net revenues), compared with general and administrative salaries and wages expenses of $463,108 (29% of net revenues) during the same quarter of 2007. The increase is primarily due to the inclusion of acquired companies for the entire quarter ended June 30, 2008.

Share-based compensation. During the three months ended June 30, 2008, Andover incurred $131,966 (6% of net revenue) in compensation expense related to share-based payment awards, compared with $190,942 (12% of net revenue) in share-based payment awards during the same quarter of 2007. The share-based compensation expense was less during the three months ended June 30, 2008 due to a reduction in the number of options outstanding.

General and administrative expenses. During the three months ended June 30, 2008, Andover incurred operating expenses, excluding compensation, of $1,103,667 (51% of net revenues), compared with operating expenses, excluding compensation, of $884,771 (55% of net revenue) during the same period of 2007. The increase is primarily due to the inclusion of acquired companies for the entire quarter ended June 30, 2008. Operating expenses are comprised primarily of professional fees, rent, and insurance.

Interest expense. During the three months ended June 30, 2008, Andover incurred interest expenses of $300,243, primarily related to the Series D Preferred Stock issued on March 28, 2008. During the same period in 2007, interest expense totaled $42,499, of which $22,623 was related to Andover’s credit facility with TD Banknorth and the remainder was related to the bridge offering promissory notes issued in October 2006.

Provision for income taxes. During the three months ended June 30, 2008 and June 30, 2007, Andover had income tax provisions for state income and franchise taxes of $4,509 and $9,944, respectively. No tax benefit has been provided due to the uncertainty in the utilization of losses incurred. Net operating losses may be carried forward for up to 20 years.

Other expenses—net. During the three months ended June 30, 2008 Andover incurred $2,216,005 in Other Expenses, primarily consisting of $2,218,228 accrued for the cost of stock to be issued due to the delayed filing of a registration statement on Form S-1. There were no Other Expenses for the three months ended June 30, 2007.

Net loss. Net loss for the three months ended June 30, 2008 was $3,200,231, or ($0.09) per share, primarily reflecting Andover’s operating loss of $680,926, $2,218,228 in accrued non-cash penalties for the delayed filing of a registration statement on Form S-1, and $131,966 of share based compensation expense. Net loss for the three months ended June 30, 2007 was $614,292 or ($.02) per share, reflecting primarily the effects of share based compensation and the impact of costs incurred to execute its business strategy.

Six Months Ended June 30, 2008 Compared to Six Months Ended June 30, 2007

Net revenues. As noted previously, Andover completed the acquisition of its first two operating companies in May 2007. Revenues for the six months ended June 30, 2008 were $4,299,076, compared with $1,605,365 in the period from May 4, 2007 to June 30, 2007. The increase is primarily due to the inclusion of acquired companies for the entire six months ended June 30, 2008.

Cost of revenues. The cost of revenues for the six months ended June 30, 2008 were $2,250,571, compared with $658,794 during the same period of 2007. The increase is primarily due to the inclusion of acquired companies for the entire six months ended June 30, 2008. These costs consist of product purchases and other direct costs such as salaries, commissions, and distribution charges, and for 2007, include only the post-acquisition period. Andover’s gross profit margin was 48% during the six months ended June 30, 2008, compared with 59% in the period from May 4, 2007 to June 30, 2007.

General and administrative salaries and wages. During the six months ended June 30, 2008, Andover incurred general and administrative salaries and wages expenses of $1,124,770 (26% of net revenues), compared with general and administrative salaries and wages expenses of $728,924 (45% of net revenues) during the same period of 2007. The increase is primarily due to the inclusion of acquired companies for the entire six months ended June 30, 2008.

Share-based compensation. During the six months ended June 30, 2008, Andover incurred $241,982 (6% of net revenue) in compensation expense related to share-based payment awards, compared with $870,594 (54% of net revenue) in share-based payment awards during the same quarter of 2007. The share-based compensation expense was less during the six months ended June 30, 2008 due to a reduction in the number of options outstanding.

General and administrative expenses. During the six months ended June 30, 2008, Andover incurred operating expenses, excluding compensation, of $2,076,117 (48% of net revenues), compared with operating expenses, excluding compensation, of $935,224 (58% of net revenue) during the same period of 2007. The increase is primarily due to the inclusion of acquired companies for the entire six months ended June 30, 2008. Operating expenses are comprised primarily of professional fees, rent, and insurance.

Interest expense. During the six months ended June 30, 2008, Andover incurred interest expenses of $344,356, primarily consisting of $296,112 related to the Series D Preferred Stock issued on March 28, 2008, and $26,097 related to Andover’s credit facility with TD Banknorth. During the same period in 2007, interest expense totaled $89,947, of which $22,623 was related to Andover’s credit facility with TD Banknorth and the remainder was related to the bridge offering promissory notes issued in October 2006.

Provision for income taxes. During the six months ended June 30, 2008 and June 30, 2007, Andover had income tax provisions for state income and franchise taxes of $12,270 and $19,061, respectively. No tax benefit has been provided due to the uncertainty in the utilization of losses incurred. Net operating losses may be carried forward for up to 20 years.

Other expenses—net. During the six months ended June 30, 2008 Andover incurred $2,213,725 in Other Expenses, primarily consisting of $2,218,228 accrued for the cost of stock to be issued due to the delayed filing of a registration statement on Form S-1. There were no Other Expenses for the six months ended June 30, 2007.

Net loss. Net loss for the six months ended June 30, 2008 was $3,960,737, or ($0.11) per share, primarily reflecting Andover’s operating loss of $1,394,364, $2,218,228 in accrued non-cash penalties for the delayed filing of a registration statement on Form S-1, and $241,982 of share based compensation expense. Net loss for the six months ended June 30, 2007 was $1,634,055 or ($.06) per share, reflecting primarily the effects of share based compensation and the impact of costs incurred to execute its business strategy.

Results of Operations for the Year Ended December 31, 2007 Compared to the Year Ended December 31, 2006

Net revenues. As noted previously, Andover completed the acquisition of its first two operating companies in May 2007. Revenues from the acquisition dates through December 31, 2007 were $6,199,539. Andover did not generate revenues during the period ended December 31, 2006.

Cost of revenues. The cost of revenue for the post-acquisition period through December 31, 2007 totaled $2,588,993. These costs include product purchases and other direct costs such as salaries, commissions and distribution charges. Andover’s gross profit margin was 58% during the year ended December 31, 2007. During the period ended December 31, 2006, Andover did not incur costs associated with revenues.

General and administrative expenses. During the year ended December 31, 2007, Andover incurred operating expenses of $6,436,184 (104% of net revenue), including $1,217,404 in compensation expense related to share-based payment awards, compared with operating expenses of $608,903, including $220,680 in share-based payment awards, during the period ended December 31, 2006, prior to the acquisition of the first two operating companies. Other operating expenses incurred during the period ended December 31, 2006 include wages, rent, insurance and professional fees.

Interest expense. During the year ended December 31, 2007, Andover incurred interest expense of $169,301, consisting primarily of $47,448 interest expense related to $160,000 of bridge offering promissory notes issued in October 2006 (the “Bridge Notes”) and $89,805 related to Andover’s credit facility with TD Banknorth. On March 29, 2007, investors holding $60,000 in principal loan value converted their Bridge Notes and accrued interest into 63 shares of Andover’s 6% Series A Convertible Preferred Stock. The remaining balance of $100,000 plus accrued interest was paid off. During the period ended December 31, 2006, interest expense totaled $115,395, related to the amortization of the note discount on the Bridge Notes.

Provision for income taxes. During the year ended December 31, 2007, Andover had income tax provisions for state income and franchise taxes of $46,664. For the year ended December 31, 2006, Andover had a state income and franchise tax provision of $6,233.

Other expenses. During the year ended December 31, 2007, Andover incurred $2,580,537 in Other Expenses, consisting primarily of $2,000,000 for the legal settlement costs associated with Otto Bock HealthCare, LP, and $574,816 accrued for the cost of stock to be issued due to the late filing of the Registration Statement on SEC Form SB-2. There were no Other Expenses for the year ended December 31, 2006.

Net loss. Net loss for the year ended December 31, 2007 was $5,535,439 or ($.20) per basic and diluted share, reflecting primarily $2,000,000 for the legal settlement costs associated with Otto Bock HealthCare, LP, $574,816 in accrued non-cash penalties for the delayed effective date of the Registration Statement on SEC Form SB-2, $1,217,404 of share based compensation expense, and the costs incurred to execute Andover’s business strategy. For the year ended December 31, 2006, net loss was $729,682 or ($.03) per share, due to the effects of Andover’s reorganization and recapitalization.

Material Changes in Financial Condition, Liquidity and Capital Resources at June 30, 2008

As of June 30, 2008, Andover had cash of $322,248, a decrease of $238,127 from the balance of $560,375 at December 31, 2007, primarily a result of Andover issuing preferred stock for $2,000,000 offset by its net loss from operations during the six months ended June 30, 2008. There was a working capital deficit of $488,811 at June 30, 2008, reflecting the replacement financing received during the period and assets of the acquired companies (primarily accounts receivable and inventories), offset by accounts payable and accrued expenses. As of December 31, 2007, Andover’s working capital was $474,460, reflecting the amounts due on Andover’s Credit Agreement and accrued expenses.

Net cash used in operating activities was $778,575 for the six months ended June 30, 2008, primarily attributable to the net loss adjusted for non-cash expenses ($2,218,228 in penalties for late registration to be settled in warrants, stock based compensation expense of $241,982, depreciation and amortization of $263,831, and $257,535 accrued interest and fees related to discounted financing obligations), as well as increases accounts receivable of $133,364 and in inventory of $9,056. This was offset in part by increased accounts payable and accrued expenses of $328,388 and decreased prepaid expenses and other assets totaling $14,618. Net cash used in operating activities for the same period in 2007 was $1,066,495, primarily attributable to the net loss adjusted for noncash expenses (stock based compensation expense of $870,594, non cash interest expense of $47,448 and depreciation and amortization of $45,814), offset, in part, by a decrease in accounts payable and accrued expenses primarily from acquired companies of $285,425, and an increase in inventories of acquired companies of $48,606.

Net cash provided from investing activities during the six months ended June 30, 2008 was $269,422, primarily consisting of $275,231 from adjustments to the acquisitions of the two subsidiary companies, offset by $5,809 for capital expenditures. During the same period in 2007, investing activities used $3,424,173, primarily reflective of Andover’s two acquisitions in May 2007, and the acquired companies’ capital expenditures of $117,912.

Net cash provided by financing activities during the six months ended June 30, 2008 was $271,026, consisting primarily of $2,000,000 proceeds from the issuance of preferred stock. Andover used the proceeds from this financing to pay the approximately $1.6 million outstanding balance due TD Banknorth on April 1, 2008, and also paid a $100,000 note in full. During the same period of 2007, net cash provided by financing activities was $3,428,853, primarily representing proceeds from the issuance of preferred stock net of offering costs, offset by net payments in acquired company debt.

In addition, Andover needs additional capital to cover ongoing operating expenses. Andover estimates that it may require up to $75,000 per month through the end of 2008. These factors raise substantial doubt about Andover’s ability to execute its business plan. Andover’s future liquidity and cash requirements will depend on a wide range of factors, including the acquisition of operating businesses. In particular, Andover expects to raise capital or seek additional financing. While there can be no assurance that such capital or additional financing would be available in amounts and on terms acceptable to Andover, management believes that such financing would likely be available on acceptable terms.

If Andover is able to fully implement its business plan, it anticipates that its use of cash will be substantial for the foreseeable future, and will exceed its cash flow from operations during the next 12 months and thereafter, absent a significant increase in sales. To fully implement Andover’s business plan, over the next 12 months Andover anticipates that it will require investment capital for completing acquisitions it has identified. While there can be no assurance that such capital or additional financing would be available in amounts and on terms acceptable to Andover, management believes that such financing would likely be available on acceptable terms. See Note 9—Subsequent Events for information concerning Andover’s proposed acquisition by Medical Solutions Management Inc.

Material Changes in Financial Condition, Liquidity and Capital Resources as of December 31, 2007

Andover had cash of $560,375, a decrease of $1,817,197 from the balance of $2,377,572 at December 31, 2006, primarily as a result of Andover’s acquisition activity during the year and the net loss from operations of $5,535,439 during the year ended December 31, 2007. Andover had working capital of $474,460 at December 31, 2007, reflecting primarily accounts receivable and inventories of the acquired companies, offset by accounts payable and accrued expenses, and the bank line of credit. As of December 31, 2006, Andover’s working capital was $2,319,029, reflecting the proceeds from issuing preferred stock, offset by accrued expenses.

Net cash used in operating activities was $2,026,523 for the year ended December 31, 2007, primarily attributable to the net loss adjusted for non-cash expenses (stock based compensation expense of $1,217,404, depreciation and amortization of $370,890, stock issued for expenses of $1,550,000, and interest and fees related to bridge loans of $47,448), an increase of $81,276 in prepaid and other assets, consisting primarily of $109,145 in amortizable fees relating to acquisition costs combined with $86,378 in deferred financing costs, a decrease in inventory of $128,596 of the acquired companies, and an increase in accounts payable and accrued expenses of $265,009 (primarily from $574,816 in accrued non-cash penalties for the delayed effective date of the Registration Statement on Form SB-2, offset by $442,208 reduction in accounts payable). Net cash used in operating activities for the year ended December 31, 2006 was $358,522, primarily attributable to the net loss adjusted for non-cash expenses (stock based compensation expense of $227,240, interest expense of $115,395 and depreciation of $6,053), and an increase in accounts payable and accrued expenses of $165,339. Unless the identified and additional acquisitions are completed over the next 12 months, Andover will not have significant working capital to hire additional employees, market or otherwise pursue its business plan.

Net cash used in investing activities during the year ended December 31, 2007 was $3,582,664, primarily reflective of Andover’s two acquisitions in May 2007. In addition, $180,733 was in incurred capital expenditures, primarily by the acquired companies. During the year ended December 31, 2006, investing activities used $62,121 in cash for capital expenditures.

Net cash provided by financing activities during the year ended December 31, 2007 was $3,791,990, primarily representing proceeds from the issuance of preferred stock of $4,175,074, net of offering costs, offset by net payments in acquired company debt of $439,959, as compared with $2,798,215 during the same period of 2006, representing proceeds, net of issuing costs, from the Bridge Notes and the issuance of preferred stock.

On May 11, 2007, Andover and its wholly-owned subsidiaries entered into a $5 million credit agreement with TD Banknorth. This facility was terminated on or about April 1, 2008, when Andover repaid outstanding indebtedness of approximately $1.6 million. The borrowing capacity available to Andover under the credit agreement consisted of notes representing a two-year $4 million Senior Secured Revolving Credit Facility and a two-year $1 million Senior Secured Revolving Acquisition Loan Facility which converted into a three-year term loan.

All borrowings under Andover’s credit agreement bore interest at either (i) a rate equal to LIBOR, plus an Applicable Margin (as defined in the credit agreement), or (ii) a Base Rate (as defined in the credit agreement) plus an Applicable Margin.

Andover and each of its wholly-owned subsidiaries, Ortho-Medical Products, Inc., Rainier Surgical Incorporated, Rainer Acquisition Corp. and Andover Management Services, Inc. were borrowers under Andover’s credit agreement and their obligations were guaranteed by Andover and all of Andover’s subsidiaries. Each of Andover’s assets were pledged as security under Andover’s credit agreement.

Andover’s credit agreement was initially utilized to replace commitments and outstanding balances under Rainier Surgical Incorporated’s existing credit facility with Heritage Bank. Subsequent proceeds of the credit agreement balances were used for working capital and for general corporate purposes.

In addition to existing cash, Andover needs additional capital to execute its business strategy and cover ongoing operating expenses. Without new acquisitions, Andover estimates that it may require up to $70,000 per month through the end of 2008. These factors raise substantial doubt about Andover’s ability to continue as a going concern. Andover’s future liquidity and cash requirements will depend on a wide range of factors, including the performance of recently acquired operating businesses.

If Andover is to fully implement its business plan, it anticipates that its use of cash for acquisitions, related integration and holding company costs will be substantial for the foreseeable future, and will exceed its cash flow from operations during the next 12 months and thereafter, absent a significant increase in sales. To fully implement its business plan, over the next 12 months Andover anticipates that it will require additional investment capital for completing acquisitions. While Andover expects to raise capital or seek additional financing, there can be no assurance that such raising of capital or seeking of additional financing would be available in amounts and on terms acceptable to Andover. Unless additional acquisitions are completed over the next 12 months, Andover will not have significant working capital to hire additional employees, market or otherwise pursue its business plan.

Off Balance Sheet Arrangements

Andover does not have any off balance sheet arrangements that are reasonably likely to materially impact its financial condition or results of operations.

Disagreements with Accountants on Accounting and Financial Disclosure

None.

Quantitative and Qualitative Disclosures about Market Risk

Not Applicable.

Security Ownership of Certain Beneficial Owners and Management

The table below sets forth information with respect to the beneficial ownership of Andover Medical, Inc.’s common stock as of July 31, 2008 of each director, the Chief Executive Officer, the Chief Financial Officer, the Chief Operating Officer, the other named executive officers, all officers and directors of Andover as a group, and beneficial owners of more than five percent of the issued and outstanding shares of Common Stock.

Name of Beneficial Owner	Title of Class	Total Number of Shares Owned Beneficially(1)		Percent of Class Before Sale(1)
Edwin A. Reilly(2)	Common Stock	2,546,500	(3)	6.3%
Robert G. Coffill, Jr.(2)	Common Stock	1,499,553	(4)(11)	4.0%
James Shanahan(2)	Common Stock	446,875	(5)	1.2%
Marshall Sterman(2)	Common Stock	178,125	(11)	*
Robert A. Baron(2)	Common Stock	178,125	(11)	*
Frank Magliochetti(6)	Common Stock	3,000,000	(7)	8.6%
Bruce Meyers(8)	Common Stock	7,184,791	(9)	18.5%
Meyers Associates, LP(8)(10)	Common Stock	5,684,791	(9)	14.6%
Maraline International Ltd.(12)	Common Stock	1,825,166	(13)	5.0%
Roger Nesbitt(14)	Common Stock	3,002,397	(15)	8.0%
Odett Holding Ltd.(12)	Common Stock	2,302,447	(16)	6.2%
TriCounty Grain Corp.(17)	Common Stock	2,071,563	(18)	5.6%
Greville EM Vernon(19)	Common Stock	1,825,166	(13)	5.0%
James Muir Drummond(20)	Common Stock	6,844,371	(21)	16.5%
Eusibio Mario Lopez Perez(20)	Common Stock	3,194,040	(23)	8.4%
Vicis Capital Master Fund(24)	Common Stock	67,743,965	(25)	65.2%
Hjortur Eiriksson(26)	Common Stock	7,097,158	(27)	17.0%
Otto Bock Healthcare L.P.(28)	Common Stock	5,300,353	(29)	15.3%
Total number of shares owned by directors and officers as a group (5 persons)	Common Stock	4,849,178	(3)(4)(5)(11)	11.1%

*	Less than 1% of the issued and outstanding shares.

(1)

Except as otherwise noted in the footnotes to this table, the named person owns directly and exercises sole voting and investment power over the shares listed as beneficially owned by such person. Includes any securities that such person has the right to acquire within sixty days pursuant to options, warrants, conversion privileges or other rights. On July 31, 2008, there were 36,277,095 shares of Andover common stock issued and outstanding. As of that date, (i) 15,000,000 shares of common stock were reserved for issuance under Andover’s 2006 Plan of which 7,300,000 options had been granted, in the aggregate; and (ii) approximately 22,321,170 shares of Andover common stock were reserved for issuance pursuant to conversion of preferred stock and approximately 44,642,843 shares reserved for issuance pursuant to exercise of warrants to purchase common stock.

(2)	The mailing address of these individuals is c/o Andover Medical, Inc., 510 Turnpike Street, Ste. 204, North Andover, MA 01845.

(3)

Includes 2,475,000 shares of common stock underlying stock options held by Edwin A. Reilly that are currently exercisable within the next 60 days; however, does not include 175,000 shares of common stock underlying stock options that are not currently exercisable.

(4)

Includes 1,428,125 shares of common stock underlying stock options that are held by Robert G. Coffill, Jr. that are currently exercisable within the next 60 days; however, does not include 271,875 shares of common stock underlying stock options that are not currently exercisable.

(5)

Includes 296,875 shares of common stock underlying stock options that are held by James Shanahan that are exercisable within the next 60 days; however, does not include 503,125 shares of common stock underlying stock options that are not currently exercisable.

(6)	The mailing address of Frank Magliochetti is 61 Mill Pond, North Andover, MA 01845.

(7)

Does not include 2,000,000 shares transferred by Mr. Magliochetti to two irrevocable trusts for his two daughters over which shares Mr. Magliochetti disclaims beneficial ownership. Peter S. Johnson, Esq., is the trustee who holds voting and dispositive power with respect to the 2,000,000 shares of Common Stock.

(8)	The mailing address of Bruce Meyers is Meyers Associates LP, 45 Broadway, New York, NY 10006.

(9)

Includes 1,500,000 shares owned by Mr. Meyers and an additional 1,500,000 shares and 4,184,791 shares issuable upon full exercise of a unit purchase option to purchase Units of Andover’s securities owned by Meyers Associates LP, of which Mr. Meyers is President. Unit purchase options to purchase an aggregate of 15.625 Units in connection with Andover’s Offering of which 5.86 Units (2,511,303 underlying shares) were assigned to employees and other designees by Meyers Associates.

(10)	Voting and disposition power with respect to the shares owned by Meyers Associates, LP is held by Bruce Meyers, President.

(11)

Pursuant to the Andover Plan, as amended, Robert G. Coffill, Jr., Marshall Sterman and Robert A. Baron each were granted options to purchase 225,000 shares of common stock that vest in 36 equal installments ending on December 20, 2009, including 178,125 shares that are currently exercisable.

(12)	The address of Odett Holding Ltd. is Hlidarsmari 9, 200 Kapavogur, Iceland. Voting and disposition power with respect to the shares are held by Hjortur Eiriksson, Director.

(13)

Maraline International Ltd.’s holdings consists of the following: 571,400 shares of common stock issuable upon conversion of Series A Preferred Stock; 571,400 shares of common stock issuable upon exercise of Class A Warrants and 571,400 shares of common stock issuable upon exercise of Class B Warrants; 68,571 shares granted as a 6% annual dividend (“Dividend Shares”) and 42,394 shares issuable upon payment of penalties for the delay in the Effective Date of Andover’s Form SB-2 Registration Statement declared effective on December 19, 2007 (“Penalty Shares”).

(14)	The address of Roger Nesbitt is 1904 West Louise Dr., Grand Island, Nebraska 68803.

(15)

Roget Nesbitt’s holdings consists of the following: 939,953 shares of common stock issuable upon conversion of Series A Preferred Stock; 939,953 shares of common stock issuable upon exercise of Class A Warrants; 939,953 shares of common stock issuable upon exercise of Class B Warrants; 112,800 Dividend Shares; and 69,738 Penalty Shares.

(16)

Odett Holding Ltd.’s holdings consists of the following: 720,821 shares of common stock issuable upon conversion of Series A Preferred Stock; 720,821 shares of common stock issuable upon exercise of Class A Warrants; 720,821 shares of common stock issuable upon exercise of Class B Warrants; 86,503 Dividend Shares; and 53,481 Penalty Shares.

(17)	The address of TriCounty Grain Corp is 400 4th Street, Eldon, Iowa 52554. Voting and disposition power with respect to the shares are held by Robben Franklin, Manager & Vice President.

(18)

TriCounty Grain Corp.’s holdings consists of the following: 648,539 shares of common stock issuable upon conversion of Series A Preferred Stock; 648,539 shares of common stock issuable upon exercise of Class A Warrants; 648,539 shares of common stock issuable upon exercise of Class B Warrants; 77,829 Dividend Shares; and 48,117 Penalty Shares.

(19)	The address of Greville EM Vernon is Bowldown Farms Ltd., Tetbury, Gloucestershire, BL8 8UD, UK.

(20)	The address of James Muir Drummond is 320 Branard Street, Houston, Texas 77006-5014.

(21)

James Muir Drummond’s holdings consists of the following: 2,142,750 shares of common stock issuable upon conversion of Series A Preferred Stock; 2,142,750 shares of common stock issuable upon exercise of Class A Warrants; 2,142,750 shares of common stock issuable upon exercise of Class B Warrants; 257,143 Dividend Shares; and 158,978 Penalty Shares.

(22)	The address of Eusibio Mario Lopez is PO Box N8174, Nassau, Bahamas.

(23)

Eusibio Mario Lopez’s holdings consists of the following: 999,950 shares of common stock issuable upon conversion of Series A Preferred Stock; 999,950 shares of common stock issuable upon exercise of Class A Warrants; 999,950 shares of common stock issuable upon exercise of Class B Warrants; 120,000 Dividend Shares; and 74,190 Penalty Shares.

(24)

The address of Vicis is c/o Vicis Capital, LLC, 126 East 56th Street, 7th Floor, New York, NY 10022. Voting and disposition power with respect to the shares are held by Shad L. Stastney, Partner, Vicis Capital, LLC.

(25)

Vicis’ holdings includes 2,857,000 shares of common stock issuable upon conversion of Series A Preferred Stock; 2,857,000 shares of common stock issuable upon exercise of Class A Warrants and 2,857,000 shares of common stock issuable upon exercise of Class B Warrants; 342,857 Dividend Shares; and 211,971 Penalty Shares relating to the Series A Preferred Stock Offering. Also includes 6,285,400 shares of common stock issuable upon conversion of Series B Preferred Stock; 6,285,400 shares of common stock issuable upon exercise of Class C Warrants and 6,285,400 shares of common stock issuable upon exercise of Class D Warrants and 754,286 Series B Dividend Shares. Includes 5,714,000 shares of common stock issuable upon conversion of Series D Preferred Stock and 17,142,858 shares of common stock issuable upon exercise of Class E Warrants. Includes 2,857,143 shares of common stock issuable upon conversion of Series E Preferred Stock, 2,500,000 shares of common stock issuable upon exercise of Class G Warrants and 2,222,222 shares of common stock issuable upon exercise of Class H Warrants and 8,571,428 shares of common stock issuable upon exercise of Class F Warrants. Does not include 12,570,800 Penalty Shares owed to Vicis if Andover’s registration statement is not declared effective on a timely basis.

(26)	The address of Hjortur Eiriksson is Hlidarsmari 9, 200 Kapavogur, Iceland.

(27)

Hjortur Eiriksson’s holdings includes 285,700 shares of common stock issuable upon conversion of Series A Preferred Stock; 285,700 shares of common stock issuable upon exercise of Class A Warrants and 285,700 shares of common stock issuable upon exercise of Class B Warrants all held in the name of Hjortur Eiriksson; 34,286 Dividend Shares and 21,197 Series A Penalty Shares. Also includes an aggregate of 916,233 shares issuable upon conversion of Series A Preferred Stock and exercise of Class A Warrants and Class B Warrants beneficially held by Gion, Ltd., 1,825,166 shares held by Maraline International Ltd., 2,302,447 shares held by Odett Holding, Ltd. and 1,140,729 shares held by SLR Ltd., over which Hjortur Eiriksson exercises voting and/or dispositive power.

(28)	The address of Otto Bock Healthcare L.P. is Two Carlson Parkway, Suite 100, Minneapolis, MN 55447. Voting and disposition power with respect to these shares is held by Elbert P. Harman, CEO.

(29)

These shares were issued pursuant to the terms of a settlement agreement. If and when Otto Bock receives $1,000,000 in net proceeds, all remaining shares then held by Otto Bock shall be returned to Andover.

INFORMATION ABOUT CERTIFIED DIABETIC SERVICES, INC.

DESCRIPTION OF CDIP’S BUSINESS

Overview

CDIP, a Delaware corporation, was incorporated in Florida on September 28, 1995 and subsequently re-domiciled in Delaware in 1997. CDIP is a national direct-to-consumer mail-order distributor of diabetic testing and medical supplies to over 22,000 diabetic customers in the United States. These supplies include home blood glucose monitors, test strips, control solution, lancets and lancing devices used for testing the blood sugar levels of diabetics, as well as insulin and syringes. CDIP’s sales revenues are primarily generated from reimbursements by Medicare, private insurance carriers, and pharmacy benefit management companies (“PBM”). CDIP has increased numbers of additional customers through contracts with preferred provider organizations (“PPOs”), third-party health plan administrators (“TPAs”), self-insured plans, managed-care programs and other similar groups (all referred to, collectively, as “Groups”). Pursuant to these contracts, CDIP provides diabetes test products to participants in or members of Groups (“Group Participants”) at a specified price or reimbursement formula.

Persons suffering from diabetes, a chronic disease for which no cure presently exists, must manage their disease by regularly monitoring and maintaining their blood sugar levels. Blood testing permits diabetics to monitor their blood sugar levels on a regular basis so that other treatment steps, particularly the use of insulin or other medication, can be administered effectively in the appropriate dosages and at the appropriate time intervals. Diabetics are generally advised to test their blood one to three times per day, every day, from the time of diagnosis for the duration of their lives, although compliance levels vary greatly among diabetics.

To effectively manage its business, and adhere to high standards of compliance with required Medicare/Medicaid rules and regulations, CDIP has been segmented into four separate units/profit centers. These units are:

Certified Diabetic Supplies Inc.—The Medicare diabetic provider for diabetic supplies and diabetes education.

CDS Medical Supplies, Inc./CDS Health Management, Inc.—Negotiates, develops and manages private insurance contracts with third-party insurers.

CDS Pharmacies, Inc.—Provides direct-to-consumer pharmacy capability.

CDIP Educational Services (CDES)—A division of Certified Diabetic Services, Inc. that provides American Diabetic Association accredited diabetic education to doctors’ offices, clinics, hospitals and private insurance company insured member patients.

CDIP Online Store—A division of Certified Diabetic Services, Inc. that provides a web-based member patient order system. Web advertising is planned to ensure a significant revenue stream and to offer member patients access to a message and order desk that is open twenty-four hours a day, seven days a week.

Two professionals, Francine Ryan and Paul D. Hamilton, manage these units, some managing multiple segments. Goals for sales, expense and profit contributions are agreed upon between senior management and the unit managers. The collective objective of all business units is to balance revenue sources to increase efficiency by decreasing patient acquisition costs while increasing CDIP’s patient base.

CDIP is an approved provider for Medicare and Medicaid reimbursement and has passed Medicare audits and examinations. In addition, CDIP has contracts for providing education to hospitals, clinics, doctors’ offices, and private insurance company diabetic member patients. The Managed Care segment of CDIP has contracted with over seventy-four national private insurance carriers including Blue Cross/Blue Shield, Coventry Insurance Co., and Aetna. Further, CDIP has contracted with government and privately-operated benefit plans including certain State of Florida and county employee operated benefits plans.

The Diabetic Services Market

Diabetes is a chronic disease in which persons suffer from either a deficiency of insulin, a hormone normally produced by the pancreas, or a decreased ability to use insulin. Insulin allows glucose (sugar) to enter into cells and be converted to energy. Insulin is also needed to synthesize protein and store fats. In uncontrolled diabetes, glucose and lipids (fats) remain in the bloodstream and, with time, can damage the body’s vital organs, including the eyes, kidneys and blood vessels, can lead to heart disease, stroke, kidney failure, blindness and nerve damage, and can necessitate the amputation of the feet and legs.

Diabetes is classified into two types: Type I insulin dependent diabetes, or IDDM, which is more severe and usually develops in childhood or adolescence, and Type II non-insulin dependent diabetes, or NIDDM, which tends to develop after age 40. Persons suffering from IDDM generally produce little or no insulin naturally and require daily doses of insulin by injection. Persons suffering from NIDDM generally produce, but are unable effectively to use, natural insulin. These persons are more likely than Type I diabetics to be over-weight and to have high blood pressure and other risk factors linked to heart disease. Type II diabetics generally are treated with oral medication which permits more effective use of the naturally produced insulin, insulin injection, or a combination of both, as well as diet management and exercise plans. While diabetes is a chronic disease for which no cure exists, the disease can be controlled and managed.

Both Type I and Type II diabetics must manage their diseases by maintaining their blood sugar levels as close to normal as possible. Furthermore, both Type I and Type II diabetics are generally advised to regularly test their blood. Blood testing permits diabetics to determine their blood sugar levels on a regular basis so that the effectiveness of behavioral treatment (e.g., diet management, exercise and weight loss) can be assessed, and other treatment steps, particularly required insulin doses or medication, can be administered effectively, in the appropriate dosages and at the appropriate time intervals. Diabetics are generally advised to test their blood one to three times per day, every day, from the time of diagnosis for the duration of their lives.

The Diabetes Crisis

The Centers for Disease Control and Prevention has defined any increase of a disease greater than 5% per year as an epidemic. Diabetes is increasing at an annual rate of more than 7%, several times the growth rate of the U.S. population. Current estimates by the American Diabetes Association indicate as many as 27 million Americans are afflicted with diabetes, with as many as 2,200 new cases diagnosed every day and over 800,000 cases annually. This represents approximately 7% of the entire population and as much as 15% of the adult population over the age of fifty. Fully, one-third of those with diabetes remain undiagnosed and untreated. The U.S. government recently concluded that up to an additional 50 million Americans can be termed as “pre-diabetic.” The World Health Organization estimates that 320 million people worldwide will have diabetes by 2015.

Nationally, direct costs associated with diabetes exceed $55 billion per year and indirect costs, including the side effects of the disease—heart failure, amputation and stroke, are estimated at more than $70 billion. Expenditures by the government, insurance providers and individuals are enormous and growing at several times the current rate of inflation. Likewise, the market opportunity for companies like CDIP is expanding at a rapid pace. Development of new and more effective ways to deliver supplies and—equally important—vital education programs are needed if diabetes is ever to be controlled and effectively managed. CDIP anticipates that its current American Diabetes Association approved diabetes education programs, coupled with CDIP’s new website, will continue to provide the required high quality education to diabetic member patients. A few years ago, Medicare ended the ability of individual member patients to file for reimbursement directly with Medicare. These filing changes prompted member patients to find alternatives, such as CDIP.

Revenue and Profits

Customer Base

Customers purchasing CDIP’s products pay for them by assigning to CDIP their rights to reimbursement, by Medicare and/or private insurers, for the cost of such products. Such reimbursements represent the source of substantially all payments to CDIP for the goods it sells (and, correspondingly, substantially all of CDIP’s sales revenues). CDIP will not accept an order for its products from, or ship products to, a customer unless and until the customer has established, to CDIP’s satisfaction, that he or she is covered by Medicare or qualifying private insurance and assigned to CDIP his or her right to direct reimbursement by Medicare and/or the customer’s private insurer.

The patient base is broken into two segments: (1) member patients who receive regular shipments of diabetic testing supplies and (2) patients who purchase supplies on an as-needed basis. As of April 30, 2008, CDIP had approximately 22,000 member patients; 15,000 of whom receive regular shipments are served on an as-required basis as prescribed by their doctor. In 2006, CDIP added pharmacy services to provide member patients with their doctors’ prescriptions, thereby increasing per-patient revenue.

Internal organic growth (via customer acquisition) is progressing at an annual rate of approximately 20%. CDIP expects to increase its growth by acquiring other distributors which will increase CDIP’s member patient base.

With the acquisition of the assets of Diabetic Plus, Inc. on February 5, 2008, CDIP’s average annual sales in the current fiscal year are expected to exceed $425 per member patient. Sales to member patients who receive shipments of their diabetic supplies every 90 days exceed $735 per member patient and are forecasted to increase to $785 per patient. This increase will be the result of the addition of direct-to-consumer pharmacy products and other products with favorable profit margins, including nutritional supplements and respiratory products that qualify for Medicare/Medicaid reimbursement programs.

Business Model

CDIP receives reimbursement and payments from Medicare, private insurance providers and pharmacy benefit management companies for the products it sells to member patients. Currently, 48% of CDIP’s gross revenue is derived from the Medicare system, 47% derived from CDIP’s Managed Care business unit consisting of private insurance carriers, other private healthcare organizations and individuals and 5% from CDS Pharmacies, Inc. The gross margins for Medicare, Managed Care and pharmacy services generated revenues are currently approximately 54%, 44%, and 2% respectively. In 2001, the mix of business was 80% Medicare/Medicaid and 20% from other sources, including private insurance. The impact of Medicare shifting from 80% to 48% of the business and private insurance/Managed Care growing from 18% to 47% is that Managed Care (private insurance) payors take a longer time to pay (some as long as 90 days) requiring an increase in funding of these extended receivables. In addition, CDIP provides diabetes educational services with CDIP’s American Diabetes Association accredited program in Medicare and Managed Care patients. The educational services are required under certain managed care contracts that CDIP presently services. CDIP believes that balancing the private sector private insurance business with the government sector business of Medicare/Medicaid is important to the durability of CDIP. Most of CDIP’s competitors rely solely on Medicare and government sources for sales revenue. CDIP’s durable mix of business has been an important part of CDIP’s ability to attract strong support from its trade supply partners.

Products, Sales and Advertising

Product Offerings

CDIP’s core business, generating nearly all of CDIP’s sales revenues to date, is the sale of products required by diabetics to conduct and evaluate testing of their blood sugar levels. The blood sugar testing products consist of a “lancet,” used to prick the finger and obtain drops of blood for analysis, a “lancing device,” which houses and fires the lancet into the finger, a “strip,” on which an extracted drop of blood is placed, a “control solution,” placed on the strip to test the meter’s accuracy, and a blood glucose monitor or “meter,” which reads the drop of blood on the strip and provides a blood-sugar level result. All five of these test products are marketed and sold by CDIP. In addition, CDIP also markets and sells insulin and syringes required by diabetics with IDDM. Revenues from the sale of insulin and syringes, however, represent an insignificant portion of CDIP’s total sales revenues.

CDIP offers a variety of meters purchased from four major manufacturers. Meters generally have a useful life of one to five years, and some first-time customers of CDIP who have been purchasing test products from other vendors choose to continue using the meter they already own. In many cases, customers requiring new meters purchase a model recommended by their physicians. In other cases, CDIP’s customer service representatives discuss with a customer the available models of meters and help the customer determine which to purchase.

Each model of meter requires use of a particular “model-unique” test strip. Manufacturers of meters also manufacture the test strips to be used with their meters. Test strips and lancets are used only once, and, therefore, are ordered by customers on a continuing and repetitive basis. CDIP sells test strips and lancets in boxes of 100 each (or, for diabetics requiring less frequent testing, 50 each).

Customers generally order control solution on an “as needed” basis. Lancing devices typically have a useful life of approximately six months, and customers generally replace their lancing devices accordingly.

CDIP plans to evaluate products such as nutraceuticals and other natural and organic health supplements to determine if they will be an appropriate addition to CDIP’s existing product line.

Order and Purchase Procedures

Prospective customers of CDIP, responding to television or radio advertisements or learning of CDIP’s products through their Group, are directed to call a toll-free “800” phone number for information about CDIP’s products and to place orders.

Callers speak to trained CDIP customer service representatives who complete an information sheet which commences CDIP’s internal qualification process. This process must be completed before the customer is accepted by CDIP and test products and/or insulin and syringes can be shipped. Elements of this process include (i) verification of Medicare and/or private insurance coverage, including any supplementary coverage, (ii) verification of the customer’s physician’s professional identification number, (iii) receipt from the physician of a certificate of medical necessity and “doctor’s order,” and (iv) receipt from the customer of an assignment of payment form. The “doctor’s order” confirms the customer’s insulin dependency (in the cases of customers with Medicare or certain types of private insurance), ability to use the test products, type and quantity of insulin used (where applicable) and the frequency of testing required.

Once CDIP has received the certificate of medical necessity and/or doctor’s order, has verified the customer’s insurance coverage, and has received from the customer a signed assignment of payment form, CDIP will accept the customer’s order and ship test products and/or insulin and syringes. Typically, the time frame from first call by a new customer to shipment of and billing for such customer’s first order is between 14 and 21 days, although this period may be shorter in the case of sales to Group participants because required verifications and information can generally be provided by the Group more quickly and efficiently than if CDIP is required to contact a customer’s physician and insurer directly. Generally, all test products are included in the first order (although some first-time customers who have been purchasing test products from other vendors do not order meters, choosing instead to continue using the meters they already own). Thereafter, replacement supplies are automatically shipped periodically, based upon the customer’s testing needs.

CDIP, at its facility, maintains product inventory in sufficient quantities to meet customer demand. Historically, CDIP has shipped ordered products upon completion of its internal qualification process and, accordingly, has never experienced any backlog in filling orders. Orders are filled at and shipped from CDIP’s facility. All customer service representatives, marketing and sales personnel, shipping and receiving personnel, and accounting, billing, management and other personnel are located at CDIP’s facility.

Shipping, Billing and Payment Procedures

Upon completion of a customer’s file and approval of the customer’s order, CDIP ships the products ordered to the customer by U.S. mail. Payment for supplies shipped to customers covered by Medicare or private insurance is made pursuant to the customer’s assignment to CDIP of the customer’s right to Medicare or other insurance reimbursement. Upon shipment of products to a customer, the charges are entered into CDIP’s billing system. Invoices are generated and delivered promptly upon acceptance of the order and shipment of products. Accepted Medicare invoices are generally paid within 15 to 30 days of the invoice date, and most approved private insurance invoices are paid within 30 to 45 days of the invoice date. Invoices not paid upon initial submission typically require up to 120 days for collection. A small amount of accounts receivable prove to be uncollectible for a variety of reasons.

Sales to Group participants are invoiced—generally daily—directly to the Group rather than the ultimate insurer, and Groups generally pay such invoices within 30 days of the invoice date.

Reimbursement

Under current regulations, Medicare will reimburse 80% of the “allowable amount” for the purchase of test products once the customer’s annual deductible has been met. The “allowable amount” is the lower of the submitted charge or the state fee schedule based upon the beneficiary’s state of residence. Under present rules, the state fee schedules are updated annually by HCFA. Those Medicare beneficiaries also holding supplementary private insurance pay all or a portion of the remaining 20% of the “allowable amount” through such supplementary coverage. Those Medicare beneficiaries without supplementary coverage are personally responsible for the remaining 20%. Because Medicare will not reimburse for the cost of insulin and syringes, diabetics purchasing insulin and syringes from CDIP are responsible for payment for these items, either directly or through private insurance.

The terms of private insurance policies vary widely, with differences existing in such areas as products covered, reimbursement rates and deductibles. For this reason, CDIP carefully examines (using its own qualification standards) the terms of policies held by prospective customers for whom private insurance provides the primary reimbursement source. Among other qualification standards which customers must meet, CDIP will only sell products to persons whose primary source of reimbursement is private insurance if their deductible is less than a specified amount set from time to time by CDIP management (currently $500). Typically, however, qualifying private insurance reimburses for test products at a rate of 80% of the “usual and customary” price for the products as determined by such private insurers pursuant to their own fee schedules. These prices have generally been higher than the “allowable amount” established by the HCFA fee schedule. Accordingly, private insurance reimbursements for products sold to private insurance customers are generally higher than Medicare reimbursements for the same products, making sales to private insurance customers generally more profitable to CDIP than sales to Medicare customers. For this reason, one component of CDIP’s business strategy is to increase the percentage of CDIP’s customer base which compromise non-Medicare customers.

CDIP does not depend on any one or a limited number of customers for a material portion of its sales.

Sales

CDIP has four strategic sales units to drive growth. First, CDIP’s Managed Care business, focusing on 15 key private insurance companies, provides an opportunity to serve millions of new member patients. Second, the “roll-up” acquisition strategy is to attract new distributors with an estimated 1,000-8,500 patients each. Third, CDIP has built a pharmacy which will provide diabetic medical and prescription service required by its private insurance partners. Fourth, CDIP’s on-line ordering system will attract patients via the internet.

Advertising

CDIP’s goal is to position itself as the supplier of choice for diabetic supplies with member patients. To that end, CDIP intends to increase its advertising budget provided sufficient capital is available. If CDIP has sufficient capital, CDIP plans to complete at least six media contracts per quarter. CDIP is also seeking to be promoted in industry magazines, major newspapers, vendor advertising and extensive use of public relations newswire services. It is CDIP’s goal to have six major articles about CDIP placed in each of these media sources per quarter.

Suppliers

Because CDIP does not manufacture the diabetes test products and other items it sells, it purchases its inventory from manufacturers. Test products are produced by only four manufacturers, and the products produced by each manufacturer differ from those produced by the others; diabetes test products are not standardized through the industry. CDIP must maintain in its inventory a full selection of all lines of test products in order to meet its customers’ demands. Customers order specific products, often based either on a physician’s prescription or the particular products previously used. One manufacturer’s products cannot be substituted for those of another.

CDIP has never experienced an availability shortage of the products it sells or an inability to fill customers’ orders (although there can be no assurance that such products will not become unavailable in the future). However, like many other products sold in the open market, prices for the products required by CDIP fluctuate from time to time. Because CDIP’s sales revenues are determined by fixed reimbursement rates, CDIP seeks to maintain and expand margins primarily by controlling its costs, including the costs of its inventory. In an effort both to control and predict the costs of inventory, CDIP periodically negotiates price terms with its supplies. Pursuant to agreements produced by such negotiations, suppliers agree to sell their suppliers’ inventory at specified prices which are tied to the volume of inventory purchased. By negotiating such price schedules, CDIP can purchase inventory at negotiated fixed prices, and thus, avoid volatile open market purchases. By entering into supply agreements with the manufacturers, CDIP is able to stabilize and better predict the costs of inventory and, further, to assure its supply of inventory (although, even in the absence of negotiated sales contracts, CDIP has never experienced a shortage of inventory).

Competition

Numerous vendors sell products and services to diabetics on a national, regional and local basis, and the market for the sale of medical products for diabetics is highly fragmented. Sales are conducted by many different methods, the nature of CDIP’s competitors is varied and the barriers to entry into the business are low.

The test products, insulin and syringes sold by CDIP to diabetics are available for purchase from national retail chain stores and pharmacies, such as Price Club, K-Mart, Wal-Mart, CVS and RiteAid, as well as from regional chains and local pharmacies. Many of the national and regional chains are, and some of the local pharmacies may be, more well established, larger and better financed than CDIP, and are able to use their visibility and substantial marketing resources to attract customers with diabetes. However, these retail outlets generally do not offer customers personalized attention in determining their needs. Furthermore, CDIP, unlike most of these retail outlets, accepts assignments of customers’ rights to insurance reimbursement, and processes insurance claims, relieving customers of the burden of preparing and confirming the documentation needed to obtain reimbursement. For the same reason, customers of CDIP are not required to make payments out of pocket in order to receive products (other than certain co-insurance and deductible amounts), unlike customers of retail outlets. Additionally, because CDIP accepts orders for products over the telephone and delivers them (on an automatic repetitive basis where requested), by mail, directly to the customer, management believes that CDIP also has important advantages over retail stores in terms of convenience of use by customers.

CDIP also faces competition from other mail order companies and from home healthcare companies who provide similar products and services to customers. Management believes that a number of companies serve significantly larger numbers of customers than does CDIP, a greater number of companies serve a similar number of customers, and the largest number of companies serve a small number of customers. Certain of CDIP’s mail order competitors may be better established, larger and better financed than CDIP. Key competitors providing mail order, home delivery and/or insurance claim processing services include Liberty Medical, CCS Medical, Nations Health, Owens & Minor/Access Diabetic.

Furthermore, a much larger number of vendors engage generally in the sale, distribution, and delivery of a wide variety of medical products and equipment and other consumer goods. Many of these vendors may already possess the facilities, supplier relationships, administrative and management ability, distribution networks, financial and human resources, and experience to enter the business of mail order delivery of diabetes test products. Management believes that competition could become even more vigorous in the future.

Part of CDIP’s business strategy focuses on the establishment of contractual relationships with Groups. CDIP is aware that competitors in the industry also are seeking to enter into such contractual relationships. In many cases, competitors for such contracts may have far greater management, human, and financial resources than CDIP for entering into such contracts and for attracting Group participants to become customers.

As a general matter, CDIP and its competitors have access to and market the same or similar diabetes test products. Furthermore, since customers pay for products through insurance reimbursement, and the amounts of such reimbursements are determined by HCFA and private insurers, CDIP and its competitors sell products at substantially similar prices. Accordingly, CDIP and its competitors do not generally compete with each other based on the quality of the goods they sell or the prices for which they sell such goods. Instead, the key competitive factors for CDIP and other suppliers of diabetes products are the quality of service to customers, the scope and effectiveness of marketing efforts, including media advertising campaigns and, increasingly, the ability to develop new sources of customers through such means as obtaining and servicing provider contracts with Groups.

Employees

CDIP employs 54 full-time and 12 part-time employees. The part-time employees are educators employed by the educational unit of the business. All other employees are full time and are covered by a corporate benefit plan for major medical and hospitalization. Unions have not solicited benefits or work negotiations. Florida is a “right to work” state. Employee growth will be experienced in areas of member patient service and accounts receivable and, to a lesser degree, in shipping, pharmacy operations, information technology systems and accounting.

Government Regulation and Reimbursement

As a healthcare supplier, CDIP is subject to extensive government regulation, including numerous laws directed at preventing fraud and abuse and laws regulating reimbursement under various government programs. The marketing, billing, documenting and other practices of healthcare companies are all subject to government scrutiny. To ensure compliance with Medicare and other regulations, regional health insurance carriers routinely conduct audits and request patient records and other documents to support claims submitted for payment of products shipped to patients. Similarly, government agencies periodically open investigations and obtain information from healthcare providers pursuant to the legal process. Violations of federal and state regulations can result in severe criminal, civil and administrative penalties and sanctions, including disqualification from Medicare and other reimbursement programs.

Healthcare is an area of rapid regulatory change. Changes in the laws and regulations and new interpretations of existing laws and regulations may affect permissible activities, the relative costs associated with doing business and reimbursement amounts paid by federal, state and other third-party payors. CDIP cannot predict the future of federal, state and local regulations or legislation, including Medicare and Medicaid statutes and regulations. Future legislative and regulatory changes could have a material adverse impact on CDIP.

Medicare

Medicare is a government funded health insurance program which provides federally-funded health insurance coverage for persons age 65 or older and for certain disabled persons. Medicare Part B provides reimbursement for certain of the services, supplies and items provided by CDIP. Reimbursement for the cost of the services and supplies which CDIP provides is subject to extensive regulation. The level of reimbursement paid or payments made by Medicare is often lower than the level of reimbursement paid by other third-party payors, such as traditional indemnity insurance companies.

CDIP accepts assignment of Medicare benefits, as well as assignments of benefits with respect to other third-party payors, on behalf of its customers whenever the customers’ coverage is adequate to ensure payment of the customers’ obligations. CDIP processes its customers’ claims, accepts payment at scheduled rates and assumes the risks of delay or nonpayment for inadequately documented sales or services which are determined by the third-party payor as being medically unnecessary. CDIP employs the administrative personnel necessary to transmit claims for reimbursements directly to private health insurance carriers and seeks payment for any un-reimbursed costs (e.g., co-payments and deductibles) directly from customers. No assurance can be given that a significant number of future requests for reimbursement will not be denied, although CDIP believes that its policies, procedures, and prices currently minimize this risk.

Like other healthcare suppliers, CDIP’s sales revenues and profitability are adversely affected by the continuing efforts of third-party payors (including Medicare and managed care companies) to contain or reduce the costs of healthcare by lowering reimbursement rates, increasing case management review of bills for services and negotiating reduced contract pricing. As expenditures in the home healthcare market continue to grow, initiatives aimed at reducing the costs of products and services in that market are increasing.

Certified Diabetic Supplies Inc. is a certified Medicare Part B supplier. As a Medicare supplier, Certified Diabetic Supplies Inc. can provide equipment and supplies to Medicare beneficiaries, and obtain reimbursement directly from the Durable Medical Equipment Regional Carriers. HCFA sets guidelines for the types and quantities of equipment and supplies, the costs of which are reimbursable under the Medicare program. Customers are personally responsible for uncovered amounts, including deductibles and co-payments, either through supplementary private insurance coverage or otherwise.

CDIP’s compliance with Medicare regulations may be reviewed by federal or state agencies, including the United States Department of Health and Human Services’ Office of Inspector General, the Department of Justice and the United States Food and Drug Administration.

Health Insurance Portability and Accountability Act

Numerous federal and state laws and regulations, including the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), govern the collection, dissemination, use and confidentiality of patient-identifiable health information. As part of CDIP’s provision of, and billing for, diabetes testing and pharmacy supplies, it is required to collect and maintain patient-identifiable health information. New health information standards, whether implemented pursuant to HIPAA, congressional action or otherwise, could have a significant effect on the manner in which CDIP handles healthcare related data and communicate with payors, and the cost of complying with these standards could be significant. If CDIP does not comply with existing or new laws and regulations related to patient health information, it could be subject to criminal or civil sanctions.

State Pharmacy Regulation

CDIP currently distributes prescription drugs in Florida, Texas, Washington, D.C., Georgia, Massachusetts, Pennsylvania, New York, Alabama and Arizona. Many of the states into which CDIP delivers prescription drugs have laws and regulations that require out-of-state pharmacies to register with that state’s board of pharmacy or similar regulatory body. To the extent some of these states have specific requirements for out-of-state pharmacies that apply to CDIP, CDIP believes that it is in material compliance with them. Also, some states have proposed laws to regulate on-line pharmacies, and CDIP may be subject to this legislation if it is passed. CDIP currently does not have the capability of processing on-line orders.

Other Regulation

Numerous federal, state and local laws relating to controlled drug substances, safe working conditions, environmental protection, fire hazard control and disposal of hazardous or potentially hazardous substances apply to portions of CDIP’s operations. For example, the Drug Enforcement Administration (“DEA”) regulates controlled drug substances, such as narcotics, under the Controlled Substances Act and the Controlled Substances Import and Export Act. Manufacturers, distributors and dispensers of controlled substances must be registered and inspected by the DEA, and are subject to inspection, labeling and packaging, export, import, security, production quota, record keeping and reporting requirements. To the extent CDIP engages in new activities or expands current activities into new states, the cost of compliance with applicable regulations and licensing requirements could be significant.

CDIP believes that it is currently in compliance, in all material respects, with applicable federal, state and local statutes and ordinances regulating the discharge of hazardous materials into the environment. CDIP does not believe it will be required to expend any material amounts in order to remain in compliance with these laws and regulations or that such compliance will materially affect CDIP’s capital expenditures, earnings or competitive position.

CDIP also believes that it is currently in compliance, in all material respects, with other applicable federal, state and local statutes and ordinances regulating controlled drug substances, safe working conditions, and fire hazard control that apply to portions of its operations.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market for common stock of CDIP

CDIP common stock is currently quoted on the Pink Sheets under the symbol “CDIP.” The following table sets forth the quarterly high and low bid prices for our common stock for the periods indicated. The prices set forth below represent inter-dealer quotations, without retail mark-up, mark-down or commission and may not be reflective of actual transactions. Furthermore, since no public information was available about CDIP’s business, operating results or financial condition during the time the bid prices occurred, the bid prices set forth below might not reflect the historical value of the Company on a per share basis, nor be an accurate indication of the prices at which shares may be traded in the future. On July 31, 2008, the last sale price of CDIP common stock as reported by the Pink Sheets was $0.14 per share.

	High*	Low*
2008
Second Quarter ending April 30, 2008	$0.32	$0.12
First Quarter ending January 31, 2008	$0.18	$0.07

	High*	Low*
2007
Fourth Quarter ending October 31, 2007	$0.18	$0.07
Third Quarter ending July 31, 2007	$0.19	$0.10
Second Quarter ending April 30, 2007	$0.21	$0.16
First Quarter ending January 31, 2007	$0.19	$0.13

2006
Fourth Quarter ending October 31, 2006	$0.18	$0.13
Third Quarter ending July 31, 2006	$0.24	$0.11
Second Quarter ending April 30, 2006	$0.31	$0.15
First Quarter ending January 31, 2006	$0.27	$0.18

*	Source: Pink Sheets, Research Library Department

Options, Warrants and Other Securities Convertible into common stock

As of July 31, 2008, CDIP had issued and outstanding (i) 466 shares of Series B Preferred Stock, which, if fully converted, would convert into 932,000 shares of common stock, (ii) 2,750,000 shares of Series C Preferred Stock, which, if fully converted, would convert into 55,000,000 shares of common stock, and (iii) 6,000,000 shares of Series D Preferred Stock, which, if fully converted, would convert into 80,000,000 shares of common stock. In addition, as of July 31, 2008, CDIP has options outstanding which are exercisable for 11,760,000 shares of common stock and warrant outstanding which are exercisable for 147,416,800 shares of common stock of CDIP.

Registration Rights

CDIP has granted limited registration rights to two of its institutional investors. The registration rights granted are as follows:

In February, 2008, in connection with the Series D Preferred Stock financing with Vicis, CDIP entered into a registration rights agreement which covers the shares of common stock underlying the Series D Preferred Stock, the Series 3 Warrant, the Series 4 Warrant, the BD-3 Warrant and the BD-5 Warrant. This registration rights agreement grants Vicis “piggy-back” registration should CDIP propose to register any of its securities.

A similar registration rights agreement was entered into with Vicis in September 2007 in connection with the Series C Preferred Stock financing. That registration rights agreement covered the common stock underlying the Series C Preferred Stock, the dividends payable on the common stock or preferred stock for the subsequent 24-month period, the warrant shares issued in connection with the Series C Preferred Stock and any shares issued in recognition of the anti-dilution provisions of the Series C Preferred Stock or Warrants.

In November 2006, CDIP granted registration rights to ABS-SOS Plus Partners Ltd. covering all the shares beneficially owned by ABS-SOS Plus Partners Ltd. That agreement grants piggy back registration rights to ABS-SOS Plus Partners Ltd. should CDIP ever decide to register its shares.

Holders

On July 31, 2008, there were 171 shareholders of record or persons otherwise entitled to hold CDIP common stock.

Transfer Agent

The transfer agent and registrar for CDIP common stock is Affiliated Stock Transfer Company.

Dividends

Except for cash dividends paid on Series B Preferred Stock (as described below), CDIP has never paid cash dividends on its capital stock and does not anticipate paying any cash dividends with respect to those securities in the foreseeable future. CDIP’s current business plan is to retain any future earnings to finance the expansion and development of the business. Except for cash dividends payable on Series B Preferred Stock, any future determination to pay cash dividends will be at the sole discretion of the board of directors and will be dependent upon CDIP’s financial condition, results of operations, capital requirements and other factors, as our board of directors may deem relevant at that time. Our board of directors has the right to authorize the issuance of preferred stock, without further shareholder approval, the holders of which may have preferences over the holders of the common stock as to the payment of dividends. The Company may not, without the prior approval of the holders of at least fifty-one percent (51%) of our then issued and Series C Preferred Stock and Series D Preferred Stock, each Series voting as a separate class, directly or indirectly pay or declare any dividend or make any distribution in respect of our common stock.

Each holder of Series B Preferred Stock is entitled to receive a dividend for each share of Series B Convertible Preferred Stock at a rate per annum equal to eight percent (8%) of the stated value thereof, payable at a rate of two percent (2%) per quarter on the last day of March, June, September and December. During fiscal years ending October 31, 2007 and October 31, 2006, CDIP paid to holders of Series B Preferred Stock total cash dividends of $13,400 and $6,180, respectively. For fiscal year end October 31, 2007, CDIP made a total dividend payment to holders of Series B Preferred Stock of $13,400 on October 31, 2007. As of April 30, 2008, CDIP had $104,074 in accrued and unpaid dividends on its Series B Preferred Stock.

The Series C Preferred Stock confers to its holders, a right to receive a cumulative per share dividend at a rate per annum equal to ten percent (10%) of the stated value. The dividend is due semi annually, on March 31 and October 31 of each year. CDIP may elect to pay the dividend in cash or in-kind with registered shares of common stock. As of April 30, 2008, CDIP had $170,651 in accrued and unpaid dividends on its Series C Preferred Stock.

The Series D Preferred Stock confers to its holders a right to receive a cumulative per share dividend at a rate per annum equal to ten percent (10%) of the stated value. The dividend is due semi-annually, on March 31 and October 31 of each year. CDIP may elect to pay the dividend in cash or in-kind with registered shares of common stock. As of April 30, 2008, CDIP had $98,630 in accrued and unpaid dividends on its Series D Preferred Stock.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table provides information as of July 31, 2008 about CDIP common stock that may be issued to employees or directors under CDIP’s equity compensation plans.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	11,760,000	$0.17	3,740,000
Equity compensation plans not approved by security holders	—	—	—

Total	11,760,000	$0.17	3,740,000

Summary of the Incentive Plans

CDIP currently has two incentive stock option plans, the CDIP 1997 Incentive Plan and the CDIP 2007 Long Term Incentive Plan, as described below. As of July 31, 2008, CDIP has granted a total of 11,760,000 shares of common stock under the CDIP 1997 Incentive Plan and the CDIP Long Term Incentive Plan.

CDIP 1997 Incentive Plan

The purpose of the CDIP 1997 Stock Option Plan is to advance the interests of CDIP and its shareholders by providing incentives to certain of our employees and other key individuals who perform services for CDIP, including those who contribute significantly to the strategic and long-term performance objectives and growth of CDIP. The CDIP 1997 Incentive Plan is administered by the board of directors of CDIP or by one or more committees appointed by the board of directors (the “Plan Administrator”). The Plan Administrator has the power to interpret the CDIP 1997 Incentive Plan and to prescribe rules, regulations and procedures in connection with the operations of the CDIP 1997 Incentive Plan.

The CDIP 1997 Incentive Plan provides for the granting of several types of awards, including stock options, performance grants and other awards deemed by the Plan Administrator to be consistent with the purposes of the CDIP 1997 Incentive Plan. Awards may be granted alone, or in conjunction with one or more other awards, as determined by the Plan Administrator.

CDIP adopted the CDIP 1997 Incentive Plan in connection with the reorganization of CDIP in August 1997, pursuant to which CDIP changed its state of incorporation from Florida to Delaware. The CDIP 1997 Incentive Plan was amended in September 1997, after completion of the reorganization, to increase the number of shares of common stock reserved for issuance thereunder from 5,000,000 to 8,000,000. Currently a maximum of Eight Million (8,000,000) shares of common stock have been authorized to be issued under the CDIP 1997 Incentive Plan in connection with the grant of awards, subject to adjustment for corporate transactions, including, without limitation, any stock dividend, forward stock split, reverse stock split, merger or recapitalization.

The Plan Administrator has exclusive discretion to select to whom awards will be granted; to determine the type, size, terms and conditions of each award; to modify or waive, within certain limits, the terms and conditions of any award; to determine the time when awards will be granted; to establish performance objectives; to prescribe the form of documents representing awards under the CDIP 1997 Incentive Plan; and to make all other determinations which it deems necessary, advisable or desirable in the interpretation and administration of the CDIP 1997 Incentive Plan. At the discretion of the Plan Administrator, awards may be made under the CDIP 1997 Incentive Plan in assumption of, or in substitution for, outstanding awards previously granted by CDIP, any predecessor or a company acquired by CDIP or with which it combines. The Plan Administrator has the authority to administer and interpret the CDIP 1997 Incentive Plan, and its decisions are final, conclusive and binding. CDIP intended that all of its employees and directors would be eligible to participate in the CDIP 1997 Incentive Plan.

CDIP 2007 Long Term Incentive Plan

The purpose of CDIP’s 2007 Long Term Incentive Plan (the “CDIP 2007 Incentive Plan”) is to advance the interests of CDIP and its shareholders by providing incentives to certain of its employees and other key individuals who perform services for CDIP, including those who contribute significantly to the strategic and long-term performance objectives and growth of CDIP. The CDIP 2007 Incentive Plan is administered by a committee (the “Committee”) appointed by the board of directors. The Committee has the power to interpret the CDIP 2007 Incentive Plan and to prescribe rules, regulations and procedures in connection with the operations of the CDIP 2007 Incentive Plan. The Committee may delegate administrative responsibilities under the CDIP 2007 Incentive Plan to any officer or officers of CDIP, except for the power to amend the CDIP 2007 Incentive Plan and except for determinations regarding employees who are subject to Section 16 of the Securities Exchange Act of 1934, and except as may otherwise be required under applicable listing standards for an exchange on which CDIP common stock may be listed.

The CDIP 2007 Incentive Plan provides for the granting of several types of awards, including stock options, performance grants and other awards deemed by the Committee to be consistent with the purposes of the CDIP 2007 Incentive Plan. Awards may be granted alone, or in conjunction with one or more other awards, as determined by the Committee.

The CDIP 2007 Incentive Plan was effective as of December 31, 2006, and was approved by CDIP’s shareholders at the 2007 annual meeting of shareholders. A maximum of seven million five hundred thousand (7,500,000) shares of common stock has been authorized to be issued under the CDIP 2007 Incentive Plan in connection with the grant of awards, subject to adjustment for corporate transactions, including, without limitation, any stock dividend, forward stock split, reverse stock split, merger or recapitalization. Of this amount, no more than two million (2,000,000) shares of common stock may be issued as incentive stock options. Common stock issued under the CDIP 2007 Incentive Plan may be either newly issued shares, treasury shares, reacquired shares or any combination thereof. If common stock issued as restricted stock, restricted stock units or otherwise subject to repurchase or forfeiture rights is reacquired by CDIP pursuant to such rights, or if any award is cancelled, terminates, or expires unexercised, the common stock which would otherwise have been issuable pursuant to such awards will be available for issuance under new awards.

The Committee has exclusive discretion to select to whom awards will be granted; to determine the type, size, terms and conditions of each award; to modify or waive, within certain limits, the terms and conditions of any award; to determine the time when awards will be granted; to establish performance objectives; to prescribe the form of documents representing awards under the CDIP 2007 Incentive Plan; and to make all other determinations which it deems necessary, advisable or desirable in the interpretation and administration of the CDIP 2007 Incentive Plan. At the discretion of the Committee, awards may be made under the CDIP 2007 Incentive Plan in assumption of, or in substitution for, outstanding awards previously granted by CDIP, any predecessor or a company acquired by CDIP or with which it combines. The Committee has the authority to administer and interpret the CDIP 2007 Incentive Plan, and its decisions are final, conclusive and binding. We anticipate that all of our employees and directors will be eligible to participate in the CDIP 2007 Incentive Plan.

Security Ownership of Certain CDIP Beneficial Owners and Management

The table below sets forth information with respect to the beneficial ownership of Certified Diabetic Services, Inc. common stock as of July 31, 2008 and immediately following the Reorganization for (i) any person who we know is the beneficial owner of more than 5% of our outstanding common stock; (ii) each of our directors and executive officers or those nominated to be directors, and executive officers; and (iii) all of our directors and executive officers as a group.

Title of Class	Name, Title and Address of Beneficial Owner(3)	Amount and Nature of Beneficial Ownership		Percentage of Class(4)
Common	Lowell M. Fisher, Jr. Chief Executive Officer, Secretary and Chairman of the Board of Directors	10,000,000	(6)	15.1%
Common	Joy M. Melton, Member of the Board of Directors	4,930,000	(7)	8.1%
Common	Ronald L. Stutzman, Member of the Board of Directors	1,675,000	(8)	2.9%
Common	James E. Postema, Member of the Board of Directors	3,500,000	(9)	5.9%
Common	Mark A. Bock, Chief Financial Officer	2,650,000	(10)	4.1%
Common	Alan B. Fields	1,500,000	(11)	2.6%
Common	Peter J. Fiscina	9,237,107	(12)	14.1%
Common	Vicis Capital Master Fund	260,000,000	(13)	82.2%
Common	Famalom, LLC	2,835,000	(14)	4.8%
Common	Apogee Financial Investments, Inc.	4,960,000	(15)	8.1%
Common	Midtown Partners & Co., LLC	4,250,133	(16)	7.0%
Common	All Officers and Directors as a Group (5 Persons)	27,805,000	(17)	36.5%

(1)

Calculations do not include outstanding warrants, options, or other rights issued by the Company, unless the reporting person is the beneficial owner of the warrant, option or other right. Beneficial ownership is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934 and generally includes the ability to exercise voting or investment control with respect to the securities. Shares of common stock subject to securities exercisable or convertible into shares of common stock that are currently exercisable or exercisable within 60 days of the filing date of this registration statement are deemed to be beneficially owned by the person holding such derivative securities for the purpose of computing the percentage of ownership of such persons, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise noted, we believe that all shares are beneficially owned and that all persons named in the table have sole voting and investment power with respect to all shares of common stock owned by them.

(2)	Intentionally Omitted.

(3)	Unless otherwise indicated, the address of each shareholder is 3030 Horseshoe Drive South, Suite 200, Naples, Florida 34104.

(4)	Applicable percentage of ownership is based on 56,199,430 shares of Certified Diabetic Services, Inc. common stock being issued and outstanding as of July 31, 2008.

(5)	Intentionally Omitted.

(6)	Includes (a) 3,000,000 shares of common stock owned by Lowell M. Fisher, Jr., and (b) stock options held by Lowell M. Fisher, Jr. exercisable for up to 7,000,000 shares of common stock.

(7)

Includes (a) stock options held by Joy Melton exercisable for up to 350,000 shares of common stock, (b) a BD common stock Purchase Warrant, which may be exercised, at the option of the holder, for 1,100,000 shares of common stock at an exercise price of $0.05 per share, (c) a BD-1 common stock Purchase Warrant, which may be exercised, at the option of the holder, for 500,000 shares of common stock at an exercise price of $0.10 per share, (d) a BD-2 common stock Purchase Warrant, which may be exercised, at the option of the holder, for 500,000 shares of common stock at an exercise price of $0.15 per share, (e) a BD-3 common stock Purchase Warrant, which may be exercised, at the option of the holder, for 1,280,000 shares of common stock at an exercise price of $0.075 per share, (f) a BD-4 common stock Purchase Warrant, which may be exercised, at the option of the holder, for 600,000 shares of common stock at an exercise price of $0.125 per share, and (g) a BD-5 common stock Purchase Warrant, which may be exercised, at the option of the holder, for 600,000 shares of common stock at an exercise price of $0.15 per share.

(8)	Includes (a) 1,225,000 shares of common stock owned by Ronald L. Stutzman., and (b) stock options held by Ronald L. Stutzman exercisable for up to 450,000 shares of common stock.

(9)	Includes (a) 3,050,000 shares of common stock owned by James E. Postema and his family members, and (b) stock options held by James E. Postema exercisable for up to 450,000 shares of common stock.

(10)	Includes stock options held by Mark A. Bock exercisable for up to 2,650,000 shares of common stock.

(11)

Includes 1,500,000 shares of common stock owned by Alan B. Fields. Pursuant to a Settlement Agreement dated October 30, 2006, Alan B. Fields has agreed not to vote 1,500,000 shares of common stock during the 24-month period ending October 30, 2008, provided, however, if Mr. Fields sells such shares in a bona fide third party transaction, then such shares sold will not be subject to such voting restriction.

(12)	Includes 9,237,107 shares of common stock owned by Peter J. Fiscina and his family members.

(13)

Includes (a) 2,750,000 shares of Series C Convertible Preferred Stock issued to Vicis which may be converted, at the option of the holder, into 55,000,000 shares of common stock, (b) 6,000,000 shares of Series D Convertible Preferred Stock issued to Vicis which may be converted, at the option of the holder, into 80,000,000 shares of common stock, (c) a Series 1 common stock Purchase Warrant, which may be exercised, at the option of the holder, for 25,000,000 shares of common stock at an exercise price of $0.05 per share, (d) a Series 2 common stock Purchase Warrant, which may be exercised, at the option of the holder, for 25,000,000 shares of common stock at an exercise price of $0.05 per share, (e) Series 3 common stock Purchase Warrants, which may be exercised, at the option of the holder, for 37,500,000 shares of common stock at an exercise price of $0.125 per share, and (f) a Series 4 common stock Purchase Warrant, which may be exercised, at the option of the holder, for 37,500,000 shares of common stock at an exercise price of $0.15 per share.

(14)

Includes the following common stock Purchase Warrants issued to Famalom, LLC: (a) a BD common stock Purchase Warrant, which may be exercised, at the option of the holder, for 1,485,000 shares of common stock at an exercise price of $0.05 per share, (b) a BD Series 1 common stock Purchase Warrant, which may be exercised, at the option of the holder, for 675,000 shares of common stock at an exercise price of $0.10 per share, and (c) a BD Series 2 common stock Purchase Warrant, which may be exercised, at the option of the holder, for 675,000 shares of common stock at an exercise price of $0.15 per share.

(15)

Includes the following common stock Purchase Warrants issued to Apogee Financial Investments, Inc.: (a) a BD Series 3 common stock Purchase Warrant, which may be exercised, at the option of the holder, for 2,560,000 shares of common stock at an exercise price of $0.075 per share, (b) a BD Series 4 common stock Purchase Warrant, which may be exercised, at the option of the holder, for 1,200,000 shares of common stock at an exercise price of $0.125 per share, and (c) a BD Series 5 common stock Purchase Warrant, which may be exercised, at the option of the holder, for 1,200,000 shares of common stock at an exercise price of $0.15 per share.

(16)

Includes the following common stock Purchase Warrants issued to Midtown Partners & Co., LLC: (a) a common stock Purchase Warrant, which may be exercised, at the option of the holder, for 116,800 shares of common stock at an exercise price of $0.010 per share, (b) a BD Series 3 common stock Purchase Warrant, which may be exercised, at the option of the holder, for 2,133,333 shares of common stock at an exercise price of $0.075 per share, (c) a BD Series 4 common stock Purchase Warrant, which may be exercised, at the option of the holder, for 1,000,000 shares of common stock at an exercise price of $0.125 per share, and (d) a BD Series 5 common stock Purchase Warrant, which may be exercised, at the option of the holder, for 1,000,000 shares of common stock at an exercise price of $0.15 per share.

(17)	Comprised of Lowell M. Fisher, Jr., Joy M. Melton, Ronald L. Stutzman, James E. Postema and Mark A. Bock.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Business

CDIP was formed as a Florida corporation in 1995 and converted to a Delaware corporation in 1997. CDIP is a direct-to-consumer mail-order distributor of diabetic supplies to over 22,000 diabetic member patients in the United States. These products include home blood glucose monitors, test strips, control solution, lancets and lancing devices used for testing the blood sugar levels of diabetics, as well as insulin and syringes. CDIP’s sales revenues are primarily generated from reimbursements by Medicare and private insurance carriers on behalf of the diabetic retail customers.

Critical Accounting Policies

This discussion and analysis of CDIP’s financial condition and results of operations are based upon CDIP’s consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these consolidated financial statements requires CDIP to make significant estimates and judgments that affect the amounts reported in the consolidated financial statements and the accompanying notes. These items are regularly monitored and analyzed by management for changes in facts and circumstances, and material changes in these estimates could occur in the future. Changes in estimates are recorded in the period in which they become known. The estimates are based on historical experience and various other assumptions that CDIP believes to be reasonable under the circumstances. Actual results may differ from the estimates.

While all of our accounting policies impact the consolidated financial statements, certain policies are viewed to be critical. Critical accounting policies are those that are both most important to the portrayal of our financial condition and results of operations and that require management’s most subjective or complex judgments and estimates. Management believes the policies that fall within this category are the policies on revenue recognition and accounts receivable, advertising, goodwill and other intangible assets, and amounts reserved for overpayments by Medicare and others.

Revenue Recognition and Accounts Receivable

In accordance with Staff Accounting Bulletin No. 104, “Revenue Recognition,” CDIP recognizes revenue related to product sales to patients who have placed orders upon shipment of such orders, provided that risk of loss has passed to the patient and CDIP has received and verified any written documentation required to bill Medicare, other third-party payors, and patients. CDIP records revenue at the amounts expected to be collected from Medicare, other third-party payors, and directly from patients. The billing system generates contractual adjustments based on government and third-party fee schedules for each product shipment; as a result, estimates of contractual adjustments are not required. Revenue recognition is delayed for product shipments for which we have not yet received the required written documentation until the period in which the documentation is collected and verified. CDIP analyzes various factors in determining revenue recognition, including a review of specific transactions, current Medicare regulations and reimbursement rates, historical experience, and the credit-worthiness of patients. Revenue related to Medicare reimbursement is calculated based on government-determined reimbursement prices for Medicare-covered items. The reimbursements that Medicare pays are subject to review by appropriate government regulators. Medicare reimburses at 80% of the government-determined prices for reimbursable supplies, and CDIP bills the remaining balance to either third-party payors or directly to patients.

The valuation of accounts receivable is based upon the credit-worthiness of customers and third-party payors as well as CDIP’s historical collection experience. Allowances for doubtful accounts are recorded as a selling, general and administrative expense for estimated amounts expected to be uncollectible from third-party payors and customers. CDIP bases its estimates on historical collection and write-off experience, current trends, credit policy, and on analysis of accounts receivable by aging category.

CDIP’s accounts receivable are generally due from Medicare, private insurance companies, Medicaid and CDIP’s customers. The collection process is time-consuming, complex and typically involves the submission of claims to multiple payors whose payment of claims may be contingent upon the payment on another payor. As a result, CDIP’s collection efforts may be active up to 18 months after the initial billing date. In accordance with applicable regulatory requirements, CDIP makes reasonable and appropriate efforts to collect its accounts receivable, including deductible and co-payment amounts, in a consistent manner for all payor classes. As of October 31, 2007, 2006 and 2005, CDIP provides an allowance for doubtful accounts based upon increasing percentages of each aging category ranging from 1% for current balances up to 74% for amounts greater than 120 days.

Accounting for Stock-Based Compensation

CDIP accounts for its stock-based compensation plan under the recognition and measurement principles of APB 25, “Accounting for Stock Issued to Employees,” and related Interpretations. CDIP has adopted the disclosure only provisions of Statement of Financial Accounting Standards No. 148, “Accounting for Stock-Based Compensation Transaction and Disclosure,” an amendment of SFAS 123. Therefore, no stock-based employee compensation cost is reflected in net income, as all options granted under those plans had an exercise price equal to or grater than the market value of the underlying common stock on the date of grant. The table included in Note 1, Summary of Significant Accounting Policies, of the Consolidated Financial Statements of the Company and its subsidiaries for the year ended October 31, 2006, illustrates the effect on net income and earnings per share if CDIP had applied the fair value recognition provisions of SFAS No. 123 to stock-based employee compensation.

CDIP adopted Statement of Financial Accounting Standards No. 123R, “Share-Based Payments” (“SFAS 123R”) on January 1, 2006. This statement requires the recognition of the cost of employee and director services received in exchange for stock options awarded. Under SFAS 123R, CDIP is required to recognize compensation expense over an award’s vesting period based on the award’s fair value at the date of grant. CDIP has elected to adopt SFAS 123R on a modified prospective basis; accordingly, the financial statements for the periods prior to November 1, 2006 do not include stock based compensation under the fair value method. CDIP uses the Black-Scholes option pricing model to value its stock option grants.

Prior to January 1, 2006, CDIP applied APB Opinion No. 25, “Accounting for Stock Issued to Employees” for measurement and recognition of stock based transactions with its employees and directors. The table included in Note 1, Summary of Significant Accounting Policies, of the Consolidated Financial Statements of the Company and its subsidiaries for the year ended October 31, 2006, illustrates the effect on net loss and net loss per share for the years ended October 31, 2006 and 2005 if CDIP had recognized compensation expense for its stock based transactions based on the fair value method prescribed by SFAS 123R.

Long Lived Assets

CDIP periodically reviews its long-lived assets for impairment in accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” CDIP initiates reviews for impairment whenever events or changes in business circumstances indicate that the carrying value of the assets may not be fully recoverable or that the useful lives of these assets are no longer appropriate. Each impairment test is based on a comparison of the expected cumulative undiscounted cash flows to the recorded value of the asset. If the recorded value of the long-lived asset exceeds the cumulative undiscounted cash flows, the write-down or impairment is computed as the excess of the asset over the present value of the cumulative undiscounted cash flows at CDIP’s weighted average cost of capital over the remaining amortization period.

Results of Operations

Three and Six Months Ended April 30, 2008 Compared to Three and Six Months Ended April 30, 2007

Net Revenues. Net Revenues for the three and six months ended April 30, 2008 were $1,965,723 and $3,425,228 as compared to net revenues of $1,477,418 and $3,098,477 for the three and six months ended April 30, 2007. The increase is due to the acquisition of the patient list from Diabetic Plus, Inc. on February 5, 2008 and increased internet marketing to attract new patients.

Cost of Sales. Cost of Sales for the three and six months ended April 30, 2008 were $1,017,618 and $1,818,209, as compared to cost of sales of $771,178 and $1,623,613 for the three and six months ended April 30, 2007. The increase is due to additional patients acquired from Diabetic Plus, Inc, and the associated additional shipping costs in addition to the increased enrollment and shipment of new diabetes patients.

Payroll and Benefits. Payroll and benefits expenses for the three and six months ended April 30, 2008 were $884,707 and $1,468,745, as compared to payroll and benefits expenses of $579,164 and $1,173,828 for the three and six months ended April 30, 2007. The increase is due to the additional internet marketing sales staff and CDIP’s hiring of a Chief Operating Officer and a Chief Technology Officer.

Selling, General and Administrative Expenses. Selling, general and administrative expenses for the three and six months ended April 30, 2008 were $630,821 and $808,205, as compared to selling, general and administrative expenses of $215,078 and $490,972 for the three and six months ended April 30, 2007. The increase is due to the additional overhead of CDIP’s internet marketing sales office located in Sunrise, Florida and the internet marketing to attract new diabetes patients.

Net Loss. Net Loss for the three and six months ended April 30, 2008 was $672,828 and $748,834, as compared to net loss of $221,984 and $200,122 for the three and six months ended April 30, 2007. The increase is due to the additional overhead of the Company as a result of adding the internet marketing sales team and a shortfall of patients shipping from the Diabetic Plus, Inc. patient list acquired in the Diabetic Plus, Inc. acquisition on February 5, 2008.

Year Ended October 31, 2007 Compared to Year Ended October 31, 2006

Net Revenues. Net Revenues for the year ended October 31, 2006 were $6,557,545, as compared to revenues of $6,090,814 for the year ended October 31, 2007. The decrease is due to a loss of a significant managed care contracts in the first fiscal quarter of 2007.

Cost of Sales. Cost of Sales for the year ended October 31, 2006 was $3,320,226, as compared to cost of sales of $3,245,508 for the year ended October 31, 2007. The decrease is due to less diabetic patients being shipped products in 2007 as a result of the loss of a significant managed care contract in the first fiscal quarter.

Payroll and Benefits. Payroll and benefits expenses for the year ended October 31, 2006 was $2,289,935, as compared to payroll and benefits expenses of $2,483,657 for the year ended October 31, 2007. The increase is due to the additional staffing required to start-up CDS Pharmacies, Inc. during the fiscal year of 2007.

Selling, General and Administrative Expenses. Selling, general and administrative expenses for the year ended October 31, 2006 were $1,220,013, as compared to selling, general and administrative expenses of $1,038,043 for the year ended October 31, 2007. The decrease is due to a reduction in legal expenses associated with several lawsuits that were settled during 2007. These settlements resulted in significant saving in legal fees in 2007 as compared to 2007.

Net Loss. Net Loss for the year ended October 31, 2006 was $598,546, as compared to net loss of ($984,951) for the year ended October 31, 2007. The increase is due to a decrease in revenues and gross profit relating to the loss of a significant managed care contract in the first fiscal quarter of 2007. Additionally, CDIP entered into a bridge financing arrangement that significantly increased CDIP’s interest expense in 2007 and recognized a one-time write-off of a loan origination fee of $257,017.

Liquidity and Capital Resources

Cash and cash equivalents were $515,587 and $149,731 as of April 30, 2008 and April 30, 2007, respectively, and $47,458 and $50,243 as of October 31, 2007 and October 31, 2006, respectively. CDIP requires cash to pay its operating expenses, make capital expenditures and service its debt and other long-term liabilities. CDIP’s principal source of funds is from its operations. With the completion of the Series D Preferred Stock Offering on June 26, 2008 in which CDIP raised $2,000,000, the Series D Preferred Stock Offering on February 5, 2008 in which CDIP raised $4,000,000, the Series C Preferred Stock Offering on September 18, 2007 in which CDIP raised $2,750,000, CDIP’s management believes that CDIP’s cash on hand and funds generated from operations will be sufficient to fund its ongoing operations for the next twelve (12) months.

Furthermore, although CDIP believes that its currently available working capital will be sufficient to continue its business for at least the next twelve (12) months, should CDIP’s costs and expenses prove to be greater than is currently anticipated, or should CDIP change its current business plan in a manner that will increase or accelerate the anticipated costs and expenses, such as through the acquisition of new product lines, the depletion of our working capital would be accelerated.

Borrowing Arrangements

Fifth Third Bank of Florida

On December 1, 2000, CDIP entered into two promissory notes with Fifth Third Bank of Florida to pay off its previous line of credit. These agreements provided for borrowings of $1,400,000 and $300,000. On June 30, 2003, CDIP entered into a renewal note agreement with Fifth Third Bank of Florida to refinance the existing note payable. This agreement provided for a monthly principal reduction payment of $10,000. Borrowings under the agreement bore interest at 5.375%. This promissory note payable was replaced by a promissory note during 2004 with similar terms.

On September 18, 2007, CDIP closed on a private placement of $2,750,000 of Series C Convertible Preferred Stock. The proceeds of this offering were used to satisfy all remaining amounts due to Fifth Third Bank of Florida.

ABS SOS-Plus Partners, LLC

CDIP entered into a loan agreement with ABS SOS-Plus Partners, LLC on November 30, 2006. ABS funded CDIP $1,000,000 on a term note due in one year with an interest rate of 10.5%. This term note was secured by pledging CDIP’s patient list as collateral. Additionally, ABS provided CDIP with a new line of credit arrangement secured by CDIP’s accounts receivables and inventories. The line of credit allowed CDIP to borrow up to $1,000,000 limited to the collateral base stipulated in the agreement. The new line of credit carried an interest rate of 10.5%. CDIP used a portion of the term note to pay-off its existing line of credit with Fifth Third Bank of Florida.

On September 18, 2007, CDIP closed on a private placement of $2,750,000 of Series C Convertible Preferred Stock. The proceeds of this offering were used to satisfy the note held by ABS SOS-Plus Partners.

CDS Investors, LLC

During 2001, CDIP entered into a collateralized financing agreement with CDS Investors, LLC, a Florida limited liability company, which is wholly owned by two former officers of CDIP, who are also stockholders of CDIP. This entity was formed for the specific purpose of loaning money to CDIP. Pursuant to the financing arrangement, CDS Investors, LLC was issued 10,000,000 shares of CDIP common stock. CDS Investors, LLC was to issue the common stock to individuals as an inducement to provide financing for CDIP. The financing was to be used to purchase inventory, to enable CDIP to resume product shipments and to carry Medicare accounts receivable until collection. The promissory note in the face amount of $1,500,000 secures a line of credit which may be borrowed against for the acquisition of inventory. The note was payable on demand and had been renewed through 2005. It bore interest at an adjustable rate of interest depending on the cost of money to CDS Investors, LLC, which was 8% as of October 31, 2004. The balance was $0 and $105,850 as of October 31, 2006 and 2005, respectively, and interest expense was $7,509 and $22,595 for the years ended October 31, 2006 and 2005, respectively.

This agreement between CDIP and CDS Investors, LLC was terminated on October 31, 2006 in conjunction with the settlement with a former officer and current stockholder of CDIP.

Recent Accounting Pronouncements

The following is a summary of recent authoritative pronouncements that affect accounting, reporting, and disclosure of financial information by CDIP:

In September 2006, the FASB issued SFAS No. 157. “Fair Value Measurement,” effective for CDIP’s fiscal year beginning November 1, 2008. This statement defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. This statement does not require any new fair value measurements, but simplifies and codifies related guidance within GAAP. This statement applies under other accounting pronouncements that require or permit fair value measurements. CDIP adopted FAS 157 and has determined that there is no material impact on CDIP’s financial position or results of operations.

Other accounting standards that have been issued or proposed by the FASB or other standards-setting bodies that do not require adoption until a future date are not expected to have a material impact on CDIP’s consolidated financial statements upon adoption.

In May 2008, the Financial Accounting Standards Board (“FASB”) issued FASB Staff Position (“FSP”) APB 14-1. Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement). FSP APB 14-l clarifies that convertible debt installments that may be settled in cash upon either mandatory or optional conversion (including partial cash settlement) are not addressed by paragraph 12 of APB Opinion No. 14, Accounting for Convertible Debt and Debt issued with Stock Purchase Warrant. Additionally, FSP APB 14-1 specifies that issuers of such instruments should separately account for the liability and equity components in a manner that will reflect the entity’s nonconvertible debt borrowing rate when interest cost is recognized in subsequent periods. FSP APB 14-1 is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. CDIP will adopt FSP APB 14-1 beginning in the first quarter of fiscal 2010, and this standard must be applied on a retrospective basis. CDIP is evaluating the impact the adoption of FSP APB 14-1 will have on its consolidated financial position and results of operations.

In May 2008, the FASB issued statement of Financial Accounting Standards (“SFAS”) No. 162, The Hierarchy of Generally Accepted Accounting Principles. This standard is intended to improve financial reporting by identifying a consistent framework, or hierarchy, for selecting accounting principles to be used in preparing financial statements that are presented in conformity with generally accepted accounting principles in the United States for non-governmental entities. SFAS No. 162 is effective 60 days following approval by the U.S. Securities and Exchange Commission (“SEC”) of the Public Company Accounting Oversight Board’s amendments to AU Section 411, The Meaning of Present Fairly in Conformity with Generally Accepted Accounting Principles. CDIP does not expect SFAS No. 162 to have a material impact on the preparation of its consolidated financial statement.

In March 2008, the FASB issued statement No. 161, “Disclosures about Derivative Instruments and Hedging Activities, an amendment of FASB Statement No, 133.” This statement changes the disclosure requirements for derivative instruments and hedging activities. Entities are required to provide enhanced disclosures about (a) how and why an entity uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for under SFAS 133 and its related interpretations, and (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. This statement is effective for fiscal years and interim periods beginning after November 15, 2008 and is not expected to have a material impact on the consolidated financial statements of CDIP.

In December 2007, the Financial Accounting Standards Board (FASB) Issued Statement No. 141 (revised) (No. 141 R), “Business Combinations.” This statement replaces FASB Statement No. 141, and applies to all business entities that previously used the pooling-of-interests method of accounting for some business combinations.

Under statement No. 141R, an acquirer is required to recognize, at fair value, the assets acquired, liabilities assumed, and any non-controlling interest in the entity acquired at the acquisition date. Further, it requires that acquisition costs and expected restructuring costs be recognized separately from the acquisitions and that the acquirer, in a business combination executed in stages, recognizes the identifiable assets and liabilities as well as the non-controlling interest in the entity acquired, at the full amounts of their fair values. SFAS No. 141R also requires an acquirer to recognize the assets acquired and liabilities assumed arising from contractual contingencies as of the acquisition date. Also under this statement, an acquirer is required to recognize contingent consideration as of the acquisition date and eliminates the concept of negative goodwill and requires gain recognition in instances in which the fair value of the identifiable net assets exceeds the fair value of the consideration plus any non-controlling interest in the entity acquired as of the acquisition date. SFAS No. 141R makes significant amendments to other statements and other authoritative guidance, and applies prospectively to business combinations on or after the acquiring entities first fiscal year that begins after December 15, 2008. It may not be applied prior to that date.

Other accounting standards that have been issued or proposed by the FASB or other standards-setting bodies that do not require adoption until a future date are not expected to have a material impact on CDIP’s consolidated financial statements upon adoption.

Off Balance Sheet Arrangements

None.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

CDIP has had no changes in or disagreements with its accountants.

MATERIAL CONTRACTS WITH ANDOVER AND CDIP

Except as set forth in this joint information statement/prospectus, neither we nor, to the best of our knowledge, any of our directors, executive officers or other affiliates has any contract, arrangement, understanding or relationship with Andover or CDIP or their affiliates.

On July 25, 2008, MSMT entered into the Asset Purchase Agreement and Plan of Reorganization with Andover and CDIP. Please see the section entitled “The Reorganization Agreement” above.

Lowell M. Fisher, Jr., is currently Interim Chief Executive Officer of MSMT and has served in that position since January of 2008. Mr. Fisher has served as CDIP’s Chief Executive Officer and Secretary since August 2006. He also served as the Chairman of CDIP’s board of directors and has been a member of CDIP’s board of directors since October 2004. After the Reorganization, Mr. Fisher will be the Chief Executive Officer of MSMT, and will continue to serve as the Chief Executive Officer of each of the subsidiaries acquired from CDIP by MSMT. Mr. Fisher is party to an Executive Employment Agreement with CDIP, the term of which will expire on March 31, 2010, unless extended. Pursuant to the executive employment agreement, Mr. Fisher received an increase in his annual base salary such that from March 31, 2008 through the termination of that agreement, Mr. Fisher shall receive an annual base salary of $281,250 per year. Mr. Fisher is also eligible for participation in CDIP’s incentive plans, insurance benefits and 401K plans. In the event of a “Change of Control,” as that term is defined in the agreement, Mr. Fisher may terminate his employment with CDIP and will continue to be entitled to his base compensation for the remaining term of the agreement. Beginning in August of 2006, Mr. Fisher has received stock options exercisable for 7,000,000 share of CDIP common stock. These options expire 10 years from the date of the grant and are exercisable for exercise prices ranging from $0.17 to $0.18, which was the fair market price of CDIP common stock on the date of the grant. Mr. Fisher’s employment agreement will be assumed by MSMT pursuant to the terms of the Reorganization Agreement.

James Shanahan is currently the Chief Financial Officer of Andover, and has served in that position since September 2007. After the Reorganization, Mr. Shanahan will serve as the Chief Financial Officer of MSMT. Mr. Shanahan is party to an employment agreement with Andover, which will be assumed by MSMT in connection with the Reorganization. Pursuant to his employment agreement, Mr. Shanahan receives an annual base salary of $150,000 and is eligible for an annual bonus of up to 25% of his base salary based upon the achievement of corporate objectives relating to Andover’s performance. The term of the agreement is for two years commencing September 11, 2007. Andover may terminate the agreement for cause (as defined in the employment agreement). In the event his employment is terminated without cause, Mr. Shanahan will be entitled to receive an amount equal to six months of his base salary. Mr. Shanahan has been awarded stock options to purchase 300,000 shares of Andover common stock, at $.41 per share, the fair market value on September 11, 2007, with such option vesting over a 36-month period from the date of grant. Mr. Shanahan participates in Andover’s benefit programs.

Edwin Reilly is currently the President and Chief Operating Officer of Andover, and has served in that position since December 2006. He also serves on the board of directors of Andover. After the Reorganization, Mr. Reilly will serve on the board of directors of MSMT and will serve as Chief Executive Officer of the subsidiaries acquired from Andover by MSMT. Mr. Reilly is party to an employment agreement with Andover, which will be assumed by MSMT in connection with the Reorganization. Pursuant to his employment agreement, Mr. Reilly receives an annual base salary of $150,000 and is eligible for an annual bonus of up to 50% of his base salary based upon the achievement of corporate objectives relating to Andover’s performance. Effective September 3, 2007, Mr. Reilly’s annual base salary increased to $170,000. The term of Mr. Reilly’s employment agreement is for three years commencing August 31, 2006, and will automatically renew for additional one-year terms unless notice of non-renewal is provided in accordance with the agreement. Andover may terminate the employment agreement for cause (as defined in the employment agreement) or one year’s prior notice. Mr. Reilly has been awarded stock options to purchase 700,000 shares of Andover common stock on December 20, 2006 and January 2, 2008 and shall be granted options to purchase 700,000 shares on December 20, 2008, at the then fair market value with each option vesting over a 12-month period from the date of grant. Mr. Reilly participates in Andover’s benefit programs and is provided the use of an automobile or an automobile allowance, the cost of either of which shall not exceed $1,000 per month.

Robert G. Coffill, Jr. is currently the Senior Vice President of Field Operations and Secretary of MSMT and was appointed as one of the directors of MSMT in September 2006. Mr. Coffill has also served on the board of directors of Andover since August 2006. After the Reorganization, Mr. Coffill intends to resign from the MSMT board of directors.

Marshall Sterman has served on MSMT’s board of directors since September 2006 and has served on Andover’s board of directors since October 16, 2006. After the Reorganization, Mr. Sterman intends to resign from the MSMT board of directors.

Presently, Vicis is a principal shareholder in MSMT, Andover and CDIP. Prior to the Reorganization, Vicis beneficially owned approximately 90.25% of MSMT’s capital stock; 82.2% of CDIP’s capital stock; and 65.2% of Andover’s capital stock. Following the Reorganization, Vicis will beneficially own approximately 95.05% of MSMT’s capital stock. Vicis is presently entitled to elect four members of MSMT’s board of directors as the holder of all the outstanding Series D Preferred Stock. Vicis is also presently entitled to elect a majority of Andover’s board of directors as the holder of all of the outstanding Series D and Series E Preferred Stock of Andover.

Shadron Lee Stastney currently serves on MSMT’s board of directors and will continue to serve on its board of directors following the Reorganization. Mr. Stastney is a partner at Vicis Capital, LLC, an investment management firm. Vicis Capital, LLC is the managing partner of Vicis.

It is also anticipated that Christopher D. Phillips will serve on MSMT’s board of directors following the Reorganization. Mr. Phillips is a Managing Director of Vicis.

Voting Securities and Principal Holders Thereof

As of July 31, 2008, MSMT had 58,218,007 shares of common stock outstanding. Stockholders holding in excess of fifty percent (50%) of its outstanding voting capital stock approved the corporate matters outlined in this joint information statement/prospectus. Approximately twenty (20) days after mailing this joint information statement/ prospectus, such actions will become effective. See section titled “Information About The Registrant – Security Ownership of Certain Beneficial Owners and Management” above for a description for the security ownership of certain beneficial owners and management of MSMT.

As of July 31, 2008, CDIP had 56,199,430 shares of outstanding common stock and 8,750,000 shares of outstanding voting preferred stock consisting of 2,750,000 shares of Series C Preferred Stock and 6,000,000 shares of Series D Preferred Stock. CDIP’s outstanding Series C Preferred Stock and Series D Preferred Stock votes on an as-converted basis, together with the holders of CDIP common stock. Each share of CDIP common stock is entitled to one vote and each share of outstanding Series C and Series D preferred stock is entitled to approximately 20 and 13.33 votes respectively. CDIP does not have cumulative voting. Stockholders holding in excess of fifty percent (50%) of CDIP’s outstanding voting capital stock approved the Reorganization by written consent on approximately                     , 2008. The record date with respect to action to be taken by written consent of the stockholders of CDIP was                     , 2008. CDIP will not schedule a meeting of stockholders with respect to approval of the Reorganization. See section titled “Information About Certified Diabetic Services, Inc.—Security Ownership of Certain CDIP Beneficial Owners and Management” above for a description for the security ownership of certain beneficial owners and management of CDIP.

As of July 31, 2008, Andover had 36,277,095 shares of outstanding common stock and 9,341 shares of outstanding voting preferred stock, consisting of 5,141 shares of Series A Preferred Stock, 2,200 shares of Series B Preferred Stock and 2,000 shares of Series D Preferred Stock. Andover’s outstanding Series A, Series B and Series D Preferred Stock votes on an as-converted basis, together with the holders of Andover common stock. Each share of Andover common stock is entitled to one vote and each share of outstanding Series A, Series B and Series D Preferred Stock is entitled to approximately 2,857 votes. Andover does not have cumulative voting. Stockholders holding in excess of fifty percent (50%) of Andover’s outstanding voting capital stock approved the Reorganization by written consent on approximately                     , 2008. The record date with respect to action to be taken by written consent of the stockholders of Andover was                     , 2008. Andover will not schedule a meeting of stockholders with respect to approval of the Reorganization. See section titled “Information About Andover Medical, Inc.—Security Ownership of Certain Beneficial Owners and Management” above for a description for the security ownership of certain beneficial owners and management of Andover.

Vote Required for Approval

MSMT’s board of directors unanimously approved and recommended for stockholder approval (a) a proposal to enter into the Reorganization Agreement in the form attached hereto as Appendix A, (b) a proposal to amend and restate its amended and restated articles of incorporation, such amendment being in the form attached hereto as Appendix B, and (c) a proposal to amend MSMT’s 2006 Equity Incentive Plan, such amendment being in the form attached hereto as Appendix C. Each of the above referenced proposals required an affirmative vote of the holders of a majority of outstanding shares of MSMT’s voting capital stock.

DISSENTERS’ RIGHT OF APPRAISAL

The Reorganization is structured as an asset purchase transaction. Under both Delaware and Nevada law, asset purchase transactions do not trigger dissenters’ rights for stockholders. Therefore, neither MSMT stockholders nor stockholders of Andover and CDIP have any right to dissent from the Reorganization or to receive payment in cash for the fair value of either their MSMT, Andover or CDIP common stock.

MANAGEMENT OF MSMT FOLLOWING THE REORGANIZATION

Pursuant to the Reorganization Agreement, the parties have agreed that the MSMT board of directors shall take such actions necessary, upon the closing of the Reorganization, to increase the size of the board of directors to nine members, and to elect Lowell M. Fisher, Shad Stastney, Christopher D. Phillips, Edwin A. Reilly, one designee of Frank Magliochetti, two designees of Vicis and two additional independent directors. As the holder of a majority of the outstanding Series D Preferred Stock, Vicis is separately entitled to elect four members to the board of directors. The parties anticipate electing Lowell M. Fisher, Shad Stastney, Christopher D. Phillips, Edwin A. Reilly, Harry McCoy, Ph.D., and four other directors upon the closing of the Reorganization, although such elections cannot be assured until the appropriate corporate actions are taken. Robert G. Coffill, Jr., Marshall Sterman and David M. Barnes, each of whom is currently a member of MSMT’s board of directors, will resign effective immediately upon consummation of the Reorganization. The only current member of MSMT’s board of directors that we anticipate serving on the board of directors of MSMT after the Reorganization is Shad Stastney.

The following table sets forth certain information with respect to each of our proposed director nominees, executive officers and key employees following the Reorganization. There can be no assurances that these individuals will be appointed or elected after the consummation of the Reorganization.

Name	Age	Position
Shad Stastney	39	Director
Christopher D. Phillips	37	Director
Lowell M. Fisher	74	Director, Chief Executive Officer
Edwin Reilly	62	Director
Harry McCoy	57	Director
James Shanahan	51	Chief Financial Officer

Lowell M. Fisher, Jr., Director, Chief Executive Officer. Mr. Fisher has served as MSMT’s Interim Chief Executive Officer since January of 2008. He has served as CDIP’s Chief Executive Officer and Secretary since August 2006. He also served as the Chairman of CDIP’s board of directors and has been a member of CDIP’s board of directors since October 2004. Prior to joining CDIP, Mr. Fisher was the managing member of the Stonehill Group, LLC from January 2000 to January 2005, a business consulting and financial advisory services company. Prior to that, Mr. Fisher served several private and public companies as director, Chief Executive Officer and President. Among the positions he has held, Mr. Fisher was a director for Munsingwear, Inc., now known as Premiumwear, Inc., a New York Stock Exchange traded apparel company. In addition, Mr. Fisher was the President of the Wegner Corporation, a diversified company providing various equipment and services in the music industry. Mr. Fisher was also a founder and owner of Team Electronics, Inc., a 130-store company selling and installing consumer electronics products. Mr. Fisher received his B.S. in Economics and Physics from Macalester College and is a graduate of the Harvard School of Business’ Strategic and Financial Management program and the Wharton School of Business’ Total Quality Management program.

Shadron Lee Stastney, Director. Mr. Stastney has served on MSMT’s board of directors since October 2007. Since June 2004, Mr. Stastney has been a partner at Vicis Capital, LLC, an investment management firm. Vicis Capital, LLC is the managing partner of Vicis, one of MSMT’s principal stockholders. From July 2001 to May 2004, Mr. Stastney served as Managing Director of Vicis Capital, LP, an investment management firm. Mr. Stastney holds a B.A from University of North Dakota and J.D. from Yale Law School.

Christopher D. Phillips, Director. Mr. Phillips has been a managing director for Vicis Capital, LLC since February 2008. From 2004 through January 2008, Mr. Phillips served as President and CEO of Apogee Financial Investments, Inc., a merchant bank that owns 100% of Midtown Partners & Co., LLC, a FINRA licensed broker-dealer. From 2000 through January 2008, he also served as managing member of TotalCFO, LLC, which provides consulting and CFO services to a number of public and private companies and high net worth individuals. From November 2007 through January 2008, Mr. Phillips served as the CEO and Chief Accounting

Officer of OmniReliant Holdings, Inc. (OTCBB: ORHI). Presently, he is a member of the board of directors of OmniReliant Holdings, Inc., Precision Aerospace Components, Inc. (OTCBB: PAOS), MDwerks, Inc. (OTCBB: MDWK) and serves on the board of directors of several private companies. Mr. Phillips received a BS in Accounting and Financing and a Masters of Accountancy, with a concentration in tax, both from the University of Florida. Mr. Phillips is a Florida CPA.

Edwin A. Reilly, Director. Mr. Reilly was elected to serve as Andover’s Chairman of the Board and Chief Executive Officer on March 9, 2007. In addition, he was elected to be Andover’s President and Chief Operating Officer on August 31, 2006. Mr. Reilly was Chief Executive Officer at Bellacasa Productions, Inc. (now known as WiFiMed Holdings Company, Inc.), a medical device company, from September 2005 to August 2006. Formerly, he was Chief Executive Officer of Ortho Rehab, Inc. from 2004 to 2005, manufacturer and distributor of continuous passive motion devices. He was an administrative officer of Med Diversified, Inc. from 2001 to 2002, then the largest healthcare staffing and infusion company in the United States. Mr. Reilly was appointed Med Diversified’s Chief Operating Officer in March 2003 and served until August of 2004. He was also Secretary from October 2001 to August 2004, and Executive Vice President of Administration and Human Resources from August 2001 until March 2003. Previously, Mr. Reilly served as Executive Vice President of Administration and Human Resources for Chartwell Diversified Services, Inc. (and its predecessor company) from 1999 to 2001. He was Vice President of Human Resources for Serono Laboratories, Inc. from 1985 to 1999. Prior to that role, he served as Vice President of Human Resources for the International Health Care Group of Revlon, Inc. Mr. Reilly holds an M.B.A. in Corporate Finance from New York University and B.S. in Economics from Fordham University.

Harry McCoy, Director. Dr. McCoy currently serves as President and CEO of Thorne Diagnostics, Inc., and Chairman of Attogen, Inc. Dr. McCoy is a former academic who founded and has managed private and public Life Sciences companies for more than 20 years. He is the former President of Hamilton Thorne Biosciences, and Executive Chairman and President of MEDTOX Scientific (NASDAW:MTOX) and Editek (AMEX:EDI). Currently, Dr. McCoy is Chairman of the North Shore Life Sciences Accelerator and Chairman of Attogen (an early-stage oncology drug discovery company) and Director of the North Shore Technology Council. Dr. McCoy also serves on the University of Minnesota College of Pharmacy Board of Advisors. Dr. McCoy is also a director of AppTec, a venture-backed biopharmaceutical manufacturing firm which was purchased by WuXi PharmaTech (NASDAQ:WX) this year (2008). This acquisition was the largest acquisition of a U.S. company by a Chinese company since Lenovo purchased the IB computer unit, forming the world’s fourth largest pharmaceutical company. Dr. McCoy received his B.A. (Biology) from UC San Diego and his Pharm.D. from UC San Francisco with a post-doctoral fellowship University of Minnesota.

James A. Shanahan, Chief Financial Officer. Mr. Shanahan was elected Chief Financial Officer of Andover on September 11, 2007. Prior to that, he served as Vice President of Administration and Secretary of Andover from January 2007. From 2001 to 2006, Mr. Shanahan was the Vice President of Finance with Med Diversified, Inc., then the largest healthcare staffing and infusion company in the United States. Mr. Shanahan holds a B.A. from Oberlin College, an M.B.A. from Cornell University, Johnson Graduate School of Management, and an M.S. from Bentley College. He is a member of the American Institute of Certified Public Accountants, the Financial Executives Institute and the New Hampshire Society of Public Accountants.

BENEFICIAL OWNERSHIP OF MSMT AFTER THE REORGANIZATION

The following table sets forth information with respect to the securities holdings immediately following the Reorganization of our proposed executive officers, directors and all persons which we, pursuant to filings with the SEC, have reason to believe may be deemed the beneficial owners of more than 5% of our outstanding common stock after the Reorganization. Also set forth in the table is the beneficial ownership of all shares of our outstanding common stock, as of the closing of the Reorganization, of all proposed officers and directors as a group.

Beneficial ownership of shares is determined under Rule 13d-3(d)(1) of the Exchange Act and generally includes any shares over which a person exercises sole or shared voting or investment power and the number of shares that can be acquired within sixty (60) days upon exercise of an option or conversion of warrants and debentures plus all shares of common stock issuable upon the conversion of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock. Common stock subject to these convertible securities are deemed to be outstanding for the purpose of computing the ownership percentage of the person holding such convertible security, but are not deemed to be outstanding for the purpose of computing the ownership percentage of any other person. The table assumes 408,177,746 shares of common stock outstanding after the consummation of the Reorganization, including the escrow shares. The table assumes that all outstanding options of MSMT, Andover and CDIP shall accelerate and become fully vested upon the closing of the Reorganization Agreement.

Name	Relationship to MSMT after Reorganization	Aggregate Shares Beneficially Owned*		Percentage of Class
Lowell Fisher	Director, Chief Executive Officer	19,829,623	(1)	4.7%
James Shanahan	Chief Financial Officer	3,424,052	(2)	1.50%
Edwin Reilly	Director	11,342,188	(3)	2.60%
Shad Stastney(4)	Director	0		**
Christopher D. Phillips(4)	Director	0		**
Vicis Capital Master Fund	5% Beneficial Owner	896,768,518	(5)	95.05%
Bruce Meyers	5% Beneficial Owner	30,751,416	(6)	7.53%
Meyers Associates	5% Beneficial Owner	24,331,309	(7)	5.96%
James Muir Drummond	5% Beneficial Owner	29,294,394	(8)	6.72%
Hjortur Eiriksson	5% Beneficial Owner	30,376,341	(9)	7.31%
Otto Bock Healthcare L.P.	5% Beneficial Owner	22,685,887	(10)	5.56%
Proposed Executive Officers and Directors as a Group		34,595,863		8.8%

*	Share numbers are calculated in accordance with the pricing ratios set forth in the Reorganization Agreement, as follows: each share of Andover common stock shall equal 4.280071141 shares of MSMT common stock and each share of CDIP common stock shall equal 1.982962394 shares of MSMT common stock. The numbers that appear in the table are on an as-converted basis, while the footnotes below present both the as-converted basis and holding prior to the Reorganization, unless otherwise indicated.

**	Less than one percent.

(1)

Includes (a) 3,000,000 shares of CDIP common stock owned by Lowell M. Fisher, Jr., for which, pursuant to the terms of the Reorganization Agreement, Mr. Fisher will be entitled to receive 5,948,887 shares of MSMT common stock; and (b) stock options owned by Mr. Fisher exercisable for up to 7,000,000 shares of CDIP common stock, which, pursuant to the terms of the Reorganization Agreement, will become exercisable for 13,880,736 shares of MSMT common stock.

(2)

Includes stock options owned by James Shanahan exercisable for up to 800,000 shares of Andover common stock, which, pursuant to the terms of the Reorganization Agreement, will become exercisable for 3,424,052 shares of MSMT common stock.

(3)

Includes stock options owned by Edwin A. Reilly exercisable for up to 2,650,000 shares of Andover common stock, which, pursuant to the terms of the Reorganization Agreement, will become exercisable for 11,342,188 shares of MSMT common stock.

(4)

Shad Stastney is currently a member of MSMT’s board of directors and it is contemplated that Mr. Stastney will continue to serve on the board of directors after the Reorganization. Mr. Stastney serves as a managing member of Vicis Capital, LLC. Vicis Capital, LLC is the investment advisor to Vicis, MSMT’s largest stockholder.

It is contemplated that Christopher D. Phillips will serve on MSMT’s board of directors after the Reorganization. Mr. Phillips serves as a managing director of Vicis Capital, LLC. Vicis Capital, LLC is the investment advisor to Vicis, MSMT’s largest stockholder.

(5)

Includes (a) 1,309,114 shares of Andover common stock owned by Vicis for which, pursuant to the terms of the Reorganization Agreement, Vicis will be entitled to receive 5,603,101 shares of MSMT common stock; (b) 2,857,000 shares of Andover common stock issuable upon conversion of Andover Series A Preferred Stock for which, pursuant to the terms of the Reorganization Agreement, Vicis will be entitled to receive shares of MSMT Series A Preferred Stock which will be convertible into 12,228,163 shares of MSMT common stock; (c) 2,857,000 shares of Andover common stock issuable upon exercise of Andover Class A Warrants, which, pursuant to the terms of the Reorganization Agreement, will become exercisable for 12,228,163 shares of MSMT common stock, (d) 2,857,000 shares of Andover common stock issuable upon exercise of Class B Warrants of Andover, which, pursuant to the terms of the Reorganization Agreement, will become exercisable for 12,228,163 shares of MSMT common stock; also includes (e) 6,285,400 shares of Andover common stock issuable upon conversion of Andover Series B Preferred Stock for which, pursuant to the terms of the Reorganization Agreement, Vicis will be entitled to receive shares of MSMT Series C Preferred Stock which will be convertible into 26,901,959 shares of MSMT common stock; (f) 6,285,400 shares of Andover common stock issuable upon exercise of Andover Class C Warrants, which, pursuant to the terms of the Reorganization Agreement, will become exercisable for 26,901,959 shares of MSMT common stock; and (g) 6,285,400 shares of Andover common stock issuable upon exercise of Andover Class D Warrants, which, pursuant to the terms of the Reorganization Agreement, will become exercisable for 26,901,959 shares of MSMT common stock. Includes (h) 5,714,000 shares of Andover common stock issuable upon conversion of Andover Series D Preferred Stock for which, pursuant to the terms of the Reorganization Agreement, Vicis will be entitled to receive shares of MSMT Series C Preferred Stock which will be convertible into 24,456,326 shares of MSMT common stock; and (i) 17,142,858 shares of Andover common stock issuable upon exercise of Andover Class E Warrants, which, pursuant to the terms of the Reorganization Agreement, will become exercisable for 73,372,651 shares of MSMT common stock. Includes (j) 2,857,143 shares of Andover common stock issuable upon conversion of Andover Series E Preferred Stock for which, pursuant to the terms of the Reorganization Agreement, Vicis will be entitled to receive shares of MSMT Series C Preferred Stock which will be convertible into 12,228,775 shares of MSMT common stock; (k) 2,500,000 shares of Andover common stock issuable upon exercise of Andover Class G Warrants, which, pursuant to the terms of the Reorganization Agreement, will become exercisable for 10,700,177 shares of MSMT common stock; (l) 2,222,222 shares of Andover common stock issuable upon exercise of Andover Class H Warrants, which, pursuant to the terms or the Reorganization Agreement, will become exercisable for 9,511,268 shares of MSMT common stock; and (m) 8,571,428 shares of Andover common stock issuable upon exercise of Andover Class F Warrants, which, pursuant to the terms of the Reorganization Agreement, will become exercisable for 36,686,321 shares of MSMT common stock.

Includes (a) 55,000,000 shares of CDIP common stock issuable upon conversion of CDIP Series C Convertible Preferred Stock for which, pursuant to the terms of the Reorganization Agreement, Vicis will be entitled to receive shares of MSMT Series C Preferred Stock which will be convertible into 109,062,931 shares of MSMT common stock; (b) 80,000,000 shares of CDIP common stock issuable upon conversion of CDIP Series D Convertible Preferred Stock for which, pursuant to the terms of the Reorganization Agreement, Vicis will be entitled to receive shares of MSMT Series C Preferred Stock which will be convertible into 158,636,991 shares of MSMT common stock; (c) 25,000,000 shares of CDIP common stock issuable upon exercise of a CDIP Series 1 Common Stock Purchase Warrant, which, pursuant to the terms or the Reorganization Agreement, will become exercisable for 49,574,059 shares of MSMT common stock (d) 25,000,000 shares of CDIP common stock issuable upon exercise of a CDIP Series 2 Common Stock Purchase Warrant, which, pursuant to the terms of the Reorganization Agreement, will become exercisable for 49,574,059 shares of MSMT common stock (e) 37,500,000 shares of CDIP common stock issuable upon exercise of CDIP Series 3 Common Stock Purchase Warrants, which, pursuant to the terms of the Reorganization Agreement, will become exercisable for 74,361,089 shares of MSMT common stock; and (f) 37,500,000 shares of CDIP common stock issuable upon exercise of CDIP Series 4 Common Stock Purchase Warrant, which, pursuant to the terms of the Reorganization Agreement, will become exercisable for 74,361,089 shares of MSMT common stock.

Information with respect to ownership of MSMT before the Reorganization is from a Schedule 13D filed with the SEC on December 19, 2007 and a Form 4 filed on July 23, 2008. Includes (a) 40,890,513 shares of MSMT common stock; (b) 798,906 shares of MSMT Series D Preferred Stock which may be converted into 79,890,600 shares of MSMT common stock; (c) 31,220,000 shares of MSMT common stock underlying outstanding debentures and (d) 8,374,736 shares of MSMT common stock subject to outstanding warrants.

The investment advisor to Vicis is Vicis Capital, LLC and therefore Vicis Capital, LLC has voting and dispositive power over all the shares. For the purposes of Rule 13d-3 under the Securities Exchange Act of 1934, as amended, Vicis Capital, LLC may be deemed to be the beneficial owner of, but hereby disclaims such beneficial ownership of, the foregoing shares. The managing members of Vicis Capital, LLC are Shad Stastney, John Succo and Sky Lucus. Mr. Stastney is one of our directors and will be a director of MSMT after the Reorganization.

(6)

Includes (a) 3,000,000 shares of Andover common stock owned by Bruce Meyers for which, pursuant to the terms of the Reorganization Agreement, Mr. Meyers will be entitled to receive 12,840,212 shares of MSMT common stock; and (b) 4,184,791 shares of Andover common stock issuable upon exercise of a unit purchase option held by Meyers Associates, LP, which, pursuant to the terms of the Reorganization Agreement, will become exercisable for 17,911,204 shares of MSMT common stock. Mr. Meyers is President of Meyers Associates, LP and holds voting and dispositive power with respect to its securities.

(7)

Includes 4,184,791 shares of Andover common stock issuable upon exercise of a unit purchase option held by Meyers Associates, LP, which, pursuant to the terms of the Reorganization Agreement, will become exercisable for 17,911,204 shares of MSMT common stock

(8)

Includes (a) 416,121 shares of Andover common stock owned by James Muir Drummond for which, pursuant to the terms of the Reorganization Agreement, Mr. Drummond will be entitled to receive 1,781,028 shares of MSMT common stock; (b) 2,142,750 shares of Andover common stock issuable upon conversion of Andover Series A Preferred Stock for which, pursuant to the terms of the Reorganization Agreement, Mr. Drummond will be entitled to receive shares of MSMT Series A Preferred Stock which will be convertible into 9,171,122 shares of MSMT common stock; (c) 2,142,750 shares of Andover common stock issuable upon exercise of Andover Class A Warrants, which, pursuant to the terms of the Reorganization Agreement, will become exercisable for 9,171,122 shares of MSMT common stock; and (d) 2,142,750 shares of common stock of Andover issuable upon exercise of Andover Class B Warrants, which, pursuant to the terms of the Reorganization Agreement, will become exercisable for 9,171,122 shares of MSMT common stock.

(9)

Includes (a) 1,140,729 shares of Andover common stock held by SLR Ltd. for which, pursuant to the terms of the Reorganization Agreement, SLR Ltd. will be entitled to receive 4,882,401 shares of MSMT common stock; (b) 55,483 shares of Andover common stock held by Hjortur Eiriksson for which, pursuant to the terms of the Reorganization Agreement, Mr. Eiriksson will be entitled to receive 237,471 shares of MSMT common stock; (c) 1,825,166 shares of Andover common stock held by Maraline International Ltd. for which, pursuant to the terms of the Reorganization Agreement, Maraline International Ltd. will be entitled to receive 7,811,840 shares of MSMT common stock; (d) 2,302,447 shares of Andover common stock held by Odett Holding, Ltd., for which, pursuant to the terms of the Reorganization Agreement, Odett Holding Ltd. will be entitled to receive 9,854,636 shares of MSMT common stock; (e) 285,700 shares of Andover common stock issuable upon conversion of Andover Series A Preferred Stock for which, pursuant to the terms of the Reorganization Agreement, Mr. Eiriksson will be entitled to receive shares of MSMT Series A Preferred Stock which will be convertible into 1,222,816 shares of MSMT common stock; (f) 285,700 shares of Andover common stock issuable upon exercise of Andover Class A Warrants, which, pursuant to the terms of the Reorganization Agreement, will become exercisable for 1,222,816 shares of MSMT common stock; (g) 285,700 shares of Andover common stock issuable upon exercise of Andover Class B Warrants, which, pursuant to the terms of the Reorganization Agreement, will become exercisable for 1,222,816 shares of MSMT common stock; and (h) 916,233 shares of Andover common stock issuable upon conversion of Andover Series A Preferred Stock and upon exercise of Andover Class A and B Warrants held by Gion, Ltd., for which, pursuant to the terms of the Reorganization Agreement, Gion, Ltd. will be entitled to receive 3,921,542 shares of MSMT common stock. Hjortur Eiriksson exercises voting and/or dispositive power over the securities held by Gion, Ltd., Maraline International Ltd. and Odett Holding Ltd. described in (c), (d) and (h) of this Footnote 9.

(10)

Includes 5,300,353 shares of Andover common stock for which, pursuant to the terms of the Reorganization Agreement, Otto Bock Healthcare, L.P. will be entitled to receive 22,685,887 shares of MSMT common stock.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS

The Reorganization Agreement provides that Lowell Fisher, Chief Executive Officer of CDIP and Interim Chief Executive Officer of MSMT, will serve as Chief Executive Officer and as a director of MSMT following the Reorganization. Edwin Reilly, Chairman of the Board, Chief Executive Officer and Chief Operating Officer of Andover, will also become a director of MSMT after the consummation of the Reorganization. James Shanahan, Chief Financial Officer of Andover, will become the Chief Financial Officer of MSMT after the Reorganization. Upon the consummation of the Reorganization, Marshall Sterman, Robert Coffill and David Barnes intend to resign as directors of MSMT. Other directors of Andover and CDIP will not become directors of MSMT following the Reorganization.

On July 20, 2005, CDIP entered into an executive employment agreement with Lowell M. Fisher, Jr. for Mr. Fisher to serve as CDIP’s Chairman of the Board of Directors. On August 11, 2006, Mr. Fisher was appointed the Chief Executive Officer of CDIP. On June 16, 2007, Mr. Fisher and CDIP entered into an extension of the executive employment agreement extending Mr. Fisher’s employment with CDIP through March 31, 2010. Pursuant to the extension of the executive employment agreement, Mr. Fisher received an increase in his annual base salary such that from March 31, 2008 through the termination of that agreement, Mr. Fisher shall receive an annual base salary of $281,250 per year. Mr. Fisher is also eligible for participation in CDIP’s incentive plans, insurance benefits and 401K plans. In the event of a “Change of Control,” as that term is defined in the agreement, Mr. Fisher may termination his employment with CDIP and will continue to be entitled to his base compensation for the remaining term of the agreement. Beginning in August of 2006, Mr. Fisher has received stock options exercisable for 7,000,000 share of CDIP common stock. These options expire 10 years from the date of the grant and are exercisable for exercise prices ranging from $0.17 to $0.18, which was the fair market price of CDIP common stock on the date of the grant. Mr. Fisher’s executive employment agreement is being assumed by MSMT as part of the Reorganization.

In January 2007, Mr. Shanahan was appointed to serve as Andover’s Vice President of Administration and Secretary. On September 11, 2007, Andover entered into an employment agreement with James A. Shanahan for Mr. Shanahan to serve as Andover’s Chief Financial Officer. Pursuant to his employment agreement, Mr. Shanahan receives an annual base salary of $150,000 and is eligible for an annual bonus of up to 25% of his base salary based upon the achievement of corporate objectives relating to Andover’s performance. The term of the agreement is for two years commencing September 11, 2007. Andover may terminate the agreement for Cause (as defined in the employment agreement). In the event his employment is terminated without Cause, Mr. Shanahan will be entitled to receive an amount equal to six months of his base salary. Mr. Shanahan has been awarded stock options to purchase 300,000 shares of Andover common stock, at $0.41 per share, the fair market value on September 11, 2007 with such option vesting over a 36-month period from the date of grant. Mr. Shanahan participates in Andover’s benefit programs. Mr. Shanahan’s employment agreement is being assumed by MSMT as part of the Reorganization.

On December 20, 2006, Andover entered into an employment agreement with Edwin A. Reilly for Mr. Reilly to serve as Andover’s President and Chief Operating Officer. On March 9, 2007 Mr. Reilly was elected to serve as Andover’s Chief Executive Officer and Chairman of the Board. Pursuant to his employment agreement, Mr. Reilly receives an annual base salary of $150,000 and is eligible for an annual bonus of up to 50% of his base salary based upon the achievement of corporate objectives relating to Andover’s performance. Effective September 3, 2007, Mr. Reilly’s annual base salary increased to $170,000. The term of Mr. Reilly’s employment agreement is for three years commencing August 31, 2006, and will automatically renew for additional one-year terms unless notice of non-renewal is provided in accordance with the agreement. Andover may terminate the employment agreement for Cause (as defined in the employment agreement) or one year’s prior notice. Mr. Reilly has been awarded stock options to purchase 700,000 shares of our common stock on December 20, 2006 and January 2, 2008 and shall be granted options to purchase 700,000 shares on December 20, 2008, at then fair market value with each option vesting over a 12-month period from the date of grant. Mr. Reilly participates in Andover’s benefit programs and is provided the use of an automobile or an automobile allowance, the cost of either of which shall not exceed $1,000.00 per month. Mr. Reilly’s employment agreement is being assumed by MSMT as part of the Reorganization.

On January 18, 2007, we issued a promissory note in the principal amount of $200,000 in favor of Vicis. The maturity date of this note is March 31, 2007 and interest accrues under this note at the rate of 5% per annum. MSMT is permitted to prepay principal and interest under this note at any time without penalty. In the event we do not repay all outstanding principal and interest under this note on or before March 31, 2007, the maturity date of this note will be extended to May 30, 2007 and we will be obligated to issue to Vicis a warrant to purchase 1,333,334 shares of common stock, which warrant will have an exercise price of $2.00 per share (subject to adjustment upon the occurrence of certain events) and will be exercisable for five years. Because we did not repay this note and accrued interest thereon on or before the maturity date of March 31, 2007, the maturity date was automatically extended to May 30, 2007, and the Company issued the warrant in conjunction with the convertible note financing dated April 17, 2007.

On February 20, 2007, we issued a promissory note in the principal amount of $450,000 in favor of Vicis. The maturity date of this note is April 30, 2007. Interest accrues under this note at the rate of 5% per annum. We are permitted to prepay principal and interest under this note at any time without penalty. In the event we do not repay all outstanding principal and interest under this note on or before April 30, 2007, the maturity date of this note will be extended to June 30, 2007 and we will be obligated to issue to Vicis a warrant to purchase 3,000,000 shares of the our common stock, which warrant will have an exercise price of $2.00 per share (subject to adjustment upon the occurrence of certain events) and will be exercisable for five years. In connection with the April 17, 2007 transaction described below, this promissory note was repaid.

On March 16, 2007, in connection with a Revolving Line of Credit Agreement with Sovereign Bank, we issued to Vicis a warrant to purchase 3,060,000 shares of our common stock, which warrant is exercisable for five years at a per share exercise price of $1.00. The closing price of our common stock on March 16, 2007 was $3.97.

On April 17, 2007, we entered into a Securities Purchase and Exchange Agreement, or Purchase Agreement, with Vicis and Apogee Financial Investments Inc., or Apogee. Pursuant to the Purchase Agreement, we issued (1) two 6% convertible senior secured debentures in the aggregate principal amount of $1,266,000 convertible into shares of common stock at a conversion price of $0.30 per share, referred to as the Debentures, (2) two warrants to purchase an aggregate of 4,220,000 shares of common stock at an exercise price of $0.345 per share, and (3) two warrants to purchase an aggregate of 4,220,000 shares of common stock at an exercise price of $0.375 per share. The Debentures mature on April 17, 2009 and are secured by a lien on all the personal property and assets of the Company. The warrants are exercisable for a period of five years. As consideration for the Debentures and warrants, Vicis surrendered a promissory note in the principal amount of $450,000 issued on February 20, 2007, a promissory note in the principal amount of $200,000 issued on January 18, 2007, and a promissory note in the principal amount of $400,000 issued on December 21, 2006. As consideration for the Debenture and warrants, Apogee surrendered an original discount note in the principal amount of $216,000 issued on November 28, 2006.

On May 18, 2007, we amended our Line of Credit Agreement with Sovereign Bank pursuant to which Sovereign Bank increased our revolving line of credit by an additional principal amount of $1,500,000, so that the aggregate principal amount available to us is $3,000,000 and in connection with such amendment, the Custodial Trust Company (“CTC”) increased the irrevocable letter of credit previously issued in favor of Sovereign to an aggregate amount of $3,060,000, which letter of credit expired on March 15, 2008. In addition, the Company, CTC and Vicis amended the Letter of Credit Reimbursement, Guarantee, Security and Pledge Agreement (the “CTC Amendment”) pursuant to which the Registrant agreed to reimburse CTC for any additional payments CTC is required as a result of the amendment to the letter of credit it issued in favor of Sovereign. Vicis guaranteed the Registrant’s performance of the additional obligations as a result of the CTC Amendment and in connection therewith deposited with CTC certain of its assets.

The Company, Vicis and OrthoSupply also amended the Guarantee Fee, Reimbursement and Indemnification Agreement, or the Guarantee Amendment, pursuant to which we agreed to reimburse Vicis for any additional payments Vicis is required to make as a result of the Custodial Trust Company Amendment and issued to Vicis a warrant to purchase 3,060,000 shares of our common stock, which warrant is exercisable for five years at a per share exercise price of $1.00. We also issued to Midtown a warrant to purchase 153,000 shares of its common stock, which warrant is exercisable for five years at a per share exercise price of $1.00 for services rendered to us in connection with the transactions described herein. OrthoSupply guaranteed our performance of the additional obligations as a result of Guarantee Amendment. In the event Vicis is required to make any payment under the Custodial Trust Company Amendment or any assets of Vicis deposited with CTC are foreclosed or otherwise taken, we are obligated to immediately reimburse Vicis for the amount paid or the value of the assets taken.

On July 10, 2007, we entered into a Warrant and Debenture Amendment Agreement with Nite Capital, L.P., Apogee Financial Investments, Inc., Midtown Partners & Co., LLC, Douglas Arnold and Marshall Sterman (collectively referred to as the Investors) and Vicis to amend the outstanding warrants and debentures previously issued to the Investors and Vicis. In exchange for $2,100,000 in cash from Vicis, we agreed to reduce the warrant exercise price of the outstanding warrants issued to Vicis from ranging from $2.00 to $.345 to $0.01 and to reduce the conversion price of the outstanding debentures issued to Vicis (with a face value of $3,050,000 ) ranging from $0.207016 through $0.30 down to $0.10, as well as eliminate certain exercise limitations provisions. The reduction in the conversion price had the effect of increasing the number of common shares into which the debentures can be converted from 13,881,089 to 31,220,000 shares. The Agreement also provides for the reduction of the warrant exercise price of the outstanding warrants to the Investors from $0.345 through $1.00 down to $0.20. On July 23, 2007, Vicis exercised warrants to purchase 37,720,001 shares of our common stock for cash proceeds of $377,201.

On October 18, 2007, we entered into a Note Purchase Agreement with Vicis. Pursuant to the Purchase Agreement, we sold to Vicis a convertible note in the original principal amount of $1,500,000 in exchange for $1,500,000. If we complete a subsequent financing of convertible debentures and warrants, the convertible note issued to Vicis shall be converted into securities issuable in such financing. The Company relied upon Rule 506 of Regulation D of the Securities Act of 1933, as amended, for the issuance of the convertible note.

On November 16, 2007, we entered into an amendment to the Irrevocable Standby Letter of Credit No. 00034 in favor of Sovereign Bank, or Letter of Credit, to change its expiration date from March 15, 2008 to March 15, 2009, or the Letter of Credit Amendment. In connection with this transaction, the Company,

OrthoSupply and Vicis entered into a third amendment to that certain Guarantee Fee, Reimbursement and Indemnification Agreement between the Company and Vicis, whereby Vicis consented to the Company’s entering into the Letter of Credit Amendment, which consent was required pursuant to the Guarantee Fee Agreement. Pursuant to the Guarantee Fee Agreement, we agreed to reimburse Vicis for any payment Vicis is required to make under the Letter of Credit. All other terms of the Guarantee Fee Agreement and the Letter of Credit remain the same.

On December 7, 2007, in consideration for Vicis’ consenting in the Third Amendment to the Company’s entering into the Letter of Credit Amendment, we also entered into a Letter Agreement with Vicis. Pursuant to this Letter Agreement, the Company agreed to issue Vicis a warrant for 3,060,000 shares of its common stock, at an exercise price of $.50 per share.

On December 16, 2007, we entered into a note purchase agreement with Vicis pursuant to which we issued a promissory note in the principal amount of $1,000,000 in favor of Vicis and a warrant for 2,500,000 shares of the Company’s common stock. We received $1,000,000 in cash in consideration for the issuance of the promissory note and the warrant. The maturity date of the promissory note is December 16, 2008. Interest accrues under the note at the rate of 5% per annum. We are not permitted to prepay principal or interest under the promissory note. Under the note purchase agreement, Vicis has the option to convert the promissory note into equity or convertible debt securities sold by us in connection with a future financing on the terms and conditions of such financing, subject to a discount of 16.67% of the price per security offered by us. Upon such conversion, we shall have no obligations under the promissory note. The exercise price of the warrant is $0.40 per share (subject to adjustment upon the occurrence of certain events) and will be exercisable for 5 years.

On July 30, 2008, MSMT entered into a Securities Purchase Agreement with Vicis. In connection with the Securities Purchase Agreement, MSMT entered into a side letter agreement with Vicis and Midtown Partners & Co. LLC with respect to the issuance of Vicis Warrants and Broker Dealer Warrant (as defined below).

Pursuant to the Securities Purchase Agreement, Vicis purchased 300,000 shares of Series D Convertible Preferred Stock of MSMT, par value $0.0001 per share (“Series D Preferred Stock”), convertible into 30,000,000 shares of common stock, for a cash purchase price of $3,000,000, and Vicis tendered, delivered and converted certain Existing Debts (as defined below) to the Company, in exchange for 498,906 shares of Series D Preferred Stock, convertible into 49,890,600 shares of Common Stock. The “Existing Debts” include the Convertible Notes Payable to Vicis dated October 18, 2007 and December 16, 2007 in the face amounts of $1,500,000 and $1,000,000, respectively, as well as the Advances Payable.

Pursuant to the terms of the Securities Purchase Agreement, in consideration of Vicis’ purchase of Series D Preferred Stock and the tendering, delivering and converting of the Existing Debts, MSMT agreed with Vicis and Midtown to issue, upon the filing and effectiveness of an amendment to MSMT’s Amended and Restated Articles of Incorporation, as amended, with the Nevada Secretary of State to, among other things, increase the number of authorized but unissued shares of common stock from 200,000,000 to 2,175,000,000 shares, (i) a common stock purchase warrant exercisable for 90,000,000 shares of common stock, with an exercise price equal to $0.10 and a term of exercise of five (5) years, and (ii) a common stock purchase warrant exercisable for 149,671,846 shares of common stock, with an exercise price equal to $0.10 and a term of exercise of five (5) years (such warrants, the “Vicis Warrants”). In addition, pursuant to a side letter and a certain Placement Agent Agreement dated June 19, 2008 with Midtown, upon the effectiveness of the Amended and Restated Charter, MSMT will issue to Midtown (i) a common stock purchase warrant exercisable for 2,400,000 shares of common stock, with an exercise price equal to $0.10 and a term of exercise of three (3) years, and (ii)a common stock purchase warrant for 7,200,000 shares of common stock, with an exercise price equal to $0.10 and a term of exercise of five (5) years (such warrants, the “Broker Dealer Warrants”).

Registration Rights

Pursuant to the terms of the Amended and Restated Investor Rights Agreement dated June 28, 2006, by and among MSMT, John Hallal, Patricia Jenkins, FP Associates, Vicis, Midtown Partners & Co., LLC and Nite Capital LP, MSMT has an obligation to register certain securities with the SEC. Specifically, MSMT has agreed to register the shares of common stock underlying the warrant issued to Vicis, the shares of common stock underlying the debenture issued to Vicis, the shares of common stock held by John Hallal and Patricia Jenkins, shares of common stock which Vicis may purchase from The Baum Law Firm and the shares of common stock underlying the warrant issued to FP Associates. MSMT was obligated to file a Registration Statement by or before July 29, 2006, and to have the Registration Statement declared effective by the SEC by December 6, 2006. MSMT filed a Registration Statement on Form SB-2 for the afore-mentioned shares on August 8, 2006. Upon not being declared effective by the SEC, MSMT withdrew the Registration Statement (File No. 333-136392) from registration on December 1, 2006. As a result of MSMT’s Registration Statement not being declared effective by December 6, 2006, MSMT became obligated to pay Vicis an amount equal to one percent of the aggregate principal amount of the debenture issued to Vicis, payable, at the election of MSMT, in cash or in shares of MSMT common stock.

On December 16, 2007, MSMT and Vicis entered into a Registration Rights Agreement with respect to the shares to be issued upon exercise of the warrant issues on December 16, 2007, whereby Vicis would be allowed to participate in any future registration of MSMT’s shares of common stock, subject to the limitations in the agreement.

On July 30, 2008, MSMT and Vicis and Midtown entered into a Registration Rights Agreement with respect to the common stock underlying the warrants to be issued upon the effectiveness of the Amended and Restated Charter, whereby Vicis would be allowed to participate in any future registration of MSMT’s shares of common stock, subject to the limitations in the agreement.

LEGAL MATTERS

The validity of the shares of our common stock being offered hereby will be passed upon for us by Parr Waddoups Brown Gee & Loveless, PC, special corporate counsel.

EXPERTS

The audited consolidated financial statements of MSMT and its subsidiaries for the year ended December 31, 2007 have been audited by Wolf & Company, P.C., an independent registered public accounting firm. The audited consolidated financial statements of MSMT and its subsidiaries for the year ended December 31, 2006 have been audited by Michael Cronin, CPA. Both are included herein in reliance upon the authority of said firm as experts in giving said report. Reference is made to said report, which includes an explanatory paragraph with respect to the uncertainty regarding MSMT’s ability to continue as a going concern, as discussed in Note 1 to the consolidated financial statements.

The audited financial statements of Andover for the years ended December 31, 2007 and 2006 have been audited by Mantyla McReynolds, LLC, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report. Reference is made to said report, which includes an explanatory paragraph with respect to the uncertainty regarding Andover’s ability to continue as a going concern, as discussed in Note 7 to the financial statements.

The audited financial statements of CDIP for the years ended October 31, 2007 and 2006 have been audited by KBL, LLP, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report. Reference is made to said report, which includes an explanatory paragraph with respect to the uncertainty regarding CDIP’s ability to continue as a going concern, as discussed in Note 2 to the financial statements.

USE OF PROCEEDS

MSMT will not receive any proceeds as a result of the Reorganization Agreement or upon the subsequent sales by stockholders receiving shares in connection with the Reorganization.

WHERE YOU CAN FIND MORE INFORMATION

MSMT files annual, quarterly and current reports, information statements, and other documents with the SEC. You may inspect a copy of the registration statement of which this joint information statement/prospectus is a part and its accompanying exhibits and schedules, as well as the reports, proxy statements and other information MSMT’s files with the SEC, without charge, at the SEC’s Public Reference Room, 100 F Street, N.E., Room 1580, Washington, D.C. 20549, and you may obtain copies of all or any part of the registration statement, its accompanying exhibits and schedules, as well as the reports, proxy statements and other information we file with the SEC, from those offices for a fee. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. MSMT’s filings are available to the public at the SEC’s website at http://www.sec.gov. MSMT’s website is www.medsmi.com.

This joint information statement/prospectus incorporates important business and financial information about MSMT from documents that are not included in or delivered with this joint information statement/prospectus. This information is available to you without charge upon your written or oral request. You can obtain documents incorporated by reference in this joint information statement/prospectus by requesting them in writing, by telephone or by e-mail from the appropriate company at the following addresses:

If a MSMT Stockholder:	If a CDIP Stockholder	If an Andover Stockholder:
237 Cedar Hill Street	3030 Horseshoe Drive South	510 Turnpike Street, Suite 204
Marlboro, MA 01752	Naples, Florida 34104	N. Andover, Massachusetts 01845
Attn: Corporate Secretary	Attn: Lowell M. Fisher, Jr.	Attn: Edwin A. Reilly

F-i

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders

Medical Solutions Management Inc.

Marlboro, Massachusetts

We have audited the accompanying consolidated balance sheet of Medical Solutions Management Inc. and subsidiary as of December 31, 2007 and the related consolidated statements of operations, stockholders’ deficiency and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the 2007 consolidated financial statements referred to above present fairly, in all material respects, the financial position of Medical Solutions Management Inc. and subsidiary as of December 31, 2007, and the results of their operations and their cash flows for the year then ended, in conformity with U.S. generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company’s losses have resulted in an accumulated deficit of $153 million as of December 31, 2007, negative working capital of $2.1 million and in 2007 operating activities consumed $7.8 million of cash. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Wolf & Company, P.C.

Boston, Massachusetts

April 4, 2008

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Michael F. Cronin

Certified Public Accountant

687 Lee Road

Rochester, NY 14606

Board of Directors and Shareholders

Medical Solutions Management Inc.

Marlboro, Massachusetts

I have audited the accompanying consolidated balance sheet of Medical Solutions Management Inc. as of December 31, 2006 and the related statements of operations; stockholders’ deficiency; and cash flows for the 52 weeks ended December 31, 2006. The financial statements are the responsibility of management. My responsibility is to express an opinion on these financial statements based on my audit.

I conducted my audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor was I engaged to perform, an audit of its internal control over financial reporting. My audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, I express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audit provides a reasonable basis for my opinion. In my opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Medical Solutions Management Inc. as of December 31, 2006 and the results of its operations, its cash flows and changes in stockholders’ deficiency for the period then ended in conformity with accounting principles generally accepted in the United States.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in the notes to the consolidated financial statements, the Company’s losses have resulted in an accumulated deficit of $4.7 million as of December 31, 2006, and 2006 operating activities consumed $2.9 million in cash. These conditions raise substantial doubt about their ability to continue as a going concern. Management’s plans in regard to these matters are described in the notes. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Also discussed in the notes and effective January 1, 2006, the Company adopted the provisions of Statement of Financial Accounting Standards No. 123 (Revised 2004), Share-Based Payment.

April 12, 2007

/s/ Michael F. Cronin
Michael F. Cronin Certified Public Accountant Rochester, New York

MEDICAL SOLUTIONS MANAGEMENT INC.

AUDITED FINANCIAL STATEMENTS FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006

CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 2007 AND 2006

	2007	2006
Assets
Current Assets:
Cash and cash equivalents	$1,091,939	$353,058
Trade accounts receivable, net	1,254,483	384,250
Other receivables, net	3,603,681	125,213
Inventory	129,152	221,333
Prepaid expenses	26,317	35,946

Total current assets	6,105,572	1,119,800
Property and equipment, net	110,420	102,999
Debt issuance costs, net	159,362	—

Total assets	$6,375,354	$1,222,799

Liabilities and Stockholders’ Deficiency
Current Liabilities:
Accounts payable	$650,394	$326,163
Accrued expenses	636,024	435,461
Borrowings under revolving line of credit	3,000,000	—
Convertible notes payable due in less than one year (net of discounts of $599,650)	3,925,350	628,044

Total current liabilities	8,211,768	1,389,668
Long-term Debt:
Convertible notes payable—long term (net of discounts of $316,061)	949,939	998,677

Total Liabilities	9,161,707	2,388,345

Commitments and contingencies

Stockholders’ Deficiency:
Preferred stock—5,000,000 authorized, $0.001 par value, none issued and outstanding	—	—
Common stock—200,000,000 authorized, $0.0001 par value, 58,218,007 and 20,446,729 issued and outstanding at December 31, 2007 and 2006, respectively	5,822	2,045
Additional paid in-capital	150,674,080	3,568,728
Accumulated deficit	(153,466,255)	(4,736,319)

Total Stockholders’ Deficiency	(2,786,353)	(1,165,546)

Total Liabilities and Stockholders’ Deficiency	$6,375,354	$1,222,799

See the Reports of Independent Registered Public Accounting Firms and Notes to the Consolidated Financial Statements.

MEDICAL SOLUTIONS MANAGEMENT INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

YEARS ENDED DECEMBER 31, 2007 AND 2006

	2007	2006
Revenue:
Medical products revenue	$2,333,095	$861,987
Service revenue	1,415,947	151,513

Total revenue	3,749,042	1,013,500

Cost of Revenue:
Cost of medical products	1,604,600	635,342
Cost of services	1,206,266	148,486

Cost of Revenue	2,810,866	783,828

Gross Profit	938,176	229,672
% of Revenue	25.0%	22.7%
Selling, General and Administrative Expenses	4,782,179	3,139,486

Operating Loss	(3,844,003)	(2,909,814)

Other Income (Expense):
Interest income	24,482	15,661
Interest expense	(884,588)	(1,063,023)
Revolving line of credit financing expense	(22,830,568)	—
Note extension expense	(8,676,888)	—
Debt extinguishment loss	(112,513,239)	—

Other (Expense), net	(144,880,801)	(1,047,362)

Loss Before Income Taxes	(148,724,804)	(3,957,176)
Provision for income taxes	5,132	669

Net Loss	$(148,729,936)	$(3,957,845)

Basic and Diluted Net Loss Per Common Share	$(3.87)	$(0.19)

Weighted Average Common Shares Outstanding (Basic and Diluted)	38,453,735	20,458,686

See the Reports of Independent Registered Public Accounting Firms and Notes to the Consolidated Financial Statements.

MEDICAL SOLUTIONS MANAGEMENT INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIENCY

YEARS ENDED DECEMBER 31, 2007 AND 2006

	Common stock
	Shares	Amount	Additional Paid-In Capital	Subscriptions Receivable	Accumulated Deficit	Total
Balance at December 31, 2005	19,741,146	$1,974	$119,663	$(13,222)	$(778,474)	$(670,059)
Receipt of common stock subscriptions	—	—	—	13,222	—	13,222
Acquisition of treasury shares through contributed capital	—	—	508,326	—	—	508,326
Retirement of treasury shares	(1,694,419)	(169)	(508,156)	—	—	(508,326)
Conversion of redeemable preferred to common	2,340,002	234	1,346,321	—	—	1,346,555
Stock issued for services @ $0.25 per share	60,000	6	14,994	—	—	15,000
Fair value of warrants issued for services	—	—	87,581	—	—	87,581
Impact of beneficial conversion feature	—	—	791,972	—	—	791,972
Warrants issued as loan inducement	—	—	1,208,027	—	—	1,208,027
Net Loss	—	—	—	—	(3,957,845)	(3,957,845)

Balance at December 31, 2006	20,446,729	2,045	3,568,728	—	(4,736,319)	(1,165,546)
Shares issued upon exercise of warrants and options	37,771,278	3,777	373,670	—	—	377,447
Fair value of warrants issued in conjunction with note extensions	—	—	8,676,888	—	—	8,676,888
Relative fair value of warrants and beneficial conversion feature on convertible notes payable	—	—	1,266,000	—	—	1,266,000
Incremental fair value of warrants modified in conjunction with debt extinguishment	—	—	9,267,179	—	—	9,267,179
Incremental fair value of other investor warrants modified in conjunction with debt extinguishment	—	—	254,978	—	—	254,978
Relative fair value of warrants issued in conjunction with convertible notes payable	—	—	529,190	—	—	529,190
Fair value of embedded conversion feature in conjunction with debt extinguishment	—	—	103,906,879	—	—	103,906,879
Fair value of warrants issued in conjunction with revolving line of credit	—	—	22,830,568	—	—	22,830,568
Net loss	—	—	—	—	(148,729,936)	(148,729,936)

Balance at December 31, 2007	58,218,007	$5,822	$150,674,080	$—	$(153,466,255)	$(2,786,353)

See the Reports of Independent Registered Public Accounting Firms and Notes to the Consolidated Financial Statements.

MEDICAL SOLUTIONS MANAGEMENT INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

YEARS ENDED DECEMBER 31, 2007 AND 2006

	2007	2006
Cash Flows from Operating Activities:
Net loss	$(148,729,936)	$(3,957,845)

Adjustments required to reconcile net loss to cash flows from operating activities:
Increase in allowance for doubtful accounts	130,771	60,635
Depreciation and amortization	59,261	39,401
Stock and options issued for services	—	102,581
Non-cash interest expense related to amortization of debt discounts and debt issuance costs	550,193	1,001,721
Fair value of warrants issued for revolving line of credit financing	22,830,568	—
Fair value of warrants issued for extension on maturity of convertible notes	8,676,888	—
Debt extinguishment loss	112,513,239	—

Changes in Operating Assets and Liabilities:
Trade accounts receivable	(1,001,004)	(318,529)
Other receivables	(3,478,468)	(125,213)
Inventory	92,181	(112,296)
Prepaid expenses	9,629	(8,427)
Accounts payable	324,231	8,172
Accrued expenses	200,563	389,641

Net cash used by operating activities	(7,821,884)	(2,920,159)

Cash Flows from Investing Activities:
Purchase of property and equipment	(66,682)	(39,745)

Net cash used by investing activities	(66,682)	(39,745)

Cash Flows from Financing Activities:
Proceeds from convertible notes payable	2,500,000	2,000,000
Proceeds from issuance of common stock	—	13,222
Proceeds from other notes payable	650,000	600,000
Proceeds from debt modification	2,100,000	—
Proceeds from borrowings under revolving line of credit	3,000,000	—
Proceeds from the exercise of common stock options and warrants	377,447	—
Net cash provided by financing activities	8,627,447	2,613,222

Net Increase (Decrease) In Cash and Cash Equivalents	738,881	(346,682)
Cash and Cash Equivalents—Beginning	353,058	699,740

Cash and Cash Equivalents—Ending	$1,091,939	$353,058

Supplemental disclosure of cash flow information:
Cash paid for interest	$91,323	$—

Cash paid for income taxes	$5,132	$669

Supplemental disclosure of non-cash transactions:
Fair value of common stock warrants issued for services	$—	$87,581

Fair value of common stock warrants issued for interest expense	$—	$1,208,028

Fair value of discount to convertible debenture arising from computed beneficial conversion feature	$—	$791,972

Relative fair value of warrants and beneficial conversion feature related to convertible notes payable	$1,266,000	$—

Incremental fair value of modified warrants recorded as debt issuance costs and additional paid-in capital	$254,978	$—

Incremental fair value of modified warrants recorded as debt extinguishment loss and additional paid-in capital	$9,267,179	$—

Fair value of embedded conversion feature of modified debentures recorded as debt extinguishment loss and additional paid-in capital	$103,906,879	$—

Adjustment of debenture carrying value to fair value recorded as debt extinguishment loss	$1,439,181	$—

Relative fair value of warrants issued in conjunction with convertible notes payable	$529,190	$—

See the Reports of Independent Registered Public Accounting Firms and Notes to the Consolidated Financial Statements.

MEDICAL SOLUTIONS MANAGEMENT INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2007 AND 2006

1. Organization, Basis of Presentation and Going Concern

Reverse Merger: On December 30, 2005, China Media Networks International, Inc. (n/k/a Medical Solutions Management Inc.) consummated a merger transaction with its then wholly-owned subsidiary, CMNW Acquisition Corporation, OrthoSupply Management Inc., Thunderbird Global Corporation and Mark L. Baum. Pursuant to the merger, CMNW Acquisition Corporation merged with and into OrthoSupply Management, Inc., CMNW Acquisition Corporation ceased to exist, and OrthoSupply Management, Inc. continued as the surviving corporation and our wholly-owned subsidiary. The equityholders of OrthoSupply Management Inc. exchanged their OrthoSupply Management, Inc. securities on a “1 for 1” basis for substantially identical securities of Medical Solutions Management Inc. and, accordingly, became equityholders of Medical Solutions Management Inc. Immediately after the closing, the prior shareholders of OrthoSupply Management, Inc. owned approximately 99% of the outstanding shares of Medical Solutions Management Inc.’s common stock.

OrthoSupply Management, Inc. acts as Medical Solutions Management Inc.’s operating company and Medical Solutions Management Inc. is the parent holding company, and sole stockholder, of OrthoSupply Management, Inc. Prior to consummation of the merger, Medical Solutions Management Inc. had no existing operations effective as of January 14, 2003. OrthoSupply Management, Inc., our wholly-owned subsidiary, has generated revenue from its operations since its inception in February 2005. The discussion below focuses upon OrthoSupply Management, Inc.’s financial condition, results of operations and liquidity and capital resources

We are a provider of orthopedic and podiatric durable medical equipment, specializing in the provision of services using our turnkey program. Through our turnkey program, we enable orthopedic and podiatric practices to dispense an array of durable medical equipment, or DME, directly to their patients during office visits. The system, which is transportable to other types of medical practices, also provides billing services, inventory management and insurance verifications.

Accounting Period: The Company’s fiscal year is on a calendar year basis consisting of four thirteen week quarters with the last month in each quarter being five weeks. The fiscal years ended December 31, 2007 and 2006 include 52 weeks.

Principles of Consolidation: The consolidated financial statements include the accounts of Medical Solutions Management Inc. and its wholly-owned subsidiary Ortho Supply Management, Inc. All significant inter-company balances and transactions have been eliminated in consolidation.

Going Concern: The Company’s losses have resulted in an accumulated deficit of $153 million as of December 31, 2007, negative working capital of $2.1 million and in 2007 operating activities consumed $7.8 million of cash. Therefore, there is substantial doubt about the Company’s ability to continue as a going concern. Management’s main objectives for the next year are to continue to finance the Company and to focus on expanding revenue in key locations across the country. The Company is currently pursuing additional follow-on financing to support current working capital needs and potential acquisitions. The Company is managing its expenses in order to minimize cash burn rate and to achieve cash flow positive operations. However, the Company expects to require new financings in 2008. Through these financings, the Company hopes to expand the business organically and through acquisition.

The Company’s plan for organic growth for fiscal year 2008 includes increasing our sales with existing customers through on-site assessments of their operations along with expanding our client base in the markets we currently operate. The plan includes support programs for the sales efforts including marketing, communications

(See reports of independent registered public accounting firms)

MEDICAL SOLUTIONS MANAGEMENT INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2007 AND 2006

and program literature. We plan to maintain our current sales force of 5 regional sales people and maximizing growth in their respective regions.

The Company plans to hire additional field support resources to enhance the effectiveness of our services and support the growth in new clinics during 2008. From time to time, the Company also engages outside consultants to assist us with marketing, advertising and web development. The Company expects these additional resources to drive the continuous improvement of the billing and inventory processes that support the clinics. The Company also plans to increase our resources in accounting and administration, including hiring additional employees to assist with transaction processing and internal control.

The Company does not anticipate devoting our resources to research and development in fiscal year 2008. The Company intends to continue adding to its product and service offerings that will generate new revenue opportunities, including but not limited to strategic acquisitions and mergers.

2. Summary of Significant Accounting Policies

Use of Estimates: The preparation of financial statements in conformity with generally accepted accounting principles requires our management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statement and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from the estimates. The Company considers the valuation allowances for accounts receivable and inventory, the realizability of deferred tax assets and the fair value of share-based payments to be material accounting estimates.

Cash and Cash Equivalents: For financial statement presentation purposes, we consider those short-term, highly liquid investments with original maturities of three months or less to be cash or cash equivalents.

Fair Value of Financial Instruments: Our financial instruments consist of cash and cash equivalents, trade accounts receivable, other receivables, accounts payable, accrued expenses, and the revolving line of credit. The fair value of the contingently convertible debt approximates its face value of $2,500,000. The fair value of the convertible notes payable, with a face value of $3,266,000, based on the fair value of the underlying common stock as of December 31, 2007, is approximately $17,171,000. The fair value of these instruments approximates their recorded value. We do not have financial instruments with off-balance sheet risk. The fair value estimates were based on market information available to management as of December 31, 2007.

Financial instruments that potentially subject us to concentrations of market/credit risk consist principally of cash and cash equivalents and trade accounts receivable. We invest cash through a high credit-quality financial institution, which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts.

A concentration of credit risk may exist with respect to trade receivables. We perform ongoing credit evaluations of customers and generally do not require collateral from our customers. We review accounts receivable on a regular basis to determine if any such amounts may be potentially uncollectible. We establish a general reserve based on percentages applied to certain customers and accounts receivable aging categories. These percentages are based on management’s judgment and historical collection and write-off experience. We include any balances that are determined to be uncollectible, along with the general reserve, in the overall allowance for doubtful accounts. After all attempts to collect a receivable have failed, the receivable is written off against the allowance. Based on our best estimate, we believe the allowance for doubtful accounts of

(See reports of independent registered public accounting firms)

MEDICAL SOLUTIONS MANAGEMENT INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2007 AND 2006

$203,434 and $72,663 at December 31, 2007 and 2006, respectively, is adequate as presented. Historically, we have not experienced significant losses related to receivables from individual customers or groups of customers in any particular discipline or geographic area. A summary of concentrations in sales and accounts receivable as of and for the year ended December 31, 2007 is as follows:

	Customer
	A	B	C
Accounts Receivable	18%	9%	7%
Sales	17%	10%	5%

We do not manufacture the products that we provide to our customers. Instead, we rely on manufacturers and other suppliers for these products. We submit purchase orders for the products to one of our manufacturers or suppliers. Our manufacturers and suppliers have no written contractual obligation to accept any purchase order that we submit for customer product orders. If any of these parties are unable or unwilling to supply these products to us, we would be unable to distribute our products until a replacement supplier could be found. A summary of concentration in purchases and accounts payable as of and for the year ended December 31, 2007 is as follows:

	Vendor
	A	B	C
Accounts Payable	17%	3%	6%
Purchases	21%	22%	17%

Other Receivables: Other receivables consist of third party claims for pharmaceuticals dispensed by physicians under workers compensation. These claims are acquired from a management company which aggregates the claims on behalf of a group of physician clinics that dispense the pharmaceuticals to their patients. The Company advances funds to the management company at a discounted percentage from the face amount of the claims being transferred. In return, the ownership and all rights to full payment of the claims from third party payers are assigned exclusively to the Company. The Company is free to pledge or exchange the transferred assets, and the transferor is not entitled to repurchase or redeem the claims. For claims with differences of billed amount against collected amount and all claims outstanding at sixty days after billed date, the Company has full–recourse and has the right to deduct the amount paid by the Company for such claims from any payments due hereunder with respect to other claims. The claims are recorded at cost to the Company.

Inventories: Inventories are valued at the lower of cost (determined by the first-in, first-out method) or market and consist of purchased medical products. At December 31, 2007 and 2006, inventory is net of allowances for excess and obsolete inventory of $96,732 and $53,947, respectively.

Property and Equipment: Property and equipment are recorded at cost. Depreciation is computed using the straight line method over the estimated useful lives of the assets, generally 3-5 years. Expenditures for renewals and betterments are capitalized. Expenditures for minor items, repairs and maintenance are charged to operations as incurred. Gain or loss upon sale or retirement due to obsolescence is reflected in the operating results in the period the event takes place.

Valuation of Long-Lived Assets: Pursuant to Statement of Financial Accounting Standards (“SFAS”) No. 144, “Accounting for the Impairment or Disposal of Long-lived Assets,” the Company continually monitors events and changes in circumstances that could indicate carrying amounts of long-lived assets may not be

(See reports of independent registered public accounting firms)

MEDICAL SOLUTIONS MANAGEMENT INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2007 AND 2006

recoverable. An impairment loss is recognized when expected cash flows are less than the asset’s carrying value. Accordingly, when indicators of impairment are present, the Company evaluates the carrying value of such assets in relation to the operating performance and future undiscounted cash flows of the underlying assets. The Company’s policy is to record an impairment loss when it is determined that the carrying amount of the asset may be recoverable. No impairment charges were recorded in any period presented.

Revenue Recognition: Our principal sources of revenues are from the sale of medical products and from providing related management services. Our revenue recognition policies comply with Staff Accounting Bulletin (SAB) No. 104, “Revenue Recognition,” SAB No. 101, “Revenue Recognition in Financial Statements”, EITF Issue No. 00-21, “Revenue Arrangements with Multiple Deliverables,” and EITF Issue No. 99-19, “Reporting Revenue Gross as a Principal versus Net as an Agent.” Revenue is recognized when persuasive evidence of an agreement with the customer exists, products are shipped or title passes pursuant to the terms of the agreement with the customer, the amount due from the customer is fixed or determinable, collectability is reasonably assured, and there are no significant future performance obligations. Service revenues are recognized at the time performance is completed. Revenues from separate service maintenance agreements are recognized ratably over the term of the agreements.

Our sources of revenue are the sale of products and services.

Sales of products—sales of durable medical equipment, or DME, primarily to orthopedic and podiatry clinical practices:

•

Direct Purchase Model-Under this arrangement the clinic places an order with the Company, which then places the actual DME product order to one of its suppliers. Title to the product is transferred to the Company upon shipment from the supplier. The Company bills the clinic upon confirmation of receipt and acceptance of the delivered products. Upon billing, the Company’s performance obligation is considered fulfilled and, accordingly, revenue is recognized at that time.

•

Purchase as Dispensed Model- Under the “purchase as dispensed” model, the order and shipping process, payment terms, and pricing is the same as described above. However, in this model, the product remains the property of the Company upon delivery to the clinic. The product is included in the Company’s inventory held at the clinic site until it is dispensed to a patient. Once dispensed, it becomes billable to the clinic. Upon billing, the Company’s performance obligation is considered fulfilled and, accordingly, revenue is recognized at that time.

We have evaluated the gross sales reporting criteria set forth in paragraphs 7-14 of EITF 99-19. We have determined that the following criteria are applicable to our specific facts and circumstances:

•	The Company is the primary obligor in the arrangement with clinics.

•	The Company has general inventory risk.

•	The Company has discretion in supplier selection.

•	The Company has physical loss inventory risk.

•	The amount the Company earns is not fixed.

Based on the Company’s consideration of all relevant facts and circumstances, the Company accounts for sales of products on a gross basis.

(See reports of independent registered public accounting firms)

MEDICAL SOLUTIONS MANAGEMENT INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2007 AND 2006

Product sales are made without the right of return. However, the Company has established a business practice of accepting product returns under certain circumstances. The Company provides for estimated sales returns when the underlying sale is made, based upon historical experience and known events or trends, in accordance with SFAS No. 48, “Revenue Recognition when Right of Return Exists”. The Company is able to reasonably estimate returns due to the relatively short time period during which the Company generally accepts returns, the Company’s historical experience with similar types of sales of similar products and a large volume of homogenous transactions. For all periods presented, actual returns and reserves for estimated returns have been immaterial.

In accordance with EITF Issue 00-10, “Accounting for Shipping and Handling Fees and Costs,” the Company includes all shipping and handling billings to customers in revenue, and freight costs incurred for product shipments have been included in cost of products sold.

Sales of services—sales of third party billing and collection services and Physician Extenders services:

•	Billing and Collection services model-The Company also provides certain clinics with third party billing and collection services. Under this program, the Company provides clinics with patient agreements which are filled in with DME product information dispensed to a patient along with proper coding. The Company periodically receives this information from the clinic and inputs it into an electronic billing system for transmittal, on behalf of the clinic, to the appropriate third party payers. The Company charges a fee for this service equal to a fixed percentage of the amounts actually collected by the clinic. The service fee revenue is recognized, on a net basis, upon collection of the third party billings and is invoiced to clinics on a monthly basis. We have evaluated the net sales reporting criteria set forth in paragraph 16 of EITF 99-19 and determined all our billing and collection services are required to be reported on a net basis. Billing and collection contract terms are for one to two years with termination subject to thirty days notice for cause, and 90 to 120 day notice without cause.

•

Physician Extenders (PE) services model- PE’s are generally Certified Athletic Trainers. These health care professionals are employed by the Company but work on site at one or more clinics. They assist the clinic in DME dispensing, inventory management, injury evaluation, prevention and rehabilitation. The Company charges a contractually agreed upon flat fee to the clinic for this service. The fee is invoiced monthly. Related fee revenue is recognized at the end of each month that the service has been provided and costs are included in cost of sales. Contract terms are generally the same as those of Billing and Collection services.

•

Pharmacy Claims Servicing Revenue—The Company acquires dispensed workers compensation pharmaceutical claims from a management company which aggregates the claims on behalf of a group of physician clinics that dispense the pharmaceuticals to their patients. Under the arrangement, the Company pays the management company at a discounted percentage from the face amount of the claims being transferred. In return, the ownership and all rights to full payment of the claims from third party payers are assigned exclusively to the Company. The Company is free to pledge or exchange the transferred assets, and the transferor is not entitled to repurchase or redeem the claims. The Company has full responsibility for servicing the claims, including submission of the claims to third party payers (such as insurance companies and state workers compensation funds) and follow-up until settlement occurs. For claims with differences of billed amount against collected amount and all claims outstanding at sixty days after billed date, the Company has full—recourse and has the right to deduct the amount paid by the Company for such claims from any payments due hereunder with respect to other claims.

(See reports of independent registered public accounting firms)

MEDICAL SOLUTIONS MANAGEMENT INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2007 AND 2006

The Company evaluated the accounting for the acquisition and disposition of the pharmacy claims in accordance with SFAS 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, as amended by SFAS 156., Accounting for Servicing of Financial Assets (as amended). In accordance with paragraph 9 of SFAS 140, the Company has treated the acquisition of the claims as a purchase since the management company (transferor) has surrendered control over these assets to OrthoSupply, the Company’s wholly owned operating company. The claim assets are recorded in Other Receivables, separately from our trade receivables, at the Company’s cost. The Company earns servicing revenue by processing, submitting and collecting the claims as described above. Servicing revenue is recognized at the time the claim is collected, and is calculated as the difference between the amount actually collected on the claim from third party payers and the amount paid by the Company for that claim.

Advertising Costs: We expense advertising costs as incurred. Advertising expense was $0 and $28,076 for the years ended December 31, 2007 and 2006, respectively.

Income Taxes: We must make certain estimates and judgments in determining income tax expense for financial statement purposes. These estimates and judgments occur in the calculation of certain tax assets and liabilities, which arise from differences in the timing of recognition of revenue and expense for tax and financial statement purposes.

Deferred income taxes are recorded in accordance with SFAS No. 109, “Accounting for Income Taxes,” or SFAS 109. Under SFAS No. 109, deferred tax assets and liabilities are determined based on the differences between financial reporting and the tax basis of assets and liabilities using the tax rates and laws in effect when the differences are expected to reverse. SFAS 109 provides for the recognition of deferred tax assets if realization of such assets is more likely than not to occur. Realization of our net deferred tax assets is dependent upon our generating sufficient taxable income in future years in appropriate tax jurisdictions to realize benefit from the reversal of temporary differences and from net operating loss, or NOL, carryforwards. We have determined it more likely than not that these timing differences will not be realized and have provided a valuation allowance against our net deferred tax asset.

The Company is primarily subject to U.S. federal and Massachusetts state income tax. Tax years subsequent to 1999 remain open to examination by U.S. federal and state tax authorities.

The Company’s policy is to recognize interest and penalties related to income tax matters in income tax expense. As of January 1 and December 31, 2007, the Company had no accruals for interest or penalties related to income tax matters.

Registration Rights: We apply FASB Staff Position (“FSP”) EITF No. 00-19-2. This FSP specifies that the contingent obligation to make future payments or otherwise transfer consideration under a registration rights agreement, whether issued as a separate agreement or included as a provision of a financial instrument or other agreement, should be separately recognized and measured in accordance with FASB Statement No. 5, Accounting for Contingencies.

Accounting for Stock-Based Employee Compensation: On January 1, 2006, the Company adopted the provisions of SFAS No. 123(R), Share-Based Payment, which is a revision of SFAS No. 123, Accounting for Stock Based Compensation. The Company elected the modified prospective transition method as permitted by SFAS No. 123(R), and accordingly, prior periods have not been restated to reflect the impact of SFAS

(See reports of independent registered public accounting firms)

MEDICAL SOLUTIONS MANAGEMENT INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2007 AND 2006

No. 123(R). Under SFAS No. 123(R), the Company recognizes compensation costs resulting from the issuance of stock-based awards to employees and directors as an expense in the statement of operations over the service period based on a measurement of fair value for each stock award. As permitted under SFAS No. 123, prior to January 1, 2006, the Company used the intrinsic-value based method pursuant to APB No. 25 to account for all of its employee stock-based compensation plans and used the fair value method, described in SFAS No. 123 and Emerging Issues Task Force No. 96-18 to account for all nonemployee stock-based compensation. SFAS No. 123, as amended by SFAS No. 148, required companies using the intrinsic-value method under APB No. 25 to make pro forma disclosure in the notes to the financial statements using the measurement provisions of SFAS No. 123.

Under the modified prospective approach, compensation cost is recognized beginning with the effective date (January 1, 2006) based on the requirements of SFAS 123(R) for all share-based payments granted after the effective date. SFAS No. 123(R) also requires the benefits of tax deductions in excess of recognized compensation cost to be reported as a financing cash flow, rather than an operating cash flow under current accounting literature. The Company does not have the benefit of tax deductions in excess of recognized compensation cost, because of its net operating loss position, therefore that change has no impact on the Company’s financial statements.

As permitted under SFAS No. 123(R), we have elected to recognize compensation cost for all options with graded vesting on a straight-line basis over the vesting period of the entire option.

Earnings (Loss) per Common Share: Basic earnings per share is computed by dividing income available to common shareholders (the numerator) by the weighted-average number of common shares outstanding (the denominator) for the period. Diluted earnings per share assumes that any dilutive convertible securities outstanding were converted, with related preferred stock dividend requirements and outstanding common shares adjusted accordingly. It also assumes that outstanding common shares were increased by shares issuable upon exercise of those stock options for which market price exceeds the exercise price, less shares which could have been purchased by us with the related proceeds. In periods of losses, diluted loss per share is computed on the same basis as basic loss per share as the inclusion of any other potential shares outstanding would be anti-dilutive.

Securities that could potentially dilute basic EPS in the future that were not included in the computation of basic and diluted loss per share because to do so would have been antidilutive for the periods presented include options, warrants and convertible debt. Such securities totaled 42,989,735 and 34,763,424 shares at December 31, 2007 and 2006, respectively.

Reclassifications: Certain amounts reported in the previous periods have been reclassified to conform to the 2007 presentation

Recent Accounting Pronouncements:

In December 2007, the Financial Accounting Standards Board (FASB) issued Statement No. 141 (revised) (No. 141 R), “Business Combinations.” This Statement replaces FASB Statement No. 141, and applies to all business entities that previously used the pooling-of-interests method of accounting for some business combinations. Under Statement No. 141R, an acquirer is required to recognize, at fair value, the assets acquired, liabilities assumed, and any non-controlling interest in the entity acquired at the acquisition date. Further, it requires that acquisition costs and expected restructuring costs be recognized separately from the acquisition, and

(See reports of independent registered public accounting firms)

MEDICAL SOLUTIONS MANAGEMENT INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2007 AND 2006

that the acquirer, in a business combination executed in stages, recognize the identifiable assets and liabilities as well as the non-controlling interest in the entity acquired, at the full amounts of their fair values. SFAS No. 141R also requires an acquirer to recognize the assets acquired and liabilities assumed arising from contractual contingencies as of the acquisition date. Also under this statement, an acquirer is required to recognize contingent consideration as of the acquisition date and eliminates the concept of negative goodwill and requires gain recognition in instances in which the fair value of the identifiable net assets exceeds the fair value of the consideration plus any non-controlling interest in the entity acquired as of the acquisition date. SFAS No. 141R makes significant amendments to other Statements and other authoritative guidance, and applies prospectively to business combinations on or after the acquiring entities first fiscal year that begins after December 15, 2008. It may not be applied prior to that date.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities Including an Amendment of FASB Statement No. 115”. SFAS No. 159 permits entities to choose to measure many financial instruments and certain other items at fair value. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. This statement is expected to expand the use of fair value measurement, which is consistent with the FASB’s long-term measurement objectives for accounting for financial instruments. The fair value option established will permit all entities to choose to measure eligible items at fair value at specified election dates. An entity shall record unrealized gains and losses on items for which the fair value option has been elected through net income in the statement of operations at each subsequent reporting date. SFAS No. 159 is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. T he Company is currently reviewing the impact, if any, that this new accounting standard will have on their financial statements.

In September 2006 the FASB issued SFAS No. 157, “Fair Value Measurements.” SFAS No. 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. The pronouncement is applicable in cases when assets or liabilities are to be measured at fair value. It does not establish new circumstances in which fair value would be used to measure assets or liabilities. The provisions of SFAS No.157 are effective as of an entity’s first fiscal year that begins after November 15, 2007. The Company is currently evaluating the potential impact, if any, the adoption of SFAS No. 157 will have on its consolidated financial statements.

In March 2008, the FASB issued Statement No. 161, “Disclosures about Derivative Instruments and Hedging Activities, an amendment of FASB Statement No. 133.” This Statement changes the disclosure requirements for derivative instruments and hedging activities. Entities are required to provide enhanced disclosures about (a) how and why an entity uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for under SFAS 133 and its related interpretations, and (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. This Statement is effective for fiscal years and interim periods beginning after November 15, 2008 and is not expected to have a material impact on the consolidated financial statements of the Company.

(See reports of independent registered public accounting firms)

MEDICAL SOLUTIONS MANAGEMENT INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2007 AND 2006

3. Property and Equipment

A summary of property and equipment is as follows:

	Estimated Useful Life	2007	2006
Office equipment	3 years	$25,158	$17,680
Furniture	5 years	29,785	23,751
Computer equipment	3 years	162,180	109,010

		217,123	150,441
Less accumulated depreciation		(106,703)	(47,442)

Net		$110,420	$102,999

Depreciation expense for the years ended December 31, 2007 and 2006 was $59,261 and $39,401, respectively.

4. Commitments and Contingencies

Litigation: On December 28, 2007, the Company was sued by a former consultant for professional services it claims to have provided to the Company and is seeking $180,000. The Company disputes the claim and intends to defend itself vigorously.

Facilities: The Company’s operations are primarily conducted at our corporate offices located at its Marlboro, MA location. We lease this facility under an agreement expiring on February 28, 2009 that requires a monthly rental of $3,721. The Company also has a business development office at an Andover, MA location. The term of this lease is for two years ending on June 30, 2008 at a monthly rental of $1,050. In November 2007, the Company expanded at its corporate office location and entered into a lease agreement through October 31, 2008 at a monthly rate of $2,995.

Employment Agreements: We employ certain key personnel under “at will” employment agreements that may be terminated by either party at will with proper notification. Current obligations over the next twelve months under these agreements, not included in the table below, collectively total approximately $404,000. We also have contractual employment agreements with certain employees which are included in the table below (see also Note 10).

Future commitments are summarized as follows:

	Classification
	Office Leases	Employment Agreements
2008	$82,307	$135,000
2009	7,723	45,000

Total	$90,030	$180,000

(See reports of independent registered public accounting firms)

MEDICAL SOLUTIONS MANAGEMENT INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2007 AND 2006

5. Accrued Expenses

Significant items classified on the accompanying balance sheets as accrued expenses are as follows:

	2007	2006
Professional fees	$23,101	$93,283
Interest	304,223	61,303
Liquidated damages payable	160,000	160,000
Payroll	101,438	63,221
Other	47,262	57,654

	$636,024	$435,461

6. Income Taxes

The Company has approximately $7.5 million in net operating loss carryovers available to reduce future income taxes. These carryovers expire at various dates through the year 2027. The Company has adopted SFAS 109 which provides for the recognition of a deferred tax asset based upon the value of the loss carry-forwards available to reduce future income taxes and management’s estimate of the probability of the realization of these tax benefits. We have determined it more likely than not that these timing differences will not materialize and have provided a valuation allowance against substantially all of our net deferred tax asset. A summary of the deferred tax asset presented on the accompanying balance sheets is as follows:

	2007	2006
The provision (benefit) for income taxes consists of the following:
Currently payable:
Federal	$—	$—
State	—	—

Total currently payable	—	—

Deferred:
Federal	1,275,000	912,000
State	394,000	282,000

Total deferred	1,669,000	1,194,000
Less increase in allowance	(1,669,000)	(1,194,000)

Net deferred	—	—

Total income tax provision (benefit)	$—	$—

(See reports of independent registered public accounting firms)

MEDICAL SOLUTIONS MANAGEMENT INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2007 AND 2006

	2007	2006
Individual components of deferred taxes are as follows:
Deferred tax asset arising from net operating loss carry forwards	$3,018,000	$1,346,000
Deferred tax asset arising from options issued for services	—	35,000
Deferred tax asset arising from allowance for doubtful accounts	84,000	53,000
Future tax benefits arising from accrued expenses	4,000	—
Future tax liability arising from amortizable and depreciable assets	(7,000)	(4,000)

Total	3,099,000	1,430,000
Less valuation allowance	(3,099,000)	(1,430,000)

Net deferred	$—	$—

In the years ended December 31, 2007 and 2006, the valuation allowance increased by $1,669,000 and $1,194,000, respectively. Utilization of federal and state net operating loss and tax credit carryforwards may be subject to a substantial annual limitation due to the ownership change limitations provided by the Internal Revenue Code of 1986, as amended, and similar state provisions. The Company believes that at least one such ownership change has occurred and that the Company’s usage of net operating losses may be limited. This may result in the expiration of net operating loss and tax credit carry forwards before full utilization.

7. Revolving Line of Credit

On March 16, 2007, the Company entered into a Revolving Line of Credit Agreement (the “Line of Credit Agreement”) with Sovereign Bank (“Sovereign Bank”) pursuant to which Sovereign Bank established a revolving line of credit in favor of the Company in the aggregate principal amount of $1,500,000. The Company’s right to request loans under this Line of Credit Agreement terminates 120 days prior to expiration of the letter of credit described below. Any loans made to the Company under the Line of Credit Agreement bear interest at a fluctuating rate per annum equal to, at the election of the Company, (i) the sum of the then LIBOR rate plus a margin ranging from .75% to 1.25% or (ii) the then Prime rate less 200 basis points. At December 31, 2007 the interest rate on the revolving line of credit was 5.25%. The Company is required to pay to Sovereign Bank a monthly fee on any unused amounts under the line of credit equal to the product obtained by multiplying the average unused amount for a given month by a fraction, the numerator of which ranges from .125% to .25% and the denominator of which is 12.

In connection with the transactions consummated with the Sovereign Line of Credit Agreement, (i) Custodial Trust Company (“CTC”) issued an irrevocable letter of credit in favor of Sovereign Bank up to an aggregate amount of $1,530,000, which letter of credit expires on March 15, 2008, and (ii) the Company, CTC and Vicis entered into a Letter of Credit Reimbursement, Guarantee, Security and Pledge Agreement (the “CTC Agreement”) pursuant to which the Company agreed to reimburse CTC for any payments CTC is required to make under the letter of credit it issued in favor of Sovereign Bank. Vicis guaranteed the Company’s performance of such obligations and in connection therewith deposited with CTC certain of its assets.

Also on March 16, 2007, Medical Solutions Management Inc., Vicis and OrthoSupply Management, Inc. (“OrthoSupply”), a wholly-owned subsidiary of Medical Solutions Management Inc., entered into a Guarantee Fee, Reimbursement and Indemnification Agreement pursuant to which the Company agreed to reimburse Vicis for any payment Vicis is required to make under the CTC Agreement and issued to Vicis a warrant to purchase 3,060,000 shares of the Company’s common stock, which warrant is exercisable for five years at a per share

(See reports of independent registered public accounting firms)

MEDICAL SOLUTIONS MANAGEMENT INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2007 AND 2006

exercise price of $1.00. The Company also issued a warrant to purchase 153,000 shares of its common stock, which warrant is exercisable for five years at a per share exercise price of $1.00, to Midtown Partners & Co., LLC (“Midtown”) for services rendered to the Company in connection with the transactions described herein. OrthoSupply guaranteed the Company’s performance of its obligations under this agreement. In the event Vicis is required to make any payment under the CTC Agreement or any assets of Vicis deposited with CTC are foreclosed or otherwise taken, the Company is obligated to immediately reimburse Vicis for the amount paid or the value of the assets taken. If the Company does not timely reimburse Vicis it is obligated to issue to Vicis and Midtown warrants to purchase a number of shares of common stock equal to 200% (in the case of Vicis) and 10% (in the case of Midtown) of the value of the Vicis assets taken, which warrants shall be exercisable for five years at a per share exercise price of $1.00.

The warrants, issued on March 16, 2007, to purchase an aggregate of 3,213,000 shares, were estimated to have a fair value of $11,471,023. The Company evaluates and accounts for such securities in accordance with Emerging Issues Task Force (“EITF”) Issue Nos. 98-5, 00-19, 00-27, 05-02, 05-04 (superseded by FSP EITF 00-19-2) and 05-08, and SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities as amended. The estimated fair market value of the warrants was calculated using the Black Scholes Option Pricing model as of the date of issuance (see Note 9). The fair value of these warrants was recorded as additional paid-in capital and revolving line of credit financing expense in the quarter ended March 31, 2007.

On May 18, 2007, the Company amended its Line of Credit Agreement with Sovereign Bank pursuant to which Sovereign Bank increased the Company’s revolving line of credit by an additional principal amount of $1,500,000, so that the aggregate principal amount available to the Company is $3,000,000.

In connection with the amendment to the Line of Credit Agreement with Sovereign Bank, CTC increased the irrevocable letter of credit previously issued in favor of Sovereign Bank to an aggregate amount of $3,060,000, which letter of credit expires on March 15, 2008. In addition, the Company, CTC and Vicis amended Letter of Credit Reimbursement, Guarantee, Security and Pledge Agreement (the “CTC Amendment”) pursuant to which the Company agreed to reimburse CTC for any additional payments CTC is required to make as a result of the amendment to the letter of credit it issued in favor of Sovereign Bank. Vicis guaranteed the Company’s performance of the additional obligations as a result of the CTC Amendment and therefore deposited certain of its assets with CTC.

The Company, Vicis and OrthoSupply, also amended the Guarantee Fee, Reimbursement and Indemnification Agreement (“Guarantee Amendment”) pursuant to which the Company agreed to reimburse Vicis for any additional payments Vicis is required to make as a result of the CTC Amendment and issued to Vicis a warrant to purchase 3,060,000 shares of the Company’s common stock, which warrant is exercisable for five years at a per share exercise price of $1.00. The Company also issued a warrant to purchase 153,000 shares of its common stock, which warrant is exercisable for five years at a per share exercise price of $1.00, to Midtown for services rendered to the Company in connection with the transactions described herein. OrthoSupply guaranteed the Company’s performance of its additional obligations as a result of Guarantee Amendment. In the event Vicis is required to make any payment under the CTC Amendment or any assets of Vicis deposited with CTC are foreclosed or otherwise taken, the Company is obligated to immediately reimburse Vicis for the amount paid or the value of the assets taken.

The warrants, issued on May 18, 2007, to purchase an aggregate of 3,213,000 shares, were estimated to have a fair value of $10,023,853. The Company evaluates and accounts for such securities in accordance with EITF

(See reports of independent registered public accounting firms)

MEDICAL SOLUTIONS MANAGEMENT INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2007 AND 2006

Issue Nos. 98-5, 00-19, 00-27, 05-02, 05-04 (superseded by FSP EITF 00-19-2) and 05-08, and SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities as amended. The estimated fair market value of the warrants was calculated using the Black Scholes Option Pricing model as of the date of issuance (see Note 9). The fair value of these warrants was recorded as additional paid-in capital and revolving line of credit financing expense in the quarter ended June 30, 2007.

On November 16, 2007, the Company entered into an amendment to the Irrevocable Standby Letter of Credit in favor of Sovereign Bank to change its expiration date from March 15, 2008 to March 15, 2009 (the “Letter of Credit Amendment”). In connection with this transaction, the Company, OrthoSupply Management, Inc., a wholly-owned subsidiary of the Company, and Vicis Capital Master Fund, the Company’s principal stockholder, entered into a third amendment (the “Third Amendment”) to that certain Guarantee Fee, Reimbursement and Indemnification Agreement between the Company and Vicis (as amended from time to time, the “Guarantee Fee Agreement”), whereby Vicis consented to the Company’s entering into the Letter of Credit Amendment, which consent was required pursuant to the Guarantee Fee Agreement. Pursuant to the Guarantee Fee Agreement, the Company has agreed to reimburse Vicis for any payment Vicis is required to make under the Letter of Credit. All other terms of the Guarantee Fee Agreement and the Letter of Credit remain the same.

On November 16, 2007, in consideration for Vicis’ consenting to the Third Amendment to the Company’s entering into the Letter of Credit Amendment, the Company also entered into a Letter Agreement with Vicis. Pursuant to this Letter Agreement, the Company agreed to issue Vicis a warrant for 3,060,000 shares of its common stock, at an exercise price of $.50 per share, immediately upon the filing and subject to the effectiveness of an amendment to the Company’s Amended and Restated Articles of Incorporation increasing the number of the Company’s authorized shares of common stock from 100,000,000 to 200,000,000. The Company evaluates and accounts for such securities in accordance with EITF Issue Nos. 98-5, 00-19, 00-27, 05-02, 05-04 (Superseded by FSP EITF 00-19-2) and 05-08, and SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities as amended. The estimated fair market value of the warrant was calculated to be $1,335,692 using the Black Scholes Option Pricing model as of the date of issuance (see Note 9).

Pursuant to the terms of the Guarantee Amendment, if the Company does not timely reimburse Vicis for any additional payments Vicis is required to make as a result of the CTC Amendment, the Company is obligated to issue to Vicis additional warrants to purchase a number of shares of common stock equal to 200% of the value of payments required of Vicis, which warrants shall be exercisable for five years at a per share exercise price of $1.00. If the Registrant does not timely reimburse Vicis any payments Vicis is required to make pursuant to the CTC Amendment, the Company is also obligated to issue a number of shares of common stock to Midtown equal to 10% of the value of the payments required of Vicis, which warrants shall be exercisable for five years at a per share exercise price of $1.00.

Interest expense on the Sovereign Bank revolving line of credit was approximately $101,000 for the year ended December 31, 2007. At December 31, 2007, the Company had an outstanding balance of $3,000,000 under this revolving line of credit.

8. Notes Payable

Convertible Notes Payable—$2,000,000 Vicis Capital Master Fund

On June 28, 2006, the Company entered into a Securities Purchase and Exchange Agreement (the “SPA”) with Vicis. This SPA affirmed that the financing was a private placement to accredited investors and accordingly

(See reports of independent registered public accounting firms)

MEDICAL SOLUTIONS MANAGEMENT INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2007 AND 2006

exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended. Pursuant to the SPA, Vicis purchased a Senior Secured Convertible Note (“2006 Note”) in aggregate the principal amount of which was $2,000,000 together with warrants (“Warrants”) to purchase an aggregate of 16,000,000 shares of our common stock. The Company also entered into a Security Agreement dated June 28, 2006 by and between the Company and Vicis (the “Security Agreement”), pursuant to which the 2006 Note is secured by substantially all of the assets of the Company, including our intellectual property.

The Warrants permit Vicis to purchase 8,000,000 shares of common stock at an exercise price of $0.375 per share and to purchase 8,000,000 shares of common stock at an exercise price of $0.345 per share and are exercisable from June 28, 2006 until June 28, 2011. The Warrants contain anti-dilution provisions similar to the convertible debt and are required to be reduced to an exercise price not less than amounts received for new issues of common stock or rates granted to newly issued convertible securities, or exercise prices of options in an equity financing.

The 2006 Note is convertible at the option of the holder at any time and from time to time into common stock of the Company at a conversion price of $0.207016 per share, subject to certain anti-dilution adjustments. Pursuant to the terms of the 2006 Note, the conversion price will be reset (the “Reset Provision”) in the event the Company issues shares, convertible securities or options entitling the recipient to subscribe for or purchase shares at a price per share less than the fixed conversion price then in effect.

Interest is payable, in cash, at maturity and accrues at 6% per annum. The entire principal amount of the 2006 Note is payable on its maturity date of June 28, 2008, subject to its earlier conversion, acceleration or redemption. At the option of the Company, interest payable upon conversion of all or a portion of the converted principal amount may be settled either in cash or in registered common stock (at a conversion price equal to the then current debt conversion price).

The terms of the convertible debentures include a reset conversion feature which provides for a reduction in conversion price of the debentures into shares of the Company’s common stock at a rate equal to the terms of any future offering. The Company has determined that the current conversion rate is fixed and determinate and will change only in circumstances under management’s control. Also, because the conversion option is indexed to its own stock and a separate instrument with the same terms would be classified in stockholders’ equity in the statement of financial position, the written option is not considered to be a derivative instrument for the issuer under SFAS 133 paragraph 11(a) and, accordingly, was not separated from the host contract.

The 2006 Note contains customary negative covenants for loans of this type, including limitations on the Company’s ability to incur indebtedness, issue securities, make loans and investments, make capital expenditures, dispose of assets and enter into mergers and acquisition transactions. Events of default under the 2006 Note are described below and include breaches of the Company’s obligations under the 2006 Note and other agreements relating to the transaction, certain defaults under any other indebtedness of at least $250,000 and certain bankruptcy events. Upon an event of default, all outstanding principal plus all accrued and unpaid interest become immediately due and payable. As of December 31, 2007, the Company is not in default on any of its debt covenants.

Material events that would cause default under the 2006 Note include:

•	failure to pay principal or any premium on any 2006 Note when due;

•	failure to pay any interest, late fees or liquidated damages on any 2006 Note after a period of ten business days;

(See reports of independent registered public accounting firms)

MEDICAL SOLUTIONS MANAGEMENT INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2007 AND 2006

•	failure to perform other covenants under any 2006 Note that is not cured by thirty-five days after notice;

•	any representation or warranty under the financing documents that is untrue or incorrect in any material respect;

•	certain events such as bankruptcy or assignment for the benefit of creditors of the Company or any of its subsidiaries;

•	any default by the Company or its subsidiaries under any instrument in excess of $250,000 that results in such obligation becoming due and payable prior to maturity;

•	the Company becoming party to a change of control transaction; and

•	failure to maintain the required reservation of additional shares of authorized common stock.

In accordance with SFAS No. 133, the Company evaluated that the holder’s conversion right provision, interest rate adjustment provision, liquidated damages clause, cash premium option (if applicable), and the redemption option (collectively, the debt features) contained in the terms governing the 2006 Note to determine whether they are or are not clearly and closely related to the characteristics of the 2006 Note. Accordingly, if the features qualify as embedded derivative instruments at issuance and, furthermore if they do or do not qualify for any scope exception within SFAS No. 133 (paragraphs 12-32), then they are required by SFAS No. 133 to be accounted for separately from the debt instrument and recorded as derivative financial instruments.

The Company allocated the $2,000,000 proceeds to the 2006 Note and Warrants based on the relative fair value of the two instruments. The fair value of the Warrants was determined using the Black-Scholes option pricing model (see Note 9). The fair value of the 2006 Note was determined based on a number of factors including the fair value of the common stock into which the 2006 Note could convert, the terms of the 2006 Note and the terms of other commercially available debt. Based on this analysis, the proceeds were allocated as follows:

Convertible note payable	$791,972
Warrants	1,208,028

Gross proceeds	$2,000,000

In accordance with the FASB Emerging Issues Task Force (“EITF”) Issue No. 98-5 “Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios” and EITF Issue No. 00-27 “Application of Issue No. 98-5 to Certain Convertible Instruments,” the Company determined that the 2006 Note contained an embedded beneficial conversion feature resulting in a discount to the carrying amount of the 2006 Note equal to:

(i) the difference between the effective conversion rate (after allocation of the proceeds) and the market price of our common stock on the date of issuance; multiplied by

(ii) the number of shares into which the 2006 Note is convertible.

The beneficial conversion feature was limited to the proceeds allocated to the 2006 Note. Therefore, upon issuance, the Company recorded a further discount on the 2006 Note of $791,972 related to the beneficial conversion feature.

(See reports of independent registered public accounting firms)

MEDICAL SOLUTIONS MANAGEMENT INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2007 AND 2006

The discount resulting from the allocation of proceeds to the beneficial conversion feature was recorded as interest expense in the period in which the 2006 Note was issued.

The discount arising from the allocation of a portion of the proceeds to the equity component based upon relative fair value is being amortized to interest expense over the term of the 2006 Note using the effective yield method. The Company recorded non-cash interest expense related to the amortization of this discount of approximately $259,000 and $209,351 for the years ended December 31, 2007 and 2006, respectively.

On July 10, 2007, the 2006 Note was modified (see Warrant and Debenture Agreement below).

In connection with issuance of the 2006 Note and Warrants, on June 28, 2006 the Company entered into an Amended and Restated Investor Rights Agreement (the “Investor Rights Agreement”) with Vicis and certain other stockholders, pursuant to which the Company is obligated to register with the SEC the shares of common stock underlying the 2006 Note, Warrants and shares held by certain other stockholders. Under the Investor Rights Agreement, the Company is required to file a registration statement with respect to certain securities within thirty days of the date of the Investor Rights Agreement and to have the registration statement declared effective by the SEC within 120 days of the date of the Investor Rights Agreement. Additionally, the Company is required to keep the registration statement effective at all times until all of the shares registered have been sold or may be resold pursuant to Rule 144(k) under the Securities Act of 1933, as amended. If the Company does not satisfy these registration obligations, it would constitute an event of default, and the Company would have to pay Vicis an amount in cash or unregistered stock, as partial liquidated damages, as provided in the Investor Rights Agreement, as discussed further below.

The Investor Rights Agreement provides for liquidated damages for failure to register or maintain an effective registration statement for the shares underlying the 2006 Notes and Warrants. If the Company fails to have the registration statement declared effective within the specified period, we would be required to pay liquidated damages to the investor(s) until:

•	the registration statement is declared effective;

•	effectiveness is maintained for a prescribed period; or

•

the purchasers are no longer incurring damages for the Company’s failure to register the securities (e. g., if the securities become freely transferable after a holding period under Rule 144(k) of the Securities Act of 1933).

Liquidated damages are paid in cash or unregistered shares, at our discretion and the amount is determined by a formula in the Investor Rights Agreement. The liquidated damages are 1% per month of the aggregate purchase price paid by the holder of the 2006 Note and are capped at 8% and a maximum period of eight (8) months. In accordance with FSP EITF 00-19-2, at December 31, 2006, the Company determined the transfer of consideration under the registration payment arrangement was probable and could be reasonably estimated. The Company estimated the penalty amount to be $160,000, the maximum penalty that could be payable in the event of a breach of the Investor Rights Agreement, and recognized the related contingent liability and expense for this amount. As of December 31, 2007, accrued expenses include $160,000 related to this and no liquidated damages have been paid.

Interest expense on the 2006 Note was approximately $127,000 and $60,755 for the years ended December 31, 2007 and 2006, respectively.

(See reports of independent registered public accounting firms)

MEDICAL SOLUTIONS MANAGEMENT INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2007 AND 2006

Convertible Notes Payable—$1,266,000 Vicis and Apogee Financial Investments

On April 17, 2007, the Company entered into a Securities Purchase and Exchange Agreement (“Purchase Agreement”) with Vicis and Apogee Financial Investments Inc. (“Apogee”). Pursuant to the Purchase Agreement, the Company issued (1) two 6% convertible senior secured debentures in the aggregate principal amount of $1,266,000 convertible into shares of the Company’s common stock at a conversion price of $0.30 per share (the “Debentures”), (2) two warrants to purchase an aggregate of 4,220,000 shares of the Company’s common stock at an exercise price of $0.345 per share and (3) two warrants to purchase an aggregate of 4,220,000 shares of the Company’s common stock at an exercise price of $0.375 per share. The Debentures mature on April 17, 2009 and are secured by a lien on all the personal property and assets of the Company. The warrants are exercisable for a period of five years.

As consideration for the Debentures and warrants, Vicis surrendered a promissory note in the principal amount of $450,000 issued on February 20, 2007, a promissory note in the principal amount of $200,000 issued on January 18, 2007, and a promissory note in the principal amount of $400,000 issued on December 21, 2006.

As consideration for the Debenture and warrants, Apogee surrendered an original discount note in the principal amount of $216,000 issued on November 28, 2006. These promissory notes and the original discount note are more fully described in Other Notes Payable below.

In connection with this transaction, the Company, Vicis and Apogee entered into a Subordination Agreement whereby the lien on all the personal property and assets of the Company securing the obligations of the Company under the Debentures is subordinated to the lien granted by the Company to Vicis to secure the obligations of the Company under a separate debenture previously issued by the Company to Vicis on June 28, 2006 (see Convertible Notes Payable—$2,000,000 Vicis Capital Master Fund above).

The Company allocated the $1,266,000 principal of promissory and original discount note to the Debentures and warrants based on the relative fair value of the instruments. The fair value of the warrants was determined using the Black-Scholes option pricing model (see Note 9). The fair value of the Debentures was determined based on a number of factors including the fair value of the common stock into which the Debentures could convert, the terms of the Debentures and the terms of other commercially available debt. Based on this analysis, the proceeds were allocated as follows:

Debentures	$440,820
Warrants	825,180

Gross proceeds	$1,266,000

In accordance with the FASB Emerging Issues Task Force (“EITF”) Issue No. 98-5 “Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios” and EITF Issue No. 00-27 “Application of Issue No. 98-5 to Certain Convertible Instruments,” the Company determined that the Debentures contain an embedded beneficial conversion feature resulting in a discount to the carrying amount of the Debentures equal to:

(i) the difference between the effective conversion rate (after allocation of the proceeds) and the market price of our common stock on the date of issuance; multiplied by

(ii) the number of shares into which the Debentures are convertible.

(See reports of independent registered public accounting firms)

MEDICAL SOLUTIONS MANAGEMENT INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2007 AND 2006

The beneficial conversion feature was limited to the proceeds allocated to the Debentures. Therefore, upon issuance, the Company recorded a further discount on the Debentures of $440,820 related to the beneficial conversion feature.

In accordance with EITF Issue No. 00-27, Issue #6, the discounts arising from the allocation of a portion of the proceeds to the warrants based upon relative fair value and the beneficial conversion feature are being amortized to interest expense over the stated term of the Debentures using the effective yield method. The Company recorded non-cash interest expense related to the amortization of these discounts of approximately $52,000 for the year ended December 31, 2007.

On July 10, 2007, the Vicis Debentures were modified (see Warrant and Debenture Agreement below).

A schedule of accretion of the carrying value of the Apogee Debentures and corresponding amortization of the discounts is as follows:

Face amount of note	$216,000
Discount on face value	(209,311)

Carrying value after the July 2007 Agreement	6,689
Amortization of discount through December 31, 2007	10,355

Carrying value at December 31, 2007	$17,044

On April 17, 2007, the Company also issued to Vicis an additional warrant to purchase 4,000,001 shares of common stock at an exercise price of $2.00, exercisable for five years. This warrant was issued to Vicis in order to satisfy the extension requirement of the promissory notes issued to Vicis on December 21, 2006 in the principal amount of $400,000 and the promissory note issued on January 18, 2007 in the principal amount of $200,000, which were not repaid by their original stated maturity dates of February 21, 2007 and March 31, 2007, respectively (see Other Notes Payable below). The estimated fair market value of the warrant was calculated to be $8,676,888 using the Black Scholes Option Pricing model as of the date of issuance (see Note 9) and recognized in Note Extension Expense and additional paid-in capital in the year ended December, 31, 2007.

Interest expense on the Debentures was approximately $58,000 for the year ended December 31, 2007.

Convertible Notes Payable—$1,500,000 Vicis

On October 18, 2007, the Company issued a convertible note in the principal amount of $1,500,000 to Vicis. The maturity date of the note is October 12, 2008 and bears interest on the principal amount outstanding and unpaid from time to time at a rate of 10% per annum from the date hereof until paid in full. Interest shall be calculated on the basis of a 360-day year and paid for the actual number of days elapsed, and shall accrue and be payable upon the maturity date or, thereafter, if any amounts are due and owing by the Company under this Note, then upon demand. The Company received $1,500,000 as consideration for the convertible note. If the Company completes a subsequent financing of convertible debentures and warrants, the convertible note issued to Vicis shall be converted into securities issuable in such financing. This note is only convertible upon the occurrence of a future financing, the price at which any such financing would occur is not known and the number of shares into which the note will convert is not known as of the date of issuance. Therefore, the Company is unable to determine if a beneficial conversion feature exists. Any contingent beneficial conversion feature will be recognized in the period in which these contingencies are resolved.

(See reports of independent registered public accounting firms)

MEDICAL SOLUTIONS MANAGEMENT INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2007 AND 2006

Interest expense on the note was approximately $33,000 for the year ended December 31, 2007.

Convertible Notes Payable—$1,000,000 Vicis

On December 16, 2007, the Company entered into a note purchase agreement with Vicis Capital Master Fund (“Vicis”) pursuant to which the Company issued a promissory note in the principal amount of $1,000,000 in favor of Vicis and a warrant for 2,500,000 shares of the Company’s common stock. The Company received $1,000,000 in cash in consideration for the issuance of the promissory note and the warrant. The maturity date of the promissory note is December 16, 2008. Interest accrues under the note at the rate of 5% per annum. The Company is not permitted to prepay principal or interest under the promissory note. Under the note purchase agreement, Vicis has the option to convert the promissory note into equity or convertible debt securities sold by the Company in connection with a future financing on the terms and conditions of such financing, subject to a discount of 16.67% of the price per security offered by the Company. Upon such conversion, the Company shall have no obligations under the promissory note. The exercise price of the warrant is $0.40 per share (subject to adjustment upon the occurrence of certain events) and will be exercisable for 5 years. The Company and Vicis also entered into a Registration Rights Agreement with respect to the shares to be issued upon exercise of the warrant, whereby Vicis would be allowed to participate in any future registration of the Company’s shares of common stock, subject to the limitations in the agreement.

The Company allocated the $1,000,000 principal of promissory and original discount note to the Debentures and warrants based on the relative fair value of the instruments. The fair value of the warrants was determined using the Black-Scholes option pricing model (see Note 9). The fair value of the Debentures was determined based on a number of factors including the fair value of the common stock into which the Debentures could convert, the terms of the Debentures and the terms of other commercially available debt. Based on this analysis, the proceeds were allocated as follows:

Debentures	$470,810
Warrants	529,190

Gross proceeds	$1,000,000

The Debentures are only convertible upon the occurrence of a future financing, the price at which any such financing would occur is not known and the number of shares into which the Debentures will convert is not known as of the date of issuance. Therefore, the Company is unable to determine if a beneficial conversion feature exists. Any contingent beneficial conversion feature will be recognized in the period in which these contingencies are resolved.

A schedule of the carrying value of the Vicis Debentures and corresponding amortization of the discount is as follows:

Face amount of note	$1,000,000
Discount on face value	(529,190)

Carrying value after the July 2007 Agreement	470,810
Amortization of discount through December 31, 2007	14,981

Current carrying value at December 31, 2007	$485,791

(See reports of independent registered public accounting firms)

MEDICAL SOLUTIONS MANAGEMENT INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2007 AND 2006

Interest expense on the note was approximately $2,000 for the year ended December 31, 2007.

Other Notes Payable

On November 28, 2006, the Company issued an unsecured promissory note in the original principal amount of $216,000 in exchange for $200,000 in cash. The original principal amount of this note is payable at maturity, May 15, 2007, after which time interest will accrue at 18% per annum. This note may be converted to common stock, at the election of the holder, upon the completion of qualified financing of at least $2.5 million. The conversion formula will be set at the time the qualified financing terms are determined.

On December 21, 2006, the Company issued an unsecured promissory note in the amount of $400,000. This note bears interest at 5% and interest is payable at maturity, February 21, 2007. The Company is permitted to prepay principal and interest under this note at any time without penalty. In the event the Company does not repay all outstanding principal and interest under this note on or before February 21, 2007, the maturity date of this note will be extended to April 21, 2007 and the Company will be obligated to issue to Vicis a warrant to purchase 2,666,667 shares of common stock, which warrant will have an exercise price of $2.00 per share (subject to adjustment upon the occurrence of certain events) and will be exercisable for five years. Because the Company did not repay this note and accrued interest thereon on or before the maturity date of February 21, 2007, the maturity date was automatically extended to April 21, 2007, and the Company issued the warrant in conjunction with the convertible note financing dated April 17, 2007.

On January 18, 2007, the Company issued a promissory note in the principal amount of $200,000 in favor of Vicis. The maturity date of this note is March 31, 2007 and interest accrues under this note at the rate of 5% per annum. The Company is permitted to prepay principal and interest under this note at any time without penalty. In the event the Company does not repay all outstanding principal and interest under this note on or before March 31, 2007, the maturity date of this note will be extended to May 30, 2007 and the Company will be obligated to issue to Vicis a warrant to purchase 1,333,334 shares of common stock, which warrant will have an exercise price of $2.00 per share (subject to adjustment upon the occurrence of certain events) and will be exercisable for five years. Because the Company did not repay this note and accrued interest thereon on or before the maturity date of March 31, 2007, the maturity date was automatically extended to May 30, 2007, and the Company issued the warrant in conjunction with the convertible note financing dated April 17, 2007.

On February 20, 2007, the Company issued a promissory note in the principal amount of $450,000 in favor of Vicis. The maturity date of this note is April 30, 2007. Interest accrues under this note at the rate of 5% per annum. The Company is permitted to prepay principal and interest under this note at any time without penalty. In the event the Company does not repay all outstanding principal and interest under this note on or before April 30, 2007, the maturity date of this note will be extended to June 30, 2007 and the Company will be obligated to issue to Vicis a warrant to purchase 3,000,000 shares of the our common stock, which warrant will have an exercise price of $2.00 per share (subject to adjustment upon the occurrence of certain events) and will be exercisable for five years.

On April 17, 2007, the Other Notes Payable above were surrendered in consideration of the Debentures and warrants (see Convertible Notes Payable—$1,266,000 Vicis and Apogee Financial Investments above). Interest expense on Other Notes Payable was approximately $15,000 and $3,200 for the year ended December 31, 2007 and 2006, respectively.

(See reports of independent registered public accounting firms)

MEDICAL SOLUTIONS MANAGEMENT INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2007 AND 2006

Warrant and Debenture Agreement

On July 10, 2007, the Company entered into a Warrant and Debenture Amendment Agreement (the “July 2007 Agreement”) with Nite Capital, L.P., Apogee Financial Investments, Inc., Midtown Partners & Co., LLC, Douglas Arnold and Marshall Sterman (collectively, the “Investors”) and Vicis to amend the outstanding warrants and debentures previously issued to the Investors and Vicis. In exchange for $2,100,000 in cash from Vicis, the Company agreed to reduce the warrant exercise price of the outstanding warrants issued to Vicis from prices ranging from $2.00 to $.345 to $0.01 per share and to reduce the conversion price of the outstanding debentures issued to Vicis (with a face value of $3,050,000) ranging from $0.207016 to $0.30 down to $0.10 per share, as well as eliminate certain exercise limitations provisions. The reduction in the conversion price had the effect of increasing the number of common shares into which the Vicis debentures can be converted from 13,161,088 to 30,500,000 shares. The July 2007 Agreement also provided for the reduction of the warrant exercise price of the outstanding warrants to the Investors ranging from $0.345 to $1.00 down to $0.20 per share.

In accordance with EITF Issue No. 96-19, “Debtor’s Accounting for a Modification or Exchange of Debt Instruments” and EITF Issue No. 06-06, “Debtor’s Accounting for a Modification (or Exchange) of Convertible Debt Instruments”, the Company determined that the change in the fair value of the embedded conversion feature of the debentures increased by more than 10% of the carrying value of the debentures as a result of the modification to the conversion price. Therefore, the Company concluded that the amended debentures are “substantially different” from the original debentures. In accordance with EITF Issue No. 96-19, the Company recorded the amended debentures at fair value as of the date of modification.

The Company determined the fair value of the embedded beneficial conversion feature of the amended debentures using the Black-Scholes option pricing model and assumptions consistent with those described in Note 9. The fair value of the Company’s common stock as of the modification date, for purposes of the Black-Scholes calculation, was based on the most recent closing price of $3.50 per the OTC Bulletin Board. Based on this analysis, the Company calculated the fair value of the embedded beneficial conversion feature to be approximately $103,906,879. This amount was recorded as an Extinguishment Loss and as additional paid-in capital. The Company performed an analysis of the embedded conversion feature in accordance with EITF Issue No. 00-19 and concluded that it was appropriately recorded as equity rather than as a liability.

The Company estimated the fair value of the debentures (after bifurcation of the embedded conversion feature) using probability weighted estimates of market interest rates. The estimated market interest rates took into consideration the Company’s risk profile, including its credit worthiness, its stage of development, its available collateral, its cash flow and other factors the Company expects a commercial lender would consider. The Company estimated the market interest rate to range from 12% to 18% and determined a probability weighted market interest rate of approximately 15%. The market interest rate was used to calculate, using a net present value analysis, the fair value of the amended debentures. The Company determined that the fair value of the amended debentures (with a total face value of $3,050,000) was approximately $2,729,460. The difference between the fair value of the debentures and the carrying value of the debentures on the date of the modification (approximately $1,290,279) was recorded as an Extinguishment Loss. The resulting discount on the debentures is being amortized to interest expense, using the effective interest method, over the remaining term of the debentures.

The cash of $2,100,000 received from Vicis in connection with the July 2007 Agreement was considered a fee received by the Company from the creditor and, in accordance with EITF Issue No. 96-19 paragraph 6, was net against the Extinguishment Loss. The increase in the fair value of the Vicis warrants as determined on

(See reports of independent registered public accounting firms)

MEDICAL SOLUTIONS MANAGEMENT INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2007 AND 2006

July 10, 2007 using the Black-Scholes option pricing model and assumptions consistent with those described in Note 9 was considered a fee paid to the creditor by the Company and, in accordance with EITF Issue No 96-19 paragraph 6, was recorded as an Extinguishment Loss and as additional paid-in capital. The increase in the fair value of the Vicis warrants was estimated to be $9,267,179.

The following summarizes the components of the Debt Extinguishment Loss:

Fair value of the embedded conversion feature of the modified Vicis debentures	$103,906,879
Adjustment to reflect the fair value of the Vicis debentures	1,439,181
Increase in the fair value of the Vicis warrants	9,267,179
Cash received from Vicis in exchange for modification	(2,100,000)

Total Extinguishment Loss	$112,513,239

The increase in the fair value of the Investor warrants as determined on July 10, 2007 was considered a cost incurred with third parties directly related to the modification and was capitalized as debt issuance costs, in accordance with EITF Issue No. 96-19 paragraph 6, and as additional paid-in capital. The debt issuance costs are being amortized to interest expense over the life of the amended debentures. The increase in the fair value of the Investor warrants was estimated to be approximately $255,000. Non-cash interest expense related to the amortization of debt issuance costs was approximately $95,000 in the year ended December 31, 2007.

Prior to the July 2007 Agreement, the debentures and certain warrants held by Vicis contained certain exercise provisions limiting Vicis’ beneficial ownership to 4.99% of the Company’s outstanding common stock. These exercise limitation provisions in the debentures and certain warrants held by Vicis were eliminated in the July 2007 Agreement.

In connection with the July 2007 Agreement, the Company and Vicis also entered into a Third Amendment to the Guarantee Fee, Reimbursement and Indemnification Agreement (the “Third Amendment”). The Third Amendment limits the number of warrants to be issued to Vicis in the event of non-payment pursuant to the Guarantee Fee, Reimbursement and Indemnification Agreement to warrants totaling 4,000,000 shares of common stock. All other terms of the Guarantee Fee, Reimbursement and Indemnification Agreement remain the same.

A schedule of the carrying value of the 2006 Note and corresponding amortization of the discount is as follows:

Face amount of note	$2,000,000
Discount on face value	(163,720)

Carrying value after the July 2007 Agreement	1,836,280
Amortization of discount through December 31, 2007	78,278

Current carrying value at December 31, 2007	$1,914,558

(See reports of independent registered public accounting firms)

MEDICAL SOLUTIONS MANAGEMENT INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2007 AND 2006

A schedule of the carrying value of the Vicis Debentures and corresponding amortization of the discount is as follows:

Face amount of note	$1,050,000
Discount on face value	(156,820)

Carrying value after the July 2007 Agreement	893,180
Amortization of discount through December 31, 2007	39,714

Current carrying value at December 31, 2007	$932,894

Maturity Schedule

A summary of the notes payable maturities at December 31, 2007 is as follows:

Amount
For the years ended December 31:
2008	$4,525,000
2009	1,266,000

Total	5,791,000
Less current maturities	4,525,000

Non-current portion	$1,266,000

9. Stockholders’ Deficiency

Description of Securities

Common Stock: During 2007, the Company amended and restated the articles of incorporation increasing the number of authorized shares of common stock from 100,000,000 shares to 200,000,000 shares. In general, the holders of the Company’s common stock are entitled to one vote for each share held of record on all matters to be voted on by stockholders. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors.

Holders of common stock are entitled to receive dividends when, as and if declared by our board out of funds legally available. To date, no dividends have been declared or paid by the Company. In the event of our liquidation, dissolution or winding up, holders of the common stock are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision has been made for each class of stock, if any, having preference over the common stock. Holders of the common stock have no conversion, preemptive or other subscription rights and there are no redemption provisions applicable to the common stock. All of the outstanding shares of common stock are fully paid and non-assessable.

Preferred Stock: During 2007, the Company amended and restated the articles of incorporation to decrease the authorized the issuance of blank check preferred stock from 10,000,000 shares to 5,000,000 shares. Our Board of Directors has the power to establish the designation, rights and preferences of any preferred stock we issue in the future. Accordingly, our Board of Directors has the power, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of common stock.

(See reports of independent registered public accounting firms)

MEDICAL SOLUTIONS MANAGEMENT INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2007 AND 2006

Common Stock Issued for Services

In March 2006, we issued 60,000 shares to Mark Baum for legal fees. The shares were valued based upon the estimated fair value of the shares determined to be $15,000 or $0.25 per share.

Common Stock Issued upon conversion of Preferred Stock

Pursuant to the Exchange Agreement among the Registrant, Vicis, Midtown Partners & Co., LLC and Nite Capital L.P., dated as of April 13, 2006, such shareholders assigned, exchanged and converted their right, title and interest to shares of the Registrant’s then outstanding Series A Preferred Stock and, in exchange thereof and upon such conversion, the Registrant issued such shareholders shares of the Registrant’s common stock, as set forth below, and, as a result, there are no shares of Series A Preferred Stock presently outstanding.

Shareholder	Number of Shares of Series A Preferred Stock Assigned, Exchanged and Converted	Number of Shares of Common Stock Issued
Vicis Capital Master Fund	1,500,000	2,000,000
Midtown Partners & Co., LLC	90,000	120,000
Nite Capital L.P.	110,000	220,000
Treasury Stock

On June 28, 2006 we received 1,694,419 shares of our common stock from a shareholder. The shares were accounted for as contributed capital at the time of receipt and valued at $0.30 per share. We determined the principal to principal market was the most active market at the time of receipt. Documented exchanges in that market indicated a current value of $0.30 per share. The shares were subsequently retired and the entire amount of $508,326, was applied as a reduction of our paid-in capital under the cost method.

Stock Option Plan

On July 31, 2006, the Company adopted the 2006 Equity Incentive Plan. This Plan is intended to encourage ownership of the Company’s common stock by employees, consultants and directors of the Company and its affiliates and to provide additional incentive for them to promote the success of the Company’s business. The term of the Plan is ten years from the date of its adoption unless earlier terminated by the Board. The number of shares of common stock to be issued pursuant to awards under the Plan may not exceed three million (3,000,000) shares of common stock. Both incentive stock options and non-qualified options as well as restricted stock awards may be issued under the Plan. The Plan shall be administered by the Committee, however, the Company’s Board of Directors may itself exercise any of the powers and responsibilities assigned the Committee. The Committee may grant awards to any employee or consultant to the Company and its affiliates or to any non-employee member of the Board. However, only employees of the Company are eligible for the grant of an incentive stock option. Further, in no event shall the number of shares of common stock covered by an options or other awards granted to any one person in any one calendar year (or portion of a year) ending after such date exceed fifty percent (50%) of the aggregate number of shares of common stock subject to the Plan.

Summary of Options Activity

In estimating the fair value of stock-based compensation, we use the quoted market price of our common stock as determined in the most active market for stock awards, and the Black Scholes Option Pricing Model for

(See reports of independent registered public accounting firms)

MEDICAL SOLUTIONS MANAGEMENT INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2007 AND 2006

stock options and warrants. We estimate future volatility based on past volatility of our common stock; and we estimate the expected length of the option on several criteria, including the vesting period of the grant, and the expected volatility. In computing fair value we used the following assumptions:

	Fiscal Years Ended December 31,
	2007	2006
Risk-free interest rate	5.25%	5.25%
Dividend yield	0.00%	0.00%
Expected volatility	100%	75%
Expected term (in years)	5.0	4.0

A summary of the option activity is as follows:

	All Plan & Non-Plan Compensatory Type Options
	Shares	Weighted average exercise price	Weighted average remaining contractual term (years)	Aggregate intrinsic value*
Options outstanding at December 31, 2006	600,000	0.01	8.9
Granted	—	—
Exercised	(25,000)	0.01
Expired	(75,000)	0.01

Options outstanding at December 31, 2007	500,000	$0.01	7.9	$270,000

Options exercisable at December 31, 2007	250,000	$0.01	7.9	$135,000

*	Amount by which the fair value of the stock at the balance sheet date exceeds the exercise price.

The intrinsic value of options exercised for the year ended December 31, 2007 was $87,250. There were no options exercised in the year ended December 31, 2006. As of December 31, 2007, there was no unrecognized compensation cost related to options.

Summary of Warrant Activity

In estimating the fair value of warrants, the Company uses the Black Scholes option pricing model. T he Company uses the quoted market price of common stock as determined in the most active market for stock awards; future volatility is estimated based on historical volatility of its common stock; and the Company uses the contractual term of the warrant. In computing the fair value of warrants issued in the year ended December 31, 2007, the Company used the following assumptions:

Risk-free interest rate	5.25%
Dividend yield	0.0%
Expected volatility	100%-109%
Contractual term (in years)	5

(See reports of independent registered public accounting firms)

MEDICAL SOLUTIONS MANAGEMENT INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2007 AND 2006

In connection with the March 16, 2007 Guarantee Fee, Reimbursement and Indemnification Agreement as amended on May 18, 2007 with Vicis and CTC, more fully explained under the Sovereign Bank Revolving Line of Credit Agreement above, the Company issued two warrants, each to purchase 3,060,000 shares of common stock, with each warrant exercisable for five years at a per share exercise price of $1.00. The Company also issued two warrants, each to purchase 153,000 shares of its common stock, with each warrant exercisable for five years at a per share exercise price of $1.00, to Midtown for services rendered to the Company in connection with the transactions noted above. These warrants, issued on March 16, 2007 and May 18, 2007, to purchase an aggregate of 6,426,000 shares, were estimated at a fair value of $21,494,876 and are included in Revolving Line of Credit Expense in the statement of operations.

On April 17, 2007, the Company entered into a Securities Purchase and Exchange Agreement (see Note 8). Pursuant to the Purchase Agreement, the Company issued two warrants to purchase an aggregate of 4,220,000 shares of common stock at an exercise price of $0.345 per share and two warrants to purchase an aggregate of 4,220,000 shares of common stock at an exercise price of $0.375 per share. The warrants are exercisable for a period of five years. The relative fair value of these warrants was $825,180 and was recorded as additional paid-in capital and a discount on the convertible notes payable.

On April 17, 2007, the Company also issued to Vicis an additional warrant to purchase 4,000,001 shares of common stock at an exercise price of $2.00, exercisable for five years. This warrant was issued to Vicis in order to satisfy the extension requirement of the promissory notes issued to Vicis on December 21, 2006 in the principal amount of $400,000 and the promissory note issued on January 18, 2007 in the principal amount of $200,000, which were not repaid by their original stated maturity dates of February 21, 2007 and March 31, 2007, respectively. The estimated fair market value of the warrant was calculated to be $8,676,888 and recognized in Note Extension Expense in the year ended December, 31, 2007.

On November 16, 2007, in consideration for Vicis’ consenting in the Third Amendment to the Company’s entering into the Letter of Credit Amendment, the Company also entered into a Letter Agreement with Vicis. Pursuant to this Letter Agreement, the Company agreed to issue Vicis a warrant for 3,060,000 shares of its common stock, at an exercise price of $.50 per share, immediately upon the filing and subject to the effectiveness of an amendment to the Company’s Amended and Restated Articles of Incorporation increasing the number of the Company’s authorized shares of common stock from 100,000,000 to 200,000,000. The estimated fair market value of the warrant was calculated to be $1,335,692 and is included in note extension expense in the statement of operations.

On December 16, 2007, the Company entered into a note purchase agreement with Vicis pursuant to which the Company issued a promissory note in the principal amount of $1,000,000 (see Note 8) and a warrant for 2,500,000 shares of the Company’s common stock. The exercise price of the warrant is $0.40 per share (subject to adjustment upon the occurrence of certain events) and will be exercisable for 5 years. The relative fair value of these warrants was $529,190 and was recorded as additional paid-in capital and a discount on the convertible notes payable.

In 2006, convertible debt was issued with two blocks each of 8,000,000 detachable warrants exercisable at $0.345 and $0.375, respectively (see Note 8). On June 28, 2006, the Company issued to FP Associates a warrant to purchase 300,000 shares of its common stock, exercisable for five years at a price of $0.01 per share, in consideration for consulting services rendered to us. The fair value of the warrant was determined to be $87,581 and is included in selling, general and administrative expenses.

(See reports of independent registered public accounting firms)

MEDICAL SOLUTIONS MANAGEMENT INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2007 AND 2006

The following table summarizes the warrant activity for the years ended December 31, 2007 and 2006:

	2007		2006
	Shares	Weighted average exercise price	Shares	Weighted average exercise price
Warrants outstanding January 1	22,077,335	$0.65	5,777,335	$1.45
Granted during year	25,510,002	0.13	16,300,000	0.36
Exercised	(37,748,600)	0.01	—	—
Expired or cancelled	(1,084,001)	0.37	—	—

Outstanding at December 31	8,754,736	$0.36	22,077,335	$0.65

Weighted average years remaining		4.5		5.33

All warrants are fully vested as of December 31, 2007 and 2006.

The following table summarizes the status of our aggregate warrants as of December 31, 2007:

	Warrants Outstanding		Weighted average remaining life in years	Warrants Exercisable
Range of exercise prices	Shares	weighted average exercise price		Shares	weighted average exercise price
$0.50	3,060,000	$0.50	4.9	3,060,000	$0.50
$0.40	2,500,000	$0.40	5.0	2,500,000	$0.40
$0.20	2,894,736	$0.20	3.8	2,894,736	$0.20
$0.01	300,000	$0.01	3.3	300,000	$0.01

Total Shares	8,754,736	$0.36	4.5	8,754,736	$0.36

Warrant Exercises

On July 23, 2007, Vicis Capital Master Fund exercised certain of its warrants to purchase 37,720,001 shares of the Company’s common stock resulting in cash proceeds of $377,201. On August 13, 2007, another warrant holder exercised its warrants to purchase 28,599 shares of the Company’s common stock pursuant to a cashless exercise, resulting in a net share settlement of the issuance of 26,264 shares of the Company’s common stock.

10. Subsequent events

On January 24, 2008, the Company announced that its Chief Executive Officer and President, Brian Lesperance, has resigned from the Company effective as of January 24, 2008 (the “Separation Date”). Mr. Lesperance also resigned from his position as a director of the Company effective as of January 24, 2008.

In connection with Mr. Lesperance’s resignation, on January 24, 2008, the Company and Mr. Lesperance entered into a Separation Agreement (the “Agreement”). Pursuant to the Agreement, Mr. Lesperance shall be entitled to receive a payment equal to one hundred seventy-five thousand dollars ($175,000) representing an

(See reports of independent registered public accounting firms)

MEDICAL SOLUTIONS MANAGEMENT INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2007 AND 2006

amount equal to twelve (12) months of Mr. Lesperance’s base salary in effect on the Separation Date and twenty thousand and one hundred ninety-two dollars ($20,192) representing Mr. Lesperance’s unpaid and accrued vacation and sick pay which is due and owing to Mr. Lesperance through the Separation Date, for an aggregate gross payment by the Company to Mr. Lesperance of one hundred ninety-five thousand and one hundred ninety-two dollars ($195,192). All payments shall be made net of any and all applicable taxes and other withholdings and shall be paid within thirty (30) days of the Separation Date. In addition, the Company will provide Mr. Lesperance with medical and dental coverage until the first anniversary of the Separation Date. In addition, the Company provided Mr. Lesperance a warrant (the “Warrant”) to purchase an aggregate of 500,000 shares of the Company’s common stock, exercisable in whole or in part for three (3) years after the date of grant at an exercise price of $.55 per share (subject to adjustment in the event of stock splits, stock dividends and other similar events affecting Company’s common stock). The Company estimated the fair value of the warrant to be approximately $266,000 which will be included in Selling, General and Administration expense in the quarter ended March 31, 2008.

On January 24, 2008, the Company appointed Lowell Fisher as the Interim Chief Executive Officer of the Company.

(See reports of independent registered public accounting firms)

MEDICAL SOLUTIONS MANAGEMENT INC.

UNAUDITED FINANCIAL STATEMENTS

CONSOLIDATED BALANCE SHEETS

	June 28, 2008 (unaudited)	December 31, 2007 (audited)
Assets
Current Assets:
Cash and cash equivalents	$36,462	$1,091,939
Trade accounts receivable, net	1,188,041	1,254,483
Other receivables, net	5,574,586	3,603,681
Inventory	206,756	129,152
Prepaid expenses	50,405	26,317

Total current assets	7,056,250	6,105,572
Property and equipment, net	87,547	110,420
Debt issuance costs, net	63,746	159,362

Total Assets	$7,207,543	$6,375,354

Liabilities and Stockholders’ Deficiency
Current Liabilities:
Accounts payable	$1,468,120	$650,394
Accrued expenses	867,738	636,024
Borrowings under revolving line of credit	3,000,000	3,000,000
Advances payable	2,260,205	—
Convertible notes payable due in less than one year (net of discounts of $538,226 and $599,650 at June 28, 2008 and December 31, 2007, respectively)	5,252,774	3,925,350

Total current liabilities	12,848,837	8,211,768
Long-term Debt:
Convertible notes payable—long term (net of discounts of $0 and $316,061 at June 28, 2008 and December 31, 2007, respectively)	—	949,939

Total Liabilities	12,848,837	9,161,707

Commitments and contingencies
Stockholders’ Deficiency:
Preferred stock—5,000,000 authorized, $0.001 par value, none issued and outstanding	—	—
Common stock—200,000,000 authorized, $0.0001 par value, 58,218,007 issued and outstanding at June 28, 2008 and December 31, 2007	5,822	5,822
Additional paid in-capital	150,940,385	150,674,080
Accumulated deficit	(156,587,501)	(153,466,255)

Total Stockholders’ Deficiency	(5,641,294)	(2,786,353)

Total Liabilities and Stockholders’ Deficiency	$7,207,543	$6,375,354

See Notes to Unaudited Interim Financial Statements.

MEDICAL SOLUTIONS MANAGEMENT INC.

CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE THREE AND

SIX MONTHS ENDED JUNE 28, 2008 AND JUNE 30, 2007

(UNAUDITED)

	Six Months Ended		Three Months Ended
	June 28, 2008	June 30, 2007	June 28, 2008	June 30, 2007
Revenue:
Sales of Medical Products	$1,456,589	$1,104,721	$734,026	$454,786
Service Revenue	951,274	411,298	367,177	329,399

Total revenue	2,407,863	1,516,019	1,101,203	784,185

Cost of Revenue:
Cost of Medical Products	987,873	716,526	507,356	313,231
Cost of Services	969,810	414,506	400,009	267,763

Total Cost of Revenue	1,957,683	1,131,032	907,365	580,994

Gross Profit	450,180	384,987	193,838	203,191
Selling, General and Administrative Expenses	2,831,949	2,291,041	1,311,096	1,211,618

Operating Loss	(2,381,769)	(1,906,054)	(1,117,258)	(1,008,427)

Other Income (Expense)
Interest Income	3,267	2,390	271	1,504
Interest Expense, net	(738,102)	(429,631)	(375,721)	(259,777)
Revolving line of credit financing expense	—	(21,494,876)	—	(10,023,853)
Note extension expense	—	(8,676,888)	—	—
Warrant revaluation expense	—	—	—	—

Other Income (Expense), net	(734,835)	(30,599,005)	(375,450)	(10,282,126)

Net Loss Before Income Taxes	(3,116,604)	(32,505,059)	(1,492,708)	(11,290,553)
Provision for Income Taxes	4,641	3,162	—	—

Net Loss	$(3,121,245)	$(32,508,221)	$(1,492,708)	$(11,290,553)

Basic and Diluted Net Loss Per Common Share	$(0.05)	$(1.59)	$(0.03)	$(0.55)

Weighted Average Common Shares Outstanding (Basic and Diluted)	58,218,007	20,452,254	58,218,007	20,457,718

See Notes to Unaudited Interim Financial Statements.

MEDICAL SOLUTIONS MANAGEMENT INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE

SIX MONTHS ENDED JUNE 28, 2008 AND JUNE 30, 2007

(UNAUDITED)

	Six Months Ended
	June 28, 2008	June 30, 2007
Cash Flows from Operating Activities:
Net Loss	$(3,121,245)	$(32,508,221)
Adjustments required to reconcile net loss to cash flows used by operating activities:
Increase in allowance for doubtful accounts	108,075	50,843
Depreciation and amortization	35,339	28,885
Non-cash interest expense related to amortization of debt discounts and debt issuance costs	473,101	311,247
Fair value of warrants issued for revolving line of credit financing	—	21,494,876
Fair value of warrants issued for extension on maturity of convertible notes	—	8,676,888
Fair value of warrants issued as part of separation agreement	266,304	—
Changes in Operating Assets and Liabilities:
Trade accounts receivable	(41,633)	(606,412)
Other receivables	(1,970,905)	(1,477,492)
Inventory	(77,604)	(3,578)
Prepaid expenses	(24,088)	25,054
Accounts payable	817,726	162,402
Accrued expenses	231,714	212,342
Other Payable	—	—

Net cash used by operating activities	(3,303,216)	(3,633,166)

Cash Flows from Investing Activities:
Purchases of property and equipment	(12,466)	(46,811)

Cash Flows from Financing Activities:
Proceeds from convertible notes payable	—	650,000
Proceeds from borrowings under revolving line of credit	—	2,900,000
Proceeds from other advances payable	2,260,205	—
Proceeds from the exercise of common stock options	—	249

Net cash provided by financing activities	2,260,205	3,550,249

Net Increase (Decrease) in Cash and Cash Equivalents	(1,055,477)	(129,728)
Cash and Cash Equivalents—Beginning	1,091,939	353,058

Cash and Cash Equivalents—Ending	$36,462	$223,330

Supplemental disclosure of cash flow information:
Cash paid for interest	$61,750	$12,000

Cash paid for income taxes	$4,641	$3,162

Supplemental disclosure of non-cash transactions:
Discounts on convertible notes payable recorded as additional paid-in-capital	$—	$1,266,000

See Notes to Unaudited Interim Financial Statements

MEDICAL SOLUTIONS MANAGEMENT INC.

NOTES TO UNAUDITED INTERIM FINANCIAL STATEMENTS

1. Basis of Presentation and Summary of Significant Accounting Policies

The financial statements presented herein have been prepared by us in accordance with the accounting policies described in the Company’s Annual Report on Form 10-KSB for fiscal year ended December 31, 2007 filed with the SEC on April 15, 2008 and should be read in conjunction with the notes to consolidated financial statements which appear in that report.

The preparation of these financial statements in conformity with accounting principles generally accepted in the United States (“GAAP”) requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. Amounts from the Company’s fiscal year 2007 may also be reclassified to conform to current fiscal year 2008 classifications. On an on going basis, the Company evaluates its estimates, including those related intangible assets, income taxes, insurance obligations and contingencies and litigation. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other resources. Actual results may differ from these estimates under different assumptions or conditions.

In the opinion of management, the information furnished in this Quarterly Report on Form 10-Q reflects all adjustments necessary for a fair statement of the financial position and results of operations and cash flows as of and for the six-month month periods ended June 28, 2008 and June 30, 2007. All such adjustments are of a normal recurring nature. The consolidated financial statements have been prepared in accordance with the instructions to Quarterly Report on Form 10-Q and therefore do not include some information and notes necessary to conform to annual reporting requirements.

The consolidated financial statements include the accounts of Medical Solutions Management Inc. and its wholly-owned subsidiary, OrthoSupply Management, Inc. (collectively, the “Company”). All significant inter-company balances and transactions have been eliminated in consolidation.

Accounting Period: The Company’s fiscal year is on a calendar year basis consisting of four thirteen week quarters with the last month in each quarter being five weeks. The fiscal years ending December 31, 2008 and 2007 include 52 weeks.

Use of Estimates: The preparation of financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statement and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from the estimates.

Cash and Cash Equivalents: For financial statement presentation purposes, the Company considers those short-term, highly liquid investments with original maturities of three months or less to be cash or cash equivalents.

Fair Value of Financial Instruments: The Company’s financial instruments consists of cash and cash equivalents, trade accounts receivable, other receivables, accounts payable, accrued expenses, and long and short-term borrowings. The fair value of these instruments approximates their recorded value. The Company does not have financial instruments with off-balance sheet risk. The fair value estimates were based on market information available to management as of June 28, 2008.

MEDICAL SOLUTIONS MANAGEMENT INC.

NOTES TO UNAUDITED INTERIM FINANCIAL STATEMENTS—(Continued)

Financial instruments that potentially subject the Company to concentrations of market/credit risk consist principally of cash and cash equivalents and trade accounts receivables. The Company invests cash through a high credit-quality financial institution, which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts.

A concentration of credit risk may exist with respect to trade receivables. The Company performs ongoing credit evaluations of customers and generally do not require collateral from its customers. The Company reviews accounts receivable on a regular basis to determine if any such amounts may be potentially uncollectible. The Company establishes a general reserve based on percentages applied to certain customers and accounts receivable aging categories. These percentages are based on management’s judgment and historical collection and write-off experience. The Company includes any balances that are determined to be uncollectible, along with the general reserve, in the overall allowance for doubtful accounts. After all attempts to collect a receivable have failed, the receivable is written off against the allowance. Based on its best estimate, the Company believes the allowance for doubtful accounts of $311,508 is adequate as presented. Historically, the Company has not experienced significant losses related to receivables from individual customers or groups of customers in any particular discipline or geographic area.

The Company does not manufacture the products that it provides to its customers. Instead, the Company relies on manufacturers and other suppliers for these products. The Company submits purchase orders for the products to one of its manufacturers or suppliers. The Company’s manufacturers and suppliers have no written contractual obligation to accept any purchase order that it submits for customer product orders. If any of these parties are unable or unwilling to supply these products, the Company would be unable to distribute its products until a replacement supplier could be found.

Other Receivables: Other receivables consist of third party claims for pharmaceuticals dispensed by physicians under workers compensation. These claims are acquired from a management company which aggregates the claims on behalf of a group of physician clinics that dispense the pharmaceuticals to their patients. The Company advances funds to the management company at a discounted percentage from the face amount of the claims being transferred. In return, the ownership and all rights to full payment of the claims from third party payers are assigned exclusively to the Company. The Company is free to pledge or exchange the transferred assets, and the transferor is not entitled to repurchase or redeem the claims. For claims with differences of billed amount against collected amount and all claims outstanding at sixty days after billed date, the Company has full–recourse and has the right to deduct the amount paid by the Company for such claims from any payments due hereunder with respect to other claims. The claims are recorded at cost to the Company.

Inventories: Inventories are valued at the lower of cost (determined by the first-in, first-out method) or market and consist of finished goods.

Revenue Recognition: The Company’s principal sources of revenues are from the sale of medical products and from providing related management services. The Company’s revenue recognition policies are in compliance with Staff Accounting Bulletin (SAB) No. 104, “Revenue Recognition,” SAB No. 101, “Revenue Recognition in Financial Statements”, Emerging Issues Task Force (“EITF”) Issue No. 00-21, “Revenue Arrangements with Multiple Deliverables,” and EITF Issue No. 99-19, “Reporting Revenue Gross as a Principal versus Net as an Agent.” Revenue is recognized when persuasive evidence of an agreement with the customer exists, products are shipped or title passes pursuant to the terms of the agreement with the customer, the amount due from the customer is fixed or determinable, collectibility is reasonably assured, and there are no significant future performance obligations. Service revenues are recognized at the time of performance is completed usually billed monthly. Revenues from separate service maintenance agreements are recognized ratably over the term of the agreements.

MEDICAL SOLUTIONS MANAGEMENT INC.

NOTES TO UNAUDITED INTERIM FINANCIAL STATEMENTS—(Continued)

The Company’s sources of revenue are generated from the sale of products and services.

Sales of products—sales of durable medical equipment (“DME”), primarily to orthopedic and podiatry clinical practices:

•

Direct Purchase Model—Under this arrangement the clinic places an order with the Company, which then places the actual DME product order to one of its suppliers. Title to the product is transferred to the Company upon shipment from the supplier. The Company bills the clinic upon confirmation of receipt and acceptance of the delivered products. Upon billing, the Company’s performance obligation is considered fulfilled and, accordingly, revenue is recognized at that time.

•

Purchase as Dispensed Model—Under the “purchase as dispensed” model, the order and shipping process, payment terms, and pricing is the same as described above. However, in this model, the product remains the property of the Company upon delivery to the clinic. The product is included in the Company’s inventory held at the clinic site until it is dispensed to a patient. Once dispensed, it becomes billable to the clinic. Upon billing, the Company’s performance obligation is considered fulfilled and, accordingly, revenue is recognized at that time.

The Company has evaluated the gross sales reporting criteria set forth in paragraphs 7-14 of EITF 99-19. The Company has determined that the following criteria are applicable to its specific facts and circumstances:

•	The Company is the primary obligor in the arrangement with clinics.

•	The Company has general inventory risk.

•	The Company has discretion in supplier selection.

•	The Company has physical loss inventory risk.

•	The amount the Company earns is not fixed.

Based on the Company’s consideration of all relevant facts and circumstances, the Company accounts for sales of products on a gross basis.

Product sales are made without the right of return. However, the Company has established a business practice of accepting product returns under certain circumstances. The Company provides for estimated sales returns when the underlying sale is made, based upon historical experience and known events or trends, in accordance with SFAS No. 48, “Revenue Recognition when Right of Return Exists”. The Company is able to reasonably estimate returns due to the relatively short time period during which the Company generally accepts returns, the Company’s historical experience with similar types of sales of similar products and a large volume of homogenous transactions. For all periods presented, actual returns and reserves for estimated returns have been immaterial.

Sales of services—sales of third party billing and collection services and Physician Extenders services:

•

Billing and Collection services model—The Company also provides certain clinics with third party billing and collection services. Under this program, the Company provides clinics with patient agreements which are filled in with DME product information dispensed to a patient along with proper coding. The Company periodically receives this information from the clinic and inputs it into an electronic billing system for transmittal, on behalf of the clinic, to the appropriate third party payers. The Company charges a fee for this service equal to a fixed percentage of the amounts actually collected by the clinic. The service fee revenue is recognized, on a net basis, upon collection of the

MEDICAL SOLUTIONS MANAGEMENT INC.

NOTES TO UNAUDITED INTERIM FINANCIAL STATEMENTS—(Continued)

third party billings and is invoiced to clinics on a monthly basis. The Company has evaluated the net sales reporting criteria set forth in paragraph 16 of EITF 99-19 and determined all its billing and collection services are required to be reported on a net basis. Billing and collection contract terms are for one to two years with termination subject to thirty days notice for cause, and 90 to 120 day notice without cause.

•

Physician Extenders (PE) services model—PE’s are generally Certified Athletic Trainers. These health care professionals are employed by the Company but work on site at one or more clinics. They assist the clinic in DME dispensing, inventory management, injury evaluation, prevention and rehabilitation. The Company charges a contractually agreed upon flat fee to the clinic for this service. The fee is invoiced monthly. Related fee revenue is recognized at the end of each month that the service has been provided and costs are included in cost of sales. Contract terms are generally the same as those of Billing and Collecting services.

•

Pharmacy Claims Servicing Revenue—The Company acquires dispensed workers compensation pharmaceutical claims from a management company which aggregates the claims on behalf of a group of physician clinics that dispense the pharmaceuticals to their patients. Under the arrangement, the Company advances funds to the management company at a discounted percentage from the face amount of the claims being transferred. In return, the ownership and all rights to full payment of the claims from third party payers are assigned exclusively to the Company. The Company is free to pledge or exchange the transferred assets, and the transferor is not entitled to repurchase or redeem the claims. The Company has full responsibility for servicing the claims, including submission of the claims to third party payers (such as insurance companies and state workers compensation funds) and follow-up until settlement occurs. For claims with differences of billed amount against collected amount and all claims outstanding at sixty days after billed date, the Company has full–recourse and has the right to deduct the amount paid by the Company for such claims from any payments due hereunder with respect to other claims.

The Company evaluated the accounting for the acquisition and disposition of the pharmacy claims in accordance with SFAS 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, as amended by SFAS 156, Accounting for Servicing of Financial Assets (as amended). In accordance with paragraph 9 of SFAS 140, the Company has treated the acquisition of the claims as a purchase since the management company (transferor) has surrendered control over these assets to OrthoSupply, MSMI’s wholly owned operating company. The claim assets are recorded in Other Receivables, separately from its trade receivables, at the Company’s cost. The Company earns servicing revenue by processing, submitting and collecting the claims as described above. Servicing revenue is recognized at the time the claim is collected, and is calculated as the difference between the amount actually collected on the claim from third party payers and the amount paid by the Company for that claim.

Reclassifications: Certain amounts reported in the previous periods have been reclassified to conform to the 2007 presentation.

2. Going Concern and Management’s Plan

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company’s losses have resulted in an accumulated deficit of $156,587,501 as of June 28, 2008. Operating activities consumed $3,303,216 in cash in the six months ended June 28, 2008. In addition, the Company has negative working capital of $5,792,587 as of June 28, 2008. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

MEDICAL SOLUTIONS MANAGEMENT INC.

NOTES TO UNAUDITED INTERIM FINANCIAL STATEMENTS—(Continued)

The Company’s plan for organic growth for fiscal year 2008 includes increasing its sales with existing customers through on-site assessments of their operations along with expanding the Company’s client base in the markets the Company currently operates. The plan includes support programs for the sales efforts including marketing, communications and program literature. The Company plans to increase its current sales force to 5 regional sales people and maximizing growth in their respective regions.

The Company plans to hire additional field support resources to enhance the effectiveness of its services and support the growth in new clinics during 2008. From time to time, the Company also engages outside consultants to assist the Company with marketing, advertising and web development. The Company expects these additional resources to drive the continuous improvement of the billing and inventory processes that support the clinics. The Company also plans to increase its resources in accounting and administration, including hiring additional employees to assist with transaction processing and internal control over financial reporting.

The Company does not anticipate devoting its resources to research and development in fiscal year 2008. The Company intends to continue adding to its product and service offerings that will generate new revenue opportunities, including but not limited to strategic acquisitions and mergers (see Note 8, Subsequent Events).

3. New Accounting Standards

In May 2008, the Financial Accounting Standards Board (“FASB”) issued FASB Staff Position (“FSP”) APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement). FSP APB 14-1 clarifies that convertible debt instruments that may be settled in cash upon either mandatory or optional conversion (including partial cash settlement) are not addressed by paragraph 12 of APB Opinion No. 14, Accounting for Convertible Debt and Debt issued with Stock Purchase Warrants. Additionally, FSP APB 14-1 specifies that issuers of such instruments should separately account for the liability and equity components in a manner that will reflect the entity’s nonconvertible debt borrowing rate when interest cost is recognized in subsequent periods. FSP APB 14-1 is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. We will adopt FSP APB 14-1 beginning in the first quarter of fiscal 2010, and this standard must be applied on a retrospective basis. We are evaluating the impact the adoption of FSP APB 14-1 will have on our consolidated financial position and results of operations.

In May 2008, the FASB issued Statement of Financial Accounting Standards (“SFAS”) No. 162, The Hierarchy of Generally Accepted Accounting Principles. This standard is intended to improve financial reporting by identifying a consistent framework, or hierarchy, for selecting accounting principles to be used in preparing financial statements that are presented in conformity with generally accepted accounting principles in the United States for non-governmental entities. SFAS No. 162 is effective 60 days following approval by the U.S. Securities and Exchange Commission (“SEC”) of the Public Company Accounting Oversight Board’s amendments to AU Section 411, The Meaning of Present Fairly in Conformity with Generally Accepted Accounting Principles. We do not expect SFAS No. 162 to have a material impact on the preparation of our consolidated financial statements.

In March 2008, the FASB issued Statement No. 161, “Disclosures about Derivative Instruments and Hedging Activities, an amendment of FASB Statement No. 133.” This Statement changes the disclosure requirements for derivative instruments and hedging activities. Entities are required to provide enhanced disclosures about (a) how and why an entity uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for under SFAS 133 and its related interpretations, and (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. This Statement is effective for fiscal years and interim periods beginning after November 15, 2008 and is not expected to have a material impact on the consolidated financial statements of the Company.

MEDICAL SOLUTIONS MANAGEMENT INC.

NOTES TO UNAUDITED INTERIM FINANCIAL STATEMENTS—(Continued)

In December 2007, the Financial Accounting Standards Board (FASB) issued Statement No. 141 (revised) (No. 141 R), “Business Combinations.” This Statement replaces FASB Statement No. 141, and applies to all business entities that previously used the pooling-of-interests method of accounting for some business combinations. Under Statement No. 141R, an acquirer is required to recognize, at fair value, the assets acquired, liabilities assumed, and any non-controlling interest in the entity acquired at the acquisition date. Further, it requires that acquisition costs and expected restructuring costs be recognized separately from the acquisition, and that the acquirer, in a business combination executed in stages, recognize the identifiable assets and liabilities as well as the non-controlling interest in the entity acquired, at the full amounts of their fair values. SFAS No. 141R also requires an acquirer to recognize the assets acquired and liabilities assumed arising from contractual contingencies as of the acquisition date. Also under this Statement, an acquirer is required to recognize contingent consideration as of the acquisition date and eliminates the concept of negative goodwill and requires gain recognition in instances in which the fair value of the identifiable net assets exceeds the fair value of the consideration plus any non-controlling interest in the entity acquired as of the acquisition date. SFAS No. 141R makes significant amendments to other Statements and other authoritative guidance, and applies prospectively to business combinations on or after the acquiring entities first fiscal year that begins after December 15, 2008. It may not be applied prior to that date.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities Including an Amendment of FASB Statement No. 115”. SFAS No. 159 permits entities to choose to measure many financial instruments and certain other items at fair value. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. This statement is expected to expand the use of fair value measurement, which is consistent with the FASB’s long-term measurement objectives for accounting for financial instruments. The fair value option established will permit all entities to choose to measure eligible items at fair value at specified election dates. An entity shall record unrealized gains and losses on items for which the fair value option has been elected through net income in the statement of operations at each subsequent reporting date. SFAS No. 159 is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. The adoption of SFAS No. 159 did not have a material impact on the consolidated financial statements of the Company.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements.” SFAS No. 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. The pronouncement is applicable in cases when assets or liabilities are to be measured at fair value. It does not establish new circumstances in which fair value would be used to measure assets or liabilities. The provisions of SFAS No.157 are effective as of an entity’s first fiscal year that begins after November 15, 2007. The adoption of SFAS No. 157 did not have a material impact on the consolidated financial statements of the Company.

4. Earnings (Loss) Per Share

Basic earnings (loss) per share are computed by dividing net income (loss) (the numerator) by the weighted-average number of common shares outstanding (the denominator) for the period. Diluted earnings per share assume that any dilutive convertible securities outstanding were converted, with related preferred stock dividend requirements and outstanding common shares adjusted accordingly. It also assumes that outstanding common shares were increased by shares issuable upon exercise of those stock options for which market price exceeds the exercise price, less shares which could have been purchased by us with the related proceeds. In periods of losses, diluted loss per share is computed on the same basis as basic loss per share as the inclusion of any other potential shares outstanding would be anti-dilutive.

MEDICAL SOLUTIONS MANAGEMENT INC.

NOTES TO UNAUDITED INTERIM FINANCIAL STATEMENTS—(Continued)

5. Revolving Line of Credit

The Company has a Revolving Line of Credit Agreement (the “Line of Credit Agreement”) with Sovereign Bank (“Sovereign Bank”) pursuant to which Sovereign Bank established a revolving line of credit in favor of the Company in the aggregate principal amount of $3,000,000. The Company’s right to request loans under this Line of Credit Agreement terminates 120 days prior to expiration of the letter of credit described below. Any loans made to the Company under the Line of Credit Agreement bear interest at a fluctuating rate per annum equal to, at the election of the Company, (i) the sum of the then LIBOR rate plus a margin ranging from .75% to 1.25% or (ii) the then Prime rate less 200 basis points. At June 28, 2008, the interest rate on the revolving line of credit was 3.00%. The Company is required to pay to Sovereign Bank a monthly fee on any unused amounts under the line of credit equal to the product obtained by multiplying the average unused amount for a given month by a fraction, the numerator of which ranges from .125% to .25% and the denominator of which is 12.

In connection with the transactions consummated with the Line of Credit Agreement, (i) Custodial Trust Company (“CTC”) issued an irrevocable letter of credit in favor of Sovereign Bank up to an aggregate amount of $3,060,000, which the letter of credit expires on March 15, 2009, and (ii) the Company, CTC and Vicis Capital Master Fund (“Vicis”) entered into a Letter of Credit Reimbursement, Guarantee, Security and Pledge Agreement (the “CTC Agreement”) pursuant to which the Company agreed to reimburse CTC for any payments CTC is required to make under the letter of credit it issued in favor of Sovereign Bank. Vicis guaranteed the Company’s performance of such obligations and in connection therewith deposited with CTC certain of its assets.

Medical Solutions Management Inc., Vicis and OrthoSupply Management, Inc. (“OrthoSupply”), a wholly-owned subsidiary of Medical Solutions Management Inc., entered into a Guarantee Fee, Reimbursement and Indemnification Agreement pursuant to which the Company agreed to reimburse Vicis for any payment Vicis is required to make under the CTC Agreement. OrthoSupply guaranteed the Company’s performance of its obligations under this agreement. In the event Vicis is required to make any payment under the CTC Agreement or any assets of Vicis deposited with CTC are foreclosed or otherwise taken, the Company is obligated to immediately reimburse Vicis for the amount paid or the value of the assets taken. If the Company does not timely reimburse Vicis it is obligated to issue to Vicis and Midtown warrants to purchase a number of shares of common stock equal to 200% (in the case of Vicis) and 10% (in the case of Midtown) of the value of the Vicis assets taken, which warrants shall be exercisable for five years at a per share exercise price of $1.00.

Interest expense on the Sovereign Bank revolving line of credit was approximately $55,000 and $28,000 for the six months ended June 28, 2008 and June 30, 2007, respectively. Interest expense on the Sovereign Bank revolving line of credit was approximately $19,000 and $28,000 for the three months ended June 28, 2008 and June 30, 2007, respectively. At June 28, 2008, the Company had an outstanding balance of $3,000,000 under this revolving line of credit.

6. Notes Payable

Convertible Notes Payable—$2,000,000 Vicis Capital Master Fund

On June 28, 2006, the Company entered into a Securities Purchase and Exchange Agreement (the “SPA”) with Vicis. This SPA affirmed that the financing was a private placement to accredited investors and accordingly exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended. Pursuant to the SPA, Vicis purchased a Senior Secured Convertible Note (“2006 Note”) in aggregate the principal amount of which was $2,000,000 together with warrants (“Warrants”) to purchase an aggregate of 16,000,000 shares of its common stock. The Company also entered into a Security Agreement dated June 28, 2006 by and between the Company and Vicis (the “Security Agreement”), pursuant to which the 2006 Note is secured by substantially all of the assets of the Company, including its intellectual property.

MEDICAL SOLUTIONS MANAGEMENT INC.

NOTES TO UNAUDITED INTERIM FINANCIAL STATEMENTS—(Continued)

The Warrants, as amended, permitted Vicis to purchase 16,000,000 shares of common stock at an exercise price of $0.01 per share and were exercisable from June 28, 2006 until June 28, 2011. The Warrants contain anti-dilution provisions similar to the convertible debt and are required to be reduced to an exercise price not less than amounts received for new issues of common stock or rates granted to newly issued convertible securities, or exercise prices of options in an equity financing.

The 2006 Note, as amended, is convertible at the option of the holder at any time and from time to time into common stock of the Company at a conversion price of $0.10 per share, subject to certain anti-dilution adjustments. Pursuant to the terms of the 2006 Note, the conversion price will be reset (the “Reset Provision”) in the event the Company issues shares, convertible securities or options entitling the recipient to subscribe for or purchase shares at a price per share less than the fixed conversion price then in effect.

Interest is payable, in cash, at maturity and accrues at 6% per annum. The entire principal amount of the 2006 Note is payable on its maturity date of June 28, 2008, subject to its earlier conversion, acceleration or redemption. However, the 2006 Note was not repaid, Vicis has not requested repayment and has not notified the Company of an event of default. Currently, the Company is working with Vicis on an extension of the Note. At the option of the Company, interest payable upon conversion of all or a portion of the converted principal amount may be settled either in cash or in registered common stock (at a conversion price equal to the then current debt conversion price).

The terms of the convertible debentures include a reset conversion feature which provides for a reduction in conversion price of the debentures into shares of the Company’s common stock at a rate equal to the terms of any future offering. The Company has determined that the current conversion rate is fixed and determinate and will change only in circumstances under management’s control. Also, because the conversion option is indexed to its own stock and a separate instrument with the same terms would be classified in stockholders’ equity in the statement of financial position, the written option is not considered to be a derivative instrument for the issuer under SFAS 133 paragraph 11(a) and, accordingly, was not separated from the host contract.

The 2006 Note contains customary negative covenants for loans of this type, including limitations on the Company’s ability to incur indebtedness, issue securities, make loans and investments, make capital expenditures, dispose of assets and enter into mergers and acquisition transactions. Events of default under the 2006 Note are described below and include breaches of the Company’s obligations under the 2006 Note and other agreements relating to the transaction, certain defaults under any other indebtedness of at least $250,000 and certain bankruptcy events. Upon an event of default, all outstanding principal plus all accrued and unpaid interest become immediately due and payable.

Material events that would cause default under the 2006 Note include:

•	failure to pay principal or any premium on any 2006 Note when due;

•	failure to pay any interest, late fees or liquidated damages on any 2006 Note after a period of ten business days;

•	failure to perform other covenants under any 2006 Note that is not cured by thirty-five days after notice;

•	any representation or warranty under the financing documents that is untrue or incorrect in any material respect;

•	certain events such as bankruptcy or assignment for the benefit of creditors of the Company or any of its subsidiaries;

MEDICAL SOLUTIONS MANAGEMENT INC.

NOTES TO UNAUDITED INTERIM FINANCIAL STATEMENTS—(Continued)

•	any default by the Company or its subsidiaries under any instrument in excess of $250,000 that results in such obligation becoming due and payable prior to maturity;

•	the Company becoming party to a change of control transaction; and

•	failure to maintain the required reservation of additional shares of authorized common stock.

In connection with issuance of the 2006 Note and Warrants, on June 28, 2006 the Company entered into an Amended and Restated Investor Rights Agreement (the “Investor Rights Agreement”) with Vicis and certain other stockholders, pursuant to which the Company is obligated to register with the SEC the shares of common stock underlying the 2006 Note, Warrants and shares held by certain other stockholders. Under the Investor Rights Agreement, the Company is required to file a registration statement with respect to certain securities within thirty days of the date of the Investor Rights Agreement and to have the registration statement declared effective by the SEC within 120 days of the date of the Investor Rights Agreement. Additionally, the Company is required to keep the registration statement effective at all times until all of the shares registered have been sold or may be resold pursuant to Rule 144(k) under the Securities Act of 1933, as amended. If the Company does not satisfy these registration obligations, it would constitute an event of default, and the Company would have to pay Vicis an amount in cash or unregistered stock, as partial liquidated damages, as provided in the Investor Rights Agreement, as discussed further below.

The Investor Rights Agreement provides for liquidated damages for failure to register or maintain an effective registration statement for the shares underlying the 2006 Notes and Warrants. If the Company fails to have the registration statement declared effective within the specified period, the Company would be required to pay liquidated damages to the investor(s) until:

•	the registration statement is declared effective;

•	effectiveness is maintained for a prescribed period; or

•

the purchasers are no longer incurring damages for the Company’s failure to register the securities (e. g., if the securities become freely transferable after a holding period under Rule 144(k) of the Securities Act of 1933).

Liquidated damages are paid in cash or unregistered shares, at the Company’s discretion and the amount is determined by a formula in the Investor Rights Agreement. The liquidated damages are 1% per month of the aggregate purchase price paid by the holder of the 2006 Note and are capped at 8% and a maximum period of eight (8) months. In accordance with FSP EITF 00-19-2, at December 31, 2006, the Company determined the transfer of consideration under the registration payment arrangement was probable and could be reasonably estimated. The Company estimated the penalty amount to be $160,000, the maximum penalty that could be payable in the event of a breach of the Investor Rights Agreement, and recognized the related contingent liability and expense for this amount. As of June 28, 2008, accrued expenses include $160,000 related to this and no liquidated damages have been paid.

A schedule of the carrying value of the 2006 Note, as amended, and corresponding amortization of the discount is as follows:

Face amount of note	$2,000,000
Discount on face value	(163,720)

Carrying value after the July 2007 Agreement	1,836,280
Amortization of discount through June 28, 2008	163,720

Current carrying value at June 28, 2008	$2,000,000

MEDICAL SOLUTIONS MANAGEMENT INC.

NOTES TO UNAUDITED INTERIM FINANCIAL STATEMENTS—(Continued)

Interest expense on the 2006 Note was approximately $66,000 and $63,000 for the six months ended June 28, 2008 and June 30, 2007, respectively. Interest expense on the 2006 Note was approximately $33,000 and $32,000 for the three months ended June 28, 2008 and June 30, 2007, respectively.

Convertible Notes Payable—$1,266,000 Vicis and Apogee Financial Investments

On April 17, 2007, the Company entered into a Securities Purchase and Exchange Agreement (“Purchase Agreement”) with Vicis and Apogee Financial Investments Inc. (“Apogee”). Pursuant to the Purchase Agreement, the Company issued (1) 6% convertible senior secured debentures in the aggregate principal amount of $1,050,000 to Vicis, as amended, convertible into shares of the Company’s common stock at a conversion price of $0.10 per share (the “Vicis Debentures”) and $216,000 to Apogee convertible into shares of the Company’s common stock at a conversion price of $0.30 (the “Apogee Debentures” and collectively with the Vicis Debentures, the “Debentures”), (2) warrants to purchase an aggregate of 7,500,000 shares of the Company’s common stock to Vicis, as amended, at an exercise price of $0.01 per share and (3) warrants to purchase an aggregate of 1,440,000 shares of the Company’s common stock to Apogee, as amended, at an exercise price of $0.20 per share. The Debentures mature on April 17, 2009 and are secured by a lien on all the personal property and assets of the Company. The warrants are exercisable for a period of five years.

In connection with this transaction, the Company, Vicis and Apogee entered into a Subordination Agreement whereby the lien on all the personal property and assets of the Company securing the obligations of the Company under the Debentures is subordinated to the lien granted by the Company to Vicis to secure the obligations of the Company under a separate debenture previously issued by the Company to Vicis on June 28, 2006 (see Convertible Notes Payable—$2,000,000 Vicis Capital Master Fund above).

A schedule of the carrying value of the Vicis Debentures, as amended, and corresponding amortization of the discount is as follows:

Face amount of note	$1,050,000
Discount on face value	(156,820)

Carrying value	893,180
Amortization of discount through June 28, 2008	83,141

Current carrying value at June 28, 2008	$976,321

A schedule of accretion of the carrying value of the Apogee Debentures and corresponding amortization of the discounts is as follows:

Face amount of note	$216,000
Discount on face value	(209,311)

Carrying value	6,689
Amortization of discount through June 28, 2008	38,546

Carrying value at June 28, 2008	$45,235

Interest expense on the Debentures was approximately $40,000 and $13,000 for the six months ended June 28, 2008 and June 30, 2007, respectively. Interest expense on the Debentures was approximately $20,000 and $13,000 for the three months ended June 28, 2008 and June 30, 2007, respectively.

MEDICAL SOLUTIONS MANAGEMENT INC.

NOTES TO UNAUDITED INTERIM FINANCIAL STATEMENTS—(Continued)

Convertible Notes Payable—$1,500,000 Vicis

On October 18, 2007, the Company issued a convertible note in the principal amount of $1,500,000 to Vicis. The maturity date of the note is October 12, 2008 and bears interest on the principal amount outstanding and unpaid from time to time at a rate of 10% per annum from the date hereof until paid in full. Interest shall be calculated on the basis of a 360-day year and paid for the actual number of days elapsed, and shall accrue and be payable upon the maturity date or, thereafter, if any amounts are due and owing by the Company under this Note, then upon demand. The Company received $1,500,000 as consideration for the convertible note. If the Company completes a subsequent financing of convertible debentures and warrants, the convertible note issued to Vicis shall be converted into securities issuable in such financing. This note is only convertible upon the occurrence of a future financing, the price at which any such financing would occur is not known and the number of shares into which the note will convert is not known as of the date of issuance. Therefore, the Company is unable to determine if a beneficial conversion feature exists. Any contingent beneficial conversion feature will be recognized in the period in which these contingencies are resolved. Subsequent to June 30, 2008, this note and related accrued interest was converted into Series D Convertible Preferred Stock and no beneficial conversion resulted (see Note 8).

Interest expense on the note was approximately $40,000 and $78,000 for the three and six months ended June 28, 2008, respectively.

Convertible Notes Payable—$1,000,000 Vicis

On December 16, 2007, the Company entered into a note purchase agreement with Vicis pursuant to which the Company issued a promissory note in the principal amount of $1,000,000 in favor of Vicis and a warrant for 2,500,000 shares of the Company’s common stock. The Company received $1,000,000 in cash in consideration for the issuance of the promissory note and the warrant. The maturity date of the promissory note is December 16, 2008. Interest accrues under the note at the rate of 5% per annum. The Company is not permitted to prepay principal or interest under the promissory note. Under the note purchase agreement, Vicis has the option to convert the promissory note into equity or convertible debt securities sold by the Company in connection with a future financing on the terms and conditions of such financing, subject to a discount of 16.67% of the price per security offered by the Company. Upon such conversion, the Company shall have no obligations under the promissory note. The exercise price of the warrant is $0.40 per share (subject to adjustment upon the occurrence of certain events) and will be exercisable for 5 years. The Company and Vicis also entered into a Registration Rights Agreement with respect to the shares to be issued upon exercise of the warrant, whereby Vicis would be allowed to participate in any future registration of the Company’s shares of common stock, subject to the limitations in the agreement.

The Debentures are only convertible upon the occurrence of a future financing, the price at which any such financing would occur is not known and the number of shares into which the Debentures will convert is not known as of the date of issuance. Therefore, the Company is unable to determine if a beneficial conversion feature exists. Any contingent beneficial conversion feature will be recognized in the period in which these contingencies are resolved. Subsequent to June 30, 2008, this note and related accrued interest was converted into Series D Convertible Preferred Stock and no beneficial conversion resulted (see Note 8).

MEDICAL SOLUTIONS MANAGEMENT INC.

NOTES TO UNAUDITED INTERIM FINANCIAL STATEMENTS—(Continued)

A schedule of the carrying value of the Vicis Debentures and corresponding amortization of the discount is as follows:

Face amount of note	$1,000,000
Discount on face value	(529,190)

Carrying value	470,810
Amortization of discount through June 28, 2008	235,410

Current carrying value at June 28, 2008	$706,220

Interest expense on the note was approximately $13,000 and $25,000 for the three and six months ended June 28, 2008, respectively.

Advances Payable—Vicis

In the quarter ended June 28, 2008, Vicis made advances to the Company of $655,000, totaling $2,260,205 (the “Advances Payable”). These advances have no stated interest rate and are due on demand. Subsequent to June 28, 2008, these advances were converted into Series D Convertible Preferred Stock and no beneficial conversion resulted (see Note 8).

7. Stock Option Plan And Warrants

Stock Option Plan

On July 31, 2006, the Company adopted the 2006 Equity Incentive Plan (the “Plan”). The Plan is intended to encourage ownership of common stock by employees, consultants and directors of the Company and its affiliates and to provide additional incentive for them to promote the success of the Company’s business. The term of the Plan is ten years from the date of its adoption unless earlier terminated by the Board. The number of shares of common stock to be issued pursuant to incentive stock options may not exceed three million (3,000,000) shares of common stock. Both incentive stock options and non-qualified options, as well as restricted stock awards, may be issued under the Plan. The Plan shall be administered by the Committee, however, the Board may itself exercise any of the powers and responsibilities assigned the Committee. The Committee may grant awards to any employee or consultant to the Company and its affiliates or to any non-employee member of the Board. However, only employees of the Company are eligible for the grant of an incentive stock option. Further, in no event shall the number of shares of common stock covered by options or other awards granted to any one person in any one calendar year (or portion of a year) ending after such date exceed fifty percent (50%) of the aggregate number of shares of common stock subject to the Plan.

Summary of Option Activity

In estimating the fair value of share-based compensation, the Company uses the quoted market price of common stock as determined in the most active market for stock awards, and the Black Scholes Option Pricing Model for stock options. The Company estimates future volatility based on historical volatility of its common stock; and the Company estimates the expected term of the option on several criteria, including the vesting period of the grant, and the contractual term. In computing fair value, the Company used the following assumptions:

	Six Months Ended
	June 28, 2008	June 30, 2007
Risk-free interest rate	3.34%	4.92%
Dividend yield	0.00%	0.00%
Expected volatility	100%	100%
Expected term (in years)	5.0	5.0

MEDICAL SOLUTIONS MANAGEMENT INC.

NOTES TO UNAUDITED INTERIM FINANCIAL STATEMENTS—(Continued)

	All Plan & Non-Plan Compensatory Type Options
	Shares	Weighted average exercise price	Weighted average remaining contractual term (years)	Aggregate intrinsic value
Options outstanding at December 31, 2007	500,000	$0.01	7.6
Granted	—	—
Exercised	—	—
Lapsed/forfeited	—	—

Options outstanding at June 28, 2008	500,000	$0.01	7.3	$595,000

Options exercisable at June 28, 2008	375,000	$0.01	7.3	$446,250

As of June 28, 2008, there was no unrecognized compensation costs related to options.

Summary of Warrant Activity

In estimating the fair value of warrants, the Company uses the Black Scholes option pricing model. The Company uses the quoted market price of common stock as determined in the most active market for stock awards; future volatility is estimated based on historical volatility of its common stock; and the Company uses the contractual term of the warrant. In computing the fair value of warrants issued in the six months ended June 28, 2008, the Company used the following assumptions:

Risk-free interest rate	2.81%
Dividend yield	0
Expected volatility	107%
Contractual term (in years)	3

In connection with a Separation Agreement (the “Agreement”) dated January 24, 2008 with Brian Lesperance, the Company’s former President and Chief Executive Officer, on February 23, 2008 the Company issued to Mr. Lesperance a warrant (the “Warrant”) to purchase an aggregate of 500,000 shares of the Company’s common stock, exercisable in whole or in part for three (3) years after the date of grant at an exercise price of $0.55 per share (subject to adjustment in the event of stock splits, stock dividends and other similar events affecting Company’s common stock). The Company estimated the fair value of the warrant to be $266,304 which is included in Selling, General and Administration expense in the six months ended June 28, 2008.

The following table summarizes the warrant activity in the six months ended June 28, 2008:

	Shares	Weighted average exercise price
Warrants outstanding at December 31, 2007	8,754,736	$0.36
Granted	500,000	0.55
Exercised	—	—
Lapsed/forfeited	—	—

Warrants outstanding at June 28, 2008	9,254,736	$0.37

Warrants exercisable at June 28, 2008	9,254,736	$0.37

Weighted average years remaining		3.9

MEDICAL SOLUTIONS MANAGEMENT INC.

NOTES TO UNAUDITED INTERIM FINANCIAL STATEMENTS—(Continued)

The following table summarizes the status of the Company’s aggregate warrants as of June 28, 2008:

	Warrants Outstanding		Weighted average remaining life in years	Warrants Exercisable
Range of exercise prices	Shares	weighted average exercise price		Shares	weighted average exercise price
$0.55	500,000	$0.55	2.7	500,000	$0.55
$0.50	3,060,000	$0.50	4.4	3,060,000	$0.50
$0.40	2,500,000	$0.40	4.5	2,500,000	$0.40
$0.20	2,894,736	$0.20	3.3	2,894,736	$0.20
$0.01	300,000	$0.01	2.8	300,000	$0.01

Total Shares	9,254,736	$0.37	3.9	9,254,736	$0.37

8. Subsequent Event

Reorganization Agreement

On July 25, 2008, the Company, Andover Medical, Inc., a Delaware corporation (“Andover”) and Certified Diabetics Services, Inc., a Delaware corporation (“CDIP”) entered into an Asset Purchase Agreement and Plan of Reorganization (the “Reorganization Agreement”), pursuant to which the Company will acquire substantially all of the assets of Andover and CDIP, including Andover’s and CDIP’s subsidiaries. Andover and CDIP are collectively referred to as the “Target Companies.”

Pursuant to the Reorganization Agreement, the Company will acquire the following subsidiaries of the Target Companies: (i) Certified Diabetic Supplies, Inc., (ii) CDS Health Management, Inc., (iii) CDS Medical Supplies, Inc., (iv) CDS Pharmacies, Inc., (v) Diabetic Plus, Inc., (vi) Ortho-Medical Products, Inc. and (vii) Rainier Surgical Incorporated.

The Reorganization Agreement provides that in exchange for substantially all of the assets of the Target Companies, including all of the capital stock of the above referenced subsidiaries, the Target Companies’ shareholders will receive shares of the Company’s common stock and preferred stock, as described below. As a result, the percentage of beneficial ownership of the Company common stock owned by each of the parties shall be as follows: (i) CDIP shareholders will own forty-five (45%) percent of the outstanding the Company common stock, (ii) existing the Company shareholders will own twenty (20%) percent of the outstanding the Company common stock, and (iii) Andover shareholders will own thirty-five (35%) percent of the outstanding the Company common stock (calculated on an as-converted basis, inclusive of common stock, preferred stock and convertible debentures, but exclusive of options and warrants which will be assumed by the Company). An additional eight (8%) percent of the issued and outstanding shares of common stock of the Company (calculated on the date of the closing of the transactions under the Reorganization Agreement (the “Closing Date”) in the same manner as set forth in the prior sentence) shall be placed in escrow to be issued to the former common and preferred shareholders of Andover and CDIP following the Closing Date based upon the respective performances of Andover and CDIP in achieving revenue and earnings targets during calendar year 2008.

The closing of the proposed transactions is conditioned upon and subject to respective shareholder approval, the effectiveness of a registration statement covering the shares of the Company common stock and preferred stock to be issued to the shareholders of the Target Companies, as well as shares of the Company common stock issuable upon the exercise of new warrants to be issued by the Company to former warrant holders of the Target Companies, all third-party consents and waivers being obtained, no material adverse change having occurred with respect to any of the three parties to the Reorganization Agreement, and other customary closing conditions.

MEDICAL SOLUTIONS MANAGEMENT INC.

NOTES TO UNAUDITED INTERIM FINANCIAL STATEMENTS—(Continued)

The Company is in the process of determining the appropriate accounting for the Reorganization Agreement.

Series D Convertible Preferred Stock Financing

On July 29, 2008, the Company filed a Certificate of Designations with the Nevada Secretary of State to create a new class of preferred stock, the Series D Convertible Preferred Stock, $0.0001 par value per share (the “Series D Preferred Stock”). The number of authorized shares of Series D Preferred Stock is 798,906. As of July 31, 2008, the Company had 798,906 shares of its Series D Preferred Stock issued and outstanding, which, in the aggregate, converts into 7,989,062 shares of Common Stock. The Series D Preferred Stock has the following rights, preferences, privileges and restrictions:

•	Stated Value—$10.00 per share of Series D Preferred Stock.

•

Dividends—A holder of Series D Preferred Stock is entitled to receive a dividend at a rate per annum equal to ten percent (10%) of the stated value (initially $10.00 per share), payable semi-annually, at the option of the Company in cash, to the extent funds are legally available, or in shares of Common Stock at a ten percent (10%) discount to the market price (as such price is determined pursuant to the designations for the Series D Preferred Stock).

•

Voting Rights—The holders of Series D Preferred stock have the right to vote on an as-converted basis with the Company’s holders of Common Stock on all matters submitted to a vote of common stockholders. In addition, as long as twenty percent (20%) of the shares of Series D Preferred Stock issued and outstanding on the original issue date remain issued and outstanding, the Company cannot, without the prior approval of at least a majority of the holders of the then issued and outstanding shares of Series D Preferred Stock, voting as a separate class, take the following actions:

•	amend or otherwise restate the Company’s articles of incorporation in any manner that adversely affects the rights of the holders of Series D Preferred Stock;

•	alter or change adversely the voting or other powers, preferences, rights, privileges or restrictions of the Series D Preferred Stock;

•	increase the authorized number of shares of preferred stock;

•	redeem, purchase or otherwise acquire directly or indirectly any shares junior or pari passu with the Series D Preferred Stock;

•

directly or indirectly pay or declare any dividend or make any distribution in respect of any junior stock, or set aside any monies for the purchase or redemption (through a sinking fund or otherwise) of any junior stock or any shares pari passu with the Series D Preferred Stock;

•	authorize or create any class of stock ranking as to dividends, redemption or distribution of assets upon a liquidation senior to or otherwise pari passu with the Series D Preferred Stock; and

•	enter into any agreement with respect to the foregoing.

•

Election of Directors—As long as fifty percent (50%) of the shares of Series D Preferred Stock issued and outstanding on the original issue date remain issued and outstanding, the holders of a majority of the shares of Series D Preferred Stock are entitled to nominate and elect four (4) members to the Company’s board of directors.

•

Liquidation Rights—In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of shares of Series D Preferred Stock are entitled to be paid out of the assets available for distribution, before any payment shall be made to the holders of common stock or

MEDICAL SOLUTIONS MANAGEMENT INC.

NOTES TO UNAUDITED INTERIM FINANCIAL STATEMENTS—(Continued)

any other class or series of stock ranking on liquidation junior to the Series D Preferred Stock, an amount equal to the stated value of the Series D Preferred Stock (initially $10.00 per share), plus accrued, unpaid dividends.

•

Redemption—Upon the occurrence of any of the following events, the holders of not less than a majority of the then issued and outstanding shares of Series D Preferred Stock may require the Company to redeem the Series D Preferred Stock at an amount equal to the stated value of the Series D Preferred Stock (initially $10.00 per share), plus accrued, unpaid dividends:

•

a transaction in which (a) the Company merges or consolidates with or into another entity and, after giving effect to such transaction, the stockholders of the Company own less than sixty-six percent (66%) of the aggregate voting power of the company or the successor entity of such transaction; (b) the Company sells all or substantially all of its assets in one transaction or a series of related transactions, and the stockholders of the Company own less than sixty-six percent (66%) of the aggregate voting power of the acquiring entity immediately after the transaction; or (c) the execution of an agreement to provide for the events in (a) through (b);

•

the Company fails to have available a sufficient number of authorized and unreserved shares of Common Stock to issue to the holders of the Series D Preferred Stock upon a conversion of the Series D Preferred Stock;

•

the Company fails to observe or perform any other covenant, agreement or warranty contained in its articles of incorporation (as amended by the Series D designation), and such failure or breach, if subject to the possibility of a cure by the Company, is not cured within twenty (20) calendar days after the date on which written notice of such failure or breach is delivered;

•	the Company files bankruptcy; or

•	any monetary judgment shall be entered or filed against the Company or its assets for greater than $100,000.

Conversion—Each share of Series D Preferred Stock, at its stated value of $10.00 per share, together with any accrued and unpaid dividends, is convertible at the option of the holder at any time into common stock at a price of $0.10 per share of Common Stock; provided, however, the holder is not entitled to convert any Series D Preferred Stock to the extent that, after such conversion, the sum of the number of shares of Common Stock beneficially owned by such holder and its affiliates, will result in beneficial ownership of more than 4.99% of the outstanding shares of the Common Stock.

ANDOVER MEDICAL, INC.

AUDITED FINANCIAL STATEMENTS FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006

FINANCIAL STATEMENTS

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm	F-55
Consolidated Balance Sheet as of December 31, 2006 and December 31, 2007	F-56
Consolidated Statement of Operations for the Period from July 13, 2006 (Inception) to December 31, 2006 and for the Year Ended December 31, 2007	F-57
Consolidated Statements of Cash Flows for the Period from July 13, 2006 (Inception) to December 31, 2006 and for the Year Ended December 31, 2007	F-58
Consolidated Statement of Changes in Stockholders’ Equity / Deficit for the Period from inception on July 13, 2006 (Inception) to December 31, 2006 and the Year Ended December 31, 2007	F-59
Notes to Consolidated Financial Statements as of December 31, 2007	F-60

Financial Statements:
Condensed Consolidated Balance Sheet as of June 30, 2008 (Unaudited) and December 31, 2007	F-77
Condensed Consolidated Statement of Operations for the Three and Six Months ended June 30, 2008 and 2007 (Unaudited)	F-78
Condensed Consolidated Statement of Cash Flows for the six months ended June 30, 2008 and 2007 (Unaudited)	F-79
Notes to Condensed Consolidated Financial Statements as of June 30, 2008 (Unaudited)	F-80

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders

Andover Medical, Inc.:

We have audited the accompanying consolidated balance sheet of Andover Medical, Inc. and subsidiaries as of December 31, 2007 and 2006, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the year ended December 31, 2007 and for the period from inception (July 13, 2006) through December 31, 2006. These consolidated financial statements are the responsibility of AMI’s management. Our responsibility is to express an opinion on these consolidated financial statements.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. AMI has determined that it is not required to have, nor were we engaged to perform, an audit of its internal controls over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of AMI’s internal controls over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Andover Medical, Inc. and subsidiaries as of December 31, 2007 and 2006, and the results of their operations and their cash flows for the year ended December 31, 2007 and for the period from inception (July 13, 2006) through December 31, 2006, in conformity with generally accepted accounting principles accepted in the United States of America.

The accompanying financial statements have been prepared assuming AMI will continue as a going concern. As discussed in Note 7 to the financial statements, AMI has not yet generated profits from operations and is still developing its planned principal operations. These factors raise substantial doubt about its ability to continue as a going concern. Managements’ plans in regard to these matters are also described in Note 7. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Mantyla McReynolds, LLC

Mantyla McReynolds, LLC

Salt Lake City, Utah

March 17, 2008

ANDOVER MEDICAL, INC.

CONSOLIDATED BALANCE SHEET

	December 31, 2007	Restated December 31, 2006
ASSETS
Current assets:
Cash and cash equivalents	$560,375	$2,377,572
Accounts receivable, net of allowance for doubtful accounts of $1,230,842	2,367,813	—
Inventories	938,287	—
Prepaid expenses and other current assets	123,215	133,974

Total current assets	3,989,690	2,511,546

Property, plant and equipment:
Property and equipment, gross	1,549,779	62,122
Less accumulated depreciation	800,958	6,053

Total property, plant and equipment, net	748,821	56,069

Other assets:
Goodwill	4,032,089	—
Intangible Assets, net of accumulated amortization of $317,633	1,791,225
Deposits and other assets	133,019	8,893

Total other assets	5,956,333	8,893
Total assets	$10,694,844	$2,576,508

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$1,765,079	$165,339
Bank line of credit	1,604,758	—
Current portion of long-term debt	145,393	—
Notes Payable, net of $132,822 discount	—	27,178

Total current liabilities	3,515,230	192,517

Long term liabilities:
Long-term debt, less current portion	78,263	—
Deferred items	49,670	—

Total long-term liabilities	127,933	—
Total liabilities	$3,643,163	$192,517

Shareholders’ equity:
Preferred stock, $.001 par value; 1,000,000 shares authorized, 7,813 and 3,188 outstanding, respectively	8	3
Common stock, $.001 par value; 300,000,000 shares authorized, 34,846,224 shares issued and outstanding at 12/31/2007; 24,556,000 shares issued and outstanding at 12/31/2006	34,846	24,556
Additional paid-in capital	20,108,921	5,490,762
Stock subscription receivable		(12,500)
Accumulated deficit	(13,092,094)	(3,118,830)

Total shareholders’ equity	7,051,681	2,383,991

Total liabilities and shareholders’ equity	$10,694,844	$2,576,508

The accompanying notes are an integral part of these financial statements.

ANDOVER MEDICAL, INC.

CONSOLIDATED STATEMENT OF OPERATIONS

	Year Ended December 31,	Period from July 13, 2006 (Inception) to December 31,
	2007	2006
Net Revenue	$6,199,539	$—
Costs of revenue	2,588,993	—

Gross profit	3,610,546	—
General and administrative expenses (including stock-based compensation expense of $1,217,404 and $220,680, respectively)	6,436,184	608,903

Operating loss	(2,825,638)	(608,903)
Interest expense	(169,301)	(115,395)
Other expense	(2,580,537)	—
Other income	4,409	—
Interest income	82,292	849

Loss before income tax expense	(5,488,775)	(723,449)
Provision for income taxes	46,664	6,233

Net loss	$(5,535,439)	$(729,682)

Preferred dividend	(4,437,825)	(2,389,148)
Net loss available to common shareholders	$(9,973,264)	$(3,118,830)

Net loss per share:
Basic and diluted	$(.20)	$(.03)
Basic and diluted available to common shareholders	$(.36)	$(.15)

Weighted average number of common shares outstanding:
Basic and diluted	27,876,253	20,857,884

The accompanying notes are an integral part of these financial statements.

ANDOVER MEDICAL, INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

	Year Ended December 31, 2007	Period from July 13, 2006 (Inception) to December 31, 2006
OPERATING ACTIVITIES:
Net loss	$(5,535,439)	$(729,682)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	370,890	6,053
Share based compensation	1,217,404	227,240
Stock issued for consulting expenses	1,550,000	—
Accrued interest and fees related to bridge loans	47,448	115,395
Changes in operating assets and liabilities:
Accounts receivable, net	10,845	(849)
Inventory	128,596	—
Prepaid and other assets	(81,276)	(142,018)
Accounts payable and accruals	265,009	165,339

Net cash used in operating activities	(2,026,523)	(358,522)

INVESTING ACTIVITIES:
Purchase of property and equipment	(180,733)	(62,121)
Acquisitions	(3,401,931)	—

Net cash used in investing activities	(3,582,664)	(62,121)

FINANCING ACTIVITIES:
Proceeds/(Payments) on notes payable	(978,711)	—
Proceeds from bank line of credit	457,160	—
Proceeds from capital leases	81,592	—
Proceeds from convertible bridge loans	—	673,000
Proceeds from contributed capital	—	85,372
Debt issuance costs	—	(109,922)
Issuance of common stock	56,875	—
Issuance of preferred stock, net of offering costs	4,175,074	2,149,765

Net cash provided by financing activities	3,791,990	2,798,215

Net increase/(decrease) in cash and cash equivalents	(1,817,197)	2,377,572
Cash and cash equivalents at beginning of period	2,377,572	—

Cash and cash equivalents at end of period	$560,375	$2,377,572

Non-cash activities:
Stock issued for debt and expenses	$55,449	$529,489
Stock issued for acquisitions	$3,045,000	$—
Note issued for acquisition	$100,000	$—

Supplemental cash flow information:
Cash paid for interest	$169,301	$—
Cash paid for taxes	$46,664	$—

The accompanying notes are an integral part of these financial statements.

ANDOVER MEDICAL, INC.

CONSOLIDATED STATEMENT OF SHAREHOLDERS’ EQUITY / (DEFICIT)

FOR THE PERIOD JULY 13, 2006 (INCEPTION) TO DECEMBER 31, 2006 AND THE YEAR ENDED DECEMBER 31, 2007

Item	Preferred Shares	$ 0.001 Par Value Preferred Stock	Common Shares	$ 0.001 Par Value Common Stock	Additional Paid-in Capital	Stock Subscription Receivable	Retained Earnings	Total
July 13,2006 (inception)			13,110,000	13,110	(13,110)			0
July 27, 2006 Contributed Capital					71,000			71,000
August 31, 2006 Common Shares Issuance			10,000,000	10,000	(10,000)			0
Amortize Stock Options 1/1/06 – 12/31/06					220,680			220,680
Issuance of common stock for consulting			100,000	100	6,460			6,560
Issuance of common stock related to convertible bridge offering, net of debt discounts			1,346,000	1,346	497,319			498,665
Issuance of Preferred Stock, net of offering costs	2,665	2			2,162,263	(12,500)		2,149,765
Issuance of Preferred Stock converted from bridge offering, net of debt issuance costs and debt discounts	523	1			167,002			167,003
Impact of BCF 12/2006 raise					2,389,148		(2,389,148)	0
Net Loss, year 2006							(729,682)	(729,682)
Balance @ 12/31/06	3,188	3	24,556,000	24,556	5,490,762	(12,500)	(3,118,830)	2,383,991
Amortize Stock Options 1/1/07 – 12/31/07					1,217,404			1,217,404
Payment of Stock Subscription Receivable						12,500		12,500
February 1, 2007 Preferred Shares Issuance	1,000	1			999,999			1,000,000
Deemed Dividend from Beneficial Conversion Feature of 2/1/2007 share issuance					1,000,000		(1,000,000)	0
March 28, 2007 Preferred Shares Issuance	1,425	1			1,425,022			1,425,023
March 29, 2007 Transaction costs					(187,197)			(187,197)
March 29, 2007 Settlement of Bridge Notes					(103,976)			(103,976)
Deemed Dividend from Beneficial Conversion Feature of 3/29/2007 share issuance					1,237,825		(1,237,825)	0
Deemed Dividend from Beneficial Conversion Feature of 5/2/2007 share issuance					1,700,000		(1,700,000)	0
Deemed Dividend from Beneficial Conversion Feature of 9/15/2007 share issuance					500,000		(500,000)	0
May 2, 2007 Preferred Shares Issuance	1,700	2			1,699,998			1,700,000
Issue Shares—OMI			3,300,000	3,300	2,141,700			2,145,000
Issue Shares—RSI			1,472,995	1,473	898,527			900,000
Issue Shares—Otto Bock			5,300,353	5,300	1,494,700			1,500,000
Issue Shares—professional services			216,876	217	94,158			94,375
September 11, 2007 Preferred Shares Issuance	500	1			499,999			500,000
Net Loss, year 2007							(5,535,439)	(5,535,439)
Balance @ 12/31/07	7,813	8	34,846,224	34,846	20,108,921	0	(13,092,094)	7,051,681

ANDOVER MEDICAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. DESCRIPTION OF BUSINESS

Andover Medical, Inc. (“AMI”) was formed to engage in the business of distributing procedure specific durable medical equipment (“DME”) and services segments of the orthopedic and podiatric physician care markets in the United States. DME is a specific type of medical equipment prescribed by physicians for home use that provides therapeutic benefits or helps patients perform tasks they would otherwise not be able to accomplish. AMI intends to establish a nationwide distribution network and plans to offer physicians the largest selection of competitively priced brand-name DME and related treatment products.

On May 11, 2007, AMI completed the acquisition of all the issued and outstanding capital stock of Rainer Surgical Incorporated. The acquisition was pursuant to a Stock Purchase Agreement entered into on May 11, 2007, by and among a wholly-owned subsidiary of AMI, Rainer Surgical and Garth Luke, as Seller.

On May 4, 2007, AMI completed the acquisition of 100% of the outstanding capital stock of Ortho-Medical Products, Inc., a full-service company specializing in procedure specific orthopedic durable medical equipment (DME), respiratory equipment, and orthotics and prosthetics (O&P).

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(A) Principles of Consolidation

The consolidated financial statements as of December 31, 2007, include the amounts of AMI and each of its wholly-owned subsidiaries. All inter-company accounts and balances have been eliminated in consolidation.

(B) Revenue Recognition

Revenues are recognized on an accrual basis at the time services and related products are provided to patients and collections are reasonably assured, and are recorded at amounts estimated to be received under healthcare contracts with third-party payers, including private insurers, prepaid health plans, and Medicare. Insurance benefits are assigned to AMI by patients receiving medical treatment and related products and, accordingly, AMI bills on behalf of its patients/customers. Under these contracts, AMI provides healthcare services, medical equipment and supplies to patients pursuant to a physician’s prescription. The insurance carrier reimburses AMI for these services and products at agreed upon rates. The balance remaining for products or service costs becomes the responsibility of the patient. A systematic process is employed to ensure that sales are recorded at net realizable value and that any required adjustments are recorded on a timely basis. AMI has established an allowance to account for contractual sales adjustments that result from differences between the amount remitted for reimbursement and the expected realizable amount for all payor contracts. Due to the nature of the industry and the reimbursement environment in which we operate, certain estimates are required to record net revenues and accounts receivable at their net realizable values at the time products and/or services are provided. Inherent in these estimates is the risk that they will have to be revised or updated as additional information becomes available. Specifically, the complexity of many third-party billing arrangements and the uncertainty of reimbursement amounts for certain services from certain payors may result in adjustments to amounts originally recorded. Such adjustments are typically identified and recorded at the point of cash application, claim denial or account review.

We perform analyses to evaluate the net realizable value of accounts receivable. Specifically, we consider historical realization data, accounts receivable aging trends, other operating trends and relevant business conditions. Because of continuing changes in the health care industry and third-party reimbursement, it is possible that our estimates could change, which could have a material impact on our operations and cash flows.

ANDOVER MEDICAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

AMI also derives commission revenue from contracts it maintains with orthopedic product and supply manufacturers. Commission revenues are recognized upon the shipment of products to customers in accordance with the terms of AMI’s distribution agreements.

Certain items provided by AMI are reimbursed under rental arrangements that generally provide for fixed periodic (daily or monthly) payments established by fee schedules for as long as the patient is using the equipment and medical necessity continues (subject to capped rental arrangements which limit the rental payment periods in some instances and which may result in a transfer of title to the equipment at the end of the rental payment period). Once initial delivery of rental equipment is made to the patient, either a monthly billing cycle is established based on the initial date of delivery, or the total amount due if the patient uses the product for less than one month. AMI recognizes rental arrangement revenues ratably over the service period and defers revenue for the portion of the monthly bill which is unearned. No separate payment is earned from the initial equipment delivery and setup process. During the rental period AMI is responsible for servicing the equipment and providing routine maintenance, if necessary.

AMI’s revenue recognition policy is consistent with the criteria set forth in Staff Accounting Bulletin 104—Revenue Recognition (“SAB 104”) for determining when revenue is realized or realizable and earned. AMI recognizes revenue in accordance with the requirements of SAB 104 if:

•	persuasive evidence of an arrangement exists;

•	delivery has occurred;

•	the seller’s price to the buyer is fixed or determinable; and

•	collectibility is reasonably assured.

Included in accounts receivable are earned but unbilled receivables. Unbilled accounts receivable represent charges for equipment and supplies delivered to customers for which invoices have not yet been generated by the billing system. Prior to the delivery of equipment and supplies to customers, we perform certain certification and approval procedures to ensure collection is reasonably assured and that unbilled accounts receivable are recorded at net amounts expected to be paid by customers and third-party payors. Billing delays, ranging from several weeks to several months, can occur due to delays in obtaining certain required payor-specific documentation from internal and external sources, interim transactions occurring between cycle billing dates established for each customer within the billing system and business acquisitions awaiting assignment of new provider enrollment identification numbers. In the event that a third-party payor does not accept the claim for payment, the customer is ultimately responsible.

(C) Cash and Cash Equivalents

AMI considers all highly liquid temporary cash investments with an original maturity of three months or less to be cash equivalents. As of December 31, 2007, there were no cash equivalents.

(D) Fair Value of Financial Instruments

AMI measures its financial assets and liabilities in accordance with accounting principles generally accepted in the United States. The carrying amounts of AMI’s financial instruments including cash, accounts receivable, accounts payable, accrued liabilities and loans payable approximate fair value due to the relatively short period to maturity for these instruments.

ANDOVER MEDICAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(E) Concentration of Credit Risk

AMI has no significant off-balance sheet concentrations of credit risk such as foreign exchange contracts, options contracts or other foreign hedging arrangements. AMI maintains the majority of its cash balances with one financial institution in the form of a demand deposit.

(F) Use of Accounting Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(G) Receivables

Accounts receivable are reported net of allowances for contractual sales adjustments and uncollectible accounts. The majority of our accounts receivable are due from private insurance carriers, Medicare, and Medicaid, as well as from customers under co-insurance provisions. Third-party reimbursement is a complicated process that involves submission of claims to multiple payors, each having its own claims requirements. In some cases, the ultimate collection of accounts receivable subsequent to the service dates may not be known for several months. AMI records its allowance for contractual sales adjustments as a percentage of amounts billed to third party payers. AMI records its allowance for doubtful accounts as a percentage of accounts receivable. The percentage used is based upon historical cash collections, bad debt write-offs and the aging of accounts receivable. AMI has established an allowance to account for contractual sales adjustments that result from differences between ordinary and customary amounts billed for products and services to third-party payors and the expected realizable amounts.

The reconciliation of Accounts Receivable is as follows:

Item	December 31, 2007	December 31, 2006
Accounts Receivable—Gross	3,598,655	0
Allowance for contractual sales adjustments	(1,119,332)	0
Allowance for Doubtful Accounts	(111,510)	0

Accounts Receivable—Net	2,367,813	0

(H) Inventories

Inventories are stated using the lower of cost or market, using the first-in, first-out method.

ANDOVER MEDICAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(I) Property and Equipment

Property and equipment are stated at cost, less accumulated depreciation. Depreciation is provided using the straight-line method over the estimated useful lives of the individual assets (three to seven years). Depreciation expense for the year ended December 31, 2007 was $160,968, and for the year ended December 31, 2006 was $6,053. The following table summarizes total Property and Equipment:

	December 31, 2007	December 31, 2006
Machinery & equipment	$928,797	$—
Computers & telephone equipment	315,305	34,407
Office furniture & equipment	207,222	22,085
Leasehold & building improvements	66,373	5,630
Vehicles	32,082	—

	$1,549,779	$62,122
Less accumulated depreciation	(800,958)	(6,053)

Net Property and Equipment	$748,821	$56,069

(J) Income Taxes

AMI accounts for income taxes under the Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes” (“Statement 109”). Under Statement 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under Statement 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

In July 2006, the Financial Accounting Standards Board (FASB) issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109” (FIN 48), which clarifies the accounting and disclosure for uncertainty in tax positions, as defined. FIN 48 seeks to reduce the diversity in practice associated with certain aspects of the recognition and measurement related to accounting for income taxes. AMI is subject to the provisions of FIN 48 as of January 1, 2007, and has analyzed filing positions in all of the federal and state jurisdictions where it is required to file income tax returns, as well as all open tax years in these jurisdictions. AMI has identified its federal tax return and its state tax returns in Massachusetts as “major” tax jurisdictions, as defined. The only periods subject to examination for AMI’s federal tax returns are the 2005 and 2006 tax years. The periods subject to examination for AMI’s state tax return in Massachusetts are years 2004 through 2006. AMI believes that its income tax filing positions and deductions will be sustained on audit and does not anticipate any adjustments that will result in a material adverse effect on AMI’s financial condition, results of operations, or cash flow. Therefore, no reserves for uncertain income tax positions have been recorded pursuant to FIN 48. In addition, AMI did not record a cumulative effect adjustment related to the adoption of FIN 48.

(K) Loss per Share

AMI has adopted SFAS 128, “Earnings per Share.” Loss per common share is computed by dividing loss available to common stockholders by the weighted average number of common shares outstanding during the period. Stock options were not included in the computation of loss per share for the periods presented because their inclusion is anti-dilutive. On a weighted average basis, the total potential dilutive stock options outstanding at December 31, 2007 were 7,571,192.

ANDOVER MEDICAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(L) Business Segments

AMI utilizes the guidance provided by Statement of Financial Accounting Standards No. 131, “Disclosures About Segments Of An Enterprise And Related Information” (SFAS 131). Certain information is disclosed in accordance with SFAS 131, based on the way management organizes financial information for making operating decisions and assessing performance. For the year ending December 31, 2007 and currently, AMI operates in one segment, Durable Medical Equipment (“DME”).

(M) Stock Based Compensation

AMI maintains one plan, the Andover Medical, Inc. 2006 Employee Stock Incentive Plan (the “2006 Plan”) under which key persons employed or retained by AMI or its subsidiaries, and any non-employee director, consultant, vendor or other individual having a business relationship with AMI may receive stock options, stock appreciation rights or restricted stock for up to 15 million shares of AMI’s common stock. Under the 2006 Plan, the exercise price of each stock option equals or exceeds the market price of AMI’s stock on the date of grant, and the maximum term is ten years. Stock options are granted at various times and vest over various periods. Stock appreciation rights (“SARs”) may be granted in conjunction with any stock options granted under the 2006 Plan and may be exercised by surrendering the applicable portion of the related stock option. Upon the exercise of an SAR, the holder shall be entitled to receive an amount in cash, shares of AMI’s common stock or both, in value equal to the excess of the market price of one share of common stock over the option price per share specified in the related stock option multiplied by the number of shares in respect of which the SAR shall have been exercised, with the compensation committee (the “Committee”), if any, appointed by the Board, having the right to determine the form of payment. Restricted stock may be awarded either alone or in addition to other awards granted under the 2006 Plan, the terms and conditions of which are to be determined by the Committee.

AMI issues stock options, stock appreciation rights and restricted shares of common stock under one share-based compensation plan. At December 31, 2007, 15 million shares of common stock are authorized for issuance under AMI’s share-based compensation plan. Stock option and restricted share awards are granted at the fair market value of AMI’s common stock on the date of grant. Stock option awards vest over a period determined by the compensation plan, ranging from one month to three years, and generally have a maximum term of ten years. Restricted shares of common stock vest over a period of time determined by the Compensation Committee of the Board of Directors.

AMI follows the provisions of Statement of Financial Accounting Standards (“SFAS”) 123R, Share-Based Payment (“SFAS 123R”), which require companies to measure and recognize compensation expense for all share-based payments at fair value. For the year ended December 31, 2007, AMI recognized $1,217,404 in compensation expense related to stock options. The recognition of total stock-based compensation expense impacted basic and diluted net income per common share by approximately $0.04 during the year ended December 31, 2007. AMI calculates the fair value of stock options using the Black-Scholes model. The total value of the stock option awards is expensed ratably over the requisite service period of the employees receiving the awards.

(N) Recent Accounting Pronouncements

In December 2007, the FASB issued SFAS No. 141R, “Business Combinations”. SFAS 141R requires the acquiring entity in a business combination to record all assets acquired and liabilities assumed at their respective acquisition-date fair values, changes the recognition of assets acquired and liabilities assumed arising from contingencies, changes the recognition and measurement of contingent consideration, and requires the expensing of acquisition-related costs as incurred. SFAS 141R also requires additional disclosure of information surrounding a business combination, such that users of the entity’s financial statements can fully understand the

ANDOVER MEDICAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

nature and financial impact of the business combination. SFAS 141R applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. An entity may not apply it before that date. The provisions of SFAS 141R will only impact AMI if AMI is party to a business combination after the pronouncement has been adopted.

In February 2007, the FASB issued SFAS 159, The Fair Value Option for Financial Assets and Financial Liabilities Fair Value Measurements (“SFAS 159”). SFAS No. 159 permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. Unrealized gains and losses on items for which the fair value option has been elected are reported in earnings. SFAS No. 159 does not affect any existing accounting literature that requires certain assets and liabilities to be carried at fair value. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007. AMI is currently evaluating the impact of adopting SFAS No. 159 on our financial statements.

3. BUSINESS ACQUISITIONS

On May 11, 2007, AMI’s wholly-owned subsidiary completed the acquisition of all the issued and outstanding capital stock of Rainier Surgical Incorporated (“RSI”). Headquartered in Auburn, Washington, RSI specializes in the sales, service, distribution, and marketing of orthopedic DME. Established in 1991, Rainier Surgical is the largest stock and bill provider of orthopedic DME in the state of Washington. Currently, Rainier Surgical has more than 45 trained and experienced staff members. Through its stock and bill program, Rainier Surgical successfully minimizes the overhead cost and expense physicians, clinics, hospitals, and surgery centers incur when prescribing and distributing orthopedic DME products to their patients. The pro forma estimated revenue for Rainier Surgical over twelve months is $5.7 million. The aggregate purchase price paid was $3,817,000, subject to post-closing adjustments and an escrow, consisting of $2,675,000 in cash, an aggregate of 1,472,995 shares of AMI’s common stock valued at $900,000, and acquisition costs of approximately $242,000.

On May 4, 2007, AMI’s wholly owned subsidiary completed acquisition of 100% of the outstanding capital stock of Ortho Medical Products, Inc. (“OMI”) through a merger, with OMI as the surviving entity. OMI is a full-service company specializing in procedure specific orthopedic durable medical equipment (DME), respiratory equipment, and orthotics and prosthetics. Founded in 1982, it focuses on servicing the needs of patients in the Tri-State New York Region; explicitly the five boroughs of New York City, Nassau, Suffolk, and Westchester Counties, Northern New Jersey, Upper New York State, and the State of Connecticut. With four locations, three in New York and one in Connecticut, OMI has approximately 25 employees who work to make this network available to Case Managers, Preferred Provider Organizations and Health Maintenance Organizations. OMI has contracted with approximately 50 health insurance payers, plus Medicare and Medicaid. The audited financial performance of OMI for the year ended December 31, 2006 reflected net sales of approximately $3.2 million. The aggregate purchase price paid, subject to post-closing adjustments and an escrow, was $2,579,000, consisting of $134,000 in cash, a promissory note to the sellers in the amount of $100,000 due one year from closing, an aggregate of 3,300,000 shares of AMI common stock valued at $2,145,000, and acquisition costs of approximately $200,000.

ANDOVER MEDICAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following is an allocation of the purchase price to the estimated fair value of assets acquired and liabilities assumed for the RSI and OMI acquisitions, as of the closing dates. The allocation of the purchase price for the acquisitions will be finalized as AMI receives other information relevant to the acquisition and completes its analysis of other transaction-related costs. The final purchase price allocations for this acquisition may be different from the preliminary estimates presented below. The impact of any adjustments to the final purchase price allocations are not expected to be material to AMI’s results of operations for fiscal 2007.

	OMI	RSI	Total
		(In thousands)
Assets Acquired:
Accounts receivable	$1,270	$1,109	$2,379
Prepaid expenses and other current assets	20	25	45
Inventory	70	997	1,067
Property and equipment	165	523	688
Goodwill	1,126	2,906	4,032
Intangible assets	1,065	939	2,004

Total assets acquired	$3,716	$6,499	$10,215

Liabilities Assumed:
Accounts payable and accrued expenses	$553	$1,014	$1,567
Long-term debt	584	1,528	2,112
Capital leases	—	122	122

Total liabilities assumed	$1,137	$2,664	$3,801

Net assets acquired	$2,579	$3,835	$6,414

The acquisitions above have been accounted for using the purchase method of accounting. AMI conducts its own valuations to determine the purchase price allocation process. At any point in time, some valuations and allocations may be preliminary, and subject to further adjustment.

The following pro forma information for the twelve months ended December 31, 2007, gives effect to the consolidation of RSI and OMI as if each transaction had occurred at January 1, 2007 (unaudited in thousands except per share amount):

Item	Twelve months ended December 31, 2007
Net sales	$9,536
Costs and expenses	13,518
Stock Based Compensation	1,218
Net loss	(5,201)
Net loss per share	$(.18)

4. GOODWILL AND INTANGIBLE ASSETS

Goodwill represents the purchase price of acquired businesses in excess of the fair market value of net assets acquired. In accordance with SFAS No. 142, “Goodwill and Other Intangible Assets” (SFAS No. 142), goodwill and intangible assets with indefinite lives are not subject to amortization, but are monitored annually for impairment. AMI’s impairment review is based on a discounted cash flow approach at the reporting unit level that requires management judgment with respect to revenue and expense growth rates and the selection and use of an appropriate discount rate. AMI uses its judgment in assessing whether assets may have become impaired between annual impairment tests. Indicators such as unexpected adverse business conditions, economic factors,

ANDOVER MEDICAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

unanticipated technological change or competitive activities, loss of key personnel and acts by governments and courts, may signal that an asset has become impaired. There were no impairment losses related to goodwill in any of the fiscal periods presented. If AMI determines through the impairment review process that goodwill has been impaired, AMI would record the impairment charge in its consolidated statement of income.

The amount of goodwill as of December 31, 2007, includes $2,905,550 from the RSI acquisition and $1,126,539 goodwill related to the OMI acquisition. Goodwill arising from both acquisitions reflects purchase price factors such as their unique position in its market and its geographic position in AMI’s development of a nationwide DME distribution network. The goodwill reported for these acquisitions reflect AMI’s preliminary purchase price allocation and is subject to change.

AMI has identified intangible assets distinguishable from goodwill from its healthcare contracts with private and government health care insurance companies. Under these contracts, an insurance company reimburses AMI for services and/or products provided to patients at agreed upon rates which follow, in most instances, the Medicare pricing guidelines. The remainder of AMI’s fee for products and services is the responsibility of the patient. These contracts enable AMI to work with physicians who treat patients that are members of the insurance plans. Without these contracts AMI cannot seek reimbursement from the insurance company. As an “out of network” provider AMI would be forced to seek reimbursement for their entire fee from the patient. These contracts are important to enhancing AMI’s revenue generating capabilities.

Intangible assets that are separable from goodwill and have determinable useful lives are valued separately and amortized over their expected useful lives. AMI assesses the impairment of amortizable intangible assets whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Factors AMI considers important that could trigger an impairment review include the following:

•	a significant underperformance relative to expected historical or projected future operating results;

•	a significant change in the manner of AMI’s use of the acquired asset or the strategy for AMI’s overall business;

•	a significant negative industry or economic trend; and

•	AMI’s market capitalization relative to net book value.

If AMI determines that an impairment review is required, AMI would review the expected future undiscounted cash flows to be generated by the assets. If AMI determines that the carrying value of intangible assets may not be recoverable, AMI would measure any impairment based on a projected discounted cash flow method using a discount rate determined by AMI to be commensurate with the risk inherent in AMI’s current business model. If impairment is indicated through this review, the carrying amount of the asset would be reduced to its estimated fair value.

The components of acquired identifiable intangible assets as of December 31, 2007 are as follows:

Health insurance contracts, net of accumulated amortization of $55,563	$1,444,641
Non-competition agreements, net of accumulated amortization of $262,070	346,584

$1,791,225

The components of acquired identifiable intangible assets include: non-competition agreements which are amortized on a straight-line basis over the related estimated lives of the agreements (two to ten years), and health care contracts for third party medical billing (eighteen years). These contractual intangibles have been valued

ANDOVER MEDICAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

under the income method that considers cash flows attributable to the identified assets, the future revenue growth of AMI at 2.5%, consistent with expectations for the Durable Medical Equipment (DME) sector of the health care industry and a discount rate of 6.27% which was based upon a calculation of AMI’s cost of equity.

5. LONG TERM DEBT

Long term debt consists of the following:

Note payable at 6% due May 2008	100,000
Note payable secured by a vehicle, due in monthly installments with final payment due January 2009	2,788
Accrued rent	49,670
Capital leases	120,868
Less current portion of long term debt	(145,393)

$127,933

On May 11, 2007, AMI and its wholly-owned subsidiaries entered into a $5.0 million Credit Agreement with TD BANKNORTH, N.A. (the “Credit Agreement”). The borrowing capacity available to the Registrant under the Credit Agreement consists of notes representing a two-year $4.0 million Senior Secured Revolving Credit Facility and a two-year $1.0 million Senior Secured Convertible Revolving Acquisition Loan Facility which converts into a three-year term loan. Beginning September 30, 2007, the Credit Agreement subjected AMI to the certain covenants including, but not limited to, a maximum total leverage ratio, a minimum debt service coverage ratio, and a maximum annual capital expenditure. As of December 31, 2007, AMI was not in compliance with certain debt service covenants in its credit facility with its primary lender. AMI has been unable to secure a waiver and its lender could require AMI to immediately repay all amounts borrowed totaling approximately $1.6 million principal amount. Accordingly, AMI has recorded the obligation as short term debt on its balance sheet. On March 13, 2008, AMI signed a letter of intent to obtain replacement financing. If AMI is unable to close on this replacement financing on a timely basis, it may be forced to sell certain assets, merge with another entity or curtail its operations which will adversely affect our shareholders.

As of December 31, 2006, AMI had outstanding Bridge Notes payable to six investors, in amount of $160,000, bearing interest at 10% per annum. This obligation is recorded as notes payable net of a $132,822 discount associated with the shares of common stock issued coincident with the notes. On March 29, 2007, investors holding $60,000 in principal loan value converted their Bridge Notes and accrued interest into 63 shares of AMI’s 6% Series A Convertible Preferred Stock. The remaining balance of $100,000 plus accrued interest was paid off.

6. STOCKHOLDERS’ EQUITY

Share-Based Compensation

In accordance with newly adopted SFAS No. 123R, for the year ended December 31, 2007, $1,217,404 of share-based compensation expense was recorded as an increase to additional paid in capital for share-based payment awards made to AMI’s employees and directors, based on the estimated fair values of stock options vesting during the periods.

Preferred Stock

AMI’s Certificate of Incorporation authorizes the issuance of 1 million shares of $.001 par value preferred stock. AMI’s Board of Directors has the power to designate the rights and preferences of the preferred stock and issue the preferred stock in one or more series.

ANDOVER MEDICAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

On September 11, 2007, AMI closed an additional portion of its private financing of 10 Units of AMI’s securities, representing $500,000 principal amount of 6% Series B Convertible Preferred Stock at $50,000 face value per Unit. Each Unit is convertible at $.35 per share into 142,850 shares of common stock and Class C Warrants exercisable for five years at $.35 per share to purchase 142,850 shares of Common Stock, plus Class D Warrants exercisable for five years at $.35 per share to purchase 142,850 shares of Common Stock. The Series B Preferred Stock is entitled to dividends that are payable in cash or common stock at the option of AMI at an annual rate of $60 per share. The Preferred Stock has the same voting rights as common stock on an as converted basis. The Preferred Stock is also subject to forced conversion if the common stock trades above certain target levels. In accordance with EITF 00-27, a portion of the proceeds were allocated to each class of warrants based on their relative fair value, which totaled $315,266 using the Black Scholes option pricing model. Further, AMI attributed a beneficial conversion feature of $184,734 to the Series B preferred shares based upon the difference between the conversion price of those shares and the closing price of AMI’s common stock on the date of issuance. Both the fair value of the warrants (Series C and D) and the beneficial conversion feature were recorded as a dividend totaling $500,000. These dividends were recorded as a reduction of retained earnings and an increase to additional paid-in capital.

On May 3, 2007, AMI closed an additional portion of its private financing of 34 Units of AMI’s securities, representing $1,700,000 principal amount of 6% Series B Convertible Preferred Stock at $50,000 face value per Unit. Each Unit is convertible at $.35 per share into 142,850 shares of common stock and Class C Warrants exercisable for five years at $.35 per share to purchase 142,850 shares of Common Stock, plus Class D Warrants exercisable for five years at $.35 per share to purchase 142,850 shares of Common Stock. The Preferred Stock is subject to forced conversion if the common stock trades above certain target levels. In accordance with EITF 00-27, a portion of the proceeds were allocated to each class of warrants based on their relative fair value, which totaled $2,169,091 using the Black Scholes option pricing model. Further, AMI attributed a beneficial conversion feature of $478,620 to the Series B preferred shares based upon the difference between the conversion price of those shares and the closing price of AMI’s common stock on the date of issuance. Both the fair value of the warrants (Series C and D) and the beneficial conversion feature were recorded as dividends totaling $1,700,000. These dividends were recorded as a reduction of retained earnings and an increase to additional paid-in capital.

Effective March 29, 2007, AMI closed the final portion of its private financing resulting in the issuance of 2,425 shares of 6% Series A Convertible Preferred Stock at $1,000 face value. The net proceeds to AMI from these financings totaling $2,133,849 was recorded as an increase to additional paid in-capital. Each share of Series A Preferred Stock is entitled to dividends that are payable in cash or common stock at the option of AMI at an annual rate of $60 per share. The Preferred Stock has the same voting rights as common stock on an as converted basis and is convertible into 2,857 shares of Common Stock. Each share of Preferred Stock issued under these financings also included one Series A Warrant and one Series B Warrant. The Series A and B warrants entitle the holder to purchase 2,857 shares of AMI’s common stock for $0.35 per share for five years from the date of issuance. The warrants may be exercised for registered or unregistered shares of common stock for cash or under cashless exercise arrangements at the option of AMI. Under the offering, the Preferred Stock is subject to forced conversion if the common stock trades above $1.75 per share for 30 consecutive trading days prior to the date of notice of conversion and there is an effective registration statement. In accordance with EITF 00-27, a portion of the proceeds were allocated to each class of warrants based on their relative fair value, which totaled $1,909,934 using the Black Scholes option pricing model. Further, AMI attributed a beneficial conversion feature of $512,566 to the Series A preferred shares based upon the difference between the conversion price of those shares and the closing price of AMI’s common stock on the date of issuance. Both the fair value of the warrants (Series A & B) and the beneficial conversion feature were recorded as dividends totaling $2,237,825. These dividends were recorded as a reduction of retained earnings and an increase to additional paid-in capital.

ANDOVER MEDICAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The assumptions used in the Black Scholes model are as follows: (a) dividend yield of 0%; (b) expected volatility of 136.9%; (c) weighted average risk-free interest rate of 4.92%, and (d) expected life of 4.75 years as the conversion feature and warrants are immediately exercisable. Under the registration rights agreement, if AMI is unsuccessful in filing a registration statement within 30 days of closing the financing or does not have an effective registration within 90 days after the initial filings, it pays penalties of 2% per month payable in cash or AMI’s common stock, on the amount invested in Series A and B Convertible Preferred Stock, up to a maximum of eight months. Given the current levels of investment in Series A and B Preferred Stock, AMI calculated the total liability to be $574,816, which AMI has accrued in penalties under the registration rights agreement, as it has been determined that it did not have an effective registration statement in advance of the deadline.

Common Stock

Effective June 29, 2007, AMI filed with the Secretary of State of the State of Delaware an amendment to its Certificate of Incorporation to increase its authorized capital to 301,000,000 shares, consisting of 300,000,000 shares of common stock, par value $.001 per share, without cumulative voting rights and without preemptive rights, and 1,000,000 shares of preferred stock, par value $.001 per share. Previously, AMI had authorized capital of 100,000,000 shares, consisting of 99,000,000 shares of common stock and 1,000,000 shares of Preferred Stock.

The amendment was authorized by AMI’s Board of Directors and adopted by the consent of a majority of the issued and outstanding shares of stock entitled to vote thereon with notice to the non-consenting shareholders.

The roll forward of AMI’s stockholders’ equity section for the year ended December 31, 2007 is presented on page F-5.

7. GOING CONCERN

AMI has generated $6,199,539 in revenue, but has incurred a cumulative net loss of $6,265,121 and cumulative negative cash flows from operating activities of $2,385,045 since inception and has only recently consummated acquisitions of operating businesses (see Note 3 of the Notes to Consolidated Financial Statements). These factors raise substantial doubt about our ability to continue as a going concern. AMI’s future liquidity and cash requirements will depend on a wide range of factors, including the performance of recently acquired operating businesses and the continued acquisition of operating businesses. In particular, AMI expects to raise capital or seek additional financing. While there can be no assurance that such raising of capital or seeking of additional financing would be available in amounts and on terms acceptable to AMI, management believes that such financing would likely be available on acceptable terms. AMI’s current status regarding its financing arrangements is described in Note 5 of the Notes to Consolidated Financial Statements.

8. COMMITMENTS AND CONTINGENCIES

On December 28, 2007, AMI and its Chief Executive Officer, Edwin A. Reilly, entered into a Global Settlement Agreement and Release (the “Global Settlement”), together with Francis P. Magliochetti and his wife, Patricia Magliochetti (jointly referred to as the “Magliochettis” and collectively referred to as the “Andover Respondents”) and Otto Bock Healthcare L.P., a Minnesota limited partnership (“Otto Bock”). As previously disclosed by AMI, Frank Magliochetti, AMI’s former Chairman of the Board and Chief Executive Officer (who served in that capacity from December 20, 2006 until his resignation on March 9, 2007), entered into non-compete agreements with Otto Bock in connection with the Magliochettis’ sale of the assets of Ortho Rehab, Inc. and Ortho Motion Inc. pursuant to an Asset Purchase Agreement dated January 6, 2005 (the “APA”). The non-compete agreement provided that Mr. Magliochetti may not engage in any business competitive with the business of Otto Bock for a period of four years. AMI and Messrs. Magliochetti and Reilly

ANDOVER MEDICAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

denied any and all wrongdoing especially in view of Mr. Magliochetti’s resignation and his non-disclosure of any confidential information prior to such resignation. Nevertheless, in order to avoid (a) distraction to management, (b) unquantified risk to new investors, current shareholders, and financing sources, (c) potential negative impact on discussions with “target acquisitions” and (e) the cost of litigation, AMI entered into the Global Settlement. There was no admission of liability for any claims previously asserted by the parties.

Upon the execution of the Global Settlement, AMI paid to Otto Bock $500,000 in cash and $1,000,000 in shares of common stock (the “Shares”) of AMI. An aggregate of 5,300,353 shares were issued with a fair market value of $1,500,000 to protect against any decrease in value of the Shares until they are sold. If and when Otto Bock receives $1,000,000 in net proceeds, all remaining shares held by Otto Bock shall be returned to AMI. In the event Otto Bock receives less then $1,000,000 in net proceeds, the Andover Respondents shall have no obligation to pay any additional consideration to Otto Bock. AMI has the right to redeem all of the shares for a total of $750,000 less any proceeds previously received by Otto Bock. AMI agreed to file a registration statement with the Securities and Exchange Commission for the resale of all of the Shares by March 18, 2008 (91 days from the effective date of AMI’s Registration Statement declared effective on December 19, 2007). Otto Bock entered into a lock-up agreement pursuant to which they agreed not to sell more than 20,000 shares in any week and not more than 250,000 shares in any three month period on a non-cumulative basis.

9. RESTATEMENT

AMI determined it had incorrectly accounted for a beneficial conversion feature with the December 2006 Preferred Stock issuance. Although the balance in Total Shareholders Equity on the Balance Sheet remains unchanged, Additional Paid-In Capital and Accumulated Deficit as of December 31, 2006 were each increased by $2,389,148 for the deemed dividend associated with this beneficial conversion feature. The effect of the dividend is reflected on the balance sheet as follows:

	As Reported	Adjustment	As Restated
Additional Paid-In Capital	$3,101,614	2,389,148	5,490,762
Accumulated Deficit	(729,682)	(2,389,148)	(3,118,830)

ANDOVER MEDICAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

10. LEASES

AMI leases certain administrative offices, storefronts, warehouses and equipment. Future minimum lease payments under capital leases and non-cancelable operating leases as of December 31, 2007 are as follows:

	Capital Leases	Operating Leases
	(in millions)
2008	$56,957	$336,932
2009	56,975	252,028
2010	22,532	238,533
2011	0	190,000
2012	0	196,000
Thereafter	0	918,000

Total	$136,446	$2,131,493
Less amount representing interest (at rates ranging from 5.2% to 10.7%)	(15,928)

Present value of net minimum capital lease payments	120,518
Less current installments of obligations under capital leases	(46,803)

Obligations under capital leases, excluding installments	$73,715

Equipment with a cost of approximately $165,000 is subject to capital leases. Certain office leases contain renewal options which AMI may exercise at its discretion, which were not included in the amounts above. Rent expense was approximately $300,000 in 2007 and $20,000 in 2006.

11. STOCK OPTION PLAN

On August 31, 2006, the Andover Medical, Inc. 2006 Employee Stock Incentive Plan (the “2006 Plan”) was approved and adopted by the Board of Directors and the holders of a majority of AMI’s issued and outstanding common stock. Under the 2006 Plan, AMI may grant stock options, stock appreciation rights or restricted stock to its employees, officers and other key persons employed or retained by AMI or its subsidiaries, and any non-employee director, consultant, vendor or other individual having a business relationship with AMI, to purchase up to 5 million shares of AMI’s common stock. On December 27, 2006, the Board of Directors and holders of a majority of AMI’s issued and outstanding common stock amended the 2006 Employee Stock Incentive Plan to increase the maximum number of shares that may be issued upon exercise of stock options, stock appreciation rights or restricted stock granted thereunder from 5,000,000 shares of common stock to 15,000,000 shares of common stock.

Under the 2006 Plan, the exercise price of each stock option equals or exceeds the market price of AMI’s stock on the date of grant, and the maximum term is ten years. Stock options are granted at various times and vest over various periods. Stock appreciation rights (“SARs”) may be granted in conjunction with any stock options granted under the 2006 Plan and may be exercised by surrendering the applicable portion of the related stock option. Upon the exercise of an SAR, the holder shall be entitled to receive an amount in cash, shares of AMI’s common stock or both, in value equal to the excess of the market price of one share of common stock over the option price per share specified in the related stock option multiplied by the number of shares in respect of which the SAR shall have been exercised, with the compensation committee (the “Committee”), if any, appointed by the Board, having the right to determine the form of payment. Restricted stock may be awarded either alone or in addition to other awards granted under the 2006 Plan, the terms and conditions of which are to be determined by the Committee.

ANDOVER MEDICAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The fair value of each option granted under the 2006 Plan is estimated on the date of grant, using the Black-Scholes option pricing model, based on the following weighted average assumptions:

12/31/2007
Expected life (years)	1.0-10.0
Expected stock price volatility	98.0-171.6%
Expected dividend yield	0.0%
Risk-free interest rate	4.82-5.09%

The risk-free interest rate is based upon the U.S. Treasury yield curve at the time of grant for the respective expected life of the option. The expected life (estimated period of time outstanding) of options was estimated. The expected volatility of AMI’s options was calculated using historical data. Expected dividend yield was not considered in the option pricing formula since AMI does not pay dividends and has no current plans to do so in the future. If actual periods of time outstanding and rate of forfeitures differs from the expected rates, AMI may be required to make additional adjustments to compensation expense in future periods.

A summary of the status of AMI’s fixed stock option plan as of December 31, 2007 and the changes during the period ended is presented below:

	Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
Options outstanding at December 31, 2006	10,375,000	$0.30	8.67	$525,000
Granted	860,000	$0.53	9.35	0
Exercised	—	—
Forfeited	(6,520,000)	$0.38

Options outstanding at December 31, 2007	4,715,000	$0.24	8.88	$525,000
Options exercisable at December 31, 2007	3,657,083	$0.17	8.79	$525,000

There were no stock options exercised during the year ended December 31, 2007.

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding at December 31, 2007	Weighted Average Remaining Contractual Term (years)	Weighted Average Exercise Price	Number Exercisable at December 31, 2007	Weighted Average Exercise Price
$ 0.00 - 0.06	2,500,000	8.67	$0.06	2,500,000	$0.06
$ 0.07 - 0.38	1,375,000	9.00	$0.38	943,750	$0.38
$ 0.39 - 0.67	840,000	9.35	$0.54	213,333	$0.58

Total	4,715,000	8.88	$0.24	3,657,083	$0.17

The following table summarizes the status of AMI’s non-vested options since inception:

	Non-vested Options
	Options	Weighted Average Exercise Price
Non-vested at December 31, 2006	9,464,583	$0.30
Granted	860,000	$0.53
Vested	(3,773,334)	$0.20
Forfeited	(6,520,000)	$0.38

Non-vested at December 31, 2007	1,057,917	$0.47

ANDOVER MEDICAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The total fair value of options vested was $553,967 for the year ended December 31, 2007. As of December 31, 2007, there was $495,854 of total unrecognized compensation cost related to non-vested stock options granted under the Plan. That cost is expected to be recognized over a weighted average period of 1.5 years.

12. INCOME TAXES

The significant components of AMI’s deferred income tax liabilities and assets are as follows:

	2007	2006
Deferred tax assets:
Net operating loss carryforwards	1,389,684	167,703
Accounts Receivable	351,449	—
Inventory	55,768
Accrued expenses	351,822	11,592

	2,148,723	179,295
Deferred tax liabilities:
Fixed Assets Depreciation	$(13,964)	$(1,000)

	2,134,759	178,295
Less valuation allowance	(2,134,759)	(178,295)

Net deferred tax assets (liabilities)	$—	$—

Components of income tax provision for the years ended December 31, 2007 and 2006 is as follows:

	2007	2006
Current:
Federal	$—	$—
State	46,664	6,223

	46,664	6,223
Deferred:
Federal	$—	$—
State	—	—

	—	—
	$46,664	$6,223

Actual income taxes reported are different than would have been computed by applying the federal statutory tax rate to income before income taxes. The reasons for this difference are as follows:

	2007	2006
Computed expected statutory expense (benefit)	$(1,888,042)	$(433,430)
Increase in rate resulting from:
State income taxes, net of federal benefit	(438,540)	4,114
Change in valuation allowance	1,956,464	178,295
Stock compensation expense	413,917	258,669
Other	2,865	(1,425)

	$46,664	$6,223

ANDOVER MEDICAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

AMI provided a full valuation allowance as of December 31, 2007 and 2006 against its net operating loss carry forwards. At December 31, 2007, AMI had net operating loss carry-forwards of approximately $4 million for federal income tax purposes that are available to offset future taxable income and begin to expire in the year 2025. The adoption of FIN 48, Accounting for Uncertainty in Income Taxes, has had no impact on the reported carry-forwards at December 31, 2007.

13. QUARTERLY FINANCIAL DATA

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	(in thousands, except per share information)
Year ended December 31, 2007
Net sales	—	1,605	2,318	2,277
Gross profit	—	947	1,360	1,304
Income (loss) from Operations	(996)	(592)	(578)	(659)
Net income (loss)	(1,020)	(614)	(2,767)	(1,134)
Basic and Diluted net income per share	(0.04)	(0.02)	(0.10)	(0.04)
Weighted average shares outstanding
Basic and Diluted	24,566,000	27,432,371	29,389,708	30,049,927

Year ended December 31, 2006
Net sales			—	—
Gross profit			—	—
Income (loss) from Operations			(194)	(415)
Net income (loss)			(194)	(534)
Basic and Diluted net income per share			(0.01)	(0.02)
Weighted average shares outstanding
Basic and Diluted			16,950,000	24,244,674

14. SUBSEQUENT EVENTS

On December 5, 2007, Andover announced at an investor meeting that AMI believed it could obtain $10,000,000 of bridge financing to fund two acquisitions. This information was included in a Form 8-K pursuant to Regulation FD, which was filed with the Securities and Exchange Commission on December 6, 2007 (the “December Form 8-K”). AMI has secured a signed funding commitment for $10.5 million for the acquisitions. On March 4, 2008, AMI announced that its Board of Directors is in discussions with three (3) other health care companies to merge. The merged companies would have revenues in excess of four (4) times the current revenues of Andover. Although negotiations for two previously announced proposed acquisitions have been terminated (see discussion below), the investor who previously committed to fund the $10.5 million, has advised AMI of its ongoing commitment to support AMI’s business plan and future acquisition strategy including the potential merger with these (3) health care companies.

The December Form 8-K also stated the “Company was in the final stage of negotiating a letter of intent (“LOI”) to acquire a durable medical equipment (“DME”) company that could double the size of Andover by adding approximately $9.5 million in revenues. Andover and the above referenced DME company have not reached an agreement and the LOI was terminated in accordance with its terms and the parties have ceased further negotiations of a definitive stock purchase agreement.

ANDOVER MEDICAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

On January 10, 2007, Andover entered into a non-binding LOI for the purpose of acquiring Advanced Technology of Kentucky, Inc. (“ATI”), a company that also specializes in durable medical equipment. Andover previously made reference to this transaction in the December Form 8-K, which said the transaction could close within the next 30-60 days upon completion of an unqualified audit of ATI and the execution of a definitive stock purchase agreement. Andover was unable to agree to definitive terms of a purchase of ATI and further negotiations of a definitive stock purchase agreement between the parties have ceased.

Negotiations to acquire SRS Medical Systems, Inc. a Massachusetts based urology company, as disclosed in AMI’s Annual Report on Form 10-KSB for December 31, 2006 have been terminated . AMI has also closed negotiations to purchase a 15% interest held by an affiliate of Andover in 4B Med Concept (4BMC) a French DME distribution supply company.

On March 13, 2008, AMI entered into a term sheet with an existing institutional investor (the “Investor”), regarding a potential private equity financing (the “Financing”). Under the terms of the Financing, AMI will issue Series D Convertible Preferred Stock (the “Preferred Stock”) and Series I Warrants (the “Securities”) for a purchase price of $2.0 million. AMI intends to use the proceeds obtained from the Financing primarily to retire bank debt under its credit agreement with TD Banknorth, N.A, as well as for working capital. The Financing is anticipated to close on or before March 31, 2008, after negotiation of a mutually acceptable definitive agreement. The Preferred Stock will bear an 8% per annum dividend. It will be redeemable by the investors in 24 months and shall be secured by a lien on all of AMI’s assets. The Preferred Stock shall be convertible into common stock at $.35 per share and the Warrants also exercisable at $.35 per share for a 10 year period. The Warrants shall be issued in an amount equal to 300% of the number of shares of common stock issuable upon conversion of Preferred Stock. All of the underlying shares of common stock will be registered with the Securities and Exchange Commission.

On May 11, 2007, Andover and its wholly-owned subsidiaries entered into a $5.0 million credit agreement with TD Banknorth, N.A. (the “Credit Agreement”). The borrowing capacity available to AMI under the Credit Agreement consists of notes representing a two-year $4.0 million Senior Secured Revolving Credit Facility and a two-year $1.0 million Senior Secured Convertible Revolving Acquisition Loan Facility, which converts into a three-year term loan. Beginning September 30, 2007, the Credit Agreement subjected AMI to certain covenants including certain debt service covenants. Andover was unable to secure a waiver and is not in compliance with its Credit Agreement, which could cause its lender to require AMI to immediately repay all amounts borrowed, totaling approximately $1.6 million principal amount as of March 10, 2008.

There can be no assurance that AMI will be successful in its efforts to negotiate a mutually acceptable definitive agreement in connection with the Financing and obtain the proceeds required to retire its bank debt. If Andover is unable to obtain replacement financing from other sources, it may be forced to sell certain assets, merge with another entity or curtail its operations, which will adversely affect our stockholders.

ANDOVER MEDICAL, INC.

UNAUDITED FINANCIAL STATEMENTS FOR THE

PERIOD ENDED JUNE 30, 2008

CONDENSED CONSOLIDATED BALANCE SHEET

	June 30, 2008	December 31, 2007
		(audited)
ASSETS
Current assets:
Cash and cash equivalents	$322,248	$560,375
Accounts receivable, net of allowance for doubtful accounts of $1,220,487 and $1,230,842, respectively	2,501,177	2,367,813
Inventories	947,343	938,287
Prepaid expenses and other current assets	100,717	123,215

Total current assets	3,871,485	3,989,690

Property and equipment:
Property and equipment	1,555,588	1,549,779
Less accumulated depreciation	913,032	800,958

Total property and equipment, net	642,556	748,821

Other assets:
Goodwill	3,756,858	4,032,089
Intangible assets, net of accumulated amortization of $469,388 and $317,633, respectively	1,639,470	1,791,225
Deposits and other assets	140,897	133,019

Total other assets	5,537,225	5,956,333

Total assets	$10,051,266	$10,694,844

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$786,156	$743,696
Accrued expenses	3,516,747	1,021,383
Current portion of long-term debt	57,393	145,393
Bank Loan	—	1,604,758

Total current liabilities	4,360,296	3,515,230

Long term liabilities:
Long-term debt, less current portion	42,047	78,263
Deferred items	58,462	49,670
Redeemable Convertible Series D Preferred stock $0.001 par value, 2,000 authorized, issued and outstanding, Net of Discount of $1,742,465	257,535	—

Total long-term liabilities	358,044	127,933

Total liabilities	$4,718,340	$3,643,163

Shareholders’ equity:
Preferred Stock (Series A and B), $.001 par value; 998,000 shares authorized, 7,341 and 7,813 outstanding, respectively	7	8
Common stock, $.001 par value; 300,000,000 shares authorized, 36,277,095 and 34,846,244 outstanding, respectively	36,277	34,846
Additional paid-in capital	22,378,307	20,108,921
Accumulated deficit	(17,081,665)	(13,092,094)

Total shareholders’ equity	5,332,926	7,051,681

Total liabilities and shareholders’ equity	$10,051,266	$10,694,844

The accompanying notes are an integral part of these financial statements.

ANDOVER MEDICAL, INC.

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Net Revenue	$2,160,028	$1,605,365	$4,299,076	$1,605,365
Costs of revenue	1,014,305	658,794	2,250,571	658,794

Gross profit	1,145,723	946,571	2,048,505	946,571
General and administrative salaries and wages	591,016	463,108	1,124,770	728,924
Share-based compensation	131,966	190,942	241,982	870,594
General and administrative expenses	1,103,667	884,771	2,076,117	935,224

Operating loss	(680,926)	(592,250)	(1,394,364)	(1,588,171)
Interest expense	(300,243)	(42,499)	(344,356)	(89,947)
Other income (expense)	(2,216,005)	—	(2,213,725)	—
Interest income	1,452	30,401	3,978	63,124

Loss before income tax expense	(3,195,722)	(604,348)	(3,948,467)	(1,614,994)
Provision for income taxes	4,509	9,944	12,270	19,061

Net loss	$(3,200,231)	$(614,292)	$(3,960,737)	$(1,634,055)

Preferred dividend	(18,258)	—	(28,834)	—

Net loss available to common shareholders	$(3,218,489)	$(614,292)	$(3,989,571)	$(1,634,055)

Net loss per share:
Basic and diluted	$(0.09)	$(0.02)	$(0.11)	$(0.06)

Basic and diluted available to common shareholders	$(0.09)	$(0.02)	$(0.11)	$(0.06)

Weighted average number of common shares outstanding:
Basic and diluted	36,157,597	27,432,371	35,797,453	26,002,131

The accompanying notes are an integral part of these financial statements.

ANDOVER MEDICAL, INC.

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

FOR THE SIX MONTHS ENDED JUNE 30,

(UNAUDITED)

	2008	2007
OPERATING ACTIVITIES:
Net loss	$(3,960,737)	$(1,634,055)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	263,831	45,814
Share based compensation	241,982	870,594
Accrued interest and fees related to discounted financing obligations	257,535	47,448
Late registration penalties to be settled in warrants	2,218,228	—
Changes in operating assets and liabilities:
Accounts receivable, net	(133,364)	(15,282)
Inventory	(9,056)	(48,606)
Prepaid expenses and other current assets	14,618	(46,983)
Accounts payable and accruals	328,388	(285,425)

Net cash used in operating activities	(778,575)	(1,066,495)

INVESTING ACTIVITIES:
Purchase of property and equipment	(5,809)	(117,912)
Acquisitions	275,231	(3,306,261)

Net cash provided from / (used in) investing activities	269,422	(3,424,173)

FINANCING ACTIVITIES:
Proceeds / (Payments) on notes payable	(101,933)	(976,868)
Proceeds / (Payments) on bank line of credit	(1,604,758)	457,160
Proceeds / (Payments) on capital leases	(22,283)	102,211
Issuance of common stock	—	12,500
Issuance of preferred stock, net of offering costs	2,000,000	3,833,350

Net cash provided by financing activities	271,026	3,428,853

Net increase/(decrease) in cash and cash equivalents	(238,127)	(1,061,815)
Cash and cash equivalents at beginning of period	560,375	2,377,572

Cash and cash equivalents at end of period	$322,248	$1,315,757

Non-cash activities:
Stock issued for debt	$—	$62,532
Stock issued for acquisitions	$—	$3,045,000
Note issued for acquisition	$—	$100,000

Supplemental cash flow information:
Cash paid for interest	$47,298	$31,372
Cash paid for taxes	$15,057	$15,514

The accompanying notes are an integral part of these financial statements.

ANDOVER MEDICAL, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

AS OF JUNE 30, 2008

(UNAUDITED)

NOTE 1    BASIS OF PRESENTATION

The unaudited interim condensed consolidated financial statements as of and for the six months ended June 30, 2008 have been prepared by the Company pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”) for interim financial reporting. These condensed consolidated statements are unaudited and, in the opinion of management, include all adjustments (consisting of normal recurring adjustments and accruals) necessary for a fair statement for the periods presented. The year-end consolidated data was derived from audited financial statements but does not include all disclosures required by accounting principles generally accepted in the United States of America (“GAAP”).

These condensed consolidated financial statements should be read in conjunction with the consolidated financial statements of Andover Medical, Inc. (the “registrant,” “the Company,” or “AMI”) and notes thereto included in the Annual Report on Form 10-K/A for the year ended December 31, 2007, filed by the Company with the SEC.

NOTE 2    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(A) Principles of Consolidation

The interim condensed consolidated financial statements as of June 30, 2008, include the amounts of the Company and each of its wholly-owned subsidiaries. All inter-company accounts and balances have been eliminated in consolidation.

(B) Revenue Recognition

Revenues are recognized on an accrual basis at the time services and related products are provided to patients and collections are reasonably assured, and are recorded at amounts estimated to be received under healthcare contracts with third-party payors, including private insurers, prepaid health plans, and Medicare. Insurance benefits are assigned to the Company by patients receiving medical treatment and related products and, accordingly, the Company bills on behalf of its patients/customers. Under these contracts, the Company provides healthcare services, medical equipment and supplies to patients pursuant to a physician’s prescription. The insurance carrier reimburses the Company for these services and products at agreed upon rates. The balance remaining for products or service costs becomes the responsibility of the patient. A systematic process is employed to ensure that sales are recorded at net realizable value and that any required adjustments are recorded on a timely basis. The Company has established an allowance to account for contractual sales adjustments that result from differences between the amount remitted for reimbursement and the expected realizable amount for all payor contracts. Due to the nature of the industry and the reimbursement environment in which the Company operates, certain estimates are required to record net revenues and accounts receivable at their net realizable values at the time products and/or services are provided. Inherent in these estimates is the risk that they will have to be revised or updated as additional information becomes available. Specifically, the complexity of many third-party billing arrangements and the uncertainty of reimbursement amounts for certain services from certain payors may result in adjustments to amounts originally recorded. Such adjustments are typically identified and recorded at the point of cash application, claim denial or account review.

We perform analyses to evaluate the net realizable value of accounts receivable. Specifically, we consider historical realization data, accounts receivable aging trends, other operating trends and relevant business conditions. Because of continuing changes in the health care industry and third-party reimbursement, it is possible that our estimates could change, which could have a material impact on our operations and cash flows.

ANDOVER MEDICAL, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

AS OF JUNE 30, 2008

(UNAUDITED)

The Company also derives commission revenue from contracts it maintains with orthopedic product and supply manufacturers. Commission revenues are recognized upon the shipment of products to customers in accordance with the terms of the Company’s distribution agreements.

Certain items provided by the Company are reimbursed under rental arrangements that generally provide for fixed periodic (daily or monthly) payments established by fee schedules for as long as the patient is using the equipment and medical necessity continues (subject to capped rental arrangements which limit the rental payment periods in some instances and which may result in a transfer of title to the equipment at the end of the rental payment period). Once initial delivery of rental equipment is made to the patient, either a monthly billing cycle is established based on the initial date of delivery, or the total amount due if the patient uses the product for less than one month. The Company recognizes rental arrangement revenues ratably over the service period and defers revenue for the portion of the monthly bill which is unearned. No separate payment is earned from the initial equipment delivery and setup process. During the rental period the Company is responsible for servicing the equipment and providing routine maintenance, if necessary.

The Company’s revenue recognition policy is consistent with the criteria set forth in Staff Accounting Bulletin 104— Revenue Recognition (“SAB 104”) for determining when revenue is realized or realizable and earned. The Company recognizes revenue in accordance with the requirements of SAB 104 that:

•	persuasive evidence of an arrangement exists;

•	delivery has occurred;

•	the seller’s price to the buyer is fixed or determinable; and

•	collectibility is reasonably assured.

Included in accounts receivable are earned but unbilled receivables. Unbilled accounts receivable represent charges for equipment and supplies delivered to customers for which invoices have not yet been generated by the billing system. Prior to the delivery of equipment and supplies to customers, we perform certain certification and approval procedures to ensure collection is reasonably assured and that unbilled accounts receivable are recorded at net amounts expected to be paid by customers and third-party payors. Billing delays, ranging from several weeks to several months, can occur due to delays in obtaining certain required payor-specific documentation from internal and external sources, interim transactions occurring between cycle billing dates established for each customer within the billing system and business acquisitions awaiting assignment of new provider enrollment identification numbers. In the event that a third-party payor does not accept the claim for payment, the customer is ultimately responsible.

(C) Cash and Cash Equivalents

The Company considers all highly liquid temporary cash investments with an original maturity of three months or less to be cash equivalents. As of June 30, 2008, there were no cash equivalents.

(D) Fair Value of Financial Instruments

The Company measures its financial assets and liabilities in accordance with accounting principles generally accepted in the United States. The carrying amounts of the Company’s financial instruments including cash, accounts receivable, accounts payable, accrued liabilities and loans payable approximate fair value due to the relatively short period to maturity for these instruments.

ANDOVER MEDICAL, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

AS OF JUNE 30, 2008

(UNAUDITED)

In September 2006, the FASB issued FAS No. 157, “Fair Value Measurements,” (FAS 157), which defines fair value, establishes guidelines for measuring fair value and expands disclosures regarding fair value measurements. FAS 157 does not require any new fair value measurements but rather eliminates inconsistencies in guidance found in various prior accounting pronouncements and was effective for fiscal years beginning after November 15, 2007. In February 2008, the FASB issued FASB FSP 157-2 which delayed the effective date of FAS 157 for all nonfinancial assets and nonfinancial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually), until fiscal years beginning after November 15, 2008, and interim periods within those fiscal years. These nonfinancial items include assets and liabilities such as reporting units measured at fair value in a goodwill impairment test and nonfinancial assets acquired and liabilities assumed in a business combination. Effective January 1, 2008, the Company adopted FAS 157 for financial assets and liabilities recognized at fair value on a recurring basis and the partial adoption of FAS 157 for financial assets and liabilities.

(E) Concentration of Credit Risk

The Company has no significant off-balance sheet concentrations of credit risk such as foreign exchange contracts, options contracts or other foreign hedging arrangements. The Company maintains the majority of its cash balances with one financial institution in the form of a demand deposit.

(F) Use of Accounting Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(G) Receivables

Accounts receivable are reported net of allowances for contractual sales adjustments and uncollectible accounts. The majority of our accounts receivable are due from private insurance carriers, Medicare, and Medicaid, as well as from customers under co-insurance provisions. Third-party reimbursement is a complicated process that involves submission of claims to multiple payors, each having its own claims requirements. In some cases, the ultimate collection of accounts receivable subsequent to the service dates may not be known for several months. The Company records its allowance for contractual sales adjustments as a percentage of amounts billed to third party payers. The Company records its allowance for doubtful accounts as a percentage of accounts receivable. The percentage used is based upon historical cash collections, bad debt write-offs and the aging of accounts receivable. The Company has established an allowance to account for contractual sales adjustments that result from differences between ordinary and customary amounts billed for products and services to third-party payors and the expected realizable amounts.

The reconciliation of Accounts Receivable is as follows:

Item	June 30, 2008	December 31, 2007
Accounts Receivable—Gross	3,756,664	3,628,316
Allowance for contractual sales adjustments	(1,011,375)	(1,008,301)
Allowance for Doubtful Accounts	(209,112)	(222,541)

Accounts Receivable—Net	2,536,177	2,397,474

ANDOVER MEDICAL, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

AS OF JUNE 30, 2008

(UNAUDITED)

(H) Inventories

Inventories are stated using the lower of cost or market, using the first-in, first-out method.

(I) Property and Equipment

Property and equipment are stated at cost, less accumulated depreciation. Depreciation is provided using the straight-line method over the estimated useful lives of the individual assets (three to seven years). Depreciation expense for the quarter ended June 30, 2008 was $55,376, and for year to date through June 30, 2008 was $112,075. The following table summarizes total Property and Equipment:

	June 30, 2008	December 31, 2007
Machinery & equipment	$848,063	$843,735
Computers & telephone equipment	316,786	315,305
Office furniture & equipment	252,279	252,279
Leasehold & building improvements	76,234	76,234
Vehicles	62,226	62,226

	$1,555,588	$1,549,779
Less accumulated depreciation	(913,032)	(800,958)

Net Property and Equipment	$642,556	$748,821

(J) Income Taxes

The Company accounts for income taxes under the Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes” (“Statement 109”). Under Statement 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under Statement 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

(K) Loss per Share

The Company has adopted FAS 128, “Earnings per Share.” Loss per common share is computed by dividing loss available to common shareholders by the weighted average number of common shares outstanding during the period. Stock options were not included in the computation of loss per share for the periods presented because their inclusion is anti-dilutive. On a weighted average basis, the total potential dilutive stock options outstanding at June 30, 2008 were 6,664,231.

(L) Business Segments

The Company utilizes the guidance provided by Statement of Financial Accounting Standards No. 131, “Disclosures About Segments Of An Enterprise And Related Information” (FAS 131). Certain information is disclosed in accordance with FAS 131, based on the way management organizes financial information for making operating decisions and assessing performance. For the period ending June 30, 2008 and currently, the Company operates in one segment, Durable Medical Equipment (“DME”).

ANDOVER MEDICAL, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

AS OF JUNE 30, 2008

(UNAUDITED)

(M) Stock Based Compensation

The Company maintains one plan, the Andover Medical, Inc. 2006 Employee Stock Incentive Plan (the “2006 Plan”) under which key persons employed or retained by the Company or its subsidiaries, and any non-employee director, consultant, vendor or other individual having a business relationship with the Company may receive stock options, stock appreciation rights or restricted stock for up to 15 million shares of the Company’s common stock. Under the 2006 Plan, the exercise price of each stock option equals or exceeds the market price of the Company’s stock on the date of grant. Stock options are granted at various times and vest over a period determined by the compensation plan, ranging from one month to three years and generally have a maximum term of ten years. Stock appreciation rights (“SARs”) may be granted in conjunction with any stock options granted under the 2006 Plan and may be exercised by surrendering the applicable portion of the related stock option. Upon the exercise of an SAR, the holder shall be entitled to receive an amount in cash, shares of the Company’s common stock or both, in value equal to the excess of the market price of one share of common stock over the option price per share specified in the related stock option multiplied by the number of shares in respect of which the SAR shall have been exercised, with the compensation committee (the “Committee”), if any, appointed by the Board, having the right to determine the form of payment. Restricted stock may be awarded either alone or in addition to other awards granted under the 2006 Plan, the terms and conditions of which are to be determined by the Committee.

The fair value of each option granted under the 2006 Plan is estimated on the date of grant, using the Black-Scholes option pricing model, based on the following weighted average assumptions:

June 30, 2008
Expected life (years)	1.0-10.0
Expected stock price volatility	98.0-280.3%
Expected dividend yield	0.0%
Risk-free interest rate	3.91-5.09%

The risk-free interest rate is based upon the U.S. Treasury yield curve at the time of grant for the respective expected life of the option. The expected life (estimated period of time outstanding) of options was estimated. The expected volatility of the Company’s options was calculated using historical data. Expected dividend yield was not considered in the option pricing formula since the Company does not pay dividends and has no current plans to do so in the future. If actual periods of time outstanding and rate of forfeitures differs from the expected rates, the Company may be required to make additional adjustments to compensation expense in future periods.

A summary of the status of the Company’s fixed stock option plan as of June 30, 2008 and the changes during the period ended is presented below:

	Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
Options outstanding at December 31, 2007	4,715,000	$0.24	8.63	$125,000
Granted	2,170,000	$0.21	9.82	0
Exercised	—	—	—	—
Forfeited	—	$—	—	—

Options outstanding at June 30, 2008	6,885,000	$0.23	9.16	$125,000
Options exercisable at June 30, 2008	4,510,833	$0.21	9.16	$125,000

ANDOVER MEDICAL, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

AS OF JUNE 30, 2008

(UNAUDITED)

There were no stock options exercised during the six months ended June 30, 2008.

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding at June 30, 2008	Weighted Average Remaining Contractual Term (years)	Weighted Average Exercise Price	Number Exercisable at June 30, 2008	Weighted Average Exercise Price
$ 0.00 - 0.06	2,500,000	8.18	$0.06	2,500,000	$0.06
$ 0.07 - 0.38	3,545,000	9.21	$0.20	1,528,750	$0.26
$ 0.39 - 0.67	840,000	8.86	$0.54	482,083	$0.58

Total	6,885,000	9.16	$0.23	4,510,833	$0.21

The following table summarizes the status of the Company’s non-vested options since inception:

	Non-vested Options
	Options	Weighted Average Fair Value
Non-vested at December 31, 2007	1,057,917	$0.47
Granted	2,170,000	$0.23
Vested	(853,750)	$0.52
Forfeited	—	$—

Non-vested at June 30, 2008	2,374,167	$0.25

The total fair value of options vested was $496,192 for the period ended June 30, 2008. As of June 30, 2008, there was $706,276 of total unrecognized compensation cost related to non-vested stock options granted under the 2006 Plan. That cost is expected to be recognized over a weighted average period of 1.2 years.

The Company follows the provisions of Financial Accounting Standards Board Statement (FAS) No. 123R, Share-Based Payment (FAS 123R), which require companies to measure and recognize compensation expense for all share-based payments at fair value. For the six month period ended June 30, 2008, the Company recognized $241,982 in compensation expense related to stock options. The recognition of total stock-based compensation expense impacted basic and diluted net income per common share by less than $0.01 during the six month period ended June 30, 2008. The Company calculates the fair value of stock options using the Black-Scholes model. The total value of the stock option awards is expensed ratably over the requisite service period of the employees receiving the awards.

(N) Recent Accounting Pronouncements

In May 2008, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 162, The Hierarchy of Generally Accepted Accounting Principles (SFAS 162). SFAS 162 seeks to improve financial reporting by identifying a consistent framework, or hierarchy, for selecting accounting principles to be used in preparing financial statements that are presented in conformity with U.S. generally accepted accounting principles for nongovernmental entities. SFAS No. 162 is effective 60 days following the SEC’s approval of the Public Company Accounting Oversight Board Auditing amendments to AU Section 411. This pronouncement is not expected to have a material impact on the Company.

ANDOVER MEDICAL, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

AS OF JUNE 30, 2008

(UNAUDITED)

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities,” (SFAS 161). SFAS 161 amends and expands the disclosure requirements of FAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” (FAS 133). It requires qualitative disclosures about objectives and strategies for using derivatives, quantitative disclosures about fair value amounts of gains and losses on derivative instruments, counter-party credit risk and disclosures about credit-risk-related contingent features in derivative agreements. This statement is effective for financial statements issued for fiscal years beginning after November 15, 2008. The Company is evaluating the impact, if any, that FAS 161 will have on its consolidated financial statements of income and financial position.

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements, SFAS No. 160 will change the accounting for and reporting of minority interests. Under the new standard, minority interests, will be referred to as noncontrolling interests and will be reported as equity in the parent company’s consolidated financial statements. Transactions between the parent company and the noncontrolling interests will be treated as transactions between shareholders provided that the transactions do not create a change in control. Gains and losses will be recognized in earnings for transactions between the parent company and the noncontrolling interests, unless control is achieved or lost. SFAS No. 160 requires retrospective adoption of the presentation and disclosure requirements for existing minority interests. All other requirements of SFAS No. 160 shall be applied prospectively. SFAS No. 160 is effective for the Company beginning in the first quarter of fiscal year 2009 and earlier adoption is not permitted. SFAS No. 160 may have a material impact on the Company’s consolidated financial position, results of operations and cash flows if it enters into material transactions or acquires a noncontrolling interest after the standard’s effective date.

In December 2007, the FASB issued FAS No. 141 (R),” Business Combinations,” (FAS 141R), which requires most identifiable assets, liabilities, non-controlling interests, and goodwill acquired in a business combination to be recorded at “full fair value.” Under FAS 141R, all business combinations will be accounted for under the acquisition method. Significant changes, among others, from current guidance resulting from FAS 141R includes the requirement that contingent assets and liabilities and contingent consideration shall be recorded at estimated fair value as of the acquisition date, with any subsequent changes in fair value charged or credited to earnings. Further, acquisition-related costs will be expensed rather than treated as part of the acquisition. FAS 141R is effective for periods beginning on or after December 15, 2008. The Company is evaluating the impact, if any, that FAS 141R will have on its consolidated financial statements of income and financial position.

In February 2007, the FASB issued FAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities—including an Amendment to FAS No. 115,” (FAS 159), which permits entities to choose to measure many financial instruments and certain other items at fair value. FAS 159 was effective for financial statements issued for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years. The Company has elected not to measure its eligible financial instruments at fair value and therefore the adoption of FAS 159 did not have an impact on its consolidated financial statements.

NOTE 3    BUSINESS ACQUISITIONS

On May 11, 2007, AMI’s wholly-owned subsidiary completed the acquisition of all the issued and outstanding capital stock of Rainier Surgical Incorporated (“RSI”). Headquartered in Auburn, Washington, RSI specializes in the sales, service, distribution, and marketing of orthopedic DME. Established in 1991, RSI is the largest stock and bill provider of orthopedic DME in the state of Washington. Currently, RSI has more than 45 trained and experienced staff members. Through its stock and bill program, RSI successfully minimizes the overhead cost and expense physicians, clinics, hospitals, and surgery centers incur when prescribing and

ANDOVER MEDICAL, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

AS OF JUNE 30, 2008

(UNAUDITED)

distributing orthopedic DME products to their patients. The audited net revenue for RSI during 2006 was $5.2 million. The aggregate purchase price paid was $3,835,000, subject to post-closing adjustments and an escrow, consisting of $2,675,000 in cash, an aggregate of 1,472,995 shares of AMI’s common stock valued at $900,000, and acquisition costs of approximately $260,000. In June 2008, the post-closing adjustments were finalized, reducing the purchase price approximately $269,000 to a net aggregate purchase price of $3,566,871.

On May 4, 2007, AMI’s wholly owned subsidiary completed the acquisition of 100% of the outstanding capital stock of Ortho Medical Products, Inc. (“OMI”) through a merger, with OMI as the surviving entity. OMI is a full-service company specializing in procedure specific orthopedic DME, respiratory equipment, and orthotics and prosthetics. Founded in 1982, it focuses on servicing the needs of patients in the Tri-State New York Region; specifically, the five boroughs of New York City, Nassau, Suffolk, and Westchester Counties, Northern New Jersey, Upper New York State, and the State of Connecticut. With four locations, three in New York and one in Connecticut, OMI has approximately 25 employees who work to make this network available to Case Managers, Preferred Provider Organizations and Health Maintenance Organizations. OMI has contracted with approximately 50 health insurance payers, plus Medicare and Medicaid. The audited financial performance of OMI for the year ended December 31, 2006 reflected net sales of approximately $3.2 million. The aggregate purchase price paid, subject to post-closing adjustments and an escrow, was $2,579,000, consisting of $134,000 in cash, a promissory note to the sellers in the amount of $100,000 which was paid in May 2008, an aggregate of 3,300,000 shares of AMI common stock valued at $2,145,000, and acquisition costs of approximately $200,000. There were no further post-closing adjustments.

The following is an allocation of the purchase price to the estimated fair value of assets acquired and liabilities assumed for the RSI and OMI acquisitions, as of the respective closing dates. The final purchase price allocations for these acquisitions are presented below.

	OMI	RSI	Total
	(In thousands)
Assets Acquired:
Accounts receivable	$1,270	$1,109	$2,379
Prepaid expenses and other current assets	26	25	51
Inventory	70	997	1,067
Property and equipment	165	523	688
Goodwill	1,120	2,637	3,757
Intangible assets	1,065	939	2,004

Total assets acquired	$3,716	$6,230	$9,946

Liabilities Assumed:
Accounts payable and accrued expenses	$553	$1,014	$1,567
Long-term debt	584	1,528	2,112
Capital leases	—	122	122

Total liabilities assumed	$1,137	$2,664	$3,801

Net assets acquired	$2,579	$3,566	$6,145

The acquisitions above have been accounted for using the purchase method of accounting. The Company conducts its own valuations to determine the purchase price allocation process. At any point in time, some valuations and allocations may be preliminary, and subject to further adjustment.

ANDOVER MEDICAL, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

AS OF JUNE 30, 2008

(UNAUDITED)

NOTE 4    GOODWILL AND INTANGIBLE ASSETS

Goodwill represents the purchase price of acquired businesses in excess of the fair market value of net assets acquired. In accordance with FAS No. 142, “Goodwill and Other Intangible Assets” (FAS 142), goodwill and intangible assets with indefinite lives are not subject to amortization, but are monitored annually for impairment, or more frequently if there are other indications of impairment. Any impairment would be measured based upon the fair value of the related asset based on the provisions of FAS 142. Because the Company has one reporting segment under FAS 142, the Company utilizes the entity-wide approach for assessing goodwill for impairment and compares their market value to their net book value to determine if an impairment exists. There were no impairment losses related to goodwill in any of the fiscal periods presented. If AMI determines through the impairment review process that goodwill has been impaired, AMI would record the impairment charge in its consolidated statement of income.

The amount of goodwill as of June 30, 2008, includes $2,636,670 from the RSI acquisition and $1,120,188 related to the OMI acquisition. Goodwill arising from both acquisitions reflects purchase price factors such as their unique position in their market and their geographic position in the Company’s development of a nationwide DME distribution network. The goodwill reported for these acquisitions reflect AMI’s preliminary purchase price allocation and is subject to change.

The Company has identified intangible assets distinguishable from goodwill from its healthcare contracts with private and government health care insurance companies. Under these contracts, an insurance company reimburses the Company for services and/or products provided to patients at agreed upon rates which follow, in most instances, the Medicare pricing guidelines. The remainder of the Company’s fee for products and services is the responsibility of the patient. These contracts enable the Company to work with physicians who treat patients that are members of the insurance plans. Without these contracts the Company cannot seek reimbursement from the insurance company. As an “out of network” provider, the Company would be forced to seek reimbursement for their entire fee from the patient. These contracts are important to enhancing the Company’s revenue generating capabilities.

Intangible assets that are separable from goodwill and have determinable useful lives are valued separately and amortized over their expected useful lives. AMI assesses the impairment of amortizable intangible assets whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Factors AMI considers important that could trigger an impairment review include the following:

•	a significant underperformance relative to expected historical or projected future operating results;

•	a significant change in the manner of AMI’s use of the acquired asset or the strategy for AMI’s overall business;

•	a significant negative industry or economic trend; and

•	AMI’s market capitalization relative to net book value.

If AMI determines that an impairment review is required, AMI would review the expected future undiscounted cash flows to be generated by the assets. If AMI determines that the carrying value of intangible assets may not be recoverable, AMI would measure any impairment based on a projected discounted cash flow method using a discount rate determined by AMI to be commensurate with the risk inherent in AMI’s current business model. If impairment is indicated through this review, the carrying amount of the asset would be reduced to its estimated fair value.

ANDOVER MEDICAL, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

AS OF JUNE 30, 2008

(UNAUDITED)

The components of acquired identifiable intangible assets as of June 30, 2008 are as follows:

Health insurance contracts, net of accumulated amortization of $97,235	1,402,969
Non-competition agreements, net of accumulated amortization of $372,154	236,501

1,639,470

The components of acquired identifiable intangible assets include: non-competition agreements which are amortized on a straight-line basis over the related estimated lives of the agreements (two to ten years), and health care contracts for third party medical billing (eighteen years). These contractual intangibles have been valued under the income method that considers cash flows attributable to the identified assets, the future revenue growth of the Company at 2.5%, consistent with expectations for the DME sector of the health care industry and a discount rate of 6.27% which was based upon a calculation of the Company’s cost of equity.

NOTE 5    LONG TERM LIABILITIES

Long term liabilities consist of the following:

Series D Convertible Preferred Stock, net of discount of $1,742,465	$257,535
Note payable secured by a vehicle, due in monthly installments with final payment due January 2009	854
Deferred item	58,462
Capital leases	98,586
Less current portion of long term debt	(57,393)

$358,044

On May 11, 2007, the Company and its wholly-owned subsidiaries entered into a $5.0 million Credit Agreement with TD Banknorth, N.A. (the “Credit Agreement”). The borrowing capacity available to the Company under the Credit Agreement consisted of notes representing a two-year $4.0 million Senior Secured Revolving Credit Facility and a two-year $1.0 million Senior Secured Convertible Revolving Acquisition Loan Facility which converts into a three-year term loan. The Credit Agreement subjected the Company to certain covenants including, but not limited to, a maximum total leverage ratio, a minimum debt service coverage ratio, and a maximum annual capital expenditure. On March 28, 2008 the Company obtained replacement financing. On April 1, 2008 the Company used proceeds from this replacement financing to pay the approximately $1.6 million outstanding balance due TD Banknorth. For further discussion regarding the replacement financing see Note 6 of the Notes to Condensed Consolidated Financial Statements.

NOTE 6    STOCKHOLDERS’ EQUITY

Share-Based Compensation

In accordance with FAS 123R, for the quarter ended June 30, 2008, $131,966, and for the six months ended June 30, 2008, $241,982 of share-based compensation expense was recorded as an increase to additional paid in capital for share-based payment awards made to the Company’s employees and directors, based on the estimated fair values of stock options vesting during the periods.

ANDOVER MEDICAL, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

AS OF JUNE 30, 2008

(UNAUDITED)

Preferred Stock

The Company’s Certificate of Incorporation authorizes the issuance of 1 million shares of $.001 par value preferred stock. The Company’s board of directors (the “Board of Directors”) has the power to designate the rights and preferences of the preferred stock and issue the preferred stock in one or more series.

On March 28, 2008, the Company completed the sale of an aggregate of 2,000 Units at a price of $1,000 per Unit to one existing institutional investor, for a total offering price of $2,000,000 (the “Offering”). Each Unit consists of one share of Series D Convertible Preferred Stock of the Company (“Series D Preferred Stock”), convertible at the holder’s option into 2,857 shares of common stock, $.001 par value at $0.35 per share, or an aggregate of 5,714,000 shares of common stock (the “Underlying Common Stock”). The Series D Preferred Stock entitles the holders to cash dividends of 8% per annum on the face value of $1,000 per share. The holders of a majority of the Series D Preferred Stock shall be entitled to nominate and elect a majority of the Company’s Board of Directors until 50% of the Series D Preferred Stock has been converted into common stock. The Series D Preferred Stock ranks on parity with the outstanding Series A and B Preferred Stock. The Series C Preferred Stock was deauthorized.

The Conversion Price of the Series D Preferred Stock, as well as the exercise price of the Class E Warrants, described below, are subject to “full ratchet” anti-dilution protection, subject to certain exemptions including the issuance of shares or options to the Company’s management not to exceed 10% of the shares of common stock outstanding on a partially diluted basis including shares underlying then outstanding Preferred Stock.

For every share of Underlying Common Stock issuable, the Company issued to the holders of Series D Preferred Stock one Class E Common Stock Purchase Warrant to purchase three shares of common stock, or an aggregate of 17,142,858 shares exercisable for a period of ten years expiring March 28, 2018 at a price of $0.35 per share. The holder of Preferred Stock have the option on March 28, 2010, to either convert its shares into common stock or redeem each share at face value plus all accrued and unpaid dividends. The holders of the Series D Preferred Stock entered into a Security Agreement with the Company and have a lien on all of the Company’s properties and assets. In accordance with Statement of Financial Accounting Standards No. 150 “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity” (“FAS 150”) the Series D Preferred Stock is recorded as a Long Term Debt as of March 31, 2008. The maximum amount the company would have to pay upon redemption would be approximately $2.3 million. In accordance with EITF 00-27, a portion of the proceeds were allocated to each class of warrants based on their relative fair value, which totaled $1,354,839 using the Black Scholes option pricing model. Further, the Company attributed a beneficial conversion feature of $645,161 to the Series D preferred shares based upon the difference between the conversion price of those shares and the closing price of the Company’s common stock on the date of issuance. Both the fair value of the warrants (Class E) and the beneficial conversion feature were recorded as a discount to the debt obligation. The discount will be amortized as interest expense for a two year period through the redemption date.

The Company used approximately $1.6 million of the proceeds of the Offering to retire bank debt under its credit agreement with TD Banknorth, N.A. and the balance for working capital. The Company terminated all borrowing facilities with TD Banknorth, N.A.

On May 8, 2007 and September 11, 2007, the Company closed an additional portion of its private financing of 44 Units in total of the Company’s securities, representing $2,200,000 principal amount of 6% Series B Convertible Preferred Stock at $50,000 face value per Unit. Each Unit is convertible at $.35 per share into 142,850 shares of Common Stock and Class C Warrants exercisable for five years at $.35 per share to purchase

ANDOVER MEDICAL, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

AS OF JUNE 30, 2008

(UNAUDITED)

142,850 shares of Common Stock, plus Class D Warrants exercisable for five years at $.35 per share to purchase 142,850 shares of Common Stock. The Preferred Stock is subject to forced conversion if the Common Stock trades above certain target levels. In accordance with EITF 00-27, a portion of the proceeds were allocated to each class of warrants based on their relative fair value, which totaled $2,484,357 using the Black Scholes option pricing model. Further, the Company attributed beneficial conversion features totaling $663,354 to the Series B preferred shares based upon the difference between the conversion price of those shares and the closing price of the Company’s common stock on the date of issuance. Both the fair value of the warrants (Series C and D) and the beneficial conversion feature were recorded as a dividend totaling $2,200,000. These dividends were recorded as a reduction of retained earnings and an increase to additional paid-in capital. Under the registration rights agreement, if the Company is unsuccessful in filing a registration statement within 30 days of closing the financing or does not have an effective registration within six (6) months from the December 19, 2007 effective date of the Company’s latest registration statement, the Company shall pay a penalty equal to doubling the number of shares of Common Stock issuable upon exercise of Class C and Class D Warrants, a total of an additional 12,571,428 shares. The company used the Black Scholes option pricing model to calculate the fair value of the additional Class C and Class D Warrants. As of June 30, 2008, the Company has accrued $2,218,288 in penalties, under the registration rights agreement, as it has been determined that it did not have an effective registration statement in advance of the deadline.

Common Stock

The Company’s Certificate of Incorporation, as amended, authorizes the issuance of 300 million shares of common stock, par value $.001 per share, without cumulative voting rights and without preemptive rights.

The rollforward of the Company’s stockholders’ equity section for the six months ended June 30, 2008 is as follows:

Item	Preferred Shares	$ 0.001 Par Value Preferred Stock	Common Shares	$ 0.001 Par Value Common Stock	Additional Paid-in Capital	Retained Earnings	Total
Balance @ 12/31/07	7,813	8	34,846,224	34,846	20,108,921	(13,092,094)	7,051,681

AMI Net loss for 1/1/08 – 6/30/08						(3,960,737)	(3,960,737)

Amortize Stock Options 1/1/08 – 6/30/08					241,982		241,982

Discount on Beneficial Conversion Feature of Series D Preferred Stock					2,000,000		2,000,000

Conversion of Series A Preferred Stock into Common Stock	(472)	(1)	1,348,504	1,349	(1,348)		0

Dividend on Series A Preferred Stock converted into Common stock			82,367	82	28,752	(28,834)	0

Balance @ 6/30/08	7,341	7	36,277,095	36,277	22,378,307	(17,081,665)	5,332,926

ANDOVER MEDICAL, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

AS OF JUNE 30, 2008

(UNAUDITED)

NOTE 7    GOING CONCERN

The Company has generated $10,498,615 in revenue, but has incurred a cumulative net loss of $10,225,858 and cumulative negative cash flows from operating activities of $3,163,620 since inception and has only recently consummated acquisitions of operating businesses (see Note 3 of the Notes to Condensed Consolidated Financial Statements). These factors raise substantial doubt about our ability to continue as a going concern. The Company’s future liquidity and cash requirements will depend on a wide range of factors, including the performance of recently acquired operating businesses and the continued acquisition of operating businesses. In particular, the Company expects to raise capital, seek additional financing, or seek merger partners. While there can be no assurance that such potential mergers, capital or additional financing would be available in amounts and on terms acceptable to the Company, management believes that such financing would likely be available on acceptable terms. The Company’s current status regarding its financing arrangements is described in Notes 5 and 6 of the Notes to Condensed Consolidated Financial Statements.

NOTE 8    FAIR VALUE

As discussed in Note 2 (D) on page 8, the Company adopted the provisions of SFAS No. 157 as amended by FSP FAS 157-1 and FSP FAS 157-2 on January 1, 2008. Goodwill and Intangible assets-net are within the scope of SFAS No. 157; however, pursuant to the provisions of FSP FAS 157-2, the Company will not apply the provisions of SFAS No. 157 until January 1, 2009. The Company recorded no change to its opening balance of retained earnings as of January 1, 2008, and no material impact on the Company’s consolidated financial position, results of operations or cash flows as it did not have any financial instruments requiring retrospective application per the provisions of SFAS No. 157.

NOTE 9    SUBSEQUENT EVENT

On July 25, 2008, the Company entered into a definitive Asset Purchase Agreement and Plan of Reorganization (the “APA”) with Medical Solutions Management Inc., a Nevada corporation (“MSMT”) and Certified Diabetic Services, Inc., a Delaware corporation (“CDIP”), pursuant to which MSMT, a company that markets and sells orthopedic and pediatric durable medical equipment in the United States will acquire substantially all of the assets of AMI and CDIP, including the subsidiaries of AMI and CDIP. CDIP provides diabetes medical supplies, testing, products, education and information. AMI and CDIP are collectively referred to herein as the “Target Companies”.

The APA provides for MSMT to acquire the following subsidiaries of the Target Companies: (i) Certified Diabetic Supplies, Inc., (ii) CDS Health Management, Inc., (iii) CDS Medical Supplies, Inc., (iv) Certified Pharmacies of America, Inc., (v) Diabetic Plus, Inc., and the Company’s two operating subsidiaries, (vi) Ortho-Medical Products, Inc. and (vii) Rainier Surgical Incorporated. Upon completion of the reorganization, AMI and CDIP will be deemed to be shell companies.

The APA provides that in exchange for substantially all of the assets of the Target Companies, including all of the capital stock of the above referenced subsidiaries, the Target Companies’ shareholders shall receive shares of MSMT common stock and preferred stock, as described below. As a result, the percentage of beneficial ownership of MSMT common stock owned by each of the parties shall be as follows: (i) CDIP shareholders will own forty-five (45%) percent of the outstanding MSMT common stock, (ii) existing MSMT shareholders will own twenty (20%) percent of the outstanding MSMT common stock, and (iii) the Company’s shareholders will own thirty-five (35%) percent of the outstanding MSMT common stock (calculated on an as-converted basis, i.e., inclusive of common stock, preferred stock and convertible debentures, but exclusive of options and warrants

ANDOVER MEDICAL, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

AS OF JUNE 30, 2008

(UNAUDITED)

which will be assumed by MSMT). An additional eight (8%) percent of the issued and outstanding shares of common stock of MSMT (calculated on the date of the closing of the transactions under the APA (the “Closing Date”) in the same manner as set forth in the prior sentence) shall be placed in escrow to be issued to the former common and preferred shareholders of AMI and CDIP following the Closing Date based upon the respective performances of Andover and CDIP in achieving revenue and earnings targets during calendar year 2008.

With respect to management and governance, the APA provides that the composition of MSMT’s Board of Directors shall be increased to nine members, the majority of whom shall be deemed independent in order to help facilitate a proposed listing on a stock exchange. The new Board shall serve until December 31, 2009, or until their successors are duly qualified, seated and elected; or until their earlier resignation or removal.

The closing of the proposed transactions is conditioned upon and subject to respective Board of Director and shareholder approval, the effectiveness of a registration statement covering the shares of MSMT common stock and preferred stock to be issued to the shareholders of the Target Companies as well as shares of MSMT common stock issued upon the exercise of new warrants issued by MSMT to the former warrant holders of the Target Companies, all third party consents and waivers are obtained, no material adverse change has occurred with respect to any of the three parties to the APA, and other customary closing conditions. The discussion in the balance of this report does not give effect to the proposed reorganization.

CERTIFIED DIABETIC SERVICES, INC.

AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS

For the Years Ending October 31, 2007 and 2006

For the Six Months Ended April 30, 2008 and 2007 (Unaudited)

Report of Independent Registered Public Accounting Firm	F-95

Consolidated Balance Sheets as of October 31, 2007 and April 30, 2008 (Unaudited)	F-96

Consolidated Statements of Operations for the Years Ended October 31, 2007 and 2006 and for the Six Months Ended April 30, 2008 and 2007 (Unaudited)	F-97

Consolidated Statements of Stockholders’ Equity (Deficit) for the Years Ended October 31, 2007 and 2006 and for the Six Months Ended April 30, 2008 and 2007 (Unaudited)	F-98

Consolidated Statements of Cash Flows for the Years Ended October 31, 2007 and 2006 and for the Six Months Ended April 30, 2008 and 2007 (Unaudited)	F-100

Notes to Consolidated Financial Statements	F-102

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Certified Diabetic Services, Inc. and Subsidiaries:

We have audited the accompanying consolidated balance sheets of Certified Diabetic Services, Inc. and Subsidiaries as of October 31, 2007, and the related consolidated statements of operations, stockholders’ deficit and cash flows for the years ended October 31, 2007 and 2006. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Certified Diabetic Services, Inc. and Subsidiaries as of October 31, 2007, and the results of their operations and their cash flows for the years ended October 31, 2007 and 2006 in conformity with accounting principles generally accepted in the United States of America.

/s/ KBL, LLP

Tampa, Florida

March 31, 2008

CERTIFIED DIABETIC SERVICES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	April 30, 2008	October 31, 2007
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$515,587	$47,458
Accounts receivable (net of allowances of $60,000 and $72,500 as of April 30, 2008 (unaudited) and October 31, 2007, respectively)	980,346	675,658
Employee advances	37,956	7,496
Inventories	160,400	58,108
Prepaid expenses and other current assets	249,404	62,016

Total current assets	1,943,693	850,736
Property, plant, and equipment, net	522,649	395,944
Intangible assets	2,497,611	—
Deposits	65,818	13,867

Total assets	$5,029,771	$1,260,547

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Note payable to bank	$—	$—
Accounts payable	982,448	1,049,502
Accrued expenses	269,634	135,652
Preferred stock dividend payable	373,355	135,212
Current portion of long-term debt	875,916	206,795
Current portion of capital lease obligations	70,639	61,169

Total current liabilities	2,571,992	1,588,330
Long-term debt, less current portion	—	32,240
Long-term portion of capital leases	143,033	114,354

Total liabilities	2,715,025	1,734,924
Commitments and contingencies
Stockholders’ equity (deficit)
Preferred stock series B, $.01 par value; 5,000,000 shares authorized, 530 and 601 shares issued and outstanding as of April 30, 2008 (unaudited) and October 31, 2007, respectively	5	6
Preferred stock series C, $.01 par value; 10,000,000 shares authorized, 2,750,000 and 2,750,000 shares issued and outstanding as of April 30, 2008 (unaudited) and October 31, 2007, respectively	27,500	27,500
Preferred stock series D, $.01 par value; 10,000,000 shares authorized, 4,000,000 and 0 shares issued and outstanding as of April 30, 2008 (unaudited) and October 31, 2007, respectively	40,000	0
Common stock, $.01 par value; 500,000,000 shares authorized, 49,855,341 and 48,954,450 shares issued and outstanding as of April 30, 2008 (unaudited) and October 31, 2007, respectively	498,555	489,544
Additional paid-in capital	11,162,855	7,778,328
Common stock subscribed	112,546	8,125
Accumulated deficit	(9,526,715)	(8,777,880)

Total stockholders’ equity (deficit)	2,314,746	(474,377)

Total liabilities and stockholders’ equity (deficit)	$5,029,771	$1,260,547

The accompanying notes are an integral part of the consolidated financial statements.

CERTIFIED DIABETIC SERVICES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Six Months Ended April 30, 2008	2007	Years Ended October 31, 2007	2006
	(Unaudited)	(Unaudited)

Revenues, net of sales allowances	$3,425,228	$3,098,477	$6,090,814	$6,557,545
Cost of sales	1,818,209	1,623,613	3,245,508	3,320,226

Gross margin	1,607,019	1,474,864	2,845,306	3,237,319
Payroll and benefits	1,468,745	1,173,828	2,483,657	2,289,935
Selling, general and administrative expense	808,205	490,972	1,038,043	1,220,013
Consulting expense	55,889	13,171	32,238	275,469
Depreciation and amortization	101,319	20,234	56,649	20,822

	2,434,158	1,698,205	3,610,587	3,806,239

Loss from operations	(827,139)	(223,341)	(765,281)	(568,920)
Other income and expense:
Interest income	3,980	7,085	10,439	8,133
Other income	93,833	227,701	296,940	116,001
Write-off of loan origination fees	0	(67,707)	(257,017)	0
Interest expense	(19,508)	(143,860)	(270,032)	(153,760)

	78,305	23,219	(219,670)	(29,626)

Net loss	(748,834)	(200,122)	(984,951)	(598,546)
Deemed dividend to preferred stockholder on beneficial conversion feature	2,287,115	—	1,614,358	0
Preferred stock dividends	259,384	24,039	81,231	48,134

Net loss attributable to common stockholders	$(3,295,333)	$(224,161)	$(2,680,540)	$(646,680)

Net loss per weighted average share:
Basic	$(0.07)	$(0.01)	$(0.06)	$(0.02)

Diluted	$(0.07)	$(0.01)	$(0.06)	$(0.02)

Weighted average shares, basic	48,990,597	45,331,911	47,215,224	39,688,650

Weighted average shares, diluted	48,990,597	45,331,911	47,215,224	39,688,650

The accompanying notes are an integral part of the consolidated financial statements.

CERTIFIED DIABETIC SERVICES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)

	Preferred Stock		Common Stock		Additional Paid-In Capital	Note Receivable From Stockholder	Common Stock subscribed	Accumulated Deficit	Total Stockholders’ Equity (Deficit)
	Number of Shares	Amount	Number of Shares	Amount
Balance at October 31, 2005	416	$4	36,283,900	$362,838	$4,503,930	$(200,000)	$37,125	$(7,194,383)	$(2,490,486)
Redemption of Series B preferred stock	(25)	(1)	—	—	$(24,999)	—	—	—	(25,000)
Issuance of Series B and common stock	210	3	6,809,500	68,096	661,351	—	—	—	729,450
Common stock subscribed	—	—	—	—	—	—	166,805	—	166,805
Preferred stock dividend	—	—	—	—	(48,134)	—	—	—	(48,134)
Net loss	—	—	—	—	—	—	—	(598,546)	(598,546)

Balance at October 31, 2006	601	$6	43,093,400	$430,934	$5,092,148	$(200,000)	$203,930	$(7,792,929)	$(2,265,911)
Issuance of common stock for cash	—	—	7,861,050	78,610	320,990	—	—	—	399,600
Allocation of proceeds to Series C preferred stock and warrants	2,750,000	27,500	—	—	2,430,616	—	—	—	2,458,116
Note cancelled to officer	—	—	(2,000,000)	(20,000)	(180,000)	200,000	—	—	—
Series C preferred stock beneficial conversion	—	—	—	—	1,614,358	—	—	—	1,614,358
Amortization of Series C preferred stock beneficial conversion	—	—	—	—	(1,614,358)	—	—	—	(1,614,358)
Common stock subscribed		—	—	—	—	195,805	(195,805)	—	—
Preferred stock dividend	—	—	—	—	(81,231)	—	—	—	(81,231)
Net loss	—	—	—	—	—	—	(984,951)		(984,951)

Balance at October 31, 2007	2,750,601	$27,506	48,954,450	$489,544	$7,778,328	—	$8,125	$(8,777,880)	$(474,377)

The accompanying notes are an integral part of the consolidated financial statements.

CERTIFIED DIABETIC SERVICES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)

	Preferred Stock		Common		Additional Paid-In Capital	Note Receivable From Stockholder	Common Stock Subscribed	Accumulated Deficit	Total Stockholders’ Equity (Deficit)
	Number of Shares	Amount	Number of Shares	Amount
Common stock subscribed	—	—	—	—	—	—	90,000	—	90,000
Common stock issued in settlement of litigation	—	—	750,000	7,500	67,500	—	—	—	75,000
Common stock issued on exercise of employee stock options	—	—	9,091	91	817	—	—	—	908
Conversion of Series B preferred to common	(71)	(1)	142,000	1,420	(1,419)	—	14,421	—	14,421
Allocation of proceeds to Series C preferred stock and warrants	4,000,000	40,000	—	—	3,577,013	—	—	—	3,617,013
Series D preferred stock beneficial conversion	—	—	—	—	2,287,115	—	—	—	2,287,115
Amortization of Series D preferred stock beneficial conversion	—	—	—	—	(2,287,115)	—	—	—	(2,287,115)
Preferred stock dividend	—	—	—	—	(259,384)	—	—	—	(259,384)
Net loss	—	—	—	—	—	—	—	(748,835)	(748,835)

Balance at April 30, 2008 ((Unaudited))	6,750,530	$67,505	49,855,541	$498,555	$11,162,855	$—	$112,546	$(9,526,715)	$2,314,746

The accompanying notes are an integral part of the consolidated financial statements.

CERTIFIED DIABETIC SERVICES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Months Ended April 30,		Year Ended October 31,
	2008	2007	2007	2006
	(Unaudited)	(Unaudited)
Cash flows from operating activities:
Net income (loss)	$(748,834)	$(200,122)	$(984,951)	$(598,546)
Adjustments to reconcile net loss to net cash flows:
Depreciation and amortization	101,319	87,942	56,649	20,821
Provision for bad debt expense	52,537	—	109,231	92,340
Common stock subscribed in settlement of litigation	—	—	—	90,804
Settlement income—interest & principal	(95,728)	(227,701)	(293,301)	(136,068)
Issuance of note for compensation	—	—	—	—
Common stock issued for compensation	—	—	—	45,805
Changes in assets and liabilities:
Accounts receivable	(357,225)	(46,897)	(23,700)	(269,302)
Inventories	(93,975)	(50,509)	(4,923)	23,442
Prepaid insurance and other current assets	(217,849)	55,624	85,729	(40,934)
Accounts payable	91,863	(23,845)	(209,137)	132,173
Accrued expenses and other liabilities	6,674	36,325	93,717	223,432

Net cash flows used by operating activities	(1,261,218)	(369,183)	(1,170,686)	(416,033)

Cash flows from investing activities:
Repayment loans to stockholders	—	—	—	(25,892)
Payment on or return of security deposit	(51,951)	35,000	45,000	(46,640)
Purchase of property, plant, and equipment	(72,440)	(112,605)	(153,861)	(48,494)
Acquisition of intangible assets of Diabetic Plus, Inc.	(1,631,666)	—	—	—

Net cash flows provided by (used for) investing activities	(1,756,057)	(77,605)	(108,861)	(121,026)

Cash flows from financing activities:
Loan origination fees	—	(243,745)	—	—
Deferred offering costs	—	(12,696)	—	—
Payments on notes payable—line of credit	—	(1,300,000)	(1,300,000)	(55,774)
Proceeds on notes payable—line of credit	—	442,293	—	—
Proceeds on note payable to officer	6,000	30,000	40,000	—
Payments on note payable to officer	(6,000)	(30,000)	(40,000)	—
Proceeds from term debt	—	1,550,000	1,550,000	—
Payments on term debt	—	(96,775)	(1,550,000)	(25,000)
Payments on long-term notes payable	(95,820)	(143,698)	(216,811)	(118,173)
Payments on capital lease obligations	(29,876)	(21,086)	(46,548)	(18,060)
Redemption of preferred stock	—	—	—	(25,000)

Proceeds for issuance of Series C preferred stock	3,617,013	—	2,458,116	57,000

Options exercised	907	—	—	—
Payment of dividend on preferred stock	(6,820)	(10,517)	(13,400)	(6,180)
Proceeds from issuance of common stock	—	382,500	395,405	697,450
Net cash flows provided by financing activities	3,485,404	546,276	$1,276,762	$506,263
Net change in cash and cash equivalents	468,129	99,488	$(2,785)	$(30,796)
Cash and cash equivalents at beginning of year	47,458	50,243	50,243	81,039

Cash and cash equivalents at end of year	$515,587	$149,731	$47,458	$50,243

The accompanying notes are an integral part of the consolidated financial statements.

CERTIFIED DIABETIC SERVICES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS, CONTINUED

	Six Months Ended April 30,		Years Ended October 31,
	2008	2007	2007	2006
	(Unaudited)	(Unaudited)
Supplemental disclosure of cash flow information:
Cash paid during the year for interest	$13,284	$119,339	$133,465	$94,490

Income taxes paid	$—	$—	$0	$600

Supplemental Schedule of Non-Cash and Investing and Financing Activities:
Note payable and escrow due related to acquisition of Diabetic Plus, Inc.	$998,512	$—	$—	$—

Issuance of note payable to stockholder in exchange for unpaid compensation	$—	$—	$—	$113,298

Cancellation of common stock for note receivable from a director of the Company	$—	$—	$200,000	$—

Preferred stock dividends payable	$17,220	$14,868	$68,370	$67,382

Refinancing of notes payable under lockbox arrangements	$—	$—	$—	$75,000

Purchase of computer equipment under note payable and capital lease	$68,025	$164,474	$164,474	$79,467

Issuance of common stock subscribed	$104,421	$173,805	$195,805	$—

Issuance of preferred stock for common stock	$—	$—	$—	$153,000

Issuance of common stock in settlement of litigation	$75,000	$—	$—	$—

The accompanying notes are an integral part of the consolidated financial statements.

CERTIFIED DIABETIC SERVICES, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED OCTOBER 31, 2007 AND 2006 AND

FOR THE SIX MONTHS ENDED APRIL 30, 2008 AND 2007 (UNAUDITED)

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Company

Certified Diabetic Services, Inc. was organized as a Delaware corporation in May 1997 and operates as a holding company for Certified Diabetic Supplies, Inc., a company also organized as a Delaware corporation in May 1997, together referred to as “CDS” or the “Company.” The Company is a direct-to-consumer diabetes-testing supplier, primarily to Medicare-eligible seniors, providing a simple and reliable way for its customers to obtain their supplies and medications.

Florida Supplies was incorporated under the laws of the State of Florida on September 28, 1995, under the name Diabetic Supplies of Collier, Inc. Florida Supplies is engaged in the marketing and mail order sale of durable medical equipment, primarily diabetic supplies. As a registered supplier, Florida Supplies is permitted to invoice Medicare directly for diabetic supplies shipped to Medicare patients. Florida Supplies also accepts Medicaid and private insurance payments.

The Company also has two other wholly-owned subsidiaries, CDS Medical Supply, Inc. (“Medicalco”) and CDS Health Management, Inc. (“Healthco”), both organized as Delaware corporations in April 1997. Medicalco was formed for the purpose of entering into contracts with preferred provider organizations, third-party health plan administrators, self insured plans, managed care programs and other similar groups, through which Medicalco would receive the right to supply (in some cases on an exclusive or preferred basis) medical equipment and products of the types sold by the Company to participants in such programs or groups. Healthco was formed for the purpose of supplying customers covered by health insurance with Blue Cross and Blue Shield with medical supplies. Additionally, the Company formed CDS Pharmacies, Inc. in August of 2006. This subsidiary did not become active until May of 2007. CDS Pharmacies, Inc. was formed to provide diabetes testing supplies and medications to patients through pharmacy benefit plans and Medicare. These subsidiaries had minimal operations for the years ended October 2007 and 2006. The Company also consolidates CDS Investors, LLC, a variable interest entity in which the Company is the primary beneficiary, pursuant to the Financial Accounting Standards Board (FASB) Interpretation No. 46R Consolidation of Variable Interest Entities (FIN 46R), an interpretation of Accounting Research Bulletin No. 51.

Accounting Principles

The consolidated financial statements and accompanying notes are prepared in accordance with accounting principles generally accepted in the United States of America.

Basis of Consolidation

The consolidated financial statements include the accounts of CDS and its subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

Use of Accounting Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reported period. Actual results could differ from those estimates.

CERTIFIED DIABETIC SERVICES, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

YEARS ENDED OCTOBER 31, 2007 AND 2006 AND

FOR THE SIX MONTHS ENDED APRIL 30, 2008 AND 2007 (UNAUDITED)

Revenue Recognition and Accounts Receivable

The Company recognizes revenue related to product sales to customers who have placed orders upon shipment of such orders, provided that risk of loss has passed to the customer and the Company has received and verified any written documentation required to bill Medicare, other third-party payers, and customers. Revenue is recorded at the amounts expected to be collected from Medicare, other third-party payers, and directly from customers. Revenue recognition is delayed for product shipments for which the Company has not yet received the required written forms until the period in which those documents are collected and verified.

Revenue related to Medicare reimbursement is calculated based on government-determined reimbursement prices for Medicare-covered items. The reimbursements that Medicare pays the Company are subject to review by appropriate government regulators. Medicare reimburses at 80% of the government-determined prices for reimbursable supplies, and the Company bills the remaining balance to either third-party payers or directly to customers.

Of the Company’s net revenues, $2,298,337 and $2,581,681 for the fiscal years ended October 31, 2007 and 2006, respectively, were reimbursable by Medicare for products provided to Medicare beneficiaries and $163,242 and $151,162 of amounts due from Medicare were included in billed accounts receivable as of October 31, 2007 and 2006, respectively. Medicare reimbursements accounted for approximately 22% and 17% of the Company’s gross accounts receivable balances as of October 31, 2007 and 2006, respectively. Of the Company’s net revenues, $1,565,871 and $1,199,061 for the six months ended April 30, 2008 and 2007 (unaudited), were reimbursable by Medicare for products provided to Medicare beneficiaries and $297,399 and $225,950 of amounts due from Medicare were included in billed accounts receivable as of April 30, 2008 and 2007 (unaudited), respectively. Medicare accounted for approximately 29% and 26% of the Company’s gross accounts receivable balances as of April 30, 2008 and 2007 (unaudited), respectively. As of April 30, 2008 (unaudited) and October 31, 2007, accounts receivable allowances were $60,000 and $72,500, respectively, or 5.8% and 9.7% of gross accounts receivable, respectively.

The valuation of accounts receivable is based upon the credit-worthiness of customers and third-party payers as well as the Company’s historical collection experience. Allowances for doubtful accounts are recorded as a selling, general and administrative expense for estimated amounts expected to be uncollectible from third-party payers and customers. The Company bases its estimates on historical collection and write-off experience, current trends, credit policy, and on analysis of accounts receivable by aging category.

The Company’s accounts receivable are generally due from Medicare, private insurance companies, Medicaid and the Company’s customers. The collection process is time-consuming, complex and typically involves the submission of claims to multiple payers whose payment of claims may be contingent upon the payment of another payer. As a result, the Company’s collection efforts may be active up to 18 months from the initial billing date. In accordance with applicable regulatory requirements, the Company makes reasonable and appropriate efforts to collect its accounts receivable, including deductible and co-payment amounts, in a consistent manner for all payer classes. As of April 30, 2008 (unaudited) and October 31, 2007, the Company provides for allowances for doubtful accounts based upon increasing percentages of each aging category ranging from 1% for current balances up to 55% for amounts greater than 120 days.

Cost of Sales

Cost of sales consists primarily of purchased finished goods for sale in the Company’s markets along with shipping and handling fees.

CERTIFIED DIABETIC SERVICES, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

YEARS ENDED OCTOBER 31, 2007 AND 2006 AND

FOR THE SIX MONTHS ENDED APRIL 30, 2008 AND 2007 (UNAUDITED)

Marketing and Promotional Costs

Advertising, promotional, and other marketing costs, which are included in selling, general and administration expense, are charged to earnings in the period in which they are incurred, which amounted to $322,192 and $31,767 for the six months ended April 30, 2008 and 2007 (unaudited), respectively and $52,845 and $71,291 for the years ending October 31, 2007 and 2006, respectively.

Income Taxes

We must make certain estimates and judgments in determining income tax expense for financial statement purposes. These estimates and judgments occur in the calculation of certain tax assets and liabilities, which arise from differences in the timing of recognition of revenue and expense for tax and financial statement purposes.

Deferred income taxes are recorded in accordance with SFAS No. 109, “Accounting for Income Taxes,” or SFAS 109. Under SFAS No. 109, deferred tax assets and liabilities are determined based on the differences between financial reporting and the tax basis of assets and liabilities using the tax rates and laws in effect when the differences are expected to reverse. SFAS 109 provides for the recognition of deferred tax assets if realization of such assets is more likely than not to occur. Realization of our net deferred tax assets is dependent upon our generating sufficient taxable income in future years in appropriate tax jurisdictions to realize benefit from the reversal of temporary differences and from net operating loss, or NOL, carryforwards. We have determined it more likely than not that these timing differences will not be realized and have provided a valuation allowance against our net deferred tax asset.

Net Loss Per Share of Common Stock

All net loss per share of common stock amounts presented have been computed based on the weighted average number of shares of Common Stock outstanding in accordance with SFAS 128 “Earnings Per Share”. Stock warrants and stock options are not included in the calculation of dilutive loss per common share because the Company has experienced operating losses in all periods presented and, therefore, the effect would be antidilutive.

Accounting for Stock-Based Compensation

CDS accounts for its stock-based compensation plan under the recognition and measurement principles of APB 25, “Accounting for Stock Issued to Employees” and related Interpretations. The Company has adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 148, “Accounting for Stock-Based Compensation Transition and Disclosure,” an amendment of SFAS No. 123. Therefore, no stock-based employee compensation cost is reflected in net income, as all options granted under those plans had an exercise price equal to or greater than the market value of the underlying common stock on the date of grant. The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value recognition provisions of SFAS No. 123 to stock-based employee compensation.

The Company adopted Statement of Financial Accounting Standards (SFAS) No. 123R, “Share-Based Payments” (SFAS 123R), on January 1, 2006. This statement requires the Company to recognize the cost of employee and director services received in exchange for the stock options it has awarded. Under SFAS 123R the Company is required to recognize compensation expense over an award’s vesting period based on the award’s fair value at the date of grant. The Company has elected to adopt SFAS 123R on a modified prospective basis;

CERTIFIED DIABETIC SERVICES, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

YEARS ENDED OCTOBER 31, 2007 AND 2006 AND

FOR THE SIX MONTHS ENDED APRIL 30, 2008 AND 2007 (UNAUDITED)

accordingly, the financial statements for the periods prior to November 1, 2006, do not include stock based compensation under the fair value method. The Company uses the Black-Scholes option pricing model to value its stock option grants.

Prior to November 1, 2006, the Company applied APB Opinion No. 25, “Accounting for Stock Issued to Employees” for measurement and recognition of stock based transactions with its employees and directors. If the Company had recognized compensation expense for its stock based transactions based on the fair value method prescribed by SFAS 123R, there would have been no impact on the loss incurred during the year ended October 31, 2006.

See Note 9 for more information regarding the Company’s stock compensation plans and the assumptions used to prepare the pro forma information presented above.

Inventories

The gross value of inventories is based on the lower of cost (first-in, first-out method) or market. Market value or the net realizable value to CDS is impacted by the types and levels of inventory held, forecasted demand, and pricing. Changes in judgment regarding the recoverability of inventories, including the carrying value of inventory shipped to customers, could result in the recording of additional income or expense.

Property, Plant, and Equipment

Property, plant, and equipment are recorded at cost. Depreciation is computed using the straight-line method based on the estimated useful lives of the various assets as set forth in the table below:

Computer equipment and software	3 to 10 years
Furniture, fixtures, and office equipment	3 to 10 years
Machinery and equipment	3 to 10 years
Leasehold improvements	1 year

Upon retirement or disposal of fixed assets, the costs and accumulated depreciation are removed from the accounts, and any gain or loss is reflected in income. Expenditures for repairs and maintenance are charged to expense as incurred.

Long-lived Assets

The Company periodically reviews its long-lived assets for impairment in accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” The Company initiates reviews for impairment whenever events or changes in business circumstances indicate that the carrying value of the assets may not be fully recoverable or that the useful lives of these assets are no longer appropriate. Each impairment test is based on a comparison of the expected cumulative undiscounted cash flows to the recorded value of the asset. If the recorded value of the long-lived asset exceeds the cumulative undiscounted cash flows, the write-down or impairment is computed as the excess of the asset over the present value of the cumulative undiscounted cash flows at the Company’s weighted average cost of capital over the remaining amortization period.

CERTIFIED DIABETIC SERVICES, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

YEARS ENDED OCTOBER 31, 2007 AND 2006 AND

FOR THE SIX MONTHS ENDED APRIL 30, 2008 AND 2007 (UNAUDITED)

Fair Value Disclosure of Financial Instruments

The estimated fair value of amounts reported in the consolidated financial statements has been determined by using available market information and appropriate valuation methodologies. The carrying value of all current assets and current liabilities approximates fair value because of their short-term nature. The fair value of capital lease obligations and notes payable approximates the carrying value, based on current market prices.

Uncertainties

The Company accrues contingent liabilities when it is probable that future expenditures will be made and such expenditures can be reasonably estimated. See Note 10, Commitments and Contingencies, for a description of current claims and legal matters.

New Accounting Standards

The following is a summary of recent authoritative pronouncements that affect accounting, reporting, and disclosure of financial information by the Company:

Also in September 2006, the FASB issued SFAS No. 157, “Fair Value Measurement,” effective for the Company’s fiscal year beginning November 1, 2008. This Statement defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. This Statement does not require any new fair value measurements, but simplifies and codifies related guidance within GAAP. This Statement applies under other accounting pronouncements that require or permit fair value measurements. The Company adopted FAS 157 and has determined that there is no material impact on the Company’s financial position or results of operations.

Other accounting standards that have been issued or proposed by the FASB or other standards-setting bodies that do not require adoption until a future date are not expected to have a material impact on the Company’s consolidated financial statements upon adoption.

In May 2008, the Financial Accounting Standards Board (“FASB”) issued FASB Staff Position (“FSP”) APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement). FSP APB 14-1 clarifies that convertible debt instruments that may be settled in cash upon either mandatory or optional conversion (including partial cash settlement) are not addressed by paragraph 12 of APB Opinion No. 14, Accounting for Convertible Debt and Debt issued with Stock Purchase Warrants . Additionally, FSP APB 14-1 specifies that issuers of such instruments should separately account for the liability and equity components in a manner that will reflect the entity’s nonconvertible debt borrowing rate when interest cost is recognized in subsequent periods. FSP APB 14-1 is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. We will adopt FSP APB 14-1 beginning in the first quarter of fiscal 2010, and this standard must be applied on a retrospective basis. We are evaluating the impact the adoption of FSP APB 14-1 will have on our consolidated financial position and results of operations.

In May 2008, the FASB issued Statement of Financial Accounting Standards (“SFAS”) No. 162, The Hierarchy of Generally Accepted Accounting Principles . This standard is intended to improve financial reporting by identifying a consistent framework, or hierarchy, for selecting accounting principles to be used in preparing financial statements that are presented in conformity with generally accepted accounting principles in the United

CERTIFIED DIABETIC SERVICES, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

YEARS ENDED OCTOBER 31, 2007 AND 2006 AND

FOR THE SIX MONTHS ENDED APRIL 30, 2008 AND 2007 (UNAUDITED)

States for non-governmental entities. SFAS No. 162 is effective 60 days following approval by the U.S. Securities and Exchange Commission (“SEC”) of the Public Company Accounting Oversight Board’s amendments to AU Section 411, The Meaning of Present Fairly in Conformity with Generally Accepted Accounting Principles . We do not expect SFAS No. 162 to have a material impact on the preparation of our consolidated financial statements.

In March 2008, the FASB issued Statement No. 161, “Disclosures about Derivative Instruments and Hedging Activities, an amendment of FASB Statement No. 133.” This Statement changes the disclosure requirements for derivative instruments and hedging activities. Entities are required to provide enhanced disclosures about (a) how and why an entity uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for under SFAS 133 and its related interpretations, and (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. This Statement is effective for fiscal years and interim periods beginning after November 15, 2008 and is not expected to have a material impact on the consolidated financial statements of the Company.

In December 2007, the Financial Accounting Standards Board (FASB) issued Statement No. 141 (revised) (No. 141 R), “Business Combinations.” This Statement replaces FASB Statement No. 141, and applies to all business entities that previously used the pooling-of-interests method of accounting for some business combinations.

Under Statement No. 141R, an acquirer is required to recognize, at fair value, the assets acquired, liabilities assumed, and any non-controlling interest in the entity acquired at the acquisition date. Further, it requires that acquisition costs and expected restructuring costs be recognized separately from the acquisition, and that the acquirer, in a business combination executed in stages, recognize the identifiable assets and liabilities as well as the non-controlling interest in the entity acquired, at the full amounts of their fair values. SFAS No. 141R also requires an acquirer to recognize the assets acquired and liabilities assumed arising from contractual contingencies as of the acquisition date. Also under this Statement, an acquirer is required to recognize contingent consideration as of the acquisition date and eliminates the concept of negative goodwill and requires gain recognition in instances in which the fair value of the identifiable net assets exceeds the fair value of the consideration plus any non-controlling interest in the entity acquired as of the acquisition date. SFAS No. 141R makes significant amendments to other Statements and other authoritative guidance, and applies prospectively to business combinations on or after the acquiring entities first fiscal year that begins after December 15, 2008. It may not be applied prior to that date.

NOTE 2—GOING CONCERN:

During 2007 and 2006, the Company experienced net losses of $984,951 and $598,546 respectively, working capital deficits of $737,594 and $2,259,719 and stockholders’ deficits of $474,377 and $2,265,911 as of October 31, 2007 and 2006, respectively, and defaults on debt. This decline in financial condition is serious, and if the operating conditions do not improve, there could be substantial doubt that the Company will be able to continue operations. However, on February 5, 2008 the Company closed on a private placement in the amount of $4,000,000 of the Company’s Series D Convertible Preferred stock. This financing has alleviated the necessity of an explanatory paragraph in the auditors’ report.

CERTIFIED DIABETIC SERVICES, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

YEARS ENDED OCTOBER 31, 2007 AND 2006 AND

FOR THE SIX MONTHS ENDED APRIL 30, 2008 AND 2007 (UNAUDITED)

NOTE 3—PROPERTY, PLANT, AND EQUIPMENT:

	April 30, 2008	October 31, 2007
	(Unaudited)
Computer equipment and software	$557,832	$574,609
Furniture, fixtures, and office equipment	494,584	466,080
Machinery and equipment	63,743	59,239
Leasehold improvements	18,930	11,400

	1,135,089	1,111,328
Less accumulated depreciation	(612,440)	(715,384)

	$522,649	$395,944

Depreciation expense amounted to $56,649 and $20,822 for the years ending October 31, 2007 and 2006 respectively. Depreciation expense amounted to $101,319 and $20,234 for the six months ending April 30, 2008 and 2007 (unaudited) respectively.

NOTE 4—INTANGIBLE ASSETS

The changes in the carrying amount of intangible assets for the six months ended April 30, 2008 are as follows (in thousands):

Balance as of October 31, 2007	$—
Intangible assets acquired	2,561,140

Balance as of April 30, 2008 (Unaudited)	$2,561,140

Information regarding our acquisition-related intangible assets that are being amortized is as follows:

	As of April 30, 2008
	(Unaudited)
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Value
Patient list	$2,541,140	$(63,529)	$2,477,611
Non-compete agreement	20,000	—	20,000

Total	$2,561,140	$(63,529)	$2,497,611

NOTE 5—NOTE PAYABLE TO BANK:

On December 1, 2000, the Company entered into two promissory notes with Fifth Third Bank of Florida to pay off the existing line of credit. These agreements provided for borrowings of $1,400,000 and $300,000. The promissory note in the amount of $300,000 was retired during the year ended October 31, 2005. The Company agreed to pay Fifth Third Bank of Florida five consecutive monthly installments of interest only. The payments were due on the first day of each month beginning on January 1, 2001, and were to continue through May 1, 2001. The Company was to make principal reduction payments in the following manner: (a) The Company was to make $5,000 principal payments on April 1 and May 1, 2001; and (b) The Company was to make monthly principal reduction payments due on the first day of each consecutive month after the date of execution of its sublease in an amount equal to the difference between the monthly rent due under its prior lease and its current

CERTIFIED DIABETIC SERVICES, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

YEARS ENDED OCTOBER 31, 2007 AND 2006 AND

FOR THE SIX MONTHS ENDED APRIL 30, 2008 AND 2007 (UNAUDITED)

lease. All outstanding principal was due and payable together with all accrued interest on June 1, 2001. Interest on these new promissory notes accrued at 2% per annum in excess of the Fifth Third Bank of Florida’s prime rate.

On June 30, 2003, the Company entered into a renewal note agreement with Fifth Third Bank of Florida to refinance the existing note payable. This agreement provides for a monthly principal reduction payment of $10,000. Borrowings under the agreement bear interest at 5.375% with interest due monthly and the outstanding principal balance due on July 1, 2003. This promissory note payable was replaced by a promissory note during 2004 with similar terms.

This refinancing is evidenced by the Company’s promissory note and collateralized by all accounts receivable, inventory, and equipment. The agreement with Fifth Third Bank of Florida prohibits the Company from pledging or encumbering the business assets or personal property securing this note payable in any manner without the prior written consent of Fifth Third Bank of Florida, except for trade indebtedness. The covenants under this note payable, under certain circumstances, could limit the Company’s ability to expand its operations. Two former officers of the Company and an unrelated third party have personally guaranteed the line of credit indebtedness to Fifth Third Bank of Florida. Fifth Third Bank of Florida has partially subordinated its security interest to facilitate additional financing from CDS Investors, LLC.

The occurrence of any one or more of the default events would cause the entire balance outstanding and all other obligations of the Company to Fifth Third Bank of Florida, at its option to become immediately due and payable. The Company was in default under the terms of the note payable.

The Company repaid $750,000 of the note on November 29, 2006 and restructured the remaining portion of the debt. The revised loan agreement reduced the amount due to $550,000. All accrued and unpaid interest was forgiven by Fifth Third Bank on the above date. The Company agreed to make monthly payments of $26,499 per month commencing on January 29, 2007 for ten consecutive months to repay $250,000 of the balance due. The remaining portion of $300,000 plus accrued interest would be due on May 29, 2008. The entire amount due Fifth Third bank was repaid on September 17, 2007 with the proceeds from the series C preferred stock investment. (See Note 9—Stockholders’ Equity—Private Placement)

The Company entered into a new loan agreement with ABS-SOS Plus Partners, Ltd. on November 29, 2006. The loan agreement consisted of two loans secured by all the assets of the Company. The term loan for $1,000,000 is due on November 29, 2007. The revolving loan is based upon the Company’s accounts receivable and inventories. That loan also matures on November 29, 2007. Both loans were at 10.5% interest rate payable monthly. Additionally, the Company paid monthly collateral fees of .5% on the average outstanding monthly balance of the loans with ABS-SOS Plus Partners, Ltd. Both loans were repaid on September 17, 2007 from the proceeds from the series C preferred stock investment. (See Note 9—Stockholders’ Equity—Private Placement).

NOTE 6—DUE TO OFFICERS—STOCKHOLDERS:

As of October 31, 2004, the Company had outstanding a note payable to a former officer (who is also a stockholder of the Company) in the amount of $156,878. The original note was payable on demand and was set to bear interest annually at a rate of 10%. This note was renegotiated on August 26, 2005, whereby the stockholder cancelled the prior obligations of the Company in favor of a note in the amount of $200,000.

During 2001, the Company entered into a collateralized financing agreement with CDS Investors, LLC, a Florida Limited Liability Company, which is wholly owned by two officers of the Company, who are also stockholders of the Company. This entity was formed for the specific purpose of loaning money to the Company.

CERTIFIED DIABETIC SERVICES, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

YEARS ENDED OCTOBER 31, 2007 AND 2006 AND

FOR THE SIX MONTHS ENDED APRIL 30, 2008 AND 2007 (UNAUDITED)

Pursuant to the financing arrangement, CDS Investors, LLC was issued 10,000,000 shares of the Company’s common stock. CDS Investors, LLC was to issue the common stock to individuals as an inducement to provide financing for the Company. The financing was to be used to purchase inventory, to enable the Company to resume product shipments, and to carry Medicare accounts receivable until collection. The promissory note in the face amount of $1,500,000 secures a line of credit which may be borrowed against for the acquisition of inventory. The note is payable on demand and had been renewed through 2005. It bore interest at an adjustable rate of interest depending on the cost of money to CDS Investors, LLC, which was 8% as of October 31, 2004. The balance was $0 and $105,850 as of October 31, 2006 and 2005, respectively, and interest expense was $7,509 and $22,595 for the years ended October 31, 2006 and 2005, respectively. Fifth Third Bank of Florida subordinated their position on the Company’s Medicare accounts receivable in order to accomplish this financing. The remaining shares issued under this agreement amounted to 7,256,667. These shares were cancelled and returned to the Company during the year ended October 31, 2005. The Company has utilized these funds for general operations in addition to purchasing inventory and for the development of a patient base.

At the option of CDS Investors, LLC, amounts outstanding under this loan may be converted into the Company’s common stock at a conversion price of $0.06 per share.

This agreement between the Company and CDS Investors, LLC was terminated on November 30, 2006 in conjunction with the settlement with a former officer and current stockholder of the Company. (See Note 11, Subsequent Events.)

NOTE 7—LONG-TERM DEBT (CONTINUED):

Subsequent to October 31, 2001, the Company settled various litigation and creditor claims. Each of the claims was for supplies and services rendered during the fiscal year ended October 31, 2002. Due to the settlement of these claims, notes payable were recorded, which are all uncollateralized. The following is a summary of all notes payable as of:

	April 30, 2008	October 31, 2007
	(Unaudited)
Notes payable to vendor on revolving credit line, minimum payments of $290 per month with an interest rate of 23.1%	$0	$3,828
Note payable to Diabetic Plus, Inc., no stated interest rate varying quarterly payments, commencing May 2008	744,511	0
Note payable to vendor, no stated interest rate, varying monthly payments, commencing November 2004	0	37,617
Note payable to vendor, no stated interest rate, no set payment schedule	55,677	58,525
Note payable to officer, no stated interest rate, 24 equal payments of $5,000 monthly, commencing December 2006	34,354	62,932
Note payable of former officer, no stated interest rate, $1,500 monthly payments of $1,500, commencing November 2007	11,778	0
Note payable to stockholder, payable in 36 equal monthly payments of $5,994, including interest at 5%, commencing September 2005	29,596	64,322
Note payable to vendor, no stated interest rate, 17 equal payments of $3,250 monthly, final payment of $1,750, commencing November 2001	0	11,811

	875,916	239,035
Less principal due within one year	(875,916)	(206,795)

Long-term debt due after one year	$0	$32,240

CERTIFIED DIABETIC SERVICES, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

YEARS ENDED OCTOBER 31, 2007 AND 2006 AND

FOR THE SIX MONTHS ENDED APRIL 30, 2008 AND 2007 (UNAUDITED)

NOTE 8—INCOME TAXES:

There was no current or deferred tax expense (benefit) recorded for the years ended October 31, 2007 and 2006, and six months ending April 30, 2008 and 2007 (unaudited). The following is a reconciliation of the tax provision with the amount obtained by applying the statutory U.S. Federal income tax rate to the loss before income taxes:

	April 30, 2008	April 30, 2007	October 31, 2007	October 31 2006
	(Unaudited)	(Unaudited)
Federal tax expense (benefit) at statutory rate	$(240,601)	$(64,299)	$(306,622)	$(192,313)
State tax expense (benefit) at statutory rate	(41,186)	(11,007)	(52,487)	(32,920)
Non-deductible expenses	1,055	1,521	3,060	7,215
Change in valuation allowance	280,732	73,785	356,049	218,018
Income tax provision	$0	$0	$0	$0

At October 31, 2007, the Company had available Federal net operation loss (NOL) carryforwards amounting to approximately $7,613,804, which expire in fiscal years 2018 through 2027. Under current tax law, utilization of net operating losses will be restricted if an ownership change were to occur. In addition, their use is limited to future earnings of the Company.

Deferred income taxes arise from temporary differences in the recognition of certain items for income tax and financial reporting purposes, including depreciation and allowance for doubtful accounts. The approximate tax effects of significant temporary differences which comprise the deferred tax assets and liabilities are as follows:

	April 30, 2008	October 31, 2007
	(Unaudited)
Deferred tax assets:
Net operating loss carryforward	$3,158,196	$2,865,074
Allowance for doubtful accounts	22,578	27,282
Accrued expense	0	(16,934)
	3,180,774	2,875,422
Deferred tax liabilities:
Depreciation	(26,497)	(19,865)

Total net deferred tax asset	3,154,277	2,855,557
Valuation allowance	(3,154,277)	(2,855,557

	$0	$0

Based on the Company’s prior earnings and the sufficiency of income to be utilized in carryback years and future taxable income, it is more likely than not that these net deferred tax assets will not be realized. Therefore, a 100% valuation allowance has been established to reduce deferred tax assets.

CERTIFIED DIABETIC SERVICES, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

YEARS ENDED OCTOBER 31, 2007 AND 2006 AND

FOR THE SIX MONTHS ENDED APRIL 30, 2008 AND 2007 (UNAUDITED)

NOTE 9—STOCKHOLDERS EQUITY:

Stock Option Plans

On June 25, 1997, CDS adopted the 1997 Stock Option Plan (the “Plan”), which was identical in all respects to the 1995 Incentive Program of Florida Supplies. In connection with the reorganization of CDS, completed in August 1997, the optionees under the Florida Supplies Plan received, in substitution for their options hereunder, an identical number of options, with identical terms under the Plan. The Plan was amended September 2, 1997, to increase the number of shares of common stock reserved for issuance there under from 5,000,000 to 8,000,000. The option to purchase common stock under this plan is exercisable as a cashless option. The Plan was further amended in January 2007 to increase the number of option available under the Plan from 8,000,000 to 15,000,000.

The Company applies APB 25 in accounting for its stock option plan described above. The option price under the stock option plan equals or exceeds the fair market value of the common shares on the date of grant and, accordingly, no compensation cost has been recognized under the provisions of APB 25 for stock options. Under SFAS No. 123R, compensation cost is measured at the grant date based on the value of the award and is recognized over the service (or vesting) period.

Option activity under the Plans is as follows:

	Option Shares	Weighted Average Option Price
Outstanding, October 31, 2005	6,700,945	$0.04
Granted	2,075,000	$0.17
Exercised	0	$0.00
Expired	(2,655,315)	$(0.04)
Cancelled	(0)	$(0.00)

Outstanding, October 31, 2006	6,120,630	$0.08
Granted	9,010,000	$0.17
Exercised	0	$0.00
Expired	(3,620,630)	$(0.04)
Cancelled	(0)	$(0.00)

Outstanding, October 31, 2007	11,510,000	$0.17
Granted	350,000	$0.20
Exercised	(100,000)	$0.10
Expired	0	$0.00
Cancelled	(0)	$0.00

Outstanding, April 30, 2008 (Unaudited)	11,760,000	$0.17

As of October 31, 2007 and April 30, 2008 (unaudited), 475,000 and 11,410,000 shares, respectively, will vest principally over ten years under the Plan. There were 3,490,000 and 3,590,000 shares remaining as of October 31, 2007 and April 30, 2008 (unaudited), respectively, that were authorized for future option grants.

CERTIFIED DIABETIC SERVICES, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

YEARS ENDED OCTOBER 31, 2007 AND 2006 AND

FOR THE SIX MONTHS ENDED APRIL 30, 2008 AND 2007 (UNAUDITED)

The weighted-average prices of exercisable shares are as follows:

October 31,
2007	$0.17
2006	$0.05

The numbers of exercisable shares are as follows:

October 31,
2007	11,510,000
2006	4,360,630

The weighted-average prices of exercisable shares are as follows:

April 30, (Unaudited)
2008	$0.17
2007	$0.17

The numbers of exercisable shares are as follows:

April 30, (Unaudited)
2008	11,760,000
2007	4,360,630

Summarized information about stock options outstanding are as follows:

As of October 31, 2007:

Range of Exercise Prices	Number of Options Outstanding	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number of Options Outstanding - Exercisable	Weighted Average Exercise – Price Exercisable
$0.18-$0.18	1,950,000	9.58	$0.18	1,950,000	$0.18
$0.17-$0.17	9,135,000	8.96	$0.17	9,135,000	$0.17
$0.10-$0.10	425,000	2.40	$0.10	425,000	$0.10

	11,510,000			11,510,000

As of April 30, 2008 (Unaudited):

Range of Exercise Prices	Number of Options Outstanding	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number of Options Outstanding - Exercisable	Weighted Average Exercise – Price Exercisable
$0.19-$0.30	175,000	9.79	$0.28	175,000
$0.18-$0.18	1,950,000	9.33	$0.18	1,950,000	$0.18
$0.17-$0.17	9,085,000	8.00	$0.17	9,085,000	$0.17
$0.10-$0.12	550,000	4.06	$0.11	550,000	$0.11
$0.03-$0.03	—	0.00	$0.03	—	$0.03

	11,760,000			11,760,000

CERTIFIED DIABETIC SERVICES, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

YEARS ENDED OCTOBER 31, 2007 AND 2006 AND

FOR THE SIX MONTHS ENDED APRIL 30, 2008 AND 2007 (UNAUDITED)

Warrants

Warrants outstanding have been granted to stockholders, placement agent and debt holders to purchase common stock at prices ranging from $0.05 to $0.15 per share and expire between September 2010 and November 2011. Not all the warrants were granted at a price above fair market value of the underlying common stock on the grant date. Transactions under these plans were as follows:

	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value
Outstanding at October 31, 2005	—	$—	$—	$—
Cancelled or expired	—	—	—	—
Granted	—	—	—	—
Exercised	—	—	—	—

Outstanding at October 31, 2006	—	—	—	—
Cancelled or expired	—	—	—	—
Granted	61,436,800	0.12	2.48	—
Exercised	—	—	—	—

Outstanding at October 31, 2007	61,436,800	0.12	2.48	—
Cancelled or expired	—	—	—	—
Granted	59,766,667	0.13	2.75	—
Exercised	—	—	—	—

Outstanding at April 30, 2008 (Unaudited)	121,203,467	$0.12	$2.61	$—

The following table summarizes information about common stock warrants outstanding at October 31, 2007:

	Ranges						Total
Range of exercise prices	$ $	0.05 to 0.09	$ $	0.10 to 0.14	$ $	0.15 to 0.25	$ $	0.05 to 0.25
Outstanding		7,436,800		27,000,000		27,000,000		61,436,800
Weighted average remaining contractual life (years)		4.08		2.84		2.84		2.90
Weighted average exercise price		$0.05		$0.10		$0.15		$0.12
Exercisable		7,436,800		27,000,000		27,000,000		61,436,800
Weighted average exercise price		$0.05		$0.10		$0.15		$0.12

CERTIFIED DIABETIC SERVICES, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

YEARS ENDED OCTOBER 31, 2007 AND 2006 AND

FOR THE SIX MONTHS ENDED APRIL 30, 2008 AND 2007 (UNAUDITED)

The following table summarizes information about common stock warrants outstanding at April 30, 2008 (unaudited):

	Ranges						Total
Range of exercise prices	$ $	0.05 to 0.09	$ $	0.10 to 0.14	$ $	0.15 to 0.25	$ $	0.05 to 0.25
Outstanding		11,703,467		55,500,000		54,000,000		121,203,467
Weighted average remaining contractual life (years)		2.84		2.59		2.59		2.61
Weighted average exercise price		$0.06		$0.11		$0.15		$0.12
Exercisable		11,703,467		55,500,000		54,000,000		121,203,467
Weighted average exercise price		$0.06		$0.11		$0.15		$0.12

The Company estimates the fair value of each common stock option and warrant to purchase common stock at the grant date by using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 2007 and 2006: no dividends paid for all years; average expected volatility 131.48% for 2007 and 163.75% for 2006; risk-free interest rates of 3.38% to 4.25% for 2007 and 4.5% to 5.25% for 2006, expected terms range from 5 to 10 years for 2007 and 5 to 10 years for 2006.

In estimating the fair value of share-based compensation, the Company uses the quoted market price of common stock as determined in the most active market for stock awards, and the Black Scholes Option Pricing Model for stock options. The Company estimates future volatility based on historical volatility of its common stock; and the Company estimates the expected term of the option on several criteria, including the vesting period of the grant, and the contractual term. In computing fair value, the Company used the following assumptions:

	For the Six Months Ended April 30,		For the Year Ended October 31,
	2008	2007	2007	2006
	(Unaudited)	(Unaudited)
Dividend yield	none	none	none	none
Expected volatility	135.19%	131.46%	131.48%	163.75%
Risk-free interest rate	3.38–4.25%	3.38–4.25%	3.38–4.25%	4.5–5.25%
Expected life	5–10 years	5–10 years	5-10 years	5-10 years

Utilizing the above assumptions, the weighted average fair market value of employee options and warrants are as follows:

	For the Year Ended
	2007	2006
Stock options and warrants	$0.13	$0.08

Note Receivable Due From Stockholder

The promissory note was issued in conjunction with the issuance of 2,000,000 shares of the Company’s common stock on November 17, 2004, and was for $200,000. On October 28, 2007 the stockholder returned the 2,000,000 shares to the Company and the note was cancelled. The Company agreed to waive the accrued interest on the note which amounted to $23,054.

CERTIFIED DIABETIC SERVICES, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

YEARS ENDED OCTOBER 31, 2007 AND 2006 AND

FOR THE SIX MONTHS ENDED APRIL 30, 2008 AND 2007 (UNAUDITED)

Private Placements

In January 2005, the Company commenced a private placement of equity securities up to a maximum of 100 units. Each unit. consisting of 75,000 share of common stock and 25 shares of the Company’s Series B redeemable, cumulative, convertible preferred stock. The Company placed this offering at $.10 per share for common stock and $1,000 per share for preferred stock. The Company has sold approximately 24 units during the year ended October 31, 2005, for a total of $877,750 as of January 23, 2006. Each preferred share has an 8% annual dividend rate and is payable at the rate of 2% per quarter upon the closing of this offering. The preferred shares are convertible into common stock at $.50 per share or 50,000 shares of common stock any time on or prior to July 31, 2008. Preferred shares are redeemable by the Company at par ($1,000 per share), plus any accumulated dividends, any time after July 31, 2008. Additionally, the Company may provide 30 days written notice of its intent to conduct a public offering of its common shares, whereupon all preferred shares not converted will be redeemed.

On September 17, 2007 the Company completed a private placement of the Company’s Series C Convertible Preferred stock for $2,750,000. The Series C Preferred stock carries a cumulative 10% dividend payable semi-annually on March 31 and October 31. The conversion price is set at $0.05 per share or 55,000,000 common shares relating to the investment. Attached to the placement were two sets of warrants to purchase 25,000,000 common shares at a price of $0.10 per share and 25,000,000 share of common stock at a price of $0.15 per share. The warrant holders have dilutive issuance rights. The warrants carry a five year life. The proceeds from this placement were used to repay all the Company’s bank loans with ABS-SOS Plus Partners, Ltd. and Fifth Third Bank and for general working capital needs. The market value of the Company’s common stock on the date the Series C Convertible Preferred stock was issued was $0.10 per share. In accordance with EITF Issue 98-5 “Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios”, as amended by EITF 00-27 “Application of Issue No. 98-5 to certain Convertible Instruments”, the Company evaluated the Series C Convertible Preferred stock and determined it had a beneficial conversion feature. Pursuant to EITF 98-5 and EITF 00-27 a beneficial conversion feature occurs when the conversion price of a security is less than the fair market value of the Company’s common stock on the measurement date. The Company calculated the effect of EITF 00-27 and EITF 98-5 on the issuance and determined on a relative fair value basis that of the $2,750,000 raised, $1,614,358 was attributable to the beneficial conversion feature of the Series C Convertible Preferred stock. As a result, on the date of issuance the Company adjusted its balance sheet to reduce the value of the Series C Convertible Preferred stock by $1,614,358 and increased additional paid-in capital by the same amount. The Company used the Black-Scholes model to value the Series C common stock purchase warrants. For purposes of calculating the fair value of the warrants the Company used a risk free rate of return of 5% and a volatility percentage of 173.5%. In accordance with EITF 98-5 and EITF 00-27 the intrinsic value of the beneficial conversion feature is considered a deemed dividend to the preferred shareholders and is to be amortized over the period of the security’s earliest conversion date. To amortize the beneficial conversion feature the Company reduced the paid in capital account and increased the Series C Convertible Preferred stock for the amount of the deemed dividend related to the Series C Convertible Preferred stock of $1,614,358. Midtown Partners & Co., LLC, an SEC and NASD registered broker dealer, acted as the placement agent for the Company in connection with the Series C Preferred stock offering. Midtown is located in Tampa, Florida. In connection with the Series C Preferred stock offering, the Company paid Midtown a cash commission of $220,000 and issued three sets of common stock warrants entitling Midtown to purchase 4,400,000 shares of the Company’s common stock at $0.05 per share, 2,000,000 shares of the Company’s common stock at $0.10 per share and 2,000,000 shares of the Company’s common stock at $0.15 per share. The warrants have a five year life. The estimated fair market value of the warrants were determined to be $678,001 and are included in the issuance costs relating to the Series C Preferred stock issuance. Finally,

CERTIFIED DIABETIC SERVICES, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

YEARS ENDED OCTOBER 31, 2007 AND 2006 AND

FOR THE SIX MONTHS ENDED APRIL 30, 2008 AND 2007 (UNAUDITED)

management considered classification of the Series A Preferred Stock under the guidance of EITF D-98 Classification and Measurement of Redeemable Securities. This standard provides that provisions for net-cash settlement under circumstances that are not within the control of management would be precluded from classification in stockholders’ equity. As previously mentioned, there are no such terms that could result in net-cash settlement for matters that are not within the Company’s control. Accordingly, the Company has classified the Series A Preferred Stock as stockholders’ equity.

Our Series C Convertible Preferred stock has the following rights, preferences, privileges and restrictions. Each share of Series C Convertible Preferred stock, at its stated value of $1.00 per share, together with any accrued and unpaid dividends, is convertible at the option of the holder at any time after the September 17, 2007 into the Company’s common stock at a price of $0.05 per share. The Series C Convertible Preferred stock may not be converted and exercised to the extent that the investor’s overall ownership of the Company’s common stock exceeds 4.99% unless such limitation is waived by the investor upon no less than sixty-one days advance notice. The Series C Convertible Preferred stockholders have liquidation rights, anti-dilutive rights, stock dividend and stock spilt privileges and subsequent offering rights.

On February 5, 2008 the Company completed a private placement of the Company’s Series D Convertible Preferred stock for $4,000,000. The Series D Preferred stock carries a cumulative 10% dividend payable semi-annually on March 31 and October 31. The conversion price is set at $0.075 per share or 53,333,333 common shares relating to the investment. Attached to the placement were two sets of warrants to purchase 25,000,000 common shares at a price of $0.125 per share and 25,000,000 share of common stock at a price of $0.15 per share. The warrant holders have dilutive issuance rights. The warrants carry a five year life. The proceeds from this placement were used to purchase Diabetic Plus, Inc. and for general working capital needs. The market value of the Company’s common stock on the date the Series D Convertible Preferred stock was issued was $0.14 per share. In accordance with EITF Issue 98-5 “Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios”, as amended by EITF 00-27 “Application of Issue No. 98-5 to certain Convertible Instruments”, the Company evaluated the Series D Convertible Preferred stock and determined it had a beneficial conversion feature. Pursuant to EITF 98-5 and EITF 00-27 a beneficial conversion feature occurs when the conversion price of a security is less than the fair market value of the Company’s common stock on the measurement date. The Company calculated the effect of EITF 00-27 and EITF 98-5 on the issuance and determined on a relative fair value basis that of the $4,000,000 raised, $2,287,115 was attributable to the beneficial conversion feature of the Series D Convertible Preferred stock. As a result, on the date of issuance the Company adjusted its balance sheet to reduce the value of the Series D Convertible Preferred stock by $2,287,115 and increased additional paid-in capital by the same amount. The Company used the Black-Scholes model to value the Series C common stock purchase warrants. For purposes of calculating the fair value of the warrants the Company used a risk free rate of return of 2.27% and a volatility percentage of 126.72%. In accordance with EITF 98-5 and EITF 00-27 the intrinsic value of the beneficial conversion feature is considered a deemed dividend to the preferred shareholders and is to be amortized over the period of the security’s earliest conversion date. To amortize the beneficial conversion feature the Company reduced the paid in capital account and increased the Series C Convertible Preferred stock for the amount of the deemed dividend related to the Series D Convertible Preferred stock of $2,287,115. Midtown Partners & Co., LLC, an SEC and NASD registered broker dealer, acted as the placement agent for the Company in connection with the Series C Preferred stock offering. Midtown is located in Tampa, Florida. In connection with the Series D Preferred stock offering, the Company paid Midtown a cash commission of $320,000 and issued three sets of common stock warrants entitling Midtown to purchase 4,266,667 shares of the Company’s common stock at $0.075 per share, 2,000,000 shares of the Company’s common stock at $0.125 per share and 2,000,000 shares of the Company’s common stock at $0.15 per share. The warrants have a five

CERTIFIED DIABETIC SERVICES, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

YEARS ENDED OCTOBER 31, 2007 AND 2006 AND

FOR THE SIX MONTHS ENDED APRIL 30, 2008 AND 2007 (UNAUDITED)

year life. The warrants have a five year life. The estimated fair market value of the warrants were determined to be $862,646 and are included in the issuance costs relating to the Series D Preferred stock issuance.

Our Series D Convertible Preferred stock has the following rights, preferences, privileges and restrictions. Each share of Series D Convertible Preferred stock, at its stated value of $1.00 per share, together with any accrued and unpaid dividends, is convertible at the option of the holder at any time after the February 5, 2008 into the Company’s common stock at a price of $0.075 per share. The Series D Convertible Preferred stock may not be converted and exercised to the extent that the investor’s overall ownership of the Company’s common stock exceeds 4.99% unless such limitation is waived by the investor upon no less than sixty-one days advance notice. The Series D Convertible Preferred stockholders have liquidation rights, anti-dilutive rights, stock dividend and stock spilt privileges and subsequent offering rights.

NOTE 10—COMMITMENTS AND CONTINGENCIES:

Concentration of Suppliers

The Company is dependent on third-party manufacturers and distributors for all of its diabetic supplies. Two suppliers accounted for 91% and four suppliers and three distributors accounted for 93% of the Company’s total purchases during each of the years ended October 31, 2007 and 2006, respectively. Additionally, two suppliers accounted for 91% of the Company’s total purchases from each of the six month periods ending April 30, 2008 and 2007 (unaudited), respectively.

Operating Leases

Commencing January 2001, the Company entered into an operating lease agreement for its facilities calling for monthly payments of $5,727 plus applicable sales tax and common area maintenance, expiring May 31, 2007. Commencing June 1, 2007 the Company renewed the lease for an additional 5 year term. The base rent amount will increase each year by 3%. Additionally, the Company signed an office lease for CDS Pharmacies, Inc. for one year at $1,884 per month including sales tax commencing on November 1, 2007. As part of the DPI acquisition, the Company entered into a lease agreement with the former owner of DPI to rent a facility for one year commencing February 5, 2008 through January 31, 2009 at a lease payment of $8,500 per month. Rental expense for October 31, 2007 and 2006 were $159,170 and $136,113, respectively. Rental expense for April 30, 2008 and 2007 (unaudited) was $101,304 and $82,152, respectively.

Future annual minimum lease and rental commitments as of October 31, 2007, under operating leases are:

Operating Leases
2008	$151,564
2009	137,525
2010	140,167
2011	142,888
2012	84,294

Total minimum payments	$656,438

CERTIFIED DIABETIC SERVICES, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

YEARS ENDED OCTOBER 31, 2007 AND 2006 AND

FOR THE SIX MONTHS ENDED APRIL 30, 2008 AND 2007 (UNAUDITED)

Future annual minimum lease and rental commitments as of April 30, 2008 (unaudited), under operating leases are:

Operating Leases

Operating Leases
2009	$216,680
2010	138,830
2011	141,511
2012	144,273
2013	12,041

Total minimum payments	$653,335

Capital Leases

The Company has equipment leases maturing through 2012 under three capital lease obligations. The original cost and accumulated depreciation associated with this property at April 30, 2008 and 2007 was $237,258 and $116,177, and $41,337 and $11,411 respectively. Additionally, the original cost was $237,258 and accumulated depreciation associated with this property at October 31, 2007 and 2006 was $33,863 and $7,798, respectively. The Company entered into two additional capital leases in 2007 for computer equipment and a telephony system. The original amount of the lease obligation was $43,393 for a 36 month term and $121,081 with a 60 month term. The scheduled lease commitments are as follows:

Year Ending October 31,	Amount
2008	$81,488
2009	58,620
2010	34,668
2011	33,182
2012	11,061

Total minimum lease payments	219,019
Less amount representing interest	43,496

Present value of minimum lease payments	175,523
Less current maturities of capitalized lease obligations	61,169

Long-term capital lease obligations	$114,354

Period Ending April 30, (Unaudited)	Amount
2009	$94,722
2010	64,432
2011	53,474
2012	41,721
2013	14,068

Total minimum lease payments	268,417
Less amount representing interest	54,745

Present value of minimum lease payments	213,672
Less current maturities of capitalized lease obligations	70,639

Long-term capital lease obligations	$143,033

CERTIFIED DIABETIC SERVICES, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

YEARS ENDED OCTOBER 31, 2007 AND 2006 AND

FOR THE SIX MONTHS ENDED APRIL 30, 2008 AND 2007 (UNAUDITED)

Litigation

During 2005, Alan B. Fields, former Vice-President and General Counsel for CDS, filed a complaint with the Circuit Court of Collier County in the State of Florida. Mr. Fields’ employment was terminated on or about September 3, 2004. Mr. Fields also served on CDS’ Board of Directors until his termination from the Board on or about July 11, 2005.

Mr. Fields sued CDS, CDS Investors, LLC, and Brent Peterson in a multi-count complaint asserting the following claims against CDS: (i) return of personal files which Mr. Fields claims to have created or maintained during his employment by CDS; (ii) an accounting for all funds and expenses (in unspecified amounts) which Mr. Fields allegedly advanced to or incurred on behalf of CDS; payment of unreimbursed expenses incurred by Mr. Fields between December 13, 2000, and December 1, 2004, in the amount of $84,480; (iii) accrued and unpaid compensation in an unspecified amount plus attorney’s fees; (iv) repayment of a promissory note for alleged loans to finance CDS’ inventory between June 21, 2000, and March 21, 2003, in the principal amount of $75,034, plus accrued interest and attorney’s fees; (v) foreclosure of security interests in CDS’ assets based upon CDS’ alleged non-payment of the foregoing promissory note; (vi) re-establishment of the foregoing, unpaid promissory note which is allegedly lost; damages and specific performance under a severance agreement, plus attorney’s fees, which Mr. Fields claims to have negotiated with CDS. The severance agreement, as drafted by Mr. Fields and not signed by CDS, calls for CDS to pay Mr. Fields $314,901 for severance pay, accrued salary, unreimbursed expenses and advances, and the unpaid promissory note, to issue Mr. Fields approximately 5 million shares of CDS stock, and to extend his option to purchase an additional 2,480,434 shares of CDS stock through October 1, 2011. Mr. Fields is also claiming unpaid compensation, damages, and attorney’s fees for CDS’ alleged violation of Florida’s Private Sector Whistle Blower Act by terminating Mr. Fields’ employment in the fall of 2004 as retaliation for Mr. Fields’ complaining to CDS that its plan to raise investor funding would violate Florida’s Security and Investor Protection Act, Section 517.301 unless and until CDS rectified discrepancies in its financial records; and an injunction against any efforts by CDS to raise funds from investors based on the foregoing alleged violations of Section 517.301.

The Company contends that Mr. Fields caused damages and losses to the Company which offset or exceed any amounts the Company may owe him.

Specifically, the Company contends that Mr. Fields prepared and recommended for use by CDS loan documents to finance CDS’ acquisition of inventory which caused CDS to pay Mr. Fields and other lenders a usurious rate of interest for the inventory acquisition loans. CDS contends further that Mr. Fields breached his fiduciary duty to the Company by spending months preparing an unnecessary 10-K report which the Company was not required to file because CDS was and is not a public company required to file such a report with the SEC. CDS contends that Mr. Fields should have determined CDS’ proper status with the SEC before unnecessarily spending the time to prepare the 10-K report. CDS is also investigating other possible claims which CDS may attempt to assert against Mr. Fields in his lawsuit.

The Company settled all claims with Mr. Fields on October 30, 2006. Terms of the settlement requires the Company to make a lump-sum payment of $75,000 on November 30, 2006. Additionally, the Company agreed to pay Mr. Fields twenty-four monthly payments of $5,000 commencing December 31, 2006. Mr. Fields surrendered all rights and claims on any shares previously held in CDS Investors, LLC. He also surrendered any claims to his employee/director options granted to him in prior years. As an additional settlement to Mr. Fields, the Company is required to issue to him 1.5 million shares of the Company’s common stock. Mr. Field agreed that these shares would carry a non-voting legend for the period of two years. As of the date of the issuance of this report, the Company has complied with every stipulation of the settlement agreement.

CERTIFIED DIABETIC SERVICES, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

YEARS ENDED OCTOBER 31, 2007 AND 2006 AND

FOR THE SIX MONTHS ENDED APRIL 30, 2008 AND 2007 (UNAUDITED)

The Company may be involved in various claims arising in the ordinary course of business from time to time. The Company currently believes that the ultimate amount of liability, if any, for any pending or threatened claims of any type (either alone or combined) will not materially affect its financial position, results of operations or liquidity. However, the ultimate outcome of any litigation is uncertain, and either unfavorable or favorable outcomes could have a material negative impact. Regardless of outcome, litigation can have an adverse impact on the Company because of defense costs, diversion of management resources and other factors.

Misappropriation of Assets

During the year ended October 31, 2006, the Company discovered that the former Chief Executive Officer and President (the “CEO”) had caused a note that was due to him to be overpaid by $66,137. The CEO also caused the interest on this note to be overpaid in the amount of $20,695. Management expanded its review to include all payments made to the CEO during the fiscal year ended October 31, 2005, and through August 11, 2006. The expanded review of these payments revealed the CEO had authorized several payments to himself that were not adequately substantiated with supporting documentation. The Board of Directors of the Company also engaged an independent consultant to substantiate the Company’s findings and to assist the CEO in an effort to provide the substantive documentation required for the payments. The Board of Directors of the Company engaged the independent consultant to prepare a report relating to the above issues. The independent consultant determined that the officer had received, subsequent to the fiscal year ending October 31, 2005, an additional $95,161 for expenses for which substantive documentation was not provided. The officer has resigned his position effective August 11, 2006, as CEO and President and agreed to pay the Company $30,000 and sign a note for the amount of $151,992 representing the overpayments and misappropriations. The note bears no interest and is due and payable on October 31, 2006, and is collateralized by the former officers’ common stock in the Company of 4,554,103 shares. Until such date as the note is paid in full, the Company shall have the rights to exercise all voting rights to the above securities. The overpayments and misappropriations relating to fiscal year ending October 31, 2005, totaled $86,832.

The former officer paid the entire balance plus accrued interest in May of 2007.

NOTE 11—SUBSEQUENT EVENTS:

Placement of Securities

On June 26, 2008 the Company entered into an agreement to place $2,000,000 of the Company’s Series D Convertible Preferred stock. The conversion rate is $0.075 into the Company’s common stock or 26,666,667 shares. The investment also granted two sets of warrants to purchase 12,500,000 share of common stock at $0.125 per share and 12,500,000 shares of common stock at $0.15 per share. The Series D Convertible Preferred stock, carries the same rights and privileges as the Series C Convertible Preferred stock. (See Note 9–Stockholders’ Equity—Private Placement).

Acquisition of Diabetic Plus, Inc.

On February 5, 2008, pursuant to the terms of an asset purchase agreement, the Company acquired substantially all of the assets and operations of Diabetic Plus, Inc., a diabetes supply company engaged in the same market as our Company. The Company paid $1,680,000 in cash and $744,512 in a note payable over the next twelve months based upon shipments from the acquired patient list. Additionally, the Company issued 1,500,000 warrants to Diabetic Plus, Inc. to purchase the Company’s common stock at the market price at the

CERTIFIED DIABETIC SERVICES, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

YEARS ENDED OCTOBER 31, 2007 AND 2006 AND

FOR THE SIX MONTHS ENDED APRIL 30, 2008 AND 2007 (UNAUDITED)

date of closing. The transaction was recorded as a business combination in accordance with Statement of Financial Accounting Standards No. 141, “Business Combinations”. The purchase of Diabetic Plus, Inc. offers the potential to create more growth opportunities for the combined company based on the internet marketing methodology acquired from Diabetic Plus, Inc.

Purchase accounting was applied to the assets of Diabetic Plus, Inc. based upon their fair market values as of February 5, 2008, the date of the combination. The value of Diabetic Plus, Inc. assets on the date of the combination, consisting primarily of a patient list, inventories, fixed assets and a non-compete agreement totaled $2.4 million.

DIABETIC PLUS, INC.

FINANCIAL STATEMENTS

FOR THE YEARS ENDED OCTOBER 31, 2007 AND 2006

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholder of

Diabetic Plus, Inc.

We have audited the accompanying balance sheets of Diabetic Plus, Inc. as of October 31, 2007 and 2006, and the related statements of operations, stockholder’s deficit and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Diabetic Plus, Inc. as of October 31, 2007 and 2006, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has suffered recurring losses from operations and has a net stockholder’s deficit as of October 31, 2007. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ KBL, LLP

Tampa, Florida

July 23, 2008

DIABETIC PLUS, INC.

BALANCE SHEET

	October 31,
	2007	2006
ASSETS
Current assets:
Cash and cash equivalents	$—	$1,640
Accounts receivable (net of allowance for doubtful accounts of $788,220 and $141,654 as of October 31, 2007 and 2006, respectively)	723,759	177,688

Total current assets	723,759	179,328
Property and equipment, net	48,841	51,607

Total assets	$772,600	$230,935

LIABILITIES AND STOCKHOLDER’S DEFICIT
Current liabilities:
Accounts payable	$1,192,562	$381,605
Accrued expenses	216,797	39,143
Notes payable	996,359	416,108
Note payable—shareholder	—	11,000

Total current liabilities	2,405,718	847,856

Commitments and contingencies	—	—
Stockholder’s deficit
Common stock, $.10 par value; 10,000 shares authorized, 5,000 issued and outstanding as of October 31, 2007 and 2006 respectively	500	500
Additional paid-in capital	512,777	579,195
Accumulated deficit	(2,146,395)	(1,196,616)

Total stockholder’s deficit	(1,633,118)	(616,921)

Total liabilities and stockholder’s deficit	$772,600	$230,935

The accompanying notes are an integral part of the consolidated financial statements.

DIABETIC PLUS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended October 31,
	2007	2006
Revenues, net of sales allowances	$4,591,994	$1,199,246
Cost of sales	2,312,634	714,359

Gross margin	2,279,360	484,887
Payroll and benefits	1,141,835	311,406
Bad debts	646,566	141,654
Selling, general and administrative expense	392,913	313,995
Advertising and marketing	827,840	443,742
Depreciation and amortization	11,853	8,202

Loss from operations	(741,647)	(734,112)
Other income and expense:
Interest expense	(208,132)	(50,551)

Net loss	$(949,779)	$(784,663)

Net loss per weighted average share:
Basic	$(189.96)	$(156,93)

Diluted	$(189.96)	$(156.93)

Weighted average shares, basic	5,000	5,000

Weighted average shares, diluted	5,000	5,000

The accompanying notes are an integral part of the consolidated financial statements.

DIABETIC PLUS, INC.

STATEMENTS OF STOCKHOLDER’S DEFICIT

YEARS ENDED OCTOBER 31, 2007 AND 2006

	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholder’s Deficit
	Number of Shares	Amount
Balance at October 31, 2005	5,000	$500	$579,195	$(411,953)	$167,742
Net loss		—	—	(784,663)	(784,663)

Balance at October 31, 2006	5,000	500	579,195	(1,196,616)	(616,921)
Distribution to shareholder	—	—	(66,418)	—	(66,418)
Net loss	—	—	—	(949,779)	(949,779)

Balance at October 31, 2007	5,000	$500	$512,777	$(2,146,395)	$(1,633,118)

The accompanying notes are an integral part of the consolidated financial statements.

DIABETIC PLUS, INC.

STATEMENTS OF CASH FLOWS

	Year Ended October 31,
	2007	2006
Cash flows from operating activities:
Net loss	$(949,779)	$(784,663)
Adjustments to reconcile net loss to net cash flows:
Depreciation and amortization	11,853	8,202
Provision for bad debt expense	646,566	141,654
Changes in assets and liabilities:
(Increase)/Decrease in accounts receivable	(1,192,637)	(318,515)
Increase/(Decrease) in accounts payable	810,957	367,729
Increase/(Decrease) in accrued expenses and other liabilities	177,654	39,143

Net cash flows used for operating activities	(495,386)	(546,450)

Cash flows from investing activities:
Purchase of property, plant, and equipment	(9,087)	(44,808)

Net cash flows used for investing activities	(9,087)	(44,808)

Cash flows from financing activities:
Repayment of note payable to officer	(11,000)	(328,436)
Proceeds under notes payable	1,631,810	692,108
Payments on notes payable	(1,051,559)	(376,000)
Payment of distributions to shareholder	(66,418)	—
Proceeds from contributed capital shareholder	—	579,695

Net cash flows provided by financing activities	502,833	567,367

Net change in cash and cash equivalents	(1,640)	(23,891)
Cash and cash equivalents at beginning of year	1,640	25,531

Cash and cash equivalents at end of year	$—	$1,640

Supplemental disclosure of cash flow information:
Interest paid	$34,299	$1,546

Income taxes paid	$0	$0

The accompanying notes are an integral part of the consolidated financial statements.

DIABETIC PLUS, INC.

NOTES TO FINANCIAL STATEMENTS

YEARS ENDED OCTOBER 31, 2007 AND 2006

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Company Organization and Business

Diabetic Plus, Inc (“DPI” or the “Company) was organized as a Florida corporation in June 2004. The Company is a direct-to-consumer diabetes-testing supplier, primarily to Medicare-eligible seniors, providing a simple and reliable way for its customers to obtain their supplies and medications.

Use of Accounting Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reported period. Actual results could differ from those estimates.

Revenue Recognition and Accounts Receivable

The Company recognizes revenue related to product sales to customers who have placed orders upon shipment of such orders, provided that risk of loss has passed to the customer and the Company has received and verified any written documentation required to bill Medicare, other third-party payers, and customers. Revenue is recorded at the amounts expected to be collected from Medicare, other third-party payers, and directly from customers. Revenue recognition is delayed for product shipments for which the Company has not yet received the required written forms until the period in which those documents are collected and verified.

Revenue related to Medicare reimbursement is calculated based on government-determined reimbursement prices for Medicare-covered items. The reimbursements that Medicare pays the Company are subject to review by appropriate government regulators. Medicare reimburses at 80% of the government-determined prices for reimbursable supplies, and the Company bills the remaining balance to either third-party payers or directly to customers.

Of the Company’s net revenues, $4,591,994 and $1,199,246 for the fiscal years ended October 31, 2007 and 2006, respectively, were reimbursable by Medicare for products provided to Medicare beneficiaries and $163,242 and $180,222 of amounts due from Medicare were included in billed accounts receivable as of October 31, 2007 and 2006, respectively. Medicare reimbursements accounted for approximately 99% and 98% of the Company’s gross accounts receivable balances as of October 31, 2007 and 2006, respectively.

As of October 31, 2007 and 2006, accounts receivable allowances were $788,220 and $141,654 respectively, or 52.1% and 44.4% of gross accounts receivable, respectively.

The valuation of accounts receivable is based upon the credit-worthiness of customers and third-party payers as well as the Company’s historical collection experience. Allowances for doubtful accounts are recorded as a selling, general and administrative expense for estimated amounts expected to be uncollectible from third-party payers and customers. The Company bases its estimates on historical collection and write-off experience, current trends, credit policy, and on analysis of accounts receivable by aging category.

The Company’s accounts receivable are generally due from Medicare, private insurance companies, Medicaid and the Company’s customers. The collection process is time-consuming, complex and typically involves the submission of claims to multiple payers whose payment of claims may be contingent upon the payment of another payer. As a result, the Company’s collection efforts may be active up to 18 months from the

DIABETIC PLUS, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

YEARS ENDED OCTOBER 31, 2007 AND 2006

initial billing date. In accordance with applicable regulatory requirements, the Company makes reasonable and appropriate efforts to collect its accounts receivable, including deductible and co-payment amounts, in a consistent manner for all payer classes. As of October 31, 2007 and 2006, the Company provides for allowances for doubtful accounts based upon increasing percentages of each aging category ranging from 10% for current balances up to 100% for amounts greater than 180 days.

Cost of Sales

Cost of sales consists primarily of purchased finished goods for sale in the Company’s markets along with shipping and handling fees.

Marketing and Promotional Costs

Advertising, promotional, and other marketing costs relates to internet advertising done by the Company to attract Medicare diabetes patients via the web.

Income Taxes

The Company has elected to be a Subchapter S small business corporation. Under this election all income, deductions and credits pass-through to the shareholders and no taxation is due at the corporate level. Thus, the Company is not required to accrue income tax or deferred taxes.

Net Loss Per Share of Common Stock

All net loss per share of common stock amounts presented have been computed based on the weighted average number of shares of Common Stock outstanding in accordance with SFAS 128. Stock warrants and stock options are not included in the calculation of dilutive loss per common share because the Company has experienced operating losses in all periods presented and, therefore, the effect would be antidilutive.

Accounting for Stock-Based Compensation

The Company has not issue any options to any employees during the years ending October 31, 2007 and 2006, respectively.

Inventories

The gross value of inventories is based on the lower of cost (first-in, first-out method) or market. Market value or the net realizable value to DPI is impacted by the types and levels of inventory held, forecasted demand, and pricing. Changes in judgment regarding the recoverability of inventories, including the carrying value of inventory shipped to customers, could result in the recording of additional income or expense. DPI did not have any inventory at December 31, 2007 or 2006.

Property, Plant, and Equipment

Property, plant, and equipment are recorded at cost. Depreciation is computed using the straight-line method based on the estimated useful lives of the various assets as set forth in the table below:

Computer equipment and software	3 to 10 years
Furniture, fixtures, and office equipment	3 to 10 years
Machinery and equipment	3 to 10 years
Leasehold improvements	1 year

DIABETIC PLUS, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

YEARS ENDED OCTOBER 31, 2007 AND 2006

Upon retirement or disposal of fixed assets, the costs and accumulated depreciation are removed from the accounts, and any gain or loss is reflected in income. Expenditures for repairs and maintenance are charged to expense as incurred.

Long-lived Assets

The Company periodically reviews its long-lived assets for impairment in accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” The Company initiates reviews for impairment whenever events or changes in business circumstances indicate that the carrying value of the assets may not be fully recoverable or that the useful lives of these assets are no longer appropriate. Each impairment test is based on a comparison of the expected cumulative undiscounted cash flows to the recorded value of the asset. If the recorded value of the long-lived asset exceeds the cumulative undiscounted cash flows, the write-down or impairment is computed as the excess of the asset over the present value of the cumulative undiscounted cash flows at the Company’s weighted average cost of capital over the remaining amortization period.

Fair Value Disclosure of Financial Instruments

The estimated fair value of amounts reported in the consolidated financial statements has been determined by using available market information and appropriate valuation methodologies. The carrying value of all current assets and current liabilities approximates fair value because of their short-term nature. The fair value of capital lease obligations and notes payable approximates the carrying value, based on current market prices.

Uncertainties

The Company accrues contingent liabilities when it is probable that future expenditures will be made and such expenditures can be reasonably estimated. See Note 10, Commitments and Contingencies, for a description of current claims and legal matters.

New Accounting Standards

The following is a summary of recent authoritative pronouncements that affect accounting, reporting, and disclosure of financial information by the Company:

SFAS No. 157, Fair Value Measurements, issued in September 2006, establishes a formal framework for measuring fair value and expands disclosure of fair value under generally accepted accounting principles. It defines and codifies the many definitions of fair value included among various other authoritative literature, clarifies and, in some instances, expands on the guidance for implementing fair value measurements, and increases the level of disclosure required for fair value measurements. Although SFAS No. 157 applies to and amends the provisions of existing FASB and AICPA pronouncements, it does not, of itself, require any new fair value measurements, nor does it establish valuation standards. SFAS No. 157 applies to all other accounting pronouncements requiring or permitting fair value measurements, except for: SFAS No. 123(R), share-based payment and related pronouncements, the practicability exceptions to fair value determinations allowed by various other authoritative pronouncements, and AICPA Statements of Position 97-2 and 98-9 that deal with software revenue recognition. This statement is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years.

In September 2006, the FASB issued Statement No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans—An Amendment of FASB Statements No. 87, 88, 106, and 132R (“SFAS 158”). SFAS 158 requires a plan sponsor to (a) recognize in its statement of financial position an asset

DIABETIC PLUS, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

YEARS ENDED OCTOBER 31, 2007 AND 2006

for a plan’s overfunded status or a liability for a plan’s underfunded status; (b) measure a plan’s assets and its obligations that determine its funded status as of the end of the employer’s fiscal year; and (c) recognize changes in the funded status of a defined benefit postretirement plan in the year in which the changes occur. Such changes will be reported in comprehensive income. Information relating to the defined benefit pension and postretirement health and life plans are provided in Note 12. The requirement to measure plan assets and benefit obligations as of the date of the employer’s fiscal year end statement of financial position is effective for fiscal years ending after December 15, 2008. The Company does not believe the implementation of the guidance in SFAS No. 158 will have a material impact on the Company’s financial statements.

In October 2006, the SEC issued Staff Accounting Bulletin (‘SAB”) No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements. SAB 108 provides guidance to registrants in evaluating and quantifying financial statement misstatements. SAB 108 became effective for the Company as of February 3, 2007, and did not have a significant impact on the Company’s financial position or results from operations, either by restating previously issued financial statements or by adjusting retained earnings as of the beginning of fiscal 2006. The Company does not believe the implementation of the guidance in SAB 108 will have a material impact on the Company’s financial statements.

In February 2007, the Financial Accounting Standards Board issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities—Including an Amendment of FASB Statement No. 115, (“SFAS No. 159”). SFAS No. 159 allows companies the choice to measure many financial instruments and certain other items at fair value. This gives a company the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007. We are currently reviewing the impact of SFAS No. 159 on our Consolidated Financial Statements.

In December 2007, the FASB issued FASB Statement No. 160, “Non-controlling Interests in Consolidated Financial Statements”—An Amendment of ARB No. 51. Statement 160 establishes new accounting and reporting standards for the non-controlling interest in a subsidiary and for the deconsolidation of a subsidiary. Statement 160 is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. Earlier adoption is prohibited. The Company does not believe the implementation of the guidance in SFAS No. 160 will have a material impact on the Company’s financial statements.

In December 2007, the FASB issued Statement of Financial Accounting Standards No. 141 (Revised 2007) (“SFAS No. 141R”), Business Combinations. SFAS No. 141(R) will change accounting for business combinations. Under SFAS No. 141(R), an acquiring entity will be required to recognize all the assets acquired and liabilities assumed in a transaction at the acquisition-date fair value with limited exceptions. SFAS No. 141(R) also will change the accounting treatment and disclosures for certain specific items in a business combination. SFAS No. 141(R) applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 31, 2008. The Company does not believe the implementation of the guidance in SFAS No. 141(R) will have a material impact on the Company’s financial statements.

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities—an amendment of FASB Statement No. 133” (“SFAS 161”). SFAS 161 changes the disclosure requirements for derivative instruments and hedging activities. Entities are required to provide enhanced disclosures about (a) how and why an entity uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for under Statement 133 and its related interpretations, and (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows.

DIABETIC PLUS, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

YEARS ENDED OCTOBER 31, 2007 AND 2006

The guidance in SFAS 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. This Statement encourages, but does not require, comparative disclosures for earlier periods at initial adoption. The Company does not believe the adoption of SFAS 161 will have an effect on our Consolidated Financial Statements.

Several other new accounting standards became effective during the periods presented or will be effective subsequent to April 18, 2008. None of these new standards had or are expected to have a significant impact on the Company .

NOTE 2—GOING CONCERN:

During 2007 and 2006, the Company experienced net losses of $949,779 and $784,663 respectively, working capital deficits of $1,681,959 and $668,528 and stockholders’ deficits of $1,633,118 and $616,921 as of October 31, 2007 and 2006, respectively. This decline in financial condition is serious, and if the operating conditions do not improve, there could be substantial doubt that the Company will be able to continue operations. The Company is seeking additional financing and capital through debt and equity instruments. The failure to obtain such additional financing could cause a material adverse effect upon the financial condition of the Company.

NOTE 3—PROPERTY, PLANT, AND EQUIPMENT:

	October 31, 2007	October 31, 2006

Computer equipment	$35,380	$35,380
Furniture, fixtures, and office equipment	21,773	12,687
Computer software	11,742	11,742

	68,895	59,809
Less accumulated depreciation	(20,054)	(8,202)

	$48,841	$51,607

Depreciation expense amounted to $11,853 and $8,202 for the years ending October 31, 2007 and 2006 respectively.

NOTE 4—NOTES PAYABLE:

The following is a summary of all notes payable as of October 31:

	2007	2006
Note payable to an individual, 12% interest, no minimum payments, commencing August 2007	$187,000	$—
Note payable to an individual, at 5% interest, no minimum payments, commencing December 2006	352,615	339,268
Note payable to an individual, at 24% interest, no minimum payments, commencing August 2006	456,744	76,840

	$996,359	$416,108

DIABETIC PLUS, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

YEARS ENDED OCTOBER 31, 2007 AND 2006

NOTE 5—STOCKHOLDERS EQUITY:

Stock Option Plans

The Company had not adopted any stock option plans for the years ending October 31, 2007 and 2006 respectively.

NOTE 6—COMMITMENTS AND CONTINGENCIES:

Concentration of Suppliers

The Company is dependent on third-party manufacturers and distributors for all of its diabetic supplies. Two suppliers and two distributors accounted for 89% and one supplier and two distributors accounted for 87% of the Company’s total purchases during each of the years ended October 31, 2007 and 2006, respectively.

Operating Leases

Commencing March 2006, the Company entered into an operating lease agreement for its facilities calling for monthly payments of $8,500 including applicable sales tax and common area maintenance, expiring March 4, 2008. Rental expense for October 31, 2007 and 2006 was $74,677 and $37,891, respectively. Future annual minimum lease and rental commitments as of October 31, 2007, under operating leases are:

Operating Leases
2008	$35,097
Total minimum payments	$35,097

Litigation

The Company had no outstanding litigation for the years ending October 31, 2007 and 2006, respectively.

NOTE 7 – SUBSEQUENT EVENTS:

Acquisition of Diabetic Plus, Inc. by Certified Diabetic Services, Inc.

On February 5, 2008, pursuant to the terms of an asset purchase agreement, the Company sold substantially all of the assets and operations to Certified Diabetic Services, Inc (CDS)., a diabetes supply company engaged in the same market as the Company. CDS paid $1,680,000 in cash and $744,512 in a note payable, which is payable over the next twelve months based upon shipments from the acquired patient list. Additionally, the stockholder issued a warrant to purchase 1,500,000 shares of the Company’s common stock at the market price upon the signing of the purchase agreement.

Appendix A

ASSET PURCHASE AGREEMENT AND PLAN OF REORGANIZATION

This Asset Purchase Agreement and Plan of Reorganization (this “Agreement”), dated as of July 25, 2008 (the “Effective Date”), is by and among Certified Diabetic Services, Inc., a Delaware corporation with a mailing address of 3030 Horseshoe Drive South, Suite 200, Naples, Florida 34104 (“CDIP”); Andover Medical, Inc., a Delaware corporation with a mailing address of 510 Turnpike Street, Suite 204, N. Andover, Massachusetts 01845 (“Andover,” collectively with CDIP, the “Target Companies” and sometimes each individually referred to as a “Target Company”); and Medical Solutions Management Inc., a Nevada corporation with a mailing address of 237 Cedar Hill Street, Marlboro, Massachusetts 01752 (“MSMT”). MSMT and the Target Companies are each sometimes referred to individually as a “Constituent Company” and collectively as the “Constituent Companies.” All capitalized terms used in this Agreement without definition shall have the respective meanings ascribed to such terms in Section 7.12 hereof.

BACKGROUND

The Board of Directors of each Constituent Company has, by resolutions duly adopted, determined that it is in the best interests of its respective Constituent Company and its respective stockholders to consolidate the operations of CDIP and Andover with and into MSMT (the “Reorganization”). In furtherance of the same, MSMT will issue shares of its capital stock to each Target Company in exchange for substantially all of the assets of each Target Company other than the Excluded Assets. Upon consummation of the Reorganization, the parties intend that the stockholders of CDIP will own forty-five percent (45.0%) of the outstanding voting common stock, par value $0.0001, of MSMT (the “MSMT Common Stock”); the stockholders of Andover will own thirty-five percent (35.0%) of the outstanding MSMT Common Stock; and the existing stockholders of MSMT will own twenty percent (20.0%) of the outstanding MSMT Common Stock (in each case calculated immediately following the Closing and after giving effect to the conversion or exercise of all outstanding shares of MSMT Preferred Stock and all convertible debentures of MSMT which are convertible into shares of MSMT Common Stock, but excluding any shares of MSMT Common Stock issuable upon the exercise of warrants or options of MSMT). In order to accomplish the above and enable the parties to receive the consideration set forth in this Agreement without having to recognize income for federal income tax purposes, the transactions contemplated by this Agreement are being structured to qualify as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”). In consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

OPERATIVE PROVISIONS

ARTICLE I

EXCHANGE OF ASSETS FOR STOCK; CLOSING

1.1. Purchase and Sale.

(a) CDIP Purchase and Sale. Upon the terms and subject to the conditions of this Agreement, and in reliance upon the representations and warranties contained herein, at the Closing, CDIP shall sell, transfer, convey, assign and deliver to MSMT, and MSMT shall purchase from CDIP, free and clear of all Liens and subject to the exclusions set forth in Section 1.2(a), all of the assets of CDIP (the “CDIP Purchased Assets”) which shall include, without limitation:

(i) those shares of capital stock or other equity interests of each subsidiary of CDIP set forth on Schedule 1.1(a)(i) hereto (each subsidiary, a “CDIP Subsidiary” and collectively, the “CDIP Subsidiaries”);

(ii) title to all of the property used or held for use in CDIP’s business, including without limitation, all furniture, fixtures, computers, office equipment and miscellaneous assets of every kind and nature owned by CDIP or used in or necessary for the operation of its business;

(iii) all right, title and interest of CDIP in and to all contracts (expressly including unfilled contracts for services), agreements, leases, commitments, arrangements or understandings pertaining to the operation of CDIP’s business;

(iv) all right, title and interest in and to all of the following: patents and patent rights, trademarks and trademark rights (whether registered or not), including any goodwill therein, trade names and trade name rights, domain names, service marks and service mark rights, service names and service name rights, brand names, inventions, processes, formulae, copyrights and copyright rights (whether registered or not), trade dress, business and product names, logos, slogans, trade secrets, industrial models, processes, designs, methodologies, computer programs, software (whether in source or object code) and related documentation, technical information, manufacturing, engineering and technical drawings, know-how and all pending applications for and registrations of patents, trademarks, service marks and copyrights; the foregoing shall include, without limitation, all software under development owned by CDIP and listed on Schedule 1.1(a)(iv) (including the software development schedule included therein) and all licenses, agreements and other arrangements under which CDIP has the right to use any of the intangible or proprietary rights of a third party to the extent used or held for use by CDIP in the conduct of the business;

(v) all lists of present customers and lists of former customers and other customer-related records of CDIP’s business;

(vi) all goodwill associated with CDIP’s business or the CDIP Purchased Assets;

(vii) all books, files and records of CDIP (including, without limitation, all surveys, schematics, flow charts, permit filings, mailing lists, customer lists, equipment maintenance records, warranty information, records of operations, payroll history, standard forms of documents, manuals of operation or business procedures, training manuals and training aids and other proprietary or confidential information to the extent the same may be necessary or desirable for the operation of CDIP’s business) relating to CDIP’s business (other than minutes of corporate meetings, capital stock ledger and purely corporate records); provided that any of the foregoing which CDIP reasonably deems necessary to CDIP’s continued operation, proper accounting and record keeping functions following the Closing shall not constitute part of the CDIP Purchased Assets and shall be retained by CDIP;

(viii) all of the governmental permits, licenses, certificates of inspection, approvals or other authorizations issued to CDIP and used in CDIP’s business (collectively, the “CDIP Governmental Permits”) (and to the extent any such permits are not assignable or transferable to MSMT, CDIP will use its best efforts to cooperate with MSMT as may be reasonably requested to enable MSMT to apply for and obtain the CDIP Governmental Permits or to receive the benefits of the CDIP Governmental Permits); and

(ix) except as specifically provided in Section 1.2(a), all other assets of CDIP that exist on the Closing Date, whether tangible or intangible, real or personal.

(b) Andover Purchase and Sale. Upon the terms and subject to the conditions of this Agreement, and in reliance upon the representations and warranties contained herein, at the Closing, Andover shall sell, transfer, convey, assign and deliver to MSMT, and MSMT shall purchase from Andover, free and clear of all Liens and subject to the exclusions set forth in Section 1.2(b), all of the assets of Andover (the “Andover Purchased Assets”) which shall include, without limitation:

(i) those shares of capital stock of each subsidiary of Andover set forth on Schedule 1.1(b)(i) hereto (each subsidiary, an “Andover Subsidiary” and collectively, the “Andover Subsidiaries”);

(ii) title to all of the property used or held for use in Andover’s business, including without limitation, all furniture, fixtures, computers, office equipment and miscellaneous assets of every kind and nature owned by Andover or used in or necessary for the operation of its business;

(iii) all right, title and interest of Andover in and to all contracts (expressly including unfilled contracts for services), agreements, leases, commitments, arrangements or understandings pertaining to the operation of Andover’s business;

(iv) all right, title and interest in and to all of the following: patents and patent rights, trademarks and trademark rights (whether registered or not), including any goodwill therein, trade names and trade name rights, domain names, service marks and service mark rights, service names and service name rights, brand names, inventions, processes, formulae, copyrights and copyright rights (whether registered or not), trade dress, business and product names, logos, slogans, trade secrets, industrial models, processes, designs, methodologies, computer programs, software (whether in source or object code) and related documentation, technical information, manufacturing, engineering and technical drawings, know-how and all pending applications for and registrations of patents, trademarks, service marks and copyrights; the foregoing shall include, without limitation, all software under development owned by Andover and listed on Schedule 1.1(b)(iv) and all licenses, agreements and other arrangements under which Andover has the right to use any of the intangible or proprietary rights of a third party to the extent used or held for use by Andover in the conduct of the business;

(v) all lists of present customers and lists of former customers and other customer-related records of Andover’s business;

(vi) all goodwill associated with Andover’s business or the Andover Purchased Assets;

(vii) all books, files and records of Andover (including, without limitation, all surveys, schematics, flow charts, permit filings, mailing lists, customer lists, equipment maintenance records, warranty information, records of operations, payroll history, standard forms of documents, manuals of operation or business procedures, training manuals and training aids and other proprietary or confidential information to the extent the same may be necessary or desirable for the operation of Andover’s business) relating to Andover’s business (other than minutes of corporate meetings, capital stock ledger and purely corporate records); provided that any of the foregoing which Andover reasonably deems necessary to Andover’s continued operation, proper accounting and record keeping functions following the Closing shall not constitute part of the Andover Purchased Assets and shall be retained by Andover;

(viii) all of the governmental permits, licenses, certificates of inspection, approvals or other authorizations issued to Andover and used in Andover’s business (collectively, the “Andover Governmental Permits”) (and to the extent any such permits are not assignable or transferable to MSMT, Andover will use its best efforts to cooperate with MSMT as may be reasonably requested to enable MSMT to apply for and obtain the Andover Governmental Permits or to receive the benefits of the Andover Governmental Permits); and

(ix) except as specifically provided in Section 1.2(b), all other assets of Andover that exist on the Closing Date, whether tangible or intangible, real or personal.

1.2. Excluded Assets.

(a) CDIP Excluded Assets. Notwithstanding the provisions of Section 1.1(a), it is hereby agreed that the CDIP Purchased Assets shall not include, and CDIP is not selling to MSMT, and MSMT is not purchasing or acquiring from CDIP, the assets listed on Schedule 1.2 (a) (collectively, the “CDIP Excluded Assets”).

(b) Andover Excluded Assets. Notwithstanding the provisions of Section 1.1(b), it is hereby agreed that the Andover Purchased Assets shall not include, and Andover is not selling to MSMT, and MSMT is not purchasing or acquiring from Andover, the assets listed on Schedule 1.2(b) (collectively, the “Andover Excluded Assets”).

1.3. Assumed Liabilities.

(a) CDIP Assumed Liabilities. In further consideration of the transfers contemplated hereby, MSMT shall assume, effective as of the Closing Date, and shall satisfy or perform as they come due, all liabilities and obligations of CDIP (collectively, the “CDIP Assumed Liabilities”) except for the CDIP Excluded Liabilities. For purposes of this Agreement, the term “CDIP Excluded Liabilities” shall mean (i) any liability arising out of or related to the CDIP Excluded Assets; (ii) any liability arising out of or related to the negotiation, consummation or performance of the Reorganization, including, without limitation, any suit filed by a stockholder or creditor of CDIP (whether directly or in the nature of a derivative action) against CDIP, any member of its Board of Directors or any of its officers alleging a breach of fiduciary duty (or any claims of a similar nature) by any member of such Board of Directors or any officer; and (iii) any liability set forth on Schedule 1.3(a).

(b) Andover Assumed Liabilities. In further consideration of the transfers contemplated hereby, MSMT shall assume, effective as of the Closing Date, and shall satisfy or perform as they come due, all liabilities and obligations of Andover (collectively, the “Andover Assumed Liabilities”) except for the Andover Excluded Liabilities. For purposes of this Agreement, the term “Andover Excluded Liabilities” shall mean (i) any liability arising out of or related to the Andover Excluded Assets; (ii) any liability arising out of or related to the negotiation, consummation or performance of the Reorganization, including, without limitation, any suit filed by a stockholder or creditor of Andover (whether directly or in the nature of a derivative action) against Andover, any member of its Board of Directors or any of its officers alleging a breach of fiduciary duty (or any claims of a similar nature) by any member of such Board of Directors or any officer; and (iii) any liability set forth on Schedule 1.3(b).

1.4. Purchase Price.

(a) CDIP Purchase Price. In consideration of the sale, transfer, assignment, conveyance and delivery by CDIP of the CDIP Purchased Assets to MSMT and of the other agreements of CDIP stated herein, MSMT shall issue the following shares of its voting capital stock to CDIP:

(i) Common Stock. MSMT shall issue to CDIP shares of MSMT Common Stock equal to the product of (a) the number of shares of CDIP voting common stock, par value $0.001 (the “CDIP Common Stock”), issued and outstanding immediately prior to the Closing, and (b) the CDIP Pricing Ratio.

(ii) Preferred Stock. MSMT shall issue to CDIP Four Hundred Sixty- Six Thousand (466,000) shares of its Series B Voting Convertible Preferred Stock, par value $0.0001, in the form set forth in the MSMT Charter Amendment (the “Series B Preferred Stock”) and Eleven Million Two Hundred Seventy-Two Thousand Three Hundred Fifty-Six (11,272,356) shares of its Series C Voting Convertible Preferred Stock, par value $0.0001, in the form set forth in the MSMT Charter Amendment (the “Series C Preferred Stock”).

(b) Andover Purchase Price. In consideration of the sale, transfer, assignment, conveyance and delivery by Andover of the Andover Purchased Assets to MSMT and of the other agreements of Andover stated herein, MSMT shall issue the following shares of its voting capital stock to Andover:

(i) Common Stock. MSMT shall issue to Andover shares of MSMT Common Stock equal to the product of (a) the number of shares of Andover voting common stock, par value $0.001 (the “Andover Common Stock”) issued and outstanding immediately prior to the Closing, and (b) the Andover Pricing Ratio. The Andover Common Stock and CDIP Common Stock are sometimes referred to herein collectively as the “TC Common Stock.”

(ii) Preferred Stock. MSMT shall issue to Andover Five Million Sixty-Five Thousand Eight Hundred (5,065,800) shares of its Series A Voting Convertible Preferred Stock, par value $0.0001, in the form set forth in the MSMT Charter Amendment (the “Series A Preferred Stock,” collectively with the Series B Preferred Stock and Series C Preferred Stock, the “MSMT Preferred Stock” and

collectively with the MSMT Common Stock, the “MSMT Securities”) and Two Million Six Hundred Seventy-Seven Thousand Six Hundred Forty-Four (2,677,644) shares of Series C Preferred Stock.

1.5. Common Stock Purchase Warrants of the Target Companies.

(a) Common Stock Purchase Warrants of CDIP. At the Closing, each outstanding warrant to purchase CDIP Common Stock set forth on Schedule 1.5(a) (the “CDIP Warrants”), shall be assumed by MSMT and the holder thereof shall be entitled to be issued a new MSMT warrant to purchase a number of shares of MSMT Common Stock equal to the product (rounded up to the nearest whole number) of (a) the number of shares of CDIP Common Stock subject to the CDIP Warrant immediately prior to the Closing and (b) the CDIP Pricing Ratio; at an exercise price per share (rounded down to the nearest whole cent) equal to (x) the exercise price per share of such CDIP Warrant immediately prior to the Closing divided by (y) the CDIP Pricing Ratio (all of the foregoing collectively, the “Assumed CDIP Warrants”). MSMT shall assume the CDIP Warrants and the terms (as in effect as of the Closing) of such agreements by which such CDIP Warrants are evidenced. CDIP shall, as promptly as reasonably practicable but in any event not later than ten (10) days following the Closing, furnish to each holder of the Assumed CDIP Warrants a notice of the consummation of the Reorganization, which notice shall set forth such assumption of the CDIP Warrants and include the amount of MSMT Common Stock into which each Assumed CDIP Warrant is exercisable. At the request of a holder and upon surrender of each Assumed CDIP Warrant, MSMT shall deliver to the holder a new MSMT warrant evidencing the rights of the holder to purchase MSMT Common Stock, which new MSMT warrant shall in all other respects be identical to the surrendered Assumed CDIP Warrant.

(b) Common Stock Purchase Warrants of Andover. At the Closing, each outstanding warrant to purchase Andover Common Stock set forth on Schedule 1.5(b) (the “Andover Warrants”), shall be assumed by MSMT and the holder thereof shall be entitled to be issued a new MSMT warrant to purchase a number of shares of MSMT Common Stock equal to the product (rounded up to the nearest whole number) of (a) the number of shares of Andover Common Stock subject to the Andover Warrant immediately prior to the Closing and (b) the Andover Pricing Ratio; at an exercise price per share (rounded down to the nearest whole cent) equal to (x) the exercise price per share of such Andover Warrant immediately prior to the Closing divided by (y) the Andover Pricing Ratio (all of the foregoing collectively, the “Assumed Andover Warrants,” and collectively with the CDIP Assumed Warrants, the “Assumed Warrants”). MSMT shall assume the Andover Warrants and the terms (as in effect as of the Closing) of such agreements by which such Andover Warrants are evidenced. Andover shall, as promptly as reasonably practicable but in any event not later than ten (10) days following the Closing, furnish to each holder of the Assumed Andover Warrants a notice of the consummation of the Reorganization, which notice shall set forth such assumption of the Andover Warrants and include the amount of MSMT Common Stock into which each Andover Warrant is exercisable. At the request of a holder and upon surrender of each Assumed Andover Warrant, MSMT shall deliver to the holder a new MSMT warrant evidencing the rights of the holder to purchase MSMT Common Stock, which new MSMT warrant shall in all other respects be identical to the surrendered Assumed Andover Warrant.

1.6. Stock Options of Target Companies.

(a) Stock Options of CDIP. At the Closing, each option to purchase CDIP Common Stock set forth on Schedule 1.6(a) (collectively, the “CDIP Options”) that is outstanding and unexercised immediately prior to the Closing (collectively, the “Assumed CDIP Options”), whether or not vested, shall be assumed by MSMT (such assumption inclusive of the terms of the option agreement by which such option is evidenced as in effect as of the Closing Date) and the holder thereof shall be entitled to be issued a new MSMT option to purchase the number of shares of MSMT Common Stock equal to the product of (a) the number of shares of CDIP Common Stock that were subject to such Assumed CDIP Option immediately prior to the Closing and (b) the CDIP Pricing Ratio, and rounding the resulting number up to the nearest whole number of MSMT Common Stock; at a per share exercise price equal to the quotient of (x) the per share exercise price of CDIP Common Stock subject to such Assumed CDIP Option, as in effect immediately prior to the

Closing and (y) the CDIP Pricing Ratio, and rounding the resulting exercise price down to the nearest whole cent. Any remaining restrictions on the exercise of any Assumed CDIP Option shall continue in full force and effect and the term, exercisability, remaining vesting schedule and other provisions of such Assumed CDIP Option shall otherwise remain unchanged as a result of the assumption of such Assumed CDIP Option. CDIP shall, as promptly as reasonably practicable but in any event not later than ten (10) days following the Closing, furnish to each holder of the Assumed CDIP Options a notice of the consummation of the Reorganization, which notice shall set forth such assumption of the CDIP Options and include the amount of MSMT Common Stock into which each CDIP Option is exercisable. At the request of a holder and upon surrender of each Assumed CDIP Option, MSMT shall deliver to the holder a new MSMT option evidencing the rights of the holder to purchase MSMT Common Stock, which new MSMT option shall in all other respects be identical to the surrendered Assumed CDIP Option.

(b) Stock Options of Andover. At the Closing, each option to purchase Andover Common Stock set forth on Schedule 1.6(b) (collectively, the “Andover Options”) that is outstanding and unexercised immediately prior to the Closing (collectively, the “Assumed Andover Options” and collectively with the Assumed CDIP Options, the “Assumed Options”), whether or not vested, shall be assumed by MSMT (such assumption inclusive of the terms of the option agreement by which such option is evidenced as in effect as of the Closing Date) and the holder thereof shall be entitled to be issued a new MSMT option to purchase the number of shares of MSMT Common Stock equal to the product of (a) the number of shares of Andover Common Stock that were subject to such Assumed Andover Option immediately prior to the Closing and (b) the Andover Pricing Ratio, and rounding the resulting number up to the nearest whole number of MSMT Common Stock; at a per share exercise price equal to the quotient of (x) the per share exercise price of Andover Common Stock subject to such Assumed Andover Option, as in effect immediately prior to the Closing and (y) the Andover Pricing Ratio, and rounding the resulting exercise price down to the nearest whole cent. Any remaining restrictions on the exercise of any Assumed Andover Option shall continue in full force and effect and the term, exercisability, remaining vesting schedule and other provisions of such Assumed Andover Option shall otherwise remain unchanged as a result of the assumption of such Assumed Andover Option. Andover shall, as promptly as reasonably practicable but in any event not later than ten (10) days following the Closing, furnish to each holder of the Assumed Andover Options a notice of the consummation of the Reorganization, which notice shall set forth such assumption of the Andover Options and include the amount of MSMT Common Stock into which each Andover Option is exercisable. At the request of a holder and upon surrender of each Assumed Andover Option, MSMT shall deliver to the holder a new MSMT option evidencing the rights of the holder to purchase MSMT Common Stock, which new MSMT option shall in all other respects be identical to the surrendered Assumed Andover Option.

1.7. Escrow of Additional MSMT Common Stock. At the Closing, MSMT shall issue shares of MSMT Common Stock in an amount equal to eight percent (8%) of the issued and outstanding MSMT Common Stock (calculated immediately following the Closing and after giving effect to the conversion or exercise of all outstanding shares of MSMT Preferred Stock and all convertible debentures of MSMT which are convertible into shares of MSMT Common Stock, but excluding any shares of MSMT Common Stock issuable upon the exercise of warrants or options of MSMT) (the “Escrow Shares”) to the Escrow Agent (as such term is defined in the Escrow Agreement) pursuant to an escrow agreement by and among the Constituent Companies and the Escrow Agent, the form of which is attached hereto as Exhibit 1.7 (the “Escrow Agreement”). The Escrow Shares shall be distributed in accordance with the terms of the Escrow Agreement.

1.8. Distribution of MSMT Securities.

(a) CDIP Distribution of MSMT Securities. CDIP hereby covenants and agrees that, as soon as practicable after the Closing Date and no later than forty-five (45) days following the Closing Date, CDIP shall distribute the MSMT Securities received by it pursuant to Section 1.4(a) and the notices referenced in Sections 1.5 and 1.6 regarding the Assumed CDIP Warrants and Assumed CDIP Options as follows:

(i) MSMT Common Stock received by CDIP pursuant to Section 1.4(a)(i) shall be distributed by CDIP on a pro-rata basis to the holders of record of CDIP Common Stock existing on the Closing Date;

(ii) Series B Preferred Stock received by CDIP pursuant to Section 1.4(a)(ii) shall be distributed by CDIP on a pro-rata basis to the holders of record of CDIP Series B Preferred Stock existing on the Closing Date;

(iii) Series C Preferred Stock received by CDIP pursuant to Section 1.4(a)(ii) shall be distributed by CDIP on a pro-rata basis to the holders of record of CDIP Series C Preferred Stock and CDIP Series D Preferred Stock existing on the Closing Date;

(iv) notices regarding the Assumed CDIP Warrants received by CDIP pursuant to Section 1.5(a) shall be distributed to the holders of record thereof; and

(v) notices regarding the Assumed CDIP Options received by CDIP pursuant to Section 1.6(a) shall be distributed to the holders of record thereof.

(b) Andover Distribution of MSMT Securities. Andover hereby covenants and agrees that, as soon as practicable after the Closing Date and no later than forty-five (45) days following the Closing Date, Andover shall distribute the MSMT Securities received by it pursuant to Section 1.4(b) and the notices referenced in Section 1.5 and 1.6 regarding the Assumed Andover Warrants and Assumed Andover Options as follows:

(i) MSMT Common Stock received by Andover pursuant to Section 1.4(b)(i) shall be distributed by Andover on a pro-rata basis to the holders of record of Andover Common Stock existing on the Closing Date;

(ii) Series A Preferred Stock received by Andover pursuant to Section 1.4(b)(ii) shall be distributed by Andover on a pro-rata basis to the holders of record of Andover 6% Series A Convertible Preferred Stock existing on the Closing Date;

(iii) Series C Preferred Stock received by Andover pursuant to Section 1.4(b)(ii) shall be distributed by Andover on a pro-rata basis to the holders of record of Andover 6% Series B Convertible Preferred Stock and 8% Series D Convertible Preferred Stock existing on the Closing Date;

(iv) notices regarding the Assumed Andover Warrants received by Andover pursuant to Section 1.5(b) shall be distributed to the holders of record thereof; and

(v) notices regarding the Assumed Andover Options received by Andover pursuant to Section 1.6(b) shall be distributed to the holders of record thereof.

(c) Issuance of MSMT Securities. In connection with the distribution of the MSMT Securities by each Target Company as contemplated in Sections 1.8(a) and 1.8(b), within five (5) Business Days after the Closing each Target Company shall deliver to MSMT a notice certifying the names of the stockholders of record to whom each Target Company will distribute the MSMT Securities. Each notice shall contain the name and address of each such stockholder of record and the number and class of shares of MSMT Securities to which each such stockholder is entitled. Upon receipt of each such notice, MSMT will cause its transfer agent to issue stock certificates in the names and denominations set forth therein and to deliver the same to each Target Company within thirty (30) days after the Closing. MSMT shall cause its transfer agent to issue stock certificates which are, assuming the continued effectiveness of the Registration Statement, free of any restrictions or restrictive legends (other than with respect to certificates to be issued to the Persons listed on Schedule 1.8(c) hereto who have been identified by MSMT as Persons who will be Affiliates of MSMT immediately following the Closing).

1.9. No Fractional Shares. No fraction of a share of MSMT Common Stock will be issued to Andover or CDIP (or subsequently distributed by Andover or CDIP to their respective shareholders). In lieu thereof, MSMT, CDIP and Andover shall round down any fractional shares to the nearest whole number of shares of MSMT Common Stock. Any shares of MSMT Common Stock remaining after a Target Company’s distribution to its shareholders in accordance with Section 1.8 hereof shall be forwarded to MSMT for retirement.

1.10. Adjustment to Pricing Ratios. The CDIP Pricing Ratio and the Andover Pricing Ratio, as applicable, shall be equitably adjusted to reflect fully the effect of (a) any stock split, reverse split, stock combination, stock dividend (including any dividend or distribution of securities convertible into CDIP Common Stock, Andover Common Stock or MSMT Common Stock), reorganization, reclassification, recapitalization or other like change with respect to CDIP Common Stock, Andover Common Stock or MSMT Common Stock occurring after the Effective Date and prior to the Closing Date; and (b) any adjustment required as a result of any breach of the representations and warranties contained in Sections 2.1(f), 2.2(f) or 2.3(f), as contemplated by Section 4.12. In addition, the Constituent Companies acknowledge that the CDIP Pricing Ratio and the Andover Pricing Ratio reflect the issuance of securities contemplated by the New MSMT Financing and New Andover Financing. In the event that either the New MSMT Financing or New Andover Financing have not been consummated prior to Closing, the CDIP Pricing Ratio and Andover Pricing Ratio will adjusted accordingly. At the Closing, the Constituent Companies will execute a certificate containing the definitive CDIP Pricing Ratio and Andover Pricing Ratio.

1.11. Closing. The closing contemplated by this Agreement (the “Closing” and such date the Closing occurs on, the “Closing Date”) shall be held at the offices of Bush Ross, P.A., 1801 N. Highland Avenue, Tampa, Florida 33602, on a date determined by mutual agreement among the Constituent Companies which date shall be as soon as practicable after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article V hereof (other than those conditions that relate to action to be taken at the Closing, but subject to satisfaction of such conditions at Closing), unless this Agreement has been theretofore terminated pursuant to its terms or unless extended by mutual written agreement of the Constituent Companies. At the Closing, the following deliveries shall be made to the applicable parties:

(a) a bill of sale for the CDIP Purchased Assets in the form of Exhibit 1.11(a) (the “CDIP Bill of Sale”) executed by CDIP in favor of MSMT;

(b) a bill of sale for the Andover Purchased Assets in the form of Exhibit 1.11(b) (the “Andover Bill of Sale”) executed by Andover in favor of MSMT;

(c) an assignment of the CDIP Purchased Assets that are intangible personal property of CDIP in the form of Exhibit 1.11(c), which assignment shall also contain MSMT’s undertaking and assumption of the CDIP Assumed Liabilities (the “CDIP Assignment, Release and Assumption Agreement”), executed by CDIP and MSMT;

(d) an assignment of the Andover Purchased Assets that are intangible personal property of Andover in the form of Exhibit 1.11(d), which assignment shall also contain MSMT’s undertaking and assumption of the Andover Assumed Liabilities (the “Andover Assignment, Release and Assumption Agreement”), executed by Andover and MSMT;

(e) an assignment of the CDIP Intellectual Property Rights in the form of Exhibit 1.11(e) executed by CDIP and MSMT;

(f) intentionally omitted;

(g) certificates representing all of the outstanding shares of each CDIP Subsidiary, duly endorsed (or accompanied by duly executed stock powers in form and substance reasonably satisfactory to MSMT and Andover) and, signed by CDIP, for transfer to MSMT;

(h) certificates representing all of the outstanding shares of each Andover Subsidiary, duly endorsed (or accompanied by duly executed stock powers in form and substance reasonably satisfactory to MSMT and CDIP) and, signed by Andover, for transfer to MSMT;

(i) the Escrow Agreement executed by CDIP, Andover and MSMT;

(j) a list, certified as true, correct and complete by an officer of CDIP of all of the stockholders of CDIP as of the Closing Date and the number and class of securities owned by each such stockholder on the Closing Date;

(k) a list, certified as true, correct and complete by an officer of Andover of all of the stockholders of Andover as of the Closing Date and the number and class of securities owned by each such stockholder on the Closing Date;

(l) a list, certified as true, correct and complete by an officer of MSMT of all of the stockholders of MSMT as of the Closing Date and the number and class of securities owned by each such stockholder on the Closing Date;

(m) a certificate of the secretary of CDIP, certifying (i) that the resolutions attached to such certificate authorizing and approving the execution and delivery of this Agreement and the Transaction Documents to which CDIP is a party and the consummation of the transactions contemplated hereby and thereby were duly adopted by CDIP, (ii) that such resolutions have not been amended and remain in full force and effect, (iii) as to the incumbency of each signatory to this Agreement and each Transaction Document to which CDIP is a party and (iv) attaching certificates, dated not more than five (5) days prior to the Closing Date, of the relevant Governmental Authority or other appropriate official in each state in which CDIP and each CDIP Subsidiary are organized as to each of the aforementioned entities’ legal existence and good standing in such state;

(n) a certificate of the secretary of Andover, certifying (i) that the resolutions attached to such certificate authorizing and approving the execution and delivery of this Agreement and the Transaction Documents to which Andover is a party and the consummation of the transactions contemplated hereby and thereby were duly adopted by Andover, (ii) that such resolutions have not been amended and remain in full force and effect, (iii) as to the incumbency of each signatory to this Agreement and each Transaction Document to which Andover is a party and (iv) attaching certificates, dated not more than five (5) days prior to the Closing Date, of the relevant Governmental Authority or other appropriate official in each state in which Andover and each Andover Subsidiary are organized as to each of the aforementioned entities’ legal existence and good standing in such state;

(o) a certificate of the secretary of MSMT, certifying (i) that the resolutions attached to such certificate authorizing and approving the execution and delivery of this Agreement and the Transaction Documents to which MSMT is a party and the consummation of the transactions contemplated hereby and thereby were duly adopted by MSMT, (ii) that such resolutions have not been amended and remain in full force and effect, (iii) as to the incumbency of each signatory to this Agreement and each Transaction Document to which MSMT is a party and (iv) attaching certificates, dated not more than five (5) days prior to the Closing Date, of the relevant Governmental Authority or other appropriate official in each state in which MSMT and each MSMT Subsidiary are organized as to each of the aforementioned entities’ legal existence and good standing in such state;

(p) a certificate executed by CDIP’s Chief Executive Officer or Chief Financial Officer stating that, with respect to CDIP, the conditions set forth in Sections 5.1(a) and 5.1(b), as they relate to CDIP, have been satisfied; the condition set forth in Section 5.1(e) as it relates to the stockholders of CDIP has been satisfied; and the conditions set forth in Sections 5.2(b)(i), 5.2(c)(i), 5.2(d)(i), 5.3(b)(ii), 5.3(c)(ii) and 5.3(d)(ii) have been satisfied;

(q) a certificate executed by Andover’s Chief Executive Officer or Chief Financial Officer stating that with respect to Andover, the conditions set forth in Sections 5.1(a) and 5.1(b), as they relate to Andover, have been satisfied; the condition set forth in Section 5.1(e) as it relates to the stockholders of Andover has been satisfied; and the conditions set forth in Sections 5.2(b)(ii), 5.2(c)(ii), 5.2(d)(ii), 5.4(b)(ii), 5.4(c)(ii) and 5.4(d)(ii) have been satisfied;

(r) a certificate executed by MSMT’s Vice President-Controller stating that with respect to MSMT, the conditions set forth in Sections 5.1(a) and 5.1(b), as they relate to MSMT, have been satisfied; the conditions set forth in 5.1(c) and 5.1(d) have been satisfied; the condition set forth in Section 5.1(e) as it relates to the stockholders of MSMT has been satisfied; and the conditions set forth in Sections 5.3(b)(i), 5.3(c)(i), 5.3(d)(i), 5.4(b)(i), 5.4(c)(i) and 5.4(d)(i) have been satisfied;

(s) certificates representing the shares of MSMT Common Stock to be issued to CDIP, duly endorsed (or accompanied by duly executed stock powers in form and substance reasonably satisfactory to CDIP) and, signed by MSMT;

(t) certificates representing the shares of MSMT Common Stock to be issued to Andover, duly endorsed (or accompanied by duly executed stock powers in form and substance reasonably satisfactory to Andover) and, signed by MSMT;

(u) certificates representing the shares of Series B Preferred Stock and Series C Preferred Stock to be issued to CDIP, duly endorsed (or accompanied by duly executed stock powers in form and substance reasonably satisfactory to CDIP) and, signed by MSMT;

(v) certificates representing the shares of Series A Preferred Stock and Series C Preferred Stock to be issued to Andover, duly endorsed (or accompanied by duly executed stock powers in form and substance reasonably satisfactory to Andover) and, signed by MSMT;

(w) a certified copy of the MSMT Charter Amendment as filed with the Secretary of State of the State of Nevada;

(x) notices relating to the Assumed CDIP Options and the Assumed CDIP Warrants; and

(y) notices relating to the Assumed Andover Options and the Assumed Andover Warrants.

1.12. Post-Reorganization Capitalization Table. Attached hereto as Exhibit 1.12 is a post-Reorganization capitalization table of MSMT after giving effect to the transactions contemplated by this Agreement and the New MSMT Financing and New Andover Financing. (such post-Closing capitalization table shall be prepared on both a pre-split and post-split basis).

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE CONSTITUENT COMPANIES

2.1. Representations and Warranties of Andover. Except as set forth under the corresponding section of the disclosure schedules delivered to each of CDIP and MSMT concurrently herewith (the “Andover Disclosure Schedules”) or as otherwise disclosed in the Andover SEC Reports (as defined below) filed by Andover, which Andover Disclosure Schedules and Andover SEC Reports shall be deemed a part hereof and to qualify any representation or warranty otherwise made herein to the extent of such disclosure, Andover hereby makes the representations and warranties set forth below to CDIP and MSMT:

(a) Subsidiaries. All of the direct and indirect subsidiaries of Andover are set forth on Schedule 1.1(b)(i). Except as set forth on Schedule 1.1(b)(i), Andover owns, directly or indirectly, all of the capital stock or other equity interests of each Andover Subsidiary free and clear of any Liens, and all the issued and outstanding shares of capital stock of each Andover Subsidiary are validly issued and are fully paid, non-assessable and free of preemptive and similar rights to subscribe for or purchase securities.

(b) Organization and Qualification. Andover and each Andover Subsidiary is duly incorporated or otherwise organized, validly existing and in good standing under the laws of the jurisdiction of incorporation or organization (as applicable), with the requisite corporate power and authority to own and use its properties and assets and to carry on its business as currently conducted. Neither Andover nor any Andover Subsidiary is in violation or default of any of the provisions of its certificate or articles of incorporation, bylaws or other organizational or charter documents. Each of Andover and each Andover Subsidiary is duly qualified to conduct business and is in good standing as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, could not have or reasonably be expected to result in a Material Adverse Effect and no proceeding has been instituted in any such jurisdiction revoking, limiting or curtailing or seeking to revoke, limit or curtail such power and authority or qualification.

(c) Authorization; Enforcement. Andover has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by each of the Transaction Documents and otherwise to carry out its obligations hereunder and thereunder. The execution and delivery of each of the Transaction Documents by Andover and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Andover and no further action is required by Andover, its Board of Directors or its stockholders in connection therewith other than in connection with the Andover Required Approvals (as defined in Section 2.1(e) hereof). Each Transaction Document has been (or upon delivery will have been) duly executed by Andover and, when delivered in accordance with the terms hereof and thereof, will constitute the valid and binding obligation of Andover enforceable against Andover in accordance with its terms except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

(d) No Conflicts. The execution, delivery and performance of the Transaction Documents by Andover and the consummation by Andover of the other transactions contemplated hereby and thereby do not and will not: (i) conflict with or violate any provision of Andover’s or any Andover Subsidiary’s certificate or articles of incorporation, bylaws or other organizational or charter documents, or (ii) subject to the Andover Required Approvals, conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any Lien upon any of the properties or assets of Andover or any Andover Subsidiary, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument or other understanding to which Andover or any Andover Subsidiary is a party or by which any property or asset of Andover or any Andover Subsidiary is bound or affected, or (iii) subject to the Andover Required Approvals, conflict with or result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or Governmental Authority to which Andover or an Andover Subsidiary is subject (including federal and state securities laws and regulations), or by which any property or asset of Andover or an Andover Subsidiary is bound or affected; except in the case of each of clauses (ii) and (iii), such as could not have or reasonably be expected to result in a Material Adverse Effect.

(e) Filings, Consents and Approvals. Neither Andover nor any Andover Subsidiary is required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other Governmental Authority or other Person in connection with the execution, delivery and performance by Andover of the Transaction Documents, other than the delivery of the notices and the receipt of the approvals set forth on Schedule 2.1(e) (collectively, the “Andover Required Approvals”).

(f) Capitalization. The capitalization of Andover is as set forth on Schedule 2.1(f). Except as set forth on Schedule 2.1(f), Andover has not issued any capital stock since its most recently filed periodic report under the Exchange Act. Except as set forth on Schedule 2.1(f), no Person has any right of first refusal, preemptive right, right of participation, or any similar right to participate in the transactions contemplated by the Transaction Documents. Except as set forth on Schedule 2.1(f), there are no outstanding options, warrants, script rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire, any shares of Andover Common Stock, or contracts, commitments, understandings or arrangements by which Andover or any Andover Subsidiary is or may become bound to issue additional shares of Andover Common Stock or Common Stock Equivalents. All of the outstanding shares of capital stock of Andover are validly issued, fully paid and nonassessable, have been issued in compliance with all federal and state securities laws, and none of such outstanding shares was issued in violation of any preemptive rights or similar rights to subscribe for or purchase securities. Except as set forth on Schedule 2.1(f), there are no stockholders agreements, voting agreements or other similar agreements with respect to Andover’s capital stock to which Andover is a party or, to the knowledge of Andover, between or among any of Andover’s stockholders.

(g) SEC Reports; Financial Statements. Except as set forth on Schedule 2.1(g), Andover has filed all reports, schedules, forms, statements and other documents required to be filed by it under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, since August 31, 2006 (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, being collectively referred to herein as the “Andover SEC Reports”) on a timely basis or has received a valid extension of such time of filing and has filed any such Andover SEC Reports prior to the expiration of any such extension. As of their respective dates, each Andover SEC Report (i) was prepared in accordance and complied in all material respects with the requirements of the Securities Act, or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Andover SEC Reports, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of the Andover Subsidiaries are required to file any forms, reports or other documents with the SEC. The consolidated financial statements of Andover and the Andover Subsidiaries included in the Andover SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis during the periods involved, except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP, and fairly present in all material respects the consolidated financial position of Andover and the Andover Subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments.

(h) Material Changes. Since the date of the latest audited annual consolidated financial statements included within the Andover SEC Reports, except as specifically disclosed in any subsequent Andover SEC Report: (i) there has been no event, occurrence or development that has had or that could reasonably be expected to result in a Material Adverse Effect; (ii) none of Andover or the Andover Subsidiaries has incurred any material liabilities (contingent or otherwise) other than (A) trade payables and accrued expenses incurred in the ordinary course of business consistent with past practice, and (B) liabilities not required to be reflected in Andover’s consolidated financial statements pursuant to GAAP or disclosed in filings made with the SEC; (iii) Andover has not materially altered its method of accounting; (iv) Andover has not declared or made any dividend or distribution of cash or other property to its stockholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock and (v) Andover has not issued any equity securities to any officer, director or Affiliate of Andover or any Andover Subsidiary. Andover does not have pending before the SEC any request for confidential treatment of information. Except as set forth on Schedule 2.1(h), no event, liability or development has occurred or exists with respect to Andover or any Andover Subsidiary or their respective business, properties, operations or financial condition, that is required to be disclosed by Andover by the Exchange Act.

(i) Litigation. Except as set forth on Schedule 2.1(i), there is no action, suit, inquiry, notice of violation, proceeding or investigation (collectively, an “Action”) pending or, to the knowledge of Andover, threatened against or affecting Andover, any Andover Subsidiary or any of their respective properties before or by any court, arbitrator, governmental or administrative agency or regulatory authority (federal, state, county, local or foreign) which (i) adversely affects or challenges the legality, validity or enforceability of any of the Transaction Documents or (ii) could, if there were an unfavorable decision, have or reasonably be expected to result in a Material Adverse Effect. Neither Andover nor any Andover Subsidiary, nor, to the knowledge of Andover, any director or officer thereof, is or has been the subject of any Action involving a claim of violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty. There has not been, and to the knowledge of Andover, there is not pending or contemplated, any investigation by the SEC involving Andover or any current or, to the knowledge of Andover, former director or officer of Andover. The SEC has not issued any stop order or other order suspending the effectiveness of any registration statement filed by Andover under the Securities Act.

(j) Labor Relations. Except as set forth on Schedule 2.1(j), no material labor dispute exists or, to the knowledge of Andover, is imminent with respect to any of the employees of Andover or any Andover Subsidiary which could be reasonably expected to result in a Material Adverse Effect. None of Andover’s or Andover Subsidiaries’ employees is a member of a union that relates to such employee’s relationship with Andover or any Andover Subsidiary, as the case may be, and neither Andover nor any Andover Subsidiary is a party to a collective bargaining agreement, and Andover believes that its and the Andover Subsidiaries’ relationships with their respective employees are good. No employee of Andover or any Andover Subsidiary, including their respective executive officers, to the knowledge of Andover, is, or is now expected to be, in violation of any material term of any employment contract, confidentiality, disclosure or proprietary information agreement or non-competition agreement, or any other contract or agreement or any restrictive covenant, and, to the knowledge of Andover, the continued employment of each such executive officer does not subject Andover or any Andover Subsidiary to any liability with respect to any of the foregoing matters. To the knowledge of Andover, Andover and the Andover Subsidiaries are in compliance with all U.S. federal, state, local and foreign laws and regulations relating to employment and employment practices, terms and conditions of employment and wages and hours, except where the failure to be in compliance could not, individually or in the aggregate, have a Material Adverse Effect.

(k) Compliance. Except as set forth on Schedule 2.1(k), neither Andover nor any Andover Subsidiary (i) is in material default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by Andover or any subsidiary under), nor has Andover or any Andover Subsidiary received notice of a claim that it is in default under or that it is in violation of, any indenture, loan or credit agreement or any other agreement or instrument to which it is a party or by which it or any of its properties is bound (whether or not such default or violation has been waived), (ii) is in violation of any order of any court, arbitrator or governmental body, or (iii) to the knowledge of Andover, is or has been in violation of any statute, rule or regulation of any Governmental Authority, including without limitation all foreign, federal, state and local laws applicable to its business and all such laws that affect the environment, except in each case as could not be expected to result in a Material Adverse Effect.

(l) Regulatory Permits. Andover and each Andover Subsidiary possess all Material Permits, except where the failure to possess such permits could not be expected to result in a Material Adverse Effect, and neither Andover nor any Andover Subsidiary has received any notice of proceedings relating to the revocation or modification of any Material Permit.

(m) Title to Assets. Andover and each Andover Subsidiary have good and marketable title in fee simple to all real property owned by them that is material to the business of Andover and each Andover Subsidiary and good and marketable title to all personal property owned by them that is material to the business of Andover and the Andover Subsidiaries, in each case free and clear of all Liens, except for Liens for the payment of federal, state or other taxes, the payment of which is neither delinquent nor subject to penalties and Liens set forth on Schedule 2.1(m). Any real property and facilities held under lease by Andover and the Andover Subsidiaries are held by them under valid, subsisting and enforceable leases with which Andover and the Andover Subsidiaries are in compliance.

(n) Patents and Trademarks. Andover and each Andover Subsidiary have, or have rights to use, all patents, patent applications, trademarks, trademark applications, service marks, trade names, trade secrets, inventions, copyrights, licenses and other intellectual property rights and similar rights necessary or material for use in connection with their respective businesses as described in the Andover SEC Reports and which the failure to so have could have a Material Adverse Effect (collectively, the “Andover Intellectual Property Rights”). Neither Andover nor any Andover Subsidiary has received a notice (written or otherwise) that the Andover Intellectual Property Rights used by Andover or any Andover Subsidiary violates or infringes upon the rights of any Person unless such notice has been resolved without a Material Adverse Effect. To the knowledge of Andover, all such Andover Intellectual Property Rights are enforceable and there is no existing infringement by another Person of any of the Andover Intellectual Property Rights. Andover and each Andover Subsidiary have taken all security measures to protect the secrecy, confidentiality and value of all of their intellectual properties, except where failure to do so could not, individually or in the aggregate, reasonably be expect to have a Material Adverse Effect.

(o) Insurance. Andover and each Andover Subsidiary are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which Andover and each Andover Subsidiary are engaged. Neither Andover nor any Andover Subsidiary have any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business without a significant increase in cost.

(p) Transactions With Affiliates and Employees. Except as set forth in Schedule 2.1(p), none of the officers, directors or other Affiliates of Andover or any Andover Subsidiary, and, to the knowledge of Andover, none of the employees of Andover or any Andover Subsidiary is presently a party to any transaction with Andover or any Andover Subsidiary (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of Andover, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner, in each case in excess of $60,000 other than (i) for payment of salary or consulting fees for services rendered, (ii) reimbursement for expenses incurred on behalf of Andover and (iii) for other employee benefits, including stock option agreements under any stock option plan of Andover or any Andover Subsidiary.

(q) Sarbanes-Oxley; Internal Accounting Controls. Andover is in material compliance with all provisions of the Sarbanes-Oxley Act of 2002. Andover and each Andover Subsidiary have established and maintain a system of internal control over financial reporting required by Rule 13a-15(f) or 15d-15(f) of the Exchange Act regarding the reliability of financial reporting and the preparation of its consolidated financial statements in accordance with GAAP. Andover’s certifying officers evaluated the effectiveness of Andover’s internal controls as of the end of its most recent fiscal year as required by Item 308 or Item 308T of Regulation S-K and presented the report of such evaluation in its Annual Report on Form 10-K filed with the SEC. Andover presented in its most recently filed periodic report under the Exchange Act the conclusions of its certifying officers about the effectiveness of the disclosure controls and procedures based on their evaluations as of the end of the period covered by the report (the “Andover Evaluation Date”) as required by Item 307 of Regulation S-K. Since the Andover Evaluation Date, there have been no changes in Andover’s internal control over financial reporting (as such term is defined in the Exchange Act) that has materially affected, or is reasonably likely to materially affect, Andover’s internal control over financial reporting.

(r) Certain Fees. Except as set forth on Schedule 2.1(r), no brokerage or finder’s fees or commissions are or will be payable by Andover or any Andover Subsidiary to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other Person with respect to the transactions contemplated by the Transaction Documents. Neither CDIP nor MSMT shall have any obligation with respect to any fees or with respect to any claims made by or on behalf of other Persons for fees of a type contemplated in this Section 2.1(r) that may be due in connection with the transactions contemplated by the Transaction Documents.

(s) Registration Rights. Except as set forth on Schedule 2.1(s), no Person has any right to cause Andover or any Andover Subsidiary to effect the registration under the Securities Act of any securities of Andover or any Andover Subsidiary.

(t) Listing and Maintenance Requirements. Andover is obligated to file periodic reports under the Exchange Act pursuant to Section 13(a) or 15(d) of the Exchange Act, and Andover has not taken any action designed to, or which to its knowledge is likely to have the effect of, terminating such reporting obligation under the Exchange Act nor has Andover received any notification that the SEC is contemplating terminating such reporting obligation. Except as set forth on Schedule 2.1(t), Andover has not, in the twenty four (24) months preceding the Effective Date, received notice from any Trading Market on which the Andover Common Stock is or has been listed or quoted to the effect that Andover is not in compliance with the listing or maintenance requirements of such Trading Market. Andover is, and has no reason to believe that it will not in the foreseeable future continue to be, in compliance with all such listing and maintenance requirements.

(u) Tax Status. Andover has timely filed all Tax Returns and/or extensions required by law to be filed with or supplied to any taxing authority with respect to the Taxes owed by Andover and the Andover Subsidiaries. All such Tax Returns are true, correct and complete in all material respects. Except as set forth on Schedule 2.1(u), all Taxes due and payable by Andover and all Andover Subsidiaries on or before the Closing Date have been paid or will be paid prior to the time they become delinquent. All Taxes that Andover or any Andover Subsidiary is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper governmental entity. Andover has not been advised (i) that any of the Tax Returns have been or are being examined or audited as of the Effective Date, (ii) that any such examination or audit is currently threatened or contemplated, or (iii) of any deficiency in assessment or proposed judgment with to its or the Andover Subsidiaries’ Taxes. Andover has no knowledge of any liability for any Taxes to be imposed upon its or the Andover Subsidiaries’ respective properties or assets as of the date of this Agreement that are not adequately provided for in the consolidated financial statements included in the Andover SEC Reports. Andover has delivered or made available to CDIP and MSMT true and complete copies of all federal and state income Tax Returns, examination reports, and statements of deficiencies filed by, assessed against or agreed to by Andover or any of the Andover Subsidiaries in the past three years. Andover has never been a member of a consolidated or affiliated group of corporations filing a consolidated or combined income Tax Return, nor does Andover or any Andover Subsidiary have any liability for Taxes of any other Person or entity. Neither Andover nor any Andover Subsidiary is a party to any tax allocation or sharing arrangement or tax indemnity agreement.

(v) Foreign Corrupt Practices. Neither Andover, nor to the knowledge of Andover, any agent or other Person acting on behalf of Andover or any Andover Subsidiary, has (i) directly or indirectly, used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to foreign or domestic political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds, (iii) failed to disclose fully any contribution made by Andover or any Andover Subsidiary (or made by any Person acting on its behalf of which Andover is aware) which is in violation of law, or (iv) violated in any material respect any provision of the Foreign Corrupt Practices Act of 1977, as amended.

(w) Auditors. Andover’s auditors for the fiscal years ended December 31, 2006 and 2007 and ending December 31, 2008 are set forth on Schedule 2.1(w). To the knowledge of Andover, each auditor on Schedule 2.1(w) is a registered public accounting firm as required by the Exchange Act and the rules and regulations of the SEC.

(x) Disclosure. All disclosure furnished by or on behalf of Andover to MSMT and CDIP regarding Andover, each Andover Subsidiary, their respective business and the transactions contemplated hereby, including the Andover Disclosure Schedules, with respect to the representations and warranties made herein are and will be true and correct with respect to such representations and warranties as of the Effective Date and as of the Closing Date and do not and will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(y) Material Contracts. Schedule 2.1(y) sets forth a true and complete list of all agreements, understandings, instruments, and contracts, proposed transactions (including a description of those currently being negotiated), judgments, orders, writs, or decrees to which Andover or any Andover Subsidiary is a party or, to its knowledge, by which it is bound that may involve: (i) the sale of Andover’s or any Andover Subsidiary’s products or services to any customer, vendor, or provider (other than such contracts entered into in the ordinary course of business); (ii) obligations (contingent or otherwise) of, or payments to, Andover or any Andover Subsidiary in excess of $50,000; (iii) the license of any proprietary rights to or from Andover or any Andover Subsidiary (other than licenses arising from the purchase of “off the shelf” or other standard products); (iv) the development, administration, or distribution of Andover’s and any Andover Subsidiary’s products or services, including without limitation, any that involve any brokers or dealers; (v) provisions restricting or affecting the development, manufacture, or distribution of Andover’s or any Andover Subsidiary’s products or services or Andover’s or any Andover Subsidiary’s freedom to compete in any line of business; (vi) any joint venture or similar arrangement; (vii) any restriction or limitation on the ability of Andover or any Andover Subsidiary to pay dividends or make any other distributions or to repurchase, redeem, or otherwise acquire any of its equity securities; or (viii) indemnification by Andover or any Andover Subsidiary of any other person or entity (except as may be provided in the Transaction Documents) (each, an “Andover Material Contract”). Andover has delivered or made available to CDIP and MSMT true and complete copies of each Andover Material Contract. Each Andover Material Contract is in full force and effect and is binding and enforceable against the parties thereto in accordance with its terms, and Andover and each Andover Subsidiary, as the case may be, has performed in all material respects all obligations required to be performed by it under each Andover Material Contract, and no condition exists or events have occurred that, with or without the passage of time or giving of notice, would constitute a default by Andover or any Andover Subsidiary, as the case may be, under any Andover Material Contract.

(z) Disclosure Documents; Andover Information. The information relating to Andover and each Andover Subsidiary provided to MSMT for use in the Registration Statement will not, on the date the Registration Statement is filed with the SEC, at any time it is amended or supplemented, or at the time it becomes effective under the Securities Act, contain any untrue statement of any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading at the time and in light of the circumstances under which such statement is made. The information relating to Andover and each Andover Subsidiary provided to MSMT for use in the Information Statement will not, on the date the Information Statement is first mailed to MSMT’s stockholders or at the time of the MSMT Stockholders’ Meeting, contain any untrue statement of any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading at the time and in light of the circumstances under which such statement is made. Notwithstanding the foregoing, no representation is made by Andover with respect to the information that has been or will be supplied by CDIP or MSMT or their respective subsidiaries or their representatives for inclusion in the Registration Statement or the Information Statement.

2.2. Representations and Warranties of CDIP. Except as set forth under the corresponding section of the disclosure schedules delivered to each of Andover and MSMT concurrently herewith (the “CDIP Disclosure Schedules”) which CDIP Disclosure Schedules shall be deemed a part hereof and to qualify any representation or warranty otherwise made herein to the extent of such disclosure, CDIP, hereby makes the representations and warranties set forth below to Andover and MSMT:

(a) Subsidiaries. All of the direct and indirect subsidiaries of CDIP are set forth on Schedule 1.1(a)(i). Except as set forth on Schedule 1.1(a)(i), CDIP owns, directly or indirectly, all of the capital stock or other equity interests of each CDIP Subsidiary free and clear of any Liens, and all the issued and outstanding shares of capital stock of each CDIP Subsidiary are validly issued and are fully paid, non-assessable and free of preemptive and similar rights to subscribe for or purchase securities.

(b) Organization and Qualification. Except as set forth on Schedule 2.2(b), CDIP and each CDIP Subsidiary is duly incorporated or otherwise organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization (as applicable), with the requisite corporate power and authority to own and use its properties and assets and to carry on its business as currently conducted. Neither CDIP nor any CDIP Subsidiary is in violation or default of any of the provisions of its certificate or articles of incorporation, bylaws or other organizational or charter documents. Each of CDIP and each CDIP Subsidiary is duly qualified to conduct business and is in good standing as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, could not have or reasonably be expected to result in a Material Adverse Effect and no proceeding has been instituted in any such jurisdiction revoking, limiting or curtailing or seeking to revoke, limit or curtail such power and authority or qualification.

(c) Authorization; Enforcement. CDIP has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by each of the Transaction Documents and otherwise to carry out its obligations hereunder and thereunder. The execution and delivery of each of the Transaction Documents by CDIP and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of CDIP and no further action is required by CDIP, its Board of Directors or its stockholders in connection therewith other than in connection with the CDIP Required Approvals (as defined in Section 2.2(e) hereof). Each Transaction Document has been (or upon delivery will have been) duly executed by CDIP and, when delivered in accordance with the terms hereof and thereof, will constitute the valid and binding obligation of CDIP enforceable against CDIP in accordance with its terms except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

(d) No Conflicts. The execution, delivery and performance of the Transaction Documents by CDIP and the consummation by CDIP of the other transactions contemplated hereby and thereby do not and will not: (i) conflict with or violate any provision of CDIP’s or any CDIP Subsidiary’s certificate or articles of incorporation, bylaws or other organizational or charter documents or (ii) subject to the CDIP Required Approvals, conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any Lien upon any of the properties or assets of CDIP or any CDIP Subsidiary, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument or other understanding to which CDIP or any CDIP Subsidiary is a party or by which any property or asset of CDIP or any CDIP Subsidiary is bound or affected, or (iii) subject to the CDIP Required Approvals, conflict with or result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or Governmental Authority to which CDIP or a CDIP Subsidiary is subject (including federal and state securities laws and regulations), or by which any property or asset of CDIP or a CDIP Subsidiary is bound or affected; except in the case of each of clauses (ii) and (iii), such as could not have or reasonably be expected to result in a Material Adverse Effect.

(e) Filings, Consents and Approvals. Neither CDIP nor any CDIP Subsidiary is required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other Governmental Authority or other Person in connection with the execution, delivery and performance by CDIP of the Transaction Documents, other than the delivery of the notices and the receipt of the approvals set forth on Schedule 2.2(e) (collectively, the “CDIP Required Approvals”).

(f) Capitalization. The capitalization of CDIP is as set forth on Schedule 2.2(f). Except as set forth on Schedule 2.2(f), no Person has any right of first refusal, preemptive right, right of participation, or any similar right to participate in the transactions contemplated by the Transaction Documents. Except as set forth on Schedule 2.2(f), there are no outstanding options, warrants, script rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire, any shares of CDIP Common Stock, or contracts, commitments, understandings or arrangements by which CDIP or any CDIP Subsidiary is or may become bound to issue additional shares of CDIP Common Stock or Common Stock Equivalents. All of the outstanding shares of capital stock of CDIP are validly issued, fully paid and nonassessable, have been issued in compliance with all federal and state securities laws, and none of such outstanding shares was issued in violation of any preemptive rights or similar rights to subscribe for or purchase securities. Except as set forth on Schedule 2.2(f), there are no stockholders agreements, voting agreements or other similar agreements with respect to CDIP’s capital stock to which CDIP is a party or, to the knowledge of CDIP, between or among any of CDIP’s stockholders.

(g) Financial Statements. CDIP has delivered to Andover and MSMT: (a) an audited balance sheet of CDIP as at October 31, 2007 (the “CDIP Balance Sheet”), and the related audited statements of income, changes in stockholders’ equity and cash flows for the two fiscal years then ended, including in each case the notes thereto, together with the report thereon of KBL, LLP, CPA, independent certified public accountants for CDIP for the fiscal year ended October 31, 2007; (b) an audited balance sheet of CDIP as at October 31, 2006, and the related audited statements of income, changes in stockholders’ equity and cash flows for the two fiscal years then ended, including in each case the notes thereto, together with the report thereon of Wheeler Herman Hopkins & Lagor, CPA, independent certified public accountants for CDIP for the fiscal year ended October 31, 2007; (c) an audited balance sheet of Diabetic Plus, Inc. as at October 31, 2007, and the related audited statements of income, changes in stockholders’ equity and cash flows for the two fiscal years then ended, including in each case the notes thereto, together with the report thereon of KBL, LLP, CPA, independent certified public accountants for Diabetic Plus, Inc. for the fiscal year ended October 31, 2007; and (d) an unaudited balance sheet of CDIP as at April 30, 2008 (the “CDIP Interim Balance Sheet”) and the related unaudited statements of income, changes in stockholders’ equity and cash flows for the six months then ended including in each case the notes thereto. Such financial statements fairly present the financial condition and the results of operations, changes in stockholders’ equity and cash flows of CDIP as at the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP. The financial statements referred to in this Section 2.2(g) reflect and will reflect the consistent application of such accounting principles throughout the periods involved, except as disclosed in the notes to such financial statements. Except as set forth on Schedule 2.2(g), CDIP has no Liability except for Liabilities reflected or reserved against in the CDIP Balance Sheet or the CDIP Interim Balance Sheet and current liabilities incurred in the ordinary course of business of CDIP since the date of the CDIP Interim Balance Sheet.

(h) Material Changes. Since the date of the CDIP Interim Balance Sheet, except as specifically disclosed on Schedule 2.2(h): (i) there has been no event, occurrence or development that has had or that could reasonably be expected to result in a Material Adverse Effect; (ii) none of CDIP or the CDIP Subsidiaries has incurred any material liabilities (contingent or otherwise) other than (A) trade payables and accrued expenses incurred in the ordinary course of business consistent with past practice and (B) liabilities not required to be reflected in CDIP’s consolidated financial statements pursuant to GAAP; (iii) CDIP has not materially altered its method of accounting, (iv) CDIP has not declared or made any dividend or distribution of cash or other property to its stockholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock and (v) CDIP has not issued any equity securities to any officer, director or Affiliate of CDIP or any CDIP Subsidiary.

(i) Litigation. Except as set forth on Schedule 2.2(i), there is no Action pending or, to the knowledge of CDIP, threatened against or affecting CDIP, any CDIP Subsidiary or any of their respective properties before or by any court, arbitrator, governmental or administrative agency or regulatory authority (federal, state, county, local or foreign) which (i) adversely affects or challenges the legality, validity or enforceability of any of the Transaction Documents or (ii) could, if there were an unfavorable decision, have or reasonably be expected to result in a Material Adverse Effect. Neither CDIP nor any CDIP Subsidiary, nor, to the knowledge of CDIP, any director or officer thereof, is or has been the subject of any Action involving a claim of violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty.

(j) Labor Relations. No material labor dispute exists or, to the knowledge of CDIP, is imminent with respect to any of the employees of CDIP or any CDIP Subsidiary which could be reasonably be expected to result in a Material Adverse Effect. None of CDIP or CDIP Subsidiaries’ employees is a member of a union that relates to such employee’s relationship with CDIP or any CDIP Subsidiary, as the case may be, and neither CDIP nor any CDIP Subsidiary is a party to a collective bargaining agreement, and CDIP believes that its and each CDIP Subsidiaries’ relationships with their respective employees are good. No employee of

CDIP or any CDIP Subsidiary, including their respective executive officers, to the knowledge of CDIP, is, or is now expected to be, in violation of any material term of any employment contract, confidentiality, disclosure or proprietary information agreement or non-competition agreement, or any other contract or agreement or any restrictive covenant, and, to the knowledge of CDIP, the continued employment of each such executive officer does not subject CDIP or any CDIP Subsidiary to any liability with respect to any of the foregoing matters. To the knowledge of CDIP, CDIP and CDIP Subsidiaries are in compliance with all U.S. federal, state, local and foreign laws and regulations relating to employment and employment practices, terms and conditions of employment and wages and hours, except where the failure to be in compliance could not, individually or in the aggregate, have a Material Adverse Effect.

(k) Compliance. Neither CDIP nor any CDIP Subsidiary (i) is in material default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by CDIP or any subsidiary under), nor has CDIP or any CDIP Subsidiary received notice of a claim that it is in default under or that it is in violation of, any indenture, loan or credit agreement or any other agreement or instrument to which it is a party or by which it or any of its properties is bound (whether or not such default or violation has been waived), (ii) is in violation of any order of any court, arbitrator or governmental body, or (iii) to the knowledge of CDIP, is or has been in violation of any statute, rule or regulation of any Governmental Authority, including without limitation all foreign, federal, state and local laws applicable to its business and all such laws that affect the environment, except in each case as could not to result in a Material Adverse Effect.

(l) Regulatory Permits. CDIP and each CDIP Subsidiary possess all Material Permits, except where the failure to possess such permits could not have or reasonably be expected to result in a Material Adverse Effect, and neither CDIP nor any CDIP Subsidiary has received any notice of proceedings relating to the revocation or modification of any Material Permit.

(m) Title to Assets. CDIP and each CDIP Subsidiary have good and marketable title in fee simple to all real property owned by them that is material to the business of CDIP and each CDIP Subsidiary and good and marketable title to all personal property owned by them that is material to the business of CDIP and the CDIP Subsidiaries, in each case free and clear of all Liens, except for Liens for the payment of federal, state or other taxes, the payment of which is neither delinquent nor subject to penalties and Liens set forth on Schedule 2.2(m). Any real property and facilities held under lease by CDIP and the CDIP Subsidiaries are held by them under valid, subsisting and enforceable leases with which CDIP and each CDIP Subsidiary are in compliance.

(n) Patents and Trademarks. CDIP and each CDIP Subsidiary have, or have rights to use, all patents, patent applications, trademarks, trademark applications, service marks, trade names, trade secrets, inventions, copyrights, licenses and other intellectual property rights and similar rights necessary or material for use in connection with their respective businesses and which the failure to so have could have a Material Adverse Effect (collectively, the “CDIP Intellectual Property Rights”). Neither CDIP nor any CDIP Subsidiary has received a notice (written or otherwise) that the CDIP Intellectual Property Rights used by CDIP or any CDIP Subsidiary violates or infringes upon the rights of any Person unless such notice has been resolved without a Material Adverse Effect. To the knowledge of CDIP, all such CDIP Intellectual Property Rights are enforceable and there is no existing infringement by another Person of any of the CDIP Intellectual Property Rights. CDIP and each CDIP Subsidiary have taken all security measures to protect the secrecy, confidentiality and value of all of their intellectual properties, except where failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(o) Insurance. CDIP and each CDIP Subsidiary are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which CDIP and each CDIP Subsidiary are engaged. Neither CDIP nor any CDIP Subsidiary have any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business without a significant increase in cost.

(p) Transactions With Affiliates and Employees. Except as set forth in Schedule 2.2(p), none of the officers, directors or other Affiliates of CDIP or any CDIP Subsidiary, and, to the knowledge of CDIP, none of the employees of CDIP or any CDIP Subsidiary is presently a party to any transaction with CDIP or any CDIP Subsidiary (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of CDIP, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner, in each case in excess of $60,000 other than (i) for payment of salary or consulting fees for services rendered, (ii) reimbursement for expenses incurred on behalf of CDIP and (iii) for other employee benefits, including stock option or stock grant agreements under any stock option plan of CDIP or any CDIP Subsidiary.

(q) Internal Controls. CDIP maintains books and records reflecting its assets and Liabilities and maintains internal accounting controls that CDIP reasonably believes provide reasonable assurance that (i) transactions are executed with management’s authorization; (ii) transactions are recorded as necessary to permit preparation of the consolidated financial statements of CDIP in accordance with GAAP and to maintain accountability for CDIP’s consolidated assets; (iii) access to CDIP’s assets is permitted only in accordance with management’s authorization; (iv) the identification of CDIP’s assets is compared with existing assets as necessary to permit preparation of the consolidated financial statements of CDIP in accordance with GAAP and to maintain accountability for CDIP’s consolidated assets; (v) accounts, notes and other receivables and inventory are recorded accurately, and adequate procedures are implemented to effect the collection thereof on a timely basis; and (vi) there are adequate procedures in place regarding prevention or timely detection of unauthorized acquisition, use or disposition of CDIP’s assets. As of the date of this Agreement, to CDIP’s knowledge, (x) there are no significant deficiencies in the design or operation of CDIP’s internal controls over financial reporting that could reasonably be expected to adversely affect in any material respect CDIP’s ability to record, process, summarize and report financial data or material weaknesses in internal controls over financial reporting and (y) there has been no fraud, whether or not material, that involved management or other employees of CDIP who have a significant role in CDIP’s internal controls over financial reporting.

(r) Certain Fees. Except as set forth on Schedule 2.2(r), no brokerage or finder’s fees or commissions are or will be payable by CDIP or any CDIP Subsidiary to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other Person with respect to the transactions contemplated by the Transaction Documents. Neither Andover nor MSMT shall have any obligation with respect to any fees or with respect to any claims made by or on behalf of other Persons for fees of a type contemplated in this Section 2.2(r) that may be due in connection with the transactions contemplated by the Transaction Documents.

(s) Registration Rights. Except as set forth on Schedule 2.2(s), no Person has any right to cause CDIP or any CDIP Subsidiary to effect the registration under the Securities Act of any securities of CDIP or any CDIP Subsidiary.

(t) Intentionally Omitted.

(u) Tax Status. CDIP has timely filed all Tax Returns required by law to be filed with or supplied to any taxing authority with respect to the Taxes owed by CDIP and the CDIP Subsidiaries. All such Tax Returns are true, correct and complete in all material respects. All Taxes due and payable by CDIP and all CDIP Subsidiaries on or before the Closing Date have been paid or will be paid prior to the time they become delinquent. All Taxes that CDIP or and CDIP Subsidiary is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper governmental entity. CDIP has not been advised (i) that any of the Tax Returns have been or are being examined or audited as of the Effective Date, (ii) that any such examination or audit is currently threatened or contemplated, or (iii) of any deficiency in assessment or proposed judgment with respect to its or the CDIP Subsidiaries’ Taxes. CDIP has no knowledge of any liability for any Taxes to be imposed upon its or the CDIP Subsidiaries’ respective properties or assets as of the date of this Agreement that are not adequately provided for on the CDIP Balance Sheet. CDIP has delivered or made available to Andover and MSMT true and complete copies of all federal and state income Tax Returns, examination reports, and statements of deficiencies filed by, assessed against or agreed to by CDIP or any of the CDIP Subsidiaries in the past three years. Except as set forth on Schedule 2.2(u), CDIP has never been a member of a consolidated or affiliated group of corporations filing a consolidated or combined income Tax Return, nor does CDIP or any CDIP Subsidiary have any liability for Taxes of any other Person or entity. Neither CDIP nor any CDIP Subsidiary is a party to any tax allocation or sharing arrangement or tax indemnity agreement.

(v) Foreign Corrupt Practices. Neither CDIP, nor to the knowledge of CDIP, any agent or other person acting on behalf of CDIP or any CDIP Subsidiary, has (i) directly or indirectly, used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to foreign or domestic political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds, (iii) failed to disclose fully any contribution made by CDIP or any CDIP Subsidiary (or made by any person acting on its behalf of which CDIP is aware) which is in violation of law, or (iv) violated in any material respect any provision of the Foreign Corrupt Practices Act of 1977, as amended.

(w) Auditors. CDIP’s auditors for its two most recent fiscal years and present fiscal year are set forth on Schedule 2.2(w). Each auditor on Schedule 2.2(w) is a registered public accounting firm as required by the Exchange Act and the rules and regulations of the SEC.

(x) Disclosure. All disclosure furnished by or on behalf of CDIP to Andover and MSMT regarding CDIP, each CDIP Subsidiary, their respective businesses and the transactions contemplated hereby, including the CDIP Disclosure Schedules, with respect to the representations and warranties made herein are and will be true and correct with respect to such representations and warranties as of the Effective Date and as of the Closing Date and do not and will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(y) Material Contracts. Schedule 2.2(y) sets forth a true and complete list of all agreements, understandings, instruments, and contracts, proposed transactions (including a description of those currently being negotiated), judgments, orders, writs, or decrees to which CDIP or any CDIP Subsidiary is a party or, to its knowledge, by which it is bound that may involve: (i) the sale of CDIP’s or any CDIP Subsidiary’s products or services to any customer, vendor, or provider (other than such contracts entered into in the ordinary course of business); (ii) obligations (contingent or otherwise) of, or payments to, CDIP or any CDIP Subsidiary in excess of $50,000; (iii) the license of any proprietary rights to or from CDIP or any CDIP Subsidiary (other than licenses arising from the purchase of “off the shelf” or other standard products); (iv) the development, administration, or distribution of CDIP’s and any CDIP Subsidiary’s products or services, including without limitation, any that involve any brokers or dealers; (v) provisions restricting or affecting the development, manufacture, or distribution of CDIP’s or any CDIP Subsidiary’s products or services or CDIP’s or any CDIP Subsidiary’s freedom to compete in any line of business; (vi) any joint venture or similar arrangement; (vii) any restriction or limitation on the ability of CDIP or any CDIP Subsidiary to pay dividends or make any other distributions or to repurchase, redeem, or otherwise acquire any of its equity securities; or (viii) indemnification by CDIP or any CDIP Subsidiary of any other person or entity (except as may be provided in the Transaction Documents) (each, a “CDIP Material Contract”). CDIP has delivered or made available to Andover and MSMT true and complete copies of each Material Contract. Each Material Contract is in full force and effect and is binding and enforceable against the parties thereto in accordance with its terms, and CDIP and each CDIP Subsidiary, as the case may be, has performed in all material respects all obligations required to be performed by it under each Material Contract, and no condition exists or events have occurred that, with or without the passage of time or giving of notice, would constitute a default by CDIP or any CDIP Subsidiary, as the case may be, under any CDIP Material Contract.

(z) Disclosure Documents; CDIP Information. The information relating to CDIP and each CDIP Subsidiary to be contained in the Registration Statement will not, on the date the Registration Statement is filed with the SEC, at any time it is amended or supplemented, or at the time it becomes effective under the Securities Act, contain any untrue statement of any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading at the time and in light of the circumstances under which such statement is made. The information relating to CDIP and each CDIP Subsidiary to be contained in the Information Statement will not, on the date the Information Statement is first mailed to MSMT’s stockholders or at the time of the MSMT’s Stockholders’ Meeting, contain any untrue statement of any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading at the time and in light of the circumstances under which such statement is made. The Information Statement will comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, no representation is made by CDIP with respect to the information that has been or will be supplied by Andover or MSMT or their respective subsidiaries or their representatives for inclusion in the Registration Statement or the Information Statement.

2.3. Representations and Warranties of MSMT. Except as set forth under the corresponding section of the disclosure schedules delivered to each of Andover and CDIP concurrently herewith (the “MSMT Disclosure Schedules”) or as otherwise disclosed in the MSMT SEC Reports filed by MSMT which MSMT Disclosure Schedules and MSMT SEC Reports shall be deemed a part hereof and to qualify any representation or warranty otherwise made herein to the extent of such disclosure, MSMT, hereby makes the representations and warranties set forth below to Andover and CDIP:

(a) Subsidiaries. All of the direct and indirect subsidiaries of MSMT are set forth on Schedule 2.3(a) (each, an “MSMT Subsidiary” and collectively, the “MSMT Subsidiaries”). Except as set forth on Schedule 2.3(a), MSMT owns, directly or indirectly, all of the capital stock or other equity interests of each MSMT Subsidiary free and clear of any Liens, and all the issued and outstanding shares of capital stock of each MSMT Subsidiary are validly issued and are fully paid, non-assessable and free of preemptive and similar rights to subscribe for or purchase securities.

(b) Organization and Qualification. Except as set forth on Schedule 2.3(b), MSMT and each MSMT Subsidiary is duly incorporated or otherwise organized, validly existing and in good standing under the laws of the jurisdiction of incorporation or organization (as applicable), with the requisite corporate power and authority to own and use its properties and assets and to carry on its business as currently conducted. Neither MSMT nor any MSMT Subsidiary is in violation or default of any of the provisions of its certificate or articles of incorporation, bylaws or other organizational or charter documents. Each of MSMT and each MSMT Subsidiary is duly qualified to conduct business and is in good standing as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, could not have or reasonably be expected to result in a Material Adverse Effect and no proceeding has been instituted in any such jurisdiction revoking, limiting or curtailing or seeking to revoke, limit or curtail such power and authority or qualification.

(c) Authorization; Enforcement. Except as set forth on Schedule 2.3(c), MSMT has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by each of the Transaction Documents and otherwise to carry out its obligations hereunder and thereunder. The execution and delivery of each of the Transaction Documents by MSMT and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of MSMT and no further action is required by MSMT, its Board of Directors or its stockholders in connection therewith other than in connection with the MSMT Required Approvals (as defined in Section 2.3(e) hereof). Each Transaction Document has been (or upon delivery will have been) duly executed by MSMT and, when delivered in accordance with the terms hereof and thereof, will constitute the valid and binding obligation of MSMT enforceable against MSMT in accordance with its terms except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

(d) No Conflicts. Except as set forth on Schedule 2.3(d), The execution, delivery and performance of the Transaction Documents by MSMT and the consummation by MSMT of the other transactions contemplated hereby and thereby do not and will not: (i) conflict with or violate any provision of MSMT’s or any MSMT Subsidiary’s certificate or articles of incorporation, bylaws or other organizational or charter documents or (ii) subject to the MSMT Required Approvals, conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any Lien upon any of the properties or assets of MSMT or any MSMT Subsidiary, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument or other understanding to which MSMT or any MSMT Subsidiary is a party or by which any property or asset of MSMT or any MSMT Subsidiary is bound or affected, or (iii) subject to the MSMT Required Approvals, conflict with or result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or Governmental Authority to which MSMT or a MSMT Subsidiary is subject (including federal and state securities laws and regulations), or by which any property or asset of MSMT or a MSMT Subsidiary is bound or affected; except in the case of each of clauses (ii) and (iii), such as could not have or reasonably be expected to result in a Material Adverse Effect.

(e) Filings, Consents and Approvals. Neither MSMT nor any MSMT Subsidiary is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other Governmental Authority or other Person in connection with the execution, delivery and performance by MSMT of the Transaction Documents, other than (i) the filing with the SEC of the Registration Statement and the Information Statement, (ii) any filings as are required to be made under applicable state securities laws; and (iii) than the delivery of the notices and the receipt of the approvals set forth on Schedule 2.3(e) (collectively, the “MSMT Required Approvals”).

(f) Capitalization. The capitalization of MSMT is as set forth on Schedule 2.3(f). Except as set forth on Schedule 2.3(f), MSMT has not issued any capital stock since its most recently filed periodic report under the Exchange Act. Except as set forth on Schedule 2.3(f), no Person has any right of first refusal, preemptive right, right of participation, or any similar right to participate in the transactions contemplated by the Transaction Documents. Except as a result of the issuance of the MSMT Securities as contemplated by this Agreement or as set forth on Schedule 2.3(f), there are no outstanding options, warrants, script rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire, any shares of MSMT Common Stock, or contracts, commitments, understandings or arrangements by which MSMT or any MSMT Subsidiary is or may become bound to issue additional shares of MSMT Common Stock or Common Stock Equivalents. All of the outstanding shares of capital stock of MSMT are validly issued, fully paid and nonassessable, have been issued in compliance with all federal and state securities laws, and none of such outstanding shares was issued in violation of any preemptive rights or similar rights to subscribe for or purchase securities. Upon the filing and effectiveness of the MSMT Charter Amendment, the MSMT Common Stock (inclusive of the Escrow Shares) and MSMT Preferred Stock, when issued in compliance with the provisions of this Agreement, and the MSMT Common Stock, when issued in compliance with the provisions of the MSMT Preferred Stock, Assumed Options or Assumed Warrants, will have been in all such cases duly authorized and validly issued, will be fully paid and nonassessable, will have been issued in compliance with all applicable laws concerning the issuance of securities, and will be free and clear of any encumbrances (except any restrictions on transfer under applicable securities laws). At the Closing, the MSMT Common Stock issuable upon conversion of the MSMT Preferred Stock and upon exercise of the Assumed Options and Assumed Warrants will be duly and validly reserved for issuance. Except as set forth on Schedule 2.3(f), there are no stockholders agreements, voting agreements or other similar agreements with respect to MSMT’s capital stock to which MSMT is a party or, to the knowledge of MSMT, between or among any of MSMT’s stockholders.

(g) SEC Reports; Financial Statements. Except as set forth on Schedule 2.3(g), MSMT has filed all reports, schedules, forms, statements and other documents required to be filed by it under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for two years preceding the Effective Date (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, being collectively referred to herein as the “MSMT SEC Reports”) on a timely basis or has received a valid extension of such time of filing and has filed any such MSMT SEC Reports prior to the expiration of any such extension. As of their respective dates, each MSMT SEC Report (i) was prepared in accordance and complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such MSMT SEC Reports, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior the date of this Agreement then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of the MSMT Subsidiaries are required to file any forms, reports or other documents with the SEC. The consolidated financial statements of MSMT and the MSMT Subsidiaries included in the MSMT SEC Reports complied in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with GAAP, except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP, and fairly present in all material respects the consolidated financial position of MSMT and the MSMT Subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments.

(h) Material Changes. Since the date of the latest audited annual consolidated financial statements included within the MSMT SEC Reports, except as specifically disclosed in any subsequent MSMT SEC Report: (i) there has been no event, occurrence or development that has had or that could reasonably be expected to result in a Material Adverse Effect; (ii) none of MSMT or the MSMT Subsidiaries has incurred any material liabilities (contingent or otherwise) other than (A) trade payables and accrued expenses incurred in the ordinary course of business consistent with past practice and (B) liabilities not required to be reflected in MSMT’s consolidated financial statements pursuant to GAAP or disclosed in filings made with the SEC; (iii) MSMT has not materially altered its method of accounting; (iv) MSMT has not declared or made any dividend or distribution of cash or other property to its stockholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock and (v) MSMT has not issued any equity securities to any officer, director or Affiliate of MSMT or any MSMT Subsidiary. MSMT does not have pending before the SEC and has not been granted by the SEC any request for confidential treatment of information, other than as set forth on Schedule 2.3(h). Except as set forth on Schedule 2.3(h), no event, liability or development has occurred or exists with respect to MSMT or any MSMT Subsidiary or their respective business, properties, operations or financial condition, that is required to be disclosed by MSMT under the Exchange Act.

(i) Litigation. Except as set forth on Schedule 2.3(i), there is no Action pending or, to the knowledge of MSMT, threatened against or affecting MSMT, any MSMT Subsidiary or any of their respective properties before or by any court, arbitrator, governmental or administrative agency or regulatory authority (federal, state, county, local or foreign) which (i) adversely affects or challenges the legality, validity or enforceability of any of the Transaction Documents or (ii) could, if there were an unfavorable decision, have or reasonably be expected to result in a Material Adverse Effect. Neither MSMT nor any MSMT Subsidiary, nor, to the knowledge of MSMT, any director or officer thereof, is or has been the subject of any Action involving a claim of violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty. There has not been, and to the knowledge of MSMT, there is not pending or contemplated, any investigation by the SEC involving MSMT or any current or, to the knowledge of MSMT, former director or officer of MSMT. The SEC has not issued any stop order or other order suspending the effectiveness of any registration statement filed by MSMT under the Securities Act.

(j) Labor Relations. Except as set forth on Schedule 2.3(j), no material labor dispute exists or, to the knowledge of MSMT, is imminent with respect to any of the employees of MSMT or any MSMT Subsidiary which could be reasonably expected to result in a Material Adverse Effect. None of MSMT’s or the MSMT Subsidiaries’ employees is a member of a union that relates to such employee’s relationship with MSMT or any MSMT Subsidiary, as the case may be, and neither MSMT or any MSMT Subsidiary is a party to a collective bargaining agreement, and MSMT believes that its and the MSMT Subsidiaries’ relationships with their respective employees are good. No employee of MSMT or any MSMT Subsidiary, including their respective executive officers, to the knowledge of MSMT, is, or is now expected to be, in violation of any material term of any employment contract, confidentiality, disclosure or proprietary information agreement or non-competition agreement, or any other contract or agreement or any restrictive covenant, and, to the knowledge of MSMT, the continued employment of each such executive officer does not subject MSMT or any MSMT Subsidiary to any liability with respect to any of the foregoing matters. To the knowledge of MSMT, MSMT and the MSMT Subsidiaries are in compliance with all U.S. federal, state, local and foreign laws and regulations relating to employment and employment practices, terms and conditions of employment and wages and hours, except where the failure to be in compliance could not, individually or in the aggregate, have a Material Adverse Effect.

(k) Compliance. Except as set forth on Schedule 2.3(k), neither MSMT nor any MSMT Subsidiary (i) is in material default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by MSMT or any MSMT Subsidiary under), nor has MSMT or any MSMT Subsidiary received notice of a claim that it is in default under or that it is in violation of, any indenture, loan or credit agreement or any other agreement or instrument to which it is a party or by which it or any of its properties is bound (whether or not such default or violation has been waived), (ii) is in violation of any order of any court, arbitrator or governmental body, or (iii) to the knowledge of MSMT, is or has been in violation of any statute, rule or regulation of any Governmental Authority, including without limitation all foreign, federal, state and local laws applicable to its business and all such laws that affect the environment, except in each case as could not have or reasonably be expected to result in a Material Adverse Effect.

(l) Regulatory Permits. Except as set forth on Schedule 2.3(l), MSMT and each MSMT Subsidiary possess all Material Permits, except where the failure to possess such permits could not have or reasonably be expected to result in a Material Adverse Effect, and neither MSMT nor any MSMT Subsidiary has received any notice of proceedings relating to the revocation or modification of any Material Permit.

(m) Title to Assets. MSMT and each MSMT Subsidiary have good and marketable title in fee simple to all real property owned by them that is material to the business of MSMT and each MSMT Subsidiary and good and marketable title in all personal property owned by them that is material to the business of MSMT and the MSMT Subsidiaries, in each case free and clear of all Liens, except for Liens for the payment of federal, state or other taxes, the payment of which is neither delinquent nor subject to penalties and Liens set forth on Schedule 2.3(m). Any real property and facilities held under lease by MSMT and the MSMT Subsidiaries are held by them under valid, subsisting and enforceable leases with which MSMT and the MSMT Subsidiaries are in compliance.

(n) Patents and Trademarks. Except as set forth on Schedule 2.3(n), MSMT and each MSMT Subsidiary have, or have rights to use, all patents, patent applications, trademarks, trademark applications, service marks, trade names, trade secrets, inventions, copyrights, licenses and other intellectual property rights and similar rights necessary or material for use in connection with their respective businesses as described in the MSMT SEC Reports and which the failure to so have could have a Material Adverse Effect (collectively, the “MSMT Intellectual Property Rights”). Neither MSMT nor any MSMT Subsidiary has received a notice (written or otherwise) that the MSMT Intellectual Property Rights used by MSMT or any MSMT Subsidiary violates or infringes upon the rights of any Person unless such notice has been resolved without a Material Adverse Effect. To the knowledge of MSMT, all such MSMT Intellectual Property Rights are enforceable and there is no existing infringement by another Person of any of the MSMT Intellectual Property Rights. MSMT and each MSMT Subsidiary have taken all security measures to protect the secrecy, confidentiality and value of all of their intellectual properties, except where failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(o) Insurance. Except as set forth on Schedule 2.3(o), MSMT and each MSMT Subsidiary are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which MSMT and each MSMT Subsidiary are engaged. Neither MSMT nor any MSMT Subsidiary have any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business without a significant increase in cost.

(p) Transactions With Affiliates and Employees. Except as set forth in Schedule 2.3(p), none of the officers, directors or other Affiliates of MSMT or any MSMT Subsidiary, and, to the knowledge of MSMT, none of the employees of MSMT or any MSMT Subsidiary is presently a party to any transaction with MSMT or any MSMT Subsidiary (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of MSMT, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner, in each case in excess of $60,000 other than (i) for payment of salary or consulting fees for services rendered, (ii) reimbursement for expenses incurred on behalf of MSMT and (iii) for other employee benefits, including stock option agreements under any stock option plan of MSMT or any MSMT Subsidiary.

(q) Sarbanes-Oxley; Internal Accounting Controls. MSMT is in material compliance with all provisions of the Sarbanes-Oxley Act of 2002. Except as set forth in MSMT’s most recent periodic report filed with the SEC, MSMT and each MSMT Subsidiary have established and maintain a system of internal control over financial reporting required by Rule 13a-15(f) or 15d-15(f) of the Exchange Act regarding the reliability of financial reporting and the preparation of its consolidated financial statements in accordance with GAAP. MSMT’s certifying officers evaluated the effectiveness of MSMT’s internal controls as of the end of its most recent fiscal year as required by Item 308 or Item 308T of Regulation S-K and presented the report of such evaluation in its Annual Report on Form 10-KSB filed with the SEC. MSMT presented in its most recently filed periodic report under the Exchange Act the conclusions of its certifying officers about the effectiveness of the disclosure controls and procedures based on their evaluations as of the end of the period covered by the report (the “MSMT Evaluation Date”) as required by Item 307 of Regulation S-K. Except as set forth on Schedule 2.3(q), since the MSMT Evaluation Date, there have been no changes in MSMT’s internal control over financial reporting (as such term is defined in the Exchange Act) that has materially affected, or is reasonably likely to materially affect, MSMT’s internal control over financial reporting.

(r) Certain Fees. Except as set forth on Schedule 2.3(r), no brokerage or finder’s fees or commissions are or will be payable by MSMT or any MSMT Subsidiary to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other Person with respect to the transactions contemplated by the Transaction Documents. Neither Andover nor CDIP shall have any obligation with respect to any fees or with respect to any claims made by or on behalf of other Persons for fees of a type contemplated in this section that may be due in connection with the transactions contemplated by the Transaction Documents.

(s) Registration Rights. Except as set forth on Schedule 2.3(s), no Person has any right to cause MSMT or any MSMT Subsidiary to effect the registration under the Securities Act of any securities of MSMT or any MSMT Subsidiary.

(t) Listing and Maintenance Requirements. MSMT is obligated to file periodic reports under the Exchange Act pursuant to Section 13(a) or 15(d) of the Exchange Act. The MSMT Common Stock is registered pursuant to Section 12(g) of the Exchange Act, and MSMT has not taken any action designed to, or which to its knowledge is likely to have the effect of, terminating such reporting obligation under the Exchange Act, nor has MSMT received any notification that the SEC is contemplating terminating such reporting obligation. Except as set forth on Schedule 2.3(t), MSMT has not, in the twenty-four (24) months preceding the Effective Date, received notice from any Trading Market on which the MSMT Common Stock is or has been listed or quoted to the effect that MSMT is not in compliance with the listing or maintenance requirements of such Trading Market. MSMT is, and has no reason to believe that it will not in the foreseeable future continue to be, in compliance with all such listing and maintenance requirements.

(u) Tax Status. Except as set forth on Schedule 2.3(u), MSMT has timely filed all Tax Returns required by law to be filed with or supplied to any taxing authority with respect to the Taxes owed by MSMT and the MSMT Subsidiaries. All such Tax Returns are true, correct and complete in all material respects. All Taxes due and payable by MSMT and all MSMT Subsidiaries on or before the Closing Date have been paid or will be paid prior to the time they become delinquent. All Taxes that MSMT or any MSMT Subsidiary is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper governmental entity. MSMT has not been advised (i) that any of the Tax Returns have been or are being examined or audited as of the date hereof, (ii) that any such examination or audit is currently threatened or contemplated, or (iii) of any deficiency in assessment or proposed judgment with respect to its or the MSMT Subsidiaries’ Taxes. MSMT has no knowledge of any liability for any Taxes to be imposed upon its or the MSMT Subsidiaries’ respective properties or assets as of the date of this Agreement that are not adequately provided for in the consolidated financial statements included in the MSMT SEC Reports. MSMT has delivered or made available to CDIP and Andover true and complete copies of all federal and state income Tax Returns, examination reports, and statements of deficiencies filed by, assessed against or agreed to by MSMT or any MSMT Subsidiary in the past three years. MSMT has never been a member of a consolidated or affiliated group of corporations filing a consolidated or combined income Tax Return, nor does MSMT or any MSMT Subsidiary have any liability for Taxes of any other person or entity. Neither MSMT nor any MSMT Subsidiary is a party to any tax allocation or sharing arrangement or tax indemnity agreement.

(v) Foreign Corrupt Practices. Except as set forth on Schedule 2.3(v), Neither MSMT, nor to the knowledge of MSMT, any agent or other person acting on behalf of MSMT or any MSMT Subsidiary, has (i) directly or indirectly, used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to foreign or domestic political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds, (iii) failed to disclose fully any contribution made by MSMT or any MSMT Subsidiary (or made by any person acting on its behalf of which MSMT is aware) which is in violation of law, or (iv) violated in any material respect any provision of the Foreign Corrupt Practices Act of 1977, as amended.

(w) Auditors. MSMT’s auditors for the fiscal years ended December 31, 2006 and 2007 and ending December 31, 2008 are set forth on Schedule 2.3(w). To the knowledge of MSMT, each auditor on Schedule 2.3(w) is a registered public accounting firm as required by the Exchange Act and the rules and regulations of the SEC.

(x) Disclosure. Except as set forth on Schedule 2.3(x), All disclosure furnished by or on behalf of MSMT to Andover and CDIP regarding MSMT, each MSMT Subsidiary, their respective businesses and the transactions contemplated hereby, including the MSMT Disclosure Schedules, with respect to the representations and warranties made herein are and will be true and correct with respect to such representations and warranties as of the Effective Date and will be true and correct as of the Closing Date and do not and will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(y) Material Contracts. Schedule 2.3(y) sets forth a true and complete list of all agreements, understandings, instruments, and contracts, proposed transactions (including a description of those currently being negotiated), judgments, orders, writs, or decrees to which MSMT or any MSMT Subsidiary is a party or, to its knowledge, by which it is bound that may involve: (i) the sale of MSMT’s or any MSMT Subsidiary’s products or services to any customer, vendor, or provider (other than such contracts entered into in the ordinary course of business); (ii) obligations (contingent or otherwise) of, or payments to, MSMT or any MSMT Subsidiary in excess of $50,000; (iii) the license of any proprietary rights to or from MSMT or any MSMT Subsidiary (other than licenses arising from the purchase of “off the shelf” or other standard products); (iv) the development, administration, or distribution of MSMT’s and any MSMT Subsidiary’s products or services, including without limitation, any that involve any brokers or dealers; (v) provisions restricting or affecting the development, manufacture, or distribution of MSMT’s or any MSMT Subsidiary’s products or services or MSMT’s or any MSMT Subsidiary’s freedom to compete in any line of business; (vi) any joint venture or similar arrangement; (vii) any restriction or limitation on the ability of MSMT or any MSMT Subsidiary to pay dividends or make any other distributions or to repurchase, redeem, or otherwise acquire any of its equity securities; or (viii) indemnification by MSMT or any MSMT Subsidiary of any other person or entity (except as may be provided in the Transaction Documents) (each, an “MSMT Material Contract”). Andover has delivered or made available to CDIP and Andover true and complete copies of each MSMT Material Contract. Each MSMT Material Contract is in full force and effect and is binding and enforceable against the parties thereto in accordance with its terms, and MSMT and each MSMT Subsidiary, as the case may be, has performed in all material respects all obligations required to be performed by it under each MSMT Material Contract, and no condition exists or events have occurred that, with or without the passage of time or giving of notice, would constitute a default by MSMT or any MSMT Subsidiary, as the case may be, under any MSMT Material Contract.

(z) Disclosure Documents; MSMT Information. Except as set forth on Schedule 2.3(z), the Registration Statement will not, on the date the Registration Statement is filed with the SEC, at any time it is amended or supplemented, or at the time it becomes effective under the Securities Act, contain any untrue statement of any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading at the time and in light of the circumstances under which such statement is made. The Information Statement will not, on the date the Information Statement is first mailed to MSMT’s stockholders or at the time of the MSMT Stockholders’ Meeting, contain any untrue statement of any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading at the time and in light of the circumstances under which such statement is made. The Information Statement will comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, no representation is made by MSMT with respect to the information that has been or will be supplied by Andover or CDIP or their respective subsidiaries or their representatives for inclusion in the Registration Statement or the Information Statement.

ARTICLE III

COVENANTS RELATING TO CONDUCT OF BUSINESS

3.1. Conduct of the Constituent Companies’ Businesses Pending the Closing Date. During the period commencing on the Effective Date and ending at the Closing Date or such earlier date as this Agreement may be terminated in accordance with its terms (the “Pre-Closing Period”), each Constituent Company agrees (unless required to take such action pursuant to this Agreement or unless the other parties hereto have given their prior written consent) to, and to cause each of its respective subsidiaries to, carry on its business in the usual, regular and ordinary course consistent with past practice, including with respect to working capital management, pay its Liabilities and Taxes consistent with its respective past practices (and in any event when due) unless being contested in good faith by appropriate proceedings, pay or perform other material obligations when due consistent with its respective past practice (other than Liabilities, Taxes and other obligations, if any, contested in good faith through appropriate proceedings), and use commercially reasonable efforts to (x) preserve its present business organization, (y) keep available the services of its present officers and employees and (z) preserve its relationships with customers, suppliers, distributors, licensors, licensees, independent contractors and other persons having business dealings with it, all with the express purpose and intent of preserving unimpaired its goodwill and ongoing business. Without limiting the generality of the foregoing, during the Pre-Closing Period, each Constituent Company shall not do, cause or permit, and shall cause its subsidiaries not to do, cause or permit, any of the following actions, without the prior written consent of the other parties, except as expressly provided or permitted in or as contemplated by this Agreement:

(a)(i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, securities or other property) in respect of, any of its capital stock, (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or any of its other securities, or (iii) purchase, redeem or otherwise acquire any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock or any other of its securities or any rights, warrants or options to acquire any such shares or other securities other than, in the case of clauses (i) through (iii) above, as required by law or the terms of such Constituent Company’s outstanding securities;

(b)(i) authorize for issuance, issue, deliver or sell or agree or commit to issue or sell (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) or accelerate the vesting of any stock of any class or any other securities or equity equivalents other than pursuant to pre-existing terms (including, without limitation, stock appreciation rights) of such Constituent Company (other than issuances upon conversion or exercise of currently outstanding securities), or (ii) enter into any contract with respect to the foregoing, or (iii) permit any grants of restricted stock or issuance of similar stock-based employee rights;

(c) cause, make or permit any change or amendment to the organizational documents of such Constituent Company or any of its subsidiaries, or change the authorized capital stock or equity interests of such Constituent Company or any of its subsidiaries;

(d)(i) other than with respect to capitalized leases, incur any Indebtedness or guarantee any Indebtedness of another Person, (ii) issue, sell or amend any debt securities or warrants or other rights to acquire any debt securities of such Constituent Company or any of its subsidiaries, guarantee any debt securities of another Person, or enter into any arrangement having the economic effect of any of the foregoing, (iii) make any loans, advances or capital contributions to, or investment in, any other Person, other than a direct or indirect wholly-owned subsidiary of such Constituent Company, other than in the ordinary course of business consistent with past practice, or (iv) mortgage, pledge or otherwise encumber any material assets, or create or suffer any material encumbrance thereupon, except, in each case, in the ordinary course of business consistent with past practice pursuant to credit facilities in existence on the date hereof (or any extensions or renewals thereof);

(e)(i) prepay any loans (if any) from its stockholders, officers or directors or any Person affiliated with any of the foregoing, (ii) amend its borrowing arrangements or (iii) waive, release or assign any material rights or claims, in each case, other than in the ordinary course of business consistent with past practice;

(f) materially reduce the amount of any insurance coverage provided by its existing insurance policies;

(g) materially change or implement accounting policies, methods or procedures, except as required by GAAP or applicable law;

(h)(i) increase the annual or discretionary amounts of base salary, bonus compensation or any other form of compensation payable or to become payable to any officer, employee, agent or consultant of such Constituent Company or any of its subsidiaries, except in the ordinary course of business consistent with past practice, or (ii) grant or agree to grant or accelerate any right to any severance or termination pay or enter into any contract to make or grant any severance or termination pay or pay or agree to pay any bonus or other incentive compensation to any officer or employee, except in the ordinary course of business consistent with past practice;

(i) enter into, establish, adopt or amend (except, in each case, (i) as may be required by applicable laws, or (ii) to satisfy contractual obligations existing as of the Effective Date, or (iii) in the ordinary course of business consistent with past practice), any pension, retirement, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, or communicate any intention to take such foregoing actions, in respect of any director, officer or employee of such Constituent Company or any of its subsidiaries;

(j) hire any employee or consultant with an annual salary in excess of $75,000 except in the ordinary course of business consistent with past practice;

(k) make any material acquisition or capital expenditure in excess of $100,000 in the aggregate for such Constituent Company and its subsidiaries, taken as a whole, other than in the ordinary course of business consistent with past practice;

(l) sell, lease, license, pledge or otherwise dispose of, distribute or encumber any properties or assets of such Constituent Company or any of its subsidiaries other than in the ordinary course of business consistent with past practice;

(m) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof;

(n) other than in the ordinary course of business consistent with past practice, enter into, modify, amend, violate or terminate any Material Contract (as such term is defined herein or under Item 601(b)(10) of Regulation S-K of the Exchange Act) or agreement to which such Constituent Company or any of its subsidiaries is party, or knowingly waive, release or assign any rights or claims (other than any write-off or other compromise of any accounts receivable of such Constituent Company or any of its subsidiaries in accordance with GAAP);

(o) materially modify or terminate any Lease, except as set forth in Schedule 3.1(o);

(p) acquire or dispose of any real property, except as set forth in Schedule 3.1(p);

(q) settle or compromise any pending or threatened Action (whether or not commenced prior to the date of this Agreement) for an amount in excess of $100,000; or

(r) agree, commit to or enter into any contract or arrangement to take any of the actions referred to in Section 3.1(a) through Section 3.1(q) above, or intentionally take any other action that would prevent such Constituent Company from performing, or cause such Constituent Company not to perform, any of its covenants and agreements hereunder.

ARTICLE IV

ADDITIONAL AGREEMENTS

4.1. Disclosure Documents.

(a) As promptly as practicable after the date of this Agreement, MSMT shall prepare and file or cause to be filed with the SEC (i) an information statement pursuant to Section 14 of the Exchange Act (the “Information Statement”), relating to the vote of the requisite MSMT stockholders to consider the adoption and approval of this Agreement and the amendment and restatement of MSMT’s articles of incorporation to increase the number of authorized shares of MSMT Common Stock and to create the MSMT Preferred Stock (herein, the “MSMT Charter Amendment,” the form of which is attached hereto as Exhibit 4.1), and (ii) a registration statement on Form S-4 (or other appropriate form) (the “Registration Statement”) registering the MSMT Common Stock and the MSMT Common Stock underlying the MSMT Preferred Stock and the Assumed Warrants to be issued to the Target Companies pursuant to this Agreement. MSMT shall use reasonable best efforts to cause the Registration Statement and Information Statement, as the case may be, to comply in all material respects in form and substance with the rules and regulations promulgated by the SEC and to respond promptly to any comments of the SEC or its staff with respect to the Registration

Statement and Information Statement, as the case may be. The Target Companies shall furnish all information concerning themselves and their subsidiaries, as applicable, as MSMT may reasonably request in connection with the preparation of the Information Statement and Registration Statement or which may be required under applicable law. MSMT shall promptly notify the other parties upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Registration Statement or Information Statement, as the case may be, shall consult with the other parties prior to responding to any such comments or requests or filing any amendment or supplement to the Registration Statement or Information Statement, as the case may be, and shall provide the other parties with copies of all correspondence between such party and its representatives on the one hand and the SEC and its staff on the other hand. MSMT shall use reasonable best efforts (A) to cause the Registration Statement to be declared effective by the SEC as promptly as reasonably practicable after the filing thereof; (B) to allow MSMT to file a definitive Information Statement with the SEC; (C) to obtain any necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement; and (D) to cause the Information Statement to be mailed to the MSMT’s stockholders as promptly as practicable after the Registration Statement is declared effective under the Securities Act. Each Constituent Company will promptly inform MSMT of any material change in the information previously provided to MSMT pursuant to Section 4.1.

(b) Notwithstanding anything to the contrary stated above, prior to filing and mailing, as applicable, the Registration Statement or Information Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, MSMT shall provide the Target Companies a reasonable opportunity to review and comment on such document or response and shall discuss with the Target Companies and include in such document or response, comments reasonably and promptly proposed by either Target Company.

(c) MSMT will advise the Target Companies, promptly after MSMT receives written notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of MSMT Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

4.2. Constituent Companies’ Stockholder Meetings; Board Recommendation.

(a) Andover Stockholders’ Meeting; Board Recommendation.

(i) Promptly after the Registration Statement is declared effective under the Securities Act, Andover will take all action necessary in accordance with Delaware law and its certificate of incorporation and bylaws to call, hold and convene a meeting of its stockholders to consider the adoption and approval of this Agreement and the transactions contemplated hereby (the “Andover Stockholders’ Meeting”) to be held as promptly as reasonably practicable, and in any event (to the extent permissible under applicable law) within thirty (30) days after the mailing of the proxy statement relating thereto (the “Andover Proxy Statement”) to Andover’s stockholders. Subject to Section 4.3(d), Andover will use reasonable best efforts to solicit from its stockholders proxies in favor of the adoption and approval of this Agreement and the transactions contemplated hereby, and will take all other action reasonably necessary or advisable to secure the vote or consent of its stockholders required by Delaware law to obtain such approvals. Notwithstanding anything to the contrary contained in this Agreement, Andover may adjourn or postpone the Andover Stockholders’ Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Andover Proxy Statement is provided to its stockholders in advance of a vote on this Agreement or, if as of the time for which the Andover Stockholders’ Meeting is scheduled (as set forth in the Andover Proxy Statement) there are insufficient shares of Andover Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Andover Stockholders’ Meeting. Andover shall ensure that the Andover Stockholders’ Meeting is called, noticed, convened, held and conducted, and that all proxies solicited by it in connection with the Andover Stockholders’ Meeting are solicited in compliance with Delaware law, its certificate of incorporation and bylaws and all other applicable legal requirements.

(ii) Except to the extent expressly permitted by Section 4.3(d): (A) the Board of Directors of Andover shall recommend that Andover’s stockholders vote at the Andover Stockholders’ Meeting in favor of the adoption and approval of this Agreement and the transactions contemplated hereby; and (B) the Andover Proxy Statement shall include a statement to the effect that the Board of Directors of Andover has recommended that Andover’s stockholders vote at the Andover Stockholders’ Meeting in favor of the adoption and approval of this Agreement and the transactions contemplated hereby.

(b) CDIP Stockholders’ Meeting; Board Recommendation.

(i) Promptly after the Registration Statement is declared effective under the Securities Act, CDIP will take all action necessary in accordance with Delaware law and its certificate of incorporation and bylaws to call, hold and convene a meeting of its stockholders to consider the adoption and approval of this Agreement and the transactions contemplated hereby (the “CDIP Stockholders’ Meeting”) to be held as promptly as reasonably practicable, and in any event (to the extent permissible under applicable law) within thirty (30) days after the mailing of the proxy statement relating thereto (the “CDIP Proxy Statement”) to CDIP’s stockholders. Subject to Section 4.3(d), CDIP will use reasonable efforts to solicit from its stockholders proxies in favor of the adoption and approval of this Agreement and the transactions contemplated hereby, and will take all other action reasonably necessary or advisable to secure the vote or consent of its stockholders required by Delaware law to obtain such approvals. Notwithstanding anything to the contrary contained in this Agreement, CDIP may adjourn or postpone the CDIP Stockholders’ Meeting to the extent necessary to ensure that any necessary supplement or amendment to the CDIP Proxy Statement is provided to its stockholders in advance of a vote on the adoption and approval of this Agreement and the transactions contemplated hereby or, if as of the time for which the CDIP Stockholders’ Meeting is scheduled (as set forth in the CDIP Proxy Statement) there are insufficient shares of CDIP Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the CDIP Stockholders’ Meeting. CDIP shall ensure that the CDIP Stockholders’ Meeting is called, noticed, convened, held and conducted, and that all proxies solicited by it in connection with the CDIP Stockholders’ Meeting are solicited in compliance with Delaware law, its certificate of incorporation and bylaws and all other applicable legal requirements.

(ii) Except to the extent expressly permitted by Section 4.3(d): (A) the Board of Directors of CDIP shall recommend that CDIP’s stockholders vote at the CDIP Stockholders’ Meeting in favor of the adoption and approval of this Agreement and the transactions contemplated hereby; and (B) the CDIP Proxy Statement shall include a statement to the effect that the Board of Directors of CDIP has recommended that CDIP’s stockholders vote at the CDIP Stockholders’ Meeting in favor of the adoption and approval of this Agreement and the transactions contemplated hereby.

(c) MSMT Stockholders’ Meeting; Board Recommendation.

(i) Promptly after the Registration Statement is declared effective under the Securities Act, MSMT will take all action necessary in accordance with Nevada law and its articles of incorporation and bylaws to call, hold and convene a meeting of its stockholders to consider the adoption and approval of this Agreement and the transactions contemplated hereby (the “MSMT Stockholders’ Meeting,” collectively with the Andover Stockholders’ Meeting and the CDIP Stockholders’ Meeting, the “Stockholders’ Meetings”) to be held as promptly as reasonably practicable, and in any event (to the extent permissible under applicable law) within thirty (30) days after the mailing of the Information Statement to MSMT’s stockholders. Subject to Section 4.3(d), MSMT will take all other action reasonably necessary or advisable to secure the vote or consent of its stockholders required by Nevada law to obtain such approvals. Notwithstanding anything to the contrary contained in this Agreement, MSMT may adjourn or postpone the MSMT Stockholders’ Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Information Statement is provided to its stockholders in advance of a vote on the adoption and approval this Agreement and the transactions contemplated hereby or, if as of the time for which the MSMT Stockholders’ Meeting is scheduled (as set forth in the Information Statement) there are insufficient shares of MSMT Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the MSMT Stockholders’ Meeting. MSMT shall ensure that the MSMT Stockholders’ Meeting is called, noticed, convened, held and conducted, and that all proxies solicited by it in connection with the Stockholders’ Meeting are solicited in compliance with Nevada law, its articles of incorporation and bylaws and all other applicable legal requirements.

(ii) Except to the extent expressly permitted by Section 4.3(d): (A) the Board of Directors of MSMT shall recommend that MSMT’s stockholders vote at the MSMT Stockholders’ Meeting in favor of the adoption and approval of this Agreement and the transactions contemplated hereby; and (B) the Information Statement shall include a statement to the effect that the Board of Directors of MSMT has recommended that MSMT’s stockholders vote at the MSMT Stockholders’ Meeting in favor of the adoption and approval of this Agreement and the transactions contemplated hereby.

(d) Consent of Stockholders in Lieu of Meeting. Notwithstanding Sections 4.2(a)(i), 4.2(b)(i) or 4.2(c)(i) and unless otherwise prohibited by a Constituent Company’s charter documents, bylaws, or applicable law, nothing contained herein shall preclude the stockholders of any Constituent Company from adopting and approving this Agreement and the transactions contemplated hereby without a meeting, without prior notice and without a vote, at such time as is deemed appropriate by such Constituent Company, if a consent or consents in writing shall be signed by holders of the outstanding capital stock of such Constituent Company having no less than the minimum number of votes that would be necessary to authorize or take such action at the applicable stockholders’ meetings at which the requisite number of shares of capital stock of such Constituent Company entitled to vote thereat were present and voted.

4.3. Acquisition Proposals.

(a) No Solicitation. Each Constituent Company agrees that none of it, any of its respective subsidiaries, or any of its or its respective subsidiaries’ officers or directors, shall, and that it shall use all reasonable efforts to cause its and its Affiliates, subsidiaries, agents and representatives (including any of its or its subsidiaries’ investment bankers, financial advisors, attorneys, accountants or other representatives) not to (and shall not authorize or permit any of them to), directly or indirectly: (i) solicit, initiate or knowingly induce any inquiry concerning any Acquisition Proposal; (ii) participate or engage in any discussions or negotiations regarding, or furnish to any Person other than its representatives (including any of its or its subsidiaries’ investment bankers, financial advisors, attorneys, accountants or other representatives) any nonpublic information with respect to, or take any other action to encourage any inquiries concerning the making of any proposal that constitutes or would reasonably be expected to lead to, any Acquisition Proposal; (iii) approve, endorse, recommend or make or authorize any public statement, recommendation or solicitation in support of any Acquisition Proposal; or (iv) execute or enter into, or agree to execute or enter into, any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any Acquisition Proposal or transaction contemplated thereby, except in the case of clauses (ii), (iii) or (iv) to the extent specifically permitted pursuant to Sections 4.3(c) or 4.3(d). Each Constituent Company and its respective subsidiaries will immediately cease and cause to be terminated any and all existing activities, discussions or negotiations (including, without limitation, any such activities, discussions or negotiations conducted by its Affiliates, directors, officers, employees, agents and representatives (including any of its or its subsidiaries’ investment bankers, financial advisors, attorneys, accountants or other representatives) of such Constituent Company or any of its subsidiaries) with any third Persons conducted prior to the Effective Date with respect to the consideration of any Acquisition Proposal. Each Constituent Company will exercise any rights under any confidentiality or non-disclosure agreements with any such third parties in connection with the consideration of any Acquisition Proposal to require the return or destruction of non-public information provided prior to the Effective Date by such Constituent Company, its subsidiaries or their agents and representatives, to any such third Persons.

(b) Notification of Unsolicited Acquisition Proposals. As promptly as practicable (and in any event no later than two (2) Business Days) after receipt of any Acquisition Proposal, any request for nonpublic information or inquiry that would reasonably be expected to lead to an Acquisition Proposal, or any other communication from any Person seeking to have discussions or negotiations with a Constituent Company relating to a possible Acquisition Proposal (the Constituent Company receiving an unsolicited Acquisition Proposal, request or inquiry or other communication is hereinafter referred to as the “Receiving Constituent Company”), the Receiving Constituent Company shall provide the other Constituent Companies with notice of such Acquisition Proposal, request or inquiry or other communication, including: (i) the material terms and conditions of such Acquisition Proposal, request or inquiry or other communication; and (ii) the identity of the Person or group making any such Acquisition Proposal, request or inquiry or other communication. The Receiving Constituent Company shall provide the other Constituent Companies with two (2) Business Days prior notice (or such lesser prior notice as is provided to the members of its Board of Directors) of any meeting of its Board of Directors at which its Board of Directors is expected to consider any Acquisition Proposal or any such request or inquiry or other communication to consider providing nonpublic information to any such Person. The Receiving Constituent Company shall notify the other Constituent Companies, in writing, of any decision of its Board of Directors as to whether to consider such Acquisition Proposal, request or inquiry or other communication or to enter into discussions or negotiations concerning any Acquisition Proposal or to provide nonpublic information or data to any Person, which written notice shall be given as promptly as practicable after such meeting.

(c) Superior Offers. Notwithstanding anything to the contrary contained in Sections 4.2(a), 4.2(b) or 4.2(c), in the event that any Receiving Constituent Company receives, prior to the adoption and approval of this Agreement and the transactions contemplated hereby by the stockholders of such Receiving Constituent Company in accordance with applicable law, an unsolicited, bona fide written Acquisition Proposal from a third Person with respect to which such Receiving Constituent Company’s Board of Directors has in good faith concluded, after consultation with its outside legal counsel and its financial advisor, if any, that such Acquisition Proposal is, or is reasonably likely to result in, a Superior Offer, such Receiving Constituent Company may then (i) furnish nonpublic information to the third Person making such Acquisition Proposal, and (ii) engage in negotiations with the third Person with respect to such Acquisition Proposal; provided that:

(A) prior to furnishing any nonpublic information or entering into any negotiations or discussions with such third Person, such Receiving Constituent Company receives from such third Person an executed confidentiality agreement containing customary limitations on the use and disclosure of all nonpublic written and oral information furnished to such third Person on such Receiving Constituent Company’s behalf; and

(B) the Board of Directors of such Receiving Constituent Company reasonably determines in good faith, after consultation with outside legal counsel, that the failure to provide such information or enter into such discussion or negotiations would reasonably be expected to result in a breach of the Board of Directors’ fiduciary duties to the stockholders of such Receiving Constituent Company under applicable law.

(d) Change of Recommendation. Notwithstanding anything to the contrary contained in Sections 4.2(a), 4.2(b) or 4.2(c), in response to the receipt of a Superior Offer, (i) the Board of Directors of the Receiving Constituent Company may withhold, withdraw, amend or modify its recommendation in favor of the adoption and approval of this Agreement and the transactions contemplated hereby, and, may recommend in favor of a Superior Offer, and in the case of a Superior Offer that is a tender or exchange offer made directly to the stockholders of such Receiving Constituent Company, may recommend that the stockholders of such Receiving Constituent Company accept the tender or exchange offer (any of the foregoing actions, whether by the Board of Directors of such Receiving Constituent Company or a committee thereof, a “Change of Recommendation”), (ii) such Receiving Constituent Company or its subsidiaries (including each of their respective directors, officers, employees, agents or other representatives) may approve, endorse, or recommend a Superior Offer, or (iii) such Receiving Constituent Company or any of its subsidiaries may execute or enter into or propose to execute or enter into any letter of intent or similar document or any contract, agreement or commitment (which may be conditioned on the termination of this Agreement) contemplating or otherwise relating to any Superior Offer or transaction contemplated thereby, if all of the following conditions in clauses (A) through (E) are met:

(A) the Board of Directors of such Receiving Constituent Company determines in good faith, after consultation with such Receiving Constituent Company’s financial advisor, if any, and outside legal counsel, that a Superior Offer has been made and not withdrawn;

(B) the stockholders of such Receiving Constituent Company have not previously adopted and approved this Agreement and the transactions contemplated hereby in accordance with applicable law;

(C) such Receiving Constituent Company shall have delivered to the other Constituent Companies written notice (a “Change of Recommendation Notice”) at least four (4) Business Days prior to publicly effecting such Change of Recommendation which shall state expressly (w) that such Receiving Constituent Company has received a Superior Offer; (x) the most recent terms and conditions of the Superior Offer and the identity of the Person or group making the Superior Offer (and in the event such Receiving Constituent Company exercises its right to terminate this Agreement pursuant to Section 6.1(c), such Receiving Constituent Company shall provide to the other Constituent Companies a copy of the final agreement to be entered into in connection with the Superior Offer); (y) that such Receiving Constituent Company intends to effect a Change of Recommendation; and (z) that such Receiving Constituent Company agrees to reimburse the expenses of the other Constituent Companies as contemplated under Section 6.2;

(D) after delivering the Change of Recommendation Notice, such Receiving Constituent Company shall provide the other Constituent Companies with a reasonable opportunity to make such adjustments in the terms and conditions of this Agreement during such four (4) Business Day period, and negotiate in good faith with respect thereto during such four (4) Business Day period, as would enable such Receiving Constituent Company to proceed with its recommendation to its stockholders in favor of the adoption and approval of this Agreement and the transactions contemplated hereby without making a Change of Recommendation; and

(E) the Board of Directors of such Receiving Constituent Company shall have determined (x) after consultation with its financial advisor, if any, that the terms of the Superior Offer are more favorable to the stockholders of such Receiving Constituent Company than the terms of this Agreement (as it may be adjusted pursuant to subsection (D) above), and (y) after consultation with outside legal counsel, the failure to effect a Change of Recommendation would reasonably be expected to result in a breach of the Board of Directors’ fiduciary duties to the stockholders of such Receiving Constituent Company under applicable law.

(e) Compliance with Disclosure Obligations. Nothing contained in this Agreement shall prohibit each Constituent Company or its respective Board of Directors from complying with the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder.

(f) Obligation to Call, Hold and Convene Stockholders’ Meetings. Notwithstanding anything to the contrary contained in this Agreement, the obligation of any Constituent Company to call, give notice of, convene and hold the Stockholders’ Meetings shall be terminated upon the commencement, disclosure, announcement or submission of any Change of Recommendation.

(g) Specific Performance. The parties hereto agree that irreparable damage would occur in the event that the provisions of this Section 4.3 were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed by the parties hereto that each of the Constituent Companies shall be entitled to an immediate injunction or injunctions, without the necessity of proving the inadequacy of money damages as a remedy and without the necessity of posting any bond or other security, to prevent breaches of the provisions of this Section 4.3 by any other Constituent Company and to enforce specifically the terms and provisions hereof in any court of the United States or any state having competent jurisdiction, this being in addition to any other remedy to which any Constituent Company may be entitled at law or in equity. Without limiting the foregoing, it is understood that any violation of the restrictions set forth above by any officer, director, agent, representative or Affiliate of a Constituent Company shall be deemed to be a breach of this Agreement by such Constituent Company.

4.4. Board of Directors of MSMT. Immediately following the Closing, the Board of Directors of MSMT shall in accordance with provisions contained in MSMT’s articles of incorporation and bylaws, take such action as necessary to (a) increase the size of the Board of Directors of MSMT to nine (9) directors and (b) elect Lowell M. Fisher, Jr. (Chairman of the Board), Shad Stastney, Christopher D. Phillips, Edwin A. Reilly, one designee of Frank Magliochetti, two (2) designees of Vicis Capital Master Fund and two (2) additional members who qualify as “independent directors” as that term is defined by a Senior Trading Market and who otherwise shall be reasonably acceptable to a majority of the other above-named nominees, to serve as members of its Board of Directors until December 31, 2009 or until their successors are duly qualified, seated and elected, or until their earlier resignation or removal. Prior to Closing, MSMT shall prepare the information statement required by Rule 14f-1 promulgated under the Exchange Act (“14f-1 Information Statement”), and MSMT shall file the 14f-1 Information Statement with the SEC and mail the same to each of MSMT’s stockholders of record. MSMT will use its reasonable best efforts to ensure that MSMT’s current directors will remain as directors of MSMT until the expiration of the ten (10) day period beginning on the date of the mailing of the 14f-1 Information Statement.

4.5. Officers of MSMT. Immediately following the Closing, the Board of Directors of MSMT shall appoint and elect the individuals set forth on Schedule 4.5 to the corporate offices set forth opposite each persons name to serve in those capacities until their successors are duly elected, qualified and seated.

4.6. Third Party Consents and Regulatory Approvals.

(a) Subject to the terms hereof and applicable law, each Constituent Company shall use their reasonable best efforts to:

(i) take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper, or advisable to consummate and make effective the transactions contemplated hereby as promptly as practicable;

(ii) as promptly as practicable, obtain from any Governmental Authority or any other third party any consents, licenses, permits, waivers, approvals, authorizations, or orders required to be obtained or made by such Constituent Companies or any of their respective subsidiaries in connection with the authorization, execution, and delivery of this Agreement and the consummation of the transactions contemplated hereby;

(iii) as promptly as practicable, make all necessary filings for such Constituent Company, and thereafter make any other required submissions for such Constituent Company, with respect to this Agreement required under (A) the Securities Act, the Exchange Act and any other applicable federal or state securities laws, and (B) any other applicable law; and

(iv) execute or deliver any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

(b) The Constituent Companies shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the non-filing parties and their advisors prior to filing and, if requested, accepting reasonable additions, deletions or changes suggested in connection therewith. The Constituent Companies shall use their respective reasonable best efforts to furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable law (including all information required to be included in the Registration Statement and Information Statement) in connection with the transactions contemplated by this Agreement.

(c) Each Constituent Company shall use its reasonable best efforts to obtain the respective authorizations, consents, orders and approvals and to make filings from or with any Governmental Authority or other third party necessary for its respective execution and delivery of, and the performance of its respective obligations pursuant to, this Agreement. The parties hereto will not take any action that will have the effect of delaying, impairing or impeding the receipt of any required approvals and shall promptly respond to any requests for additional information from any Governmental Authority.

4.7. Access and Investigation. Between the Effective Date and the Closing Date, and upon reasonable advance written notice, each Constituent Company shall (a) afford the other Constituent Companies access, during regular business hours, to such Constituent Company’s personnel, properties, books and records and other documents and data, such rights of access to be exercised in a manner that does not unreasonably interfere with the operations of such Constituent Company; (b) furnish the requesting Constituent Company with copies of all such books and records and other existing documents and data as the requesting Constituent Company may reasonably request; (c) furnish the requesting Constituent Company with such additional financial, operating and other relevant data and information as the requesting Constituent Company may reasonably request; and (d) otherwise cooperate and assist, to the extent reasonably requested, with the requesting Constituent Company’s investigation of the properties, assets and financial condition related to such Constituent Company.

4.8. Application for listing on Senior Trading Market; Reverse Stock Split. At or before the Closing, MSMT shall prepare and submit a listing application to the New York Stock Exchange, the American Stock Exchange, the Nasdaq Global Select Market, the Nasdaq Global Market or the Nasdaq Capital Market (a “Senior Trading Market”) covering the shares of MSMT Common Stock and shall use commercially reasonable best efforts to obtain approval for the listing of such shares of MSMT Common Stock on a Senior Trading Market; provided, however, that in no event shall the status of such application delay the Closing. In furtherance of the same, to the extent necessary as determined by the MSMT Board of Directors, MSMT will effect a reverse stock split in order to satisfy certain pricing requirements of the Senior Trading Market.

4.9. Proxy Agreement. Andover shall use its best efforts to obtain from the holders of a percentage of the Andover Common Stock acceptable to MSMT and CDIP a written proxy in favor of Vicis Capital Master Fund, the form of which is attached hereto as Exhibit 4.7 (the “Form of Proxy”).

4.10. Publicity. So long as this Agreement is in effect, each Constituent Company shall not, nor shall any Constituent Company permit any of its respective subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement or filing concerning, the transactions contemplated by this Agreement without the prior written consent of all other parties, which consent shall not be unreasonably withheld or delayed, except as may be required by applicable law or the applicable rules of any stock exchange, in which case the party required to make the release, announcement, statement or filing shall use its reasonable best efforts to allow the other parties reasonable time to comment on such release, announcement, statement or filing in advance of such issuance. Upon the execution of this Agreement and at the Closing, the Constituent Companies shall issue a mutually agreed upon press release announcing the transactions contemplated hereby.

4.11. Notification of Certain Events. Each Constituent Company will give prompt written notice to the other Constituent Companies of (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Reorganization or any of the other transactions contemplated by this Agreement, (b) any notice or other communication from any Governmental Authority in connection with the Reorganization or any of the other transactions contemplated by this Agreement, or (c) any litigation relating to, involving or otherwise affecting the Constituent Companies or any of their respective subsidiaries that relates to the Reorganization or any of the other transactions contemplated by this Agreement.

4.12. Breach of Representation and Warranty Concerning Capitalization. In the event of a breach at any time of the representation and warranty concerning the capitalization of any Constituent Company contained in Sections 2.1(f), 2.2(f) or 2.3(f), as applicable, the number of MSMT Securities issuable by MSMT pursuant to the terms of this Agreement shall be adjusted, without the exchange of any additional consideration by the non-breaching Constituent Company, to that amount of MSMT Securities that should have been issued had such representation and warranty been true and correct at the time made so that the Constituent Company’s percentage interest in MSMT is not less than that which it was intended to be based upon the incorrect representation and warranty.

4.13. Takeover Statutes. If any anti-takeover, control share acquisition, fair price, moratorium or other similar statute is or may become applicable to the Reorganization or the other transactions contemplated by this Agreement, each Constituent Company and their respective Boards of Directors shall grant such approvals and take such lawful actions as are necessary to ensure that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise take such lawful actions to eliminate or minimize the effects of such statute and any regulations promulgated thereunder on such transactions.

4.14. Tax Treatment. The Constituent Companies hereto acknowledge and agree that the transactions contemplated hereby are intended to qualify and to be treated as tax-free reorganizations under Sections 368(a)(1)(C) of the Code, and that this Agreement shall constitute a “plan of reorganization” within the meaning of Section 368 of the Code and the associated Treasury Regulations. In furtherance of the same, each Constituent Company hereby makes the following representations, warranties and covenants, severally and not jointly, as applicable:

(a) Each Target Company will retain only its corporate charter and those assets, if any, necessary to satisfy state minimum law capital requirements to maintain corporate existence (minimum capital).

(b) MSMT will acquire at least ninety percent (90%) of the fair market value of the net assets and at least seventy percent (70%) of the fair market value of the gross assets held by each Target Company immediately prior to the Closing Date. For purposes of this calculation, the following shall be included as an asset of each Target Company held immediately prior to the Closing Date: (i) the corporate charter and minimum capital retained by each Target Company; (ii) amounts paid by each Target Company to any dissenting stockholder (if the Reorganization triggers dissenters’ rights); (iii) amounts used by each Target Company to pay its expenses associated with the Reorganization; (iv) amounts paid by each Target Company to its stockholders who receive cash or other property; and (v) all redemptions and distributions (except for regular, normal dividends) made by each Target Company immediately preceding the Closing Date.

(c) The primary purpose for having each Target Company maintain its corporate existence under state law is to isolate each Target Company’s charter for resale to an Unrelated Purchaser. As used herein, the term “Unrelated Purchaser” shall mean a purchaser that did not own, actually or constructively pursuant to Section 318(a) of the Code (as modified by Section 304(c)(3)), any stock of the Target Company prior to the Reorganization or does not own, any stock, actually or constructively pursuant to Section 318(a) of the Code (as modified by Section 304(c)(3)), of MSMT subsequent to the Reorganization.

(d) Each Target Company will use its best efforts to be sold to an Unrelated Purchaser or dissolved under state law within twelve (12) months following the Closing Date.

(e) The fair market value of MSMT Securities received by each Target Company (and ultimately distributed to each Target Company’s stockholders) will be approximately equal to the fair market value of the Target Company securities surrendered in the exchange.

(f) There is no plan or intention by the stockholders of the Target Companies who own five percent (5%) or more of the capital stock of each Target Company, and to the best of the knowledge of each Target Company, there is no plan or intention on the part of the remaining stockholders of each Target Company to sell, exchange or otherwise dispose of MSMT Securities received in the Reorganization that would reduce the Target Company’s (and ultimately the Target Company’s stockholders, after effecting the distribution described in Section 1.8 hereof) ownership of MSMT Securities to a number of shares of capital stock that have a value, as of the Closing Date, of less than fifty percent (50%) of the value of all of the formerly outstanding stock of each Target Company as of the Closing Date. For purposes of this calculation,

(i) shares of each Target Company exchanged for cash or other property, (ii) surrender to the Target Companies by any dissenting stockholder (if the Reorganization triggers dissenters’ rights), or (iii) exchanged for cash in lieu of fractional shares of MSMT Securities shall be included as outstanding Target Company capital stock on the Closing Date. Moreover, shares of Target Company stock and shares of MSMT Securities held by Target Company stockholders and otherwise sold, redeemed or disposed of prior or subsequent to the Reorganization shall be considered in making this calculation.

(g) MSMT has no plan or intention to reacquire any of the MSMT Securities issued in the Reorganization.

(h) MSMT has no plan or intention to sell or otherwise dispose of any of the CDIP Purchased Assets or the Andover Purchased Assets acquired in the Reorganization, except for dispositions made in the ordinary course of business or transfers described in Section 368(a)(2)(C) of the Code. Each Target Company will distribute the MSMT Securities (and any other property it receives in the Reorganization), and its other properties, in pursuance of the Reorganization. The CDIP Assumed Liabilities and Andover Assumed Liabilities assumed by MSMT (and any liabilities to which the CDIP Purchased Assets or Andover Purchased Assets are subject) pursuant to Section 1.3 hereof, were incurred by each of CDIP and Andover, as applicable, in the ordinary course of business.

(i) Following the Reorganization, MSMT will continue the historic business of the Target Companies or use a significant portion of the CDIP Purchased Assets and Andover Purchased Assets in its business.

(j) There is no intercorporate Indebtedness existing between any of the Constituent Companies that was issued, acquired or will be settled at a discount. None of the Constituent Companies is an investment company, as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.

(k) The fair market value of the CDIP Purchased Assets and Andover Purchased Assets transferred to MSMT will equal or exceed the sum of the CDIP Assumed Liabilities and the Andover Assumed Liabilities (such CDIP Assumed Liabilities and Andover Assumed Liabilities inclusive of the amount of any liabilities to which the CDIP Purchased Assets and Andover Purchased Assets are subject).

(l) None of the Constituent Companies is under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

4.15. Other Actions by the Parties. Each Constituent Company, at the request of the other parties, shall execute and deliver such other instruments and do and perform such other acts and things as may be reasonably necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby (including all action reasonably necessary to seek and obtain any and all approvals of any Governmental Authority or other Person required in connection with the Reorganization).

ARTICLE V

CONDITIONS PRECEDENT TO CLOSING

5.1. Conditions Precedent to Each Constituent Company’s Obligation to Close. The respective obligations of each Constituent Company to consummate the transactions contemplated by this Agreement shall be subject to the conditions that at and as of the Closing Date: (a) there shall be no legal requirement, and no injunction or judgment shall have been entered by any Governmental Authority and not vacated, nor any Action or litigation instituted or threatened, to enjoin, restrain, prohibit or obtain damages in respect of, or that is related to, or arising out of, this Agreement, the consummation of the transactions contemplated hereby, the assets of any of the Constituent Companies or that is otherwise material to any Constituent Company’s business, and no Governmental Authority shall have enacted or enforced any statute, rule, regulation, executive order, decree or other order (whether temporary, preliminary or permanent) which is in effect and has the effect of making the transactions contemplated hereby illegal or otherwise prohibiting consummation of the transactions contemplated hereby or that is otherwise material to the business or assets of any of the Constituent Companies; (b) no written notice shall have been received from any Governmental Authority indicating an intent to restrain, prevent, materially delay or restructure the transactions contemplated by this Agreement; (c) the Registration Statement shall have been declared effective and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC or any other Governmental Authority and no similar proceeding in respect of the Information Statement shall have been initiated or threatened by the SEC or any Governmental Authority; (d) there shall have been filed with and accepted by the Secretary of State of the State of Nevada the MSMT Charter Amendment; (e) this Agreement and the transactions contemplated hereby shall have been adopted and approved by the stockholders of each Constituent Company at the Stockholders’ Meetings (or by written consent) in accordance with each Constituent Company’s charter documents, bylaws and applicable law; (f) all consents, authorizations, orders and approvals of (or filings or registrations with) any Governmental Authority required to be obtained by the Constituent Companies in connection with the execution, delivery and performance of this Agreement shall have been obtained or made; (g) all consents required from third Persons that are listed on Schedules 2.1(e), 2.2(e) and 2.3(e), respectively, shall have been obtained, and each Constituent Company shall have provided the other Constituent Companies with reasonable evidence of such consent; (h) this Agreement shall have been adopted and approved by the requisite affirmative vote of the holders of shares of Andover Series A Preferred Stock, Series B Preferred Stock and Series D Preferred Stock, and CDIP Series C Preferred Stock and Series D Preferred Stock, in each case present and voting at duly call meeting or by written consent in accordance with applicable law and the respective certificates of incorporation and bylaws of Andover and CDIP, as applicable; (i) the MSMT Common Stock shall continue to be quoted on the OTC Bulletin Board maintained by the Financial Industry Regulatory Authority; and (j) the registration rights agreements set forth on Schedule 5.1(j) shall have been terminated.

5.2. Conditions Precedent to MSMT’s Obligation to Close. In addition to the satisfaction of the conditions set forth in Section 5.1, the obligations of MSMT to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing of each of the following conditions:

(a) Intentionally Omitted.

(b) Representations and Warranties of Target Companies.

(i) The representations and warranties of CDIP set forth in this Agreement and the certificates and other documents to be delivered by it as contemplated hereunder shall have been true and correct as of the date of this Agreement and shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except that those representations and warranties which address matters only as of a particular date shall have been true and correct only as of such date); and

(ii) The representations and warranties of Andover set forth in this Agreement and the certificates and other documents to be delivered by it as contemplated hereunder shall have been true and correct as of the date of this Agreement and shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except that those representations and warranties which address matters only as of a particular date shall have been true and correct only as of such date).

(c) Covenants of Target Companies.

(i) CDIP shall have performed in all material respects all covenants and agreements required to be performed by it under this Agreement on or prior to the Closing Date; and

(ii) Andover shall have performed in all material respects all covenants and agreements required to be performed by it under this Agreement on or prior to the Closing Date.

(d) No Material Adverse Effect.

(i) Since the Effective Date, no event or events have occurred which individually or in the aggregate have had or would reasonably be expected to have a Material Adverse Effect on CDIP; and

(ii) Since the Effective Date, no event or events have occurred which individually or in the aggregate have had or would reasonably be expected to have a Material Adverse Effect on Andover.

(e) Financial Statements.

(i) CDIP Financial Statements. No later than seven (7) Business Days prior to the Closing, MSMT shall have received an unaudited balance sheet of CDIP as at the end of the month no more than forty-five (45) days prior to the Closing Date (the “CDIP Closing Balance Sheet”) and the related unaudited statements of income, changes in the stockholders’ equity and cash flows for the period from November 1, 2007 to the date of the CDIP Closing Balance Sheet, including in each case the notes thereto.

(ii) Andover Financial Statements. No later than seven (7) Business Days prior to the Closing, MSMT shall have received an unaudited balance sheet of Andover as at the end of the month no more than forty-five (45) days prior to the Closing Date (the “Andover Closing Balance Sheet”) and the related unaudited statements of income, changes in the stockholders’ equity and cash flows for the period from January 1, 2008 to the date of the Andover Closing Balance Sheet, including in each case the notes thereto.

5.3. Conditions Precedent to Andover’s Obligation to Close. In addition to the satisfaction of the conditions set forth in Section 5.1, the obligations of Andover to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing of each of the following conditions:

(a) Intentionally Omitted.

(b) Representations and Warranties of CDIP and MSMT.

(i) The representations and warranties of MSMT set forth in this Agreement and the certificates and other documents to be delivered by it as contemplated hereunder shall have been true and correct as of the date of this Agreement and shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except that those representations and warranties which address matters only as of a particular date shall have been true and correct only as of such date); and

(ii) The representations and warranties of CDIP set forth in this Agreement and the certificates and other documents to be delivered by it as contemplated hereunder shall have been true and correct as of the date of this Agreement and shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except that those representations and warranties which address matters only as of a particular date shall have been true and correct only as of such date).

(c) Covenants of MSMT and CDIP.

(i) MSMT shall have performed in all material respects all covenants and agreements required to be performed by it under this Agreement on or prior to the Closing Date; and

(ii) CDIP shall have performed in all material respects all covenants and agreements required to be performed by it under this Agreement on or prior to the Closing Date.

(d) No Material Adverse Effect.

(i) Since the Effective Date, no event or events have occurred which individually or in the aggregate have had or would reasonably be expected to have a Material Adverse Effect on MSMT; and

(ii) Since the Effective Date, no event or events have occurred which individually or in the aggregate have had or would reasonably be expected to have a Material Adverse Effect on CDIP.

(e) Financial Statements.

(i) CDIP Financial Statements. No later than seven (7) Business Days prior to the Closing, Andover shall have received the CDIP Closing Balance Sheet and the related unaudited statements of income, changes in the stockholders’ equity and cash flows for the period from November 1, 2007 to the date of the CDIP Closing Balance Sheet, including in each case the notes thereto.

(ii) MSMT Financial Statements. No later than seven (7) Business Days prior to the Closing, Andover shall have received an unaudited balance sheet of MSMT as at the end of the month no more than forty-five (45) days prior to the Closing Date (the “MSMT Closing Balance Sheet”) and the related unaudited statements of income, changes in the stockholders’ equity and cash flows for the period from January 1, 2008 to the date of the MSMT Closing Balance Sheet, including in each case the notes thereto.

5.4. Conditions Precedent to CDIP’s Obligation to Close. In addition to the satisfaction of the conditions set forth in Section 5.1, the obligations of CDIP to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing of each of the following conditions:

(a) Intentionally Omitted.

(b) Representations and Warranties of MSMT and Andover.

(i) The representations and warranties of MSMT set forth in this Agreement and the certificates and other documents to be delivered by it as contemplated hereunder shall have been true and correct as of the date of this Agreement and shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except that those representations and warranties which address matters only as of a particular date shall have been true and correct only as of such date); and

(ii) The representations and warranties of Andover set forth in this Agreement and the certificates and other documents to be delivered by it as contemplated hereunder shall have been true and correct as of the date of this Agreement and shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except that those representations and warranties which address matters only as of a particular date shall have been true and correct only as of such date).

(c) Covenants of MSMT and Andover.

(i) MSMT shall have performed in all material respects all covenants and agreements required to be performed by it under this Agreement on or prior to the Closing Date; and

(ii) Andover shall have performed in all material respects all covenants and agreements required to be performed by it under this Agreement on or prior to the Closing Date.

(d) No Material Adverse Effect.

(i) Since the Effective Date, no event or events have occurred which individually or in the aggregate have had or would reasonably be expected to have a Material Adverse Effect on MSMT; and

(ii) Since the Effective Date, no event or events have occurred which individually or in the aggregate have had or would reasonably be expected to have a Material Adverse Effect on Andover.

(e) Financial Statements.

(i) Andover Financial Statements. No later than seven (7) Business Days prior to the Closing, CDIP shall have received the Andover Closing Balance Sheet and the related unaudited statements of income, changes in the stockholders’ equity and cash flows for the period from January 1, 2008 to the date of the Andover Closing Balance Sheet, including in each case the notes thereto.

(ii) MSMT Financial Statements. No later than seven (7) Business Days prior to the Closing, CDIP shall have received the MSMT Closing Balance Sheet and the related unaudited statements of income, changes in the stockholders’ equity and cash flows for the period from January 1, 2008 to the date of the MSMT Closing Balance Sheet, including in each case the notes thereto.

ARTICLE VI

TERMINATION

6.1. Events of Termination. Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated by written notice of termination at any time before the Closing Date only as follows:

(a) by mutual written consent of each of the Constituent Companies.

(b) by any of the Constituent Companies at any time prior to the Closing Date: (i) if the Reorganization shall not have been consummated by December 31, 2008, not on account of any act or omission of such Constituent Company, (ii) if any order enjoining, restraining or otherwise prohibiting the Reorganization exists; or (iii) approval of any Constituent Company’s stockholders shall not have been obtained at any applicable Stockholders’ Meeting or any adjournment or postponement of any applicable Stockholders’ Meeting taken in accordance with this Agreement.

(c) by any of the Constituent Companies if: (i) the Board of Directors of a Constituent Company or any committee thereof shall for any reason have withdrawn or shall have amended or modified in a manner adverse to the other Constituent Companies its recommendation in favor of the approval and adoption of the Agreement and the transactions contemplated hereby by its stockholders; (ii) the Board of Directors of any Constituent Company or any committee thereof fails to reject or shall have approved or recommended any Superior Offer; (iii) any Constituent Company shall have entered into any letter of intent or similar document or any agreement, contract or commitment accepting any Superior Offer; or (iv) a tender or exchange offer relating to a Constituent Company’s securities shall have been commenced by a Person unaffiliated with the other Constituent Companies.

(d) by any Constituent Company if any other Constituent Company shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform is not capable of cure, or remains uncured thirty (30) days after the allegedly breaching Constituent Company’s receipt of written notice of any alleged breach, which notice shall specify in reasonable detail the circumstances claimed to provide the basis for such termination.

(e) by any Constituent Company if any event or events have occurred which individually or in the aggregate have had or would reasonably be expected to have a Material Adverse Effect on either or both of the other Constituent Companies.

6.2. Reimbursement of Expenses. If this Agreement is terminated by any Constituent Company pursuant to Section 6.1(c), the Constituent Company that has taken (or caused to be taken or by failing to act has caused such action to occur) any of the actions set forth in clauses (i) through (iv) of Section 6.1(c) resulting in the termination of this Agreement shall be liable for and shall reimburse the other non-terminating Constituent Company’s for any and all expenses incurred through the effective date of termination relating to the Reorganization, including, without limitation, attorneys’, accountants’ and investment bankers’ fees.

6.3. Amendment. Subject to compliance with applicable law, this Agreement may be amended by the parties hereto, by action taken by their respective Boards of Directors, at any time before or after the adoption and approval of this Agreement and the transactions contemplated hereby by the Constituent Companies’ respective requisite stockholders; provided, however, that after any adoption and approval of this Agreement and the transactions contemplated hereby by the stockholders of any Constituent Company, no amendment of this Agreement shall be made that by law or in accordance with the rules of any stock exchange requires further adoption and approval by the stockholders of any Constituent Company without obtaining such adoption and approval. Subject to the foregoing, this Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

6.4. Extension; Waiver. At any time prior to the Closing Date, the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto,

(b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions contained herein; provided, however, that after the adoption and approval of this Agreement and the transactions contemplated hereby by the stockholders of any Constituent Company, no extension or waiver of this Agreement or any portion thereof shall be made that by law requires further adoption and approval by the stockholders of any Constituent Company without obtaining such adoption and approval. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement, or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE VII

MISCELLANEOUS

7.1. Survival. The representations and warranties of each of Andover, CDIP and MSMT contained in this Agreement shall survive the Closing and the consummation of the transactions contemplated hereby until the date which is eighteen (18) months after the Closing Date except that representations and warranties respecting tax matters or claims shall survive for the period of the applicable statute of limitations in respect of such matters or claims.

7.2. Expenses. Except as otherwise provided in Section 6.2, or as otherwise agreed to in writing by the parties, all legal and other costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

7.3. Notices. All notices or other communications hereunder shall be in writing and shall be deemed given if delivered personally, sent by nationally recognized overnight courier (providing proof of delivery), mailed by prepaid registered or certified mail (return receipt requested), or by facsimile transmission (providing confirmation of transmission) addressed as follows:

(a) If to Andover, to:

Andover Medical, Inc.

510 Turnpike Street, Suite 204,

N. Andover, Massachusetts 01845

Attn: Edwin A. Reilly, Chief Executive Officer

Email: ereilly@andovermedical.com

with a copy to:

Elliot H. Lutzker

Phillips Nizer LLP

666 Fifth Avenue, Suite 2800

New York, NY 10103

Email: elutzker@phillipsnizer.com

(b) If to CDIP, to:

Certified Diabetic Services, Inc.

3030 Horseshoe Drive South, Suite 200

Naples, Florida 34104

Attn: Lowell M. Fisher, Jr., Chief Executive Officer

Email: lowellf@cdiabetic.com

with a copy to:

John N. Giordano, Esq.

Bush Ross, P.A.

1801 N. Highland Avenue

Tampa, Florida 33602

Email: jgiordano@bushross.com

(c) If to MSMT, to:

Medical Solutions Management, Inc.

237 Cedar Hill Street,

Marlboro, Massachusetts 01752

Attn: Lowell M. Fisher, Jr., Interim Chief Executive Officer

Email: lowellf@cdiabetic.com

with a copy to:

Andrew B. White, Esq.

Bingham McCutchen LLP

150 Federal Street

Boston, MA 02110

Email: andrew.white@bingham.com

or such other address as shall be furnished in writing by any party, and any such notice or communication shall be deemed to have been given as of the date so delivered (if delivered personally) or on the date of confirmation of receipt; provided that any notice received at the addressee’s location on any Business Day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next Business Day.

7.4. Interpretation. When a reference is made in this Agreement to sections, Exhibits, Andover Disclosure Schedules, CDIP Disclosure Schedules or MSMT Disclosure Schedules, such reference shall be to a section of, or Exhibit or Schedule to this Agreement unless otherwise indicated. No provision of this Agreement shall be construed to require any Constituent Company or any of their respective subsidiaries or Affiliates to take any action that would violate applicable law, rule, or regulation.

7.5. Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

7.6. Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

7.7. Entire Agreement. This Agreement, together with the Exhibits and Schedules hereto, and any documents delivered by the parties in connection herewith constitutes the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties hereto, or any of them, with respect to the subject matter hereof.

7.8. Governing Law; Jurisdiction and Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its rules of conflict of laws. Each Constituent Company hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of Delaware and of the United States of America located in the State of Delaware (the “Delaware Courts”) for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby

(and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the Delaware Courts, and agrees not to plead or claim in any Delaware Court that such litigation brought therein has been brought in any inconvenient forum. Each of the parties hereto agrees, (a) to the extent such party is not otherwise subject to service of process in the State of Delaware, to appoint and maintain an agent in the State of Delaware as such party’s agent for acceptance of legal process, and (b) that service of process may also be made on such party by prepaid certified mail with a proof of mailing receipt validated by United States Postal Service constituting evidence of valid service. Service made pursuant to (a) or (b) above shall have the same legal force and effect as if served upon such party personally with the State of Delaware.

7.9. Severability. In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal, or unenforceable in any respect by any court of competent jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their reasonable best efforts to substitute a valid, legal, and enforceable provision which, insofar as practicable, implements the original purposes and intents of this Agreement.

7.10. Assignment; Reliance of Other Parties. Neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any of the parties hereto in whole or in part (whether by operation of law or otherwise) without the prior written consent of the other parties and any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by the parties and their respective successors and assigns. This Agreement (including the documents and instruments referred to herein) is not intended to confer upon any Person other than the parties hereto any rights or remedies under or by reason of this Agreement.

7.11. Specific Performance. The parties hereto agree that irreparable damage would occur in the event that the provisions contained in this Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions, without the posting of any bond, to prevent breaches of this Agreement and to enforce specifically the terms and provisions thereof in the Delaware Courts, this being in addition to any other remedy to which they are entitled at law or in equity.

7.12. Definitions. Except as otherwise provided herein or as otherwise clearly required by the context, the following terms shall have the respective meanings indicated when used in this Agreement:

(a) “14f-1 Information Statement” shall have the meaning set forth in Section 4.4.

(b) “Action” shall have the meaning set forth in Section 2.1(i).

(c) “Acquisition Proposal” shall mean any offer or proposal relating to any transaction or series of related transactions involving: (i) any purchase from such party or acquisition by any Person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a twenty percent (20%) interest in the total outstanding voting securities of any Constituent Company or any of its subsidiaries or any tender offer or exchange offer that if consummated would result in any Person or group beneficially owning twenty percent (20%) or more of the total outstanding voting securities of any Constituent Company or any of its subsidiaries, (ii) any merger, consolidation, business combination or similar transaction involving any Constituent Company or any of its subsidiaries, (iii) any sale, lease (other than in the ordinary course of business consistent with past practice), exchange, transfer, license (other than in the ordinary course of business consistent with past practice), acquisition or disposition of more than twenty percent (20%) of the assets of any Constituent Company (including its subsidiaries taken as a whole) or (iv) any liquidation or dissolution of any Constituent Company (provided, however, that the transactions between the other Constituent Companies and any such first Constituent Company contemplated by this Agreement shall not be deemed an Acquisition Proposal).

(d) “Affiliate” shall mean any Person that, directly or indirectly through one (1) or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 144 under the Securities Act.

(e) “Agreement” shall mean this Asset Purchase Agreement and Plan of Reorganization.

(f) “Andover” shall have the meaning set forth in the preamble to this Agreement.

(g) “Andover Assignment, Release and Assumption Agreement” shall have the meaning set forth in Section 1.11(d).

(h) “Andover Assumed Liabilities” shall have the meaning set forth in Section 1.3(b).

(i) “Andover Bill of Sale” shall have the meaning set forth in Section 1.11(b).

(j) “Andover Closing Balance Sheet” shall have the meaning set forth in Section 5.2(e)(ii).

(k) “Andover Common Stock” shall have the meaning set forth in Section 1.4(b)(i).

(l) “Andover Disclosure Schedules” shall have the meaning set forth in Section 2.1.

(m) “Andover Evaluation Date” shall have the meaning set forth in Section 2.1(q).

(n) “Andover Excluded Assets” shall have the meaning set forth in Section 1.2(b).

(o) “Andover Governmental Permits” shall have the meaning set forth in Section 1.1(b)(viii).

(p) “Andover Intellectual Property Rights” shall have the meaning set forth in Section 2.1(n).

(q) “Andover Material Contract” shall have the meaning set forth in Section 2.1(y).

(r) “Andover Options” shall have the meaning set forth in Section 1.6(b).

(s) “Andover Pricing Ratio” shall mean 4.2800711 as may be adjusted pursuant to Section 1.10.

(t) “Andover Proxy Statement” shall have the meaning set forth in Section 4.2(a)(i).

(u) “Andover Purchased Assets” shall have the meaning set forth in Section 1.1(b).

(v) “Andover Required Approvals” shall have the meaning set forth in Section 2.1(e).

(w) “Andover SEC Reports” shall have the meaning set forth in Section 2.1(g).

(x) “Andover Stockholders’ Meeting” shall have the meaning set forth in Section 4.2(a)(i).

(y) “Andover Subsidiary” and “Andover Subsidiaries” shall have the meaning set forth in Section 1.1(b)(i).

(z) “Andover Warrants” shall have the meaning set forth in Section 1.5(b).

(aa) “Assumed Andover Options” shall have the meaning set forth in Section 1.6(b).

(bb) “Assumed Andover Warrants” shall have the meaning set forth in Section 1.5(b).

(cc) “Assumed CDIP Options” shall have the meaning set forth in Section 1.6(a).

(dd) “Assumed CDIP Warrants” shall have the meaning set forth in Section 1.5(a).

(ee) “Assumed Options” shall have the meaning set forth in Section 1.6(b).

(ff) “Assumed Warrants” shall have the meaning set forth in Section 1.5(b).

(gg) “Business Day” shall mean any day except Saturday, Sunday, or any day which shall be a federal legal holiday in the United States.

(hh) “CDIP” shall have the meaning set forth in the preamble to this Agreement.

(ii) “CDIP Assignment, Release and Assumption Agreement” shall have the meaning set forth in Section 1.11(c).

(jj) “CDIP Assumed Liabilities” shall have the meaning set forth in Section 1.3(a).

(kk) “CDIP Balance Sheet” shall have the meaning set forth in Section 2.2(g).

(ll) “CDIP Bill of Sale” shall have the meaning set forth in Section 1.11(a).

(mm) “CDIP Closing Balance Sheet” shall have the meaning set forth in Section 5.2(e)(i).

(nn) “CDIP Common Stock” shall have the meaning set forth in Section 1.4(a)(i).

(oo) “CDIP Disclosure Schedules” shall have the meaning set forth in Section 2.2.

(pp) “CDIP Excluded Assets” shall have the meaning set forth in Section 1.2(a).

(qq) “CDIP Governmental Permits” shall have the meaning set forth in Section 1.1(a)(viii).

(rr) “CDIP Interim Balance Sheet” shall have the meaning set forth in Section 2.2(g).

(ss) “CDIP Intellectual Property Rights” shall have the meaning set forth in Section 2.2(n).

(tt) “CDIP Material Contract” shall have the meaning set forth in Section 2.2(y).

(uu) “CDIP Options” shall have the meaning set forth in Section 1.6(a).

(vv) “CDIP Pricing Ratio” shall mean 1.98296239 as may be adjusted pursuant to Section 1.10.

(ww) “CDIP Proxy Statement” shall have the meaning set forth in Section 4.2(b)(i).

(xx) “CDIP Purchased Assets” shall have the meaning set forth in Section 1.1(a).

(yy) “CDIP Required Approvals” shall have the meaning set forth in Section 2.2(e).

(zz) “CDIP Stockholders’ Meeting” shall have the meaning set forth in Section 4.2(b)(i).

(aaa) “CDIP Subsidiary” and “CDIP Subsidiaries” shall have the meaning set forth in Section 1.1(a)(i).

(bbb) “CDIP Warrants” shall have the meaning set forth in Section 1.5(a).

(ccc) “Change of Recommendation” shall have the meaning set forth in Section 4.3(d).

(ddd) “Change of Recommendation Notice” shall have the meaning set forth in Section 4.3(d)(C).

(eee) “Closing” shall have the meaning as set forth in Section 1.11.

(fff) “Closing Date” shall have the meaning as set forth in Section 1.11.

(ggg) “Code” shall mean the Internal Revenue Code of 1986, as amended.

(hhh) “Common Stock Equivalents” shall mean any securities of the Constituent Companies or the subsidiaries which would entitle the holder thereof to acquire at any time MSMT Common Stock or TC Common Stock, as applicable, including, without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, common stock.

(iii) “Constituent Company” and “Constituent Companies” shall have the meaning set forth in the preamble to this Agreement.

(jjj) “Delaware Courts” shall have the meaning set forth in Section 7.8.

(kkk) “Effective Date” shall have the meaning set forth in the preamble to this Agreement.

(lll) “Escrow Agent” shall have the meaning set forth in the Escrow Agreement attached hereto as Exhibit 1.7.

(mmm) “Escrow Agreement” shall have the meaning set forth in Section 1.7.

(nnn) “Escrow Shares” shall have the meaning set forth in Section 1.7.

(ooo) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(ppp) “Excluded Assets” shall mean the CDIP Excluded Assets and Andover Excluded Assets.

(qqq) “Form of Proxy” shall have the meaning set forth in Section 4.9.

(rrr) “GAAP” shall mean United States generally accepted accounting principles.

(sss) “Governmental Authority” shall mean any United States or foreign, federal, state, or local governmental commission, board, body, bureau, or other regulatory authority, agency, including courts and other judicial bodies, or any self-regulatory body or authority, including any instrumentality or entity designed to act for or on behalf of the foregoing.

(ttt) “Indebtedness” shall mean Liabilities (i) for borrowed money, (ii) evidenced by bonds, debentures, notes or similar instruments, (iii) upon which interest charges are customarily paid (other than obligations accepted in connection with the purchase of products or services in the ordinary course of business), (iv) of others secured by (or which the holder of such Liabilities has an existing right, contingent or otherwise, to be secured by) any Encumbrance or security interest on property owned or acquired by the Person in question whether or not the obligations secured thereby have been assumed, (v) under leases required to be accounted for as capital leases under GAAP, or (vi) guarantees relating to any such Liabilities. Notwithstanding the foregoing, for all purposes hereunder, Indebtedness shall not include any payables between any Constituent Company and its subsidiaries.

(uuu) “Information Statement” shall have the meaning set forth in Section 4.1(a).

(vvv) “Liabilities” shall mean all debts, obligations and other liabilities of any kind or nature (whether known, unknown, accrued, or not accrued, absolute or contingent, liquidated or unliquidated, due or to become due, asserted or unasserted or otherwise).

(www) “Liens” shall mean a lien, security interest, encumbrance, mortgage, deed of trust, pledge, attachment, hypothecation or a financing statement filing under the Uniform Commercial Code or similar statute (except for those of the foregoing which arise by operation of law and do not materially interfere with the ownership or operation of the assets to which they relate) and with respect to capital stock, “Liens” shall mean, in addition to the foregoing, any charge, preemptive right or right of first refusal.

(xxx) “Material Adverse Effect” shall mean (i) a material adverse effect on the legality, validity or enforceability of any Transaction Document, (ii) a material adverse effect on the results of operations, assets, business, prospects or condition (financial or otherwise) of any Constituent Company and its subsidiaries, taken as a whole, or (iii) a material adverse effect on any Constituent Company’s ability to perform in any material respect on a timely basis its obligations under any Transaction Document (any of (i), (ii) or (iii)).

(yyy) “Material Permits” shall mean all certificates, authorizations and permits issued by the appropriate federal, state, local or foreign regulatory authority necessary to conduct business.

(zzz) “MSMT” shall have the meaning set forth in the preamble to this Agreement.

(aaaa) “MSMT Charter Amendment” shall have the meaning set forth in Section 4.1(a).

(bbbb) “MSMT Closing Balance Sheet” shall have the meaning set forth in Section 5.3(e)(ii).

(cccc) “MSMT Common Stock” shall have the meaning set forth in the Background Section of this Agreement.

(dddd) “MSMT Disclosure Schedules” shall have the meaning set forth in Section 2.3.

(eeee) “MSMT Evaluation Date” shall have the meaning set forth in Section 2.3(q).

(ffff) “MSMT Intellectual Property Rights” shall have the meaning set forth in Section 2.3(n).

(gggg) “MSMT Material Contract” shall have the meaning set forth in Section 2.3(y).

(hhhh) “MSMT Preferred Stock” shall have the meaning set forth in Section 1.4(b)(ii).

(iiii) “MSMT Required Approvals” shall have the meaning set forth in Section 2.3(e).

(jjjj) “MSMT SEC Reports” shall have the meaning set forth in Section 2.3(g).

(kkkk) “MSMT Securities” shall have the meaning set forth in Section 1.4(b)(ii).

(llll) “MSMT Stockholders’ Meeting” shall have the meaning set forth in Section 4.2(c)(i).

(mmmm) “MSMT Subsidiary” or “MSMT Subsidiaries” shall have the meaning set forth in Section 2.3(a).

(nnnn) “New Andover Financing” shall mean that certain financing transaction between Andover and Vicis Capital Master Fund (“Vicis”) pursuant to which Vicis is investing the approximate amount of $1,000,000 in exchange for shares of a newly-created series of Andover preferred stock.

(oooo) “New MSMT Financing” shall mean that certain financing transaction between MSMT and Vicis pursuant to which Vicis is investing the approximate amount of $7,900,000 in exchange for shares of a newly-created series of MSMT preferred stock.

(pppp) “Person” shall mean an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

(qqqq) “Post-Closing Capitalization Table” shall have the meaning set forth in Section 1.12.

(rrrr) “Pre-Closing Period” shall have the meaning set forth in Section 3.1.

(ssss) “Receiving Constituent Company” shall have the meaning set forth in Section 4.3(b).

(tttt) “Registration Statement” shall have the meaning set forth in Section 4.1(a).

(uuuu) “Reorganization” shall have the meaning set forth in the Background Section of this Agreement.

(vvvv) “SEC” shall mean the Securities and Exchange Commission.

(wwww) “Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated hereunder.

(xxxx) “Senior Trading Market” shall have the meaning set forth in Section 4.8.

(yyyy) “Series A Preferred Stock” shall have the meaning set forth in Section 1.4(b)(ii).

(zzzz) “Series B Preferred Stock” shall have the meaning set forth in Section 1.4(a)(ii).

(aaaaa) “Series C Preferred Stock” shall have the meaning set forth in Section 1.4(a)(ii).

(bbbbb) “Stockholders’ Meeting” shall have the meaning set forth in Section 4.2(c)(i).

(ccccc) “Superior Offer,” with respect to each Constituent Company, shall mean an unsolicited, bona fide Acquisition Proposal by a third Person or group on terms that the Board of Directors of such Constituent Company has in good faith concluded, after consultation with its outside legal counsel and financial advisor, if any, taking into account, among other things, all legal, financial, regulatory and other aspects of the offer and the Person or group making the offer, to be more favorable to such Constituent Company’s stockholders (in their capacities as stockholders) than the terms of this Agreement and is reasonably capable of being consummated.

(ddddd) “Target Company” and “Target Companies” shall have the meaning set forth in the preamble to this Agreement.

(eeeee) “Tax” shall mean any and all taxes, customs, duties, tariffs, deficiencies, assessments, levies, or other like governmental charges, including, without limitation, income, gross receipts, excise, real or personal property, ad valorem, value added, estimated, alternative minimum, stamp, sales, withholding, social security, occupation, use, service, service use, license, net worth, payroll, franchise, transfer and recording taxes and charges, imposed by the IRS or any other taxing authority (whether domestic or foreign including, without limitation, any state, county, local, or foreign government or any subdivision or taxing agency thereof (including a United States possession)), whether computed on a separate, consolidated, unitary, combined, or any other basis; and such term shall include any interest, fines, penalties, or additional amounts attributable to, or imposed upon, or with respect to, any such amounts.

(fffff) “Tax Return” shall mean any report, return, document, declaration, election, schedule or other information or filing required to be supplied to any taxing authority or jurisdiction (foreign or domestic) with respect to Taxes, including, without limitation, information returns and any documents with respect to or accompanying payments of estimated Taxes or requests for the extension of time in which to file any such report, return, document, declaration, or other information.

(ggggg) “TC Common Stock” shall have the meaning set forth in Section 1.4(b)(i).

(hhhhh) “Trading Market” shall mean the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the Nasdaq Capital Market, the American Stock Exchange, the New York Stock Exchange, the Nasdaq National Market, the OTC Bulletin Board, or “Pink Sheets” published by Pink Sheets, LLC (or a similar organization or agency succeeding to its functions of reporting prices).

(iiiii) “Transaction Documents” shall mean this Agreement, the Escrow Agreement, the Form of Proxy and any other documents or agreements executed in connection with the transactions contemplated hereunder.

(jjjjj) “Unrelated Purchaser” shall have the meaning set forth in Section 4.14(c).

[SIGNATURE PAGE TO FOLLOW]

Dated: July 25, 2008

MEDICAL SOLUTIONS MANAGEMENT, INC.		CERTIFIED DIABETIC SERVICES, INC.

By:	/s/ MARSHALL STERMAN	By:	/s/ LOWELL M. FISHER, JR.
	Marshall Sterman,		Lowell M. Fisher, Jr.,
	Chairman of the Board of Directors		Chief Executive Officer

ANDOVER MEDICAL, INC.

		By:	/S/ EDWIN A. REILLY
Edwin A. Reilly,
Chief Executive Officer

[ASSET PURCHASE AGREEMENT AND PLAN OF REORGANIZATION]

EXHIBIT LIST

Exhibit 1.7	Form of Escrow Agreement

Exhibit 1.11(a)	Form of CDIP Bill of Sale

Exhibit 1.11(b)	Form of Andover Bill of Sale

Exhibit 1.11(c)	Form of CDIP Assignment, Release and Assumption Agreement

Exhibit 1.11(d)	Form of Andover Assignment, Release and Assumption Agreement

Exhibit 1.11(e)	Form of Assignment of Intellectual Property

Exhibit 1.12	Post-Closing Capitalization Table

Exhibit 4.1	Form of Amended and Restated Articles of Incorporation of Medical Solutions Management Inc.

Exhibit 4.7	Form of Proxy

Appendix B

FORM OF SECOND AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

MEDICAL SOLUTIONS MANAGEMENT INC.

Pursuant to the provisions of the Nevada Revised Statutes, Chapter 78 (Section 78.010 et. seq.) (the “Act”), the Amended and Restated Articles of Incorporation of Medical Solutions Management Inc., a Nevada corporation (the “Corporation”), are hereby amended and restated to read in their entirety as follows (as amended and restated hereby, hereinafter the “Articles of Incorporation”):

ARTICLE I

The name of the corporation is Medical Solutions Management Inc.

ARTICLE II

The Corporation is organized to engage in any lawful acts, activities and pursuits for which a corporation may be organized under the Act.

ARTICLE III

The total number of shares of all classes of stock which the Corporation shall have authority to issue is 2,200,000,000, of which 25,000,000 shares shall be shares of Preferred Stock (hereinafter referred to as the “Preferred Stock”), par value of $0.0001 per share, and 2,175,000,000 shares shall be shares of common stock (hereinafter referred to as the “Common Stock”), par value $0.0001 per share.

The preferences, limitations and relative rights of each class of shares (to the extent established hereby), and the express grant of authority to the Board of Directors to amend these Articles of Incorporation to divide the Preferred Stock into series, to establish and modify the preferences, limitations and relative rights of each share of Preferred Stock, and to otherwise impact the capitalization of the Corporation, subject to certain limitations and procedures and as permitted by the Act, are as follows:

A. Common Stock.

(1) Voting Rights. Except as otherwise expressly provided by law or in this Article III and subject to the provisions of Section F(3)b of this Article III, each outstanding share of Common Stock shall be entitled to one (1) vote on each matter to be voted on by the stockholders of the Corporation.

(2) Liquidation Rights. Subject to any prior, participating or superior rights on liquidation as may be conferred upon any shares of Preferred Stock, and after payment or provision for payment of the debts and other liabilities of the Corporation, upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the holders of Common Stock then outstanding shall be entitled to receive all of the assets and funds of the Corporation remaining and available for distribution. Such assets and funds shall be divided among and paid to the holders of Common Stock, on a pro-rata basis, according to the number of shares of Common Stock held by them.

(3) Dividends. Dividends may be paid on the outstanding shares of Common Stock, as and when declared by the Board of Directors, out of funds legally available therefor; provided, however, that no dividends shall be made with respect to the Common Stock until any preferred dividends required to be paid or set apart for any shares of Preferred Stock have been paid or set apart.

(4) Residual Rights. All rights accruing to the outstanding shares of the Corporation not expressly provided for to the contrary herein or in the Corporation’s bylaws or in any amendment hereto or thereto shall be vested in the Common Stock.

(5) No Preemptive Rights. Unless otherwise provided in resolutions of the Board of Directors providing for the issue of any Common Stock or in these Articles of Incorporation with respect to any series of Preferred Stock, no holder of shares of any class of the Corporation or any security or obligation convertible into, or any warrant, option, or right to purchase, subscribe for, or otherwise acquire, shares of any class of the Corporation, whether now or hereafter authorized, shall, as such holder, have any preemptive right whatsoever to purchase, subscribe for, or otherwise acquire shares of any class of the Corporation, whether now or hereafter authorized.

B. Preferred Stock. Shares of Preferred Stock may be issued from time to time in one or more series as may from time to time be determined by the Board of Directors without stockholder action. Each series shall be distinctly designated. The powers, preferences and relative, participating, optional and other rights of each such series, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding. Except as hereinafter provided, the Board of Directors is hereby expressly granted authority to fix, by resolution or resolutions adopted prior to the issuance of any shares of each particular series of Preferred Stock, the designation, powers, preferences and relative, participating, optional and other rights, and the qualifications, limitations and restrictions thereof, if any, of such series, including but without limiting the generality of the forgoing, the following:

(1) the distinctive designation of, and the number of shares of, Preferred Stock which shall constitute the series, which number may be increased (except as otherwise fixed by the Board of Directors) or decreased (but not below the number of shares thereof then outstanding) from time to time by action of the Board of Directors;

(2) the rate and times at which, and the terms and conditions upon which, dividends, if any, on shares of the series shall be paid, the extent of preferences or relations, if any, of such dividends to the dividends payable on any other class or classes of stock of the Corporation, or on any series of Preferred Stock or of any other class or classes of stock of the Corporation, and whether such dividends shall be cumulative or non-cumulative;

(3) the right, if any, of the holders of shares of the series to convert the same into, or exchange the same for, shares of any other class or classes of stock of the Corporation, or of any series of Preferred Stock or of any other class or classes of stock of the Corporation, and the terms and conditions of such conversion or exchange;

(4) whether shares of the series shall be subject to redemption, and the redemption price or prices including, without limitation, a redemption price or prices payable in shares of the Common Stock and the time or times at which, and the terms and conditions upon which, shares of the series may be redeemed;

(5) the rights, if any, of the holders of shares of the series upon voluntary or involuntary liquidation, merger, consolidation, distribution or sale of assets, dissolution or winding up of the Corporation;

(6) the terms of the sinking fund or redemption or purchase account, if any, to be provided for shares of the series; and

(7) the voting power, if any, of the holders of shares of the series which may, without limiting the generality of the foregoing, include the right to more or less than one vote per share of any or all matters voted upon by the stockholders and the right to vote, as a series by itself or together with other series of Preferred Stock as a class, upon such matters, under such circumstances and upon such conditions as the Board of Directors may fix, including, without limitation, the right, voting as a series by itself or together with other series of Preferred Stock or together with all series of Preferred Stock as a class, to elect one or more directors of the Corporation in the event there shall have been a default in the payment of dividends on any one or more series of Preferred Stock or under such other circumstances and upon such conditions as the Board of Directors may determine.

C. Series A Voting Convertible Preferred Stock. Of the shares of Preferred Stock authorized hereunder, there is hereby created a series of Preferred Stock designated “Series A Voting Convertible Preferred Stock” (hereinafter “Series A Preferred Stock”). All Capitalized terms used in this Article III, Section C without definition shall have the respective meanings ascribed to such terms in Article III, Section G. The number of shares constituting such series is Five Million Sixty-Five Thousand Eight Hundred (5,065,800). The Series A Preferred Stock shall have the following rights, preferences, powers, privileges, restrictions, qualifications and limitations:

(1) Stated Value. The par value of each issued share of Series A Preferred Stock shall be $.0001 per share, and the stated value of each issued share of Series A Preferred Stock shall be deemed to be One Dollar ($1.00) (the “Series A Stated Value”), subject to increase set forth in Section 2.

(2) Dividends.

a. Dividends on Series A Preferred Stock. The holders of shares of Series A Preferred Stock shall be entitled to receive, and the Corporation shall pay, a cumulative dividend for each such share at a rate per annum equal to six percent (6%) of the Series A Stated Value thereof, payable, beginning on June 30, 2009, semi-annually on June 30 and December 31 and on each Conversion Date (with respect only to Series A Preferred Stock being converted) (each such date, a “Series A Dividend Payment Date”) (if any Series A Dividend Payment Date is not a Trading Day, the applicable payment shall be due on the next succeeding Trading Day), by one of the following methods, as selected by the Corporation in its sole discretion: (i) in cash, to the extent funds are legally available therefor in accordance with applicable corporate law; or (ii) in-kind, with shares of Common Stock, which such shares shall be valued solely for such purpose equal to the average VWAP for the five (5) consecutive Trading Days ending on the Trading Day that is immediately prior to the applicable Series A Dividend Payment Date. Notwithstanding the foregoing, [A] if there are insufficient shares of Common Stock authorized and available for issuance to pay the dividend, then the Corporation shall make the dividend payment pursuant to Section 2(a)(i) above, and [B] if funds are not legally available for payment of the dividend in accordance with applicable corporate law, then, at the election of such holder, such dividends shall accrue to the next Series A Dividend Payment Date (subject to Section 2(b) below) or shall be accredited to, and increase, the outstanding Series A Stated Value. Dividends on the Series A Preferred Stock shall be calculated on the basis of a 360-day year, consisting of twelve 30 calendar day periods, shall accrue daily commencing on the Original Issue Date, and shall be deemed to accrue from such date whether or not earned or declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends. Except as otherwise provided herein, if at any time the Corporation pays dividends partially in cash and partially in shares, then such payment shall be distributed ratably among the holders based upon the number of shares of Series A Preferred Stock held by each holder on such Series A Dividend Payment Date.

b. Priority of Payment. Upon the payment of any dividend pursuant to Section 2(a), the holders of shares of Series A Preferred Stock shall rank pari passu with the holders of shares of Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock. In the event that full dividends are not paid under Section 2(a) to the holders of all outstanding shares of Series A Preferred Stock so entitled to such payment and funds available for payment of dividends shall be insufficient to permit payment in full to the holders of shares of Series A Preferred Stock and any other class or series of stock of the Corporation ranking on parity with the Series A Preferred Stock, including the Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock, the full preferential amounts to which they are then entitled, then the entire amount available for payment of dividends shall be distributed, first, ratably among all holders of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock and any other class or series of stock ranking with respect to dividends on parity with the Series A Preferred Stock in proportion to the full amount to which they would otherwise be respectively entitled and, second, only after the holders of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock and any other class or series of stock ranking with respect to dividends on parity with the Series A

Preferred Stock have received the full amount of dividends to which they were entitled, ratably among all holders of other Preferred Stock and Common Stock ranking junior to the Series A Preferred Stock in proportion to the full amount to which they would otherwise be respectively entitled.

(3) Voting.

a. Voting Rights. Except as otherwise provided herein or as otherwise required by law, each holder of shares of Series A Preferred Stock shall have the right to the number of votes equal to the number of Conversion Shares then issuable upon conversion of the Series A Preferred Stock, without regard to the limitations set forth in Section 5(f) below, held by such holder in all matters as to which stockholders are required or permitted to vote, and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, notwithstanding any provision in these Articles of Incorporation, to vote, together with the holders of Common Stock and with the holders of any other series of Preferred Stock, which by its terms and/or by statute is entitled to vote on all matters to which holders of Common Stock are required or permitted to vote, as a single class, with respect to any question upon which holders of Common Stock have the right to vote. To the extent permitted under applicable corporate law, but subject to Section 3(b) below, the Corporation’s stockholders may take action by the affirmative vote of a majority of all stockholders of this Corporation entitled to vote on an action.

b. Limitations on Corporate Actions. Notwithstanding anything to the contrary in Section 3(a), so long as twenty percent (20%) of the shares of Series A Preferred Stock issued and outstanding on the Original Issue Date remain issued and outstanding, the Corporation shall not, without the written consent or affirmative vote of the holders of at least a majority of the then-outstanding shares of Series A Preferred Stock consenting or voting (as the case may be) as a separate class from the Common Stock, either directly or by amendment, merger, consolidation or otherwise:

(i) amend or otherwise restate its articles of incorporation in any manner that adversely affects the rights of the holders of Series A Preferred Stock;

(ii) alter or change adversely the voting or other powers, preferences, rights, privileges or restrictions of the Series A Preferred Stock contained herein;

(iii) increase the authorized number of shares of Preferred Stock or the Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock;

(iv) redeem, purchase or otherwise acquire directly or indirectly any Junior Stock or any shares pari passu with the Series A Preferred Stock;

(v) directly or indirectly pay or declare any dividend or make any distribution in respect of, any Junior Stock, or set aside any monies for the purchase or redemption (through a sinking fund or otherwise) of any Junior Stock or any shares pari passu with the Series A Preferred Stock;

(vi) authorize or create any class of stock ranking as to dividends, redemption or distribution of assets upon a Liquidation senior to or otherwise pari passu with the Series A Preferred Stock; or

(vii) enter into any agreement with respect to any of the foregoing.

(4) Liquidation, Dissolution or Winding Down.

a. Payments to Holders of Series A Preferred Stock. Upon any Liquidation of the Corporation, the holders of shares of Series A Preferred Stock shall rank pari passu with the holders of shares of Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock and shall be paid in cash, before any payment shall be paid to the holders of Common Stock, or any other Junior Stock, an amount for each share of Series A Preferred Stock held by such holder equal to the sum of (1) the Series A Stated Value thereof and (2) an amount equal to dividends accrued but unpaid thereon, computed to the date payment thereof is made available. If, upon such Liquidation of the Corporation, the assets to be distributed among the holders of shares of Series A Preferred Stock and any class or series of stock ranking on parity with the Series A Preferred Stock, including the Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock, shall be insufficient to permit payment to the holders of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock and any other class or series of stock ranking on liquidation on parity with the Series A Preferred Stock, the full preferential amount to which they shall be entitled, the holders of shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock and any other class or series of stock ranking on liquidation on parity with the Series A Preferred Stock shall share ratably in any distribution of the remaining assets available for distribution in proportion to the respective amounts that would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

b. Payments to Holders of Junior Stock. After the payment of all preferential amounts required to be paid to the holders of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock and any other class or series of stock of the Corporation ranking on liquidation senior to or on parity with the Series A Preferred Stock, the holders of shares of Junior Stock then outstanding shall be entitled to receive the remaining assets of the Corporation available for distribution to its stockholders as otherwise set forth in the Corporation’s articles of incorporation.

(5) Conversion. The holders of Series A Preferred Stock shall have the conversion rights as follows:

a. Right to Convert. Each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the Original Issue Date (subject to the limitations set forth in Section 5(f) below), and without the payment of additional consideration by the holder thereof, into such number of fully-paid and nonassessable shares of Common Stock as is determined by dividing (1) the sum of (i) the Series A Stated Value per share and (ii) all dividends accrued and unpaid on each such share to the date such share is converted, whether or not declared, and all other dividends declared and unpaid on each such share through the date of actual conversion, by (2) the Series A Conversion Price in effect at the time of conversion. The “Series A Conversion Price” shall be $0.0817743417; provided, however, that the Series A Conversion Price, and the rate at which shares of Series A Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment as provided in for Section 6. Shares of Series A Preferred Stock converted into Common Stock or redeemed in accordance with the terms hereof shall be canceled and shall not be reissued.

b. Holders shall effect conversions by providing the Corporation with a Notice of Conversion setting forth the Conversion Date. To effect conversions of shares of Series A Preferred Stock, a holder shall not be required to surrender the certificate(s) representing such shares of Series A Preferred Stock to the Corporation unless all of the shares of Series A Preferred Stock represented thereby are so converted, in which case such holder shall deliver the certificate representing such shares of Series A Preferred Stock promptly following the Conversion Date at issue. Certificates representing the Series A Preferred Stock shall have the following legend:

THE HOLDER AND ANY ASSIGNEE OR TRANSFEREE, BY ACCEPTANCE OF THIS STOCK CERTIFICATE, ACKNOWLEDGE AND AGREE THAT, PURSUANT TO SECTION 5.B. OF THE CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS OF THE SERIES A VOTING CONVERTIBLE PREFERRED STOCK, THE NUMBER OF SHARES REFLECTED ON THE FACE OF THIS CERTIFICATE MAY NOT BE THE ACTUAL NUMBER OF SHARES HELD BY THE HOLDER OR ASSIGNEE. PLEASE INQUIRE WITH THE CORPORATION AS TO THE ACTUAL NUMBER OF SHARES EVIDENCED BY THIS CERTIFICATE.

c. Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Series A Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of a share of Common Stock as determined in good faith by the Board of Directors, or round-up to the next whole number of shares, at the Corporation’s option. Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Series A Preferred Stock the holder is at the time converting into Common Stock and the aggregate number of shares of Common Stock issuable upon such conversion.

d. Mechanics of Conversion.

(i) Delivery of Certificate Upon Conversion. Not later than the Share Delivery Date, the Corporation shall deliver, or cause to be delivered, to the converting holder, a certificate or certificates which shall be free of restrictive legends and trading restrictions (other than those which may then be required by applicable securities laws) representing the number of shares of Common Stock being acquired upon the conversion of shares of Series A Preferred Stock. The Corporation shall, upon request of such holder, use its reasonable efforts to deliver any certificate or certificates required to be delivered by the Corporation under this section electronically through the Depository Trust Company or another established clearing corporation performing similar functions. If in the case of any Notice of Conversion such certificate or certificates are not delivered to or as directed by the applicable holder by the Share Delivery Date, the applicable holder shall be entitled to elect by written notice to the Corporation at any time on or before its receipt of such certificate or certificates, to rescind such Notice of Conversion by written notice to the Corporation, in which event the Corporation shall promptly return to such holder any original Series A Preferred Stock certificate delivered to the Corporation and such holder shall promptly return any Common Stock certificates representing the shares of Series A Preferred Stock tendered for conversion to the Corporation.

(ii) Obligation Absolute; Damages. The Corporation’s obligation to issue and deliver the Conversion Shares upon conversion of Series A Preferred Stock in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by a holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by such holder or any other Person of any obligation to the Corporation; provided, however, that such delivery shall not operate as a waiver by the Corporation of any such action that the Corporation may have against such holder. If the Corporation fails to deliver to a holder such certificate or certificates pursuant to this section on the fifth Trading Day after the Share Delivery Date applicable to such conversion, the Corporation shall pay to such holder, in cash, as liquidated damages and not as a penalty, for each $1,000 of Stated Value of Series A Preferred Stock being converted, $10 per Trading Day (increasing to $20 per Trading Day on the tenth Trading Day after the Share Delivery Date) for each Trading Day after such fifth Trading Day after the Share Delivery Date until such certificates are delivered.

e. Reservation of Shares Issuable Upon Conversion. The Corporation covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock for the sole purpose of issuance upon conversion of the Series A Preferred Stock and payment of dividends on the Series A Preferred Stock, each as herein provided, free from preemptive rights or any other actual contingent purchase rights of Persons other than the holders of the Series A Preferred Stock, not less than such aggregate number of shares of the Common Stock as shall be issuable upon the conversion of all outstanding shares of Series A Preferred Stock and payment of dividends hereunder. The Corporation covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid and nonassessable.

f. Beneficial Ownership Limitation. The Corporation shall not effect any conversion of the Series A Preferred Stock, and a holder shall not have the right to convert any portion of the Series A Preferred Stock, to the extent that, after giving effect to the conversion set forth on the applicable Notice of Conversion, such holder (together with such holder’s Affiliates, and any other person or entity acting as a group together with such holder or any of such holder’s Affiliates) would beneficially own in excess of the Beneficial Ownership Limitation. To the extent that the limitation contained in this Section 5(f) applies, the determination of whether the Series A Preferred Stock is convertible (in relation to other securities owned by such holder together with any Affiliates) and of how many shares of Series A Preferred Stock are convertible shall be in the sole discretion of such holder, and the submission of a Notice of Conversion shall be deemed to be such holder’s determination of whether the shares of Series A Preferred Stock may be converted (in relation to other securities owned by such holder together with any Affiliates) and how many shares of the Series A Preferred Stock are convertible, in each case subject to such aggregate percentage limitations. To ensure compliance with this restriction, each holder will be deemed to represent to the Corporation each time it delivers a Notice of Conversion that such Notice of Conversion has not violated the restrictions set forth in this paragraph and the Corporation shall have no obligation to verify or confirm the accuracy of such determination. The Beneficial Ownership Limitation provisions of this section may be waived by such holder, at the election of such holder, upon not less than sixty-one (61) days’ prior notice to the Corporation, to change the Beneficial Ownership Limitation to 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock upon conversion of Series A Preferred Stock held by the applicable holder and the provisions of this section shall continue to apply. Upon such a change by a holder of the Beneficial Ownership Limitation from such 4.99% limitation to such 9.99% limitation, the Beneficial Ownership Limitation shall not be further waived by such holder. The limitations contained in this paragraph shall apply to a successor holder of Series A Preferred Stock.

(6) Certain Adjustments.

a. Stock Dividends and Stock Splits. If the Corporation, at any time while this Series A Preferred Stock is outstanding: (i) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Common Stock on shares of Common Stock or any other Common Stock Equivalents (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Corporation upon conversion of, or payment of a dividend on, this Series A Preferred Stock or the Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock or any other class or series of stock ranking with respect to dividends on parity with the Series A Preferred Stock); (ii) subdivides outstanding shares of Common Stock into a larger number of shares; (iii) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares; or (iv) issues, in the event of a reclassification of shares of the Common Stock, any shares of capital stock of the Corporation, then the Series A Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding any treasury shares of the Corporation) outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event. Any adjustment made pursuant to this Section 6(a) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

b. Subsequent Equity Sales. If, at any time while this Series A Preferred Stock is outstanding, the Corporation or any Subsidiary, as applicable, sells, grants or otherwise issues any Common Stock or Common Stock Equivalents entitling any Person to acquire shares of Common Stock at an effective price per share that is lower than the then Series A Conversion Price (such lower price, the “Series A Base Conversion Price” and such issuances collectively, a “Series A Dilutive Issuance”) (if the holder of the Common Stock or Common Stock Equivalents so issued shall at any time, whether by operation of purchase price adjustments, reset provisions, floating conversion, exercise or exchange prices or otherwise, or due to warrants, options or rights per share which are issued in connection with such issuance, be entitled to receive shares of Common Stock at an effective price per share that is lower than the Series A Conversion Price, such issuance shall be deemed to have occurred for less than the Series A Conversion Price on such date of the Series A Dilutive Issuance), then the Series A Conversion Price shall be reduced to equal the Series A Base Conversion Price. Notwithstanding the

foregoing, no adjustment will be made under this Section 6(b) in connection with an Exempt Issuance. The Corporation shall notify the holders in writing, no later than the Business Day following the issuance of any Common Stock or Common Stock Equivalents subject to this Section 6(b), indicating therein the applicable issuance price, or applicable reset price, exchange price, conversion price and other pricing terms (such notice, the “Series A Dilutive Issuance Notice”). For purposes of clarification, whether or not the Corporation provides a Series A Dilutive Issuance Notice pursuant to this Section 6(b), upon the occurrence of any Series A Dilutive Issuance, the holders are entitled to receive a number of Conversion Shares based upon the Series A Base Conversion Price on or after the date of such Series A Dilutive Issuance, regardless of whether a holder accurately refers to the Series A Base Conversion Price in the Notice of Conversion.

c. Subsequent Rights Offerings. If the Corporation, at any time while Series A Preferred Stock is outstanding, shall issue rights, options or warrants to all holders of Common Stock (and not to the holders of Series A Preferred Stock) entitling them to subscribe for or purchase shares of Common Stock at a price per share less than the VWAP as of the record date described in the following sentence, then the Series A Conversion Price shall be multiplied by a fraction, of which the denominator shall be the number of shares of the Common Stock outstanding on the date of issuance of such rights or warrants plus the number of additional shares of Common Stock offered for subscription or purchase, and of which the numerator shall be the number of shares of the Common Stock outstanding on the date of issuance of such rights, options or warrants plus the number of shares which the aggregate offering price of the total number of shares so offered (assuming receipt by the Corporation in full of all consideration payable upon exercise of such rights, options or warrants) would purchase at such VWAP. Such adjustment shall be made whenever such rights, options or warrants are issued, and shall become effective immediately after the record date for the determination of stockholders entitled to receive such rights, options or warrants.

d. Pro Rata Distributions. If the Corporation, at any time while Series A Preferred Stock is outstanding, distributes to all holders of Common Stock (and not to the holders of Series A Preferred Stock) evidences of its indebtedness or assets (including cash and cash dividends) (other than stock dividends, which shall be subject to Section 6(a) and the dividends due pursuant to Section 1 hereof), then, in each such case, the Series A Conversion Price shall be adjusted by multiplying such Series A Conversion Price in effect immediately prior to the record date fixed for determination of stockholders entitled to receive such distribution by a fraction of which the denominator shall be the VWAP determined as of the record date mentioned above, and of which the numerator shall be such VWAP on such record date less the then fair market value at such record date of the portion of such assets, evidence of indebtedness or rights or warrants so distributed applicable to one outstanding share of the Common Stock as determined by the Board of Directors of the Corporation in good faith. In either case the adjustments shall be described in a statement delivered to the holders describing the portion of assets or evidences of indebtedness so distributed or such subscription rights applicable to one share of Common Stock. Such adjustment shall be made whenever any such distribution is made and shall become effective immediately after the record date mentioned above.

e. Fundamental Transaction. If, at any time while this Series A Preferred Stock is outstanding the Corporation effects a Fundamental Transaction and a redemption of the Series A Preferred Stock, as contemplated by Section 7 is not effected, then, upon any subsequent conversion of this Series A Preferred Stock, the holders shall have the right to receive, for each Conversion Share that would have been issuable upon such conversion immediately prior to the occurrence of such Fundamental Transaction, the Alternate Consideration. For purposes of any such conversion, the determination of the Series A Conversion Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Corporation shall apportion the Series A Conversion Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the holders shall be given the same choice as to the Alternate Consideration it receives upon any conversion of this Series A Preferred Stock following such Fundamental Transaction. To the extent necessary to effectuate the foregoing provisions, any successor to the Corporation or surviving entity in such Fundamental Transaction shall amend and restate its articles of incorporation or amend its articles of incorporation by filing an appropriate certificate of designation with the same terms and conditions and issue to the holders new preferred stock consistent with the foregoing provisions and evidencing the holders’ right to convert such preferred stock into Alternate Consideration. The terms of any agreement pursuant to which a Fundamental Transaction is effected shall include terms requiring any such successor or surviving entity to comply with the provisions of this Section 6(e) and ensuring that this Series A Preferred Stock (or any such replacement security) will be similarly adjusted upon any subsequent transaction analogous to a Fundamental Transaction.

f. Calculations. All calculations under this Section 6 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 6, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding any treasury shares of the Corporation) issued and outstanding.

g. Notice to the Holders.

(i) Adjustment to Conversion Price. Whenever the Series A Conversion Price is adjusted pursuant to any provision of this Section 6, the Corporation shall promptly mail to each holder a notice setting forth the conversion price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

(ii) Notice to Allow Conversion by Holder. If (A) the Corporation shall declare a dividend (or any other distribution in whatever form) on the Common Stock, (B) the Corporation shall declare a special nonrecurring cash dividend on or a redemption of the Common Stock, (C) the Corporation shall authorize the granting to all holders of the Common Stock of rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (D) the approval of any stockholders of the Corporation shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Corporation is a party, any sale or transfer of all or substantially all of the assets of the Corporation, of any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property or (E) the Corporation shall authorize the Liquidation of the Corporation, then, in each case, the Corporation shall cause to be filed at each office or agency maintained for the purpose of conversion of this Series A Preferred Stock, and shall cause to be delivered to each holder at its last address as it shall appear upon the stock books of the Corporation, at least ten (10) calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange, provided that the failure to deliver such notice or any defect therein or in the delivery thereof shall not affect the validity of the corporate action required to be specified in such notice. The holder is entitled to convert the Series A Preferred Stock (or any part hereof) during the ten (10) day period commencing on the date of such notice through the effective date of the event triggering such notice.

(7) Redemption Upon Triggering Events. At any time after the occurrence of a Triggering Event, but within thirty (30) days after the receipt by the Corporation of a written request from the holders of not less than a majority of the then outstanding shares of Series A Preferred Stock, Series C Preferred Stock and Series D Preferred Stock, voting together as a single class, that all or some of such stockholders’ shares be redeemed, and concurrently with the surrender by such holders of the certificates representing such shares, the Corporation shall, to the extent it may legally do so, redeem the shares of Series A Preferred Stock specified in such request by paying such holder in cash, a sum equal to the Series A Stated Value, plus all accrued and unpaid dividends (the “Series A Triggering Redemption Amount). For any redemption effected pursuant to this Section 7, the holders of Series A Preferred Stock shall rank pari passu with the holders of Series C Preferred Stock and Series D Preferred Stock. If the Corporation does not have sufficient funds legally available to satisfy the Series A Triggering Redemption Amount and of any other class or series of stock to be redeemed upon the occurrence of a Triggering Event, including the Series C Preferred Stock and Series D Preferred Stock, the Corporation shall redeem a pro-rata portion of each holder’s redeemable shares of such stock out of funds legally available therefor, based on the respective amounts that would otherwise be payable in respect of the shares to be redeemed if the legally available funds were sufficient to redeem all such shares, and shall redeem the remaining shares as soon as practicable after the Corporation has funds legally available therefor. If the Corporation fails to pay in full the Series A Triggering Redemption Amount hereunder on the date such amount is due in accordance with this section, the Corporation will pay interest thereon at a rate equal to the lesser of eighteen percent (18%) per annum or the maximum rate permitted by applicable law, accruing daily from such date until the Series A Triggering Redemption Amount, plus all such interest thereon, is paid in full. For purposes of this section, a share of Series A Preferred Stock is outstanding until such date as the applicable holder has been paid the Series A Triggering Redemption Amount in cash.

D. Series B Voting Convertible Preferred Stock. Of the shares of Preferred Stock authorized hereunder, there is hereby created a series of Preferred Stock designated “Series B Voting Convertible Preferred Stock” (hereinafter “Series B Preferred Stock”). All Capitalized terms used in this Article III, Section D without definition shall have the respective meanings ascribed to such terms in Article III, Section G. The number of shares constituting such series is Four Hundred Sixty-Six Thousand (466,000). The Series B Preferred Stock shall have the following rights, preferences, powers, privileges, restrictions, qualifications and limitations:

(1) Stated Value. The par value of each issued share of Series B Preferred Stock shall be $.0001 per share, and the stated value of each issued share of Series B Preferred Stock shall be deemed to be One Dollar ($1.00) (the “Series B Stated Value”), subject to increase set forth in Section 2.

(2) Dividends.

a. Dividends on Series B Preferred Stock. The holders of shares of Series B Preferred Stock shall be entitled to receive, and the Corporation shall pay, a cumulative dividend for each such share at a rate per annum equal to eight percent (8%) of the Series B Stated Value thereof, payable, beginning on June 30, 2009, semi-annually on June 30 and December 31 and on each Conversion Date (with respect only to Series B Preferred Stock being converted) (each such date, a “Series B Dividend Payment Date”) (if any Series B Dividend Payment Date is not a Trading Day, the applicable payment shall be due on the next succeeding Trading Day), by one of the following methods, as selected by the Corporation in its sole discretion: (i) in cash, to the extent funds are legally available therefor in accordance with applicable corporate law; or (ii) in-kind, with shares of Common Stock, which such shares shall be valued solely for such purpose equal to the average VWAP for the five (5) consecutive Trading Days ending on the Trading Day that is immediately prior to the applicable Series B Dividend Payment Date. Notwithstanding the foregoing, [A] if there are insufficient shares of Common Stock authorized and available for issuance to pay the dividend, then the Corporation shall make the dividend payment pursuant to Section 2(a)(i) above, and [B] if funds are not legally available for payment of the dividend in accordance with applicable corporate law, then, at the election of such holder, such dividends shall accrue to the next Series B Dividend Payment Date (subject to Section 2(b) below) or shall be accredited to, and increase, the outstanding Series B Stated Value. Dividends on the Series B Preferred Stock shall be calculated on the basis of a 360-day year, consisting of twelve 30 calendar day periods, shall accrue daily commencing on the Original Issue Date, and shall be deemed to accrue from such date whether or not earned or declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends. Except as otherwise provided herein, if at any time the Corporation pays dividends partially in cash and partially in shares, then such payment shall be distributed ratably among the holders based upon the number of shares of Series B Preferred Stock held by each holder on such Series B Dividend Payment Date.

b. Priority of Payment. Upon the payment of any dividend pursuant to Section 2(a), the holders of shares of Series B Preferred Stock shall rank pari passu with the holders of shares of Series A Preferred Stock, Series C Preferred Stock and Series D Preferred Stock. In the event that full dividends are not paid under Section 2(a) to the holders of all outstanding shares of Series B Preferred Stock so entitled to such payment and funds available for payment of dividends shall be insufficient to permit payment in full to the holders of shares of Series B Preferred Stock and any other class or series of stock of the Corporation ranking on parity with the Series B Preferred Stock, including the Series A Preferred Stock, Series C Preferred Stock and Series D Preferred Stock, the full preferential amounts to which they are then entitled, then the entire amount available for payment of dividends shall be distributed, first, ratably among all holders of Series B Preferred Stock, Series A Preferred Stock, Series C Preferred Stock, and Series D Preferred Stock and any other class or series of stock ranking with respect to dividends on parity with the Series B Preferred Stock in proportion to the full amount to which they would otherwise be respectively entitled and, second, only after the holders of Series B Preferred Stock, Series A Preferred Stock, Series C Preferred Stock and Series D Preferred Stock and any other class or series of stock ranking with respect to dividends on parity with the Series B Preferred Stock have received the full amount of dividends to which they were entitled, ratably among all holders of other Preferred Stock and Common Stock ranking junior to the Series B Preferred Stock in proportion to the full amount to which they would otherwise be respectively entitled.

(3) Voting.

a. Voting Rights. Except as otherwise provided herein or as otherwise required by law, each holder of the shares of Series B Preferred Stock shall have the right to the number of votes equal to the number of Conversion Shares then issuable upon conversion of the Series B Preferred Stock held by such holder in all matters as to which stockholders are required or permitted to vote, and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, notwithstanding any provision in these Articles of Incorporation, to vote, together with the holders of Common Stock and with the holders of any other series of Preferred Stock, which by its terms and/or by statute is entitled to vote on all matters to which holders of Common Stock are required or permitted to vote, as a single class, with respect to any question upon which holders of Common Stock have the right to vote. To the extent permitted under applicable corporate law, but subject to Section 3(b) below, the Corporation’s stockholders may take action by the affirmative vote of a majority of all stockholders of this Corporation entitled to vote on an action.

b. Limitations on Corporate Actions. Notwithstanding anything to the contrary in Section 3(a) above, so long as at least twenty percent (20%) of the shares of Series B Preferred Stock issued and outstanding on the Original Issue Date remain issued and outstanding, the Corporation shall not, without the written consent or affirmative vote of the holders of at least a majority of the then-outstanding shares of Series B Preferred Stock consenting or voting (as the case may be) as a separate class from the Common Stock, either directly or by amendment, merger, consolidation or otherwise:

(i) amend or otherwise restate its articles of incorporation in any manner that adversely affects the rights of the holders of Series B Preferred Stock; or

(ii) alter or change adversely the voting or other powers, preferences, rights, privileges or restrictions of the Series B Preferred Stock contained herein.

(4) Liquidation, Dissolution or Winding-Down.

a. Payments to Holders of Series B Preferred Stock. Upon any Liquidation of the Corporation, the holders of the shares of Series B Preferred Stock shall rank pari passu with the holders of the Series A

Preferred Stock, Series C Preferred Stock and Series D Preferred Stock and shall be paid in cash, before any payment shall be paid to the holders of Common Stock, or any other Junior Stock, an amount for each share of Series B Preferred Stock held by such holder equal to the sum of (1) the Series B Stated Value thereof and (2) an amount equal to dividends accrued but unpaid thereon, computed to the date payment thereof is made available. If, upon such Liquidation of the Corporation, the assets to be distributed among the holders of shares of Series B Preferred Stock and any class or series of stock ranking on parity with the Series B Preferred Stock, including the Series A Preferred Stock, Series C Preferred Stock and Series D Preferred Stock, shall be insufficient to permit payment to the holders of the Series B Preferred Stock, Series A Preferred Stock, Series C Preferred Stock and Series D Preferred Stock and any other class or series of stock ranking on liquidation on parity with the Series B Preferred Stock, the full preferential amount to which they shall be entitled, the holders of shares of Series B Preferred Stock, Series A Preferred Stock, Series C Preferred Stock and Series D Preferred Stock and any other class or series of stock ranking on liquidation on parity with the Series B Preferred Stock shall share ratably in any distribution of the remaining assets available for distribution in proportion to the respective amounts that would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

b. Payments to Holders of Junior Stock. After the payment of all preferential amounts required to be paid to the holders of the Series B Preferred Stock, Series A Preferred Stock, Series C Preferred Stock and Series D Preferred Stock and any other class or series of stock of the Corporation ranking on liquidation senior to or on parity with the Series B Preferred Stock, the holders of shares of Junior Stock then outstanding shall be entitled to receive the remaining assets of the Corporation available for distribution to its stockholders as otherwise set forth in the Corporation’s articles of incorporation.

(5) Conversion. The holders of Series B Preferred Stock shall have the conversion rights as follows:

a. Right to Convert. Each share of Series B Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the Original Issue Date, and without the payment of additional consideration by the holder thereof, into such number of fully-paid and nonassessable shares of Common Stock as is determined by dividing (1) the sum of (i) the Series B Stated Value per share and (ii) all dividends accrued and unpaid on each such share to the date such share is converted, whether or not declared, and all other dividends declared and unpaid on each such share through the date of actual conversion, by (2) the Series B Conversion Price in effect at the time of conversion. The “Series B Conversion Price” shall be $0.252148; provided, however, that the Series B Conversion Price, and the rate at which shares of Series B Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment as provided in Section 6. Shares of Series B Preferred Stock converted into Common Stock or redeemed in accordance with the terms hereof shall be canceled and shall not be reissued.

b. Holders shall effect conversions by providing the Corporation with a Notice of Conversion setting forth the Conversion Date. To effect conversions of shares of Series B Preferred Stock, a holder shall not be required to surrender the certificate(s) representing such shares of Series B Preferred Stock to the Corporation unless all of the shares of Series B Preferred Stock represented thereby are so converted, in which case such holder shall deliver the certificate representing such shares of Series B Preferred Stock promptly following the Conversion Date at issue. Certificates representing the Series B Preferred Stock shall have the following legend:

THE HOLDER AND ANY ASSIGNEE OR TRANSFEREE, BY ACCEPTANCE OF THIS STOCK CERTIFICATE, ACKNOWLEDGE AND AGREE THAT, PURSUANT TO SECTION 5.B. OF THE CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS OF THE SERIES B VOTING CONVERTIBLE PREFERRED STOCK, THE NUMBER OF SHARES REFLECTED ON THE FACE OF THIS CERTIFICATE MAY NOT BE THE ACTUAL NUMBER OF SHARES HELD BY THE HOLDER OR ASSIGNEE. PLEASE INQUIRE WITH THE CORPORATION AS TO THE ACTUAL NUMBER OF SHARES EVIDENCED BY THIS CERTIFICATE.

c. Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Series B Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of a share of Common Stock as determined in good faith by the Board of Directors, or round-up to the next whole number of shares, at the Corporation’s option. Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Series B Preferred Stock the holder is at the time converting into Common Stock and the aggregate number of shares of Common Stock issuable upon such conversion.

d. Reservation of Shares Issuable Upon Conversion. The Corporation covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock for the sole purpose of issuance upon conversion of the Series B Preferred Stock and payment of dividends on the Series B Preferred Stock, each as herein provided, free from preemptive rights or any other actual contingent purchase rights of Persons other than the holders of the Series B Preferred Stock, not less than such aggregate number of shares of the Common Stock as shall be issuable upon the conversion of all outstanding shares of Series B Preferred Stock and payment of dividends hereunder. The Corporation covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid and nonassessable.

(6) Certain Adjustments.

a. Stock Dividends and Stock Splits. If the Corporation, at any time while this Series B Preferred Stock is outstanding: (i) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Common Stock on shares of Common Stock or any other Common Stock Equivalents (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Corporation upon conversion of, or payment of a dividend on, this Series B Preferred Stock or the Series A Preferred Stock, Series C Preferred Stock or Series D Preferred Stock or any other class or series of stock ranking with respect to dividends on parity with the Series B Preferred Stock); (ii) subdivides outstanding shares of Common Stock into a larger number of shares; (iii) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares; or (iv) issues, in the event of a reclassification of shares of the Common Stock, any shares of capital stock of the Corporation, then the Series B Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding any treasury shares of the Corporation) outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event. Any adjustment made pursuant to this Section 6(a) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

b. Fundamental Transaction. If, at any time while this Series B Preferred Stock is outstanding the Corporation effects a Fundamental Transaction, then, upon any subsequent conversion of this Series B Preferred Stock, the holders shall have the right to receive, for each Conversion Share that would have been issuable upon such conversion immediately prior to the occurrence of such Fundamental Transaction, the Alternate Consideration. For purposes of any such conversion, the determination of the Series B Conversion Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Corporation shall apportion the Series B Conversion Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the holders shall be given the same choice as to the Alternate Consideration it receives upon any conversion of this Series B Preferred Stock following such Fundamental Transaction. To the extent necessary to effectuate the foregoing provisions, any successor to the Corporation or surviving entity in such Fundamental

Transaction shall amend and restate its articles of incorporation or amend its articles of incorporation by filing an appropriate certificate of designation with the same terms and conditions and issue to the holders new preferred stock consistent with the foregoing provisions and evidencing the holders’ right to convert such preferred stock into Alternate Consideration. The terms of any agreement pursuant to which a Fundamental Transaction is effected shall include terms requiring any such successor or surviving entity to comply with the provisions of this Section 6(b) and ensuring that this Series B Preferred Stock (or any such replacement security) will be similarly adjusted upon any subsequent transaction analogous to a Fundamental Transaction.

E. Series C Voting Convertible Preferred Stock. Of the shares of Preferred Stock authorized hereunder, there is hereby created a series of Preferred Stock designated “Series C Voting Convertible Preferred Stock” (hereinafter “Series C Preferred Stock”). All Capitalized terms used in this Article III, Section E without definition shall have the respective meanings ascribed to such terms in Article III, Section G. The number of shares constituting such series is Thirteen Million Nine Hundred Fifty Thousand (13,950,000). The Series C Preferred Stock shall have the following rights, preferences, powers, privileges, restrictions, qualifications and limitations:

(1) Stated Value. The par value of each issued share of Series C Preferred Stock shall be $.0001 per share, and the stated value of each issued share of Series C Preferred Stock shall be deemed to be One Dollar ($1.00) (the “Series C Stated Value”), subject to increase set forth in Section 2.

(2) Dividends.

a. Dividends on Series C Preferred Stock. The holders of shares of Series C Preferred Stock shall be entitled to receive, and the Corporation shall pay, a cumulative dividend for each such share at a rate per annum equal to ten percent (10%) of the Series C Stated Value, payable, beginning on June 30, 2009, semi-annually on June 30 and December 31 and on each Conversion Date (with respect only to Series C Preferred Stock being converted) (each such date, a “Series C Dividend Payment Date”) (if any Series C Dividend Payment Date is not a Trading Day, the applicable payment shall be due on the next succeeding Trading Day), by one of the following methods, as selected by the Corporation in its sole discretion: (i) in cash, to the extent funds are legally available therefor in accordance with applicable corporate law; or (ii) in-kind, with shares of Common Stock, which such shares shall be valued solely for such purpose at a ten percent (10%) discount to average VWAP for the 5 consecutive Trading Days ending on the Trading Day that is immediately prior to the applicable Series C Dividend Payment Date. Notwithstanding the foregoing, [A] if there are insufficient shares of Common Stock authorized and available for issuance to pay the dividend, then the Corporation shall make the dividend payment pursuant to Section 2(a)(i) above, and [B] if funds are not legally available for payment of the dividend in accordance with applicable corporate law, then, at the election of such holder, such dividends shall accrue to the next Series C Dividend Payment Date (subject to Section 2(b) below) or shall be accredited to, and increase, the outstanding Series C Stated Value. Dividends on the Series C Preferred Stock shall be calculated on the basis of a 360-day year, consisting of twelve 30 calendar day periods, shall accrue daily commencing on the Original Issue Date, and shall be deemed to accrue from such date whether or not earned or declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends. Except as otherwise provided herein, if at any time the Corporation pays dividends partially in cash and partially in shares, then such payment shall be distributed ratably among the holders based upon the number of shares of Series C Preferred Stock held by each holder on such Series C Dividend Payment Date.

b. Priority of Payment. Upon the payment of any dividend pursuant to Section 2(a), the holders of shares of Series C Preferred Stock shall rank pari passu with the holders of shares of Series A Preferred Stock, Series B Preferred Stock and Series D Preferred Stock. In the event that full dividends are not paid under Section 2(a) to the holders of all outstanding shares of Series C Preferred Stock so entitled to such payment and funds available for payment of dividends shall be insufficient to permit payment in full to the holders of shares of Series C Preferred Stock and any other class or series of stock of the Corporation ranking on parity with the Series C Preferred Stock, including the Series A Preferred Stock, Series B Preferred Stock and Series D Preferred Stock, all such stock of the full preferential amounts to which they are then entitled, then the entire amount available for payment of dividends shall be distributed, first, ratably among all holders of Series C Preferred Stock, Series A Preferred Stock, Series B Preferred Stock and Series D Preferred Stock and any other class or series of stock ranking with respect to dividends on parity with the Series C Preferred Stock, in proportion to the full amount to which they would otherwise be respectively entitled and, second, only after the holders of Series C Preferred Stock, Series A Preferred Stock, Series B Preferred Stock and Series D Preferred Stock and any other class or series of stock ranking with respect to dividends on parity with the Series C Preferred Stock have received the full amount of dividends to which they were entitled, ratably among all holders of other Preferred Stock and Common Stock ranking junior to the Series C Preferred Stock in proportion to the full amount to which they would otherwise be respectively entitled.

(3) Voting.

a. Voting Rights. Except as otherwise provided herein or as otherwise required by law, each holder of the shares of Series C Preferred Stock shall have the right to the number of votes equal to the number of Conversion Shares then issuable upon conversion of the Series C Preferred Stock, without regard to the limitations set forth in Section 5(f) below, held by such holder in all matters as to which stockholders are required or permitted to vote, and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, notwithstanding any provision in these Articles of Incorporation, to vote, together with the holders of Common Stock and with the holders of any other series of Preferred Stock, which by its terms and/or by statute is entitled to vote on all matters to which holders of Common Stock are required or permitted to vote, as a single class, with respect to any question upon which holders of Common Stock have the right to vote. To the extent permitted under applicable corporate law, but subject to Section 3(b) below, the Corporation’s stockholders may take action by the affirmative vote of a majority of all stockholders of this Corporation entitled to vote on an action.

b. Limitations on Corporate Actions. Notwithstanding anything to the contrary in Section 3(a) above, so long as at least twenty percent (20%) of the shares of Series C Preferred Stock issued and outstanding on the Original Issue Date remain issued and outstanding, the Corporation shall not, without the written consent or affirmative vote of the holders of at least a majority of the then-outstanding shares of Series C Preferred Stock consenting or voting (as the case may be) as a separate class from the Common Stock, either directly or by amendment, merger, consolidation or otherwise:

(i) amend or otherwise restate its articles of incorporation in any manner that adversely affects the rights of the holders of Series C Preferred Stock;

(ii) alter or change adversely the voting or other powers, preferences, rights, privileges, or restrictions of the Series C Preferred Stock contained herein;

(iii) increase the authorized number of shares of Preferred Stock or the Series A Preferred Stock, Series B Preferred Stock or Series D Preferred Stock;

(iv) redeem, purchase or otherwise acquire directly or indirectly any Junior Stock or any shares pari passu with the Series C Preferred Stock;

(v) directly or indirectly pay or declare any dividend or make any distribution in respect of, any Junior Stock, or set aside any monies for the purchase or redemption (through a sinking fund or otherwise) of any Junior Stock or any shares pari passu with the Series C Preferred Stock;

(vi) authorize or create any class of stock ranking as to dividends, redemption or distribution of assets upon a Liquidation senior to or otherwise pari passu with the Series C Preferred Stock; or

(vii) enter into any agreement with respect to any of the foregoing.

(4) Liquidation, Dissolution or Winding-Down.

a. Payments to Holders of Series C Preferred Stock. Upon any Liquidation of the Corporation, the holders of the shares of Series C Preferred Stock shall rank pari passu with the holders of the Series A Preferred Stock, Series B Preferred Stock and Series D Preferred Stock and shall be paid in cash, before any payment shall be paid to the holders of Common Stock, or any other Junior Stock, an amount for each share of Series C Preferred Stock held by such holder equal to the sum of (1) the Series C Stated Value thereof and (2) an amount equal to dividends accrued but unpaid thereon, computed to the date payment thereof is made available. If, upon such Liquidation of the Corporation, the assets to be distributed among the holders of shares of Series C Preferred Stock and any class or series of stock ranking on parity with the Series C Preferred Stock, including the Series A Preferred Stock, Series B Preferred Stock and Series D Preferred Stock, shall be insufficient to permit payment to the holders of Series C Preferred Stock, Series A Preferred Stock, Series B Preferred Stock and Series D Preferred Stock and any other class or series of stock ranking on liquidation on parity with the Series C Preferred Stock, the full preferential amount to which they shall be entitled, the holders of shares of Series C Preferred Stock, Series A Preferred Stock, Series B Preferred Stock and Series D Preferred Stock and any other class or series of stock ranking on liquidation on parity with the Series C Preferred Stock shall share ratably in any distribution of the remaining assets available for distribution in proportion to the respective amounts that would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

b. Payments to Holders of Junior Stock. After the payment of all preferential amounts required to be paid to the holders of the Series C Preferred Stock, Series A Preferred Stock, Series B Preferred Stock and Series D Preferred Stock and any other class or series of stock of the Corporation ranking on liquidation senior to or on parity with the Series C Preferred Stock, the holders of shares of Junior Stock then outstanding shall be entitled to receive the remaining assets of the Corporation available for distribution to its stockholders as otherwise set forth in the Corporation’s articles of incorporation.

(5) Conversion. The holders of Series C Preferred Stock shall have the conversion rights as follows:

a. Right to Convert. Each share of Series C Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the Original Issue Date (subject to the limitations set forth in Section 5(f) below), and without the payment of additional consideration by the holder thereof, into such number of fully-paid and nonassessable shares of Common Stock as is determined by dividing (1) the sum of (i) the Series C Stated Value per share and (ii) all dividends accrued and unpaid on each such share to the date such share is converted, whether or not declared, and all other dividends declared and unpaid on each such share through the date of actual conversion, by (2) the Series C Conversion Price in effect at the time of conversion. The “Series C Conversion Price” shall be $0.04210818; provided, however, that the Series C Conversion Price, and the rate at which shares of Series C Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment as provided in Section 6 below. Shares of Series C Preferred Stock converted into Common Stock or redeemed in accordance with the terms hereof shall be canceled and shall not be reissued.

b. Holders shall effect conversions by providing the Corporation with a Notice of Conversion setting forth the Conversion Date. To effect conversions of shares of Series C Preferred Stock, a holder shall not be required to surrender the certificate(s) representing such shares of Series C Preferred Stock to the Corporation unless all of the shares of Series C Preferred Stock represented thereby are so converted, in which case such holder shall deliver the certificate representing such shares of Series C Preferred Stock promptly following the Conversion Date at issue. Certificates representing the Series C Preferred Stock shall have the following legend:

THE HOLDER AND ANY ASSIGNEE OR TRANSFEREE, BY ACCEPTANCE OF THIS STOCK CERTIFICATE, ACKNOWLEDGE AND AGREE THAT, PURSUANT TO SECTION 5.B. OF THE CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS OF THE SERIES C VOTING CONVERTIBLE PREFERRED STOCK, THE

NUMBER OF SHARES REFLECTED ON THE FACE OF THIS CERTIFICATE MAY NOT BE THE ACTUAL NUMBER OF SHARES HELD BY THE HOLDER OR ASSIGNEE. PLEASE INQUIRE WITH THE CORPORATION AS TO THE ACTUAL NUMBER OF SHARES EVIDENCED BY THIS CERTIFICATE.

c. Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Series C Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of a share of Common Stock as determined in good faith by the Board of Directors, or round-up to the next whole number of shares, at the Corporation’s option. Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Series C Preferred Stock the holder is at the time converting into Common Stock and the aggregate number of shares of Common Stock issuable upon such conversion.

d. Mechanics of Conversion.

(i) Delivery of Certificate Upon Conversion. Not later than the Share Delivery Date, the Corporation shall deliver, or cause to be delivered, to the converting holder a certificate or certificates which shall be free of restrictive legends and trading restrictions (other than those which may then be required by applicable securities laws) representing the number of shares of Common Stock being acquired upon the conversion of shares of Series C Preferred Stock. The Corporation shall, upon request of such holder, use its reasonable efforts to deliver any certificate or certificates required to be delivered by the Corporation under this section electronically through the Depository Trust Company or another established clearing corporation performing similar functions. If in the case of any Notice of Conversion such certificate or certificates are not delivered to or as directed by the applicable holder by the Share Delivery Date, the applicable holder shall be entitled to elect by written notice to the Corporation at any time on or before its receipt of such certificate or certificates, to rescind such Conversion Notice by written notice to the Corporation, in which event the Corporation shall promptly return to such holder any original Series C Preferred Stock certificate delivered to the Corporation and such holder shall promptly return any Common Stock certificates representing the shares of Series C Preferred Stock tendered for conversion to the Corporation.
(ii) Obligation Absolute; Damages. The Corporation’s obligation to issue and deliver the Conversion Shares upon conversion of Series C Preferred Stock in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by a holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by such holder or any other Person of any obligation to the Corporation; provided, however, that such delivery shall not operate as a waiver by the Corporation of any such action that the Corporation may have against such holder. If the Corporation fails to deliver to a holder such certificate or certificates pursuant to this section on the fifth Trading Day after the Share Delivery Date applicable to such conversion, the Corporation shall pay to such holder, in cash, as liquidated damages and not as a penalty, for each $1,000 of Stated Value of Series C Preferred Stock being converted, $10 per Trading Day (increasing to $20 per Trading Day on the tenth Trading Day after the Share Delivery Date) for each Trading Day after such fifth Trading Day after the Share Delivery Date until such certificates are delivered.

e. Reservation of Shares Issuable Upon Conversion. The Corporation covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock for the sole purpose of issuance upon conversion of the Series C Preferred Stock and payment of dividends on the Series C Preferred Stock, each as herein provided, free from preemptive rights or any other actual contingent purchase rights of Persons other than the holders of the Series C Preferred Stock, not less than such aggregate number of shares of the Common Stock as shall be issuable upon the conversion of all outstanding shares of Series C Preferred Stock and payment of dividends hereunder. The Corporation covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid and nonassessable.

f. Beneficial Ownership Limitation. The Corporation shall not effect any conversion of the Series C Preferred Stock, and a holder shall not have the right to convert any portion of the Series C Preferred Stock, to the extent that, after giving effect to the conversion set forth on the applicable Notice of Conversion, such holder (together with such holder’s Affiliates, and any other person or entity acting as a group together with such holder or any of such holder’s Affiliates) would beneficially own in excess of the Beneficial Ownership Limitation. To the extent that the limitation contained in this section applies, the determination of whether the Series C Preferred Stock is convertible (in relation to other securities owned by such holder together with any Affiliates) and of how many shares of Series C Preferred Stock are convertible shall be in the sole discretion of such holder, and the submission of a Notice of Conversion shall be deemed to be such holder’s determination of whether the shares of Series C Preferred Stock may be converted (in relation to other securities owned by such holder together with any Affiliates) and how many shares of the Series C Preferred Stock are convertible, in each case subject to such aggregate percentage limitations. To ensure compliance with this restriction, each holder will be deemed to represent to the Corporation each time it delivers a Notice of Conversion that such Notice of Conversion has not violated the restrictions set forth in this paragraph and the Corporation shall have no obligation to verify or confirm the accuracy of such determination. The Beneficial Ownership Limitation provisions of this section may be waived by such holder, at the election of such holder, upon not less than sixty-one (61) days’ prior notice to the Corporation, to change the Beneficial Ownership Limitation to 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock upon conversion of Series C Preferred Stock held by the applicable holder and the provisions of this section shall continue to apply. Upon such a change by a holder of the Beneficial Ownership Limitation from such 4.99% limitation to such 9.99% limitation, the Beneficial Ownership Limitation shall not be further waived by such holder. The limitations contained in this paragraph shall apply to a successor holder of Series C Preferred Stock.

(6) Certain Adjustments.

a. Stock Dividends and Stock Splits. If the Corporation, at any time while this Series C Preferred Stock is outstanding: (i) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Common Stock on shares of Common Stock or any other Common Stock Equivalents (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Corporation upon conversion of, or payment of a dividend on, this Series C Preferred Stock or the Series A Preferred Stock, Series B Preferred Stock or Series D Preferred Stock or any other class or series of stock ranking with respect to dividends on parity with the Series C Preferred Stock); (ii) subdivides outstanding shares of Common Stock into a larger number of shares; (iii) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares; or (iv) issues, in the event of a reclassification of shares of the Common Stock, any shares of capital stock of the Corporation, then the Series C Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding any treasury shares of the Corporation) outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event. Any adjustment made pursuant to this Section 6(a) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

b. Subsequent Equity Sales. If, at any time while this Series C Preferred Stock is outstanding, the Corporation or any Subsidiary, as applicable, sells, grants or otherwise issues any Common Stock or Common Stock Equivalents entitling any Person to acquire shares of Common Stock at an effective price per share that is lower than the then Series C Conversion Price (such lower price, the “Series C

Base Conversion Price” and such issuances collectively, a “Series C Dilutive Issuance”) (if the holder of the Common Stock or Common Stock Equivalents so issued shall at any time, whether by operation of purchase price adjustments, reset provisions, floating conversion, exercise or exchange prices or otherwise, or due to warrants, options or rights per share which are issued in connection with such issuance, be entitled to receive shares of Common Stock at an effective price per share that is lower than the Series C Conversion Price, such issuance shall be deemed to have occurred for less than the conversion price on such date of the Series C Dilutive Issuance), then the Series C Conversion Price shall be reduced to equal the Series C Base Conversion Price. Notwithstanding the foregoing, no adjustment will be made under this Section 6(b) in connection with an Exempt Issuance. The Corporation shall notify the holders in writing, no later than the Business Day following the issuance of any Common Stock or Common Stock Equivalents subject to this Section 6(b), indicating therein the applicable issuance price, or applicable reset price, exchange price, conversion price and other pricing terms (such notice, the “Series C Dilutive Issuance Notice”). For purposes of clarification, whether or not the Corporation provides a Series C Dilutive Issuance Notice pursuant to this Section 6(b), upon the occurrence of any Series C Dilutive Issuance, the holders are entitled to receive a number of Conversion Shares based upon the Series C Base Conversion Price on or after the date of such Series C Dilutive Issuance, regardless of whether a holder accurately refers to the Series C Base Conversion Price in the Notice of Conversion.

c. Subsequent Rights Offerings. If the Corporation, at any time while Series C Preferred Stock is outstanding, shall issue rights, options or warrants to all holders of Common Stock (and not to the holders of Series C Preferred Stock) entitling them to subscribe for or purchase shares of Common Stock at a price per share less than the VWAP as of the record date described in the following sentence, then the Series C Conversion Price shall be multiplied by a fraction, of which the denominator shall be the number of shares of the Common Stock outstanding on the date of issuance of such rights or warrants plus the number of additional shares of Common Stock offered for subscription or purchase, and of which the numerator shall be the number of shares of the Common Stock outstanding on the date of issuance of such rights, options or warrants plus the number of shares which the aggregate offering price of the total number of shares so offered (assuming receipt by the Corporation in full of all consideration payable upon exercise of such rights, options or warrants) would purchase at such VWAP. Such adjustment shall be made whenever such rights, options or warrants are issued, and shall become effective immediately after the record date for the determination of stockholders entitled to receive such rights, options or warrants.

d. Pro Rata Distributions. If the Corporation, at any time while this Series C Preferred Stock is outstanding, distributes to all holders of Common Stock (and not to the holders of Series C Preferred Stock) evidences of its indebtedness or assets (including cash and cash dividends) (other than stock dividends, which shall be subject to Section 6(a) and the dividends due pursuant to Section 1 hereof), then, in each such case, the Series C Conversion Price shall be adjusted by multiplying such conversion price in effect immediately prior to the record date fixed for determination of stockholders entitled to receive such distribution by a fraction of which the denominator shall be the VWAP determined as of the record date mentioned above, and of which the numerator shall be such VWAP on such record date less the then fair market value at such record date of the portion of such assets, evidence of indebtedness or rights or warrants so distributed applicable to one outstanding share of the Common Stock as determined by the Board of Directors of the Corporation in good faith. In either case the adjustments shall be described in a statement delivered to the holders describing the portion of assets or evidences of indebtedness so distributed or such subscription rights applicable to one share of Common Stock. Such adjustment shall be made whenever any such distribution is made and shall become effective immediately after the record date mentioned above.

e. Fundamental Transaction. If, at any time while this Series C Preferred Stock is outstanding the Corporation effects a Fundamental Transaction and a redemption of the Series C Preferred Stock, as contemplated by Section 7 is not effected, then, upon any subsequent conversion of this Series C Preferred Stock, the holders shall have the right to receive, for each Conversion Share that would have been issuable upon such conversion immediately prior to the occurrence of such Fundamental Transaction, the Alternate Consideration. For purposes of any such conversion, the determination of the Series C Conversion Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Corporation shall apportion the Series C Conversion Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the holders shall be given the same choice as to the Alternate Consideration it receives upon any conversion of this Series C Preferred Stock following such Fundamental Transaction. To the extent necessary to effectuate the foregoing provisions, any successor to the Corporation or surviving entity in such Fundamental Transaction shall amend and restate its articles of incorporation or amend its articles of incorporation by filing an appropriate certificate of designation with the same terms and conditions and issue to the holders new preferred stock consistent with the foregoing provisions and evidencing the holders’ right to convert such preferred stock into Alternate Consideration. The terms of any agreement pursuant to which a Fundamental Transaction is effected shall include terms requiring any such successor or surviving entity to comply with the provisions of this Section 6(e) and ensuring that this Series C Preferred Stock (or any such replacement security) will be similarly adjusted upon any subsequent transaction analogous to a Fundamental Transaction.

f. Calculations. All calculations under this Section 6 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 6, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding any treasury shares of the Corporation) issued and outstanding.

g. Notice to the Holders.

(i) Adjustment to Conversion Price. Whenever the Series C Conversion Price is adjusted pursuant to any provision of this Section 6, the Corporation shall promptly mail to each holder a notice setting forth the conversion price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

(ii) Notice to Allow Conversion by Holder. If (A) the Corporation shall declare a dividend (or any other distribution in whatever form) on the Common Stock, (B) the Corporation shall declare a special nonrecurring cash dividend on or a redemption of the Common Stock, (C) the Corporation shall authorize the granting to all holders of the Common Stock of rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (D) the approval of any stockholders of the Corporation shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Corporation is a party, any sale or transfer of all or substantially all of the assets of the Corporation, of any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property or (E) the Corporation shall authorize the Liquidation of the Corporation, then, in each case, the Corporation shall cause to be filed at each office or agency maintained for the purpose of conversion of this Series C Preferred Stock, and shall cause to be delivered to each holder at its last address as it shall appear upon the stock books of the Corporation, at least ten (10) calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange, provided that the failure to deliver such notice or any defect therein or in the delivery thereof shall not affect the validity of the corporate action required to be specified in such notice. The holder is entitled to convert the Series C Preferred Stock (or any part hereof) during the ten (10) day period commencing on the date of such notice through the effective date of the event triggering such notice.

(7) Redemption Upon Triggering Events. At any time after the occurrence of a Triggering Event, but within thirty (30) days after the receipt by the Corporation of a written request from the holders of not less than a majority of the then outstanding shares of Series C Preferred Stock, Series A Preferred Stock and Series D Preferred Stock, voting together as a single class, that all or some of such stockholders’ shares be redeemed, and concurrently with the surrender by such holders of the certificates representing such shares, the Corporation shall, to the extent it may legally do so, redeem the shares of Series C Preferred Stock specified in such request by paying such holder in cash, a sum equal to the Series C Stated Value, plus all accrued and unpaid dividends (the “Series C Triggering Redemption Amount). For any redemption effected pursuant to this Section 7, the holders of Series C Preferred Stock shall rank pari passu with the holders of Series A Preferred Stock and Series D Preferred Stock. If the Corporation does not have sufficient funds legally available to satisfy the Series C Triggering Redemption Amount and of any other class or series of stock to be redeemed upon the occurrence of a Triggering Event, including the Series A Preferred Stock and Series D Preferred Stock, the Corporation shall redeem a pro-rata portion of each holder’s redeemable shares of such stock out of funds legally available therefor, based on the respective amounts that would otherwise be payable in respect of the shares to be redeemed if the legally available funds were sufficient to redeem all such shares, and shall redeem the remaining shares to have been redeemed as soon as practicable after the Corporation has funds legally available therefor. If the Corporation fails to pay in full the Series C Triggering Redemption Amount hereunder on the date such amount is due in accordance with this section, the Corporation will pay interest thereon at a rate equal to the lesser of eighteen percent (18%) per annum or the maximum rate permitted by applicable law, accruing daily from such date until the Series C Triggering Redemption Amount, plus all such interest thereon, is paid in full. For purposes of this section, a share of Series C Preferred Stock is outstanding until such date as the applicable holder has been paid the Series C Triggering Redemption Amount in cash.

F. Series D Voting Convertible Preferred Stock. Of the shares of Preferred Stock authorized hereunder, there is hereby created a series of Preferred Stock designated “Series D Voting Convertible Preferred Stock” (hereinafter “Series D Preferred Stock”). All Capitalized terms used in this Article III, Section F without definition shall have the respective meanings ascribed to such terms in Article III, Section G. The number of shares constituting such series is Seven Hundred Ninety-Eight Thousand Nine Hundred Six (798,906). The Series D Preferred Stock shall have the following rights, preferences, powers, privileges, restrictions, qualifications and limitations:

(1) Stated Value. The par value of each issued share of Series D Preferred Stock shall be $.0001 per share, and the stated value of each issued share of Series D Preferred Stock shall be deemed to be Ten Dollars ($10.00) (the “Series D Stated Value”), subject to increase set forth in Section 2.

(2) Dividends.

a. Dividends on Series D Preferred Stock. The holders of shares of Series D Preferred Stock shall be entitled to receive, and the Corporation shall pay, a cumulative dividend for each such share at a rate per annum equal to ten percent (10%) of the Series D Stated Value, payable, beginning on June 30, 2009, semi-annually on June 30 and December 31 and on each Conversion Date (with respect only to Series D Preferred Stock being converted) (each such date, a “Series D Dividend Payment Date”) (if any Series D Dividend Payment Date is not a Trading Day, the applicable payment shall be due on the next succeeding Trading Day), by one of the following methods, as selected by the Corporation in its sole discretion: (i) in cash, to the extent funds are legally available therefor in accordance with applicable corporate law; or (ii) in-kind, with shares of Common Stock, which such shares shall be valued solely for such purpose at a ten percent (10%) discount to average VWAP for the 5 consecutive Trading Days ending on the Trading Day that is immediately prior to the applicable Series D Dividend Payment Date. Notwithstanding the foregoing, [A] if there are insufficient shares of Common Stock authorized and available for issuance to pay the dividend, then the Corporation shall make the dividend payment pursuant to Section 2(a)(i) above, and [B] if funds are not legally available for payment of the dividend in accordance with applicable corporate law, then, at the election of such holder, such dividends shall accrue to the next Series D Dividend Payment Date (subject to Section 2(b) below) or shall be accredited to, and increase, the outstanding Series D Stated Value. Dividends on the Series D Preferred Stock shall be calculated on the basis of a 360-day year, consisting of twelve 30 calendar day periods, shall accrue daily commencing on the Original Issue Date, and shall be deemed to accrue from such date whether or not earned or declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends. Except as otherwise provided herein, if at any time the Corporation pays dividends partially in cash and partially in shares, then such payment shall be distributed ratably among the holders based upon the number of shares of Series D Preferred Stock held by each holder on such Series D Dividend Payment Date.

b. Priority of Payment. Upon the payment of any dividend pursuant to Section 2(a), the holders of shares of Series D Preferred Stock shall rank pari passu with the holders of shares of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock. In the event that full dividends are not paid under Section 2(a) to the holders of all outstanding shares of Series D Preferred Stock so entitled to such payment and funds available for payment of dividends shall be insufficient to permit payment in full to the holders of shares of Series D Preferred Stock and any other class or series of stock of the Corporation ranking on parity with the Series D Preferred Stock, including the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock, all such stock of the full preferential amounts to which they are then entitled, then the entire amount available for payment of dividends shall be distributed, first, ratably among all holders of Series D Preferred Stock, Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock and any other class or series of stock ranking with respect to dividends on parity with the Series D Preferred Stock in proportion to the full amount to which they would otherwise be respectively entitled and, second, only after the holders of Series D Preferred Stock, Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock and any other class or series of stock ranking with respect to dividends on parity with the Series D Preferred Stock have received the full amount of dividends to which they were entitled, ratably among all holders of other Preferred Stock and Common Stock ranking junior to the Series D Preferred Stock in proportion to the full amount to which they would otherwise be respectively entitled.

(3) Voting.

a. Voting Rights. Except as otherwise provided herein or as otherwise required by law, each holder of the shares of Series D Preferred Stock shall have the right to the number of votes equal to the number of Conversion Shares then issuable upon conversion of the Series D Preferred Stock, without regard to the limitations set forth in Section 5(f) below, held by such holder in all matters as to which stockholders are required or permitted to vote, and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, notwithstanding any provision in these Articles of Incorporation, to vote, together with the holders of Common Stock and with the holders of any other series of Preferred Stock, which by its terms and/or by statute is entitled to vote on all matters to which holders of Common Stock are required or permitted to vote, as a single class, with respect to any question upon which holders of Common Stock have the right to vote. To the extent permitted under applicable corporate law, but subject to Section 3(c) below, the Corporation’s stockholders may take action by the affirmative vote of a majority of all stockholders of this Corporation entitled to vote on an action.

b. So long as fifty percent (50%) of the shares of Series D Preferred Stock issued and outstanding on the Original Issue Date remain issued and outstanding, the holders of record of the shares of Series D Preferred Stock, exclusively and as a separate class, shall be entitled to elect four (4) directors of the Corporation (the “Series D Directors”) by affirmative vote of the holders of a majority of the then-outstanding shares of the Series D Preferred Stock consenting or voting (as the case may be), given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of such stockholders. Any director elected pursuant to this Section 3(b) may be removed without cause by, and only by, affirmative vote of the holders of a majority of the then-outstanding shares of the Series D Preferred Stock consenting or voting (as the case may be) as a separate class from the Common Stock, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of such stockholders. The holders of record of the shares of Common Stock and of any other class or series of voting stock (including the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock), exclusively and voting together as a single class, shall, subject to any other rights of any additional series of Preferred Stock that may be established from time to time, be entitled to elect the balance of the total number of directors of the Corporation. At any meeting held for the purpose of electing a director, the presence in person or by proxy of the holders of a majority of the outstanding shares of the class or series entitled to elect such director shall constitute a quorum for the purpose of electing such director. A vacancy in any directorship filled by the holders of any class or series shall be filled only by vote or written consent in lieu of a meeting of the holders of such class or series or by any remaining director or directors elected by the holders of such class or series pursuant to this Section 3(b).

c. Limitations on Corporate Actions. Notwithstanding anything to the contrary in Section 3(a) above, so long as at least twenty percent (20%) of the shares of Series D Preferred Stock issued and outstanding on the Original Issue Date remain issued and outstanding, the Corporation shall not, without the written consent or affirmative vote of the holders of at least a majority of the then-outstanding shares of Series D Preferred Stock consenting or voting (as the case may be) as a separate class from the Common Stock, either directly or by amendment, merger, consolidation or otherwise:

(i) amend or otherwise restate its articles of incorporation in any manner that adversely affects the rights of the holders of Series D Preferred Stock;

(ii) alter or change adversely the voting or other powers, preferences, rights, privileges, or restrictions of the Series D Preferred Stock contained herein;

(iii) increase the authorized number of shares of Preferred Stock or the Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock;

(iv) redeem, purchase or otherwise acquire directly or indirectly any Junior Stock or any shares pari passu with the Series D Preferred Stock;

(v) directly or indirectly pay or declare any dividend or make any distribution in respect of, any Junior Stock, or set aside any monies for the purchase or redemption (through a sinking fund or otherwise) of any Junior Stock or any shares pari passu with the Series D Preferred Stock;

(vi) authorize or create any class of stock ranking as to dividends, redemption or distribution of assets upon a Liquidation senior to or otherwise pari passu with the Series D Preferred Stock; or

(vii) enter into any agreement with respect to any of the foregoing.

(4) Liquidation, Dissolution or Winding-Down.

a. Payments to Holders of Series D Preferred Stock. Upon any Liquidation of the Corporation, the holders of the shares of Series D Preferred Stock shall rank pari passu with the holders of the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock and shall be paid in cash, before any payment shall be paid to the holders of Common Stock, or any other Junior Stock, an amount for each share of Series D Preferred Stock held by such holder equal to the sum of (1) the Series D Stated Value thereof and (2) an amount equal to dividends accrued but unpaid thereon, computed to the date payment thereof is made available. If, upon such Liquidation of the Corporation, the assets to be distributed among the holders of shares of Series D Preferred Stock and any class or series of stock ranking on parity with the Series D Preferred Stock, including the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock, shall be insufficient to permit payment to the holders of

Series D Preferred Stock, Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock and any other class or series of stock ranking on liquidation on parity with the Series D Preferred Stock, the full preferential amount to which they shall be entitled, the holders of shares of Series D Preferred Stock, Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock and any other class or series of stock ranking on liquidation on parity with the Series D Preferred Stock shall share ratably in any distribution of the remaining assets available for distribution in proportion to the respective amounts that would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

b. Payments to Holders of Junior Stock. After the payment of all preferential amounts required to be paid to the holders of the Series D Preferred Stock, Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock and any other class or series of stock of the Corporation ranking on liquidation senior to or on parity with the Series D Preferred Stock, the holders of shares of Junior Stock then outstanding shall be entitled to receive the remaining assets of the Corporation available for distribution to its stockholders as otherwise set forth in the Corporation’s articles of incorporation.

(5) Conversion. The holders of Series D Preferred Stock shall have the conversion rights as follows:

a. Right to Convert. Each share of Series D Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the Original Issue Date (subject to the limitations set forth in Section 5(f) below), and without the payment of additional consideration by the holder thereof, into such number of fully-paid and nonassessable shares of Common Stock as is determined by dividing (1) the sum of (i) the Series D Stated Value per share and (ii) all dividends accrued and unpaid on each such share to the date such share is converted, whether or not declared, and all other dividends declared and unpaid on each such share through the date of actual conversion, by (2) the Series D Conversion Price in effect at the time of conversion. The “Series D Conversion Price” shall be ten cents ($0.10); provided, however, that the Series D Conversion Price, and the rate at which shares of Series D Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment as provided in Section 6 below. Shares of Series D Preferred Stock converted into Common Stock or redeemed in accordance with the terms hereof shall be canceled and shall not be reissued.

b. Holders shall effect conversions by providing the Corporation with a Notice of Conversion setting forth the Conversion Date. To effect conversions of shares of Series D Preferred Stock, a holder shall not be required to surrender the certificate(s) representing such shares of Series D Preferred Stock to the Corporation unless all of the shares of Series D Preferred Stock represented thereby are so converted, in which case such holder shall deliver the certificate representing such shares of Series D Preferred Stock promptly following the Conversion Date at issue. Certificates representing the Series D Preferred Stock shall have the following legend:

THE HOLDER AND ANY ASSIGNEE OR TRANSFEREE, BY ACCEPTANCE OF THIS STOCK CERTIFICATE, ACKNOWLEDGE AND AGREE THAT, PURSUANT TO SECTION 5.B. OF THE CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS OF THE SERIES D VOTING CONVERTIBLE PREFERRED STOCK, THE NUMBER OF SHARES REFLECTED ON THE FACE OF THIS CERTIFICATE MAY NOT BE THE ACTUAL NUMBER OF SHARES HELD BY THE HOLDER OR ASSIGNEE. PLEASE INQUIRE WITH THE CORPORATION AS TO THE ACTUAL NUMBER OF SHARES EVIDENCED BY THIS CERTIFICATE.

c. Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Series D Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of a share of Common Stock as determined in good faith by the Board of Directors, or round-up to the next whole number of shares, at the Corporation’s option. Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Series D Preferred Stock the holder is at the time converting into Common Stock and the aggregate number of shares of Common Stock issuable upon such conversion.

d. Mechanics of Conversion.

(i) Delivery of Certificate Upon Conversion. Not later than the Share Delivery Date, the Corporation shall deliver, or cause to be delivered, to the converting holder a certificate or certificates which shall be free of restrictive legends and trading restrictions (other than those which may then be required by applicable securities laws) representing the number of shares of Common Stock being acquired upon the conversion of shares of Series D Preferred Stock. The Corporation shall, upon request of such holder, use its reasonable efforts to deliver any certificate or certificates required to be delivered by the Corporation under this section electronically through the Depository Trust Company or another established clearing corporation performing similar functions. If in the case of any Notice of Conversion such certificate or certificates are not delivered to or as directed by the applicable holder by the Share Delivery Date, the applicable holder shall be entitled to elect by written notice to the Corporation at any time on or before its receipt of such certificate or certificates, to rescind such Conversion Notice by written notice to the Corporation, in which event the Corporation shall promptly return to such holder any original Series D Preferred Stock certificate delivered to the Corporation and such holder shall promptly return any Common Stock certificates representing the shares of Series D Preferred Stock tendered for conversion to the Corporation.

(ii) Obligation Absolute; Damages. The Corporation’s obligation to issue and deliver the Conversion Shares upon conversion of Series D Preferred Stock in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by a holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by such holder or any other Person of any obligation to the Corporation; provided, however, that such delivery shall not operate as a waiver by the Corporation of any such action that the Corporation may have against such holder. If the Corporation fails to deliver to a holder such certificate or certificates pursuant to this section on the fifth Trading Day after the Share Delivery Date applicable to such conversion, the Corporation shall pay to such holder, in cash, as liquidated damages and not as a penalty, for each $1,000 of Stated Value of Series D Preferred Stock being converted, $10 per Trading Day (increasing to $20 per Trading Day on the tenth Trading Day after the Share Delivery Date) for each Trading Day after such fifth Trading Day after the Share Delivery Date until such certificates are delivered.

e. Reservation of Shares Issuable Upon Conversion. The Corporation covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock for the sole purpose of issuance upon conversion of the Series D Preferred Stock and payment of dividends on the Series D Preferred Stock, each as herein provided, free from preemptive rights or any other actual contingent purchase rights of Persons other than the holders of the Series D Preferred Stock, not less than such aggregate number of shares of the Common Stock as shall be issuable upon the conversion of all outstanding shares of Series D Preferred Stock and payment of dividends hereunder. The Corporation covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid and nonassessable.

f. Beneficial Ownership Limitation. The Corporation shall not effect any conversion of the Series D Preferred Stock, and a holder shall not have the right to convert any portion of the Series D Preferred Stock, to the extent that, after giving effect to the conversion set forth on the applicable Notice of Conversion, such holder (together with such holder’s Affiliates, and any other person or entity acting as a group together with such holder or any of such holder’s Affiliates) would beneficially own in excess of the Beneficial Ownership Limitation. To the extent that the limitation contained in this section applies, the determination of whether the Series D Preferred Stock is convertible (in relation to other securities owned by such holder together with any Affiliates) and of how many shares of Series D Preferred Stock are convertible shall be in the sole discretion of such holder, and the submission of a Notice of Conversion shall be deemed to be such holder’s determination of whether the shares of Series D Preferred Stock may be converted (in relation to other securities owned by such holder together with any Affiliates) and how many shares of the Series D Preferred Stock are convertible, in each case subject to such aggregate percentage limitations. To ensure compliance with this restriction, each holder will be deemed to represent to the Corporation each time it delivers a Notice of Conversion that such Notice of Conversion has not violated the restrictions set forth in this paragraph and the Corporation shall have no obligation to verify or confirm the accuracy of such determination. The Beneficial Ownership Limitation provisions of this section may be waived by such holder, at the election of such holder, upon not less than sixty-one (61) days’ prior notice to the Corporation, to change the Beneficial Ownership Limitation to 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock upon conversion of Series D Preferred Stock held by the applicable holder and the provisions of this section shall continue to apply. Upon such a change by a holder of the Beneficial Ownership Limitation from such 4.99% limitation to such 9.99% limitation, the Beneficial Ownership Limitation shall not be further waived by such holder. The limitations contained in this paragraph shall apply to a successor holder of Series D Preferred Stock.

(6) Certain Adjustments.

a. Stock Dividends and Stock Splits. If the Corporation, at any time while this Series D Preferred Stock is outstanding: (i) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Common Stock on shares of Common Stock or any other Common Stock Equivalents (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Corporation upon conversion of, or payment of a dividend on, this Series D Preferred Stock or the Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock or any other class or series of stock ranking with respect to dividends on parity with the Series D Preferred Stock); (ii) subdivides outstanding shares of Common Stock into a larger number of shares; (iii) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares; or (iv) issues, in the event of a reclassification of shares of the Common Stock, any shares of capital stock of the Corporation, then the Series D Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding any treasury shares of the Corporation) outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event. Any adjustment made pursuant to this Section 6(a) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

b. Subsequent Equity Sales. If, at any time while this Series D Preferred Stock is outstanding, the Corporation or any Subsidiary, as applicable, sells, grants or otherwise issues any Common Stock or Common Stock Equivalents entitling any Person to acquire shares of Common Stock at an effective price per share that is lower than the then Series D Conversion Price (such lower price, the “Series D Base Conversion Price” and such issuances collectively, a “Series D Dilutive Issuance”) (if the holder of the Common Stock or Common Stock Equivalents so issued shall at any time, whether by operation of purchase price adjustments, reset provisions, floating conversion, exercise or exchange prices or otherwise, or due to warrants, options or rights per share which are issued in connection with such issuance, be entitled to receive shares of Common Stock at an effective price per share that is lower than the Series D Conversion Price, such issuance shall be deemed to have occurred for less than the conversion price on such date of the Series D Dilutive Issuance), then the Series D Conversion Price shall be reduced to equal the Series D Base Conversion Price. Notwithstanding the foregoing, no adjustment will be made under this Section 6(b) in connection with an Exempt Issuance. The Corporation shall notify the holders in writing, no later than the Business Day following the issuance of any Common Stock or Common Stock Equivalents subject to this Section 6(b), indicating therein the applicable issuance price, or applicable reset price, exchange price, conversion price and other pricing terms (such notice, the “Series D Dilutive Issuance Notice”). For purposes of clarification, whether or not the Corporation provides a Series D Dilutive Issuance Notice pursuant to this Section 6(b), upon the occurrence of any Series D Dilutive Issuance, the holders are entitled to receive a number of Conversion Shares based upon the Series D Base Conversion Price on or after the date of such Series D Dilutive Issuance, regardless of whether a holder accurately refers to the Series D Base Conversion Price in the Notice of Conversion.

c. Subsequent Rights Offerings. If the Corporation, at any time while Series D Preferred Stock is outstanding, shall issue rights, options or warrants to all holders of Common Stock (and not to the holders of Series D Preferred Stock) entitling them to subscribe for or purchase shares of Common Stock at a price per share less than the VWAP as of the record date described in the following sentence, then the Series D Conversion Price shall be multiplied by a fraction, of which the denominator shall be the number of shares of the Common Stock outstanding on the date of issuance of such rights or warrants plus the number of additional shares of Common Stock offered for subscription or purchase, and of which the numerator shall be the number of shares of the Common Stock outstanding on the date of issuance of such rights, options or warrants plus the number of shares which the aggregate offering price of the total number of shares so offered (assuming receipt by the Corporation in full of all consideration payable upon exercise of such rights, options or warrants) would purchase at such VWAP. Such adjustment shall be made whenever such rights, options or warrants are issued, and shall become effective immediately after the record date for the determination of stockholders entitled to receive such rights, options or warrants.

d. Pro Rata Distributions. If the Corporation, at any time while this Series D Preferred Stock is outstanding, distributes to all holders of Common Stock (and not to the holders of Series D Preferred Stock) evidences of its indebtedness or assets (including cash and cash dividends) (other than stock dividends, which shall be subject to Section 6(a) and the dividends due pursuant to Section 1 hereof), then, in each such case, the conversion price shall be adjusted by multiplying such conversion price in effect immediately prior to the record date fixed for determination of stockholders entitled to receive such distribution by a fraction of which the denominator shall be the VWAP determined as of the record date mentioned above, and of which the numerator shall be such VWAP on such record date less the then fair market value at such record date of the portion of such assets, evidence of indebtedness or rights or warrants so distributed applicable to one outstanding share of the Common Stock as determined by the Board of Directors of the Corporation in good faith. In either case the adjustments shall be described in a statement delivered to the holders describing the portion of assets or evidences of indebtedness so distributed or such subscription rights applicable to one share of Common Stock. Such adjustment shall be made whenever any such distribution is made and shall become effective immediately after the record date mentioned above.

e. Fundamental Transaction. If, at any time while this Series D Preferred Stock is outstanding the Corporation effects a Fundamental Transaction and a redemption of the Series D Preferred Stock, as contemplated by Section 7 is not effected, then, upon any subsequent conversion of this Series D Preferred Stock, the holders shall have the right to receive, for each of the Conversion Shares that would have been issuable upon such conversion immediately prior to the occurrence of such Fundamental Transaction, the Alternate Consideration. For purposes of any such conversion, the determination of the Series D Conversion Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Corporation shall apportion the Series D Conversion Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the holders shall be given the same choice as to the Alternate Consideration it receives upon any conversion of this Series D Preferred Stock following such Fundamental Transaction. To the extent necessary to effectuate the foregoing provisions, any successor to the Corporation or surviving entity in such Fundamental Transaction shall file amend and restate its articles of incorporation or amend its articles of incorporation by filing an appropriate certificate of designation with the same terms and conditions and issue to the holders new preferred stock consistent with the foregoing provisions and evidencing the holders’ right to convert such preferred stock into Alternate Consideration. The terms of any agreement pursuant to which a Fundamental Transaction is effected shall include terms requiring any such successor or surviving entity to comply with the provisions of this Section 6(e) and insuring that this Series D Preferred Stock (or any such replacement security) will be similarly adjusted upon any subsequent transaction analogous to a Fundamental Transaction.

f. Calculations. All calculations under this Section 6 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 6, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding any treasury shares of the Corporation) issued and outstanding.

g. Notice to the Holders.

(i) Adjustment to Conversion Price. Whenever the Series D Conversion Price is adjusted pursuant to any provision of this Section 6, the Corporation shall promptly mail to each holder a notice setting forth the conversion price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

(ii) Notice to Allow Conversion by Holder. If (A) the Corporation shall declare a dividend (or any other distribution in whatever form) on the Common Stock, (B) the Corporation shall declare a special nonrecurring cash dividend on or a redemption of the Common Stock, (C) the Corporation shall authorize the granting to all holders of the Common Stock of rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (D) the approval of any stockholders of the Corporation shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Corporation is a party, any sale or transfer of all or substantially all of the assets of the Corporation, of any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property or (E) the Corporation shall authorize the Liquidation of the Corporation, then, in each case, the Corporation shall cause to be filed at each office or agency maintained for the purpose of conversion of this Series D Preferred Stock, and shall cause to be delivered to each holder at its last address as it shall appear upon the stock books of the Corporation, at least ten (10) calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange, provided that the failure to deliver such notice or any defect therein or in the delivery thereof shall not affect the validity of the corporate action required to be specified in such notice. The holder is entitled to convert the Series D Preferred Stock (or any part hereof) during the ten (10) day period commencing on the date of such notice through the effective date of the event triggering such notice.

(7) Redemption Upon Triggering Events. At any time after the occurrence of a Triggering Event, but within thirty (30) days after the receipt by the Corporation of a written request from the holders of not less than a majority of the then outstanding shares of Series D Preferred Stock, Series A Preferred Stock and Series C Preferred Stock, voting together as a single class, that all or some of such stockholders’ shares be redeemed, and concurrently with the surrender by such holders of the certificates representing such shares, the Corporation shall, to the extent it may legally do so, redeem the shares of Series D Preferred Stock specified in such request by paying such holder in cash, a sum equal to the Series D Stated Value, plus all accrued and unpaid dividends (the “Series D Triggering Redemption Amount). For any redemption effected pursuant to this Section 7, the holders of Series D Preferred Stock shall rank pari passu with the holders of Series A Preferred Stock and Series C Preferred Stock. If the Corporation does not have sufficient funds legally available to satisfy the Series D Triggering Redemption Amount and of any other class or series of stock to be redeemed upon the occurrence of a Triggering Event, including the Series A Preferred Stock and Series C Preferred Stock, the Corporation shall redeem a pro-rata portion of each holder’s redeemable shares of such stock out of funds legally available therefor, based on the respective amounts that would otherwise be payable in respect of the shares to be redeemed if the legally available funds were sufficient to redeem all such shares, and shall redeem the remaining shares to have been redeemed as soon as practicable after the Corporation has funds legally available therefor. If the Corporation fails to pay in full the Series D Triggering Redemption Amount hereunder on the date such amount is due in accordance with this section, the Corporation will pay interest thereon at a rate equal to the lesser of eighteen percent (18%) per annum or the maximum rate permitted by applicable law, accruing daily from such date until the Series D Triggering Redemption Amount, plus all such interest thereon, is paid in full. For purposes of this section, a share of Series D Preferred Stock is outstanding until such date as the applicable holder has been paid the Series D Triggering Redemption Amount in cash.

G. Definitions. As used in this Article III, the following terms shall have the following meanings:

(1) “Act” shall mean the Nevada Revised Statutes, Chapter 78 (Section 78.010 et. seq.).

(2) “Affiliate” shall mean any Person that, directly or indirectly through one (1) or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 144 under the Securities Act. With respect to a holder, any investment fund or managed account that is managed on a discretionary basis by the same investment manager as such holder will be deemed to be an Affiliate of such holder.

(3) “Alternate Consideration” shall mean the kind and amount of securities, cash or property a holder would have been entitled to receive upon the occurrence of a Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of one share of Common Stock.

(4) “Bankruptcy Event” shall mean any of the following events: (a) the Corporation or any Subsidiary (as such term is defined in Rule 1-02(w) of Regulation S-X) thereof commences a case or other proceeding under any bankruptcy, reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or Liquidation or similar law of any jurisdiction relating to the Corporation or any Subsidiary thereof; (b) there is commenced against the Corporation or any Subsidiary thereof any such case or proceeding that is not dismissed within 60 days after commencement; (c) the Corporation or any Subsidiary thereof is adjudicated.

(5) “Beneficial Ownership Limitation” shall mean 4.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon conversion of the Series A Preferred Stock, the Series C Preferred Stock or the Series D Preferred Stock, as applicable, held by the respective holder. For purposes of calculating the Beneficial Ownership Limitation, the number of shares of Common Stock beneficially owned by such holder and its Affiliates shall include the number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock, the Series C Preferred Stock or the Series D Preferred Stock, as applicable, with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which are issuable upon (A) conversion of the remaining, unconverted Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock, as applicable, beneficially owned by such holder or any of its Affiliates and (B) exercise or conversion of the unexercised or unconverted portion of any other securities of the Corporation subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by such holder or any of its Affiliates. Except as set forth in the preceding sentence, beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act. For purposes of calculating the Beneficial Ownership Limitation, in determining the number of outstanding shares of Common Stock, a holder may rely on the number of outstanding shares of Common Stock as stated in the most recent of the following: (A) the Corporation’s most recent Form 10-Q or Form 10-K, as the case may be, (B) a more recent public announcement by the Corporation or (C) a more recent notice by the Corporation or the Corporation’s transfer agent setting forth the number of shares of Common Stock outstanding. Upon the written or oral request of a holder, the Corporation shall within two Trading Days confirm orally and in writing to such holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Corporation, including the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock and Series D Preferred Stock, as applicable, by such holder or its Affiliates since the date as of which such number of outstanding shares of Common Stock was reported.

(6) “Business Day” shall mean any day except Saturday, Sunday, any day which shall be a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

(7) “Common Stock” shall mean the Corporation’s common stock, par value $.0001 per share.

(8) “Common Stock Equivalents” shall mean any securities of the Corporation or the Subsidiaries which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

(9) “Conversion Date” shall mean the date set forth in the Notice of Conversion, which date may not be prior to the date the applicable holder delivers the Notice of Conversion to the Corporation. If no Conversion Date is specified in a Notice of Conversion, the Conversion Date shall be the date that such Notice of Conversion is received by the Corporation.

(10) “Conversion Shares” shall mean, collectively, the shares of Common Stock issuable upon conversion of the shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Shares, as applicable.

(11) “Corporation” shall mean Medical Solutions Management Inc., a Nevada corporation.

(12) “Exempt Issuance” shall mean: (a) shares of Common Stock or options to purchase Common Stock issued to employees, officers, directors or consultants of the Corporation pursuant to any stock or option plan duly adopted by a majority of the non-employee members of the Board of Directors of the Corporation or a majority of the members of a committee of non-employee directors established for such purpose, (b) shares of Common Stock issued or deemed issued as a dividend or distribution on the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock; (c) shares of Common Stock issued upon exercise or conversion of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock; (d) shares of Common Stock issued upon the exercise or conversion of Common Stock Equivalents outstanding on the Original Issue Date; (e) shares of Common Stock issued or issuable by reason of a dividend, stock split, split-up or other distribution on shares of Common Stock that is covered by Article III Sections C(6)(a), D(6)(a), E(6)(a) and F(6)(a) above; (f) securities issued pursuant to acquisitions or strategic transactions approved by a majority of the directors, provided that any such issuance shall only be to a Person which is, itself or through its subsidiaries, an operating company in a business synergistic with the business of the Corporation, as determined by a majority of the directors, and in which the Corporation receives benefits in addition to the investment of funds, but shall not include a transaction in which the Corporation is issuing securities primarily for the purpose of raising capital or to an entity whose primary business is investing in securities; (g) securities issued to financial institutions or lessors, pursuant to a commercial credit arrangement, equipment financing transaction, accounts receivable financing or a similar transaction, provided that in each such instance said issuance is approved by a majority of the directors; and (h) securities sold in connection with a firm commitment underwritten public offering of shares of Common Stock that is intended, pursuant to the Board of Directors resolution, to produce minimum proceeds (after payment of underwriter’s fees and commissions) of not less than $30,000,000.

(13) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(14) “Exchange” shall mean a national securities exchange.

(15) “Fundamental Transaction” shall mean a transaction in which (a) the Corporation effects any merger or consolidation of the Corporation with or into another Person, and, after giving effect to such transaction, the stockholders of the Corporation immediately prior to such transaction own less than sixty-six percent (66%) of the aggregate voting power of the Corporation or the successor entity of such transaction (b) the Corporation effects any sale of all or substantially all of its assets in one transaction or a series of related transactions, and the stockholders of the Corporation immediately prior to such transaction own less than sixty-six percent (66%) of the aggregate voting power of the acquiring entity immediately after the transaction (c) any tender offer or exchange offer (whether by the Corporation or another Person) is completed pursuant to which holders of Common Stock are permitted to tender or exchange their shares for other securities, cash or property, (d) the Corporation effects any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property; or (e) the execution by the Corporation of an agreement to which the Corporation is a party or by which it is bound, providing for any of the events set forth in clauses (a) through (d) herein.

(16) “Junior Stock” shall mean the Common Stock and all other Common Stock Equivalents of the Corporation other than those securities which are explicitly senior or pari passu to the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock in dividend rights or Liquidation preference.

(17) “Liquidation” shall mean any liquidation, dissolution or winding down of the Corporation, whether voluntary or involuntary.

(18) “NASDAQ” shall mean the National Association of Securities Dealers Automated Quotations System.

(19) “Notice of Conversion” shall mean a written notice that shall specify the number of shares of Preferred Stock to be converted, the number of shares of Preferred Stock owned prior to the conversion at issue, the number of shares of Preferred Stock owned subsequent to the conversion at issue and the Conversion Date on which such conversion is to be effected.

(20) “Original Issue Date” shall mean the date the Corporation initially issues the shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock regardless of the number of times transfer of such share is made on the stock records maintained by or for the Corporation and regardless of the number of certificates which may be issued to evidence such share.

(21) “OTCBB” shall mean the Over the Counter Bulletin Board, or any other successor organization

(22) “Person” shall mean any individual, partnership, firm, corporation, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Exchange Act.

(23) “Preferred Stock” shall have the meaning set forth in Article III.

(24) “Rule 144” shall mean Rule 144 promulgated by the SEC under the Securities Act.

(25) “SEC” shall mean the United States Securities and Exchange Commission.

(26) “Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(27) “Series A Base Conversion Price” shall have the meaning set forth in Article III, Section C(6)(b).

(28) “Series A Conversion Price” shall have the meaning set forth in Article III, Section C(5)(a).

(29) “Series A Dilutive Issuance” shall have the meaning set forth in Article III, Section C(6)(b).

(30) “Series A Dilutive Issuance Notice” shall have the meaning set forth in Article III, Section C(6)(b).

(31) “Series A Dividend Payment Date” shall have the meaning set forth in Article III, Section C(2)(a).

(32) “Series A Preferred Stock” shall have the meaning set forth in Article III, Section C.

(33) “Series A Stated Value” shall have the meaning set forth in Article III, Section C(1).

(34) “Series A Triggering Redemption Amount” shall have the meaning set forth in Article III, Section C(7).

(35) “Series B Conversion Price” shall have the meaning set forth in Article III, Section D(5)(a).

(36) “Series B Dividend Payment Date” shall have the meaning set forth in Article III, Section D(2)(a).

(37) “Series B Preferred Stock” shall have the meaning set forth in Article III, Section D.

(38) “Series B Stated Value” shall have the meaning set forth in Article III, Section D(1).

(39) “Series C Base Conversion Price” shall have the meaning set forth in Article III, Section E(6)(b).

(40) “Series C Conversion Price” shall have the meaning set forth in Article III, Section E(5)(a).

(41) “Series C Dilutive Issuance” shall have the meaning set forth in Article III, Section E(6)(b).

(42) “Series C Dilutive Issuance Notice” shall have the meaning set forth in Article III, Section E(6)(b).

(43) “Series C Dividend Payment Date” shall have the meaning set forth in Article III, Section E(2)(a).

(44) “Series C Preferred Stock” shall have the meaning set forth in Article III, Section E.

(45) “Series C Stated Value” shall have the meaning set forth in Article III, Section E(1).

(46) “Series C Triggering Redemption Amount” shall have the meaning set forth in Article III, Section E(7).

(47) “Series D Base Conversion Price” shall have the meaning set forth in Article III, Section F(6)(b).

(48) “Series D Conversion Price” shall have the meaning set forth in Article III, Section F(5)(a).

(49) “Series D Dilutive Issuance” shall have the meaning set forth in Article III, Section F(6)(b).

(50) “Series D Dilutive Issuance Notice” shall have the meaning set forth in Article III, Section F(6)(b).

(51) “Series D Directors” shall have the meaning set forth in Article III, Section F(3)(b).

(52) “Series D Dividend Payment Date” shall have the meaning set forth in Article III, Section F(2)(a).

(53) “Series D Preferred Stock” shall have the meaning set forth in Article III, Section F.

(54) “Series D Stated Value” shall have the meaning set forth in Article III, Section F(1).

(55) “Series D Triggering Redemption Amount” shall have the meaning set forth in Article III, Section F(7).

(56) “Share Delivery Date” shall mean the fifth Trading Day following the Conversion Date.

(57) “Subsidiary” shall mean any corporation, association, partnership, limited liability company or other business entity of which more than fifty percent (50%) of the total voting power is, at the time, owned or controlled, directly or indirectly, by the Corporation or one or more of the other Subsidiaries of the Corporation or a combination thereof.

(58) “Trading Day” shall mean a day on which the securities exchange, association, or quotation system on which shares of Common Stock are listed or quoted for trading shall be open for business or, if the shares of Common Stock shall not be listed on such exchange, association, or quoted on a quotation system for such day, a day with respect to which trades in the United States domestic over-the-counter market shall be reported.

(59) “Trading Market” shall mean the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NASDAQ Capital Market, the American Stock Exchange, the New York Stock Exchange, the NASDAQ National Market, the OTC Bulletin Board, or “Pink Sheets” published by Pink Sheets, LLC (or a similar organization or agency succeeding to its functions of reporting prices).

(60) “Triggering Event” shall mean any one or more of the following events (whatever the reason and whether it shall be voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental body):

a. the Corporation effects a Fundamental Transaction;

b. the Corporation shall fail to have available a sufficient number of authorized and unreserved shares of Common Stock to issue to such holder upon a conversion hereunder;

c. unless specifically addressed elsewhere in these Articles of Incorporation as a Triggering Event, the Corporation shall fail to observe or perform any other covenant, agreement or warranty contained in these Articles of Incorporation, and such failure or breach shall not, if subject to the possibility of a cure by the Corporation, have been cured within 20 calendar days after the date on which written notice of such failure or breach shall have been delivered;

d. there shall have occurred a Bankruptcy Event; or

e. any monetary judgment, writ or similar final process shall be entered or filed against the Corporation, any Subsidiary or any of their respective property or other assets for greater than $250,000, and such judgment, writ or similar final process shall remain unvacated, unbonded or unstayed for a period of 30 calendar days.

(61) “VWAP” of a share of Common Stock as of a particular date (the “Determination Date”) shall mean the price determined by the first of the following clauses that applies: (a) if shares of Common Stock are traded on an Exchange, the weighted average of the closing sale price of a share of the Common Stock of the Corporation on the last five (5) Trading Days prior to the Determination Date reported on such Exchange as reported in The Wall Street Journal (weighted with respect to the trading volume with respect to each such day); (b) if shares of Common Stock are not traded on an Exchange but trade in the over-the-counter market and such shares are quoted on NASDAQ, the weighted average of the closing sale price of a share of the Common Stock of the Corporation on the last five (5) Trading Days prior to the Determination Date reported on NASDAQ as reported in The Wall Street Journal (weighted with respect to the trading volume with respect to each such day); (c) if such shares are an issue for which last sale prices are not reported on NASDAQ, the average of the closing sale price, in each case on the last five (5) Trading Days (or if the relevant price or quotation did not exist on any of such days, the relevant price or quotation on the next preceding Business Day on which there was such a price or quotation) prior to the Determination Date as reported by the OTCBB; (d) if no closing sales price is reported for the Common Stock by the OTCBB or any other successor organization for such day, the average of the closing sale price, in each case on the last five (5) Trading Days (or if the relevant price or quotation did not exist on any of such days, the relevant price or quotation on the next preceding Business Day on which there was such a price or quotation) prior to the Determination Date as reported by the “pink sheets” by the Pink Sheets, LLC, or any successor organization, (e) if no closing sales price is reported for the Common Stock by the OTCBB or any other successor organization for such day, then the average of the high and low bid and asked price of any of the market makers for the Common Stock as reported on the OTCBB or in the “pink sheets” by the Pink Sheets, LLC on the last five (5) Trading Days; or (f) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the holder and reasonably acceptable to the Corporation.

ARTICLE IV

Subject to any additional vote expressly required by these Articles of Incorporation or the Act, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of the Corporation.

ARTICLE V

Subject to any additional vote expressly required by these Articles of Incorporation or the Act, the Corporation reserves the right to amend, alter, change or repeal any provision contained in these Articles of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders are granted subject to this reservation.

ARTICLE VI

The Corporation shall indemnify and advance expenses to, in accordance with and to the full extent now or hereafter permitted by law, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that he is or was a director or an officer of the Corporation (and the Corporation, in the discretion of the Board of Directors, may so indemnify a person by reason of the fact that he is or was an employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, or other enterprise for or on behalf of the Corporation) against any liability or expense (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in respect thereof. Such indemnification is not exclusive of any other right to indemnification provided by law or otherwise.

ARTICLE VII

The Corporation elects not to be governed by Sections 78.411 to 78.444 of the Act and Sections 78.378 through 78.3793 of the Act.

ARTICLE VIII

No contract or other transaction between the Corporation and any other company, whether or not a majority of the equity interest of such other company is owned by the Corporation, and no act of the Corporation shall in any way be affected or invalidated by the fact that any of the directors of this Corporation are pecuniarily or otherwise interested in, or are directors or officers of such other company. Any director of this Corporation, individually, or any company of which such director may be an Affiliate, may be a party to, or may be pecuniarily or otherwise interested in any contract or transaction of the Corporation; provided, however, the fact that he or such company is so interested shall be disclosed or shall have been known to the Board of Directors of this Corporation, or a majority thereof; and any director of this Corporation who is also an Affiliate of such other company, or who is so interested, may be counted in determining the existence of a quorum at any meeting of the Board of Directors of this Corporation that shall authorize such contract or transaction, and may vote thereat to authorize such contract or transaction, with like force and effect as if he were not such director or officer of such other corporation or so interested.

[The remainder of this page is left intentionally blank.]

These Second Amended and Restated Articles of Incorporation were duly adopted by the Board of Directors of the Corporation and by the stockholders holding shares in the Corporation entitling them to exercise at least a majority of the voting power as required under the Nevada Revised Statutes, Chapter 78.

These Second Amended and Restated Articles of Incorporation have been duly executed on this             day of                     2008.

MEDICAL SOLUTIONS MANAGEMENT INC.

By:
Lowell M. Fisher, Jr., Chief Executive Officer

Appendix C

FIRST AMENDMENT TO

MEDICAL SOLUTIONS MANAGEMENT INC.

2006 EQUITY INCENTIVE PLAN

The Medical Solutions Management Inc. 2006 Equity Incentive Plan (the “Plan”) is hereby amended as follows:

Article 4 of the Plan is deleted in its entirety and replaced with the following:

“4. Stock Subject to the Plan

Subject to the provisions of Section 8 hereof, at no time shall the number of shares of Common Stock issued pursuant to or subject to outstanding Awards granted under the Plan (including, without limitation, pursuant to Incentive Options), nor the number of shares of Common Stock issued pursuant to Incentive Options, exceed seventy-five million (75,000,000) shares of Common Stock. For purposes of applying the foregoing limitation, (i) if any Option expires, terminates, or is cancelled for any reason without having been exercised in full, or if any Award of Restricted Stock is forfeited, the shares not purchased by the Participant or forfeited by the Participant shall again be available for Awards thereafter to be granted under the Plan, and (ii) if any Option is exercised by delivering previously owned shares in payment of the exercise price therefor, only the net number of shares, that is, the number of shares issued minus the number received by the Company in payment of the exercise price, shall be considered to have been issued pursuant to an Award granted under the Plan. Shares of Common Stock issued pursuant to the Plan may be either authorized but unissued shares or shares held by the Company in its treasury.”

All defined terms used herein shall have the meaning ascribed to such term in the Plan.

C-1

PART II—INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers

The Registrant’s Amended and Restated Bylaws provide for indemnification of the Registrant’s directors, officers, employees and agents for liabilities and expenses that they may incur in such capacities, to the fullest extent permitted by The Nevada Revised Statutes. In general, such persons must exercise their powers in good faith and reasonably believe their actions are in, or not opposed to, the Registrant’s best interests and, with respect to any criminal action or proceeding, have no reasonable cause to believe their conduct was unlawful.

The Registrant maintains director’s and officer’s liability insurance with an aggregate coverage limit of $2,000,000, and an annual aggregate and employment practices limit of $1,000,000.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 21.	Exhibits and Financial Statements

(a)	Index to Financial Statements.

(b)	Exhibits

The following exhibits are included as part of this registration statement.

Exhibit No.	Description
2.1	Agreement and Plan of Merger, dated as of December 30, 2005, by and among the Registrant, CMNW Acquisition Corporation, OrthoSupply Management, Inc., Thunderbird Global Corporation, and Mark L. Baum (incorporated by reference from Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on January 6, 2006)

3.1	Amended and Restated Articles of Incorporation of the Registrant (incorporated by reference from Exhibit 3.1 to the Registrant’s Annual Report on Form 10-KSB filed on April 16, 2007)

3.2	Certificate of Amendment to Amended and Restated Articles of Incorporation of the Registrant (incorporated by reference from Exhibit 3.2 of Registrant’s Annual Report on Form 10-KSB filed on April 15, 2008)

3.3	Amended and Restated Bylaws of the Registrant (incorporated in reference from Exhibit 3.2 to the Registrant’s Annual Report on Form 10-KSB filed on April 16, 2007)

4.1	Form of Series A Warrant (incorporated by reference from Exhibit 4.1 to the Registrant’s Registration Statement on Form SB-2 filed on February 28, 2006)

4.2	Form of Series B Warrant (incorporated by reference from Exhibit 4.2 to Registrant’s Registration Statement on Form SB-2 filed on February 28, 2006)

4.3	Form of Series C Warrant (incorporated by reference from Exhibit 4.3 to the Registrant’s Registration Statement on Form SB-2 filed on February 28, 2006)

4.4	Form of Series BD Warrant (incorporated by reference from Exhibit 4.4 to the Registrant’s Registration Statement on Form SB-2 filed on February 28, 2006)

4.5	Form of Series CS Warrant (incorporated by reference from Exhibit 4.5 to the Registrant’s Annual Report on Form 10-KSB filed on April 16, 2007)

5.1	Opinion of Parr Waddoups Brown Gee & Loveless, PC (to be filed by amendment)

**10.1	Employment Agreement, dated as of May 1, 2006, by and between the Registrant and Robert G. Coffill, Jr. (incorporated by reference from Exhibit 10.2 to the Registrant’s Registration Statement on Form SB-2 filed on August 8, 2006)

**10.2	Employment Agreement, dated as of June 12, 2006, by and between the Registrant and Ross Fine (incorporated by reference from Exhibit 10.4 to the Registrant’s Registration Statement on Form SB-2 filed on August 8, 2006)

**10.3	Medical Solutions Management Inc. 2006 Equity Incentive Plan (incorporated by reference from Exhibit 10.6 to the Registrant’s Annual Report on Form 10-KSB filed on April 16, 2007)

10.4	Securities Purchase and Exchange Agreement, dated as of June 28, 2006, by and between the Registrant and Vicis Capital Master Fund (incorporated by reference from Exhibit 10.12 to the Registrant’s Registration Statement on Form SB-2 filed on August 8, 2006)

10.5	Amended and Restated Investor Rights Agreement, dated as of June 28, 2006, by and among the Registrant, John Hallal, Patricia Jenkins, FP Associates, Vicis Capital Master Fund and Nite Capital L.P. (incorporated by reference from Exhibit 10.13 to the Registrant’s Registration Statement on Form SB-2 filed on August 8, 2006)

10.6	Commercial Lease Agreement, dated December 3, 2005, by and between the OrthoSupply Management Inc. and Environmental Fire Protection (incorporated by reference from Exhibit 10.14 to the Registrant’s Registration Statement on Form SB-2 filed on October 10, 2006)

Exhibit No.	Description
*10.7	DME Supply and Related Services Agreement, dated as of May 5, 2005, by and between the Registrant and Berkshire Orthopaedic Associates, Inc. (incorporated by reference from Exhibit 10.26 to Amendment No. 1 to the Registrant’s Annual Report on Form 10-KSB/A filed on November 2, 2007)

*10.8	DME Supply and Related Services Agreement, dated as of July 5, 2005, by and between the Registrant and Nassau Orthopaedic Surgeons, P.C. (incorporated by reference from Exhibit 10.27 to Amendment No. 1 to the Registrant’s Annual Report on Form 10-KSB/A filed on November 2, 2007)

*10.9	DME Supply and Related Services Agreement, dated as of January 2006, by and between the Registrant and The Orthopaedic Excellence of Long Island, P.C. (incorporated by reference from Exhibit 10.27 to Amendment No. 1 to the Registrant’s Annual Report on Form 10-KSB/A filed on November 2, 2007)

*10.10	DME Supply and Related Services Agreement, dated as of August 1, 2006, by and between the Registrant and Paul Weitzer of Boston Sports and Shoulder (incorporated by reference from Exhibit 10.29 to Amendment No. 1 to the Registrant’s Annual Report on Form 10-KSB/A filed on November 2, 2007)

*10.11	DME Supply and Related Services Agreement, dated as of May 1, 2005, by and between the Registrant and Island orthopaedic & Sports Medicine, P.C. (incorporated by reference from Exhibit 10.30 to Amendment No. 1 to the Registrant’s Annual Report on Form 10-KSB/A filed on November 2, 2007)

10.12	Convertible Senior Secured Debenture due June 28, 2008 issued by the Registrant in favor of Vicis Capital Master Fund on June 28, 2006 (incorporated by reference from Exhibit 10.31 to the Registrant’s Annual Report on Form 10-KSB filed April 16, 2007)

10.13	Guarantee Fee, Reimbursement and Indemnification Agreement, dated as of March 16, 2007, by and among the Registrant, OrthoSupply Management Inc. and Vicis Capital Master Fund (incorporated by reference from Exhibit 10.34 to Amendment No. 1 the Registrant’s Annual Report on Form 10-KSB/A filed on November 2, 2007)

10.14	Revolving Line of Credit Agreement, dated as of March 16, 2007, by and between the Registrant and Sovereign Bank (incorporated by reference from Exhibit 10.4 to the Registrant’s Quarterly Report on Form 10-QSB filed with the Commission on May 14, 2007)

10.15	Guarantee Fee, Reimbursement and Indemnification Agreement, dated as of March 16, 2007, by and between the Registrant, OrthoSupply Management, Inc. and Vicis Capital Master Fund (incorporated by reference from Exhibit 10.5 to the Registrant’s Quarterly Report on Form 10-QSB filed with the Commission on May 14, 2007)

10.16	Letter of Credit Reimbursement, Guarantee, Security and Pledge Agreement, dated as of March 16, 2007, by and between the Registrant, Custodial Trust Company and Vicis Capital Master Fund (incorporated by reference from Exhibit 10.6 to the Registrant’s Quarterly Report on Form 10-QSB filed with the Commission on May 14, 2007)

10.17	Securities Purchase and Exchange Agreement dated as of April 17, 2007, by and among the Registrant, Vicis Capital Master Fund and Apogee Financial Investments Inc. (incorporated by reference from Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed with the Commission on April 23, 2007)

10.18	Subordination Agreement, dated as of April 17, 2007, by and among the Registrant, Vicis Capital Master Fund and Apogee Financial Investments Inc. (incorporated by reference from Exhibit 10.4 to the Registrant’s Current Report on Form 8-K filed with the Commission on April 23, 2007)

Exhibit No.	Description
*10.19	Management Agreement, dated as of April 30, 2007, by and between OrthoSupply Management, Inc. and Deutsche Medical Services, Inc. (incorporated by reference from Exhibit 10.1 to the Registrant’s Current Report on Form 8-K/A filed with the Commission on November 5, 2007)

10.20	First Amendment to the Revolving Line of Credit Agreement, dated as of May 18, 2007, by and between the Registrant and Sovereign Bank (incorporated by reference from Exhibit 10-4 to the Registrant’s Quarterly Report on Form 10-QSB filed with the Commission on August 17, 2007)

10.21	Amendment to the Guarantee Fee, Reimbursement and Indemnification Agreement, dated as of May 18, 2007, by and among the Registrant, OrthoSupply Management, Inc., and Vicis Capital Master Fund (incorporated by reference from Exhibit 10.5 to the Registrant’s Quarterly Report on Form 10-QSB filed with the Commission on August 17, 2007)

10.22	Amendment to the Letter of Credit Reimbursement, Guarantee, Security and Pledge Agreement dated as of May 18, 2007, by and among the Registrant, Custodial Trust Company and Vicis Capital Master Fund (incorporated by reference from Exhibit 10.6 to the Registrant’s Quarterly Report on Form 10-QSB filed with the Commission on August 17, 2007)

10.23	Agreement, dated as of June 11, 2007, by and among the Registrant and Global Healthcare Recovery Services, LLC (incorporated by reference from Exhibit 10.7 to the Registrant’s Quarterly Report on Form 10-QSB filed with the Commission on August 17, 2007)

10.24	Warrant and Debenture Amendment Agreement, dated as of July 10, 2007, by and among the Registrant and Nite Capital, L.P. Apogee Financial Investments, Inc. Midtown Partners Co., LLC, Douglas Arnold and Marshall Sterman and Vicis Capital Master fund (incorporated by reference from Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on July 12, 2007)

10.25	Third Amendment to Guarantee Fee, Reimbursement and Indemnification Agreement, dated as of July 10, 2007, by and between the Registrant, OrthoSupply Management, Inc. and Vicis Capital Master Fund (incorporated by reference from Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed on July 12, 2007)

10.26	Note Purchase Agreement, dated as October 18, 2007, by and between the Registrant and Vicis Capital Master Fund (incorporated by reference from Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on October 24, 2007)

10.27	Convertible Promissory Note, dated October 18, 2007, issued by the Registrant in favor of Vicis Capital Master Fund (incorporated by reference from Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed on October 24, 2007)

10.28	Third Amendment to Guarantee Fee, Reimbursement and Indemnification Agreement, dated as of November 16, 2007, by and among the Registrant, OrthoSupply Management, Inc. and Vicis Capital Master Fund (incorporated by reference from Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on November 23, 2007)

10.29	Letter Agreement, dated as of November 16, 2007, by and between the Registrant and Vicis Capital Master Fund (incorporated by reference from Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed on November 23, 2007)

10.30	Note Purchase Agreement, dated December 16, 2007, between the Registrant and Vicis Capital Master Fund (incorporated by reference from Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on December 20, 2007)

10.31	Promissory Note, dated as of December 16, 2007, issued by the Registrant in favor of Vicis Capital Master Fund (incorporated by reference from Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed on December 20, 2007)

Exhibit No.	Description
10.32	Series CS Warrant to Purchase Shares of Common Stock No. CS-14, dated as of December 16, 2007, issued in favor of Vicis Capital Master Fund (incorporated by reference from Exhibit 10.3 to the Registrant’s Current Report on Form 8-K filed on December 20, 2007)

10.33	Registration Rights Agreement, dated as of December 16, 2007, between the Registrant and Vicis Capital Master Fund (incorporated by reference from Exhibit 10.4 to the Registrant’s Current Report on Form 8-K filed on December 20, 2007)

10.34	Asset Purchase Agreement and Plan of Reorganization, dated as of July 25, 2008, by and among the Registrant, Andover Medical, Inc. and Certified Diabetic Services, Inc, (incorporated by reference from Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on July 31, 2008)

10.35	Securities Purchase Agreement, dated as of July 30, 2008, by and between the Registrant and Vicis Capital Master Fund (incorporated by reference from Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed on July 31, 2008)

10.36	Side Letter Agreement, dated as of July 30, 2008, by and among the Registrant, Vicis Capital Master Fund and Midtown Capital Partners and Co. LLC (incorporated by reference from Exhibit 10.3 to the Registrant’s Current Report on Form 8-K filed on July 31, 2008)

10.37	Office Lease, dated as of July 17, 2006, between McGarry Management, LLC and Andover Management Services, Inc. (incorporated by reference from Exhibit 10.3 to the Annual Report on Form 10-KSB filed by Andover Medical, Inc. on March 30, 2007)

10.38	Lease, dated as of May 11, 2007, between RSI Properties Management, LLC and Rainier Surgical, Inc. (incorporated by reference from Exhibit 2.3 to the Current Report on Form 8-K filed by Andover Medical, Inc. on May 14, 2007)

10.39	Subsidiary Guaranty, dated as of May 11, 2007, between Rainier Acquisition Corp. and TD Banknorth, N.A (incorporated by reference from Exhibit 2.6 to the Current Report on Form 8-K filed by Andover Medical, Inc. on May 14, 2007)

10.40	Security Agreement, dated as of May 11, 2007, between Andover Medical, Inc., Ortho-Medical Products, Inc., Rainier Surgical Incorporated, Rainier Acquisition Corp., Andover Management Services, Inc. and TD Banknorth, N.A (incorporated by reference from Exhibit 2.7 to the Current Report on Form 8-K filed by Andover Medical, Inc. on May 14, 2007)

10.41	Stock Pledge Agreement, dated as of May 11, 2007, between Andover Medical, Inc., Rainier Acquisition Corp. and TD Banknorth, N.A. (incorporated by reference from Exhibit 2.5 to the Current Report on Form 8-K filed by Andover Medical, Inc. on May 14, 2007)

10.42	Agreement and Plan of Merger, dated as of March 20, 2007, by and among Bernard Leff, Jank Partners LLC, Amerimedical Holdings, Inc., Marc Waldman, William Tobin, Joseph Anastasio, Jeanne Wilde, Marc Waldman (collectively, the “Stockholders”), as agent for the Stockholders, Andover Management Services, Inc. and Andover Medical, Inc. (incorporated by reference from Exhibit 99.1 to the Current Report on Form 8-K filed by Andover Medical, Inc. on March 26, 2007)

10.43	Credit Agreement, dated as of May 11, 2007, between Andover Medical, Inc., Ortho-Medical Products, Inc., Rainier Surgical Incorporated and TD Banknorth, N.A. (incorporated by reference from Exhibit 2.4 to the Current Report on Form 8-K filed by Andover Medical, Inc. on May 14, 2007)

10.44	Employment Agreement, dated as of December 20, 2006, between Andover Medical, Inc. and Edwin A. Reilly. (incorporated by reference from Exhibit 10.2 to the Current Report on Form 8-K filed by Andover Medical, Inc. on December 27, 2006)

Exhibit No.	Description
10.45	Employment Agreement, dated as of December 20, 2006, between Andover Medical, Inc. and Frank P. Magliochetti, Jr. (incorporated by reference from Exhibit 10.1 to the Current Report on Form 8-K filed by Andover Medical, Inc. on December 27, 2006)

10.46	Employment Agreement dated as of September 11, 2007, by and between Andover Medical, Inc. and James A. Shanahan. (incorporated by reference from Exhibit 10.1 to the Current Report on Form 8-K filed by Andover Medical, Inc. on September 17, 2007)

10.47	Employment Agreement, dated as of May 4, 2007, between Ortho-Medical Products, Inc. and Jeanne Wilde. (incorporated by reference from Exhibit 99.5 to the Current Report on Form 8-K filed by Andover Medical, Inc. on May 10, 2007)

10.48	Employment Agreement, dated as of May 4, 2007, between Ortho-Medical Products, Inc. and Joseph Anastasio (incorporated by reference from Exhibit 99.6 to the Current Report on Form 8-K filed by Andover Medical, Inc. on May 10, 2007)

10.49	Employment Agreement, dated May 11, 2007, between Rainier Surgical Incorporated and Garth S. Luke. (incorporated by reference from Exhibit 2.2 to the Current Report on Form 8-K filed by Andover Medical, Inc. on May 14, 2007)

10.50	Reorganization Agreement, dated as of August 31, 2006, by and among Frank Magliochetti and Ed Reilly, Paul F. Tetreault, Snow & Sail Sports, Inc. and Andover Medical, Inc. (incorporated by reference from Exhibit 2.1 to the Current Report on Form 8-K filed by Andover Medical, Inc. on September 7, 2006)

10.51	Stock Purchase Agreement, dated as of May 11, 2007, by and among Rainier Acquisition Corp., Rainier Surgical Incorporated and Garth Luke.(incorporated by reference from Exhibit 2.1 to the Current Report on Form 8-K filed by Andover Medical, Inc. on May 14, 2007)

10.52	Agreement, dated as of September 13, 2005, between Snow & Sail Sports, Inc., Paul F. Tetreault and Gary B. Wolff. (incorporated by reference from Exhibit 10.2 to the Registration Statement on Form SB-2 filed by Andover Medical, Inc. on September 22, 2005)

10.53	Conflicts of Interest Agreement, dated as of September 13, 2005, between Snow & Sail Sports, Inc. and Paul F. Tetreault. (incorporated by reference from Exhibit 10.3 to the Registration Statement on Form SB-2 filed by Andover Medical, Inc. on September 22, 2005)

10.54	Financial Consulting Agreement, dated as of May 4, 2007, between Andover Medical, Inc. and William Tobin. (incorporated by reference from Exhibit 99.4 to the Current Report on Form 8-K filed by Andover Medical, Inc. on May 10, 2007)

10.55	Consulting Agreement, dated as of May 4, 2007, between Ortho-Medical Products, Inc. and William Tobin. (incorporated by reference from Exhibit 99.3 to the Current Report on Form 8-K filed by Andover Medical, Inc. on May 10, 2007)

10.56	Financial Consulting Agreement, dated as of May 4, 2007, between Andover Medical, Inc. and Marc Waldman. (incorporated by reference from Exhibit 99.2 to the Current Report on Form 8-K filed by Andover Medical, Inc. on May 10, 2007)

10.57	Consulting Agreement, dated as of May 4, 2007, between Ortho-Medical Products, Inc. and Marc Waldman. (incorporated by reference from Exhibit 99.1 to the Current Report on Form 8-K filed by Andover Medical, Inc. on May 10, 2007)

10.58	Global Settlement Agreement and Release, dated as of December 28, 2007, by and among, Otto Bock Healthcare LP, Andover Medical, Inc., Edwin A. Reilly, Francis P. Magliochetti, Jr. and Patricia Magliochetti. (incorporated by reference from Exhibit 10.1 to the Current Report on Form 8-K filed by Andover Medical, Inc. on January 4, 2008)

10.59	Executive Employment Agreement between Lowell M. Fisher, Jr. and Certified Diabetic Services, Inc. dated effective as of April 1, 2005. (filed herewith)

Exhibit No.	Description
10.60	Extension of Executive Employment Agreement between Lowell M. Fisher, Jr. and Certified Diabetic Services, Inc. dated as of June 17, 2007. (filed herewith)

10.61	Executive Employment Agreement between Mark A. Bock and Certified Diabetic Services, Inc. dated as of August 28, 2006. (filed herewith)

10.62	Extension of Executive Employment Agreement between Mark A. Bock and Certified Diabetic Services, Inc. dated as of June 14, 2007. (filed herewith)

10.63	Settlement Agreement, dated as of October 30, 2006, by and between Certified Diabetic Services, Inc., CDS Investors, LLC, and Alan B. Fields. (filed herewith)

10.64	Lease Agreement between C.P.O.C. Realty, LLC and Certified Diabetic Services, Inc. dated as of January 25, 2002. (filed herewith)

10.65	Lease Modification and Extension Agreement between C.P.O.C. Realty, LLC and Certified Diabetic Services, Inc. dated as of March 19, 2007. (filed herewith)

10.66	Lease Agreement between Cypress Lakes Professional Center, LLC and Certified Diabetic Services, Inc. dated as of July 25, 2006. (filed herewith)

10.67	Purchase and Sale Agreement by and between Certified Diabetic Services, Inc. and THP, LLC to purchase real property located at 10061 Amberwood Road, Fort Myers, Florida 33913 dated as of July 1, 2008. (filed herewith)

10.68	Lease Modification Letter, dated as of September 28, 2007 provided by Florida Investment and Management Consulting, Inc. to CDIP for Cypress Lake Professional Center, Unit 8. (filed herewith)

10.69	Settlement Agreement effective as of June 26, 2007 by and between Certified Diabetic Services, Inc., CDS Investors, LLC, Brent Peterson, Lowell Fisher and Elroy E. Erie. (filed herewith)

10.70	Employment Agreement by and between CDS DP Acquisition, Inc. and David Plante dated as of February 5, 2008. (filed herewith)

10.71	Employment Agreement by and between CDS DP Acquisition, Inc. and Glenn Brosnick dated as of February 5, 2008. (filed herewith)

10.72	Non-Competition Agreement by and between CDS DP Acquisition, Inc. and Glenn Brosnick dated as of February 5, 2008. (filed herewith)

10.73	Lease Agreement by and between CDS DP Acquisition, Inc., Glenn Brosnick and Howard Frank dated as of February 5, 2008. (filed herewith)

21.1	Subsidiaries of the Registrant

23.1	Consent of Parr Waddoups Brown Gee & Loveless, PC (included in Exhibit 5.1)

23.2	Consent of Wolf & Company, P.C.

23.3	Consent of Michael F. Cronin

23.4	Consent of Mantyla McReynolds, LLC

23.5	Consent of KBL, LLP

23.6	Consent of KBL, LLP

*	Confidential Treatment requested and granted pursuant to Rule 24b-2 promulgated under the Securities Exchange Act of 1934, as amended, for portions of this exhibit.

**	Management contract or compensatory plan or arrangement required to be filed as an exhibit to the Registrant’s Annual Report.

Item 22.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(a)(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933 each such post-effective amendment shall be deemed to be a new Registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference into this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)(1) That, prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2) That every prospectus (i) that is filed pursuant to paragraph (c)(1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933 each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(e) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in the documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(f) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contain in documents filed subsequent to the effective date of the registration statements through the date of responding to the request.

(c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject or and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Naples, State of Florida, on August 28, 2008.

MEDICAL SOLUTIONS MANAGEMENT INC.

By:	/s/ Lowell M. Fisher
Lowell M. Fisher
Title:	Interim Chief Executive Officer (principal executive officer)

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Lowell Fisher and Marshall Sterman, and each of them, as such person’s true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) and additions to this registration statement on Form S-4 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or such person’s substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended this registration statement has been signed by the following persons in the capacities indicated as of the 28th day of August, 2008.

Signature	Title	Date

/s/ Lowell Fisher Lowell Fisher	Interim Chief Executive Officer (Principal Executive Officer)	August 28, 2008

/s/ EJ McLean EJ McLean	Vice President and Controller (Principal Accounting and Financial Officer)	August 28, 2008

/s/ David Barnes David Barnes	Director	August 28, 2008

/s/ Robert G. Coffill, Jr. Robert G. Coffill, Jr.	Director	August 28, 2008

/s/ Shad Stastney Shad Stastney	Director	August 28, 2008

/s/ Marshall Sterman Marshall Sterman	Director	August 28, 2008

EXHIBIT INDEX

Exhibit No.	Description
2.1	Agreement and Plan of Merger, dated as of December 30, 2005, by and among the Registrant, CMNW Acquisition Corporation, OrthoSupply Management, Inc., Thunderbird Global Corporation, and Mark L. Baum (incorporated by reference from Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on January 6, 2006)

3.1	Amended and Restated Articles of Incorporation of the Registrant (incorporated by reference from Exhibit 3.1 to the Registrant’s Annual Report on Form 10-KSB filed on April 16, 2007)

3.2	Certificate of Amendment to Amended and Restated Articles of Incorporation of the Registrant (incorporated by reference from Exhibit 3.2 of Registrant’s Annual Report on Form 10-KSB filed on April 15, 2008)

3.3	Amended and Restated Bylaws of the Registrant (incorporated in reference from Exhibit 3.2 to the Registrant’s Annual Report on Form 10-KSB filed on April 16, 2007)

4.1	Form of Series A Warrant (incorporated by reference from Exhibit 4.1 to the Registrant’s Registration Statement on Form SB-2 filed on February 28, 2006)

4.2	Form of Series B Warrant (incorporated by reference from Exhibit 4.2 to Registrant’s Registration Statement on Form SB-2 filed on February 28, 2006)

4.3	Form of Series C Warrant (incorporated by reference from Exhibit 4.3 to the Registrant’s Registration Statement on Form SB-2 filed on February 28, 2006)

4.4	Form of Series BD Warrant (incorporated by reference from Exhibit 4.4 to the Registrant’s Registration Statement on Form SB-2 filed on February 28, 2006)

4.5	Form of Series CS Warrant (incorporated by reference from Exhibit 4.5 to the Registrant’s Annual Report on Form 10-KSB filed on April 16, 2007)

5.1	Opinion of Parr Waddoups Brown Gee & Loveless, PC (to be filed by amendment)

**10.1	Employment Agreement, dated as of May 1, 2006, by and between the Registrant and Robert G. Coffill, Jr. (incorporated by reference from Exhibit 10.2 to the Registrant’s Registration Statement on Form SB-2 filed on August 8, 2006)

**10.2	Employment Agreement, dated as of June 12, 2006, by and between the Registrant and Ross Fine (incorporated by reference from Exhibit 10.4 to the Registrant’s Registration Statement on Form SB-2 filed on August 8, 2006)

**10.3	Medical Solutions Management Inc. 2006 Equity Incentive Plan (incorporated by reference from Exhibit 10.6 to the Registrant’s Annual Report on Form 10-KSB filed on April 16, 2007)

10.4	Securities Purchase and Exchange Agreement, dated as of June 28, 2006, by and between the Registrant and Vicis Capital Master Fund (incorporated by reference from Exhibit 10.12 to the Registrant’s Registration Statement on Form SB-2 filed on August 8, 2006)

10.5	Amended and Restated Investor Rights Agreement, dated as of June 28, 2006, by and among the Registrant, John Hallal, Patricia Jenkins, FP Associates, Vicis Capital Master Fund and Nite Capital L.P. (incorporated by reference from Exhibit 10.13 to the Registrant’s Registration Statement on Form SB-2 filed on August 8, 2006)

10.6	Commercial Lease Agreement, dated December 3, 2005, by and between the OrthoSupply Management Inc. and Environmental Fire Protection (incorporated by reference from Exhibit 10.14 to the Registrant’s Registration Statement on Form SB-2 filed on October 10, 2006)

*10.7	DME Supply and Related Services Agreement, dated as of May 5, 2005, by and between the Registrant and Berkshire Orthopaedic Associates, Inc. (incorporated by reference from Exhibit 10.26 to Amendment No. 1 to the Registrant’s Annual Report on Form 10-KSB/A filed on November 2, 2007)

Exhibit No.	Description
*10.8	DME Supply and Related Services Agreement, dated as of July 5, 2005, by and between the Registrant and Nassau Orthopaedic Surgeons, P.C. (incorporated by reference from Exhibit 10.27 to Amendment No. 1 to the Registrant’s Annual Report on Form 10-KSB/A filed on November 2, 2007)

*10.9	DME Supply and Related Services Agreement, dated as of January 2006, by and between the Registrant and The Orthopaedic Excellence of Long Island, P.C. (incorporated by reference from Exhibit 10.27 to Amendment No. 1 to the Registrant’s Annual Report on Form 10-KSB/A filed on November 2, 2007)

*10.10	DME Supply and Related Services Agreement, dated as of August 1, 2006, by and between the Registrant and Paul Weitzer of Boston Sports and Shoulder (incorporated by reference from Exhibit 10.29 to Amendment No. 1 to the Registrant’s Annual Report on Form 10-KSB/A filed on November 2, 2007)

*10.11	DME Supply and Related Services Agreement, dated as of May 1, 2005, by and between the Registrant and Island orthopaedic & Sports Medicine, P.C. (incorporated by reference from Exhibit 10.30 to Amendment No. 1 to the Registrant’s Annual Report on Form 10-KSB/A filed on November 2, 2007)

10.12	Convertible Senior Secured Debenture due June 28, 2008 issued by the Registrant in favor of Vicis Capital Master Fund on June 28, 2006 (incorporated by reference from Exhibit 10.31 to the Registrant’s Annual Report on Form 10-KSB filed April 16, 2007)

10.13	Guarantee Fee, Reimbursement and Indemnification Agreement, dated as of March 16, 2007, by and among the Registrant, OrthoSupply Management Inc. and Vicis Capital Master Fund (incorporated by reference from Exhibit 10.34 to Amendment No. 1 the Registrant’s Annual Report on Form 10-KSB/A filed on November 2, 2007)

10.14	Revolving Line of Credit Agreement, dated as of March 16, 2007, by and between the Registrant and Sovereign Bank (incorporated by reference from Exhibit 10.4 to the Registrant’s Quarterly Report on Form 10-QSB filed with the Commission on May 14, 2007)

10.15	Guarantee Fee, Reimbursement and Indemnification Agreement, dated as of March 16, 2007, by and between the Registrant, OrthoSupply Management, Inc. and Vicis Capital Master Fund (incorporated by reference from Exhibit 10.5 to the Registrant’s Quarterly Report on Form 10-QSB filed with the Commission on May 14, 2007)

10.16	Letter of Credit Reimbursement, Guarantee, Security and Pledge Agreement, dated as of March 16, 2007, by and between the Registrant, Custodial Trust Company and Vicis Capital Master Fund (incorporated by reference from Exhibit 10.6 to the Registrant’s Quarterly Report on Form 10-QSB filed with the Commission on May 14, 2007)

10.17	Securities Purchase and Exchange Agreement dated as of April 17, 2007, by and among the Registrant, Vicis Capital Master Fund and Apogee Financial Investments Inc. (incorporated by reference from Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed with the Commission on April 23, 2007)

10.18	Subordination Agreement, dated as of April 17, 2007, by and among the Registrant, Vicis Capital Master Fund and Apogee Financial Investments Inc. (incorporated by reference from Exhibit 10.4 to the Registrant’s Current Report on Form 8-K filed with the Commission on April 23, 2007)

*10.19	Management Agreement, dated as of April 30, 2007, by and between OrthoSupply Management, Inc. and Deutsche Medical Services, Inc. (incorporated by reference from Exhibit 10.1 to the Registrant’s Current Report on Form 8-K/A filed with the Commission on November 5, 2007)

10.20	First Amendment to the Revolving Line of Credit Agreement, dated as of May 18, 2007, by and between the Registrant and Sovereign Bank (incorporated by reference from Exhibit 10-4 to the Registrant’s Quarterly Report on Form 10-QSB filed with the Commission on August 17, 2007)

Exhibit No.	Description
10.21	Amendment to the Guarantee Fee, Reimbursement and Indemnification Agreement, dated as of May 18, 2007, by and among the Registrant, OrthoSupply Management, Inc., and Vicis Capital Master Fund (incorporated by reference from Exhibit 10.5 to the Registrant’s Quarterly Report on Form 10-QSB filed with the Commission on August 17, 2007)

10.22	Amendment to the Letter of Credit Reimbursement, Guarantee, Security and Pledge Agreement dated as of May 18, 2007, by and among the Registrant, Custodial Trust Company and Vicis Capital Master Fund (incorporated by reference from Exhibit 10.6 to the Registrant’s Quarterly Report on Form 10-QSB filed with the Commission on August 17, 2007)

10.23	Agreement, dated as of June 11, 2007, by and among the Registrant and Global Healthcare Recovery Services, LLC (incorporated by reference from Exhibit 10.7 to the Registrant’s Quarterly Report on Form 10-QSB filed with the Commission on August 17, 2007)

10.24	Warrant and Debenture Amendment Agreement, dated as of July 10, 2007, by and among the Registrant and Nite Capital, L.P. Apogee Financial Investments, Inc. Midtown Partners Co., LLC, Douglas Arnold and Marshall Sterman and Vicis Capital Master fund (incorporated by reference from Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on July 12, 2007)

10.25	Third Amendment to Guarantee Fee, Reimbursement and Indemnification Agreement, dated as of July 10, 2007, by and between the Registrant, OrthoSupply Management, Inc. and Vicis Capital Master Fund (incorporated by reference from Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed on July 12, 2007)

10.26	Note Purchase Agreement, dated as October 18, 2007, by and between the Registrant and Vicis Capital Master Fund (incorporated by reference from Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on October 24, 2007)

10.27	Convertible Promissory Note, dated October 18, 2007, issued by the Registrant in favor of Vicis Capital Master Fund (incorporated by reference from Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed on October 24, 2007)

10.28	Third Amendment to Guarantee Fee, Reimbursement and Indemnification Agreement, dated as of November 16, 2007, by and among the Registrant, OrthoSupply Management, Inc. and Vicis Capital Master Fund (incorporated by reference from Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on November 23, 2007)

10.29	Letter Agreement, dated as of November 16, 2007, by and between the Registrant and Vicis Capital Master Fund (incorporated by reference from Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed on November 23, 2007)

10.30	Note Purchase Agreement, dated December 16, 2007, between the Registrant and Vicis Capital Master Fund (incorporated by reference from Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on December 20, 2007)

10.31	Promissory Note, dated as of December 16, 2007, issued by the Registrant in favor of Vicis Capital Master Fund (incorporated by reference from Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed on December 20, 2007)

10.32	Series CS Warrant to Purchase Shares of Common Stock No. CS-14, dated as of December 16, 2007, issued in favor of Vicis Capital Master Fund (incorporated by reference from Exhibit 10.3 to the Registrant’s Current Report on Form 8-K filed on December 20, 2007)

10.33	Registration Rights Agreement, dated as of December 16, 2007, between the Registrant and Vicis Capital Master Fund (incorporated by reference from Exhibit 10.4 to the Registrant’s Current Report on Form 8-K filed on December 20, 2007)

10.34	Asset Purchase Agreement and Plan of Reorganization, dated as of July 25, 2008, by and among the Registrant, Andover Medical, Inc. and Certified Diabetic Services, Inc, (incorporated by reference from Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on July 31, 2008)

Exhibit No.	Description
10.35	Securities Purchase Agreement, dated as of July 30, 2008, by and between the Registrant and Vicis Capital Master Fund (incorporated by reference from Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed on July 31, 2008)

10.36	Side Letter Agreement, dated as of July 30, 2008, by and among the Registrant, Vicis Capital Master Fund and Midtown Capital Partners and Co. LLC (incorporated by reference from Exhibit 10.3 to the Registrant’s Current Report on Form 8-K filed on July 31, 2008)

10.37	Office Lease, dated as of July 17, 2006, between McGarry Management, LLC and Andover Management Services, Inc. (incorporated by reference from Exhibit 10.3 to the Annual Report on Form 10-KSB filed by Andover Medical, Inc. on March 30, 2007)

10.38	Lease, dated as of May 11, 2007, between RSI Properties Management, LLC and Rainier Surgical, Inc. (incorporated by reference from Exhibit 2.3 to the Current Report on Form 8-K filed by Andover Medical, Inc. on May 14, 2007)

10.39	Subsidiary Guaranty, dated as of May 11, 2007, between Rainier Acquisition Corp. and TD Banknorth, N.A (incorporated by reference from Exhibit 2.6 to the Current Report on Form 8-K filed by Andover Medical, Inc. on May 14, 2007)

10.40	Security Agreement, dated as of May 11, 2007, between Andover Medical, Inc., Ortho-Medical Products, Inc., Rainier Surgical Incorporated, Rainier Acquisition Corp., Andover Management Services, Inc. and TD Banknorth, N.A (incorporated by reference from Exhibit 2.7 to the Current Report on Form 8-K filed by Andover Medical, Inc. on May 14, 2007)

10.41	Stock Pledge Agreement, dated as of May 11, 2007, between Andover Medical, Inc., Rainier Acquisition Corp. and TD Banknorth, N.A. (incorporated by reference from Exhibit 2.5 to the Current Report on Form 8-K filed by Andover Medical, Inc. on May 14, 2007)

10.42	Agreement and Plan of Merger, dated as of March 20, 2007, by and among Bernard Leff, Jank Partners LLC, Amerimedical Holdings, Inc., Marc Waldman, William Tobin, Joseph Anastasio, Jeanne Wilde, Marc Waldman (collectively, the “Stockholders”), as agent for the Stockholders, Andover Management Services, Inc. and Andover Medical, Inc. (incorporated by reference from Exhibit 99.1 to the Current Report on Form 8-K filed by Andover Medical, Inc. on March 26, 2007)

10.43	Credit Agreement, dated as of May 11, 2007, between Andover Medical, Inc., Ortho-Medical Products, Inc., Rainier Surgical Incorporated and TD Banknorth, N.A. (incorporated by reference from Exhibit 2.4 to the Current Report on Form 8-K filed by Andover Medical, Inc. on May 14, 2007)

10.44	Employment Agreement, dated as of December 20, 2006, between Andover Medical, Inc. and Edwin A. Reilly. (incorporated by reference from Exhibit 10.2 to the Current Report on Form 8-K filed by Andover Medical, Inc. on December 27, 2006)

10.45	Employment Agreement, dated as of December 20, 2006, between Andover Medical, Inc. and Frank P. Magliochetti, Jr. (incorporated by reference from Exhibit 10.1 to the Current Report on Form 8-K filed by Andover Medical, Inc. on December 27, 2006)

10.46	Employment Agreement dated as of September 11, 2007, by and between Andover Medical, Inc. and James A. Shanahan. (incorporated by reference from Exhibit 10.1 to the Current Report on Form 8-K filed by Andover Medical, Inc. on September 17, 2007)

10.47	Employment Agreement, dated as of May 4, 2007, between Ortho-Medical Products, Inc. and Jeanne Wilde. (incorporated by reference from Exhibit 99.5 to the Current Report on Form 8-K filed by Andover Medical, Inc. on May 10, 2007)

10.48	Employment Agreement, dated as of May 4, 2007, between Ortho-Medical Products, Inc. and Joseph Anastasio (incorporated by reference from Exhibit 99.6 to the Current Report on Form 8-K filed by Andover Medical, Inc. on May 10, 2007)

Exhibit No.	Description
10.49	Employment Agreement, dated May 11, 2007, between Rainier Surgical Incorporated and Garth S. Luke. (incorporated by reference from Exhibit 2.2 to the Current Report on Form 8-K filed by Andover Medical, Inc. on May 14, 2007)

10.50	Reorganization Agreement, dated as of August 31, 2006, by and among Frank Magliochetti and Ed Reilly, Paul F. Tetreault, Snow & Sail Sports, Inc. and Andover Medical, Inc. (incorporated by reference from Exhibit 2.1 to the Current Report on Form 8-K filed by Andover Medical, Inc. on September 7, 2006)

10.51	Stock Purchase Agreement, dated as of May 11, 2007, by and among Rainier Acquisition Corp., Rainier Surgical Incorporated and Garth Luke.(incorporated by reference from Exhibit 2.1 to the Current Report on Form 8-K filed by Andover Medical, Inc. on May 14, 2007)

10.52	Agreement, dated as of September 13, 2005, between Snow & Sail Sports, Inc., Paul F. Tetreault and Gary B. Wolff. (incorporated by reference from Exhibit 10.2 to the Registration Statement on Form SB-2 filed by Andover Medical, Inc. on September 22, 2005)

10.53	Conflicts of Interest Agreement, dated as of September 13, 2005, between Snow & Sail Sports, Inc. and Paul F. Tetreault. (incorporated by reference from Exhibit 10.3 to the Registration Statement on Form SB-2 filed by Andover Medical, Inc. on September 22, 2005)

10.54	Financial Consulting Agreement, dated as of May 4, 2007, between Andover Medical, Inc. and William Tobin. (incorporated by reference from Exhibit 99.4 to the Current Report on Form 8-K filed by Andover Medical, Inc. on May 10, 2007)

10.55	Consulting Agreement, dated as of May 4, 2007, between Ortho-Medical Products, Inc. and William Tobin. (incorporated by reference from Exhibit 99.3 to the Current Report on Form 8-K filed by Andover Medical, Inc. on May 10, 2007)

10.56	Financial Consulting Agreement, dated as of May 4, 2007, between Andover Medical, Inc. and Marc Waldman. (incorporated by reference from Exhibit 99.2 to the Current Report on Form 8-K filed by Andover Medical, Inc. on May 10, 2007)

10.57	Consulting Agreement, dated as of May 4, 2007, between Ortho-Medical Products, Inc. and Marc Waldman. (incorporated by reference from Exhibit 99.1 to the Current Report on Form 8-K filed by Andover Medical, Inc. on May 10, 2007)

10.58	Global Settlement Agreement and Release, dated as of December 28, 2007, by and among, Otto Bock Healthcare LP, Andover Medical, Inc., Edwin A. Reilly, Francis P. Magliochetti, Jr. and Patricia Magliochetti. (incorporated by reference from Exhibit 10.1 to the Current Report on Form 8-K filed by Andover Medical, Inc. on January 4, 2008)

10.59	Executive Employment Agreement between Lowell M. Fisher, Jr. and Certified Diabetic Services, Inc. dated effective as of April 1, 2005. (filed herewith)

10.60	Extension of Executive Employment Agreement between Lowell M. Fisher, Jr. and Certified Diabetic Services, Inc. dated as of June 17, 2007. (filed herewith)

10.61	Executive Employment Agreement between Mark A. Bock and Certified Diabetic Services, Inc. dated as of August 28, 2006. (filed herewith)

10.62	Extension of Executive Employment Agreement between Mark A. Bock and Certified Diabetic Services, Inc. dated as of June 14, 2007. (filed herewith)

10.63	Settlement Agreement, dated as of October 30, 2006, by and between Certified Diabetic Services, Inc., CDS Investors, LLC, and Alan B. Fields. (filed herewith)

10.64	Lease Agreement between C.P.O.C. Realty, LLC and Certified Diabetic Services, Inc. dated as of January 25, 2002. (filed herewith)

10.65	Lease Modification and Extension Agreement between C.P.O.C. Realty, LLC and Certified Diabetic Services, Inc. dated as of March 19, 2007. (filed herewith)

Exhibit No.	Description
10.66	Lease Agreement between Cypress Lakes Professional Center, LLC and Certified Diabetic Services, Inc. dated as of July 25, 2006. (filed herewith)

10.67	Purchase and Sale Agreement by and between Certified Diabetic Services, Inc. and THP, LLC to purchase real property located at 10061 Amberwood Road, Fort Myers, Florida 33913 dated as of July 1, 2008. (filed herewith)

10.68	Lease Modification Letter, dated as of September 28, 2007 provided by Florida Investment and Management Consulting, Inc. to CDIP for Cypress Lake Professional Center, Unit 8. (filed herewith)

10.69	Settlement Agreement effective as of June 26, 2007 by and between Certified Diabetic Services, Inc., CDS Investors, LLC, Brent Peterson, Lowell Fisher and Elroy E. Erie. (filed herewith)

10.70	Employment Agreement by and between CDS DP Acquisition, Inc. and David Plante dated as of February 5, 2008. (filed herewith)

10.71	Employment Agreement by and between CDS DP Acquisition, Inc. and Glenn Brosnick dated as of February 5, 2008. (filed herewith)

10.72	Non-Competition Agreement by and between CDS DP Acquisition, Inc. and Glenn Brosnick dated as of February 5, 2008. (filed herewith)

10.73	Lease Agreement by and between CDS DP Acquisition, Inc., Glenn Brosnick and Howard Frank dated as of February 5, 2008. (filed herewith)

21.1	Subsidiaries of the Registrant

23.1	Consent of Parr Waddoups Brown Gee & Loveless, PC (included in Exhibit 5.1)

23.2	Consent of Wolf & Company, P.C.

23.3	Consent of Michael F. Cronin

23.4	Consent of Mantyla McReynolds, LLC

23.5	Consent of KBL, LLP

23.6	Consent of KBL, LLP

*	Confidential Treatment requested and granted pursuant to Rule 24b-2 promulgated under the Securities Exchange Act of 1934, as amended, for portions of this exhibit.

**	Management contract or compensatory plan or arrangement required to be filed as an exhibit to the Registrant’s Annual Report.